As filed with the Securities and Exchange Commission on November 5, 2003
Registration No. 333-109165

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AirGate PCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	58-2422929
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

and its Guarantor Subsidiaries

Delaware	AGW Leasing Company, Inc.	58-2441171
Delaware	AirGate Network Services, LLC	58-2573528
Delaware	AirGate Service Company, Inc.	30-0092669
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

Harris Tower 233 Peachtree St. NE, Suite 1700 Atlanta, Georgia 30303 (404) 525-7272	Barbara L. Blackford Vice President, General Counsel, and Corporate Secretary Harris Tower 233 Peachtree Street NE, Suite 1700 Atlanta, Georgia 30303 (404) 525-7272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Robert F. Wall, Esq.

R. Cabell Morris, Jr., Esq.
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share	Offering Price	Registration Fee(1)

Common Stock, par value $0.01 per share	33,000,000(2)	N/A	N/A	N/A

9 3/8% Senior Subordinated Secured Notes due 2009	$160,000,000(3)	N/A	N/A	$8,090

Guarantee of the 9 3/8% Senior Subordinated Secured Notes due 2009	N/A	N/A	N/A	(4)

(1)	Previously paid. Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been calculated based on one-third of the principal amount of the registrant’s outstanding 13.5% Senior Subordinated Discount Notes due 2009.

(2)	Maximum number of shares of common stock issuable pursuant to the exchange offer described herein.

(3)	Maximum aggregate principal amount of 9 3/8% Senior Subordinated Secured Notes due 2009 issuable pursuant to the exchange offer described herein.

(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantee.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus and Solicitation Statement is not complete and may be changed. Airgate may not sell these securities until the Registration Statement filed with the SEC is effective. This Prospectus and Solicitation Statement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — NOVEMBER 5, 2003

PROSPECTUS AND SOLICITATION STATEMENT

Offer to Exchange

13.5% Senior Subordinated Discount Notes due 2009
for
Common Stock
and
9 3/8% Senior Subordinated Secured Notes due 2009,
Consent Solicitation
and
Solicitation of Acceptances of Prepackaged Plan of Reorganization

      AirGate PCS, Inc. has proposed a financial restructuring through the recapitalization plan described in this prospectus and solicitation statement. The recapitalization plan consists of the exchange offer and consent solicitation and the other related transactions described herein. Pursuant to a support agreement, and subject to certain conditions, holders representing more than two-thirds of the principal amount of our currently outstanding notes have agreed to tender their notes in the exchange offer. If we do not meet the 98% minimum tender or other conditions to complete the recapitalization plan, we may pursue a prepackaged plan of reorganization of AirGate. We are therefore also soliciting acceptances of a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the conditions to the recapitalization plan are satisfied or waived, including the exchange offer minimum tender condition and related consents. The recapitalization plan and the prepackaged plan are collectively referred to as the “restructuring.” For a description of the recapitalization plan, see “The Recapitalization Plan,” beginning on page 152, and for a description of the prepackaged plan, see “The Prepackaged Plan,” beginning on page 166.

      Each holder of our 13.5% Senior Subordinated Discount Notes due 2009, which we refer to as our “old notes,” will receive, for each $1,000 of aggregate principal amount due at maturity that is exchanged in the exchange offer, 110 shares of our common stock, without giving effect to the reverse stock split described herein, and $533.33 in principal amount of our new 9 3/8% Senior Subordinated Secured Notes due 2009, which we refer to as our “new notes.” Under the prepackaged plan, the holders of our old notes would receive the same consideration in exchange for their notes as they would receive under the recapitalization plan. For a description of the terms and conditions of the exchange offer, see “The Exchange Offer and Consent Solicitation,” beginning on page 155, and for a description of the distributions under the prepackaged plan, see “The Prepackaged Plan — Summary of Distributions under the Prepackaged Plan,” beginning on page 172.

      The exchange offer, consent solicitation and the solicitation period for acceptance of the prepackaged plan will expire at 5:00 p.m., New York City time, on,                     , 2003, unless we extend it.

      Our common stock trades on the OTC Bulletin Board under the symbol “PCSA.OB.” On November 4, 2003, the last reported bid price per share of our common stock on the OTC Bulletin Board was $1.95.

       See “Risk Factors” beginning on page 18 for a discussion of factors that you should consider in determining whether to tender your old notes and deliver your consent under the exchange offer and consent solicitation and to vote to accept the prepackaged plan.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and solicitation statement is accurate or complete. Any representation to the contrary is a criminal offense.

Dealer Manager

Jefferies & Company, Inc.

The date of this Prospectus and Solicitation Statement is                     , 2003.

QUESTIONS AND ANSWERS REGARDING PROCEDURAL ASPECTS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION AND REGARDING THE DISCLOSURE STATEMENT AND PREPACKAGED PLAN OF REORGANIZATION
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR OUR COMMON STOCK AND THE OLD NOTES
CAPITALIZATION
ACCOUNTING TREATMENT OF THE RESTRUCTURING
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
AIRGATE
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
THE RESTRUCTURING
THE RECAPITALIZATION PLAN
THE EXCHANGE OFFER AND CONSENT SOLICITATION
THE PREPACKAGED PLAN
DESCRIPTION OF OUR CAPITAL STOCK
COMPARISON OF THE OLD NOTES AND THE NEW NOTES
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF OUR CREDIT FACILITY
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
TAX MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF AIRGATE PCS, INC. AND ITS SUBSIDIARIES
ANNEX A
ANNEX B
ANNEX C
SIGNATURES
INDEX TO EXHIBITS
Consent of KPMG LLP
Form T-1 Statement of Eligibility

Questions and Answers Regarding Procedural Aspects of the Exchange Offer and Consent Solicitation and Regarding the Disclosure Statement and Prepackaged Plan of Reorganization	iii
Summary	1
Risk Factors	18
Forward-Looking Statements	49
Use of Proceeds	51
Market for Our Common Stock and the Old Notes	51
Capitalization	52
Accounting Treatment of the Restructuring	53
Selected Consolidated Historical Financial Data	54
Unaudited Pro Forma Consolidated Financial Statements	57
Management’s Discussion and Analysis of Financial Condition and Results of Operations	64
AirGate	89
Management	122
Security Ownership of Certain Beneficial Owners, Directors and Officers	130
The Restructuring	133
The Recapitalization Plan	152
The Exchange Offer and Consent Solicitation	155
The Prepackaged Plan	166
Description of Our Capital Stock	206
Comparison of the Old Notes and the New Notes	209
Description of the New Notes	218
Description of Our Credit Facility	258
Material United States Federal Income Tax Consequences	262
Legal Matters	273
Tax Matters	273
Experts	273
Index to Consolidated Financial Statements	F-1
Annex A — Support Agreement	A-1
Annex B — Opinion of Financial Advisor	B-1
Annex C — The Prepackaged Plan	C-1

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov.

      We filed a registration statement on Form S-4 on September 26, 2003 to register with the SEC the common stock and new notes to be issued in the exchange offer. This prospectus and solicitation statement is a part of that registration statement and constitutes our prospectus in addition to being a solicitation statement. As allowed by SEC rules, this prospectus and solicitation statement does not contain all of the information you can find in our registration statement on Form S-4 or the exhibits to the registration statement.

      You should rely only on the information or representations provided in this prospectus and solicitation statement or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the common stock or new notes in any state where the offer is not permitted. The delivery of this prospectus and solicitation statement does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus and solicitation statement. It also does not mean that the information in this prospectus and solicitation statement is correct after this date.

      Our address on the world wide web is http://www.airgatepcsa.com. The information on our web site is not a part of this document.

      We have not authorized anyone to give any information or make any representation about the restructuring or us that is different from, or in addition to, the information contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

QUESTIONS AND ANSWERS REGARDING PROCEDURAL ASPECTS

OF THE EXCHANGE OFFER AND CONSENT SOLICITATION AND REGARDING THE
DISCLOSURE STATEMENT AND PREPACKAGED PLAN OF REORGANIZATION

Q:	What is the recapitalization plan?

A:	The recapitalization plan, which includes the exchange offer and consent solicitation, is an important step towards achieving our financial restructuring goals. Consummation of the recapitalization plan will result in a reduction of more than $255 million in the principal and interest payments due under the old notes. In the exchange offer, we are offering to exchange our outstanding old notes for an aggregate of (1) 33,000,000 shares of our common stock, representing 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring, prior to the reverse stock split, and (2) $160,000,000 in aggregate principal amount of our new notes, in each case assuming the exchange of all outstanding old notes. Concurrently with the exchange offer, we are soliciting the consent of each holder of old notes to (1) amend the old notes indenture to eliminate substantially all of the restrictive covenants contained in the old notes indenture and release all collateral securing our obligations under the old notes indenture and (2) waive any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

Q:	What will I receive in exchange for my old notes under the recapitalization plan?

A:	If you tender your old notes in the exchange offer, you will receive, for each $1,000 in principal amount of old notes tendered, (1) 110 shares of our common stock, without giving effect to the reverse stock split described herein, and (2) $533.33 in principal amount of our new notes.

Q:	What is the prepackaged plan of reorganization?

A:	The prepackaged plan of reorganization is a possible alternative to the recapitalization plan for effecting the restructuring if the conditions to the completion of the exchange offer, including the minimum tender condition, are not satisfied or waived but we do receive the required acceptances to seek confirmation of the prepackaged plan. The prepackaged plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan, including the issuance of common stock and new notes in exchange for our old notes.

Q:	What will I receive in exchange for my old notes under the prepackaged plan?

A:	Under the prepackaged plan of reorganization, the holders of our debt and equity securities (as well as the holders of all other claims) would receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan (except for holders of “below market” warrants and stock options, whose interests will be cancelled under the prepackaged plan).

Q:	How do I tender my old notes in the exchange offer, and to whom should I send my old notes?

A:	If you hold old notes through a broker, dealer, bank, trust company or other nominee, you should instruct your nominee to tender your old notes for you.

If you hold old notes in your own name, you should complete the letter of transmittal included with this prospectus and solicitation statement and deliver the completed letter of transmittal with the old notes to the exchange agent, The Bank of New York. The address and telephone number for The Bank of New York is on the back cover of this prospectus and solicitation statement.

Q:	How long will the exchange offer and consent solicitation remain open?

A:	The exchange offer and consent solicitation will each expire at 5:00 p.m., New York City time, on , 2003, unless we extend it.

Q:	If I tender my old notes, when will I receive my shares of common stock and new notes?

A:	Holders who validly tender their old notes in the exchange offer will receive shares of common stock and new notes promptly after the expiration of the exchange offer.

Q:	How do I consent to the amendments to the old notes indenture and waive any defaults under the old notes indenture that occur in connection with the restructuring?

A:	By tendering your old notes you also consent to the amendments to the old notes indenture and agree to waive any defaults under the old notes indenture that occur in connection with the restructuring. You cannot tender your old notes without also consenting to the amendments to the old notes indenture and agreeing to waive any defaults under the old notes indenture that occur in connection with the restructuring.

Q:	When is the deadline for consenting to the amendment to the old notes indenture and agreeing to waive any defaults under the old notes indenture that occur in connection with the restructuring?

A:	The consent solicitation will expire at the same time as the exchange offer, 5:00 p.m., New York City time, on , 2003, unless we extend it.

Q:	How do I vote on the prepackaged plan of reorganization?

A:	If you hold old notes through a broker, dealer, bank, trust company or other nominee, you should complete the ballot included with this prospectus and solicitation statement and deliver the completed ballot to your broker, dealer, bank, trust company or other nominee with instructions to deliver your ballot for you.

If you hold old notes in your own name, you should complete the ballot included with this prospectus and solicitation statement and deliver it to the voting agent, Bondholder Communications Group. The address and telephone number for Bondholder Communications Group is on the back cover of this prospectus and solicitation statement.

Q:	Who is eligible to vote on the prepackaged plan of reorganization?

A:	The holders of all claims against, or equity interests in, us that are impaired by the prepackaged plan of reorganization will be entitled to vote on the prepackaged plan of reorganization, except for the class of holders of impaired equity interests consisting of “below market” warrants and stock options that are not eligible to receive any distributions under the prepackaged plan of reorganization. As more fully explained in this prospectus and solicitation statement, a claim or equity interest is impaired, generally speaking, if its treatment under the prepackaged plan of reorganization alters the terms of or rights associated with that claim or interest. The rights in respect of the old notes would be altered by the prepackaged plan of reorganization and consequently holders of old notes may vote on the prepackaged plan of reorganization.

For the purposes of voting upon and receiving distributions or other treatment under the prepackaged plan of reorganization, we have organized the various claims against, and equity interests in, us into different classes. Classes of impaired claims against, and equity interests in, us include the holders of old notes and our common stockholders, respectively. Holders of claims and equity interests impaired by the prepackaged plan of reorganization that are entitled to vote on the prepackaged plan of reorganization will vote on the prepackaged plan of reorganization by class. The claims of our old noteholders are classified under the prepackaged plan of reorganization as Class 3 claims. Members of the same class are treated similarly under the prepackaged plan of reorganization. See “Summary — The Prepackaged Plan — Summary of Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan of Reorganization” and “The Prepackaged Plan — Description of Classes of Claims and Equity Interests and their Treatment,” for a description of the various classes of claims and equity interests under the prepackaged plan of reorganization and their treatment.

Q:	How long do I have to vote on the prepackaged plan of reorganization?

A:	The solicitation of acceptances for the prepackaged plan of reorganization will expire at the same time as the exchange offer and consent solicitation, 5:00 p.m., New York City time, on , 2003, unless we extend it.

Q:	May I revoke my tender of old notes, and the related consent, at any time?

A:	If you hold old notes through a broker, dealer, bank, trust company or other nominee, you can revoke the tender of your old notes, and related consent to amendments to the old notes indenture, prior to the expiration of the exchange offer by directing your nominee to contact the exchange agent, The Bank of New York, at its address on the back cover of this prospectus and solicitation statement.

If you hold old notes in your own name, you can revoke the tender of your old notes, and the related consent, prior to the expiration of the exchange offer by sending a written notice of withdrawal to the exchange agent, The Bank of New York, at its address on the back cover of this prospectus and solicitation statement.

Q:	May I change my vote on the prepackaged plan of reorganization at any time?

A:	If you hold old notes through a broker, dealer, bank, trust company or other nominee, you can change your vote in favor of or against the prepackaged plan of reorganization prior to the close of business on the solicitation expiration date by directing your nominee to contact the voting agent, Bondholder Communications Group, at its address on the back cover of this prospectus and solicitation statement.

If you hold old notes in your own name, you can change your vote in favor or against the prepackaged plan of reorganization prior to the close of business in New York on the solicitation expiration date by contacting the voting agent, Bondholder Communications Group, at its address on the back cover of this prospectus and solicitation statement.

Q:	Whom should I call if I have questions or need additional copies of this prospectus and solicitation statement, the letter of transmittal, ballots or other documents?

A:	You may obtain additional copies of this prospectus and solicitation statement, the letter of transmittal, ballots and other related documents from the information agent, Bondholder Communications Group. The address and telephone number for Bondholder Communications Group is on the back cover of this prospectus and solicitation statement.

For further information about the procedures for tendering your old notes, consenting to amendments to the old notes indenture and voting on the prepackaged plan of reorganization, see “The Exchange Offer and Consent Solicitation — Procedures for Tendering Old Notes and Delivering Consents” and “The Prepackaged Plan — Solicitations of Acceptances of the Prepackaged Plan.”

v

SUMMARY

      Unless the context otherwise requires, all references in this prospectus and solicitation statement to “Company” refer to AirGate and its consolidated subsidiaries, and references to “AirGate,” “we,” “us” and “our” refer only to AirGate and its consolidated subsidiaries, exclusive of iPCS and its consolidated subsidiaries.

About Our Company

      AirGate PCS, Inc. and its subsidiaries were created for the purpose of providing wireless Personal Communication Services, or “PCS”. We are a network partner of Sprint PCS with the exclusive right to market and provide Sprint PCS products and services in a defined network territory. “Sprint PCS” is a group of wholly-owned subsidiaries of Sprint Corporation, a diversified telecommunications service provider, that operate and manage Sprint’s PCS products and services.

      AirGate offers PCS products and services in a territory covering portions of South Carolina, North Carolina and Georgia with attractive demographic characteristics. AirGate’s territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 60 colleges and universities. As of June 30, 2003, AirGate had 364,157 subscribers and total network coverage of approximately 6.0 million residents, representing approximately 83% of the residents in its territory. For the nine months ended June 30, 2003, AirGate generated revenue of approximately $241.8 million and had a net loss of $76.9 million. AirGate has experienced continued net losses from inception and has an accumulated deficit of $1.3 billion and stockholders’ deficit of $369.3 million at June 30, 2003.

      On November 30, 2001, AirGate acquired iPCS, Inc., another Sprint network partner. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. On October 17, 2003, AirGate transferred its shares of iPCS common stock to a Delaware trust, organized for the benefit of AirGate’s stockholders. See “The Recapitalization Plan — iPCS Stock Trust.”

      Our principal executive offices are located at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303. Our website is located at www.airgatepcsa.com. Information contained on our website does not constitute a part of this prospectus and solicitation statement.

The Financial Restructuring

Reasons for the Financial Restructuring

      We became a Sprint PCS network partner in 1998 and completed an initial public offering in September 1999. At that time, our business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as wireless penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that we would have sufficient cash flow to service our high level of debt. Our growth rates through mid-2002 met or exceeded our expectations, despite slower subscriber growth in the industry in 2001 than in prior years. Since that time, however, our rate of subscriber growth has slowed significantly, our industry has become more competitive than we expected and our market share has declined.

      Further, our dependence on Sprint has, over time, created additional challenges that have compounded the problems created by these market conditions. Among the most serious problems was Sprint’s introduction of the Clear Pay program targeted at sub-prime credit quality subscribers in early 2001, which resulted in unexpectedly high levels of customer turnover or churn and higher levels of bad debt in 2002 and early 2003. In addition, Sprint has made unilateral decisions over time that have had an adverse impact on our revenue, such as the reduction in the reciprocal roaming rate paid by Sprint and its network partners. Further, we have not realized the benefits of scale that were expected when we agreed to designate Sprint as our principal service provider for various services, including billing, collections and customer care. Finally, we believe Sprint’s failure to provide customer care in a manner consistent with that of our competitors has contributed to higher rates of churn.

      These factors and the lack of additional sources of capital led us to revise our business plan to, among other things, account for slower growth, reduced operating costs and increased competition, with a focus on cash conservation. This revised business plan led us to examine alternatives for a capital restructuring.

      As a result of our revised business strategy, for the nine months ended June 30, 2003, AirGate has produced $29.7 million of operating cash flow. As of June 30, 2003, AirGate had working capital of $2.6 million and cash and cash equivalents of approximately $30.8 million, up from $(54.5) million and $0.9 million, respectively, at December 31, 2002. However, for the same nine month period, AirGate had a net loss of $76.9 million and had a stockholders’ deficit of $369.3 million at June 30, 2003. Despite improvements in our financial condition, after drawing the remaining available $9.0 million credit under our $153.5 million credit facility in August, 2003, we have no outside funding alternatives and are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. Based on our current business plan, and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is much less certain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the financial restructuring is not completed and the credit facility is not further amended, then the costs incurred in connection with the financial restructuring will make it challenging to meet certain covenants under our credit facility at March 31, 2004. In addition, without taking further actions, we believe that we will not be in compliance with certain covenants under our credit facility at April 1, 2005.

      We also have significant cash principal and interest payments under our indebtedness coming due during the period from 2005 through 2009. Unless the financial restructuring occurs, we will be required to make the following approximate principal and interest payments on our credit facility and old notes:

Fiscal Year	Principal	Interest

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

      The estimated principal and interest payments assume an interest rate on our credit facility of 5.5%. As of October 31, 2003, the weighted average interest rate on our credit facility was 5.04%.

Two Alternative Plans for Completing the Financial Restructuring

General

      We expect that the completion of the financial restructuring will improve our capital structure and reduce the financial risk in our business plan by substantially reducing the required payments under our outstanding indebtedness.

      The recapitalization plan includes: (1) the exchange offer and related consent solicitation; (2) the amendment of our credit facility; and (3) stockholder approval of certain aspects of the recapitalization plan. We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the conditions to the recapitalization plan are satisfied or waived, including the exchange offer minimum tender condition and related consents.

      If we are not able to complete the recapitalization plan for any reason, but we receive sufficient acceptances of the prepackaged plan, our board of directors may decide to achieve our financial restructuring goals through seeking confirmation of the prepackaged plan in a Chapter 11 bankruptcy case.

      The prepackaged plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan, including the issuance of common stock and new notes in exchange for our old notes. Under the prepackaged plan, the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan (except for holders of “below market” warrants and stock options, whose interests will be cancelled under the prepackaged plan).

      Consummation of the recapitalization plan will result in (1) a reduction of more than $255 million in the principal and interest payments due under the old notes over the next six years and (2) the issuance of 33,000,000 shares of our common stock (prior to the reverse stock split), in each case assuming that all outstanding old notes are tendered in the exchange offer. As a result, we will have approximately $311.8 million of outstanding debt at face value on a pro forma basis as of June 30, 2003, including our final draw on our credit facility in August 2003, and our existing stockholders will hold approximately 44% of our outstanding common stock.

      The recapitalization plan consists of several concurrent transactions described below. Consummation of each of those transactions is conditioned upon the consummation or waiver, if permissible, of the others as described below.

     The Support Agreement

      We have entered into a support agreement with the holders of approximately 67% of the aggregate principal amount due at maturity of the outstanding old notes. The support agreement sets forth the terms and conditions of, and commitments of the parties with respect to, the financial restructuring. Pursuant to the support agreement, holders of approximately 67% in aggregate principal amount due at maturity of the old notes agreed, subject to the terms thereof, to tender their old notes in the exchange offer and consent to certain changes to the old notes indenture. Because the holders of old notes that are a party to the support agreement have agreed, subject to certain conditions, to accept the prepackaged plan, we believe it is likely that we would have enough acceptances to confirm the prepackaged plan, if necessary. See “The Prepackaged Plan of Reorganization — Vote Required for Class Acceptance of the Prepackaged Plan of Reorganization” and “— Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.” A copy of the support agreement is attached to this prospectus and solicitation statement as Annex A. For a description of the support agreement, see “The Restructuring — Description of Support Agreement.”

     Results if We do not Complete the Financial Restructuring

      If we are not able to complete the recapitalization plan for any reason and do not pursue a filing of the prepackaged plan, under our current business plan, we are likely to default on our total debt-to-EBITDA financial covenant under our credit facility after March 2005. However, if the financial restructuring is not completed and the credit facility is not further amended, then the costs incurred in connection with the financial restructuring will make it challenging to meet certain covenants under our credit facility at March 31, 2004.

      For example, in order to maintain a level of EBITDA necessary to comply with the credit facility covenant discussed above, we would have to take measures such as the terminating of a significant number of employees, a drastic reduction in the size of our sales force and the closing of a large number of our stores. While these actions would decrease our expenses in the short-term, in the long-term, they are likely to significantly increase churn and decrease subscriber growth and revenues and our financial condition and results of operations are likely to decline.

      In addition, even if we can meet our financial covenants in 2005, there is substantial risk that we would not have sufficient liquidity to meet our cash interest obligations under the old notes beginning in 2006. In such event, we may be forced to seek bankruptcy protection.

The Recapitalization Plan

The Exchange Offer and Consent Solicitation

     The Exchange Offer

      Subject to the terms and conditions set forth in this prospectus and solicitation statement, we are offering to exchange our outstanding old notes for an aggregate of

•	33,000,000 shares of our common stock, prior to the reverse stock split, representing 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring, and

•	$160,000,000 in aggregate principal amount of our new notes,

in each case assuming the exchange of all outstanding old notes.

      In exchange for each $1,000 of principal amount due at maturity of our old notes properly tendered in the exchange offer and not withdrawn, we will issue approximately

•	110 shares of our pre-reverse split common stock and

•	$533.33 in aggregate principal amount of our new notes.

      The percentages appearing above do not give effect to any shares of our common stock that may be issued pursuant to options and warrants.

      Minimum Tender Condition. The completion of the exchange offer is conditioned upon, among other things, our receipt of valid tenders, which are not withdrawn, from not less than 98% in aggregate principal amount due at maturity of old notes outstanding immediately prior to the expiration of the exchange offer. We reserve the right to waive the minimum tender condition, which, under the terms of the support agreement, we would be able to do only with the prior approval of our board of directors and holders of a majority of old notes that are parties to the support agreement. See “The Restructuring — Description of Support Agreement.”

      Other Conditions. The completion of the exchange offer is also conditioned upon:

•	the approval by our stockholders of certain aspects of the recapitalization plan;

•	there being no action or proceeding by a court or regulatory authority which enjoins, restricts or prohibits the consummation of the exchange offer;

•	satisfaction of the conditions set forth in the support agreement, as more fully described under “The Restructuring — Description of Support Agreement;”

•	receipt of any consents or approvals from governmental and regulatory authorities, if required; and

•	other conditions set forth in this prospectus and solicitation statement under “The Exchange Offer — Conditions to the Exchange Offer.”

      Expiration Date. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless we extend it. In the event we extend the exchange offer, notice will be published by 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the offer. See “The Exchange Offer — Tender Expiration Date; Extension; Amendment and Termination.”

      Federal Income Tax Consequences. We will receive an opinion from KPMG LLP that the exchange of our common stock and new notes for the old notes more likely than not will constitute a recapitalization for United States Federal income tax purposes and, if so, will not be taxable to tendering holders, except to the extent that the common stock and new notes issued in the exchange is attributable to accrued but unpaid interest. Holders of the notes who do not participate in the exchange offer should consult their own tax advisors as to the applicable tax consequences. As a result of the recapitalization plan, for tax reporting purposes we will realize income from the cancellation of indebtedness, or COD, and will use some of our existing net operating losses to offset this income. To the extent the discharge of our old notes occurs in a Chapter 11 bankruptcy case pursuant to the prepackaged plan, COD income will be excluded and a corresponding amount of tax attributes will be reduced. We may also be limited in our ability to use our existing tax attributes following the financial restructuring. For a further description of United States Federal income tax consequences of the financial restructuring, see “Material United States Federal Income Tax Consequences.”

     The Consent Solicitation

      Concurrently with the exchange offer, we are soliciting the consent of each holder of old notes to

•	amend the old notes indenture to eliminate substantially all of the restrictive covenants contained in the old notes indenture, and release all collateral securing our obligations under the old notes indenture and

•	the waiver of any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

      The proposed amendments to eliminate substantially all of the restrictive covenants in the old notes indenture will delete the provisions of the old notes indenture that limit indebtedness, restricted payments, permitted investments, issuance and sale of capital stock of subsidiaries, transactions with affiliates, sale and leaseback transactions, liens, dividends, our and our subsidiaries’ business activities and other payment restrictions affecting subsidiaries and will also eliminate certain events of default.

      Consents from holders of a majority in principal amount of the old notes are necessary to effect the proposed amendments and waivers, whereas consents from holders of 75% in aggregate principal amount of the old notes are necessary to effect the proposed release of collateral.

     Acceptance of the Prepackaged Plan

      In the event that the conditions to the recapitalization plan are not satisfied and assuming that we receive sufficient acceptances, we may elect to seek as an alternative to the recapitalization plan the confirmation of the prepackaged plan. The requirements to approve the prepackaged plan are summarized below under “— The Prepackaged Plan.”

     Dealer Manager, Information Agent and Exchange Agent

      Jefferies & Company, Inc. is the dealer manager, Bondholder Communications Group is the information agent and The Bank of New York is the exchange agent for the exchange offer. Their addresses and telephone numbers are set forth on the back cover of this prospectus and solicitation statement.

Amendments to Our Credit Facility

      We have negotiated certain amendments to our credit facility with the lenders thereunder and are in the process of negotiating additional changes. For the most part, such amendments will become effective concurrently with the consummation of the recapitalization plan, but we have requested certain amendments to covenants become effective immediately. For details regarding the specific amendments to the credit facility, see “Description of Our Credit Facility — The Amendment of Our Credit Facility.”

Proxy Solicitation

      Concurrently with the exchange offer and consent solicitation, we are soliciting proxies from our existing stockholders for approval of certain aspects of the recapitalization plan by means of a separate proxy statement filed with the SEC.

Amendment and Restatement of Our Certificate of Incorporation to Effect the Reverse Stock Split

      As part of the recapitalization plan, we are proposing to implement a 1 for 5 reverse split of our common stock. The reverse stock split, by itself, will not have any effect on the stockholders’ proportionate equity interests in our Company, other than as a result of the elimination of fractional shares. The reverse stock split will not have any economic impact on the aggregate capital represented by the shares of common stock for financial statement purposes, nor will adoption of the reverse stock split reduce the number of shares of common stock authorized for issuance. The rights and privileges of holders of shares of common stock will remain the same after the reverse stock split. All of our outstanding options and warrants will be proportionately adjusted to reflect the reverse stock split.

      We propose to implement the reverse stock split in connection with the relisting of our common stock on the Nasdaq National Market. We currently intend to consummate the relisting either concurrently with the consummation of the exchange offer, or as promptly as possible thereafter. Pursuant to the Nasdaq Marketplace Rules, we must comply with requirements regarding, among other things, number of shares outstanding, market value of publicly held shares, total revenue and total assets and a minimum bid price of $5 per share. We currently meet each of these requirements other than the minimum bid price requirement. We believe that the 1 to 5 ratio of the reverse stock split is sufficiently high to increase the bid price of our common stock significantly above the $5 minimum requirement.

      The proxy statement will ask our stockholders to approve an amendment and restatement of our certificate of incorporation to implement the reverse split of our common stock. Stockholder approval of the amendment and restatement of our certificate of incorporation requires the affirmative vote of holders of a majority of our outstanding shares of common stock.

Approval of Issuance of Common Stock Pursuant to the Recapitalization Plan, Increase in Shares Available Under Our Incentive Plan and Amendment of Incentive Plan

      The proxy statement will also request our stockholders to approve (1) the issuance of shares of our common stock pursuant to the recapitalization plan, (2) an increase in the number of shares available for issuance under our 2002 AirGate PCS, Inc. Incentive Plan to approximately 5,400,000 (pre-split) shares, and (3) amendments to the plan to implement the increase in shares available, as well as other changes (See “The Recapitalization Plan — Proxy Solicitation”). Any shares issued under the Incentive Plan will proportionately dilute existing AirGate stockholders and tendering old noteholders. The amounts and terms of any equity awards for executives established by the board of directors are subject to approval by a majority of the holders of old notes that are parties to the support agreement for so long as the support agreement remains in effect. Stockholder approval of the items discussed above requires the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting, provided that a quorum exists.

Requirements for Stockholder Approval

      The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval with respect to the reverse stock split and the issuance of our common stock. Under our bylaws, holders of at least 50% of the outstanding shares of our common stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, to constitute a quorum. Stockholder approval of the increase in shares available under our incentive plan is not a condition to the consummation of the transactions contemplated by the recapitalization plan.

      We also are soliciting acceptances of the prepackaged plan from our stockholders pursuant to the proxy solicitation.

iPCS Stock Trust

      In connection with the issuance of common stock in the exchange offer described in this prospectus and solicitation statement, we will undergo an ownership change for tax purposes. An ownership change of AirGate would also have caused an ownership change of our former wholly-owned subsidiary, iPCS, Inc. This ownership change could have a detrimental effect on the use of certain net operating losses (“NOLs”) of iPCS and, consequently, could subject the restructuring to the automatic stay protection of the iPCS bankruptcy court. In order to prevent such an effect and after approval of the bankruptcy court overseeing iPCS’s bankruptcy, on October 17, 2003 we transferred all of our shares of iPCS common stock into a trust organized under Delaware law. Our stockholders on the date of transfer to the trust are the trust’s sole beneficiaries. Such stockholders’ interest in the trust is equal to their current percentage ownership of AirGate. Distributions from the trust will only be made if directed by the iPCS board of directors and/or approved by the bankruptcy court overseeing iPCS’s bankruptcy.

The Prepackaged Plan

      Although our board of directors has made no decision to file a petition for relief under Chapter 11 of the Bankruptcy Code, we have prepared the prepackaged plan as a possible alternative to the recapitalization plan for effecting the restructuring if the conditions to the completion of the exchange offer, including the minimum tender condition, are not satisfied or waived but we do receive the required acceptances to seek confirmation of the prepackaged plan. We are therefore soliciting the vote of each holder of our old notes in favor of the prepackaged plan by including ballots for such vote with this prospectus and solicitation statement. We are also soliciting acceptances of the prepackaged plan from our stockholders pursuant to the proxy solicitation. We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the conditions to the recapitalization plan are satisfied or waived, including the exchange offer minimum tender condition and related consents.

      The prepackaged plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan, including the issuance of common stock and new notes in exchange for our old notes. Under the prepackaged plan, the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan (except for holders of “below market” warrants and stock options, whose interests will be cancelled under the prepackaged plan).

Voting on the Prepackaged Plan

      We are seeking acceptances of the prepackaged plan from all impaired classes of claims and equity interests, including holders of the old notes, that are entitled to vote on the prepackaged plan. Under the prepackaged plan, creditors and stockholders who hold substantially similar legal claims or interests with respect to the distribution of the value of our assets are divided into separate “classes” of claims or interests. Under the Bankruptcy Code, the separate classes of claims and interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). For the prepackaged plan to be confirmed by the bankruptcy court without invoking the “cram down” provisions, each class of claims or interests that is impaired must vote to accept the prepackaged plan. An impaired class of claims (such as the holders of our old notes (Class 3)) is deemed to accept a plan of reorganization under the provisions of the Bankruptcy Code if holders of at least two-thirds in dollar amount and more than one-half in number of the holders of claims who actually cast ballots vote to accept the prepackaged plan. An impaired class of interests (such as our common stock (Class 7)) is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast ballots vote to accept the prepackaged plan.

      Under the prepackaged plan, the following constitute impaired classes: the claims held by holders of our old notes (Class 3), the interests held by holders of our common stock (Class 7), and other interests, primarily “below market” warrants and stock options (Class 9).

      For the purposes of the prepackaged plan, Class 3 claims, which we anticipate will consist solely of the claims of old noteholders, are treated as impaired and, therefore, are entitled to vote upon the prepackaged plan. See “The Prepackaged Plan of Reorganization — Description of Classes of Claims and Equity Interests and their Treatment.” We anticipate that it would not be possible to confirm the prepackaged plan without an affirmative vote by the holders of Class 3 claims. We believe it is highly likely that Class 3 claim holders will approve the prepackaged plan because under the support agreement holders of old notes representing over two-thirds of aggregate principal amount of old notes agreed with us that they, subject to certain conditions, would accept the prepackaged plan, and that the old notes held by those old noteholders constitute approximately 67% of the claims represented by all Class 3 claims known to us as of the date of this prospectus and solicitation statement. See “The Restructuring — Description of Support Agreement.”

      We have elected to treat the holders of our common stock, which are classified as Class 7 equity under the prepackaged plan, as impaired and will be soliciting, through a separate proxy statement filed with the SEC, their acceptance of the prepackaged plan. We have elected to treat the holders of “above market” warrants and stock options, which are classified as Class 8 equity under the prepackaged plan, as unimpaired. Under the prepackaged plan, “above market” warrants and stock options are those outstanding warrants and stock options that have an exercise price that is less than or equal to the market price of our common stock as of                     , 2003, the voting record date for the prepackaged plan. Approval by holders of Class 7 equity interests would require the affirmative vote to accept the prepackaged plan from holders of at least two-thirds in amount of the equity interests in the class who actually cast ballots. In the event that Class 3 claims approve the prepackaged plan, we anticipate that we would be in a position to consider a “cram down” of the Class 7 equity interests pursuant to Section 1129 of the Bankruptcy Code, which permits the confirmation of a plan of reorganization even if the plan of reorganization is not accepted by all impaired classes, so long as at least one impaired class of claims has accepted the plan of reorganization and as long as no class of claims or interests junior to the dissenting class receives any distributions. See “The Prepackaged Plan — Holders of Claims Entitled to Vote; Record Date for Voting” and “The Prepackaged Plan — Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.”

      Since some of our equity interest holders, consisting of “below market” warrants and stock options, which are classified as Class 9 equity, will not be entitled to receive any distribution pursuant to the prepackaged plan, that class of equity interests will be deemed to have not accepted the prepackaged plan. “Below market” warrants and stock options are those outstanding warrants and stock options which have an exercise price in excess of the market price of our common stock on the voting record date for the prepackaged plan. Consequently, if our board of directors decides to file the prepackaged plan we will seek to take advantage of the “cram down” provisions of Section 1129 of the Bankruptcy Code, at least with respect to this class of equity interests. We believe that it is highly likely that we will be able to obtain approval for the prepackaged plan from at least one class of claims and, because there are no classes of equity interests ranking junior to the classes of “below market” warrants and stock options, we expect that we will be in a position to “cram down” that class of equity interests. Holders of interests or claims in any class affected by the “cram down” will receive the same treatment as they would have received had the class approved the prepackaged plan.

      See “The Prepackaged Plan — Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.”

Voting Record Date

      The “voting record date” for determining the holders of claims or interests for purposes of voting on the prepackaged plan is the close of business on                     ,                     . Only beneficial owners of the old notes and our common stock may vote on the prepackaged plan.

Solicitation Expiration Date

      The ballots must be received by the voting agent by 5:00 p.m., New York City time, on                     ,                     (unless we extend the prepackaged plan solicitation period, in which case ballots must be received by the voting agent by the last date to which we extend the prepackaged plan solicitation period). We will notify the voting agent of any extension by oral or written notice and will make a public announcement thereof, before 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date.

Our Common Stock

Authorized and Outstanding Amounts

      As of June 30, 2003, there were authorized 155,000,000 shares of capital stock, including 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2003, we had outstanding 25,939,836 shares of common stock (including 37,000 shares of restricted stock), no shares of preferred stock, options exercisable for 2,191,209 shares of common stock and warrants to acquire 709,280 shares of common stock. As part of the financial restructuring, we are proposing that our stockholders approve a reverse split of our common stock. Prior to giving effect to the reverse stock split, as of June 30, 2003, there would have been issued and outstanding approximately 58,939,836 shares of our common stock (or approximately 61,840,325 shares, assuming exercise of all options and warrants issued and outstanding as of that date).

      The following table presents certain information regarding our equity capitalization as of June 30, 2003 on a historical basis and on a pro forma basis to reflect the consummation of our recapitalization (without giving effect to the reverse stock split):

	As of June 30, 2003

	Historical	Pro Forma

Common Stock:
Existing AirGate stockholders(1)	25,939,836	25,939,836
Tendering holders of old notes	—	33,000,000	(2)

Total shares outstanding	25,939,836	58,939,836

Stock Options:
Shares reserved for issuance pursuant to outstanding options(3)(4)	2,191,209	2,191,209
Shares available for issuance pursuant to future option grants(5)	897,311	5,400,783

Total shares reserved and available for issuance under stock incentive plans(3)(4)	3,088,520	7,591,992
Warrants:
Total shares reserved for issuance pursuant to outstanding warrants(6)	709,280	709,280

(1)	Includes 806,280 shares “beneficially” owned by executive officers and directors as of September 30, 2003. See “Security Ownership of Certain Beneficial Owners, Directors And Officers.”

(2)	Assumes 100% of the old notes are validly tendered in the exchange offer and not withdrawn.

(3)	Includes 1,698,009 shares reserved for issuance pursuant to outstanding options having an exercise price in excess of $5 per share.

(4)	Includes 751,756 shares subject to “below market” options surrendered and cancelled without consideration by executive officers on September 3, 2003.

(5)	Represents 10% of outstanding shares, plus options outstanding with an exercise price of more than $5 per share (as required by the terms of the support agreement). The actual terms of any equity grants are subject to board approval and during the term of the support agreement, in the case of our executives, approval by a majority of the holders of old notes that are parties to the support agreement.

(6)	Includes 669,110 shares reserved for issuance pursuant to outstanding warrants having an exercise price of $20.40 or more per share.

Dividends

      We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility, the indenture governing the old notes and the indenture governing the new notes severely limit our ability to declare and pay dividends.

Voting Rights

      The holders of our common stock are entitled to one vote per share on all matters to which stockholders are entitled to vote pursuant to the Delaware General Corporation Law.

Trading Market

      Shares of our common stock began trading on The Nasdaq National Market on September 28, 1999, under the symbol “PCSA.” Before that date, there was no public market for our common stock. Beginning on April 8, 2003, after being de-listed from The Nasdaq National Market, our common stock began trading on the OTC Bulletin Board under the symbol “PCSA.OB.” On November 4, 2003, the last trading day before the date of this prospectus and solicitation statement, the last reported bid price per share of our common stock on the OTC Bulletin Board was $1.95. On November      , 2003, there were            holders of record of our common stock.

The New Notes

Issuer	AirGate PCS, Inc.

Notes Offered	$160.0 million principal amount of 9 3/8% Senior Subordinated Secured Notes due 2009.

Maturity Date	September 1, 2009.

Interest Payment Dates	and , commencing , 2004.

Ranking	The new notes will be our senior subordinated secured obligations and will rank junior in right of payment to all of our senior indebtedness. As of June 30, 2003, after giving effect to the restructuring, we would have had approximately $343.5 million of outstanding indebtedness, approximately $142.8 million of which would have been senior to the new notes.

Collateral	The new notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of our and our restricted subsidiaries’ existing and after-acquired assets for which a first-priority lien has been granted to the lenders under our credit facility, which we refer to in this prospectus and solicitation statement as the “collateral.”

The indenture and the security documents relating to the new notes permit us to incur additional debt and other obligations that may also be secured by liens on the collateral that are senior to or pari passu with the second-priority lien securing the new notes, subject to certain restrictions. No appraisals of any collateral have been prepared by us or on our behalf in connection with this exchange offer.

The first-priority liens on all or a portion of the collateral may be released as more fully provided under the security documents governing the credit facility, and under certain circumstances, the second-priority lien that secures the new notes on such released collateral shall automatically be released without the consent of the holders of the new notes. In addition, the lenders under the credit facility will have the sole ability to control the exercise of remedies with respect to the collateral. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the credit facility or the new notes. See “Risk Factors — Risks Relating to the New Notes — The value of the collateral securing the new notes may not be sufficient to satisfy obligations under the new notes and the collateral securing the new notes may be reduced or diluted under certain circumstances” and “— The lenders under our credit facility will have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the new notes.” You should read “Description of the New Notes — Security” for a more complete description of the security granted to the holders of the new notes.

Optional Redemption	At any time on or after January 1, 2006, we may redeem the new notes in whole or in part, at redemption prices described under the caption “Description of the New Notes — Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	Upon a change of control, as described under the caption “Description of the New Notes — Repurchase at the Option of Holders — Change of Control,” you will have the right, as a holder of new notes, to require us to repurchase all or part of your new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Guarantee	AirGate’s obligations under the new notes will be fully and unconditionally guaranteed on a senior subordinated secured basis by all of its restricted subsidiaries, which we collectively refer to as the guarantors. The guarantees will be senior subordinated secured obligations of the guarantors and will rank junior to all existing and future senior indebtedness of the guarantors, including guarantees securing our credit facility. See “Description of the New Notes — Guarantees.”

Restrictive Covenants	The indenture governing the new notes limits our ability and the ability of our restricted subsidiaries to:

• incur more debt;

• create liens;

• repurchase stock and make certain investments;

• pay dividends, make loans or transfer property or assets;

• enter into sale and leaseback transactions;

• transfer or dispose of substantially all of our assets; and

• engage in transactions with affiliates.

These covenants are subject to a number of important exceptions and limitations that are described under the caption “Description of the New Notes.”

Trading	We do not intend to list the new notes for trading on any securities exchange.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and solicitation statement and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the new notes.

Summary Selected Historical Financial Data

      The summary statement of operations and balance sheet data presented below is derived from our audited consolidated financial statements as of and for the year ended December 31, 1998, the nine months ended September 30, 1999, and the years ended September 30, 2000, 2001 and 2002 and our unaudited consolidated financial statements as of June 30, 2003 and for the nine months ended June 30, 2002 and 2003. Such data includes the results of operations of iPCS subsequent to November 30, 2001, its date of acquisition, but as a result of iPCS’s Chapter 11 bankruptcy filing, does not include the results of operations of iPCS subsequent to February 23, 2003. iPCS filed for Chapter 11 bankruptcy on February 23, 2003. On October 17, 2003, the Company irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. As of the date of this transfer, the disposition will be accounted for as a discontinued operation.

      In accordance with generally accepted accounting principles, iPCS’ results of operations are not consolidated with AirGate’s results subsequent to February 23, 2003 and the accounts of iPCS are recorded as an investment using the cost method of accounting. AirGate results include the effects of purchase accounting related to the iPCS acquisition. The comparability of our results for the nine months ended June 30, 2003 to the same period for 2002 are affected by the exclusion of the results of iPCS for the periods prior to November 30, 2001 and after February 23, 2003. As a result, the exclusion of iPCS results after February 23, 2003 has the effect of lowering revenues and expenses in the nine months ended June 30, 2003 compared to the same period in 2002, which is partially offset by the exclusion of results for iPCS prior to November 30, 2001.

      The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to fairly present the Company’s financial position and results of operations. Operating results for the nine-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2003.

      The data set forth below should be read in conjunction with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and solicitation statement.

	For the	For the Nine				Nine Months Ended
	Year Ended	Months Ended	For the Year Ended September 30,			June 30,
	December 31,	September 30,
	1998	1999	2000	2001	2002(1)	2002(1)	2003(2)

	(In thousands, except per share subscriber data)					(Unaudited)
Statement of Operations Data:
Revenues:
Service revenue	$—	$—	$9,746	$105,976	$327,365	$230,422	$242,928
Roaming revenue	—	—	12,338	55,329	111,162	75,458	67,019
Equipment revenue	—	—	2,981	10,782	18,030	13,523	10,773

Total revenues	—	—	25,065	172,087	456,557	319,403	320,720

Operating expenses:
Cost of services and roaming (exclusive of depreciation as shown separately below)	—	—	(27,770)	(116,732)	(311,135)	(216,698)	(193,956)
Cost of equipment	—	—	(5,685)	(20,218)	(43,592)	(29,982)	(22,400)
Selling and marketing	—	—	(28,357)	(71,617)	(116,521)	(85,568)	(57,280)
General and administrative	(2,597)	(5,294)	(14,078)	(15,742)	(25,339)	(18,277)	(21,910)
Non-cash stock compensation	—	(325)	(1,665)	(1,665)	(769)	(597)	(530)
Depreciation	(1,204)	(622)	(12,034)	(30,621)	(70,197)	(47,864)	(48,967)
Amortization of intangible assets	—	—	—	(46)	(39,332)	(29,377)	(6,855)
Loss on disposal of property and equipment	—	—	—	—	(1,074)	—	—
Impairment of goodwill(3)	—	—	—	—	(460,920)	(261,212)	—
Impairment of property and equipment(3)	—	—	—	—	(44,450)	—	—
Impairment of intangible assets(3)	—	—	—	—	(312,043)	—	—

Total operating expenses	(3,801)	(6,241)	(89,589)	(256,641)	(1,425,372)	(689,575)	(351,898)

Operating loss	(3,801)	(6,241)	(64,524)	(84,554)	(968,815)	(370,172)	(31,178)
Interest income			9,321	2,463	590	530	94
Interest expense	(1,392)	(9,358)	(26,120)	(28,899)	(57,153)	(40,732)	(45,869)
Other	—	—	—	—	—	(20)	11
Income tax benefit	—	—	—	—	28,761	28,761	—

Net loss	$(5,193)	$(15,599)	$(81,323)	$(110,990)	$(996,617)	$(381,633)	$(76,942)

Basic and diluted net loss per share of common stock	$(1.54)	$(4.57)	$(6.60)	$(8.48)	$(41.96)	$(16.55)	$(2.97)
Basic and diluted weighted-average outstanding common shares	3,382,518	3,414,276	12,329,149	13,089,285	23,751,507	23,059,151	25,897,415
Other Data:
Number of subscribers at end of period	—	—	56,689	235,025	554,833	532,446	364,157
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—
Statement of Cash Flow Data:
Cash used in operating activities	$(989)	$(2,473)	$(41,609)	$(40,850)	$(45,242)	$(48,797)	$20,650
Cash used in investing activities	(2,432)	(15,706)	(152,397)	(71,772)	(78,716)	(59,061)	(28,869)
Cash provided by (used in) financing activities	5,200	274,783	(6,510)	68,528	142,143	23,880	30,793

	As of	As of September 30,				As of
	December 31,					June 30,
	1998	1999	2000	2001	2002(1)	2003

						(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,296	$258,900	$58,384	$14,290	$32,475	$30,793
Total current assets	2,774	261,247	74,315	56,446	129,773	74,810
Property and equipment, net	12,545	44,206	183,581	209,326	399,155	184,493
Total assets	15,450	317,320	268,948	281,010	574,294	272,036
Total current liabilities(5)	16,481	31,507	37,677	61,998	494,173	72,257
Long-term debt and capital lease obligations	7,700	165,667	180,727	266,326	354,828	375,400
Stockholders’ equity (deficit)	(5,350)	127,846	49,873	(52,724)	(292,947)	(369,302)

(1)	On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries “iPCS”). The accounts of iPCS are included as of September 30, 2002, and the results of operations subsequent to November 30, 2001.

(2)	On February 23, 2003, iPCS, Inc. filed for Chapter 11 bankruptcy. Prior to February 23, 2003, the accounts and results of operations of iPCS were consolidated. Subsequent to filing bankruptcy, iPCS is accounted for on the cost basis. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. As of the date of the transfer, the disposition will be accounted for as a discontinued operation.

(3)	As a result of the Company’s fair value assessments, total impairment charges of $817,413 were recorded for the impairment of goodwill and tangible and intangible assets related to iPCS.

(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 1998, the nine months ended September 30, 1999, the years ended September 30, 2000, 2001, and 2002, and the nine months ended September 30, 2002 and 2003 by $5,193, $15,599, $81,323, $110,990, $1,025,378, $335,276 and $76,942, respectively.

(5)	As a result of an event of default, the iPCS credit facility and iPCS notes have been classified as a current liability.

Unaudited Pro Forma Summary Consolidated Financial Data

      The following unaudited pro forma condensed consolidated financial data shows the effects of the recapitalization plan and iPCS disposition in the historical consolidated balance sheet and consolidated statements of continuing operations of the Company. The unaudited pro forma summary consolidated financial data assumes 100% of our old notes are exchanged for common stock and new notes. We have presented this set of unaudited pro forma summary consolidated financial data to demonstrate the significant financial aspects of the recapitalization plan and iPCS disposition transactions.

      Under the prepackaged plan, the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan (except for holders of “below market” warrants and stock options, whose interests will be cancelled under the prepackaged plan). Estimated expenses of the prepackaged plan would range from approximately $5.0 million to $10.0 million, depending on the time for the plan to be confirmed.

      On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. As of the date of the transfer, the disposition will be accounted for as a discontinued operation.

      We derived this information from the unaudited consolidated financial statements of the Company for the nine months ended June 30, 2003 and the audited consolidated financial statements of the Company for the year ended September 30, 2002. These historical financial statements used in preparing the pro forma condensed consolidated financial statements are summarized and should be read in conjunction with our complete historical financial statements and related notes contained elsewhere in this prospectus and solicitation statement. See “Pro Forma Condensed Consolidated Financial Statements” for additional pro forma information.

      The unaudited pro forma condensed consolidated statements of continuing operations data for the nine months ended June 30, 2003 and for the year ended September 30, 2002 give effect to the recapitalization plan as if it had been consummated at the beginning of the earliest period presented, and as if the disposal of iPCS occurred on November 30, 2001. The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2003 gives effect to the exchange offer as if it took place June 30, 2003.

      The Company is providing the unaudited pro forma summary consolidated financial data for illustrative purposes only. The unaudited pro forma consolidated financial data does not purport to represent what our interim consolidated financial position or results of operations would have actually been had the recapitalization plan or iPCS disposition in fact been completed on that date, or to project our results of operations for any future period.

	Year Ended	Nine Months Ended
	September 30, 2002	June 30, 2003

	(In thousands, except for per share data)

	(Unaudited)
Pro Forma Statement of Continuing Operations Data:
Revenues:
Service revenue	$226,504	$185,032
Roaming revenue	74,013	48,126
Equipment and other revenue	13,027	8,641

Total revenues	313,544	241,799
Operating expenses:
Cost of service and roaming	(204,139)	(137,764)
Cost of equipment	(27,624)	(15,638)
Selling and marketing	(79,010)	(40,863)
General and administrative	(17,631)	(15,029)
Noncash stock option compensation	(769)	(530)
Depreciation	(40,678)	(34,832)
Amortization of intangible assets	(80)	—
Loss on disposal of property and equipment	(1,074)	—

Total operating expenses	(371,005)	(244,656)

Operating Loss	(57,461)	(2,857)
Interest income	161	52
Interest expense	(14,861)	(14,395)
Other income (expense)	—	11
Income taxes	—	—

Net loss from continuing operations	$(72,161)	$(17,189)

Basic and diluted net loss from continuing operations per share of common stock, pre-split	$(1.27)	$(0.29)
Basic and diluted weighted-average outstanding common shares, pre-split	56,751,507	58,897,415
Basic and diluted net loss from continuing operations per share of common stock, post-split	$(6.36)	$(1.46)

Basic and diluted weighted-average outstanding common shares, post-split	11,350,301	11,779,483

As of June 30, 2003

(In thousands)
(Unaudited)
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$20,835
Property and equipment, net	184,493
Total assets	258,412
Long-term debt	331,607
Total stockholders’ deficit	$(339,133)

RISK FACTORS

      You should carefully consider the following risk factors before you decide to tender your old notes in the exchange offer, deliver a consent in the consent solicitation and vote to accept or reject the prepackaged plan. These risks are not intended to represent a complete list of the general or specific risks that may affect holders in connection with the restructuring or that relate to us.

Risks Related to the Exchange Offer

The proposed amendments to the old notes indenture will significantly reduce the protections afforded non-tendering holders of the old notes.

      If the minimum tender condition and each of the other conditions to the exchange offer are met or waived and the exchange offer and the recapitalization plan are completed, we and the trustee under the old notes indenture will execute a supplemental indenture effecting the proposed amendments. Upon execution of the supplemental indenture, the proposed amendments will apply to all of the old notes that remain outstanding and each holder of such old notes not tendered in the exchange offer will be bound by the supplemental indenture, regardless of whether such holder consented to the proposed amendments.

      The proposed amendments to the old notes indenture will delete the provisions of the old notes indenture which limit indebtedness, issuance of preferred stock, restricted payments, permitted investments, issuance and sale of capital stock of subsidiaries, transactions with affiliates, sale and leaseback transactions, liens, dividends, the business activities of our subsidiaries and other payment restrictions affecting subsidiaries. The proposed amendments also will release the collateral that secures our obligations under the old notes indenture and waive certain defaults that may occur in connection with the restructuring. For a description of the proposed amendments, see “The Exchange Offer and Consent Solicitation — Proposed Amendments, Release and Waivers.”

      Except for the release of collateral, which requires the consent of holders of 75% of the outstanding old notes, holders of a majority of the outstanding old notes can approve the proposed amendments and waivers. Pursuant to the support agreement, holders of approximately 67% of our old notes have agreed to consent to the proposed amendments, collateral release and waivers.

The exchange offer will reduce the liquidity of the old notes that are not tendered.

      There currently is a limited trading market for the old notes, and no reliable public pricing information for the old notes is generally available. The old notes are not traded on any national securities exchange or automated quotation system. We understand that from time to time a small number of brokers and dealers have made a market in the old notes as a service for their clients. The trading market for unexchanged old notes could become even more limited or nonexistent due to the reduction in the amount of such old notes outstanding upon completion of the recapitalization plan and elimination of protective covenants, which might adversely affect the liquidity, market price and price volatility of any unexchanged old notes. If a market for unexchanged old notes exists or develops, those old notes will likely trade at a discount to the price at which the old notes would trade if the amount outstanding were not reduced.

Holders of the old notes who do not participate in the exchange offer may incur tax consequences.

      Holders of the old notes who choose not to participate in the exchange offer may be deemed to have exchanged their old notes for different notes in an exchange, which could result in the recognition of gain or loss for tax purposes. In addition, under certain circumstances, the different notes may be deemed to be issued with original issue discount, which holders would have to accrue as income on a constant yield basis. For a more detailed description of the tax consequences to holders who do not participate in the exchange offer, see “Material United States Federal Income Tax Consequences — Consequences of Not Participating in the Exchange Offer.”

Risks Related to Our Common Stock

We may not succeed in relisting our common stock on The Nasdaq National Market and, even if we do, we cannot predict the price at which our common stock will trade after the restructuring.

      The Nasdaq National Market delisted our common stock as of April 8, 2003, because, among other matters, our bid price remained below the required minimum price of $1.00 per share for more than 30 days. As of November 4, 2003, the closing price of our common stock was $1.95, and there were                      shares of our common stock issued and outstanding.

      If we successfully consummate the restructuring, we anticipate that we will apply for relisting of our common stock on The Nasdaq National Market. While we believe that consummation of the recapitalization plan, including the proposed reverse stock split, will have the effect of increasing the minimum bid price of our common stock above the $5.00 relisting minimum, the minimum bid price may not increase at all or for any period of time and we may fail in our attempt to re-list our common stock on The Nasdaq National Market.

      We cannot predict

•	what the demand for our stock will be after the restructuring;

•	how many shares of our common stock will be offered for sale or be sold after the restructuring; or

•	the price at which our common stock will trade after the restructuring.

      There are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock immediately after the restructuring. The issuance of the shares of common stock in the exchange offer has been registered with the SEC, which means that, those shares will, in general, be freely tradeable, possibly creating greater volatility in the price of our common stock.

We may not achieve or sustain operating profitability or positive cash flows, which may adversely affect our stock price.

      We have a limited operating history. Our ability to achieve and sustain operating profitability will depend on many factors, including our ability to market Sprint PCS products and services, manage churn, sustain monthly average revenues per user, and reduce operating expenses and maintain a moderate level of capital expenditures. We have experienced slowing net subscriber growth, higher rates of churn than industry averages and increased costs to acquire new subscribers and as a result, have had to revise our business plan. If we do not achieve and maintain positive cash flows from operations as projected, our stock price may be materially adversely affected.

Our stock price has suffered significant declines and remains volatile.

      The market price of our common stock has been and may continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	concerns about liquidity;

•	the delisting of our common stock;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	changes in the market perception about the prospects and results of operations and market valuations of other companies in the telecommunications industry in general and the wireless industry in particular, including Sprint and its PCS network partners and our competitors;

•	changes in our relationship with Sprint, including the impact of our efforts to more closely examine Sprint charges and amounts paid by Sprint, and our disputes with Sprint;

•	litigation between other Sprint network partners and Sprint;

•	announcements by Sprint concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;

•	actual or potential defaults by us under any of our agreements;

•	actual or potential defaults in bank covenants by Sprint or Sprint PCS network partners, which may result in a perception that we are unable to comply with our bank covenants;

•	announcements by Sprint or our competitors of technological innovations, new products and services or changes to existing products and services;

•	changes in law and regulation;

•	announcements by third parties of significant claims or proceedings against us;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

•	general economic and competitive conditions.

Our common stock was delisted from the Nasdaq National Market. Accordingly, our stockholders’ ability to sell our common stock may be adversely affected. Additionally, the market for so-called “penny stocks” has suffered in recent years from patterns of fraud and abuse.

      We were notified by the Nasdaq Stock Market, Inc. that because we had failed to regain compliance with the minimum $1.00 bid price per share requirement, and also failed to comply with the minimum stockholders’ equity, market value of publicly held shares and minimum bid requirements for continued listing on the Nasdaq National Market, the Nasdaq Stock Market, Inc. was delisting our stock from the Nasdaq National Market. This delisting occurred on April 8, 2003. In addition, we did not meet the listing requirements to be transferred to the Nasdaq Small Cap Market. Our common stock currently trades on the Over-The-Counter Bulletin Board maintained by The Nasdaq Stock Market, Inc., under the symbol “PCSA.OB”, and is subject to an SEC rule that imposes special sales practice requirements upon broker-dealers who sell such Over-The-Counter Bulletin Board securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our common stock and also may affect the ability of our current stockholders to sell their securities in any market that might develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15-g1, 15-g2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Our common stock may constitute “penny stocks” within the meaning of the rules. These rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.

      Stockholders should also be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Upon completion of the restructuring, our common stock may be concentrated in a few holders.

      As a result of the restructuring, the holders of old notes will receive shares of our common stock representing 56% of our common stock, assuming all outstanding old notes are tendered in the exchange offer. Before the restructuring, the majority of our outstanding old notes were held by a few investors. Consequently, these investors individually will hold high concentrations of our common stock immediately after the restructuring. The largest percentage of our common stock held by any single noteholder after the consummation of the restructuring is expected to be approximately 12.5%.

      In addition, we entered into a registration rights agreement at the time of our acquisition of iPCS with some of the former iPCS stockholders. Under the terms of the registration rights agreement, Blackstone Communications Partners I L.P. and certain of its affiliates (“Blackstone”) have a demand registration right, which became exercisable after November 30, 2002, subject to the requirement that the offering exceed size requirements. In addition, the former iPCS stockholders, including Blackstone, have incidental registration rights pursuant to which they can, in general, include their shares of our common stock in any public registration we initiate, whether or not for sale for our own account.

      Sales of substantial amounts of shares of our common stock by any of these large holders, or even the potential for such sales, could lower the market price of our common stock and impair its ability to raise capital through the sale of equity securities.

We do not intend to pay dividends in the foreseeable future.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. In addition, both our credit facility and the indenture governing the new notes severely limit our ability to declare and pay dividends.

Our certificate of incorporation and bylaws include provisions that may discourage a change of control transaction or make removal of members of the board of directors more difficult.

      Some provisions of our certificate of incorporation and bylaws could have the effect of delaying, discouraging or preventing a change in control of us or making removal of members of the board of directors more difficult. These provisions include the following:

•	a classified board, with each board member serving a three-year term;

•	no authorization for stockholders to call a special meeting;

•	no ability of stockholders to remove directors without cause;

•	prohibition of action by written consent of stockholders; and

•	advance notice for nomination of directors and for stockholder proposals.

      These provisions, among others, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though a change in ownership might be economically beneficial to us and our stockholders. See also “— Risks Related to Our Relationship with Sprint — Certain provisions of the Sprint agreements may diminish the value of our common stock and restrict the sale of our business.”

Risks Related to the New Notes and Our Indebtedness

Our substantial level of indebtedness, even after the restructuring, could adversely affect our financial condition and prevent us from fulfilling our obligations on the new notes.

      Upon completion of the restructuring, we will continue to have a substantial amount of indebtedness that requires significant interest payments. As of June 30, 2003, on a pro forma basis after giving effect to the restructuring and assuming that all outstanding old notes are tendered in the exchange offer, we would have had approximately $343.5 million of total debt. In addition, the indenture for the new notes will permit us to incur additional indebtedness, subject to specified restrictions.

      Our substantial level of indebtedness could have important consequences to you, including the following:

•	limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the credit facility, the new notes and other indebtedness, which will reduce the funds available to us for purposes such as capital expenditures, marketing, development, potential acquisitions and other general corporate purposes;

•	exposing us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest, including through interest rate swap agreements;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	reducing our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	making us more vulnerable to general economic downturns and adverse developments in our business.

Your right to receive payments on the new notes and guarantees is subordinated to our credit facility.

      Payment on the new notes and guarantees will be subordinated in right of payment to all of our and the guarantors’ current and future senior debt, including our and the guarantors’ obligations under our credit facility. As a result, upon any distribution to our creditors or the guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior debt will be entitled to be paid in full in cash before any cash payment may be made on the new notes or the related guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the new notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the new notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior debt.

      As of June 30, 2003, on a pro forma basis after giving effect to the restructuring, the new notes and the related guarantees would have been subordinated to approximately $142.8 million of debt under our credit facility, which increased to $151.8 million with our August 2003 draw under our credit facility. In addition, the new notes indenture and our credit facility permit us and the guarantors to incur additional debt, some or all of which may be senior debt. See “Description of the New Notes — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” All amounts outstanding from time to time under our credit facility will be designated senior debt.

The value of the collateral securing the new notes may not be sufficient to satisfy obligations under the new notes, and the collateral securing the new notes may be reduced or diluted under certain circumstances.

      The new notes will be secured by second-priority liens on the collateral described in this prospectus and solicitation statement. The collateral also secures on a first-priority basis our obligations under our credit facility, as well as other indebtedness to the extent permitted by the terms of the indenture governing the new notes. As of June 30, 2003, we and our subsidiaries had approximately $           million of secured indebtedness outside of our credit facility. Our obligations under such other secured indebtedness are generally secured by a first-priority lien on the underlying assets relating to such obligations. As a result, the liens securing our obligations under the credit facility would be subordinated to such first-priority lien and the liens securing the new notes would effectively have a third-priority security interest in such assets. In addition, your rights to the collateral would be diluted by any future increases in the indebtedness secured by the collateral.

      We do not own our 800 tower sites (except one) or retail or administrative sites. The collateral consists primarily of (1) network assets such as bay stations, switching equipment and other specialized telecommunications equipment, (2) rights under agreements, such as those with Sprint, or leases with tower operators and other landlords and (3) office and retail store equipment. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the new notes may not be sufficient to satisfy our obligations on the new notes. This is so because proceeds from a sale of the collateral would be distributed to satisfy indebtedness and all other obligations under the credit facility and any other indebtedness secured by a first-priority lien on the collateral before any such proceeds could be distributed in respect of the new notes. Only after all of our obligations under the credit facility and any other first-priority indebtedness have been satisfied will proceeds from the sale of collateral be available to holders of the new notes.

      The value of the collateral and the amount to be received upon a sale of the collateral will depend on many factors, including, among others, our ability to sell our equipment as part of an operating business, the perceived value of the Sprint agreements and Sprint’s consent to any transfer, the condition of the collateral and our industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for such assets. By their nature, most of the collateral may be illiquid and may have little or no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

      Accordingly, any such sale of the collateral separate from the sale of our business may not be feasible or of significant value. To the extent that holders of other secured indebtedness or third parties enjoy liens (including statutory liens), such holders or third parties may have rights and remedies with respect to the collateral securing the new notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the new notes. See “Description of the New Notes — Security — Intercreditor Agreement.”

      The new notes indenture and the credit facility may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the new notes by the unrestricted subsidiary or any of its subsidiaries will be released under the new notes indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released and the new notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce the collateral available to secure the new notes.

The lenders under our credit facility will have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the new notes.

      The intercreditor agreement will provide that the lenders under our credit facility will have the exclusive right to manage, perform and enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the intercreditor agreement, if the lenders under the credit facility release a portion of the collateral securing the credit facility in connection with certain sales of assets that are permitted or not prohibited under the Indenture, then the collateral so released would no longer secure our obligations under the new notes. In addition, if an event of default has occurred, the lenders under the credit facility may release collateral in connection with the foreclosure, sale or other disposition of such collateral to satisfy obligations under the credit facility. Any collateral released would cease to act as security for the new notes and the guarantees of the new notes, as well as our obligations under the credit facility.

      In addition, since the lenders under the credit facility control the disposition of the collateral securing the credit facility and the new notes, if there were an event of default under the new notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there also were a default under the credit facility. In such event, the only remedy available to the holders of the new notes would be to accelerate the indebtedness evidenced by the notes and to sue for payment on the new notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

The new notes indenture and our credit facility will impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The new notes indenture and our credit facility will impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions will, among other things, limit our ability and that of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	issue redeemable preferred stock and non-guarantor subsidiary preferred stock;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments in other businesses or entities, including entering into and funding joint ventures with third parties;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	create liens;

•	prepay, redeem or repurchase debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or sell all of our assets.

      In addition, our credit facility will require us to maintain specified financial ratios and satisfy other financial condition tests. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of those covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      The new notes indenture will require that our restricted subsidiaries guarantee the new notes. These considerations will also apply to their guarantees. Because our subsidiaries do not conduct any independent operations, they do not generate any revenues. Consequently, they depend on AirGate to support their operations, which AirGate is not contractually obligated to do.

      We cannot assure you as to what standard a court would apply in determining whether a guarantor would be considered to be insolvent. If a court determined that a guarantor was insolvent after giving effect to the guarantees, it could void the guarantees of the new notes by one or more of our subsidiaries and require you to return any payments received from such subsidiaries.

Our credit facility, as amended, will prevent us from repurchasing the new notes upon a change of control or asset sale.

      Upon a “change of control” or “asset sale,” in each case as defined in the new notes indenture, we will be required under certain circumstances to make an offer to repurchase all of the outstanding new notes at a price equal to, for a change of control, 101% of the principal amount thereof and, for an asset sale, 100% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control or asset sale were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the new notes that we might be required to purchase. Our credit facility limits our ability to purchase the new notes in the event of a change of control or asset sale. Our future indebtedness may also contain restrictions on our ability to repurchase the new notes upon certain events, including transactions that could constitute a change of control or asset sale under the new notes indenture. Our failure to purchase, or give notice of purchase of, the new notes would be a default under the new notes indenture, which would in turn be a default under our credit facility. In addition, a change of control will constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the new notes indenture if the lenders were to accelerate the debt under our credit facility. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our credit facility and the new notes indenture. All payments on the new notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked up to 179 consecutive days in the event of defaults other than payment defaults on our designated senior debt that prevent the holders of that debt to accelerate its maturity. See “Description of the New Notes — Ranking.”

Variable interest rates may increase substantially.

      As of June 30, 2003, we had $142.8 million outstanding debt under our credit facility, which was increased to $151.8 million on August 8, 2003. The rate of interest on the credit facility is based on a margin above either the alternate bank rate (the prime lending rate in the United States) or the London Interbank Offer Rate (“LIBOR”). For the quarter ended June 30, 2003, the weighted average interest rate under variable rate borrowings was 5.14% under our credit facility. If interest rates increase, we may not have the ability to service the interest requirements on our credit facility. Furthermore, if we were to default in our payments under our credit facility, our rate of interest would increase by 2.5% over the alternate bank rate.

Our payment obligations may be accelerated if we are unable to maintain or comply with the financial and operating covenants contained in our credit facility.

      Our credit facility contains covenants specifying the maintenance of certain financial ratios, reaching defined subscriber growth and network covered population goals, minimum service revenues, maximum capital expenditures, and the maintenance of a ratio of total and senior debt to annualized EBITDA, as defined in the credit facility. The definition of EBITDA in our credit facility is not the same as EBITDA used by us in this prospectus and solicitation statement. If we are unable to operate our business within the covenants specified in our credit facility, our ability to use our cash could be restricted or terminated and our payment obligations may be accelerated. Such a restriction, termination or acceleration could have a material adverse affect on our liquidity and capital resources. There can be no assurance that we could obtain amendments to such covenants, if necessary. We believe that we are currently in compliance in all material respects with all financial and operational covenants relating to our credit facility. Based on our current business plan and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is more uncertain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the recapitalization plan is not completed and the credit facility is not further amended, then the costs incurred in connection with the recapitalization plan will make it challenging to meet our total and senior secured debt to EBITDA covenants under our credit facility at March 31, 2004. Further, under our current business plan, we believe that we will not be in compliance with our total debt to EBITDA covenants under our credit facility at April 1, 2005. We believe we will need to generate approximately $14 million more in EBITDA over the preceding 12 months to be in compliance with this covenant at April 1, 2005.

      In connection with the restructuring, we are amending the terms of our credit facility to alter certain of the restrictive covenants. See “Description of Our Credit Facility — The Amendment of Our Credit Facility.”

If we fail to pay the debt under our credit facility, Sprint has the option of purchasing our loans, giving Sprint certain rights of a creditor to foreclose on our assets.

      Sprint has contractual rights, triggered by an acceleration of the maturity of the debt under our credit facility, pursuant to which Sprint may purchase our obligations to our senior lenders and obtain the rights of a senior lender. To the extent Sprint purchases these obligations, Sprint’s interests as a creditor could conflict with our interests. Sprint’s rights as a senior lender would enable it to exercise rights with respect to our assets and continuing relationship with Sprint in a manner not otherwise permitted under our Sprint agreements.

Your ability to sell the new notes may be limited by the absence of an active trading market.

      The new notes are a new issue of securities for which there currently is no established trading market. Consequently, the new notes will be relatively illiquid and you may be unable to sell your new notes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. We cannot assure you as to the liquidity of any trading market for the new notes. We also cannot assure you that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable.

      Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Risks Related to the Restructuring

If we do not complete the restructuring, we may not have sufficient operating cash flow to fund our capital needs.

      At June 30, 2003, we had working capital of $2.6 million and approximately $30.8 million of available cash and cash equivalents. After drawing the remaining $9.0 million available under our credit facility in August 2003, we are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. Based on our current business plan and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is more uncertain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the recapitalization plan is not completed and the credit facility is not further amended, then the costs incurred in connection with the recapitalization will make it challenging to meet our total and senior secured debt to EBITDA covenants under our credit facility at March 31, 2004. Further, under our current business plan, we believe that we will not be in compliance with our total debt to EBITDA covenants under our credit facility at April 1, 2005.

      If we do not consummate the restructuring, we will likely consider other alternatives to adjust our capital structure, which may include seeking protection under Chapter 11 of the Bankruptcy Code. The expenses of any such proceeding would reduce the assets available for payment or distribution to our creditors, including holders of the old notes. In addition, we believe that the filing by us or against us of a bankruptcy petition would not increase the amount of any payment or distribution that holders of the old notes would receive, could reduce such amount, and in any event would delay receipt of any such payment or distribution by such holders.

If we do not complete the restructuring before March 31, 2004, we may default under the EBITDA related covenants in our credit facility.

      We will incur substantial expenses in connection with the restructuring. If the restructuring is not completed and the amendment to our credit facility is not effective, most of these expenses will reduce “EBITDA” as defined in our credit facility. A significant reduction in our EBITDA could cause us to fail to meet our total and senior secured debt to EBITDA financial covenants in our credit facility, thus triggering an event of default. For example, restructuring expenses could cause EBITDA to decrease by $8.3 million. A default under the credit facility would allow our lenders to accelerate our outstanding loans, which would also result in an event of default under our indenture.

We may need additional financing after the restructuring, which may be unavailable or costly.

      We believe that the completion of the restructuring will improve our capital structure and reduce the financial risk in our business plan by substantially reducing the required payments under our old notes by approximately $25 million per year. While we anticipate that currently available funds and operating cash flow will be sufficient to fund our capital needs, our actual funding requirements could vary materially from our current estimates. If we do not complete the restructuring, either through the recapitalization plan or the prepackaged plan, we may seek an alternative restructuring of our capitalization and our obligations to our creditors and seek to obtain their consent to any such restructuring plan with or without a pre-approved plan of reorganization or otherwise.

      Furthermore, we base our financial projections on assumptions that we believe are reasonable but which contain significant uncertainties that could affect our business, our future performance and our liquidity. Our ability to achieve and sustain operating profitability will depend on many factors, including our ability to market Sprint PCS products and services, manage churn, sustain monthly average revenues per user, and reduce operating expenses and maintain a moderate level of capital expenditures. In addition, our business, our future performance and our liquidity would be affected by general industry and market conditions and growth rates and general economic and political conditions, including the global economy and other future events.

      Consequently, we may have to raise additional funds, which may be costly, to operate our business and provide other needed capital and we may be unable to do so. If we would be unable to raise such needed additional funds, we could have insufficient capital to meet our expenses and operate our business.

If the economic terms of the restructuring are materially altered, the noteholders that are parties to the support agreement may be released from their obligations and we have to further amend the terms of our credit facility.

      Under the terms of the support agreement, we have agreed not to effect a restructuring unless it is in accordance with the terms of the support agreement and the related restructuring term sheet, which are attached to this prospectus and solicitation statement as Annex A. A material alteration of any economic terms would release any noteholders not consenting to such alteration from their obligations under the support agreement. As a result, some or all of the noteholders could take the position that they are not bound by an amended support agreement or term sheet. If we are unable to reach agreement on a modified support agreement, and some or all of the noteholders do not support the proposed restructuring, we may need to pursue an alternative plan of restructuring. In addition, because we entered into the amendment to our credit facility well in advance of the contemplated consummation of the restructuring, further amendments to our credit facility are required. The failure to obtain a further credit facility amendment could prohibit us from completing the restructuring.

We cannot complete the recapitalization plan if we do not obtain stockholder approval, in which case we may complete the restructuring by means of the prepackaged plan or another proceeding under Chapter 11 of the Bankruptcy Code.

      The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the approval of our existing stockholders to (1) the issuance of our common stock in the exchange offer, and (2) an amendment and restatement of our certificate of incorporation to implement a reverse stock split. Therefore, even if the minimum tender condition and each of the other conditions to the exchange offer are met or waived, the failure to obtain such stockholder approval, unless waived by our board of directors in its sole discretion, will prevent us from consummating the recapitalization plan.

      If we fail to implement the recapitalization plan, we may seek confirmation of the prepackaged plan. If we cannot find an out-of-court solution, the prepackaged plan may be the best means of effecting the goals of the recapitalization plan. However, even an expedited, prepackaged plan approach to bankruptcy can have adverse effects on our business, our creditors, stockholders and interest holders. Although in the event of a Chapter 11 proceeding we would seek to pay vendors in the ordinary course, a bankruptcy proceeding could threaten the trade vendor credit support to us and could cause us to lose subscribers and revenues and increase expenses because of concerns about our operations. We can give no assurance that the prepackaged plan will be confirmed or that the bankruptcy proceeding will be short or that objections to the prepackaged plan will not diminish the likelihood, or the value to us, of its confirmation. If a protracted and non-orderly restructuring were to occur, there is a risk that the ability of the noteholders to recover their investments would be substantially delayed and more impaired than under the proposed recapitalization plan.

If the minimum tender and other conditions are not met or waived for the exchange offer and we cannot implement the recapitalization plan, there may still be sufficient votes to accept the prepackaged plan, in which event it will bind all of our security holders regardless of whether they voted for, against or not at all on the prepackaged plan.

      The consummation of the exchange offer is conditioned upon, among other things, our receipt of valid tenders from not less than 98% of our old notes outstanding immediately before the expiration of the exchange offer, unless such condition is waived. Absent the “cram-down” procedure, to obtain approval of the prepackaged plan, however, we need to receive from (1) each impaired class of claims the affirmative votes of holders of (A) two-thirds in terms of dollar amount and (B) one-half in terms of the number of holders of such class who actually cast ballots, and (2) each impaired class of equity interests entitled to vote on the plan, the affirmative votes of holders of two-thirds in amount of the equity interests of such class who actually cast ballots.

      If we cannot complete the recapitalization plan for any reason, including a failure to meet the minimum tender condition, but we receive the required votes from each impaired class of claims or interests to accept the prepackaged plan, we may seek confirmation of the prepackaged plan in the bankruptcy court. If the prepackaged plan is confirmed by the bankruptcy court, it will bind all of our security holders regardless of whether they voted for, against or not at all on the prepackaged plan. Therefore, assuming the prepackaged plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of security holders can bind other security holders to the terms of the prepackaged plan. Additionally, since claims and equity interests are grouped in classes for the purpose of voting on the prepackaged plan, holders of claims and interests may be bound by the decisions of other claim or interest holders in a way that they otherwise would not be bound outside of bankruptcy.

      Furthermore, if at least one class of impaired claims, such as the noteholders, accept the prepackaged plan, and we determine to seek confirmation of the prepackaged plan in the bankruptcy court, we may pursue confirmation of the prepackaged plan under the “cram down” provisions of the Bankruptcy Code. If the prepackaged plan is confirmed under the “cram down” provisions of the Bankruptcy Code, all classes of claims and interests will be bound by the terms of the plan regardless of whether such class voted to accept the prepackaged plan. See “The Prepackaged Plan — Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.”

We may incur substantial income tax liability or lose tax attributes as a result of the restructuring.

      We will realize cancellation of indebtedness, or “COD,” income as a result of the exchange offer to the extent that the fair market value of the common stock and the issue price of the new notes issued in exchange for the old notes is less than the “adjusted issue price” of the old notes (generally including any accrued but unpaid interest). Thus, the precise amount of COD income cannot be determined until the closing date of the restructuring.

      To the extent that we are considered solvent from a tax perspective immediately before the completion of the restructuring and realize COD income, our available losses may offset all or a portion of the COD income. COD income realized in excess of available losses will result in a tax liability. In addition, the issuance of our common stock in the exchange will result in an ownership change (as defined in Section 382 of the Internal Revenue Code) in our company that will significantly limit the use of our remaining tax attributes, including our net operating loss carryforwards.

      We will not recognize COD income to the extent we are considered insolvent from a tax perspective immediately before the completion of the restructuring. If and to the extent COD income is excluded from taxable income due to insolvency, we will generally be required to reduce certain of our tax attributes, including, but not limited to, net operating losses and loss carryforwards. This may result in a significant reduction in our net operating losses. Taxable income will result to the extent COD income exceeds the amount by which we are considered to be insolvent immediately before the completion of the restructuring.

      Alternatively, if the discharge of the old notes occurs in a Chapter 11 bankruptcy case or if we are considered insolvent, we will not recognize any COD income as a result of such discharge although certain of our tax attributes will be reduced. In addition, we may be eligible to apply the Bankruptcy Exception (as defined below) under Section 382 to avoid triggering an ownership change.

Risks Related to the Prepackaged Plan

Even if all classes of claims and interests that are entitled to vote accept the prepackaged plan, the prepackaged plan may not become effective.

      The confirmation and effectiveness of the prepackaged plan is subject to certain conditions and requirements that may not be satisfied, and if the prepackaged plan is filed, the bankruptcy court may conclude that the requirements for confirmation and effectiveness of the prepackaged plan have not been satisfied. Some of those reasons may be substantive, such as a concern about the feasibility of the prepackaged plan or about the alleged differences in treatment between different classes or types of unsecured creditors. Some of those reasons may be procedural or related to the adequacy of disclosure, such as, for example, that the disclosures or other procedural compliance required for a prepackaged plan to be confirmed are in any way deficient. Any of the reasons may delay the confirmation and effectiveness of the prepackaged plan, and some of these reasons may result in the bankruptcy court not confirming the prepackaged plan. In addition, if we do not file the prepackaged plan by February 15, 2004, the holders of old notes that are parties to the support agreement will no longer be required to vote to accept the prepackaged plan.

      Classification of Claims or Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. We believe that the classification of claims and interests under the prepackaged plan complies with the requirements set forth in the Bankruptcy Code. However, once a Chapter 11 case has been commenced, a claim or interest holder could challenge the classification. In such event, the cost of the prepackaged plan and the time needed to confirm the prepackaged plan would increase and the bankruptcy court may not agree with our classification of claims and interests.

      If the bankruptcy court concludes that the classification of claims and equity interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, we may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan. If the bankruptcy court determined that our classification of claims and equity interests was not appropriate or if the court determined that the different treatment provided to claim or interest holders was unfair or inappropriate, the prepackaged plan may not be confirmed. If this occurs, the amended plan of reorganization that would ultimately be confirmed would likely be less attractive to certain classes of our claim and equity interest holders than the prepackaged plan of reorganization, and we would expect that the treatment of our equity interest holders, particularly our existing stockholders, under an alternate plan would be adversely affected.

      Adequacy of Disclosure in Solicitation. Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•	the time prescribed for voting is not unreasonably short; and

•	the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

      Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. The bankruptcy court could conclude that this prospectus and solicitation statement does not meet these disclosure requirements. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, and the prepackaged plan would not be confirmed without a resolicitation of votes to accept or reject the prepackaged plan. While we believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the bankruptcy court may not reach the same conclusion.

      If the bankruptcy court were to find any of these deficiencies, we could be required to start over again the process of filing another plan and disclosure statement, seeking bankruptcy court approval of a disclosure statement, soliciting votes from classes of debt and equity holders, and seeking bankruptcy court confirmation of the plan of reorganization. A resolicitation of acceptances of the prepackaged plan likely could not take place within a sufficiently short period of time to prevent the release of the noteholders from their obligations under the support agreement to vote for and support the prepackaged plan. If this occurs, confirmation of the prepackaged plan would be delayed and possibly jeopardized. Additionally, should the prepackaged plan fail to be approved, confirmed, or consummated, we and others with an interest may be in a position to propose alternative plans of reorganization. Any such failure to confirm the prepackaged plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon our business and financial condition. See “The Prepackaged Plan — Conditions to Confirmation” and “— Conditions to Effective Date of the Prepackaged Plan” for a description of the requirements for confirming the prepackaged plan and the conditions under which the plan may be declared effective.

We may seek to modify, amend or withdraw the prepackaged plan at any time prior to the confirmation date.

      If we decide to file the prepackaged plan, we reserve the right, prior to its confirmation or substantial consummation thereof, and subject to the provisions of Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, to amend the terms of the prepackaged plan or waive any conditions thereto if and to the extent we determine that such amendments or waivers are necessary or desirable to consummate the prepackaged plan. The potential impact of any such amendment or modification on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the prepackaged plan, on some or all of the classes or a change in the relative rights of such classes. We will give all holders of claims and interests notice of such amendments or waivers required by applicable law and the bankruptcy court. If, after receiving sufficient acceptances but prior to confirmation of the prepackaged plan, we seek to modify the prepackaged plan, we could only use such previously solicited acceptances if (i) all classes of adversely affected creditors and interest holders accepted the modification in writing or (ii) the bankruptcy court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting claims and interests. We reserve the right to use acceptances of the prepackaged plan received in this solicitation to seek confirmation of the prepackaged plan under any case commenced under Chapter 11 of the Bankruptcy Code, whether such case is commenced by the filing of a voluntary or involuntary petition, subject to approval of the bankruptcy court.

      If a Chapter 11 petition is filed by or against us, we reserve the right not to file the prepackaged plan, or, if we file the prepackaged plan, to revoke and withdraw such prepackaged plan at any time prior to confirmation. If the plan is revoked or withdrawn, the prepackaged plan and the ballots will be deemed to be null and void. In such event, nothing contained in the prepackaged plan will be deemed to constitute a waiver or release of any claims by or against, or interests of or in, us, or any other person or to prejudice in any manner our rights or those of any other person.

In certain instances, our reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code.

      If no plan can be confirmed, or if the bankruptcy court otherwise finds that it would be in the best interest of our creditors, our reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and our liquidation analysis are set forth under “The Prepackaged Plan — Liquidation Analysis.” We believe that liquidation under Chapter 7 would result in:

•	smaller distributions being made to creditors than those provided for in the prepackaged plan because of:

•	the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

•	additional administrative expenses involved in the appointment of a trustee; and

•	additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of our operations; and

•	no distributions being made to holders of our common stock.

Our future operational and financial performance may vary materially from the financial projections.

      We have prepared the financial projections contained in this prospectus and solicitation statement as required by the “feasibility test” of Section 1129 of the Bankruptcy Code. See “The Prepackaged Plan — Confirmation of the Prepackaged Plan — Feasibility of the Prepackaged Plan.” These projections are based upon a number of assumptions and estimates, including that the restructuring will be implemented in accordance with its current terms.

      Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. The assumptions and estimates underlying these projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control. See “Risk Factors — Risks Related to Our Business.” Accordingly, our financial condition and results of operations following the exchange offer may vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the projections will be achieved. Holders are cautioned to read the financial projections in conjunction with our audited annual and unaudited interim historical financial statements and the unaudited pro forma historical financial information included in this prospectus and solicitation statement and not to place undue reliance on the financial projections in determining whether to accept or reject the prepackaged plan. See “Unaudited Projected Consolidated Financial Information.”

We cannot predict the amount of time we would spend in bankruptcy for the purpose of implementing the prepackaged plan, and a lengthy bankruptcy proceeding could disrupt our business, as well as impair the prospect for reorganization on the terms contained in the proposed plan.

      We cannot be certain that a Chapter 11 bankruptcy filing solely for the purpose of implementing the prepackaged plan would be of relatively short duration (e.g., 45-60 days) and would not be unduly disruptive to our business. It is impossible to predict with certainty the amount of time that we may spend in bankruptcy, and we cannot be certain that the prepackaged plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy case to confirm the prepackaged plan could itself have an adverse effect on our business. There is a risk, due to uncertainty about our future, that:

•	customers could seek alternative sources of products and services from our competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial or operational distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with us or require financial assurances or enhanced performance.

      A lengthy bankruptcy case would also involve additional expenses and divert the attention of management from operation of our business, as well as creating concerns for employees, suppliers and customers.

      The disruption that a bankruptcy case would inflict upon our business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the prepackaged plan from the perspective of the constituent parties on whom we depend, including vendors, employees, and customers. If we are unable to obtain confirmation of the prepackaged plan on a timely basis, because of a challenge to the prepackaged plan or a failure to satisfy the conditions to the effectiveness of the prepackaged plan, we may be forced to operate in bankruptcy for an extended period while we try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

      The noteholders’ obligations under the support agreement contemplate that the noteholders could propose a competing plan of reorganization after the support agreement terminates. If the noteholders propose an alternative plan following expiration of the support agreement, there is a risk that such a plan would be less generous to existing equity interest holders and other constituents upon whom our well-being could depend. If there were competing plans of reorganization or if key employees or others reacted adversely to a noteholder plan of reorganization, the adverse consequences discussed above could also occur.

We may be unsuccessful in obtaining first day orders to permit us to pay our key suppliers in the ordinary course of business.

      We have tried to address potential concerns of our key customers, vendors, employees, licensors/licensees and other key parties in interest that might arise from the filing of the prepackaged plan through a variety of provisions incorporated into or contemplated by the prepackaged plan, including our intention to seek appropriate court orders. There can be no guaranty that the lenders under our credit facility will consent to the filing of the prepackaged plan in a Chapter 11 proceeding. In addition, there can be no guaranty that we would be successful in obtaining the necessary approvals of the bankruptcy court to permit us to pay our accounts payable to key parties in interest in the ordinary course, assume contracts with such parties of interest and in the case of those key vendors who have agreed to continue to extend business terms to us during and after our bankruptcy case, to provide for the payments of prepetition accounts payable. As a result, we may be unable to make payments to our customers, vendors, employees and other key parties, in which event our business might suffer.

      The holders of credit facility claims may not consent to our use of cash collateral in our Chapter 11 case or may condition such consent on concessions that are problematic for us. Lacking such consent, we must obtain the bankruptcy court’s approval to use such cash collateral and in order to do so, must furnish adequate protection for such use. The bankruptcy court may condition such use on terms that are problematic for us or may not approve the use of such cash collateral. The holders of credit facility claims may seek relief from the automatic stay in order to pursue their state law remedies against our property that serves as collateral for such claims. The cure and reinstatement of credit facility claims proposed in the prepackaged plan may be problematic for us.

Our business may be negatively impacted if we are unable to assume our executory contracts.

      The prepackaged plan provides for the assumption of all executory contracts, other than unexpired leases or other contracts that we specifically reject. Our intention is to preserve as much of the benefit of our existing contracts as possible. However, some limited classes of executory contracts may not be assumed in this way. In these cases we would need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them. We intend to attempt to pass through to the reorganized company any and all licenses in respect of patents, trademarks, copyright or other intellectual property which cannot otherwise be assumed pursuant to Section 365(c) of the Bankruptcy Code, including trademarks from Sprint. The counterparty to any contract that we seek to pass through may object to our attempt to pass through the contract and require us to seek to assume or reject the contract or seek approval of the bankruptcy court to terminate the contract. In such an event, we could lose the benefit of the contract, which could harm our business.

Our disputes with Sprint may prolong confirmation of the prepackaged plan and could disrupt our business and adversely affect our operating costs.

      As described elsewhere in this prospectus and solicitation statement, we have a number of significant disputes with Sprint related to our agreements. If we are unable to resolve these disputes, it is quite possible that AirGate or Sprint will file suit seeking to have some or all of these disputes resolved in litigation.

      The prepackaged plan provides for the assumption of all executory contracts, other than contracts we specifically reject. We have not yet made a decision to assume the Sprint executory contracts. In order to assume the Sprint agreements, we would be required to cure any defaults under any of those agreements that the bankruptcy court requires. While we do not believe that we are in default of any obligation under any agreement with Sprint, Sprint may take a different position.

      We expect that negotiations with Sprint over whether there are defaults under our agreements with Sprint and, if so, the amounts required to cure those defaults would take time. These negotiations could prolong confirmation of the prepackaged plan. We may ultimately be forced to choose to litigate in the bankruptcy case or agree to cure amounts under our agreements with Sprint that we may not have otherwise agreed to pay.

      Because we believe that we could operate our business without the services agreement with Sprint, we may be in a position to reject that agreement. If we rejected the services agreement, we would need to provide those services directly or outsource those services on an expedited basis. There are certain significant services that AirGate cannot provide directly, which means that it would be required to identify and reach agreement with one or more outsourcing vendors. While we dispute its right to do so, Sprint might contest our right to reject the services agreement or terminate certain services and/or might demand that we pay high start-up costs for activities related to transitioning these services to a third-party vendor and to allow for an interface with Sprint’s system. Resolving these and other issues related to rejecting the services agreement could increase the costs of any such outsourcing and delay the benefits of any outsourcing. If we are unable to seamlessly outsource these services, our business could be disrupted. In addition, the increased costs of outsourcing could limit our ability to lower our operating costs.

Risks Related to Our Business

Risks Related to Our Business, Strategy and Operations

The unsettled nature of the wireless market may limit the visibility of key operating metrics, and future trends may affect operating results, liquidity and capital resources.

      Our business plan and estimated future operating results are based on estimates of key operating metrics, including subscriber growth, subscriber churn, capital expenditures, ARPU, losses on sales of handsets and other subscriber acquisition costs, and other operating costs. The unsettled nature of the wireless market, the current economic slowdown, the problems in our relationship with Sprint (see — “Risks Related to Our Relationship with Sprint”), increased competition in the wireless telecommunications industry, new service offerings of increasingly large bundles of minutes of use at lower prices by wireless carriers, and other issues facing the wireless telecommunications industry in general have created a level of uncertainty that may adversely affect our ability to predict key operating metrics.

      Another factor that may affect our operating results, liquidity and capital resources is the fact that we have limited funding options. On August 8, 2003 we drew the $9.0 million remaining available under our credit facility. We currently have no additional sources of working capital other than cash on hand, which was $30.8 million on June 30, 2003, and operating cash flow. If our actual revenues are less than we expect or operating or capital costs are more than we expect, our financial condition and liquidity may be materially adversely affected. In such event, there is substantial risk that we could not access the capital or credit markets for additional capital.

Our revenues may be less than we anticipate which could materially adversely affect our liquidity, financial condition and results of operations.

      Revenue growth is primarily dependent on the size of our subscriber base, average monthly revenues per user and roaming revenue. During the year ended September 30, 2002, we experienced slower net subscriber growth rates than planned, which we believe is due in large part to increased churn, declining rates of wireless subscriber growth in general, the re-imposition of deposits for most sub-prime credit subscribers during the last half of the year, the current economic slowdown and increased competition. Subscriber growth in fiscal 2003 has been slower than in prior years, and we are likely to lose a small number of subscribers in the quarter ending September 30, 2003. Other carriers have also reported slower subscriber growth rates compared to prior periods, but it appears Sprint and its affiliates, including us, have experienced a declining market share in recent quarters. We have seen a continuation of competitive pressures in the wireless telecommunications market causing carriers to offer plans with increasingly large bundles of minutes of use at lower prices which may compete with the calling plans we offer, including the Sprint calling plans we support. While our business plan anticipates lower subscriber growth and assumes average monthly revenues per user will decline slightly, there is no assurance that subscriber growth will not be less than we project or that average revenue per user will not be lower than we project. Increased price competition may lead to lower average monthly revenues per user than we anticipate. See “— Risks Related to our Business — Risks Related to Our Relationship with Sprint.” In addition, the lower reciprocal roaming rate that Sprint has implemented will reduce our roaming revenue, which may not be offset by the reduction in our roaming expense. If our revenues are less than we anticipate, it could materially adversely affect our liquidity, financial condition and results of operation. We estimate that every $1 reduction in monthly ARPU will reduce our annual operating income by $3.9 million. We estimate that every 1,000 reduction in monthly gross subscriber activations will reduce our annual operating income by $800,000.

Our costs may be higher than we anticipate which could materially adversely affect our liquidity, financial condition and results of operations.

      Our business plan anticipates that we will be able to maintain lower operating and capital costs, including costs per gross addition and cash cost per user. Increased competition may lead to higher promotional costs, losses on sales of handset and other costs to acquire subscribers. Further, as described below under “Risks Related to Our Relationship With Sprint,” a substantial portion of costs of service and roaming are attributable to fees and charges we pay Sprint for billing and collections, customer care and other back-office support. Our ability to manage costs charged by Sprint is limited. If our costs are more than we anticipate, the actual amount of funds needed to implement our strategy and business plan may exceed our estimates, which could have a material adverse affect on our liquidity, financial condition and results of operations. We estimate that for every 1% that aggregate Sprint fees exceed our planned expectations, it will reduce our annual operating income by $400,000.

We may continue to experience a high rate of subscriber turnover, which would adversely affect our financial performance.

      The wireless personal communications services industry in general, and Sprint and its network partners in particular, have experienced a higher rate of subscriber turnover, commonly known as churn, as compared to cellular industry averages. This churn rate was driven higher in 2002 due to the NDASL and Clear Pay programs required by Sprint and the removal of deposit requirements as described elsewhere in this prospectus and solicitation statement. Our business plan assumes that churn will be relatively constant in fiscal 2004, but will decline significantly thereafter. Although churn declined in the first nine months of fiscal 2003, churn rates increased in the quarter ended September 30, 2003 for both Sprint and us and continues to remain at higher levels. Due to significant competition in our industry and general economic conditions, among other things, churn may increase and our future rate of subscriber turnover may be higher than projected or our historical rate. Factors that may contribute to higher churn include:

•	the pricing and attractiveness of our competitors’ products and services;

•	wireless local number portability;

•	quality of customer service; and

•	network performance and coverage relative to our competitors;

•	inability or unwillingness of subscribers to pay which results in involuntary deactivations, which accounted for 63% of our deactivations in the quarter ended June 30, 2003;

•	subscriber mix and credit class, particularly sub-prime credit subscribers which accounted for approximately 50% of our gross subscriber additions since May 2001 and account for approximately 30% of our subscriber base as of June 30, 2003;

•	Sprint’s announced billing system conversion and/or outsourcing services now provided by Sprint, including billing, collections and customer care; and

•	any future changes by us in the products and services we offer, especially to the Clear Pay Program.

      A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers. We estimate that a 0.1% increase in churn will result in annual losses of operating income of $900,000.

Implementation of wireless local number portability requirements may increase churn, lower revenues and result in higher subscriber acquisition costs.

      Implementation of the Federal Communications Commission’s (“FCC”) wireless local number portability (“LNP”) requirement will enable wireless subscribers to keep their telephone numbers when switching to another carrier. By November 24, 2003, all covered CMRS providers, including broadband PCS, cellular and SMR licensees, must allow customers to retain, subject to geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. Once wireless LNP is implemented, current rules require that covered CMRS providers would have to provide LNP in the 100 largest metropolitan statistical areas, in compliance with certain FCC performance criteria, upon request from another carrier (CMRS provider or local exchange carrier). For metropolitan statistical areas outside the largest 100, CMRS providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later. The overall impact of this mandate is uncertain. We anticipate that the wireless LNP mandate will impose increased operating costs on all CMRS providers, including us, and may result in lower revenues, higher churn and subscriber acquisition and retention costs.

Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts.

      On an ongoing basis, we estimate the amount of subscriber receivables that we will not collect to reflect the expected loss on such accounts in the current period. Our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:

•	our churn rate may exceed our estimates;

•	bad debt as a percentage of service revenues may not decline as we assume in our business plan;

•	adverse changes in the economy; or

•	unanticipated changes in Sprint’s PCS products and services.

      If our allowance for doubtful accounts is insufficient to cover losses on our receivables, it could materially adversely affect our liquidity, financial condition and results of operations.

Roaming revenue could be less than anticipated, which could adversely affect our liquidity, financial condition and results of operations.

      Sprint reduced the reciprocal roaming rate from $0.10 per minute to $0.058 per minute for the calendar year 2003. Based upon 2002 historical roaming data, a reduction in the roaming rate to $0.058 per minute would have reduced roaming revenue by approximately $30 million for us and would have reduced roaming expense by approximately $23 million for us. The ratio of roaming revenue to expense for us for the quarter ended June 30, 2003 was 1.3 to one.

      The amount of roaming revenue we receive also depends on the minutes of use of our network by PCS subscribers of Sprint and Sprint PCS network partners. If actual usage is less than we anticipate, our roaming revenue would be less and our liquidity, financial condition and results of operations could be materially adversely affected.

Our efforts to reduce costs may have adverse affects on our business.

      As a result of the current business environment, we have revised our business plan and are seeking to manage expenses to improve our liquidity position. We have significantly reduced projected capital expenditures, advertising and promotion costs and other operating costs. Reduced capital expenditures could, among other things, force us to delay improvements to our network, which could adversely affect the quality of service to subscribers. These actions could reduce subscriber growth and increase churn, which could materially adversely affect our financial condition and results of operation. We estimate that a 0.1% increase in churn will result in annual losses of operating income of $900,000.

We may incur significantly higher wireless handset subsidy costs than we anticipate for existing subscribers who upgrade to a new handset.

      As our subscriber base matures, and technological innovations occur, more existing subscribers will upgrade to new wireless handsets. We subsidize a portion of the price of wireless handsets and incur sales commissions, even for handset upgrades. Excluding sales commissions, we experienced approximately $4.8 million associated with wireless handset upgrade costs for the year ended September 30, 2002 and $5.9 million for the nine months ended June 30, 2003. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we project, our results of operations would be adversely affected.

The loss of the officers and skilled employees who we depend upon to operate our business could materially adversely affect our results of operations.

      Our business is managed by a small number of executive officers. We believe that our future success depends in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. Our ability to attract and retain such persons may be negatively impacted if our liquidity position does not improve. The loss of our officers and skilled employees could materially adversely affect our results of operation.

      In addition, we grant stock options and other equity incentives as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to the decline in the trading price of our common stock, a substantial majority of the stock options held by employees have an exercise price that is higher than the current trading price of our common stock, and therefore these stock options may not be effective in helping us to retain valuable employees. Our named executive officers other than the Chief Financial Officer, have returned, without consideration, “underwater” options held by such officers. If our shareholders do not authorize additional shares for our 2002 Long-Term Incentive Plan, we may have insufficient equity awards available to attract and retain qualified technical and management personnel. We currently have “key man” life insurance for our Chief Executive Officer.

Parts of our territories have limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations.

      Sprint has licenses covering 10 MHz of spectrum in our territory. As the number of subscribers in our territories increase, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped and blocked calls and may limit our ability to offer enhanced services, all of which could result in increased subscriber turnover and adversely affect our financial condition and results of operations.

      Further, in January 2003, the FCC rules imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted. The FCC now relies on case-by-case review of transactions involving transfers of control of CMRS spectrum in connection with its public interest review of all license transfers. In light of this change in regulatory review, competition may increase to the extent that licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These larger wireless communications operators may be able to offer customers network features not offered by us. The actions of these larger wireless communications operators could negatively affect our churn, ability to attract new subscribers, ARPU, cost to acquire subscribers and operating costs per subscriber.

There is a high concentration of ownership of the wireless towers we lease and if we lose the right to install our equipment on certain wireless towers or are unable to renew expiring leases, our financial condition and results of operations could be adversely impacted.

      Most of our cell sites are co-located on leased tower facilities shared with one or more wireless providers. A few tower companies own a large portion of these leased tower sites. Approximately 75% of the towers leased by us are owned by four tower companies (and their affiliates). If a master co-location agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our use of its tower sites, we would have to find new sites or we may be required to rebuild that portion of our network. In addition, because of this concentration of ownership of our cell sites, our financial condition and results of operations could be materially and adversely affected if we are unable to renew expiring leases with such tower companies on favorable terms, or in the event of a disruption in any of their business operations. For example, if our agreement with our largest tower company were to expire, we would be required to relocate approximately 25% of our cell site locations, requiring disruption to our network operations.

Certain wireless providers are seeking to reduce access to their networks.

      We rely on Sprint’s roaming agreements with its competitors to provide automatic roaming capabilities to subscribers in many of the areas of the United States not covered by Sprint’s PCS network. Competitors may be able to offer coverage in areas not served by Sprint’s PCS network or may be able to offer roaming rates that are lower than those offered by Sprint. Competitors are seeking to reduce access to their networks through actions pending with the FCC. Moreover, AT&T Wireless has sought reconsideration of an FCC ruling in order to expedite elimination of the engineering standard (“AMPS)” for the dominant air interface on which Sprint’s subscribers roam. If AT&T Wireless is successful and the FCC eliminated this standard before Sprint can transition its handsets to different standards, customers of Sprint could be unable to roam in those markets where cellular operators cease to offer their AMPS network for roaming. Further, on September 24, 2002, the FCC modified its rules to eliminate, after a five-year transition period, the requirement that carriers provide analog service compatible with AMPS specifications. If this requirement is eliminated before Sprint can transition its handsets to different standards, customers of Sprint could be unable to roam in those markets where cellular operators cease to offer their AMPS network for roaming.

Our business is subject to seasonal trends.

      Our business is subject to seasonality because the wireless industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including: the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of available financial resources during this period.

Risks Related to Our Relationship with Sprint

Our business experiences certain risks related to Sprint.

      Over time, Sprint has increased fees charged to AirGate and other network partners and has added fees that were not anticipated when the agreements with Sprint were entered into. Sprint also sought to collect money from us that we believe is not authorized under the agreements. In addition, Sprint has also imposed additional programs, requirements and conditions that have adversely affected our financial performance. If these increases, additional charges and changes continue, our operating results, liquidity and capital resources could be adversely affected. As of June 30, 2003, we have disputed approximately $7.0 million in invoices for such increases and additional charges, but those issues have not been resolved.

While we believe that we have adequately reserved for these disputed amounts, if they are resolved in favor of Sprint and against AirGate, the payment of this amount money could adversely affect our liquidity and capital resources. The resolution of all disputes in favor of Sprint and payment of disputed amounts will reduce our cash position at June 30, 2003 of $30.8 million by approximately $7.0 million.

We operate with little working capital because of amounts owed to Sprint.

      Each month we pay Sprint expenses described in greater detail in Note 3 to the consolidated financial statements for the nine months ended June 30, 2003 set forth in this prospectus and solicitation statement. An increase in the amounts we owe Sprint may result in less use of cash for working capital purposes than the business plan currently projects.

The termination of our affiliation with Sprint would severely restrict our ability to conduct our business.

      We do not own the licenses to operate our wireless network. Our ability to offer Sprint PCS products and services and operate a PCS network is dependent on our Sprint agreements remaining in effect and not being terminated. All of our subscribers have purchased Sprint PCS products and services to date, and we do not anticipate any change in the near future. The management agreements between Sprint and us are not perpetual. Our management agreement automatically renews at the expiration of the 20-year initial term (July 22, 2018) for an additional 10-year period unless we are in material default. Sprint can choose not to renew our management agreement at the expiration of the ten-year renewal term or any subsequent ten-year renewal term. In any event, our management agreement terminates in 50 years.

      In addition, subject to the provisions of the consent and agreement, these agreements can be terminated for breach of any material term, including, among others, failure to pay, marketing, build-out and network operational requirements. Many of these requirements are extremely technical and detailed in nature. In addition, many of these requirements can be changed by Sprint with little notice. As a result, we may not always be in compliance with all requirements of the Sprint agreements. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our liquidity, financial condition and results of operations.

      We are also dependent on Sprint’s ability to perform its obligations under the Sprint agreements. The non-renewal or termination of any of the Sprint agreements or the failure of Sprint to perform its obligations under the Sprint agreements would severely restrict our ability to conduct business.

Sprint may make business decisions that are not in our best interests, which may adversely affect our relationships with subscribers in our territory, increase our expenses and/or decrease our revenues.

      Sprint, under the Sprint agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint has made and, in the future may make, decisions that adversely affect our business, such as the following:

•	Sprint could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

•	Sprint could develop products and services, such as a one-rate plan where subscribers are not required to pay roaming charges or its PCS to PCS plan, or establish credit policies, such as the NDASL program, which could adversely affect our results of operations;

•	Sprint has raised and could continue to raise the costs to perform back office services or maintain the costs above those expected, reduce levels of services or expenses or otherwise seek to increase expenses and other amounts charged;

•	Sprint can seek to further reduce the reciprocal roaming rate charged when Sprint’s or other Sprint network partners’ PCS subscribers use our network;

•	Sprint may elect with little or no notification, to upgrade or convert its financial reporting, billing or inventory software or change third party service organizations that can adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships;

•	Sprint, subject to limitations in our Sprint Agreements, could limit our ability to develop local and other promotional plans to enable us to attract sufficient subscribers;

•	Sprint could, subject to limitations under our Sprint agreements, alter its network and technical requirements;

•	Sprint introduced a payment method for subscribers to pay the cost of service with us. This payment method initially did not have adequate controls or limitations, and fraudulent payments were made to accounts using this payment method. If other types of fraud become widespread, it could have a material adverse impact on our results of operations and financial condition;

•	Sprint could make decisions which could adversely affect the Sprint brand names, products or services; and

•	Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

      Recently, Sprint has announced that it will re-align its resources to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on assets groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint.” This realignment is designed to facilitate cross-selling and bundling of products across these product lines. This shift could divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services, could increase the risk that Sprint will design wireless products and services in a manner that is not profitable for AirGate or other network partners, and could reduce the significance of Sprint’s wireless network partners.

      The occurrence of any of the foregoing could adversely affect our relationship with subscribers in our territories, increase our expenses and/or decrease our revenues and have a material adverse affect on our liquidity, financial condition and results of operation.

Sprint’s newly implemented PCS to PCS program has had, and may continue to have, a negative impact on our business.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost, for any calls made from one Sprint PCS subscriber to another. Pursuant to our Sprint agreements, we are required to support this program in our territory. The number of minutes-over-plan (“MOPs”) used and associated revenues of our subscribers has dropped. Our ARPU has declined from $61 for the fiscal year ended September 30, 2002 to $58 for the nine months ended June 30, 2003, while the number of minutes used for PCS to PCS calls increased ten-fold from 6 million to over 60 million minutes per month. In addition, the program had the effect of switching current subscribers to the product offering, rather than resulting in a meaningful increase in new subscribers. In addition to the lost revenue the PCS to PCS plan causes, it is also generating a large amount of incremental traffic on our network, which may increase our capital needs beyond what we have planned.

Our dependence on Sprint for services may limit our ability to reduce costs, which could materially adversely affect our financial condition and results of operation.

      Approximately 65% of cost of service and roaming in our financial statements relate to charges from or through Sprint. As a result, a substantial portion of our cost of service and roaming is outside our control. There can be no assurance that Sprint will lower its operating costs, or, if these costs are lowered, that Sprint will pass along savings to its PCS network partners. If these costs are more than we anticipate in our business plan, it could materially adversely affect our liquidity, financial condition and results of operations and as noted below, our ability to replace Sprint with lower cost providers may be limited. We estimate that for every 1% aggregate Sprint fees exceed our planned expectations, it will reduce our annual operating income by $400,000.

Our dependence on Sprint may adversely affect our ability to predict our results of operations.

      In 2002, our dependence on Sprint interjected a greater degree of uncertainty to our business and financial planning. During this time:

•	we agreed to a new $4 logistics fee for each 3G enabled handset to avoid a prolonged dispute over upgrade handset subsidy charges for which Sprint sought reimbursement;

•	Sprint PCS sought to recoup $3.9 million in long-distance access revenues previously paid by Sprint PCS to AirGate and has invoiced us $1.2 million of this amount;

•	Sprint has charged us $0.5 million to reimburse Sprint for 3G product- and network-related development expenses with respect to calendar year 2002;

•	Sprint informed us on December 23, 2002 that it had miscalculated software maintenance fees for 2002 and future years, which would result in an annualized increase from $1.0 million to $1.7 million if owed by AirGate;

•	Sprint reduced the reciprocal roaming rate charged by Sprint and its network partners for use of our respective networks from $0.10 per minute of use to $0.058 per minute of use in 2003.

      Other ongoing disputes are described in Note 3 to our unaudited financial statements for the nine months ended June 30, 2003, included in this prospectus and solicitation statement. We have questioned whether these and other charges and actions are appropriate and authorized under our Sprint agreements. We expect that it will take time to resolve these issues, the ultimate outcome is uncertain and litigation may be required to resolve these issues. Unanticipated expenses and reductions in revenue have had and, if they occur in the future, will have a negative impact on our liquidity and make it more difficult to predict with reliability our future performance.

Inaccuracies in data provided by Sprint could understate our expenses or overstate our revenues and result in out-of-period adjustments that may materially adversely affect our financial results.

      Approximately 65% of cost of service and roaming in our financial statements relate to charges from or through Sprint. In addition, because Sprint provides billing and collection services for us, Sprint remits approximately 95% of our revenues to us. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operating expenses. In certain cases, the data is provided at a level of detail that is not adequate for us to verify for accuracy back to the originating source. As a result, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivables, which underlie a substantial portion of our periodic financial statements and other financial disclosures.

      We and Sprint have discovered billing and other errors or inaccuracies, which could be material to us. If we are required in the future to make additional adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint, such adjustments or charges may have a material adverse affect on our financial results in the period that the adjustments or charges are made, on our ability to satisfy covenants contained in our credit facility, and on our ability to make fully informed business decisions.

The inability of Sprint to provide high quality back office services could lead to subscriber dissatisfaction, increased churn or otherwise increase our costs.

      We currently rely on Sprint’s internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint is unable to provide internal support systems in a high quality manner, or to efficiently outsource those services and systems through third-party vendors. Cost pressures are expected to continue to pose a significant challenge to Sprint’s internal support systems. Additionally, Sprint has made reductions in its customer service support structure and may continue to do so in the future, which may have an adverse effect on our churn rate. Further, Sprint has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We currently depend on Sprint’s willingness to continue to offer these services and to provide these services effectively and at competitive costs. These costs were approximately $31.0 million for AirGate for the nine months ended June 30, 2003. Our Sprint agreements provide that, upon nine months prior written notice, Sprint may elect to terminate any of these services. The inability of Sprint to provide high quality back office services, or our inability to use Sprint back office services and third-party vendors’ back office systems, could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      If Sprint elects to significantly increase the amount it charges us for any of these services, our operating expenses will increase, and our liquidity, financial condition and results of operation could be adversely affected.

      Two recent independent surveys have ranked Sprint last among national carriers in customer service. We believe that poor customer care is an important cause of increased churn. To date, Sprint has been unable to provide a level of service equal to or better than industry averages under the services agreement. Consequently, outsourcing these services may be the only alternative to significantly improve churn. We are exploring ways to outsource billing, collections and customer care services now provided by Sprint. While the services agreement allows us to use third-party vendors to provide certain of these services instead of Sprint, Sprint may seek to require us to pay high start-up costs to interface with Sprint’s system and may otherwise seek to delay any such outsourcing, which could make an outsourcing cost prohibitive, increase the costs of any such outsourcing and delay the benefits of any outsourcing. This could limit our ability to lower our operating costs and reduce churn.

Changes in Sprint PCS products and services may adversely affect key operating metrics.

      The competitiveness of Sprint PCS products and services is a key factor in our ability to attract and retain subscribers. Certain Sprint pricing plans, promotions and programs may result in higher levels of subscriber turnover and reduce the credit quality of our subscriber base. For example, we believe that the NDASL and Clear Pay Program resulted in increased churn and an increase in sub-prime credit subscribers and its PCS to PCS plan is increasing minutes of use and reducing ARPU.

Our disputes with Sprint may adversely affect our relationship with Sprint.

      We have a number of significant disputes with Sprint related to our agreements. These disputes involve a number of issues including: Sprint’s collection of various revenues from subscribers and other parties and the payment of AirGate’s portion of those monies; various charges made by Sprint under the agreements with AirGate; Sprint’s right to impose programs, requirements and conditions on AirGate that adversely affect AirGate’s financial performance; and various other rights and responsibilities imposed upon the parties under the terms of their agreements. In recent months, Sprint and AirGate have focused on whether these disputes can be resolved by agreement and are currently engaged in negotiation of these issues. If an agreement cannot be reached on terms that are acceptable to AirGate and Sprint, either party may take additional measures, including the filing of litigation, to have these issues resolved. The mere existence of these disputes could adversely affect our relationship with Sprint. If some or all of these disputed issues is resolved against AirGate, such resolution could have a material adverse effect on our liquidity, financial condition or results of operations.

Sprint’s roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain subscribers and create other risks for us.

      We rely on Sprint’s roaming arrangements with other wireless service providers for coverage in some areas where Sprint service is not yet available. The risks related to these arrangements include:

•	the roaming arrangements are negotiated by Sprint and may not benefit us in the same manner that they benefit Sprint;

•	the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

•	the price of a roaming call off our network may not be competitive with prices of other wireless companies for roaming calls;

•	customers may have to use a more expensive dual-band/dual mode handset with diminished standby and talk time capacities;

•	subscribers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

•	Sprint customers may not be able to use Sprint’s advanced features, such as voicemail notification, while roaming; and

•	Sprint or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

      If customers from our territory are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current subscribers and our Sprint PCS services will be less attractive to new subscribers.

Certain provisions of the Sprint agreements may diminish the value of our common stock and restrict the sale of our business.

      Under limited circumstances and without further stockholder approval, Sprint may purchase our operating assets at a discount. In addition, Sprint must approve a change of control of the ownership of AirGate and must consent to any assignment of our Sprint agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and other restrictions contained in the Sprint agreements could adversely affect the value of our common stock, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, may reduce the “entire business value,” as described in our Sprint agreements, and may limit our ability to obtain new investment or support from any source.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations.

      We depend on our relationship with Sprint to obtain handsets, and we have agreed to purchase all of our 3G capable handsets from Sprint or a Sprint authorized distributor through the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25,000,000. Sprint orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

•	Sprint does not adequately project the need for handsets for itself, its network partners and its other third-party distribution channels, particularly in transition to new technologies, such as “one time radio transmission technology,” or “1XRTT;”

•	Sprint gives preference to other distribution channels, which it does periodically;

•	we do not adequately project our need for handsets;

•	Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

•	there is an adverse development in the relationship between Sprint and its suppliers or vendors.

      The occurrence of any of the foregoing could disrupt our subscriber service and/or result in a decrease in subscribers, which could adversely affect our results of operations.

If Sprint does not complete the construction of its nationwide PCS network, we may not be able to attract and retain subscribers.

      Sprint currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint’s national network and, to a lesser extent, on the networks of Sprint’s other network partners. Sprint’s PCS network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain subscribers.

If other Sprint network partners have financial difficulties, the Sprint PCS network could be disrupted.

      Sprint’s national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by Sprint network partners. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks.

      If other network partners experience financial difficulties, Sprint’s PCS network could be disrupted. If Sprint’s agreements with those network partners were like ours, Sprint would have the right to step in and operate the network in the affected territory, subject to the rights of their lenders. In such event, there can be no assurance that Sprint could transition in a timely and seamless manner or that lenders would permit Sprint to do so.

If Sprint’s business plan does not succeed, our business may not succeed.

      As a network partner of Sprint, we have the right to provide 100% digital PCS products and services under the Sprint brand names in our original territory in the southeastern United States. In addition, we feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. Consequently, our business and results of operations depend on the continued recognition of the Sprint brand name. If Sprint’s business plan does not succeed, or if Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name or erosion of its customer base, our operations and profitability would likely be negatively impacted.

      If Sprint were to file for bankruptcy, Sprint may be able to reject its agreements with us under Section 365 of the Bankruptcy Code. The agreements provide us remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable.

Non-renewal or revocation by the FCC of Sprint’s PCS licenses would significantly harm our business.

      PCS licenses are subject to renewal and revocation by the FCC. Sprint licenses in our territories will begin to expire in 2007 but may be renewed for additional ten-year terms. There may be opposition to renewal of Sprint’s PCS licenses upon their expiration, and Sprint’s PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint or us to comply with these standards could cause revocation or forfeiture of Sprint’s PCS licenses for our territories. If Sprint loses any of its licenses in our territory, we would be severely restricted in our ability to conduct business.

If Sprint does not maintain control over its licensed spectrum, the Sprint agreements may be terminated, which would result in our inability to provide service.

      The FCC requires that licensees like Sprint maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the Sprint agreements to comply with applicable law. If we cannot agree with Sprint to modify the Sprint agreements, they may be terminated. If the Sprint agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business. Any required modifications could also have a material adverse effect on our business, financial condition and liquidity.

If we lose our right to use the Sprint brand and logo under its trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint.

      The Sprint brand and logo are highly recognizable. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

Risks Particular to Our Industry

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably.

      Competition in the wireless communications industry is intense. According to information it has filed with the SEC, Sprint believes that the traditional dividing lines between long distance, local, wireless, and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets. We do not currently offer services other than wireless services and may not be able to effectively compete against competitors with integrated solutions. Further, the provision of integrated offerings may increase Sprint’s control over our business.

      Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint’s consent to sell local pricing plans and non-Sprint approved equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Many of our competitors are larger than us, possess greater financial and technical resources and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. Some of our competitors also have well-established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint. Our success, therefore, is, to a large extent, dependent on Sprint’s ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue.

      There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than many of our competitors.

If the demand for wireless data services does not grow, or if we or Sprint fail to capitalize on such demand, it could have an adverse effect on our growth potential.

      Sprint and its network partners, including AirGate, have committed significant resources to wireless data services and our business plan assumes increasing uptake in such services. That demand may not materialize. Even if such demand does develop, our ability to deploy and deliver wireless data services relies, in many instances, on new and unproven technology. Existing technology may not perform as expected. We may not be able to obtain new technology to effectively and economically deliver these services. The success of wireless data services is substantially dependent on the ability of Sprint and others to develop applications for wireless data devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. Consumer needs for wireless data services may be met by technologies such as 802.11, known as wi-fi, which does not rely on FCC regulated spectrum. The lack of standardization across wireless data handsets may contribute to customer confusion, which could slow acceptance of wireless data services, or increase customer care costs. Either could adversely affect our ability to provide these services profitably. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed our current estimates, our financial condition and prospects cold be materially adversely affected.

Market saturation could limit or decrease our rate of new subscriber additions.

      Intense competition in the wireless communications industry could cause prices for wireless products and services to continue to decline. If prices drop, then our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitor’s penetration rates in our markets increase over time, our rate of adding net subscribers could continue to decrease. If this decrease were to continue, it could materially adversely affect our liquidity, financial condition and results of operations.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

      The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. We rely on Sprint for research and development efforts with respect to the products and services of Sprint and with respect to the technology used on our network. Sprint may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

      If Sprint is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete.

We are a consumer business and a recession in the United States involving significantly lowered spending could negatively affect our results of operations.

      Our subscriber base is primarily individual consumers and our accounts receivable represent unsecured credit. We believe the economic downturn has had an adverse affect on our operations. In the event that the economic downturn that the United States and our territories have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be further negatively affected.

      If Sprint’s current suppliers cannot meet their commitments, Sprint would have to use different vendors and this could result in delays, interruptions, or additional expenses associated with the upgrade and expansion of Sprint’s networks and the offering of its products and services.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

      Our operations and those of Sprint may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

      Some studies have indicated that some aspects of using wireless phones while driving may impair drivers’ attention in certain circumstances, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. A number of U.S. states and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Legislation of this sort, if enacted, would require wireless service providers to provide hands-free enhanced services, such as voice activated dialing and hands-free speaker phones and headsets, so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. If we are unable to provide hands-free services and products to subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our ability to generate revenues would suffer.

Unauthorized use of, or interference with, the PCS network of Sprint could disrupt our service and increase our costs.

      We may incur costs associated with the unauthorized use of the PCS network of Sprint, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the PCS network of Sprint may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming.

Equipment failure and natural disasters or terrorist acts may adversely affect our operations.

      A major equipment failure or a natural disaster or terrorist act that affects our mobile telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which subscribers roam, could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

      This prospectus and solicitation statement contains “forward-looking statements.” These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the wireless industry, our beliefs and management’s assumptions. In addition, other written and oral statements that constitute forward-looking statements may be made by us or on our behalf. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, churn rates, ARPU, CPGA and CCPU (all as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics”), roaming rates, EBITDA (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics”), and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek”, “project,” “target,” “goal,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include:

•	our ability to consummate the restructuring;

•	the impact of a prepackaged or other plan of reorganization for AirGate;

•	intense competition in the wireless market and the unsettled nature of the wireless market;

•	the competitiveness and impact of Sprint’s pricing plans and PCS products and services;

•	subscriber credit quality;

•	the potential to experience a continued high rate of subscriber turnover;

•	the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services;

•	the ability to successfully leverage 3G products and services;

•	inaccuracies in financial information provided by Sprint;

•	new charges and fees, or increased charges and fees, imposed by Sprint;

•	the impact and outcome of disputes with Sprint;

•	our ability to predict future customer growth, as well as other key operating metrics;

•	the impact of spending cuts on network quality, customer retention and customer growth;

•	rates of penetration in the wireless industry;

•	our significant level of indebtedness;

•	the impact and outcome of legal proceedings between other Sprint network partners and Sprint;

•	adequacy of bad debt and other allowances;

•	the potential need for additional sources of capital and liquidity;

•	risks related to our ability to compete with larger, more established businesses;

•	anticipated future losses;

•	rapid technological and market change;

•	subscriber purchasing patterns;

•	potential fluctuations in quarterly results;

•	an adequate supply of subscriber equipment;

•	risks related to future growth and expansion;

•	the current economic slowdown; and

•	the volatility of the market price of our common stock.

      These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and solicitation statement under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus and solicitation statement and the incorporated reports. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and solicitation statement.

USE OF PROCEEDS

      We will not receive any cash proceeds from the recapitalization plan. In consideration for issuing the common stock and new notes in the recapitalization plan, we will receive the tendered old notes. The old notes surrendered in exchange for common stock and new notes will be retired and canceled and cannot be reissued. We will bear the expenses of the restructuring.

MARKET FOR OUR COMMON STOCK AND THE OLD NOTES

      Shares of our common stock began trading on The Nasdaq National Market on September 28, 1999, under the symbol “PCSA”. Before that date, there was no public market for our common stock. Beginning on April 8, 2003, after being de-listed from The Nasdaq National Market, our common stock began trading on the OTC Bulletin Board under the symbol “PCSA.OB.” On November 4, 2003, the last trading day before the date of this prospectus and solicitation statement, the last reported bid price per share of our common stock on the OTC Bulletin Board was $1.95. On November          , 2003, there were            holders of record of our common stock.

      The following table lists the high and low bid prices for our common stock for the periods indicated, as reported by The Nasdaq National Market and the OTC Bulletin Board.

	Price Range of
	Common Stock

	High		Low

Fiscal Year Ended September 30, 2004:
First Quarter (through November , 2003)	$		$
Fiscal Year Ended September 30, 2003:
Fourth Quarter		$3.53		$1.08
Third Quarter		$1.34		$0.11
Second Quarter		$0.95		$0.14
First Quarter		$1.67		$0.35
Fiscal Year Ended September 30, 2002:
Fourth Quarter		$1.88		$0.39
Third Quarter		$17.53		$0.92
Second Quarter		$47.97		$8.52
First Quarter		$60.44		$42.20
Fiscal Year Ended September 30, 2001:
Fourth Quarter		$60.05		$41.75
Third Quarter		$53.50		$30.88
Second Quarter		$49.88		$29.44
First Quarter		$48.00		$21.69

      We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, both our credit facility and the indenture governing the new notes will severely limit our ability to declare and pay dividends.

      The old notes are not currently traded on any national securities exchange.

CAPITALIZATION

      The following table sets forth our capitalization, as of June 30, 2003, (1) on an actual basis and (2) on an as adjusted basis to give effect to the recapitalization plan; in each case using the June 30, 2003 closing bid price for our common stock of $1.20. The as adjusted data assumes that all of our outstanding old notes are exchanged for common stock and new notes in the recapitalization plan.

      To understand this table better, you should review “Selected Consolidated Historical Financial Data,” “Unaudited Pro-Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus and solicitation statement.

	As of June 30, 2003

	Actual	As Adjusted

	(In thousands)
	(Unaudited)
Cash and cash equivalents	$30,793	$20,835
Debt securities
Credit Facility	142,755	142,755
Old notes	244,495	—
New notes offered hereby	—	200,702

Total debt securities	387,250	343,457
Stockholders’ deficit
Common stock, $0.01 par value, 150,000,000 authorized, 25,939,836 shares issued and outstanding(1)	260	590
Additional paid-in capital	924,086	961,822
Preferred stock, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Deferred stock-based compensation	(522)	(522)
Accumulated deficit	(1,293,126)	(1,301,023)

Total stockholders’ deficit	(369,302)	(339,133)

Total capitalization	$48,741	$25,159

(1)	58,939,836 shares issued and outstanding after the recapitalization plan, before giving effect to the reverse stock split.

ACCOUNTING TREATMENT OF THE RESTRUCTURING

Exchange of Old Notes for Common Stock and New Notes

      The exchange of old notes for our common stock and new notes will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”) and EITF 02-4 “Determining whether Debtor’s Modification or Exchange of Debt is within the scope of FASB Statement No. 15.” Our outstanding old notes will be exchanged for 33,000,000 shares of our common stock, before giving effect to the reverse stock split, and $160.0 million in aggregate principal amount of new notes. In accordance with SFAS No. 15, a gain will not be recorded upon the restructuring as the adjusted carrying amount of the old notes is less than the maximum future cash payments (including future interest payments) of the new notes. The effects of the restructuring will therefore be accounted for as a reduction in the effective interest rate on the new notes.

      Transaction costs of the recapitalization plan are estimated to be $8.3 million, and are attributable to three components of the transaction. Approximately $0.6 million relates to financing costs capitalized on the balance sheet, which were incurred in connection with amending the existing covenants for the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility. Financial advisor and dealer/ manager, legal, filing, printing and accounting fees are estimated to be $7.7 million. Costs attributable to the debt are estimated to be $6.2 million and will be expensed as incurred; costs of approximately $1.5 million will be offset against the carrying amount of the common stock. Additionally, the Company may be required to pay alternative minimum taxes because net operating loss carry forwards can offset only 90% of alternative minimum taxable income. The Company has estimated alternative minimum taxes due of $1.7 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The selected statement of operations and balance sheet data presented below is derived from our audited consolidated financial statements as of and for the years ended December 31, 1998, the nine months ended September 30, 1999, and the years ended September 30, 2000, 2001 and 2002 and our unaudited consolidated financial statements as of June 30, 2003 and for the nine months ended June 30, 2002 and 2003.

      In accordance with generally accepted accounting principles, iPCS’s results of operations are not consolidated with the Company’s results subsequent to February 23, 2003 and the accounts of iPCS are recorded as an investment using the cost method of accounting. Prior to February 23, 2003, the Company’s results include the effects of purchase accounting related to the iPCS acquisition. The comparability of our results for the nine months ended June 30, 2003 to the same period for 2002 are affected by the exclusion of the results of iPCS for the periods prior to November 30, 2001 and after February 23, 2003.

      The unaudited financial statements include all adjustments, including normal recurring accruals, that management considers necessary to fairly present our financial position and results of operations. Operating results for the nine-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2003.

      The data set forth below should be read in conjunction with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy prospectus and solicitation statement.

	For the	For the Nine				Nine Months Ended
	Year Ended	Months Ended	For the Year Ended September 30,			June 30,
	December 31,	September 30,
	1998	1999	2000	2001	2002(1)	2002(1)	2003(2)

	(In thousands, except per share subscriber data)					(unaudited)
Statement of Operations Data:
Revenues:
Service revenue	$—	$—	$9,746	$105,976	$327,365	$230,422	$242,928
Roaming revenue	—	—	12,338	55,329	111,162	75,458	67,019
Equipment revenue	—	—	2,981	10,782	18,030	13,523	10,773

Total revenues	—	—	25,065	172,087	456,557	319,403	320,720

Operating expenses:
Cost of services and roaming (exclusive of depreciation as shown separately below)	—	—	(27,770)	(116,732)	(311,135)	(216,698)	(193,956)
Cost of equipment	—	—	(5,685)	(20,218)	(43,592)	(29,982)	(22,400)
Selling and marketing	—	—	(28,357)	(71,617)	(116,521)	(85,568)	(57,280)
General and administrative	(2,597)	(5,294)	(14,078)	(15,742)	(25,339)	(18,277)	(21,910)
Non-cash stock compensation	—	(325)	(1,665)	(1,665)	(769)	(597)	(530)
Depreciation	(1,204)	(622)	(12,034)	(30,621)	(70,197)	(47,864)	(48,967)
Amortization of intangible assets	—	—	—	(46)	(39,332)	(29,377)	(6,855)
Loss on disposal of property and equipment	—	—	—	—	(1,074)	—	—
Impairment of goodwill(3)	—	—	—	—	(460,920)	(261,212)	—
Impairment of property and equipment(3)	—	—	—	—	(44,450)	—	—
Impairment of intangible assets(3)	—	—	—	—	(312,043)	—	—

Total operating expenses	(3,801)	(6,241)	(89,589)	(256,641)	(1,425,372)	(689,575)	(351,898)

Operating loss	(3,801)	(6,241)	(64,524)	(84,554)	(968,815)	(370,172)	(31,178)
Interest income			9,321	2,463	590	530	94
Interest expense	(1,392)	(9,358)	(26,120)	(28,899)	(57,153)	(40,732)	(45,869)
Other	—	—	—	—	—	(20)	11
Income tax benefit	—	—	—	—	28,761	28,761	—

Net loss	$(5,193)	$(15,599)	$(81,323)	$(110,990)	$(996,617)	$(381,633)	$(76,942)

Basic and diluted net loss per share of common stock	$(1.54)	$(4.57)	$(6.60)	$(8.48)	$(41.96)	$(16.55)	$(2.97)
Basic and diluted weighted-average outstanding common shares	3,382,518	3,414,276	12,329,149	13,089,285	23,751,507	23,059,151	25,897,415
Other Data:
Number of subscribers at end of period	—	—	56,689	235,025	554,833	532,446	364,157
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—
Statement of Cash Flow Data:
Cash provided by (used in) operating activities	$(989)	$(2,473)	$(41,609)	$(40,850)	$(45,242)	$(48,797)	$20,650
Cash used in investing activities	(2,432)	(15,706)	(152,397)	(71,772)	(78,716)	(59,061)	(28,869)
Cash provided by (used in) financing activities	5,200	274,783	(6,510)	68,528	142,143	23,880	30,793

	As of	As of September 30,				As of
	December 31,					June 30,
	1998	1999	2000	2001	2002(1)	2003

Balance Sheet Data (at period end):
Cash and cash equivalents	$2,296	$258,900	$58,384	$14,290	$32,475	$30,793
Total current assets	2,774	261,247	74,315	56,446	129,773	74,810
Property and equipment, net	12,545	44,206	183,581	209,326	399,155	184,493
Total assets	15,450	317,320	268,948	281,010	574,294	272,036
Total current liabilities(5)	16,481	31,507	37,677	61,998	494,173	72,257
Long-term debt and capital lease obligations	7,700	165,667	180,727	266,326	354,828	375,400
Stockholders’ equity (deficit)	(5,350)	127,846	49,873	(52,724)	(292,947)	(369,302)

(1)	On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries “iPCS”). The accounts of iPCS are included as of September 30, 2002, and the results of operations subsequent to November 30, 2001.

(2)	On February 23, 2003, iPCS, Inc. filed for Chapter 11 bankruptcy. Prior to February 23, 2003 the accounts and results of operation of iPCS were consolidated. Subsequent to filling bankruptcy, iPCS is accounted for on the cost basis. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. As of the date of the transfer, the disposition will be accounted for as a discontinued operation.

(3)	As a result of the Company’s fair value assessments, total impairment charges of $817,413 were recorded for the impairment of goodwill and tangible and intangible assets related to iPCS.

(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 1998, the nine months ended September 30, 1999, the years ended September 30, 2000, 2001, and 2002, and the nine months ended September 30, 2002 and 2003 by $5,193, $15,599, $81,323, $110,990, $1,025,378, $335,276 and $76,942, respectively.

(5)	As a result of an event of default, the iPCS credit facility and iPCS notes have been classified as a current liability.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(Dollars in thousands)

      The following unaudited pro forma condensed consolidated financial statements show the effects of the recapitalization plan and iPCS disposition in the historical balance sheet and statements of continuing operations of the Company. The pro forma condensed consolidated financial statements assume 100% of our old notes are exchanged for common stock and new notes. We have presented this set of unaudited pro forma condensed consolidated financial statements to demonstrate the significant financial aspects of the recapitalization plan and iPCS disposition transactions.

      We derived this information from the unaudited consolidated financial statements of the Company for the nine months ended June 30, 2003 and the audited consolidated financial statements of the Company for the year ended September 30, 2002. These historical financial statements used in preparing the pro forma condensed consolidated financial statements are summarized and should be read in conjunction with our complete historical financial statements and related notes contained elsewhere in this prospectus and solicitation statement.

      The unaudited pro forma condensed consolidated statements of continuing operations for the nine months ended June 30, 2003 and for the year ended September 30, 2002 give effect to the recapitalization plan as if it had been consummated at the beginning of the earliest period presented, and as if the disposal of iPCS occurred on November 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 gives effect to the recapitalization plan as if they took place June 30, 2003.

      On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”). Subsequent to November 30, 2001, the results of operations and accounts of iPCS were consolidated with the Company in accordance with generally accepted accounting principles. On February 23, 2003, iPCS, Inc. filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Subsequent to February 23, 2003, the Company no longer consolidated the accounts and results of operations of iPCS and the accounts of iPCS were recorded as an investment using the cost method of accounting. On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. On the date of the transfer, iPCS will be accounted for as a discontinued operation.

      Transaction costs of the recapitalization plan are estimated to be $8.3 million, and are attributable to three components of the transaction. Approximately $0.6 million relates to financing costs capitalized on the balance sheet, which were incurred in connection with amending the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility. Financial advisor and dealer/ manager, legal, filing, printing and accounting fees are estimated to be $7.7 million. Costs attributable to the debt are estimated to be $6.2 million and will be expensed as incurred; costs of approximately $1.5 million will be offset against the carrying amount of the common stock. Additionally, the Company may be required to pay alternative minimum taxes because net operating loss carry forwards can offset only 90% of alternative minimum taxable income. The Company has estimated alternative minimum taxes due of $1.7 million. The pro forma condensed consolidated balance sheet gives effect to these payments, and the effect has not been reflected in the pro forma condensed consolidated statement of operations.

      The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final amount allocated to common stock to be received by the noteholders and resulting effect on the future effective interest rate will be different and the difference may be material.

      Under the prepackaged plan, except for holders of “below market” warrants and stock options (whose interests will be cancelled under the prepackaged plan), the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan. Estimated expenses of the prepackaged plan would range from approximately $5.0 million to $10.0 million, depending on the length of time for the plan of reorganization to be approved.

      The Company is providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The pro forma consolidated financial data does not purport to represent what our interim consolidated financial position or results of operations would have actually been had the recapitalization plan or iPCS disposition in fact been completed on that date, or to project our results of operations for any future period.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2003
(Dollars in thousands)

		Pro Forma Adjustments

				Reverse		Pro Forma
	Historical	Debt		Stock		June 30,
	June 30, 2003	Restructuring		Split		2003

ASSETS
Current Assets:
Cash and cash equivalents	$30,793	$(7,731	)(1)	$—		$20,835
		(527	)(2)
		(1,700	)(3)
Trade receivables	27,989	—		—		27,989
Allowance for doubtful accounts	(4,601)	—		—		(4,601)
Receivable from Sprint PCS	13,709	—		—		13,709
Inventories	2,043	—		—		2,043
Prepaid expense	4,403	—		—		4,403
Intercompany receivable	22	—		—		22
Other current assets	452	—		—		452

Total current assets	74,810	(9,958)		—		64,852

Property and equipment, net	184,493	—		—		184,493
Credit facility financing costs	2,792	527	(2)	—		3,319
Old notes financing costs	4,193	(4,193	)(2)	—		—
Direct subscriber activation costs	4,600	—		—		4,600
Other assets	1,148	—		—		1,148

Total assets	$272,036	$(13,624)		$—		$258,412

LIABILITIES AND STOCKHOLDERS’ DEFICIT (EQUITY)
Current Liabilities:
Accounts payable	$2,879	$—		$—		$2,879
Accrued expenses	9,784	—		—		9,784
Payable to Sprint PCS	40,005	—		—		40,005
Deferred revenue	7,739	—		—		7,739
Current maturities of long-term debt	11,850	—		—		11,850

Total current liabilities	72,257	—		—		72,257

Long-term debt, excluding current maturities
Credit Facility	130,905	—		—		130,905
Senior Notes	244,495	(4,193	)(2)	—		200,702
		(39,600	)(4)	—

Total Long-Term Debt	375,400	(43,793)		—		331,607

Deferred subscriber activation fee revenue	7,910	—		—		7,910
Other long-term liabilities	1,656	—		—		1,656
Investment in iPCS(10)	184,115	—		—		184,115

Total liabilities	641,338	(43,793)		—		597,545

Stockholders’ (deficit) equity:
Common stock	260	330	(4)	(472	)(8)	118
Additional paid-in-capital	924,086	39,270	(4)	472	(8)	962,294
		(1,534	)(1)
Unearned stock option compensation	(522)	—		—		(522)
Accumulated deficit	(1,293,126)	(6,197	)(1)	—		(1,301,023)
		(1,700	)(3)

Total stockholders’ (deficit) equity	(369,302)	30,169		—		(339,133)

Total liabilities and stockholders’ (deficit) equity	$272,036	$(13,624)		$—		$258,412

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS

For the Fiscal Year Ended September 30, 2002

(Dollars in thousands, except for share and per share amounts)

	Historical	Pro Forma Adjustments				Pro Forma
	Year Ended					Year Ended
	September 30,	Debt		iPCS		September 30,
	2002(7)	Restructuring		Disposition		2002

Revenues:
Service revenue	$327,365	$—		$(100,861	)(11)	$226,504
Roaming revenue	111,162	—		(37,149	)(11)	74,013
Equipment revenue	18,030	—		(5,003	)(11)	13,027

	456,557	—		(143,013)		313,544

Operating Expenses:
Cost of services and roaming	(311,135)	—		106,996	(11)	(204,139)
Cost of equipment	(43,592)	—		15,968	(11)	(27,624)
Selling and marketing	(116,521)	—		37,511	(11)	(79,010)
General and administrative expenses	(25,339)	—		7,708	(11)	(17,631)
Non-cash stock compensation expense	(769)	—		—		(769)
Depreciation and amortization	(70,197)	—		29,519	(11)	(40,678)
Amortization	(39,332)	—		39,252	(11)	(80)
Loss on Disposal of property and equipment	(1,074)	—		—		(1,074)
Goodwill impairment	(460,920)	—		460,920	(11)	—
Property and equipment impairment	(44,450)	—		44,450	(11)	—
Intangible asset impairment	(312,043)	—		312,043	(11)	—

Total operating expenses	(1,425,372)	—		1,054,367		(371,005)

Operating loss	(968,815)	—		911,354		(57,461)
Interest income	590	—		(429	)(11)	161
Interest expense	(57,153)	29,235	(5)	21,673	(11)	(14,861)
		(8,511	)(6)
		(105	)(9)

Income taxes	28,761	—		(28,761	)(11)	—

Net loss from historical operations and pro forma loss from continuing operations	$(996,617)	$20,619		$903,837	(11)	$(72,161)

Basic and diluted net loss from historical operations and pro forma loss from continuing operations per share of common stock, pre-split	$(41.96)					$(1.27)
Basic and diluted weighted-average outstanding common shares, pre-split	23,751,507	33,000,000	(3)			56,751,507
Basic and diluted pro forma net loss from continuing operations per share of common stock, post-split(8)		—				$(6.36)
Basic and diluted weighted-average outstanding common stock, post-split(8)		—				11,350,301

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF CONTINUING OPERATIONS
For the Nine Months Ended June 30, 2003
(Dollars in thousands, except for share and per share amounts)

	Historical	Pro Forma Adjustments
	9 Months Ended					Pro Forma
	June 30,	Debt		iPCS		9 Months Ended
	2003(7)	Restructuring		Disposition		June 30, 2003

Revenues:
Service revenue	$242,928	$—		$(57,896	)(11)	$185,032
Roaming revenue	67,019	—		(18,893	)(11)	48,126
Equipment revenue	10,773	—		(2,132	)(11)	8,641

	320,720	—		(78,921)		241,799

Operating Expenses:
Cost of services and roaming	(193,956)	—		56,192	(11)	(137,764)
Cost of equipment	(22,400)	—		6,762	(11)	(15,638)
Selling and marketing	(57,280)	—		16,417	(11)	(40,863)
General and administrative expenses	(21,910)	—		6,881	(11)	(15,029)
Non-cash stock compensation expense	(530)	—		—		(530)
Depreciation and amortization	(48,967)	—		14,135	(11)	(34,832)
Amortization	(6,855)	—		6,855	(11)	—

Total operating expenses	(351,898)	—		107,242		(244,656)

Operating loss	(31,178)	—		28,321		(2,857)
Interest income	94	—		(42	)(11)	52
Interest expense	(45,869)	24,835	(5)	14,292	(11)	(14,395)
		(7,548	)(6)	—
		(105	)(9)	—
Other expense	11	—		—		11

Loss from continuing operations before income taxes	(76,942)	17,182		42,571		(17,189)
Income taxes	—	—		—		—

Net Loss from historical operations and pro forma loss from continuing operations	$(76,942)	$17,182		$42,571		$(17,189)

Basic and diluted net loss from historical operations and pro forma loss from continuing operations per share of common stock, pre-split	$(2.97)					$(0.29)
Basic and diluted weighted-average outstanding common shares, pre-split	25,897,415	33,000,000	(3)			58,897,415
Basic and diluted pro forma net loss from continuing operations per share of common stock, post-split(8)						$(1.46)
Basic and diluted weighted-average outstanding common shares, post-split(8)						11,779,483

See Accompanying Footnotes to Pro Forma Condensed Consolidated Financial Statements.

AIRGATE PCS, INC.

FOOTNOTES TO PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollars in thousands, except for share and per share amounts)

Debt Restructuring

      The following summarizes certain key provisions and accounting related to the recapitalization plan as it relates to the condensed consolidated financial statements. The recapitalization plan is further described in the prospectus and solicitation statement.

      The old notes with a carrying value of $240,302 as of June 30, 2003 will be exchanged for new notes with a principal balance of $160,000 and 33,000,000 shares of common stock, which is assumed to be valued at $39,600 as of June 30, 2003, based upon the common stock market price at that time. The common stock will be valued based on the market price immediately after the transaction has closed. The market price, which will be used to value the common stock, will be different and the difference may be material and will also change the effective interest rate of the new notes. An increase or decrease of $1.00 in the market price of the Company’s common stock would result in a decrease or increase, respectively, in the carrying amount of the notes of $33,000. An increase or decrease in the carrying amount of the debt results in a decrease or increase, respectively, in the effective interest rate.

      The financial restructuring qualifies as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings” and EITF 02-4, “Determining Whether a Debtors Modification or Exchange of Debt is within the scope of FASB statement No. 15.” Based on the proposed recapitalization plan and assumptions, there will not be a gain on the transaction since total future cash payments, including interest, exceed the remaining carrying amount of the old notes after reducing the old notes by the assumed value of the common stock.

(1) The estimated transaction costs are summarized as follows:

Financial advisor and dealer/manager fees	$670
Financial advisor and dealer/manager fees — contingent transaction costs	4,361
Legal, printing and other fees	2,350
Accounting fees	350

$7,731

Transaction costs incurred to raise capital related to the debt will be expensed in the period incurred. Transaction costs incurred to raise capital related to the equity are recorded against additional paid in capital.

(2)	Represents the reclassification of the net financing costs related to the issuance of the old notes, and the payment of additional financing costs related to an amendment of the credit facility.

(3)	As a result of the recapitalization plan, the Company will realize cancellation of indebtedness income, which will likely be absorbed by net operating loss (“NOLs”) carryforwards. Even though the Company will likely be able to offset all of its taxable income for regular income tax purposes by available NOLs, only 90% of the Company’s taxable income for alternative minimum tax (“AMT”) purposes generally may be offset by available NOL carryforwards (as recomputed for AMT purposes). Accordingly, the Company has reflected a provision for AMT at a 2% (10% of the 20% AMT rate) federal tax rate resulting in an estimated federal income tax liability of $1,700. Payment of the AMT creates a deferred income tax asset. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred

AIRGATE PCS, INC.

FOOTNOTES TO PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except for share and per share amounts)

income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance against all of its deferred income tax assets because the realization of those deferred tax assets is uncertain. The Company believes it has complied with FAS 109.

(4)	Represents the adjustment to record the issuance of 33,000,000 shares of common stock, to be issued and outstanding immediately after the exchange offer and prior to the reverse stock split. The issuance of the stock reflects a reduction in the old notes at an assumed market value as of June 30, 2003 of $1.20 per share.

(5)	Represents the adjustment to reflect the impact of removing the interest expense (including amortization of the discount and direct issue costs) related to the old notes.

(6)	Represents the adjustment to reflect the effective interest expense (including accretion of the premium) of the new notes. Based on the assumptions herein, the effective rate is assumed to be 4.27%; the actual cash pay rate is 9 3/8%.

(7)	On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries). Subsequent to November 30, 2001, the September 30, 2002 condensed consolidated statement of operations includes the results of iPCS, Inc. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition for the purpose of effecting a court-administered reorganization. The results of iPCS have been included in the June 30, 2003 condensed consolidated statement of operations of AirGate through February 23, 2003. Subsequent to February 23, 2003, AirGate no longer consolidated the accounts and results of operations of its unrestricted subsidiary iPCS.

(8)	As part of the recapitalization plan, the Company is proposing to implement a 1 for 5 reverse split of its common stock.

(9)	Represents amortization of financing costs capitalized on the balance sheet, which were incurred in connection with amending the credit facility. These costs will be amortized to interest expense over the remaining life of the credit facility.

iPCS Disposition

      The following is a description of the pro forma adjustment to reflect the effects of the disposition of iPCS and related information.

(10)	Represents the investment in iPCS, recorded using the cost method of accounting, after deconsolidating the balances of iPCS at February 23, 2003, the date of the bankruptcy filing. The balance will be reflected in investment in iPCS until confirmation of iPCS’ plan of reorganization by the iPCS bankruptcy court.

(11)	Represents the adjustment to reclassify the operations of iPCS from continuing to discontinued operations for the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      On July 22, 1998, AirGate entered into management and related agreements with Sprint whereby it became the network partner of Sprint with the right to provide 100% digital PCS products and services under the Sprint brand names in AirGate’s original territory in the southeastern United States. In January 2000, AirGate began commercial operations with the launch of four markets covering 2.2 million residents in AirGate’s territory. By September 30, 2000, AirGate had launched commercial PCS service in all 21 of its markets, which comprise AirGate’s original territory. At June 30, 2003, AirGate had 364,157 subscribers and total network coverage of approximately 6.0 million residents or 83% of the 7.2 million residents in its territory.

      Under AirGate’s long-term agreements with Sprint, we manage our network on Sprint’s licensed spectrum and have the right to use the Sprint brand names royalty-free during our PCS affiliation with Sprint. We also have access to Sprint’s national marketing support and distribution programs and are generally required to buy network equipment and subscriber handsets from vendors approved by Sprint or from Sprint directly. The agreements with Sprint generally provide that these purchases are to be made at the same discounted rates offered by vendors to Sprint based on its large volume purchases. Sprint pays AirGate a management fee which generally consists of 92% of collected revenues. We are entitled to 100% of revenues collected from the sale of handsets and accessories and on roaming revenue received when customers of Sprint and Sprint’s other network partners make a wireless call on our PCS network.

      On November 30, 2001, AirGate acquired iPCS, a network partner of Sprint with 37 markets in the midwestern states of Michigan, Illinois, Iowa and Nebraska. The acquisition of iPCS increased the total resident population in the Company’s markets from approximately 7.1 million to approximately 14.5 million. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 94 “Consolidation of All Majority-Owned Subsidiaries” and Accounting Research Bulletin (“ARB”) No. 51 “Consolidated Financial Statements,” when control of a majority-owned subsidiary does not rest with the majority owners (as, for instance, where the subsidiary is in legal reorganization or in bankruptcy), ARB No. 51 precludes consolidation of the majority-owned subsidiary. As a result, subsequent to February 23, 2003, AirGate no longer consolidates the accounts and results of operations of iPCS and the accounts of iPCS are recorded as an investment using the cost method of accounting. In connection with the restructuring described in this prospectus and solicitation statement on October 17, 2003, we transferred our shares of iPCS common stock to a trust organized under Delaware law for the benefit of our stockholders. For more information on this transfer, please see “The Recapitalization Plan — iPCS Stock Trust.”

Critical Accounting Policies

      The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how these might change in the future. Several of the most critical accounting policies that materially impact the Company’s results of operations include:

Allowance for Doubtful Accounts

      Estimates are used in determining the allowance for doubtful accounts and are based on historical collection and write-off experience, current trends, credit policies and accounts receivable by aging category. In determining these estimates, the Company compares historical write-offs in relation to the estimated period in which the subscriber was originally billed. The Company also looks at the average length of time that elapses between the original billing date and the date of write-off in determining the adequacy of the allowance for doubtful accounts by aging category. From this information, the Company provides specific amounts to the aging categories. The Company provides an allowance for substantially all receivables over 90 days old.

      The Company provides a reduction in revenues for late payment fees and early cancellation fees that it anticipates will not be collectible using historical information. The reserve for late payment fees and early cancellation fees are included in the allowance for doubtful accounts balance.

      For AirGate, the allowance for doubtful accounts was $4.6 million as of June 30, 2003 and $6.8 million as of September 30, 2002. If the allowance for doubtful accounts is not adequate, it could have a material adverse affect on the Company’s liquidity, financial position and results of operations.

      The Company also reviews current trends in the credit quality of its subscriber base. As of June 30, 2003, 30% of AirGate’s subscriber base consisted of sub-prime credit quality subscribers. Sprint has a program in which subscribers with lower quality credit or limited credit history may nonetheless sign up for service subject to certain account spending limits, if the subscriber makes a deposit ranging from $125 to $250. In May 2001, Sprint introduced the no-deposit account spending limit program, in which the deposit requirement was waived except in very limited circumstances (the “NDASL program”). The NDASL program was replaced in late 2001 with the Clear Pay program. The Clear Pay program re-instituted the deposit for only the lowest credit quality subscribers. The NDASL and Clear Pay programs and their associated lack of general deposit requirements increased the number of the Company’s sub-prime credit subscribers. In February 2002, Sprint allowed its network partners to re-institute deposits in a program called the Clear Pay II program. The Clear Pay II program and its deposit requirements are currently in effect in all of AirGate’s markets, which reinstated a deposit requirement of $125 for most sub-prime credit subscribers. In early February 2003, management increased the deposit threshold to $250 for sub-prime customers.

First Payment Default Subscribers

      The Company had previously reserved for subscribers that it anticipated would never pay a bill. During the three months ended March 31, 2003, the Company experienced a significant improvement in customer payment behavior for these customers as well as a significant improvement in the credit quality of new subscribers to the Company. As a result, the Company determined that the first payment default reserve is no longer necessary. At June 30, 2003, first payment default reserve was $0.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. The Company’s revenue recognition polices are consistent with the guidance in Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” promulgated by the Securities and Exchange Commission.

      The Company records equipment revenue from the sale of handsets and accessories to subscribers in its retail stores and to local distributors in its territories upon delivery to the subscriber. The Company does not record equipment revenue on handsets and accessories purchased by subscribers from national third-party retailers such as Radio Shack and Best Buy, or directly from Sprint by subscribers in its territories. The Company believes the equipment revenue and related cost of equipment associated with the sale of wireless handsets and accessories is a separate earnings process from the sale of wireless services to subscribers. Because such arrangements do not require a customer to subscribe to the Company’s wireless services and because the Company sells wireless handsets to existing customers at a loss, the Company currently accounts for these transactions separately from agreements to provide customers wireless service.

      The Company’s subscribers pay an activation fee to the Company when they initiate service. The Company defers activation fee revenue over the average life of its subscribers, which is estimated to be

30 months. The Company recognizes service revenue from its subscribers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments, late payment fees, and early cancellation fees. The Company also reduces recorded revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).” For industry competitive reasons, the Company sells wireless handsets at a loss. The Company participates in the Sprint national and regional distribution programs in which national retailers such as Radio Shack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company’s Sprint agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company’s territories, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenue from the sale of handsets and accessories by such national retailers. The Company classifies these handset subsidy charges as a selling and marketing expense for a new subscriber handset sale and classifies these subsidies as a cost of service and roaming for a handset upgrade to an existing subscriber.

      Sprint retains 8% of collected service revenue from subscribers based in the Company’s markets and from non-Sprint subscribers who roam onto the Company’s network. The amount of affiliation fee retained by Sprint is recorded as cost of service and roaming. Revenue derived from the sale of handsets and accessories by the Company and from certain roaming services (outbound roaming and roaming revenue from Sprint PCS and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint.

      The Company defers direct subscriber activation costs when incurred and amortizes these costs using the straight-line method over 30 months, which is the estimated average life of a subscriber. Direct subscriber activation costs also include credit check fees and loyalty welcome call fees charged to the Company by Sprint and costs incurred by the Company to operate a subscriber activation center. In November 2002, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The EITF guidance addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. AirGate will adopt this new accounting effective July 1, 2003. The adoption of EITF 00-21 will result in the majority of activation fee revenue being recognized at the time the related wireless phone is sold, and will classify it as equipment sales. Upon adopting EITF 00-21, the Company will continue to amortize previously deferred activation revenues of $7.9 million at June 30, 2003 and costs of $4.6 million at June 30, 2003 over the remaining estimated life of a subscriber not to exceed 30 months.

Impairment of Long-Lived Assets and Goodwill

      The Company accounts for long-lived assets and goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets. The Company no longer has any assets recorded subject to SFAS 142 impairment testing. As of September 30, 2002, the Company recorded substantial write-offs of long lived assets and goodwill relating to its iPCS subsidiary. Management will continue to monitor any triggering events and perform re-evaluations, as necessary.

New Accounting Pronouncements

      See Note 2 to the consolidated financial statements for the nine months period ended June 30, 2003 for a description of new accounting pronouncements and their impact on AirGate.

Results of Operations

      The following discussion of the results of operations includes the results of operations of iPCS subsequent to November 30, 2001, its date of acquisition, but as a result of iPCS’s Chapter 11 bankruptcy filing, does not include the results of operations of iPCS subsequent to February 23, 2003. iPCS filed for Chapter 11 bankruptcy on February 23, 2003. In accordance with SFAS No. 94 and ARB No. 51, iPCS’s results of operations are not consolidated with AirGate’s results subsequent to February 23, 2003 and the accounts of iPCS are recorded as an investment using the cost method of accounting. AirGate results include the effects of purchase accounting related to the iPCS acquisition. The comparability of the Company’s results for the nine months ended June 30, 2003 to the same period for 2002 are affected by the exclusion of the results of iPCS for the periods prior to November 30, 2001 and after February 23, 2003. As a result and in addition to the other factors described below for AirGate, the exclusion of iPCS results after February 23, 2003 has the effect of lowering revenues and expenses in the nine months ended June 30, 2003 compared to the same period in 2002, which is partially offset by the exclusion of results for iPCS prior to November 30, 2001. On October 17, 2003, AirGate transferred all of its iPCS stock to a liquidating trust for the benefit of AirGate’s shareholders. As a result of this transfer, AirGate no longer controls or has any interest in the operations and assets of iPCS.

For the Nine Months Ended June 30, 2003 Compared to the Nine Months Ended June 30, 2002:

      As noted above, on February 23, 2003, iPCS filed for Chapter 11 bankruptcy. As a result, AirGate no longer controlled the management of iPCS and AirGate ceased consolidating iPCS’ results of operations. On October 17, 2003, AirGate transferred all of its iPCS stock to a liquidating trust for the benefit of AirGate’s shareholders. As a result, AirGate no longer has any interest in the operations and assets of iPCS.

      Therefore, the discussion of AirGate’s operating results for the nine months ended June 30, 2003 compared to the nine months ended June 30, 2002 does not include a discussion of iPCS as it is not material to investors.

      A separate discussion of iPCS’ results for the period through February 23, 2003 follows the disclosure of AirGate’s results.

      Revenues

	Nine Months Ended June 30,

	2003					2002

	AirGate		iPCS		Combined	AirGate		iPCS		Combined

	(In thousands)
Service Revenue	$185,032		$57,896		$242,928	$162,886		$67,536		$230,422
Roaming Revenue	48,126		18,893		67,019	52,291		23,167		75,458
Equipment Revenue	8,641	*	2,575	*	10,773	10,934	*	3,272	*	13,523

Total	$241,799		$79,364		$320,720	$226,111		$93,975		$319,403

*	Amounts are reflected prior to the elimination of intercompany transactions.

      We derive our revenue from the following sources:

Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services include monthly recurring access and feature charges and monthly non-recurring charges for local, wireless long distance and roaming airtime usage in excess of the subscribed usage plan.

Roaming. The Company receives roaming revenue at a per-minute rate from Sprint and other Sprint PCS network partners when Sprint’s or its network partner’s PCS subscribers from outside of AirGate’s territory use AirGate’s network. The Company pays the same reciprocal roaming rate when subscribers from our territories use the network of Sprint or its other PCS network partners. The Company also receives non-Sprint roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on the Company’s network.

Equipment. We sell wireless personal communications handsets and accessories that are used by our subscribers in connection with our wireless services. Equipment revenue is derived from the sale of handsets and accessories from Company owned stores, net of sales incentives, rebates and an allowance for returns. The Company’s handset return policy allows subscribers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to the Company, the Company may be able to reissue the handsets to subscribers at little additional cost. When handsets are returned to Sprint for refurbishing, the Company receives a credit from Sprint, which is approximately equal to the retail price of the refurbished handset.

      For AirGate, service revenue for the nine months ended June 30, 2003 increased over the same period in the prior year. The increase in service revenue reflects a higher average number of subscribers using its network. This increase is partially offset by an overall reduction in average revenue per subscriber.

      For AirGate, roaming revenue for the nine months ended June 30, 2003 decreased over the same period in the prior year. The decrease is attributable to the lower reciprocal roaming rate charged among Sprint and its PCS network partners. For the nine months ended June 30, 2003, roaming revenue from Sprint and its PCS network partners attributable to AirGate was $44.0 million or 92% of the roaming revenue recorded.

      For AirGate, equipment revenue for the nine months ended June 30, 2003 decreased over the same period in the prior year. This decrease is primarily due to the lower number of subscriber gross additions compared to the same period in the prior year.

      Cost of Service and Roaming

	Nine Months Ended June 30,

	2003					2002

	AirGate		iPCS		Combined	AirGate		iPCS		Combined

	(In thousands)
Roaming expense	$39,259	*	$13,673	*	$52,489	$41,220	*	$18,405	*	$58,942
Network operating costs	91,136		39,036		130,172	85,019		48,491		133,510
Bad debt expense	3,724		1,694		5,418	16,821		5,617		22,438
Wireless handset upgrades	4,089		1,788		5,877	1,122		686		1,808

Total cost of service and roaming	$138,208		$56,191		$193,956	$144,182		$73,199		$216,698

*	Amounts are reflected prior to the elimination of intercompany transactions.

      Cost of service and roaming principally consists of costs to support the Company’s subscriber base including:

•	roaming expense;

•	network operating costs (including salaries, cell site lease payments, fees related to the connection of the Company’s switches to the cell sites that they support, inter-connect fees and other expenses related to network operations);

•	back office services provided by Sprint such as customer care, billing and activation;

•	the 8% of collected service revenue representing the Sprint affiliation fee;

•	long distance expense relating to inbound roaming revenue and the Company’s own subscriber’s long distance usage and roaming expense when subscribers from the Company’s territory place calls on Sprint’s or its network partners’ networks;

•	bad debt related to estimated uncollectible accounts receivable; and

•	wireless handset subsidies on existing subscriber upgrades through national third-party retailers.

      For AirGate, roaming expense decreased for the nine months ended June 30, 2003, compared to the same period in 2002 primarily as a result of a decrease in the reciprocal roaming rate charged among Sprint and its network partners, partially offset by an increase in roaming usage. For AirGate, 94% and 93% of the cost of roaming was attributable to Sprint and its network partners for the nine months ended June 30, 2003 and 2002, respectively, prior to the elimination of intercompany transactions.

      For AirGate, bad debt expense decreased by $13.1 million for the nine months ended June 30, 2003, compared to the same period in 2002. The decrease in bad debt expense is attributable primarily to improvements in the credit quality and payment profile of our subscriber base since we re-imposed deposits for sub-prime credit subscribers in early 2002 and increased them again in February 2003. This resulted in a significant improvement in accounts receivable write-offs and corresponding bad debt expense for the nine months ended June 30, 2003.

      For AirGate, wireless handset upgrade expenses increased $3.0 million for the nine months ended June 30, 2003, compared to the same period in 2002. In April 2002, Sprint began billing upgrade costs to AirGate for national third party and certain other channels. Prior to April 2002, these charges were not passed through to AirGate from Sprint.

      Cost of Equipment and Operating Expenses

	Nine Months Ended June 30,

	2003			2002

	AirGate	iPCS	Combined	AirGate	iPCS	Combined

	(In thousands)
Cost of Equipment	$15,271	$7,129	$22,400	$20,129	$9,853	$29,982
Selling and Marketing	40,863	16,417	57,280	59,925	25,643	85,568
General and Administrative	15,029	6,881	21,910	9,057	9,220	18,277
Non-Cash Stock Compensation	530	—	530	597	—	597
Depreciation and Amortization	34,799	14,168	48,967	28,419	19,445	47,864
Amortization of Intangible Assets	6,346	509	6,855	27,226	2,151	29,377
Interest Expense	31,577	14,292	45,869	25,743	14,989	40,732

      Cost of Equipment. We are currently required to purchase handsets and accessories to resell to our subscribers for use in connection with our services. To remain competitive in the marketplace, we subsidize handset sales and therefore the cost of handsets is higher than the resale price to the subscriber. For AirGate, cost of equipment decreased for the nine months ended June 30, 2003, compared to the same period in 2002 primarily as a result of the decrease in the number of subscriber gross additions.

      Selling and Marketing. Selling and marketing expense includes retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by national third-party retailers for which the Company does not record revenue. Under the management agreement with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber from AirGate’s territory, AirGate is obligated to reimburse Sprint for the handset subsidy and commissions that Sprint originally incurred. For AirGate, selling and marketing expense decreased for the nine months ended June 30, 2003, compared to the same period in 2002 reflecting the effect of reduced subscriber gross additions, staff reductions, store closings and reduced advertising and promotions expense.

      General and Administrative. For AirGate, general and administrative expense increased for the nine months ended June 30, 2003, compared to the same period in 2002 reflecting increased spending for relocation costs and spending for outside consultants providing services to AirGate as it relates to identifying cost saving opportunities that we believe will provide future long term savings to the Company.

      Non-Cash Stock Compensation. Non-cash stock compensation expense was approximately the same for the nine months ended June 30, 2003 and 2002. The Company applies the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees” in accounting for its stock option plans. Unearned stock compensation is recorded for the difference between the exercise price and the fair market value of the Company’s common stock and restricted stock at the date of grant and is recognized as non-cash stock compensation expense in the period for which the related services are rendered.

      Depreciation. The Company capitalizes network development costs incurred to ready our network for use and costs to build-out our retail stores and office space. Depreciation of these costs begins when the equipment is ready for its intended use and is amortized over the estimated useful life of the asset. For AirGate, depreciation and amortization expense increased to $34.8 million for the nine months ended June 30, 2003, compared to $28.4 million for same period in 2002, an increase of $6.4 million. The increase in depreciation and amortization expense primarily relates to additional network assets placed in service in fiscal year 2002. AirGate incurred capital expenditures of $10.4 million in the nine months ended June 30, 2003, which included approximately $0.4 million of capitalized interest as compared to capital expenditures of $32.2 million and capitalized interest of $6.2 million in the same period in 2002.

      Amortization of Intangible Assets. Amortization of intangible assets relates to the amounts recorded from the iPCS acquisition for the acquired subscriber base, non-competition agreements, and the right to provide service under iPCS’s Sprint agreements. Amortization of intangible assets primarily related to iPCS for the nine months ended June 30, 2003 and 2002 was approximately $6.9 million and

$29.4 million, respectively. The Company recorded an impairment charge of $261.2 million in fiscal year 2002 to write-down intangible assets in accordance with SFAS No. 144 and 142.

      Goodwill Impairment. The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002. These significant declines in market capitalization resulted from concerns surrounding anticipated weakness in future subscribers growth, increased subscribers churn, anticipated future lower ARPU and liquidity concerns. As a result of these industry trends, the Company experienced significant declines in its market capitalization subsequent to its acquisition of iPCS. Additionally, there have been adverse changes to the strategic business plan for iPCS. These changes include lower new subscribers, lower ARPU, higher churn, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the Company’s acquisition of iPCS have been valued substantially lower on a price per population and price per subscriber basis. As a result of these transactions and industry trends, the Company believed that the fair value of iPCS and its assets had been reduced. Accordingly, during 2002 the Company performed a fair value assessment of iPCS. In performing the evaluation, information from various sources including, but not limited to, current stock price, transactions involving similar companies, the Company’s business plan and current and past operating results of the Company were considered. The Company evaluated several valuation techniques and determined the discounted cash flow approach should be used. The projected discounted future cash flows and residual values of the Company were used to determine the fair value of the business enterprise or invested capital. The results of this valuation indicated that the fair value of the reporting unit was less than the carrying amount. The Company recorded a goodwill impairment of approximately $261.2 million.

      Interest Expense. For AirGate, interest expense for the nine months ended June 30, 2003 increased compared to the same period in 2002 primarily as a result of increased debt related to accreted interest on the AirGate notes and increased borrowings under the AirGate credit facility. The increase was partially offset by lower commitment fees on undrawn balances of the AirGate credit facility and a lower interest rate on the variable rate for borrowings under the AirGate credit facility.

      Income Tax Benefit. No income tax benefit was realized for the nine months ended June 30, 2003. Income tax benefit of $28.8 million was realized for the nine months ended June 30, 2002.

      Net Loss. For the nine months ended June 30, 2003, the net loss for the Company was $76.9 million, compared to a net loss of $381.6 million for the same period in 2002. For the nine months ended June 30, 2002, net loss attributable to AirGate and iPCS was $321.4 million and $60.2 million, respectively. The nine months ended June 30, 2002 included $261.2 million related to goodwill impairment.

Results of Operations of iPCS

      iPCS incurred significant net losses during the nine months ended June 30, 2003 and the year ended September 30, 2002. Because conditions in the capital markets made obtaining additional financing unlikely, iPCS undertook efforts to restructure its relationship with its secured lenders, its public note holders and Sprint.

      iPCS took dramatic actions which resulted in the termination of approximately 160 employees. Charges associated with these actions approximated $1.2 million. Furthermore, additional charges for iPCS were incurred to restructure its business.

      Due to its liquidity issues, iPCS delayed payments to many of its vendors, including Sprint. iPCS delayed payments to Sprint of approximately $6.0 million.

      On January 30, 2003, iPCS ceased paying interest on the iPCS credit facility which is also a default under the iPCS notes.

      iPCS was unable to restructure its debt or secure additional financing necessary and lacked the financial means to fund its operations. Accordingly on February 23, 2003, iPCS, Inc. and its subsidiaries,

iPCS Wireless, Inc. and iPCS Equipment, Inc., filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Immediately prior to iPCS’ bankruptcy filing, the lenders under the iPCS credit facility accelerated iPCS’ payment obligations as a result of existing defaults under that facility.

Non-GAAP Financial Measures and Key Operating Metrics

      We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

      Terms such as subscriber net additions, average revenue per user (“ARPU”), churn, cost per gross addition (“CPGA”) and cash cost per user (“CCPU”) are important operating metrics used in the wireless telecommunications industry. These metrics are important to compare us to other wireless service providers. ARPU, CCPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU, CPGA and CCPU are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses or net loss as determined in accordance with GAAP. In calculating CCPU, we exclude depreciation and amortization.

      Earnings before interest, taxes, depreciation and amortization, or “EBITDA,” is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net loss and other measurements under GAAP because it is a meaningful measure of a company’s performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is net loss, as well as a reconciliation of EBITDA to net loss. We have also provided a reconciliation to net cash provided by (used in) operating activities as supplemental information. EBITDA is a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, net loss, cash flow or operating loss as determined in accordance with GAAP. EBITDA has distinct limitations as compared to GAAP information such as net loss, cash flow or operating loss. By excluding interest and tax payments for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company.

      EBITDA, ARPU, churn, CPGA and CCPU as used by the Company may not be comparable to a similarly titled measure of another company.

      The following terms used in this report have the following meanings:

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

•	“ARPU” summarizes the average monthly service revenue per user, excluding roaming revenue. The Company excludes roaming revenue from its ARPU calculation because this revenue is generated from customers of Sprint and other carriers that use our network and not directly from our subscribers. ARPU is computed by dividing service revenue for the period by the average subscribers for the period.

•	“Churn” is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscriber base. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

•	“CPGA” summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

•	“CCPU” is a measure of the average monthly cash costs to operate the business on a per user basis consisting of subscriber support, network operations, service delivery, roaming expense, bad debt expense, wireless handset upgrade subsidies (but not commissions) and other general and administrative costs, divided by average subscribers for the period.

      The table below sets forth key operating metrics for the Company for the nine months ended June 30, 2003 and 2002.

	Nine Months Ended June 30,

	2003			2002

	AirGate	iPCS*	Combined**	AirGate	iPCS*	Combined**

Subscriber Gross Additions	137,543	59,403	196,946	198,945	82,196	281,141
Subscriber Net Additions	25,018	14,199	39,217	102,280	45,521	147,801
Total Subscribers	364,157	228,893	593,050	337,303	195,143	532,446
ARPU	$58.47	$53.40	$57.33	$63.25	$55.44	$60.95
Churn (with subscriber reserve)	3.3%	4.0%	3.7%	3.0%	2.4%	2.7%
Churn (without subscriber reserve)	3.8%	4.9%	4.4%	3.9%	3.4%	3.6%
CPGA	$351	$356	$355	$354	$399	$370
CCPU	$48	$58	$51	$59	$67	$62
Capital Expenditures (cash) (in thousands)	$10,369	$8,469	$18,838	$32,280	$45,125	$77,405
EBITDA (in thousands)	$31,910	$(7,255)	$24,655	$(268,990)	$(23,961)	$(292,951)

      The reconciliation of EBITDA to our reported net loss, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Nine Months Ended June 30,

	2003			2002

	AirGate	iPCS*	Combined**	AirGate	iPCS*	Combined**

Net Loss	$(39,958)	$(36,984)	$(76,942)	$(321,461)	$(60,172)	$(381,633)
Depreciation and amortization	41,145	14,677	55,822	55,645	21,596	77,241
Interest income	(52)	(42)	(94)	(156)	(374)	(530)
Interest expense	30,775	15,094	45,869	25,743	14,989	40,732
Income tax benefit	—	—	—	(28,761)	—	(28,761)

EBITDA	$31,910	$(7,255)	$24,655	$(268,990)	$(23,961)	$(292,951)

      The reconciliation of EBITDA to net cash provided by (used in) operating activities, as determined in accordance with GAAP, is as follows (dollar amounts in thousands):

	Nine Months Ended June 30,

	2003			2002

	AirGate	iPCS*	Combined**	AirGate	iPCS*	Combined**

Net cash provided by (used in) operating activities	$29,736	$(9,086)	$20,650	$(24,294)	$(24,503)	$(48,797)
Change in operating assets and liabilities	290	541	831	30,725	6,744	37,469
Interest expense	30,775	15,094	45,869	25,743	14,989	40,732
Accretion of interest	(24,158)	(11,589)	(35,747)	(21,323)	(15,118)	(36,441)
Goodwill impairment	—	—	—	(261,212)	—	(261,212)
Interest income	(52)	(42)	(94)	(156)	(374)	(530)
Provision for doubtful accounts	(3,724)	(1,693)	(5,417)	(16,968)	(5,374)	(22,342)
Other expense	(957)	(480)	(1,437)	(1,505)	(325)	(1,830)

EBITDA	$31,910	$(7,255)	$24,655	$(268,990)	$(23,961)	$(292,951)

      The reconciliation of ARPU to service revenue, as determined in accordance with GAAP, is as follows (dollar amounts in thousands, except per unit data):

	Nine Months Ended June 30,

	2003			2002

	AirGate	iPCS*	Combined**	AirGate	iPCS*	Combined**

Average Revenue per User (ARPU):
Service revenue	$185,032	$57,896	$242,928	$162,886	$67,536	$230,422
Average subscribers	351,648	222,794	470,798	286,163	172,383	420,028
ARPU	$58.47	$53.40	$57.33	$63.25	$55.44	$60.95
      The reconciliation of CCPU to cost of service expense as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

	Nine Months Ended June 30,

	2003				2002

			Intercompany				Intercompany
	AirGate	iPCS*	Eliminations	Combined**	AirGate	iPCS*	Eliminations	Combined**

Cash Cost per User (CCPU):
Cost of service expense	$138,208	$56,191	$(443)	$193,956	$144,182	$73,199	$(683)	$216,698
Less: Activation expense	(747)	(194)	—	(941)	(1,260)	(596)	—	(1,856)
Plus: General and administrative expense	15,029	6,881	—	21,910	9,057	9,220	—	18,277

Total cash costs	$152,490	$62,878	$(443)	$214,925	$151,979	$81,823	$(683)	$233,119

Average subscribers	351,648	222,794	N/A	470,798	286,163	172,383	N/A	420,028
CCPU	$48	$58	N/A	$51	$59	$67	N/A	$62

      The reconciliation of CPGA to selling and marketing expense, as determined in accordance with GAAP, is calculated as follows (dollar amounts in thousands, except per unit data):

	Nine Months Ended June 30,

	2003				2002

			Intercompany				Intercompany
	AirGate	iPCS*	Eliminations	Combined**	AirGate	iPCS*	Eliminations	Combined**

Selling and marketing expense	$40,863	$16,417	$—	$57,280	$59,925	$25,643	$—	$85,568
Plus: Activation expense	747	194	—	941	1,260	596	—	1,856
Plus: Cost of equipment	15,271	7,129	—	22,400	20,129	9,853	—	29,982
Less: Equipment revenue	(8,641)	(2,575)	$443	(10,773)	(10,934)	(3,272)	$683	(13,523)

Total acquisition costs	$48,240	$21,165	$443	$69,848	$70,380	$32,820	$683	$103,883

Gross Additions	137,543	59,403	N/A	196,946	198,945	82,196	N/A	281,141
CPGA	$351	$356	N/A	$355	$354	$399	N/A	$370

*	For 2003, iPCS amounts represent the period between October 1, 2002 and February 23, 2003. For 2003, average subscribers for the combined entity is a weighted average. For 2002, iPCS amounts represent the period between December 1, 2002 and June 30, 2002. For 2002, average subscribers for the combined entity is a weighted average.

**	The Combined column reconciles to the Consolidated Statements of Operations for the nine months ended June 30 2002 and 2003.

      Subscriber Net Additions. For AirGate, subscriber net additions decreased for the nine months ended June 30, 2003, compared to the same period in 2002. This decline is due to the decrease in subscriber gross additions and the increased number of subscribers who churned during the period. Reported net additions during the nine months ended June 30, 2003 for AirGate were positively impacted by the Company’s elimination of its subscriber reserve. The net impact of this change for the nine months ended June 30, 2003 is an increase in net additions of 3,717 for AirGate and 2,251 for iPCS.

      Subscriber Gross Additions. For AirGate, subscriber gross additions decreased for the nine months ended June 30, 2003 compared to the same period in 2002. This decline is due to increases in the deposit for sub-prime credit quality customers and actions taken to reduce acquisition costs.

      EBITDA. For AirGate, EBITDA for the nine months ended June 30, 2003 increased from the same period in 2002. The increase is a result of an overall decrease in spending, particularly in cost of services and selling and marketing. EBITDA for AirGate was favorably impacted by special settlements from Sprint, including $4.9 million in credits reflected as a reduction in cost of service and $1.8 million in E911 amounts, reflected as an increase in revenues.

      Average Revenue Per User. For AirGate, the decrease in ARPU for the nine months ended June 30, 2003, compared to the same period in 2002 is primarily the result of an overall reduction in revenue from customers using minutes in excess of their subscriber usage plans. The decrease also reflects the cessation of recognizing terminating long-distance access revenue. Until March 2002, the Company recorded terminating long-distance access revenues billed by Sprint PCS to long distance carriers.

      Churn. Churn without subscribers reserve decreased for the nine months ended June 30, 2003, compared to the same period for 2002. The Company has focused on improving the credit quality of the subscriber base. In February 2003, management increased the deposit required for a sub-prime credit customer to begin service to $250 in an effort to reduce churn and bad debt and increase the percentage of prime credit customers in AirGate’s customer base. We believe these and other factors may have influenced the reduction in churn for the nine months ended June 30, 2003 compared to the same period in 2002.

      Cost Per Gross Addition. For AirGate, CPGA decreased for the nine months ended June 30, 2003, compared to the same period in 2002. The decrease is the result of reduced acquisition costs, partially offset by fewer subscriber gross additions.

      Cash Cost Per User. For AirGate, the decrease in CCPU for the nine months ended June 30, 2003, compared to the same period in 2002 reflects lower costs resulting from a lower reciprocal roaming rate charged among Sprint and its PCS network partners, decreased bad debt expenses reflecting an improved customer base, and the affect of the fixed network and administrative support costs being spread over a greater number of average subscribers.

For the year ended September 30, 2002 compared to the year ended September 30, 2001:

      Revenues. Service revenue and equipment revenue was $327.4 million and $18.0 million, respectively, for the year ended September 30, 2002, compared to $106.0 million and $10.8 million, respectively, for the year ended September 30, 2001, an increase of $221.4 million and $7.2 million, respectively. For the year ended September 30, 2002, service revenue attributable to AirGate and iPCS was $226.5 million and $100.9 million, respectively. These increased revenues reflect the substantially higher average number of subscribers using the Company’s network, including subscribers acquired in the iPCS acquisition. For the year ended September 30, 2002, the Company’s service revenue was reduced because the Company did not record revenues from terminating long-distance access charges. In addition, the Company recorded a revenue adjustment for terminating long-distance access revenue previously paid to the Company by Sprint PCS on behalf of long distance carriers. Sprint PCS has made a claim to these historical revenues that were previously paid by Sprint PCS to Company for the period from January 2000 to March 2002. Terminating access revenue for which the Company provided a revenue adjustment was approximately $2.0 million for the period January 2000 to September 2001. Revenue adjustments for terminating access revenue attributable to AirGate and iPCS for the year ended September 30, 2002 was $4.3 million and $1.1 million, respectively.

      The Company recorded roaming revenue of $111.2 million during the year ended September 30, 2002 (see roaming expense in Cost of Service and Roaming below), compared to $55.3 million for the year ended September 30, 2001, an increase of $55.9 million. The increase is attributable to the larger wireless subscriber base for Sprint and other Sprint PCS network partners, the additional covered territory acquired with iPCS, increased roaming revenue to iPCS from Verizon Wireless and increased roaming revenue from other third-party carriers, partially offset by a lower average roaming rate. For the year ended September 30, 2002, roaming revenue from Sprint and its PCS network partners was $103.1 million, or 93% of the roaming revenue recorded. For the year ended September 30, 2002, roaming revenue from Sprint and its PCS network partners attributable to AirGate and iPCS was $70.0 million and $33.1 million, respectively.

      The reciprocal roaming rate among Sprint and its PCS network partners, including the Company, has declined over time, from $0.20 per minute of use prior to June 1, 2001, to $0.10 per minute of use in 2002. See “Sprint Relationship and Agreements — The Management Agreements — Service pricing, roaming and fees.” Sprint reduced the reciprocal roaming rate to $0.058 per minute of use in 2003.

      Cost of Service and Roaming. The cost of service and roaming was $311.1 million for the year ended September 30, 2002, compared to $116.7 million for the year ended September 30, 2001, an increase of $194.4 million. For the year ended September 30, 2002, cost of service and roaming attributable to AirGate and iPCS was $203.2 million and $107.9 million, respectively. The increase in the cost of service and roaming is attributable to the increase in the number of subscribers due to the acquisition of iPCS and additional subscriber growth.

      Roaming expense included in the cost of service and roaming was $85.5 million for the year ended September 30, 2002, compared to $35.4 million for the year ended September 30, 2001, an increase of $50.6 million as a result of the substantial increase in the Company’s subscriber base, the acquired iPCS subscriber base and an increase in the average roaming minutes per month for each subscriber, partially offset by a lower average rate per minute. 92% and 88% of the cost of roaming was attributable to Sprint and its network partners for the years ended September 30, 2002 and 2001, respectively. For the year ended September 30, 2002, roaming expense attributable to AirGate and iPCS was $57.3 million and $28.2 million, respectively. As discussed above, the per-minute rate the Company pays Sprint when subscribers from the Company’s territory roam onto the Sprint network decreased beginning June 1, 2001 for AirGate and January 1, 2002 for iPCS.

      Bad debt included in the cost of service and roaming was $26.9 million for the year ended September 30, 2002, compared to $10.9 million for the year ended September 30, 2001, an increase of $16.0 million. This increase in bad debt expense is attributable to the acquisition of iPCS and the increase in payment defaults resulting from the increase in sub-prime credit quality customers.

      For the year ended September 30, 2002, the network operating costs were $85.8 million, compared to $37.5 million at September 30, 2001, an increase of $48.3 million. This increase resulted from the acquisition of iPCS and its subscriber base and network assets. The Company was supporting 554,833 subscribers at September 30, 2002, compared to 235,025 subscribers at September 30, 2001. At September 30, 2002, the Company’s network, including the territory of iPCS, consisted of 1,435 active cell sites and seven switches compared to 719 active cell sites and four switches at September 30, 2001. There were approximately 144 employees performing network operations functions at September 30, 2002, compared to 79 employees at September 30, 2001.

      At September 30, 2002, the number of subscribers at AirGate and iPCS was 339,139 and 215,694, respectively. The number of active cell sites at September 30, 2002 for AirGate and iPCS was 802 and 633, respectively. The number of employees performing network operations functions at September 30, 2002 for AirGate and iPCS was 89 and 55, respectively.

      Excluding sales commissions, the Company experienced approximately $4.8 million associated with wireless handset upgrade costs for the year ended September 30, 2002. The Company did not experience wireless handset upgrade costs during the year ended September 30, 2001.

      Cost of Equipment. Cost of equipment was $43.6 million for the year ended September 30, 2002, and $20.2 million for year ended September 30, 2001, an increase of $23.4 million. This increase is attributable to the increase in the number of subscribers added during the period, including subscribers added as a result of the iPCS acquisition, as cost of equipment includes the cost of handsets and accessories sold to subscribers from the Company’s stores. For the year ended September 30, 2002, cost of equipment attributable to AirGate and iPCS was $27.5 million and $16.1 million, respectively.

      Selling and Marketing. The Company incurred selling and marketing expenses of $116.5 million during the year ended September 30, 2002, compared to $71.6 million in the year ended September 30, 2001, an increase of $44.9 million. For the year ended September 30, 2002, selling and marketing expense attributable to AirGate and iPCS was $79.0 million and $37.5 million, respectively. For the year ended September 30, 2002, national third-party handset subsidy costs attributable to AirGate and iPCS was $11.7 million and $7.4 million, respectively. Handset subsidies on units sold by third parties totaled approximately $19.1 million for the year ended September 30, 2002, compared to $12.8 million for the year ended September 30, 2001, an increase of $6.3 million that is attributable to the acquisition of iPCS and increased subscriber additions.

      At September 30, 2002, there were approximately 710 employees performing sales and marketing functions, compared to 388 employees as of September 30, 2001. The majority of the increase in employees is a result of the acquisition of iPCS. At September 30, 2002, employees performing sales and marketing functions for AirGate and iPCS was approximately 480 and 230, respectively. Selling and marketing expenses include retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by national third-party retailers for which the Company does not record revenue. Under the management agreements with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber from the Company’s territories, the Company is obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint brands and trademarks.

      General and Administrative. For the year ended September 30, 2002, the Company incurred general and administrative expenses of $25.3 million, compared to $15.7 million for the year ended September 30, 2001, an increase of $9.6 million. This increase resulted from the growth in the number of employees and service providers providing general and administrative services and the acquisition of iPCS. Of the 973 employees at September 30, 2002, approximately 126 employees were performing corporate support functions compared to 62 employees as of September 30, 2001. For the year ended September 30, 2002, general and administrative expense attributable to AirGate and iPCS was $17.6 million and $7.7 million, respectively.

      Non-Cash Stock Compensation. Non-cash stock compensation expense was $0.8 million for the year ended September 30, 2002, and $1.7 million for the year ended September 30, 2001. The Company applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Unearned stock compensation is recorded for the difference between the exercise price and the fair market value of the Company’s common stock and restricted stock at the date of grant and is recognized as non-cash stock compensation expense in the period in which the related services are rendered.

      Depreciation. We capitalize network development costs incurred to ready our network for use and costs to build-out our retail stores and office space. Depreciation of these costs begins when the equipment is ready for its intended use and is amortized over the estimated useful life of the asset. For the year ended September 30, 2002, depreciation increased to $70.2 million, compared to $30.7 million for the year ended September 30, 2001, an increase of $39.5 million. The increase in depreciation expense relates primarily to additional network assets placed in service in 2002 and 2001 and approximately $29.5 million of depreciation from the acquired iPCS property and equipment. During the fiscal fourth quarter of 2002, the Company placed into service the 1XRTT network hardware costs in association with the commercial launch of 1XRTT. For the year ended September 30, 2002, depreciation attributable to AirGate and iPCS was $40.7 million and $29.5 million, respectively.

      The Company incurred capital expenditures of $97.1 million in the year ended September 30, 2002, which included approximately $7.1 million of capitalized interest, compared to capital expenditures of $71.3 million and capitalized interest of $2.9 million in the year ended September 30, 2001. Capital expenditures incurred by AirGate and iPCS were $41.4 million and $55.7 million, respectively, for the year ended September 30, 2002.

      Amortization of Intangible Assets. Amortization of intangible assets relates to the amounts recorded from the iPCS acquisition for the acquired subscriber base, non-competition agreements, and the right to provide service under iPCS’s Sprint agreements. Amortization for the year ended September 30, 2002, was approximately $39.3 million. Amortization of intangible assets for the year ended September 30, 2002 was attributable to AirGate as the Company did not elect pushdown accounting for the acquisition of iPCS.

      Loss on Disposal of Property and Equipment. For the year ended September 30, 2002, the Company recognized a loss of $1.1 million on disposal of property and equipment. This loss is the result of the abandonment of eleven cell sites in AirGate’s territory that were in process of being constructed.

      Goodwill Impairment. The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002. These significant declines in market capitalization resulted from concerns surrounding anticipated weakness in future subscriber growth, increased subscriber churn, anticipated future lower ARPU and liquidity concerns. As a result of these industry trends, the Company experienced significant declines in its market capitalization subsequent to its acquisition of iPCS. Additionally, there have been adverse changes to the strategic business plan for iPCS. These changes include lower new subscribers, lower ARPU, higher churn, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the Company’s acquisition of iPCS have been valued substantially lower on a price per population and price per subscriber basis. As a result of these transactions and industry trends, the Company believed that the fair value of iPCS and its assets had been reduced. Accordingly, the Company on two occasions during 2002 performed fair value assessments of iPCS. In performing the evaluation, information from various sources including, but not limited to, current stock price, transactions involving similar companies, the Company’s business plan and current and past operating results of the Company were considered. The Company evaluated several valuation techniques and determined the discounted cash flow approach should be used. The projected discounted future cash flows and residual values of the Company were used to determine the fair value of the business enterprise or invested capital. The results of this valuation indicated that the fair value of the reporting unit was less than the carrying amount. The Company recorded a goodwill impairment of approximately $261.2 million and $199.7 million during the quarter ended March 31, 2002 and the quarter ended September 30, 2002, respectively, as a result of these fair value assessments. The total goodwill impairment for the year ended September 30, 2002 was $460.9 million.

      Impairment of Fixed Assets. During the quarter ended September 30, 2002, the Company recorded an asset impairment of $44.5 million associated with the fixed assets (principally wireless networking infrastructure) of iPCS. This impairment was recorded under the requirements of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” As discussed above, this impairment arose from significant adverse changes to the business plan for iPCS as well as a generally weak secondary market for telecommunications equipment. Accordingly, the Company determined the fair value of the assets at $185.4 million as of September 30, 2002.

      Impairment of Intangible Assets. The Company recorded an intangible asset impairment of $305.4 million associated with iPCS’s right to provide services under the Sprint agreements. The right to provide service under iPCS’s Sprint agreements was recorded by the Company as a result of the purchase price allocation for the acquisition of iPCS. The original value and life assigned to this intangible was $323.3 million and 205 months, respectively. As discussed previously in the goodwill impairment section, this impairment arose from significant adverse changes to the business plan for iPCS. Accordingly, the Company adjusted the carrying value of the right to provide services under the Sprint agreements to its fair value at September 30, 2002.

      Interest Income. For the year ended September 30, 2002, interest income was $0.6 million, compared to $2.5 million for the year ended September 30, 2001. The Company had higher average cash and cash equivalent balances and higher average interest rates on deposits for the year ended September 30, 2001, which resulted in higher interest income for year ended September 30, 2001, when compared to the year ended September 30, 2002. For the year ended September 30, 2002, interest income attributable to AirGate and iPCS was $0.2 million and $0.4 million, respectively.

      Interest Expense. For the year ended September 30, 2002, interest expense was $57.2 million, compared to $28.9 million for the year ended September 30, 2001, an increase of $28.3 million. The increase is primarily attributable to increased debt related to the iPCS notes, accreted interest on the AirGate notes and increased borrowings under the AirGate and iPCS credit facilities, partially offset by lower commitment fees on undrawn balances of the AirGate credit facility, and a lower interest rate on variable rate borrowings under the AirGate credit facility. The Company had borrowings of $709.8 million as of September 30, 2002, including debt of iPCS, compared to $266.3 million at September 30, 2001. For the year ended September 30, 2002, interest expense attributable to AirGate and iPCS was $34.3 million and $22.9 million, respectively.

      Income Tax Benefit. Income tax benefits of $28.8 million were recognized for the year ended September 30, 2002. Income tax benefits will be recognized in the future only to the extent management believes recoverability of deferred tax assets is more likely than not.

      Net Loss. For the year ended September 30, 2002, the net loss was $996.6 million, an increase of $885.6 million from a net loss of $111.0 million for the year ended September 30, 2001. The increase was attributable to the results of operations of iPCS, which had a reported net loss of $133.2 million, the goodwill impairment associated with AirGate’s investment in iPCS of $460.9 million, the fixed asset impairment associated with AirGate’s investment in iPCS of $44.5 million, and the intangibles impairment associated with AirGate’s investment in iPCS of $312.0 million. For the year ended September 30, 2002, net loss attributable to AirGate and iPCS was $863.4 million and $133.2 million, respectively.

      Subscriber Net Additions. As of September 30, 2002, the Company provided personal communication services to 554,833 subscribers compared to 235,025 subscribers as of September 30, 2001, an increase of 319,808 subscribers. The increased net subscribers include 149,622 subscribers acquired from iPCS on November 30, 2001. For the year ended September 30, 2002, the Company added 104,115 net new

AirGate subscribers and 66,072 net new iPCS subscribers. The increase in net subscribers is due primarily to subscribers attracted from other wireless carriers and demand for wireless services from new subscribers.

      The Company does not include in its subscriber base an estimate of first payment default subscribers. At September 30, 2002 and 2001, the estimated first payment default subscribers were 7,126 and 7,811, respectively. Estimated first payment default subscribers at September 30, 2002 for AirGate and iPCS were 3,717 and 3,409, respectively.

      Subscriber Gross Additions. Subscriber gross additions for the years ended September 30, 2002 and 2001 were 374,249 and 233,390, respectively. For the year ended September 30, 2002, subscriber gross additions from AirGate and iPCS were 247,221 and 127,028, respectively. The increase in subscriber gross additions were attributable to the acquisition of iPCS and the removal of deposit requirements in the NDASL and certain Clear Pay programs, additional network build out and retail sales distribution from AirGate.

      Average Revenue Per User. For the years ended September 30, 2002 and 2001, ARPU was $59 and $62, respectively. For the year ended September 30, 2002, iPCS had an ARPU of $55, compared to $61 for AirGate. The decrease in ARPU for the Company is primarily the result of the acquisition of iPCS, cessation of recognizing terminating access revenue and declines in the average monthly recurring revenue per user. Until March 2002, the Company recorded terminating long-distance access revenues billed by Sprint PCS to long distance carriers. Sprint PCS has made a claim to these historical revenues based upon its current litigation with AT&T and other long distance carriers. While we continue to examine rights we may have against Sprint PCS, the Company recorded a reserve to accrue for terminating access charges previously paid by Sprint on behalf of long distance carriers and for which Sprint PCS has made a claim.

      Churn. Churn for the year ended September 30, 2002 was 3.4%, compared to 2.8% for the year ended September 30, 2001. For the year ended September 30, 2002, churn attributable to AirGate and iPCS was 3.5% and 3.0%, respectively. The increase in churn is primarily a result of an increase in the number of sub-prime credit quality subscribers whose service was involuntarily discontinued during the period. Without the subscriber reserve, churn for the year ended September 30, 2002 and 2001 would be 4.0% and 2.8%, respectively. Churn without the subscriber reserve for the year ended September 30, 2002 attributable to AirGate and iPCS would be 4.2% and 3.6%, respectively.

      Cost Per Gross Addition. CPGA was $386 for the year ended September 30, 2002, compared to $361 for the year ended September 30, 2001. For the year ended September 30, 2002, CPGA for AirGate and iPCS was $386 and $387, respectively. The increase in CPGA is the result of greater handset sales incentives, rebates and marketing costs.

      Cash Cost Per User. CCPU was $60 for the year ended September 30, 2002, compared to $76 for the year ended September 30, 2001. For the year ended September 30, 2002, CCPU for AirGate and iPCS was $59 and $61, respectively. The decrease in CCPU is the result of the fixed network and administrative support costs of CCPU being spread over a greater number of average subscribers, including those acquired in the merger with iPCS.

For the year ended September 30, 2001 compared to the year ended September 30, 2000:

      Revenues. Service revenue, roaming revenue and equipment revenue were $106.0 million, $55.3 million and $10.8 million, respectively, for the year ended September 30, 2001, compared to $9.7 million, $12.3 million and $3.0 million, respectively, for the year ended September 30, 2000, an increase of $96.3 million, $43.0 million and $7.8 million, respectively. These increased revenues reflected all of the Company’s markets being commercially operational in fiscal year 2001. In fiscal year 2000, our markets were being launched in phases and were not operational on a full fiscal year basis.

      Cost of Service and Roaming. The cost of service and roaming was $116.7 million for the year ended September 30, 2001, compared to $27.8 million for the year ended September 30, 2000, an increase of $88.9 million. Roaming expense included in the cost of service and roaming was $35.4 million for the year ended September 30, 2001, compared to $2.5 million for the year ended September 30, 2000, an increase of $32.9 million resulting from the substantial increase in the Company’s subscriber base.

      The Company was supporting 235,025 subscribers at September 30, 2001, compared to 56,689 subscribers at September 30, 2000. At September 30, 2001, the Company’s network consisted of 719 active cell sites and four switches compared to 567 active cell sites and three switches at September 30, 2000. There were approximately 79 employees performing network operations functions at September 30, 2001, compared to 59 employees at September 30, 2000.

      The Sprint affiliation fee totaled $7.6 million in the year ended September 30, 2001, compared to $0.8 million for the year ended September 30, 2000, a $6.8 million increase related to the growth in service revenues. Fees paid to Sprint for customer support and retention totaled $15.5 million for the year ended September 30, 2001, compared to $1.5 million at September 30, 2000. Long distance fees paid to Sprint totaled $6.5 million for the year ended September 30, 2001, compared to $1.1 million at September 30, 2000. The increases for customer support and retention and long distance fees resulted from the increase in the Company’s subscriber base.

      Cost of Equipment. Cost of equipment was $20.2 million for the year ended September 30, 2001, and $5.7 million for the year ended September 30, 2000, an increase of $14.5 million. This increase was attributable to the increase in the number of subscribers.

      Selling and Marketing. The Company incurred selling and marketing expenses of $71.6 million during the year ended September 30, 2001 compared to $28.4 million in the year ended September 30, 2000, an increase of $43.2 million. At September 30, 2001, there were approximately 388 employees performing sales and marketing functions, compared to 246 employees as of September 30, 2000. A net 178,336 subscribers were added in the year ended September 30, 2001 compared to 56,689 net subscribers added in the year ended September 30, 2000. Handsets subsidies on units sold by third parties totaled $12.8 million for the year ended September 30, 2001, compared to $3.7 million for the year ended September 30, 2000, an increase of $9.1 million.

      General and Administrative. For the year ended September 30, 2001, the Company incurred expenses of $15.7 million, compared to $14.1 million for the year ended September 30, 2000, an increase of $1.6 million. Increased compensation and benefit amounts related to the growth in employees were partially offset by lower amounts earned under the retention bonus agreement with our chief executive officer. Of the 529 employees at September 30, 2001, approximately 62 employees were performing corporate support functions compared to 36 employees as of September 30, 2000.

      Non-Cash Stock Compensation. Non-cash stock compensation expense was $1.7 million for each of the years ended September 30, 2001 and 2000.

      Depreciation. For the year ended September 30, 2001, depreciation and amortization expense increased to $30.6 million, compared to $12.0 million for the year ended September 30, 2000, an increase of $18.6 million. The increase in depreciation and amortization expense related primarily to the completion of our network build-out during fiscal year 2000 to support the Company’s commercial launch. The Company incurred capital expenditures of $56.1 million in the year ended September 30, 2001, which included approximately $2.9 million of capitalized interest compared to capital expenditures of $151.4 million and capitalized interest of $5.9 million in the year ended September 30, 2000.

      Interest Income. For the year ended September 30, 2001, interest income was $2.5 million compared to $9.3 million for the year ended September 30, 2000, a decrease of $6.8 million. The Company had higher cash and cash equivalent balances for the year ended September 30, 2000, resulting from the higher amount of proceeds that remained from our September 1999 equity and debt offerings. As capital expenditures were required to complete the build-out of the Company’s PCS network, and as working capital and operating losses were funded, decreasing cash balances and a lower short-term interest rate environment resulted in lower levels of interest income.

      Interest Expense. For the year ended September 30, 2001, interest expense was $28.9 million, compared to $26.1 million for the year ended September 30, 2000, an increase of $2.8 million. The increase was primarily attributable to increased debt related to accreted interest on the AirGate notes and increased borrowings under the AirGate credit facility, partially offset by lower commitment fees on undrawn balances of the AirGate credit facility, a lower interest rate on variable rate borrowings under the AirGate credit facility and lower capitalized interest. The Company had borrowings of $266.3 million as of September 30, 2001, compared to $180.7 million as of September 30, 2000.

      Net Loss. For the year ended September 30, 2001, net loss was $111.0 million, an increase of $29.7 million over a net loss of $81.3 million for the year ended September 30, 2000.

      Subscriber Gross Additions. Subscriber gross additions for the years ended September 30, 2001 and 2000 were 233,390 and 62,007, respectively. The increase in subscriber gross additions was attributable to additional network build out and retail sales distribution from AirGate and the removal of the deposit for subscribers selecting the NDASL plan.

      Subscriber Net Additions. As of September 30, 2001, the Company provided personal communication services to 235,025 subscribers compared to 56,689 subscribers as of September 30, 2000, an increase of 178,336 net subscribers. At September 30, 2001 and 2000 the estimated first payment default subscribers were 7,811 and 0, respectively. The increase in net subscribers acquired during the year ended September 30, 2001 was attributable to having all of the Company’s 21 markets fully launched during fiscal 2001 and increased demand for wireless services in the United States.

      Average Revenue Per User. For the year ended September 30, 2001, ARPU was $62. For the year ended September 30, 2000, ARPU was $59. The increase in ARPU primarily resulted from subscribers selecting rate plans with higher monthly recurring charges.

      Churn. Churn for the year ended September 30, 2001 was 2.8%, the same as for the year ended September 30, 2000. Without the subscriber reserve, churn for each of the years ended September 30, 2001 and 2000 would have been 2.8%.

      Cost Per Gross Addition. CPGA was $361 for the year ended September 30, 2001, compared to $501 for the year ended September 30, 2000. The decrease in CPGA was the result of greater gross subscriber additions covering the fixed cost components of CPGA such as advertising, salaries and store rents.

      Cash Cost Per User. CCPU was $76 for the year ended September 30, 2001 compared to $162 for the year ended September 30, 2000. The decrease in CCPU was the result of the fixed network and administrative support costs of CCPU being spread over a greater number of average subscribers.

Liquidity and Capital Resources

      The following discussion of liquidity and capital resources, unless otherwise indicated, is presented on a consolidated basis and includes the liquidity and capital resources of iPCS and its consolidated subsidiaries. As of June 30, 2003, AirGate, exclusive of iPCS, had $30.8 million in cash and cash equivalents compared to $4.9 million in cash and cash equivalents at September 30, 2002. The increase in cash is attributable to improvements in working capital, reduced operating expenses and borrowings, net of repayments under the AirGate credit facility. The improved cash position during the nine months ended June 30, 2003 for AirGate is primarily attributable to the following:

•	Sprint special settlements and other items of $10.5 million that were not previously remitted to AirGate (See Note 3 to the Consolidated Financial Statements for the nine-months ended June 30, 2003);

•	Net borrowings of $6.5 million under the AirGate credit facility; and

•	Reduced operating expenses of $2.6 million as a result of cost containment initiatives eliminating certain personnel positions, retail location closures and reductions in advertising and promotion spending.

The Company’s working capital balance was $2.6 million at June 30, 2003, compared to a working capital deficit of $364.4 million at September 30, 2002. The improvement in the Company’s working capital position is primarily attributable to the deconsolidation of iPCS’s working capital components subsequent to February 23, 2003.

Net Cash Provided By (Used In) Operating Activities

      The $20.7 million of cash provided by operating activities in the nine months ended June 30, 2003 was the result of the Company’s $76.9 million net loss offset by non-cash items including depreciation, amortization of note discounts, financing costs, amortization of intangibles, provision for doubtful accounts, and non-cash stock compensation totaling $98.4 million. These non-cash items were partially offset by net cash working capital changes of $0.8 million. The net working capital changes were driven primarily by an increase in prepaid expenses along with decreases in payables due to Sprint, trade accounts payable and accrued expenses. The $48.8 million of cash used in operating activities in the nine months ended June 30, 2002 was the result of the Company’s $381.6 million net loss offset by $370.4 million of goodwill impairment, depreciation, amortization of note discounts, financing costs, amortization of intangibles, deferred tax benefit, provision for doubtful accounts and non-cash stock option compensation, that was partially offset by negative net cash working capital changes of $37.6 million.

      The $45.2 million of cash used in operating activities in the year ended September 30, 2002 was the result of the Company’s $996.6 million net loss offset by $978.8 million of goodwill impairment, fixed asset impairment, impairment of intangible assets, depreciation, amortization of note discounts, financing costs, amortization of intangibles, deferred tax benefit provision for doubtful accounts and non-cash stock compensation, that was partially offset by negative net cash working capital changes of $27.4 million. The negative net working capital changes were primarily a result of timing of payments principally to Sprint, the increase in interest payable related to the increase in the balance of the AirGate and iPCS credit facilities, and the increase in the current maturities of long-term debt at September 30, 2002, compared to September 30, 2001, resulting from the acquisition of iPCS and growth in the Company’s subscriber base. The $40.9 million of cash used in operating activities in the year ended September 30, 2001 was the result of the Company’s $111.0 million net loss being partially offset by a net $4.6 million in cash provided by changes in net working capital and $65.5 million of depreciation, amortization of note discounts, provision for doubtful accounts, amortization of financing costs and non-cash stock option compensation. The $41.6 million of cash used in operating activities in the year ended September 30, 2000 was the result of the Company’s $81.3 million net loss being partially offset by $38.5 million of depreciation, amortization of note discounts, provision for doubtful accounts, amortization of financing costs, non-cash stock compensation and positive working capital changes of $1.2 million. For the year ended September 30, 2002, cash used in operating activities attributable to AirGate and iPCS was $24.5 million and $20.9 million, respectively.

Net Cash Used in Investing Activities

      The $28.9 million of cash used in investing activities during the nine months ended June 30, 2003 represents $18.9 million for purchases of property and equipment. Purchases of property and equipment during the nine months ended June 30, 2003 related to investments for the expansion of switch capacity and expansion of service coverage. In addition, $10.0 million of cash was deconsolidated subsequent to February 23, 2003 relating to the iPCS bankruptcy. For the nine months ended June 30, 2002, cash used in investing activities of $59.1 million represented $77.4 million for purchases of equipment and $6.1 million of acquisition costs related to the merger with iPCS offset by $24.4 million of cash acquired from iPCS. For the nine months ended June 30, 2003, cash used in investing activities attributable to AirGate and iPCS was $10.4 million and $18.5 million, respectively.

      The $78.7 million of cash used in investing activities during the year ended September 30, 2002 represents $97.1 million for purchases of property and equipment and $6.0 million of cash acquisition costs related to the acquisition of iPCS, partially offset by $24.4 million of cash acquired from iPCS. Purchases of property and equipment during the year ended September 30, 2002 related to investments to upgrade the Company’s network to 1XRTT, expansion of switch capacity and expansion of service coverage in the Company’s territories. For the year ended September 30, 2001, cash outlays of $71.8 million represented cash payments of $71.3 million made for purchases of equipment and $0.5 million to purchase certain assets of one of the Company’s agents. For the year ended September 30, 2000, cash outlays of $152.4 million represented cash payments made for purchases of property and equipment. For the year ended September 30, 2002, cash used in investing activities attributable to AirGate and iPCS was $23.0 million and $55.7 million, respectively.

Net Cash Provided by Financing Activities

      The $6.5 million in cash provided by financing activities during the nine months ended June 30, 2003, consisted of $8.0 million in borrowings under the AirGate credit facility offset by $1.5 million for principal payments associated with the AirGate credit facility. The $117.4 million of cash provided by financing activities in the nine months ended June 30, 2002 consisted of $56.2 million borrowed under the AirGate credit facility and $60.0 million under the iPCS senior credit facility, and $0.7 million of proceeds received from exercise of options and warrants and $0.5 million received from stock issued to the employee stock purchase plan. For the nine months ended June 30, 2003, the $6.5 million in cash provided by financing activities was attributable solely to AirGate.

      The $142.1 million in cash provided by financing activities during the year ended September 30, 2002, consisted of $61.2 million in borrowings under the AirGate credit facility and $80.0 million under the iPCS credit facility, $0.7 million of proceeds received from the exercise of options and warrants and $0.6 million received from stock issued under the employee stock purchase plan, offset by $0.3 million for payments associated with the amendment to the iPCS credit facility. The $68.5 million of cash provided by financing activities in the year ended September 30, 2001 consisted of $61.8 million borrowed under the AirGate credit facility and $6.7 million of proceeds received from exercise of options and warrants. The $6.5 million of cash used in financing activities in the year ended September 30, 2000 consisted of the repayment of a $7.7 million unsecured promissory note partially offset by $1.2 million received from the exercise of options to purchase common stock by employees and the exercise of common stock purchase warrants. For the year ended September 30, 2002, cash provided by financing activities attributable to AirGate and iPCS was $62.5 million and $79.8 million, respectively.

Liquidity Before the Restructuring

      Due to the factors described herein under “AirGate — Current Operating Environment and its Impact on Us,” management made changes to the assumptions underlying the long-range business plans for AirGate and iPCS. These changes included fewer new subscribers, lower ARPU, higher subscriber churn, increased service and pass through costs from Sprint in the near-term and lower roaming margins from Sprint.

      On February 23, 2003 iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. Immediately prior to iPCS’s bankruptcy filing, the lenders under the iPCS credit facility accelerated iPCS’ payment obligations as a result of existing defaults under the credit facility.

      Based on our current business plan and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is much less certain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the recapitalization plan is not completed and the credit facility is not further amended, then the costs incurred in connection with the recapitalization will make it challenging to meet certain covenants under our credit facility at March 31, 2004. Further, under our current business plan, we believe that we will not be in compliance with certain covenants under our credit facility at April 1, 2005.

Liquidity After the Restructuring

      We are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. We expect that the completion of the financial restructuring will improve our capital structure and reduce the financial risk in our business plan by substantially reducing the required payments under our outstanding indebtedness.

      The existing $153.5 million credit facility will remain in place after the restructuring with a final maturity in 2008. The 13.5% old notes maturing in 2009 are expected to be substantially replaced by 9 3/8% new notes maturing in 2009 to be issued as part of the proposed financial restructuring. These debt obligations are expected to decrease by $140 million and annual interest payments are expected to decrease by $25.5 million per year after 2004. As a result, after 2004 the restructuring would provide annual cash from operations of $25.5 million more than otherwise would have been the case without the proposed financial restructuring. AirGate believes such amount is sufficient to fund its operations, including all contractual obligations and debt services after the restructuring through 2008.

      Subsequent to the proposed financial restructuring, we expect that AirGate will have sufficient cash and cash equivalents and funds from operations to satisfy its working capital requirements, capital expenditures, and other liquidity requirements for the foreseeable future.

AirGate Capital Resources

      As of June 30, 2003, AirGate, exclusive of iPCS, had $30.8 million of cash and cash equivalents. As of June 30, 2003, $9.0 million remained available for borrowing under the AirGate credit facility. On August 8, 2003, AirGate drew the remaining $9.0 million available under the AirGate credit facility, leaving no further borrowing availability.

Future Trends That May Affect Operating Results, Liquidity and Capital Resources

      See “Risk Factors” for a description of the trends and risks that may affect our operating results, liquidity and capital resources.

Contractual Obligations

      AirGate is obligated to make future payments under various contracts it has entered into, including amounts pursuant to the AirGate credit facility, the old notes, capital leases and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future expected minimum contractual cash obligations for the next five years and in the aggregate at September 30, 2002 are as follows (dollar amounts in thousands):

	Payments Due By Period Years Ending September 30,

Contractual Obligation	Total	2003	2004	2005	2006	2007	Thereafter

AirGate credit facility(1)	$136,500	$2,024	$15,863	$21,150	$26,920	$35,400	$35,143
AirGate notes	300,000	—	—	—	—	—	300,000
AirGate operating leases(2)	78,628	18,646	18,539	14,256	9,604	6,632	10,951

Total	$515,128	$20,670	$34,402	$35,406	$36,524	$42,032	$346,094

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2002, not projected borrowings under the AirGate credit facility.

(2)	Does not include payments due under renewals to the original lease term.

      The AirGate credit facility is comprised of two senior secured loan commitments (“tranches”) totaling $153.5 million. Tranche 1 provides for a $13.5 million senior secured term loan commitment (of which $12.0 million is outstanding as of June 30, 2003), which matures on June 6, 2007. Tranche II provides for a $140.0 million senior secured term loan commitment (of which $131.0 million is outstanding as of June 30, 2003), which matures on September 30, 2008. The AirGate credit facility requires quarterly principal payments, which began on December 31, 2002 for tranche I and begins on June 30, 2004 for tranche II, initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. As of June 30, 2003, AirGate had cumulative borrowings under the AirGate credit facility totaling $144.5 million and has made cumulative quarterly principal repayments in the amount of $1.5 million. As of August 8, 2003, AirGate had cumulative borrowings under the AirGate credit facility totaling $153.5 million. The old notes will require cash payments of interest beginning on April 1, 2005.

      The tables below are shown to reflect estimated obligations for AirGate on a pre-restructuring and post-restructuring basis. Operating Leases are assumed to renew at the end of the lease term.

	Payments Due By Period Years Ending September 30,

Pre-Restructuring Obligations — Old Notes	Total	2004	2005	2006	2007	2008	2009

AirGate credit facility, principal(1)	151,475	17,775	23,700	30,107	39,893	40,000	—
AirGate credit facility, interest(2)	24,696	7,991	6,756	5,327	3,430	1,192	—
AirGate old notes, principal	300,000	—	—	—	—	—	300,000
AirGate old notes, interest(3)	202,500	—	40,500	40,500	40,500	40,500	40,500
AirGate operating leases(4)	128,626	19,392	20,168	20,974	21,813	22,686	23,593

	807,297	45,158	91,124	96,908	105,636	104,378	364,093

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2003.

(2)	Interest rate is assumed to be 5.5%. As of September 4, 2003, the interest rate on the credit facility was 5.13%.

(3)	Interest rate on old notes is 13.5% with payments starting in 2005.

(4)	Operating leases are assumed to renew with a 4% annual CPI increase beginning in 2004 as compared to September 30, 2002.

	Payments Due By Period Years Ending September 30,

Post-Restructuring Obligations — New Notes	Total	2004	2005	2006	2007	2008	2009

AirGate credit facility, principal(1)	151,475	17,775	23,700	30,107	39,893	40,000	—
AirGate credit facility, interest(2)	24,696	7,991	6,756	5,327	3,430	1,192	—
AirGate new notes, principal	160,000	—	—	—	—	—	160,000
AirGate new notes, interest(3)	85,000	11,250	15,000	15,000	15,000	13,750	15,000
AirGate operating leases(4)	128,626	19,392	20,168	20,974	21,813	22,686	23,593

	549,797	56,408	65,624	71,408	80,136	77,628	198,593

(1)	Total repayments are based upon borrowings outstanding as of September 30, 2003.

(2)	Interest rate is assumed to be 5.5%. As of September 4, 2003, the interest rate on the credit facility was 5.13%.

(3)	Interest rate on new notes is 9 3/8% with payments starting in , 2004. Assumes exchange occurs 12/31/03.

(4)	Operating leases are assumed to renew with a 4% annual CPI increase beginning in 2004 as compared to September 30, 2002.

      There are provisions in the agreements governing the AirGate credit facility and the old notes providing for an acceleration of repayment upon an event of default, as defined in the respective agreements. AirGate is currently in material compliance with its obligations under these agreements.

      As of October 31, 2003, two major credit rating agencies rate AirGate’s unsecured debt. The ratings were as follows:

Type of facility	Moody’s	S&P

AirGate notes	Caa2	CC

      On September 25, 2003, S&P announced that upon completion of the restructuring it would lower AirGate’s corporate credit rating to “SD” and lower AirGate’s subordinated debt rating to “D.” On October 15, 2003, Moody’s announced that it placed AirGate on review for a possible rating upgrade.

      The Company has no off-balance sheet arrangements and has not entered into any transactions involving unconsolidated, limited purpose entities or commodity contracts.

Quantitative and Qualitative Disclosure About Market Risk

      In the normal course of business, the Company’s operations are exposed to interest rate risk on its credit facilities and any future financing requirements. The Company’s fixed rate debt consists primarily of the accreted carrying value of the 1999 AirGate notes ($220.2 million at September 30, 2002) and the 2000 iPCS notes ($223.1 million at September 30, 2002). Our variable rate debt consists of borrowings made under the AirGate credit facility ($136.5 million at September 30, 2002) and the iPCS credit facility ($130.0 million at September 30, 2002). For the year ended September 30, 2002, the weighted average interest rate under the AirGate credit facility was 5.6% and under the iPCS credit facility was 5.7%. Our primary interest rate risk exposures relate to (i) the interest rate on long-term borrowings; (ii) our ability to refinance the AirGate and iPCS notes at maturity at market rates; and (iii) the impact of interest rate movements on our ability to meet interest expense requirements and financial covenants under our debt instruments.

      The Company manages the interest rate risk on its outstanding long-term debt through the use of fixed and variable rate debt and the use of an interest rate cap with regard to a portion of the iPCS debt. While the Company cannot predict its ability to refinance existing debt or the impact interest rate movements will have on existing debt, the Company continues to evaluate its interest rate risk on an ongoing basis.

      The following table presents the estimated future balances of outstanding long-term debt projected at the end of each period and future required annual principal payments for each period then ended associated with the AirGate and iPCS notes and credit facilities based on projected levels of long-term indebtedness:

	Years Ending September 30,

	2003	2004	2005	2006	2007	Thereafter

	(Dollars in thousands)
AirGate notes	$228,813	$260,630	$297,191	$297,289	$297,587	—
Fixed interest rate	13.5%	13.5%	13.5%	13.5%	13.5%	13.5%
Principal payments	—	—	—	—	—	$300,000
AirGate credit facility	$151,475	$133,700	$110,000	$79,893	$40,000	—
Variable interest rate(1)	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Principal payments	$2,025	$17,775	$23,700	$30,107	$39,893	$40,000
iPCS credit facility(2)	$130,000	$120,250	$102,375	$73,125	$40,625	—
Variable interest rate(1)	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Principal payments	—	$9,750	$17,875	$29,250	$32,500	$40,625
iPCS notes(2)	$252,093	$285,118	$296,967	$297,165	$300,000	—
Fixed interest rate	14.0%	14.0%	14.0%	14.0%	14.0%	14.0%
Principal payments	—	—	—	—	—	$300,000

(1)	The interest rate on the credit facilities equals the London Interbank Offered Rate (“LIBOR”) +3.75%. LIBOR is assumed to equal 2.0% for all periods presented, which is the current LIBOR rate. A 1% increase (decrease) in the variable interest rate would result in a $2.7 million increase (decrease) in the related interest expense on an annual basis.

(2)	Amounts in this table do not reflect the current classification of the iPCS credit facility and iPCS notes as a result of the event of default discussed elsewhere in this report.

AIRGATE

Background

      AirGate PCS, Inc. and its subsidiaries and predecessors were formed for the purpose of becoming a leading regional provider of wireless Personal Communication Services, or “PCS.” We are a network partner of Sprint PCS, which is a group of wholly-owned subsidiaries of Sprint Corporation (a diversified telecommunications service provider), that operate and manage Sprint’s PCS products and services.

      Sprint operates a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint, directly and indirectly through network partners such as us, provides wireless services in more than 4,000 cities and communities across the country. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint has also entered into independent agreements with various network partners, such as us, under which the network partners have agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways.

      As of June 30, 2003, AirGate had 364,157 subscribers and total network coverage of approximately 6.0 million residents, representing approximately 83% of the residents in its territory. For the nine months ended June 30, 2003, we generated revenue of approximately $320.7 million, including $79.4 million of revenue related to iPCS.

      The following description of AirGate’s business is limited to AirGate alone, and does not reflect the business of iPCS.

Acquisition of iPCS, Inc.

      On November 30, 2001, we acquired iPCS in a merger. In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, our board of directors believed that the merger represented a strategic opportunity to significantly expand the size and scope of our operations. Our board of directors believed that, following the merger, we would have had greater financial flexibility, operational efficiencies and growth potential than we would have had on our own. In connection with the iPCS acquisition, we issued 12.4 million shares of our common stock valued at $57.16 per share on November 30, 2001, which totaled $706.6 million. We reserved an additional 1.1 million shares for issuance upon exercise of outstanding iPCS options and warrants valued at $47.7 million using a Black-Scholes option pricing model. The transaction was accounted for under the purchase method of accounting. Subsequently, certain former stockholders of iPCS sold 4.0 million shares of our common stock in an underwritten offering on December 18, 2001.

      In connection with its approval of our acquisition of iPCS, our board of directors identified a number of potential benefits, including the following:

•	the combined company would be able to leverage the best operating practices of both companies to more effectively penetrate iPCS’s and our markets;

•	iPCS had attractive market characteristics, including:

•	strong market demographics relative to other Sprint PCS network partners, such as high population densities and high median household income;

•	a high concentration of headquarters for large corporations;

•	the inclusion of over 90 colleges and universities; and

•	less competitive markets than ours, allowing for the opportunity for increased market share;

•	the combined company would result in the largest Sprint PCS network partner based on planned covered POPs;

•	we would be able to expand our markets to include, among others, Grand Rapids, Michigan; Saginaw-Bay City, Michigan; Peoria, Illinois; Cedar Rapids, Iowa; and Springfield, Illinois;

•	the iPCS territory is near many major Sprint PCS markets, including Chicago, Illinois; Detroit, Michigan; Des Moines, Iowa; Indianapolis, Indiana; and St. Louis, Missouri, thereby providing increased roaming revenue opportunities for the combined company;

•	iPCS had substantially completed its network build-out; and

•	iPCS had a cash cushion to finance future growth.

      In reaching our decision to approve the merger, the merger agreement and the issuance of the shares of our common stock in the merger, our board of directors considered, in addition to the factors described above:

•	information concerning the financial performance and condition, business operations, capital and prospects of each of AirGate and iPCS on a stand-alone basis as well as a combined basis;

•	current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless communications industry in general and among Sprint PCS network partners in particular;

•	the importance of market position, scale and financial resources to our ability to compete effectively in the future;

•	the possible negative effect on the price of our common stock and the consequent potential impairment of our ability to raise capital through the sale of equity securities resulting from the sales, or potential sales, of the substantial number of shares of our common stock that we would issue to iPCS’ stockholders in the merger;

•	the dilutive effect on our current stockholders and a consequent reduction in their voting power;

•	the valuation ascribed to our common stock in the merger and the valuation implied for the combined entity based on currently prevailing market multiples;

•	the relative contributions of AirGate and iPCS to certain operational and financial metrics of the combined company, including net revenues and EBITDA;

•	the opinion delivered by our financial advisor to our board of directors to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair, from a financial point of view, to us and our stockholders; and

•	the expectation that the merger would be accounted for as a purchase for accounting purposes and would be tax-free for federal income tax purposes.

      Our board of directors also considered potential risks relating to the merger, including that:

•	the price of our common stock might decline;

•	we might not fully achieve the benefits sought from the merger;

•	it might take longer for the combined company to become EBITDA and cash flow positive;

•	we and iPCS would have to operate as two distinctly separate companies as a result of our separate public debt indentures and credit facilities;

•	the integration of iPCS and AirGate would require significant attention from our management; and

•	the two companies might be unable to consummate the merger.

      Our board of directors believed that these risks were outweighed by the potential benefits to be realized by the merger. The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but includes material factors that our board of directors considered. In view of the wide variety of information and factors considered, our board of directors did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors. Our board of directors authorized, approved and adopted the merger, the merger agreement and the issuance of the shares of our common stock in the merger in consideration of all of the facts, matters and information brought to our attention.

Bankruptcy of iPCS, Inc.

      iPCS’s business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that iPCS would have sufficient cash flow to service its high level of debt. iPCS’s growth rates through March 2002 met or exceeded expectations, despite slower subscriber growth in the industry in 2001 than in prior years. The re-imposition of the deposit for sub-prime credit customers, the continued slowdown in growth in the wireless industry and increased competition slowed iPCS’s rate of growth significantly in 2002.

      iPCS’s dependence on Sprint also created the same additional challenges faced by AirGate. See “Summary — The Financial Restructuring — Reasons for the Financial Restructuring.”

      In addition to these factors, iPCS’s problems were compounded because it was earlier in its business lifecycle when growth slowed, had approximately one-third fewer subscribers than AirGate and a less complete network.

      AirGate’s results of operations similarly declined in this period due to many of the same factors, but not to the same degree. We were significantly further along in our business lifecycle and thus had built out more of our area and had a larger subscriber base. As a result, we had significantly less build-out expenses and a higher level of consistent revenue than iPCS during the same period.

      On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the U.S. Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. On October 17, 2003, we transferred all of our iPCS stock to a liquidating trust organized under Delaware law. Our stockholders on the date of such transfer are the trust’s sole beneficiaries. As a result of these two actions, we no longer control iPCS and we have no interest in its business or assets.

Current Operating Environment and its Impact on Us

      Since the beginning of 2002, the wireless communications industry, including us, experienced significant declines in per share equity prices that limited the ability of wireless companies to raise capital. We believe that this decline in wireless stocks results from a weaker outlook for the wireless industry than previously expected. Reasons for a weaker operating environment include:

•	declining rates of subscriber growth in the United States as overall rates of penetration in the wireless industry approached and then exceeded 50%, which decline may have been exacerbated by a widespread economic slowdown;

•	concerns that these declines, coupled with intense competition among wireless service providers in the United States, will continue to lead to service offerings of increasingly large bundles of minutes at lower prices;

•	higher rates of churn resulting from intense competition and programs for sub-prime credit quality subscribers, which may be exacerbated in the future by wireless number portability; and

•	the highly leveraged capital structures of many wireless providers and a lack of viable financing alternatives.

      Our business has been and continues to be affected by these market conditions. In addition, as a result of our dependence on Sprint, we are also confronted with additional factors that have had a negative impact on our operations such as:

•	Sprint offered a program that attracted sub-prime credit quality subscribers, which contributed to high rates of churn and reduced our liquidity. The introduction of this program was required under our agreements with Sprint until late February, 2002 (See “— Marketing Strategy — Pricing” for a description of the program and “— Sprint Relationship and Agreements”);

•	in 2002 and early 2003, Sprint took a number of actions which resulted in unanticipated charges or increases in charges to us. Some of these charges resulted from errors by Sprint, while others were charges to which we had little or no advance notice. The effect of these actions was to reduce our liquidity and interject a greater degree of uncertainty to our business and financial planning (See “Risk Factors — Risks Related to Our Relationship with Sprint”). As of June 30, 2003, we have disputed approximately $7.0 million in invoices for such increases and additional charges, but those issues have not been resolved;

•	our current dependence on Sprint to provide customer care provided us limited tools to improve the quality of customer care, which we believe contributes to higher churn, and to reduce the costs of customer care;

•	because 65% of our costs of service and roaming is paid to (or through) Sprint as service, affiliation, roaming, long-distance and other fees and expenses under our agreements, our ability to control costs through our own cost cutting measures is more limited; and

•	a more limited control of our own working capital.

      These factors and the lack of additional sources of capital led us to revise our business plans to reflect this less-favorable operating environment, and ultimately, to consider alternatives for a capital restructuring.

Business Strategy

      In order to succeed in this operating environment, we have implemented a “smart growth” strategy with a focus on EBITDA and cash flow growth. This smart growth strategy entails adding higher credit quality subscribers with higher than market revenues per subscriber while reducing costs. To achieve our business plan, we believe the following elements are critical to enable us to achieve this goal:

•	continue to maximize free cash flow by constraining our capital spending and operating costs;

•	restructuring our debt to reduce debt service payments and improve cash flow;

•	seek to reduce churn and bad debt expense by focusing on the credit quality of our new subscribers and our subscriber base;

•	seek to reduce churn and operating costs by exploring ways to improve the quality and cost of customer care and similar services provided by Sprint;

•	capitalize on Sprint wireless products and services;

•	improve the predictability and accuracy of financial information provided through Sprint; and

•	in the longer term, take advantage of the Sprint brand recognition to capitalize on new growth initiatives, including data services and wireline-to-wireless migration opportunities.

      We began implementing this smart growth strategy in early 2003, and we believe that this strategy, as well as other corporate actions, would have been less effective at iPCS than at AirGate because iPCS had over 100,000 fewer subscribers than AirGate. As a result, iPCS did not have the same size or stability of revenues as AirGate.

      We also may be required to change our smart growth strategy to adopt to changes in Sprint’s business strategy and targeted customers that result in new program requirements or service offerings from Sprint. For example, if Sprint were to re-introduce programs to attract sub-prime credit customers or introduce a one-rate plan where roaming charges are included in a single monthly fee, Sprint could seek to require us to implement such programs. Implementing or supporting such programs would require us to re-evaluate our business plan.

      Maximize free cash flow by lowering capital spending and operating costs. We believe our success will depend in large part on our ability to constrain capital spending and operating costs and be cost competitive. With the primary build-out of our network complete, we have reduced capital spending. In addition, we have taken a number of steps to lower our general and administrative, sales, marketing and network service costs, including the following:

•	restructuring the AirGate organization and eliminating 154 positions to operate in the most cost efficient manner possible, which includes the following changes:

•	moving the accounting function to Atlanta, Georgia from Geneseo, Illinois and reducing the overall accounting staff;

•	restructuring management in our retail channel and closing our least productive retail stores,

•	a reduction in support to our indirect distribution channels to reflect reduced productivity in certain of these outlets, such as Radio Shack and Walmart, and

•	a reduction in support to our business distribution channel;

•	significantly reducing capital expenditures (from $41.3 million in fiscal 2002 to an estimated $23.8 million in fiscal 2003);

•	reducing spending for selling and marketing (from $79.0 million in fiscal 2002 to an estimated $68.5 million in fiscal 2003); and

•	tightening management of vendors, including re-negotiating contracts for backhaul and other telecommunications services.

      Savings from these actions were partially offset by the bankruptcy of iPCS and the termination of management services by iPCS.

      Restructuring our debt. For the nine months ended June 30, 2003, AirGate has produced $24.7 million of EBITDA. As of June 30, 2003, AirGate had working capital of $2.6 million and cash and cash equivalents of approximately $30.8 million. After drawing the remaining $9.0 million available under our $153.5 million senior secured credit facility in August, 2003, AirGate is completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. Based on our current business plan and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is much less certain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the recapitalization plan is not completed and the credit facility is not further amended, then the costs incurred in connection with the recapitalization will make it challenging to meet certain covenants under our credit facility at March 31, 2004. Further, under our current business plan, we believe that we will not be in compliance with certain covenants under our credit facility at April 1, 2005.

Fiscal Year	Principal	Interest

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

      This assumes an interest rate on our credit facility of 5.5%. As of October 31, 2003, the weighted average interest rate on our credit facility was 5.04%.

      Seek to reduce churn and bad debt expense by focusing on the credit quality of our new subscribers and our subscriber base. We believe it is important to maintain the appropriate balance of prime and sub-prime credit subscribers to reduce churn and bad debt expense. Currently, rates of churn, or customer turnover, are highest among sub-prime credit quality customers. During fiscal 2003, we increased the deposit required to be paid by sub-prime credit customers to use our services. As a result of these actions, we have increased our customer base by 8% while increasing our prime credit quality customers to 70% of our customer base from 62% at June 30, 2002. Churn was 2.90% for the quarter ended June 30, 2003. Despite these measures, current churn rates remain at high levels.

      Seek to reduce operating costs and churn by improving the quality and cost of customer service and related services. A number of factors, including quality of customer service, are factors in churn. Two recent surveys ranked Sprint last among national wireless carriers in satisfaction with customer service. We are exploring options to outsource customer care and other related services currently provided by Sprint and/or ways to improve both the quality and cost of these services provided by Sprint.

      Capitalize on Sprint wireless products and services. An underlying premise of our business plan is to continue to capitalize on the Sprint brand and the other services Sprint is required to provide under our agreements with Sprint. We believe Sprint wireless products and services provide us with a significant competitive advantage over other regional wireless providers because of Sprint’s:

•	strong brand name recognition,

•	all-digital nationwide coverage,

•	quality products and services,

•	advanced technology, including Sprint PCS Vision products, and

•	established distribution channels.

      In addition to Sprint’s national marketing plans, we plan to develop local plans, with Sprint’s approval, to target groups who share common characteristics or have common needs in our territory.

      Increase the predictability and accuracy of financial information provided through Sprint. 65% of cost of service and roaming in our financial statements is paid to or through Sprint as service, affiliation, roaming, long-distance and other fees and expenses under our agreements. Many of these are charges passed along from third parties. We have been working with Sprint to increase the financial data provided to AirGate regarding its subscribers, and we have been developing tools to better analyze this data.

      In the longer term, take advantage of the Sprint brand recognition to capitalize on new growth initiatives, including data services and wireline-to-wireless migration opportunities. The development of compelling data applications will be critical to the growth in usage of wireless data network services. In the third quarter of 2002, Sprint launched PCS Vision, a third generation technology. Vision-enabled PCS devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds that equal or exceed a home computer’s dial-up connection. At the same time, Sprint began to roll out a broad portfolio of Vision-enabled devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. While the uptake of these services has been slow, we believe PCS Vision will provide a vehicle for growth for data and wireless internet services.

      We believe wireless will continue to grow as a substitution for wireline services. Wireless internet access, wireless local loop and other wireless applications can spur this migration and increase sales of wireless services. Currently available data speeds on our network can exceed dial up speeds through wireline carriers. Future speed upgrades may offer alternatives to wireline services in rural areas in our territory.

Markets

      We believe that connecting Sprint’s existing PCS markets with our PCS markets is an important part of Sprint’s on-going strategy to provide seamless, nationwide PCS service to its subscribers. We believe our territories, with 7.1 million residents, have attractive demographic characteristics. AirGate’s territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 60 colleges and universities. The following table sets forth the location and estimated population in our territory:

AirGate Basic Trading Areas (1)	Population(2)

Greenville-Spartanburg, SC	897,700
Savannah, GA	737,100
Charleston, SC	686,800
Columbia, SC	657,000
Asheville-Hendersonville, NC	588,700
Augusta, GA	579,400
Anderson, SC	346,600
Hickory-Lenoir-Morganton, NC	331,100
Wilmington, NC	327,600
Florence, SC	260,200
Greenville-Washington, NC	245,100
Goldsboro-Kinston, NC	232,000
Rocky Mount-Wilson, NC	217,200
Myrtle Beach, SC	186,400
New Bern, NC	174,700
Sumter, SC	156,700
Jacksonville, NC	148,400
Orangeburg, SC	119,600
The Outer Banks, NC(3)	92,000
Roanoke Rapids, NC	76,800
Greenwood, SC	74,400

Total	7,135,500

(1)	Each of the AirGate markets contains 10 MHz of spectrum.

(2)	Based on 2000 estimates compiled by Kagan’s Wireless Telecom Atlas & Databook, 2001 Edition, as reported per individual basic trading area.

(3)	Territory covered by our Sprint PCS management agreement do not comprise a complete basic trading area.

      Our Sprint agreements required us to cover a specified percentage of the population at a range of coverage levels within each of the markets granted to us by those agreements by specified dates. We are fully compliant with these build-out requirements.

Products and Services

      We offer Sprint PCS products and services throughout our territory. These PCS products and services generally mirror the services offered by Sprint.

      100% Digital Wireless Network with Service Across the Country. Our primary service is wireless mobility coverage. As Sprint network partners, our existing PCS network is part of the largest 100% digital wireless PCS network in the United States. Subscribers in our territory may use Sprint PCS services throughout our contiguous markets and seamlessly throughout the Sprint PCS network.

      PCS Vision Service. In the third calendar quarter of 2002, Sprint launched PCS Vision, a third generation technology. Vision-enabled PCS devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds that equal or exceed a home computer’s dial-up connection. At the same time, Sprint began to roll out a broad portfolio of Vision-enabled devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. We support and offer PCS Vision services and phones in the majority of our territory.

      Wireless Internet Access. Wireless Internet access is available through both the new PCS Vision service and PCS Vision-enabled phones as well as the Sprint Wireless Web and other data capable PCS phones. PCS subscribers with web browser-enabled phones have the ability to receive information such as stock prices, airline schedules, sports scores and weather updates directly on their handsets. Subscribers with PCS Vision phones can browse full color, graphic versions of popular web sites. Those subscribers with other browser-enabled phones are able to browse specially designated text based sites.

      CDMA and Dual Band/ Dual Mode Handsets. We offer code division multiple access, or CDMA, digital technology handsets. These handsets range from full-featured models with special features such as Palm OS and built-in digital cameras to models with voice only capability. The phones can weigh as little as 2.65 ounces and can have standby times surpassing 300 hours. We offer dual band/dual mode handsets that allow subscribers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology.

      Sprint and Non-Sprint Roaming. We provide roaming services to PCS subscribers of Sprint and its network partners that use a portion of our PCS network, and to non-Sprint subscribers when they use a portion of our PCS network pursuant to roaming agreements between Sprint and other wireless service providers. Sprint and other wireless service providers supply similar services to our subscribers when our subscribers use a portion of their networks.

Marketing Strategy

      Our marketing and sales strategy generally leverages the national advertising and marketing programs that have been developed by Sprint, often enhanced with strategies and tactics we have tailored to our specific markets.

      Use Sprint’s brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. From the subscribers’ point of view, they use our network and the PCS national network seamlessly as a unified nationwide network.

      Pricing. Our use of the Sprint national pricing strategy offers subscribers simple, easy-to-understand service plans. Sprint’s pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. We also feature Sprint Free and Clear plans, which offer simple, affordable plans for consumer and business subscribers, and include long distance calling from anywhere on the Sprint PCS nationwide network.

      Sprint has a program in which subscribers with lower quality credit or limited credit history may nonetheless sign up for service subject to certain account spending limits, if the subscriber makes a deposit ranging from $125 to $250. In May 2001, Sprint introduced the no-deposit account spending limit program, in which the deposit requirement was waived except in very limited circumstances (the “NDASL program”). The NDASL program was replaced in late 2001 with the Clear Pay program. The Clear Pay program re-instituted the deposit for only the lowest credit quality subscribers. The NDASL and Clear Pay programs and their associated lack of general deposit requirements increased the number of the Company’s sub-prime credit subscribers. In February 2002, Sprint allowed its network partners to re-institute deposits in a program called the Clear Pay II program. The Clear Pay II program and its deposit requirements are currently in effect in all of AirGate’s markets, which reinstated a deposit requirement of $125 for most sub-prime credit subscribers. In early February 2003, management increased the deposit threshold to $250 for sub-prime credit subscribers.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost. Our ARPU and minutes over subscribed usage plans declined after the implementation of this product, while PCS to PCS minutes increased from 6 million to over 60 million minutes per month.

      Advertising and promotions. Sprint uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories.

      Sponsorships. Sprint sponsors numerous national, regional and local events. These sponsorships provide Sprint with brand name and product recognition in high profile events, create a forum for sales and promotional events and enhance our promotional efforts in our territory.

Sales and Distribution

      Our agreements with Sprint require us to use Sprint’s and our own sales and distribution channels in our territory. Key elements of our sales and distribution plan consist of the following:

      Sprint stores. We currently operate 33 retail Sprint stores within our territory. These stores are located in metropolitan markets within our territory, providing us with a local presence and visibility. These stores have been designed to facilitate retail sales, bill collection and subscriber service.

      Sprint store within a Radio Shack store. Sprint has an arrangement with RadioShack to install a “store within a store.” Currently, RadioShack has 100 stores in our territory that are authorized to offer Sprint PCS products and services to potential subscribers.

      Other national third-party retail stores. In addition to RadioShack, we benefit from the sales and distribution agreements established by Sprint with other national retailers, which currently include Best Buy, CostCo, Staples, Office Max, Office Depot and Ritz Camera. These retailers and others have approximately 159 retail stores in our territory.

      Local third-party retail stores. We benefit from the sales and distribution agreements that we enter into with local retailers in our territory. We have entered into sales and distribution agreements related to approximately 11 local stores in our territory.

      National accounts and direct selling. We participate in Sprint’s national accounts program. Sprint has a national accounts team which focuses on the corporate headquarters of large companies. Our direct sales force targets the employees of these companies in our territories and cultivates other local business subscribers. In addition, once a Sprint national account manager reaches an agreement with any company headquartered outside of our territory, we help service the offices and subscribers of that company located in our territory.

      Sprint distribution channels. Sprint directly controls various distribution channels that sell Sprint PCS products and services in our markets. These channels with significant activity in our markets include: Sprint Inbound Telemarketing, Sprint web-based electronic commerce, Sprint Local Telephone Division Retail, and Sprint Local Telephone Division Telemarketing. In addition to these channels, Sprint’s retail and business sales activities often have some incidental overflow into our markets.

      For the nine months ended June 30, 2003, the following table sets forth the percentage of gross activations that certain of our distribution channels generated for us:

AirGate

Retail Sprint Stores	39%
RadioShack	18
Other National Third-Party	14
Local Third-Party	5
National Accounts	10
Sprint	14

100%

Suppliers and Equipment Vendors

      We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network.

      Under such arrangements, we currently purchase our network equipment from Lucent Technologies, Inc. (“Lucent”). In addition, we currently purchase our handsets directly from Sprint and our accessories from Sprint and certain other third-party vendors. Our agreements with Sprint require us to pay Sprint $4.00 for each 3G handset that we purchase either directly from Sprint or from a Sprint authorized distributor. We agreed to pay this fee starting with purchases on July 1, 2002 and ending on the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25,000,000. We further agreed to purchase 3G handsets only from Sprint or a Sprint authorized distributor during this period.

Seasonality

      Our business has been subject to seasonality because of the importance of fourth calendar quarter results. Among other things, we have relied on higher subscriber additions and handset sales in the fourth calendar quarter when compared to the other three calendar quarters. For calendar years 2001 and 2002, the fourth calendar quarter accounted for 32.4% and 25.3% of annual gross subscriber additions. A number of factors contribute to this trend, including: the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of our available financial resources during this period. We expect, however, that fourth calendar quarter seasonality will have less impact in the future.

Employees and Labor Relations

      As of June 30, 2003, we employed 454 full-time employees and 18 part-time employees. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

Competition

      Competition in the wireless communications industry is intense. We operate in highly competitive markets in the southeast. We compete with national and regional cellular, PCS and other wireless providers. We believe that our primary competition is with Verizon Wireless, Nextel, Cingular Wireless, T-Mobile, AT&T Wireless and its affiliates, Alltel and US Cellular. These wireless service providers offer services that are generally comparable to our PCS service. Most of our competitors have financial resources and subscriber bases greater than ours.

      Many of our competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint in our territory. In addition, certain of our competitors may be able to offer coverage in areas not served by our PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those we offer. Wireless providers compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not.

      Our ability to compete effectively with these other providers will depend on a number of factors, including:

•	the continued success of CDMA technology in providing competitive call clarity and quality;

•	our ability to provide quality network service in a limited capital environment;

•	the competitiveness of Sprint’s pricing plans;

•	our spending on marketing and promotions compared to our competitors;

•	liquidity and capital resources;

•	our ability to upgrade our networks to accommodate new technologies;

•	the continued expansion and improvement of the Sprint PCS nationwide network;

•	the quality of our customer care systems; and

•	our selection of handset options.

      Our ability to compete successfully will also depend, in part, on the ability of Sprint and us to anticipate and respond to various competitive factors affecting the industry, including:

•	new services that may be introduced;

•	changes in consumer preferences;

•	demographic trends;

•	economic conditions; and

•	discount pricing strategies by competitors.

Network Operations

General

      The effective operation of our portions of the Sprint PCS network require:

•	public switched and long distance interconnection;

•	the implementation of roaming arrangements; and

•	the development of network monitoring systems.

      We utilize Sprint’s Network Operations Control Center for around-the-clock monitoring of our network base stations and switches.

      Sprint developed the initial plan for the build-out of our Sprint PCS network. We have further enhanced this plan to provide better coverage for our territory. Pursuant to our network operations strategy, we have provided PCS service to the largest communities in our markets and have covered interstates and primary roads connecting these communities to each other and to the adjacent major markets owned and operated by Sprint.

      As of June 30, 2003, our network consisted of four switches located at two switch centers and approximately 800 operating cell sites. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. 99% of our operating cell sites are co-located. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

      Our networks connect to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our networks and both local exchange and long distance carriers. Through our management agreement with Sprint, we have the benefit of Sprint-negotiated interconnection agreements with local exchange carriers.

      Under our management agreement with Sprint, we are required to use Sprint for long distance services and Sprint provides us with preferred rates for these services. Backhaul services are provided by other third-party vendors. These services carry traffic from our cell sites and local points of interconnection to our switching facilities.

Technology

General

      In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless PCS Systems. PCS networks operate at a higher frequency and employ more advanced digital technology than traditional analog cellular telephone service. The enhanced capacity of digital systems, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using PCS or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

      Presently, wireless PCS systems operate under one of three principal air interface protocols: CDMA, time division multiple access (“TDMA”) or global system for mobile communications (“GSM”). Wireless PCS operators in the United States now have dual-mode or tri-mode handsets available so that their customers can operate on different networks that employ different protocols.

CDMA Technology

      Sprint’s network and Sprint’s network partners’ networks all use CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high volume, high quality airtime at a low cost. We believe that CDMA provides important system performance benefits. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization, which filters out background noise more effectively than existing wireline, analog cellular or other digital PCS phones. CDMA technology also allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. In addition, CDMA technology combines a coding scheme with a low power signal to enhance security and privacy. As a subscriber travels from one cell site to another cell site, the call must be “handed off” to the second cell site. CDMA systems transfer calls throughout the network using a technique referred to as soft hand-off, which connects a mobile subscriber’s call with a new cell site while maintaining a connection with the cell site currently in use.

      CDMA offers a cost effective migration to the next generation of wireless services. CDMA standards and products currently in place will allow existing CDMA networks to be upgraded in a cost efficient manner to the next generation of wireless technology. As of June 30, 2003, we have upgraded our network to the next generation of technology known as “one times radio transmission technology” or “1XRTT.” This technology offers data speeds of up to 144 kilobits per second, voice capacity improvements of over 50% and improved battery life in the handset. Further standards are being developed for CDMA that will offer data speeds in excess of 2,000 kilo bits per second and additional improvements in voice capacity.

Competing Technologies

      TDMA builds on frequency division multiple access (“FDMA”), a protocol exclusively used on analog cellular systems. TDMA divides conversations by timeslots and frequency channels, fitting three digital conversations into a single FDMA channel. Each user of a TDMA channel takes turn transmitting and receiving in a round-robin fashion. A single user uses the channel in short bursts; the user then momentarily relinquishes the channel to allow other users their turn.

      GSM is primarily a European system and is largely unused in the United States. GSM uses a modified and more efficient version of TDMA. Like TDMA, GSM divides conversations by timeslots and frequency channels. However, calls shift between channels and timeslots to maximize the GSM cellular system’s usage.

      Integrated Dispatch Enhanced Network (“iDEN”), also a modified version of TDMA, is a proprietary Motorola technology. Motorola is the sole manufacturer of iDEN cellular telephones and iDEN infrastructure equipment and Nextel is the only competitor using this technology.

      Of our competitors, AT&T and Cingular use TDMA nationally, adding a GSM overlay. In our territory, Cingular is primarily using GSM. T-Mobile uses GSM and Verizon and Alltel use CDMA technology.

      Compared to these technologies, CDMA offers the following advantages:

•	greater capacity by accommodating more subscribers per MHz of bandwidth, which allows a greater number of calls within one allocated frequency;

•	enhanced security and privacy; and

•	soft hand-off, which greatly reduces dropped calls and interruptions during the hand-off process.

      However, CDMA also has certain disadvantages. These disadvantages include channel pollution, which occurs when signals from too many cellular sites are present at a subscriber’s phone, but none are dominant. This causes audio quality to decline rapidly. Channel pollution occurs frequently in densely populated urban environments. In addition, CDMA cellular telephones and infrastructure equipment are more costly than TDMA equivalents because there is greater complexity in deciphering and extracting received signals.

      We did not choose CDMA technology as our primary technology based on these advantages and disadvantages. Rather, it is the technology used by Sprint.

Research and Development

      We currently do not conduct our own research and development. Instead we take advantage of Sprint’s and our vendors’ extensive research and development effort, which provides us with access to new technological products and enhanced service features without significant research and development expenditures of our own.

      We have been provided access to key developments produced by Sprint for use in our network. We believe that new features and services will be developed for the Sprint PCS network to take advantage of CDMA technology. We may be required to incur additional expenses in modifying our network to provide these additional features and services.

Intellectual Property

      Other than our corporate names, we do not own any intellectual property that is material to our business. “Sprint,” the Sprint diamond design logo, “Sprint PCS,” “Sprint Personal Communication Services,” “The Clear Alternative to Cellular” and “Experience the Clear Alternative to Cellular Today” are service marks registered with the United States Patent and Trademark Office and owned by Sprint or its affiliates. Pursuant to our management agreement with Sprint, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

      Except in certain instances, Sprint has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our territory, except as to Sprint’s marketing to national accounts and the limited right of resellers of Sprint to inform their subscribers of handset operation on the Sprint PCS network. In all other instances, Sprint has reserved for itself and its network partners the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territories.

      Our agreements with Sprint contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Sprint Relationship and Agreements

      The following includes a summary of the material terms and provisions of our Sprint agreements and the consent and agreement modifying the Sprint management agreement. The Sprint agreements and consent and agreement have been filed by us as exhibits to certain of our filings with the SEC. We urge you to carefully review the Sprint agreements and the consent and agreement.

Advantages and Disadvantages of Our Relationship with Sprint

      An underlying premise of our business plan is to continue as a Sprint PCS network partner. Our relationship with, and dependence on Sprint, provide both advantages and disadvantages, which are summarized below.

Advantages

      We believe our relationship with Sprint provides us with significant advantages over other regional wireless providers. These advantages include:

•	our right to sell Sprint PCS products and services (See “The Management Agreement — Exclusivity”);

•	subscribers’ access to Sprint’s all-digital nationwide network (See “AirGate — Products and Services”);

•	Sprint’s brand name recognition (See “— Marketing Strategy”);

•	Sprint’s national marketing programs (See “— Marketing Strategy”);

•	Sprint’s quality PCS products and services (See “Products and Services”);

•	our ability to take advantage of Sprint’s research and development (See “— Technology — Research and Development”);

•	discounted purchasing arrangements with many of Sprint’s vendors for network equipment and handsets, as described herein under “The Management Agreement — Products and Services” and “— Suppliers and Equipment Vendors”); and

•	Sprint’s established national distribution channels in our territory (See “— Sales and Distribution”).

Disadvantages

      Our relationship with, and dependence on, Sprint also has certain disadvantages (See “Risk Factors — Risks Related to Our Business — Risks Related to Our Relationship with Sprint”). Some of these disadvantages are that:

•	If Sprint’s business plan does not succeed, we are likely to experience many of the negative consequences experienced by Sprint, some of which may be worse for us. If Sprint’s business plan fails, our business plan also may fail.

•	We do not currently engage in independent product development, but depend on Sprint for continuing research and development of wireless products and services.

•	Sprint requires us to offer and support its PCS products, services and programs, even if these products and services adversely impact our business (See “The Management Agreement — Products and Services” and “— Service pricing, roaming and fees”). See “— Marketing Strategy — Pricing” for a description of the Clear Pay program and the PCS to PCS offering.

•	Pursuant to the terms of the Services Agreement, Sprint provides numerous services, such as billing and customer care, that affect subscribers in our service area. Sprint’s customer care has been ranked lowest among national carriers, which we believe contributes to higher rates of customer turnover, or “churn.”

•	We believe Sprint charges us above market rates for customer care, billing and related services. As a result, our costs may be higher than those of many or our competitors. Our ability to terminate Sprint as the provider of some or all of these services and to provide them directly or through another service provider may be hindered or prevented altogether by Sprint if it imposes requirements and/or charges high start-up costs in connection with any transition to a new service provider. While we believe that Sprint’s rights are limited in this regard, there can be no assurance that any resulting disputes would be resolved in our favor. In addition, actions we might take to improve customer care or other services could increase our expenses (See “— Current Operating Environment and its Impact on Us”).

•	Sprint has taken the position that at any time and with little notice it can increase charges, impose new program requirements and decrease the per minute rate (known as the “reciprocal roaming rate” or the “travel rate”) that Sprint and its network partners are paid for subscribers in their territory who use the network of Sprint or another network partner (and vice versa). Future increases in charges, new program requirements and reductions in the travel rate may adversely affect our results of operations and our ability to satisfy financial covenants contained in our credit facility.

•	We depend on Sprint for information needed to determine and verify our revenues and many of our expenses. On more than one occasion, we have determined that the data provided by Sprint has been inaccurate. For some charges, the information provided by Sprint is not sufficiently detailed to allow us to effectively verify the information to the source data. As a result, we must dedicate substantial resources to analyze, verify and substantiate information provided, and charges made, by Sprint. Further, because of Sprint’s control over this data, our ability to recognize, analyze and react to trends affecting our operations and business are less than if we had ready access to all data affecting our business. Finally, if Sprint financial data provided to us has inaccuracies that we cannot, or do not, detect in a timely manner, we may experience unanticipated charges or losses.

•	We are currently engaged in discussions with Sprint regarding historical disputes and other issues affecting our relationship, including the potential to outsource customer care, billing and related services. Our inability to resolve some or all of those issues could have a negative impact on our business and our future financial performance.

      Recently, Sprint has announced that it will re-align its resources to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on assets groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint.” This realignment is designed to facilitate cross-selling and bundling of products across these product lines. This shift could divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services, could increase the risk that Sprint will design wireless products and services in a manner that is not profitable for AirGate or other network partners and could reduce the significance of Sprint’s wireless network partners.

Overview of Sprint Relationship and Agreements

      Under our long-term agreements with Sprint, we market PCS products and services under the Sprint brand names in our territory. The agreements with Sprint require us to build-out our systems, platforms, products and services to seamlessly interface with the Sprint PCS wireless network. The Sprint agreements also provide us with the right to receive Sprint’s equipment discounts in making purchases from equipment vendors; roaming revenue from Sprint PCS and its PCS network partner subscribers traveling into our territory; national marketing and advertising; and various other back office services provided by Sprint. Our relationship and agreements with Sprint are structured to provide us with certain advantages such as avoiding the up-front costs of acquiring spectrum in our territory and being able to offer high quality products as part of a nationwide network. The Sprint agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. Our Sprint agreements will automatically renew for the first 10-year renewal period unless we are in material default on our obligations under the agreements. The Sprint agreements will automatically renew for two additional 10-year terms unless either we on the one hand, or Sprint on the other hand, provides the other with two years prior written notice to terminate the agreements.

      We have four major agreements with Sprint:

•	the management agreement;

•	the services agreement; and

•	two separate trademark and service mark license agreements.

      In addition, Sprint has entered into a consent and agreement with our lenders that modifies the management agreement for the benefit of the lenders under our senior secured credit facility.

The Management Agreement

      Under our management agreement with Sprint, we have agreed to:

•	construct and manage a network in our territory in compliance with Sprint’s PCS licenses and the terms of the management agreement;

•	distribute during the term of the management agreement Sprint PCS products and services;

•	use Sprint’s and our own distribution channels in our territory;

•	conduct advertising and promotion activities in our territory; and

•	manage that portion of Sprint’s subscriber base assigned to our territory.

      Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint in our territory. Sprint is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Our agreement does not limit the definition of a wireless mobility communications network to a specific spectrum. Sprint is permitted under the agreement to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in the covered territory.

      Network build-out. The management agreement specifies the terms of the Sprint affiliation, including the required network build-out plan. We agreed to cover a specified percentage of the population at coverage levels ranging from 39% to 86% within each of the 21 markets which make up our territory by specified dates. We have satisfied these network build-out requirements. We have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. If Sprint decides to expand coverage within our territory, Sprint must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint can build out the territory or permit another third-party to do so. Any new area that Sprint or a third-party builds out is removed from our territory.

      Products and services. The management agreement identifies the wireless products and services that we can offer in our territory. We may offer non-Sprint PCS products and services in our territory under limited circumstances. We may not offer products and services that are confusingly similar to Sprint PCS products and services. We may cross-sell services such as Internet access, subscriber premises equipment and prepaid phone cards with Sprint and other Sprint network partners. If we decide to resell such services of third parties, we must give Sprint an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier without Sprint’s consent, unless we name the Sprint-owned local exchange carrier as the exclusive distributor.

      We are required to participate in the Sprint sales programs for national sales to subscribers, and to pay the expenses related to sales from national accounts located in our territory.

      Long distance service. We must use Sprint’s long distance service which we can buy at the best prices offered to comparably situated Sprint customers, plus an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.

      Service pricing, roaming and fees. We must offer Sprint subscriber pricing plans designated for regional or national offerings. We are to be paid 92% of collected revenues received by Sprint for Sprint PCS products and services from subscribers in our territory. Collected revenues exclude, among other things, outbound roaming revenues and related charges, roaming revenues from Sprint PCS and its PCS network partner subscribers, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, we retain 100% of these revenues. Although many Sprint subscribers purchase a bundled pricing plan that allows roaming anywhere on Sprint’s and its network partners’ networks without incremental roaming charges, we earn roaming revenues from every minute that a Sprint subscriber from outside our territory is carried on our PCS networks. We earn revenues from Sprint based on an established per minute rate for Sprint’s subscribers roaming in our territory. Similarly, we pay for every minute subscribers from our territory use the Sprint PCS nationwide network outside such territory. On April 27, 2001, we and Sprint announced an agreement in principle to reduce the reciprocal roaming rate exchanged between Sprint and us for PCS subscribers who roam into the other party’s, or another network partner’s, territory. The rate was reduced from $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. Under the agreement in principle, the roaming rate for us with respect to calendar year 2002 is $0.10 per minute. Sprint decreased the reciprocal roaming rate to $0.058 per minute in 2003.

      On August 2, 2002, we entered into an agreement with Sprint, pursuant to which we agreed to pay Sprint an additional $4.00 logistics fee for each 3G handset that we purchased either directly from Sprint or from a Sprint authorized distributor. We agreed to pay this fee starting with purchases on July 1, 2002 and ending on the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25,000,000. We further agreed to purchase 3G handsets only from Sprint or a Sprint authorized distributor during this period.

      Advertising and promotions. Sprint is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including a portion of certain costs of promotions or advertising done by third-party retailers in our territory pursuant to cooperative advertising agreements with Sprint based on per unit handset sales.

      Program requirements. We are required to comply with Sprint’s program requirements for technical standards, subscriber service standards, national and regional distribution and national accounts programs. Sprint can adjust the program requirements from time to time under the conditions provided in the management agreement. In addition, we have the right to appeal Sprint’s adjustments to the program requirements, if the adjustment: (1) causes us to spend more than 5% of the sum of our equity and long term debt, or (2) causes our operating expenses to increase by more than 10% on a net present value basis. If Sprint denies our appeal, then we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the 10-day period or comply with the program adjustment, Sprint has the termination rights described below.

      Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint. Within our territory, we may offer, market or promote telecommunications products and services only under the Sprint brands, our own brands, brands of related parties or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint.

      Inability to use non-Sprint brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, “private label” basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers approved by Sprint or required by law or as otherwise permitted under the trademark and service mark license agreements.

      Rights of first refusal. Sprint has certain rights of first refusal to buy our assets upon a proposed sale of all or substantially all of our assets.

      Termination of management agreement. The management agreement can be terminated as a result of:

•	termination of Sprint’s PCS licenses in our territory;

•	uncured failure by a party to pay any amount due under the management agreement or any other agreement between the parties or their respective related parties;

•	any other uncured breach under the management agreement;

•	bankruptcy of a party to the management agreement;

•	subject to the limitations in the management agreement, such management agreement not complying with any applicable law in any material respect; or

•	the termination of either of the related trademark and service mark license agreements.

      The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint.

      If we have the right to terminate our management agreement because of an event of termination caused by Sprint, generally we may:

•	require Sprint to purchase all of our operating assets used in connection with our PCS networks for an amount equal to at least 88% of our entire business value as described below, unless (i) Sprint becomes the licensee for 20 MHz of spectrum in our territory and has licensed at least 20 MHz of spectrum to us for use in our territory or (ii) we have acquired or have the right to use any other spectrum, in which case the purchase price will be an amount equal to 80% of our entire business value;

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to sell to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 9% of our entire business value; or

•	sue Sprint for damages or submit the matter to arbitration and not terminate the management agreement.

      If Sprint has the right to terminate a management agreement because of an event of termination caused by us, generally Sprint may:

•	require us to sell our operating assets to Sprint for an amount equal to 72% of our entire business value;

•	require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value;

•	take any action as Sprint deems necessary to cure our breach of our management agreement, including assuming responsibility for, and operating, the related PCS network; or

•	sue us for damages or submit the matter to arbitration and not terminate the management agreement.

      Non-renewal. If Sprint gives us timely notice that it does not intend to renew our management agreement, we may:

•	require Sprint to purchase all of our operating assets used in connection with the PCS network for an amount equal to at least 80% of our entire business value; or

•	if Sprint is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value.

      If we give Sprint timely notice of non-renewal of the management agreement, or we and Sprint both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint may:

•	purchase all of our operating assets for an amount equal to 80% of our entire business value; or

•	require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our entire business value.

      Determination of Entire Business Value. If the entire business value is to be determined, we and Sprint will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

•	the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

•	then-current customary means of valuing a wireless telecommunications business will be used;

•	the business is conducted under the Sprint brands and the related Sprint agreements;

•	that we own the spectrum and frequencies presently owned by Sprint and subject to the related Sprint agreements; and

•	the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

      The rights and remedies of Sprint outlined in the management agreement resulting from an event of termination of the management agreement have been materially amended by the related consent and agreement as discussed below.

      Insurance. We are required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint, workers’ compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and “all risk” property insurance.

      Indemnification. We have agreed to indemnify Sprint and its directors, employees and agents and related parties of Sprint and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in our management agreement or any other agreement between us or either of our related parties and Sprint, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the management agreement, except we will not indemnify Sprint for any claims arising solely from the negligence or willful misconduct of Sprint. Sprint has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint’s violation of any law and from Sprint’s breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint and its related parties and us or our related parties, except Sprint will not indemnify us for any claims arising solely from our negligence or willful misconduct.

The Services Agreement

      The services agreement outlines various back office services provided by Sprint and available to us at rates established by Sprint. Sprint can change any or all of the service rates one time in each 12-month period. Some of the available services include: billing, subscriber care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under our services agreement in connection with any other business or outside our territory. However, we currently are exploring the possibility of outsourcing some of these services. We may discontinue use of selected services upon three months’ prior written notice. Sprint may discontinue a service upon nine months’ prior written notice. The services agreement automatically terminates upon termination of the management agreement. The services agreement may not be terminated for any reason other than the termination of the management agreement.

      We on the one hand and Sprint on the other hand have each agreed to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee’s negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

The Trademark and Service Mark License Agreements

      We have non-transferable, royalty-free licenses to use the following trademarks and service marks of Sprint: “Sprint,” together with the related “Diamond” logo, “Sprint PCS” and “Sprint Personal Communications Services.” In addition, we have licenses to use the following trademarks and service marks of Sprint: “The Clear Alternative to Cellular,” “Experience the Clear Alternative to Cellular Today,” and such other marks as may be adopted in the future. We believe that the Sprint brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint in connection with Sprint’s enforcement of its respective rights. We have agreed with Sprint to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

      Sprint can terminate the trademark and service mark license agreement if we file for bankruptcy, materially breach the agreements or our management agreement is terminated. We can terminate our trademark and service mark license agreements upon Sprint’s abandonment of the licensed marks or if Sprint files for bankruptcy, or the management agreement is terminated.

Consent and Agreement in Connection with Our Credit Facility

      Sprint has entered into a consent and agreement with the administrative agent under our credit facility, which we have acknowledged, that modifies Sprint’s rights and remedies under our management agreement for the benefit of our senior lenders and any refinancing of our credit facility. Lehman Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc., is the administrative agent under our credit facility.

      The consent generally provides, among other things, the following:

•	Sprint’s consent to the pledge of our subsidiary stock and the grant of a security interest in all of our assets including the Sprint agreements;

•	that our Sprint agreements may not be terminated by Sprint until the credit facility is satisfied in full pursuant to the terms of the consent, unless our assets, including stock or equity interests, as the case may be, are sold to a purchaser who does not continue to operate such business as a Sprint PCS network, which sale is at the discretion of the administrative agent;

•	a prohibition on competing Sprint PCS networks in our territory;

•	for Sprint to maintain at least 10 MHz of PCS spectrum in all of our markets, except in specified circumstances;

•	for redirection of payments from Sprint to the administrative agent under specified circumstances;

•	for Sprint and the administrative agent to provide to each other notices of default;

•	the ability to appoint an interim replacement, including Sprint, to operate our PCS network under the Sprint agreements after an event of default of the credit facility or an event of termination under the Sprint agreements;

•	the ability of the administrative agent or Sprint to assign the Sprint agreements and sell our assets to a qualified purchaser other than a major competitor of Sprint after an event of default under our credit facility;

•	the ability to purchase spectrum from Sprint and sell our assets to any qualified purchaser after an event of default under our credit facility; and

•	the ability of Sprint to purchase our assets or debt after an event of default under our credit facility.

      Consent to security interest and pledge of stock. Sprint has consented to the grant of a first priority security interest in and lien on all of our assets and property, including our Sprint agreements and the capital stock and equity interests of our subsidiaries and future subsidiaries.

      Agreement not to terminate Sprint agreements until the obligations under the facility are repaid. Sprint has agreed not to exercise its rights or remedies under the Sprint agreements, except its right to cure certain defaults, including its right to terminate the Sprint agreements and withhold payments, other than rights of setoff, until the financing is satisfied in full pursuant to the terms of the consent. Sprint has also agreed that until such obligations are satisfied, a failure to pay any amount by any related party of ours under any agreement with Sprint or with any of Sprint’s related parties (other than our respective Sprint agreements) would not constitute a default under our management agreement.

      No competition until obligations under the credit facility are repaid. Sprint has agreed that it will not permit any person other than us or a successor manager to be a manager or operator for Sprint in our territory, until our credit facility is satisfied in full pursuant to the terms of the consent. Consistent with the management agreement, while the credit facility is outstanding, Sprint can sell PCS services through its national accounts, permit resellers and build new geographical areas within our territory for which we have chosen not to exercise our rights of first refusal. Similarly, Sprint has agreed that it will not own, operate, build or manage another wireless mobility communications network in our territory unless it is permitted under the management agreement or such management agreement is terminated in accordance with the consent, and, in each case, the credit facility is satisfied in full pursuant to the terms of the consent.

      Maintain 10 MHz of spectrum. Sprint has agreed to own at least 10 MHz of PCS spectrum in our territory until the first of the following events occurs:

•	the obligations under the credit facility are satisfied in full;

•	the sale of spectrum is completed under the consent, as discussed below;

•	the sale of operating assets is completed under the consent, as discussed below; or

•	the termination of our management agreement.

      Restrictions on assignment and change of control do not apply to lenders and the administrative agent. Sprint has agreed not to apply the restrictions on assignment of the Sprint agreements and changes in control of AirGate’s ownership to the lenders under the credit facility or the administrative agent. The assignment and change of control provisions in the Sprint agreements will apply if the assignment or change of control is to someone other than the administrative agent or a lender under the credit facility, or is not permitted under the consents.

      Redirection of payments from Sprint PCS to the administrative agent. Sprint has agreed to make all payments due from Sprint to us under the Sprint agreements directly to the administrative agent if the administrative agent provides Sprint with notice that an event of default has occurred and is continuing under the credit facility. Payments to such administrative agent would cease upon the cure of the event of default.

      Notice of defaults. Sprint has agreed to provide to the administrative agent a copy of any written notice it sends to us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the Sprint agreements. Sprint also has acknowledged that an event of termination under the Sprint agreements constitutes an event of default under the credit facility. The administrative agent has agreed to provide Sprint a copy of any written notice sent to us regarding an event of default or default under the credit facility instruments.

      Right to cure. Sprint and the administrative agent have the right, but not the obligation, to cure a default under the Sprint agreements. During the first six months as interim manager Sprint’s right to reimbursement of any expenses incurred in connection with the cure are subordinated to the satisfaction in full, pursuant to the terms of the consent, of the obligations under the credit facility.

      Modification of termination rights. The consent modifies the rights and remedies under the management agreement provided in an event of termination and grants the provider of the credit facility certain rights in the event of a default under the instruments governing the senior debt. The rights and remedies of the administrative agent under the credit facility vary based on whether we have:

•	defaulted under our debt obligations but no event of termination has occurred under the management agreement; or

•	breached the management agreement.

      The consent generally permits the appointment of a person to run our business under the Sprint agreements on an interim basis and establishes a process for sale of such business. The person designated to operate such business on an interim basis is permitted to collect a reasonable management fee. If Sprint or a related party is the interim operator, the amount of the fee is not to exceed the amount of direct expenses of its employees to operate such business plus out-of-pocket expenses. Sprint shall collect its fee by setoff against the amounts owed to us under the Sprint agreements. In the event of an acceleration of obligations under the credit facility and for up to two years thereafter, Sprint may retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under the Sprint agreements. Sprint may retain the full 8% after the first anniversary of the date of acceleration if Sprint has not been appointed to run such business on an interim basis or earlier if such business is sold to a third-party, or after the second anniversary if Sprint is running such business. We or the administrative agent, as the case may be, is entitled to receive the remaining one-half of the collected revenues that Sprint would otherwise have retained. The amount advanced to us or the administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of (1) the date on which a successor manager is qualified and assumes our rights and obligations, as the case may be, under the Sprint agreements or (2) the date on which our operating assets or equity are purchased by a third-party.

      Default under the credit facility without a management agreement breach. If we default on our obligations under the credit facility and there is no existing default under the management agreement with Sprint, Sprint has agreed to permit the administrative agent to elect to take any of the following actions:

•	allow us to continue to operate our business under the Sprint agreements;

•	appoint Sprint to operate such business on an interim basis; or

•	appoint a person other than Sprint to operate such business on an interim basis.

      Appointment of Sprint or third-party designee by administrative agent to operate business. If the administrative agent appoints Sprint to operate our business, Sprint must accept the appointment within 14 days or designate to operate such business another person who also is a network partner of Sprint or is acceptable to such administrative agent. Sprint or its designated person must agree to operate the business for up to six months. At the end of the six months, the period may be extended by such administrative agent for an additional six months or an additional 12 months if the aggregate population served by all of Sprint’s network partners is less than 40 million. If the term is extended beyond the initial six-month period, the administrative agent has agreed that Sprint or its designated person’s right to be reimbursed by us for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholders’ equity value plus the outstanding amount of our long term debt will no longer be subordinated to our obligations under our senior credit facility. Sprint or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the administrative agent has the right to appoint a successor to us subject to the requirements described below.

      Appointment of third-party by administrative agent to operate business. If an administrative agent appoints a person other than Sprint to operate our business on an interim basis, the third-party must:

•	agree to serve for six months unless terminated by Sprint for cause or such administrative agent in its discretion;

•	meet the requirements for a successor to an affiliate and not be challenged by Sprint for failing to meet these requirements within 20 days after the administrative agent provides Sprint with information on the third-party; and

•	agree to comply with the terms of the applicable Sprint agreements.

      The third-party is required to operate the Sprint network in our territory but is not required to assume our existing liabilities. If the third-party materially breaches our Sprint agreements, this breach will be treated as an event of default under the management agreement with Sprint.

      Management agreement breach. If we breach the Sprint agreements and such breach causes a default under our credit facility, Sprint has the right to designate who will operate our business on an interim basis. Sprint has the right to:

•	allow us to continue to operate such business under our Sprint agreements if approved by the administrative agent;

•	operate such business on an interim basis; or

•	appoint a person other than Sprint that is acceptable to the administrative agent, which acceptance cannot be unreasonably withheld and must be given for another Sprint network partner, to operate such business on an interim basis.

      When a debt default is caused by a breach of our management agreement with Sprint, the administrative agent only has a right to designate who will operate such business on an interim basis if Sprint elects not to operate such business or designate a third-party to operate such business on an interim basis.

      Election of Sprint to serve as interim manager or designate a third-party to operate business. If Sprint elects to operate such business on an interim basis or designate a third-party to operate such business on an interim basis, Sprint or the third-party may operate such business for up to six months at the discretion of Sprint. At the end of the six months, the period may be extended for an additional six months or an additional 12 months if the aggregate population served by us and all other network partners of Sprint is less than 40 million. If the term is extended beyond the initial six-month period, the administrative agent has agreed that Sprint or its designee’s right to be reimbursed by us for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our stockholder’s equity value plus the outstanding amount of our long term debt will no longer be subordinated by our obligations under the senior credit facility. Sprint or its third-party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Sprint, subject to the approval of the administrative agent, has the right to appoint a successor interim manager to operate such business.

      Appointment of third-party by administrative agent to operate business. If Sprint gives the administrative agent notice of a breach of our management agreement, the debt repayment is accelerated, and Sprint does not agree to operate such business or is unable to find a designee, such administrative agent may designate a third-party to operate such business. Such administrative agent has this same right if Sprint or the third-party designated by Sprint resigns and is not replaced within 30 days. The third-party selected by such administrative agent must:

•	agree to serve for six months unless terminated by Sprint for cause or by such administrative agent;

•	meet the requirements for a successor to a network partner and not be challenged by Sprint for failing to meet the requirements within 20 days after such administrative agent provides Sprint with information on the third-party; and

•	agree to comply with the terms of the Sprint agreements.

      The third-party may continue to operate the business after the six month period at the administrative agent’s discretion, so long as the third-party continues to satisfy the requirements to be a successor to a network partner and is in material compliance with the terms of the Sprint agreements. The third-party is required to operate the Sprint PCS network in our territory, but is not required to assume our existing liabilities.

      Purchase and sale of operating assets. The consent establishes a process for the sale of our operating assets in the event of a default and acceleration under the credit facility. Our stockholders have approved the sale of our operating assets pursuant to the terms of the consent.

      Sprint’s right to purchase on acceleration of amounts outstanding under the credit facility. Subject to the requirements of applicable law, Sprint has the right to purchase our operating assets upon notice of an acceleration of our senior credit facility under the following terms:

•	Sprint may acquire our operating assets for a purchase price equal to the greater of (i) 72% of our entire business value (as determined in accordance with the management agreement), and (ii) the aggregate amount outstanding under our credit facility;

•	Sprint must notify the administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

•	such administrative agent is prohibited for a period of at least 120 days after the acceleration or until Sprint rescinds its intention to purchase from enforcing its security interest if Sprint has given notice of its intention to exercise the purchase right;

•	if we receive a written offer that is acceptable to us to purchase our operating assets within a specified period after the acceleration, Sprint has the right to purchase, subject to the administrative agent’s consent, such operating assets on terms and conditions at least as favorable to us as the offer we receive. Sprint must agree to purchase the operating assets within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us; and

•	upon completion of the sale to Sprint, such administrative agent must release the security interests upon satisfaction in full pursuant to the terms of the consent of the obligations under the credit facility.

      If the administrative agent acquires our operating assets, Sprint has the right for 60 days to notify such administrative agent that it wants to purchase such operating assets for an amount not less than the sum of the aggregate amount paid by the lenders under the credit facility for such operating assets plus an aggregate amount sufficient to satisfy in full the obligations under such credit facility pursuant to the terms of the consent. If Sprint purchases such operating assets under these provisions, the administrative agent must release the security interests securing such senior credit facility. In the event that a bankruptcy petition is filed by or with respect to us, Sprint has the right to purchase our operating assets from the administrative agent by repaying the obligations in full. Such right may be exercised by giving the administrative agent notice of Sprint’s intent to exercise such purchase right no later than 60 days following the date of filing of the bankruptcy petition.

      If such administrative agent receives an offer to purchase our operating assets, Sprint has the right to purchase the operating assets on terms and conditions at least as favorable as the terms and conditions in the proposed offer within 14 days of Sprint’s receipt of notice of the offer, and so long as the conditions of Sprint’s offer and the amount of time to complete the purchase is acceptable to the administrative agent.

      Sale of operating assets to third parties. If Sprint does not purchase our operating assets, following an acceleration of the obligations under the senior credit facility, the administrative agent may sell our operating assets. Subject to the requirements of applicable law, such administrative agent has two options:

•	to sell the assets to an entity that meets the requirements to be a successor under the related Sprint agreements; or

•	to sell the assets to any third-party, subject to specified conditions.

      Sale of assets to qualified successor. Subject to the requirements of applicable law, the administrative agent may sell the operating assets and assign the agreements to entities that meet the following requirements to succeed us:

•	the person has not materially breached a material agreement with Sprint or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

•	the person is not named by Sprint as a prohibited successor;

•	the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the related build-out plan; and

•	the person agrees to be bound by the Sprint agreements.

      Such administrative agent is required to provide Sprint with information necessary to determine if a buyer meets the requirements to succeed us. Sprint has 20 days after its receipt of this information to object to the qualifications of the buyer to succeed us. If Sprint does not object to the buyer’s qualifications, subject to the requirements of applicable law, the buyer can purchase the assets and assume our rights and responsibilities under the Sprint agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under the Sprint agreements.

      Sale of assets to non-successor. Subject to the requirements of applicable law, the administrative agent may sell our assets to a party that does not meet the requirements to succeed us. If such a sale is made:

•	Sprint may terminate the Sprint agreements;

•	the buyer may purchase from Sprint 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint in our territory under specified terms;

•	if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint, the buyer may only buy 5MHz of spectrum;

•	the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint pro rated on a population and a spectrum basis, plus the cost paid by Sprint for microwave clearing in the spectrum ultimately acquired by the buyer of the defaulting party’s assets and the amount of carrying costs attributable to the license and microwave clearing costs from the date of the appropriate consent until the closing of the sale, based on a rate of 12% per annum;

•	the buyer will receive from Sprint the subscribers with the MIN assigned to the market area covered by the purchased spectrum except for subscribers of national accounts and resellers;

•	with limited exceptions, Sprint will not solicit for six months the subscribers transferred to the buyer with the MIN assigned to the market area;

•	the buyer and Sprint will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint to third parties; and

•	Sprint will have the right to resell the buyer’s wireless services at most favored nations pricing.

      Right to purchase debt obligations. Following an acceleration under our senior credit facility and until the 60-day anniversary of the filing of a petition of bankruptcy, Sprint has the right to purchase our obligations under the credit facility at a purchase price equal to the amount of the obligations under such credit facility. In the event that Sprint purchases the obligations within 60 days following the earlier of acceleration or the date of the filing of a bankruptcy petition, the purchase price for the obligations will be reduced by accrued interest and any fees and expenses that are unreasonable.

      Modification and amendment of consent. If Sprint modifies or amends the form of consent and agreement it enters into with a lender to another Sprint network partner that serves an area with population exceeding 5.0 million, then Sprint agrees to give the administrative agent written notice of the amendments and to amend the consent in the same manner at the administrative agent’s request; provided, however, that Sprint is not required to amend the consent to:

•	incorporate selected changes designated by the administrative agent unless Sprint consents to making only the selected changes; or

•	incorporate changes made for the benefit of a lender because of circumstances related to a particular Sprint network partner other than us.

      The following circumstances would not be considered related to a particular Sprint network partner and, subject to the provisions described in the preceding sentence, could result in amendment of the consent (if the 5.0 million population threshold is met as described above):

•	any form of recourse to Sprint or similar form of credit enhancement;

•	any change in Sprint’s right to purchase our operating assets or capital stock, as applicable, under the management agreement or Sprint’s right to purchase the obligations under the credit facility;

•	any change to our right of or the right of the administrative agent or the lenders under the credit facility to sell the collateral or purchase spectrum from Sprint;

•	any change in the ownership status, terms of usage or the amount of spectrum that may be purchased by us from Sprint;

•	any material change in the flow of certain revenues between Sprint and us;

•	any changes to the obligations required to be assumed by, or qualifications for, or appointment of, anyone other than us who can be appointed to operate such business on an interim basis under such management agreement or purchase such business and continue to operate under such management agreement;

•	any changes to the consent and agreement terms on confidentiality, non-compete or eligible buyers of the business;

•	any clarifications of FCC compliance issues;

•	any issuance of legal opinions; and

•	any changes to the requirements described in this section.

      Termination of consent. The consent will terminate upon the first to occur of:

•	repayment in full of all obligations under the credit facility and termination of such credit facility; and

•	termination of the Sprint agreements.

iPCS Inc.

      As described previously in this prospectus and solicitation statement, our wholly-owned subsidiary, iPCS, Inc., filed for Chapter 11 bankruptcy on February 23, 2003. As of such date, we no longer control the management and operations of iPCS, Inc.

      Furthermore, the issuance of common stock in the exchange offer described in this prospectus and solicitation statement will result in an ownership change of AirGate for tax purposes. This would also cause an ownership change of iPCS, Inc. and could have a detrimental effect on the use of certain of its net operating losses (“NOLs”). Consequently, this could subject our restructuring to the automatic stay protection of the iPCS bankruptcy court. To prevent this, on October 17, 2003, we transferred all of our shares of iPCS common stock into a trust organized under Delaware law. Our stockholders on the date of transfer to the trust are the trust’s sole beneficiaries, whose interest in the trust will be equal to their current percentage ownership of AirGate. The bankruptcy court overseeing iPCS’s bankruptcy approved (i) the transfer of the iPCS shares to the trust, (ii) the documentation governing the trust and (iii) upon confirmation of iPCS’s plan of reorganization by the bankruptcy court, the distribution to the trust’s beneficiaries of the iPCS shares if the plan of reorganization for iPCS approved by the iPCS bankruptcy court provides for such distribution. It is likely that the iPCS bankruptcy court will ascribe little to no value to the iPCS stock. Under the documentation governing the trust, the trustee will administer the trust and we will have no ability to direct the trustee in its administration of the trust.

      The trust agreement also provides that iPCS’ board of directors will retain complete control over iPCS. As a result, as of October 17, 2003, we have no interest in iPCS or any of its assets and under no circumstances will the iPCS stock transferred to the trust revert to or vest with us after the termination of the trust.

      In addition, prior to our transfer of the iPCS stock to the trust, the ultimate owners of iPCS were our stockholders. After the transfer, the beneficiaries of the trust (i.e., our stockholders) continue as the ultimate owners of iPCS. Therefore, the transfer has not caused a change of control of iPCS.

      iPCS has entered into agreements with Sprint that are substantially similar to ours. Through iPCS’s management agreement with Sprint, it has the right to market and provide Sprint PCS products and services in a territory that covers mid-sized cities and rural areas in parts of Illinois, Michigan, Iowa and eastern Nebraska. This territory includes markets that are adjacent to several major metropolitan operational markets, including Chicago, Detroit, Des Moines, Indianapolis, Omaha and St. Louis.

Regulation of the Wireless Telecommunications Industry

Federal Regulation

      Federal Communications Commission Regulation. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. Specifically, we are subject to radio license regulation under Title III of the Communications Act, as amended, as well as common carrier regulation under Title II of the Communications Act, as amended. In addition, our operations are subject to regulation as commercial mobile radio services, commonly referred to as CMRS, and to service-specific personal communications service regulations.

      The FCC has promulgated, and is in the process of promulgating and revising, a series of rules, regulations and policies that affect our operations. Penalties for violating the FCC’s rules and policies can range from monetary forfeitures to license revocation or non-renewal of licenses. The FCC Title II regulations applicable to our wireless operations include, among other things:

•	requirements and standards, discussed further below, for the interconnection of PCS networks with other wireless and wireline carriers; requirements to provide service upon reasonable request and prohibitions on unjust or unreasonable discrimination by carriers between similarly situated subscribers and the charging of unreasonable or unjust rates; and

•	requirements to pay access charges, universal service funding (as discussed below), and other regulatory and non-regulatory fees and charges.

      We do not hold any radio licenses, but rather operate using spectrum licensed to Sprint under the Sprint management agreements. Nonetheless, we are subject to, or impacted by, a number of additional regulations and requirements under Title III of the Communications Act, as amended. These requirements include, among other things:

•	requirements in most cases to obtain prior consent before the assignment and/or transfer of control of a PCS license, as discussed below;

•	limitations on the extent of non-U.S. ownership of radio licenses and the qualifications of holders of radio licenses; and

•	requirements for compliance of antenna sites with the National Environmental Policy Act of 1969, including restrictions on emissions of radio frequency radiation, as well as requirements on the marking and lighting of antenna structures, and related notifications to the Federal Aviation Administration, for certain antenna sites.

      Furthermore, our operations are also subject to CMRS and service specific regulation by the FCC. CMRS regulations include, among other things:

•	limitations on having attributable interests (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, spectrum totaling more than 55 MHz in a given market (while these limitations expired on January 1, 2003, the FCC continues to consider competitive factors when licensees seek to aggregate large amounts of spectrum that exceed these thresholds in a certain geographical area);

•	requirements for carriers to provide access to 9-1-1 services from mobile handsets, including handsets of users who are not subscribers of such carrier, and for the network to provide enhanced location and other mobile identification information to public safety answering points, as discussed below;

•	requirements to comply with the Communications Assistance to Law Enforcement Act, commonly known as CALEA, including the dedication of capacity and provision of access points for law enforcement agencies to facilitate wiretaps and intercepts with valid authority; and

•	rules requiring implementation by November 24, 2003 of local number portability, as discussed further below, including the ability to deliver calls from the company’s networks to ported numbers anywhere in the country.

      The FCC has divided the 120 MHz of spectrum allocated to broadband PCS into six frequency blocks, A through F. Through Sprint, we operate under blocks B, D and E. PCS specific regulations that affect our operations include, among other things:

•	presumptions regarding the grant or denial of PCS license renewals, as discussed below;

•	rules governing the height, power and physical emissions characteristics of PCS transmitters;

•	rules, discussed further below, requiring service providers to meet specific coverage benchmarks by the end of the fifth year from being licensed and, in some cases, by the end of the license term;

•	rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties; and

•	rules requiring PCS providers to relocate, or otherwise compensate, incumbent microwave users (or share in the relocation costs, if the microwave user has already relocated) in the band if the deployment of PCS would interfere with the microwave user’s system.

Interconnection

      The FCC has the authority to order interconnection between CMRS providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, we benefit from interconnection agreements negotiated by Sprint for our network with BellSouth and Verizon and with several smaller independent local exchange carriers. Interconnection agreements are negotiated on a statewide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

Universal Service Requirements

      The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all residents of the United States of America. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues, which was approximately 9.0% for the second quarter of 2003 and 9.5% for the third quarter of 2003. The proposed contribution factor for the fourth quarter of 2003 is 9.2%. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC’s rules. At the present time it is not possible to predict the extent of our total federal and state universal service assessments or our ability to recover costs associated with the universal service fund.

Transfers, Assignments and Control of PCS Licenses

      The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of certain pro forma assignments or transfers of control.

      An integral element of these rules is that the FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS under the terms of our Sprint PCS agreements to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the FCC could also impose monetary penalties on us.

Enhanced 911

      In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement Phase I enhanced emergency 911 calling capabilities by October 1, 2001 to requesting public safety answering points. In addition, the FCC required implementation of Phase II enhanced 911 capabilities by October 1, 2002, including the ability to provide automatic location identification (or “ALI”) of subscribers by latitude and longitude with a specified accuracy. Sprint PCS has obtained waivers of the relevant ALI enhanced 911 requirements based on a modified deployment plan, which includes a number of interim benchmarks and other conditions, and would provide for completing Phase II enhanced 911 deployment by 2005.

Communications Assistance for Law Enforcement Act

      CALEA was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. Following adoption of interim standards and a lengthy rulemaking proceeding, including an appeal and remand proceeding, as of June 30, 2002, all carriers were required to be in compliance with the CALEA requirements. We are currently in compliance with the CALEA requirements.

Wireless Local Number Portability

      By November 24, 2003, all covered CMRS providers, including us, must allow customers to retain, subject to certain geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. These rules are generally referred to local number portability (“LNP”). Once the obligation to port numbers goes into effect, covered CMRS providers must provide LNP in the 100 largest metropolitan statistical areas, in compliance with certain FCC performance criteria, upon request from another carrier (CMRS provider or local exchange carrier). For metropolitan statistical areas outside the top 100 markets, CMRS providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later. The wireless LNP mandate may impose increased operating costs on all CMRS providers, including us, and may result in higher subscriber churn rates and subscriber acquisition and retention costs.

Number Pooling

      The FCC regulates the use of telephone numbers by wireless and other telecommunications carriers to preserve numbering resources. Effective November 26, 2000, the FCC requires CMRS providers in the top 100 markets to be capable of sharing blocks of 10,000 numbers among themselves in subsets of 1,000 numbers (“1000s-block number pooling”). In addition, all CMRS carriers, including those operating outside the top 100 markets, must be able to support roaming calls on their network placed by users with pooled numbers. Wireless carriers must also maintain detailed records of the numbers they have used, subject to audit. The pooling requirements may impose additional costs and increase operating expenses on us and limit our access to numbering resources.

PCS License Renewal

      PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC’s rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC’s rules afford PCS renewal applicants involved in comparative renewal hearings with a “renewal expectancy.” The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

•	provided “substantial service” during its license term; and

•	substantially complied with all applicable laws and FCC rules and policies.

      The FCC’s rules define “substantial service” in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

Build-Out Conditions of PCS Licenses

      All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC’s build-out requirements. Pursuant to the FCC’s build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of “substantial service” within that 5 year period. Rule violations could result in license cancellation or revocation.

Other Federal Regulations

      Wireless systems, which we use in the provision of services, must comply with certain FCC and FAA regulations regarding the siting, marking, lighting and construction of transmitter towers and antennas. The FCC also requires that aggregate radio wave emissions from every site location meet certain standards. Although we believe that our existing network meets these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase our costs and could have a material adverse affect on our operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of improving our network. The increased costs and delays from these regulations may have a material adverse affect on our operations. In addition, the FCC’s decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, or NEPA, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects, including health effects relating to radio frequency emissions, of a proposed operation and to disclose any significant effects on the environment to the agency prior to commencing construction. In the event that the FCC determines that a proposed tower would have a significant environmental impact, the FCC would require preparation of an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

Wireless Facilities Siting

      States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC’s rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. State and localities are, however, permitted to engage in other forms of regulation, including zoning regulation, that impacts the Company’s ability to select and modify sites. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

State Regulation of Wireless Service

      Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

•	market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

•	when CMRS is a replacement for landline telephone service within the state.

      To date, the FCC has granted no such petition. To the extent we provide fixed wireless service in the future, we may be subject to additional state regulation.

MANAGEMENT

Our Executive Officers and Directors

      The following table presents information with respect to our executive officers and directors:

Name	Age	Position

Thomas M. Dougherty	59	President and Chief Executive Officer and Director
Robert A. Ferchat	68	Chairman
Stephen R. Stetz	61	Director
Barbara L. Blackford	46	Vice President, General Counsel and Secretary
Charles S. Goldfarb	39	Vice President of Sales — Southeast Region
Dennis D. Lee	53	Vice President, Human Resources
Jonathan M. Pfohl	37	Vice President, Finance
David C. Roberts	41	Vice President of Engineering and Network Operations
William H. Seippel	47	Vice President and Chief Financial Officer

      Thomas M. Dougherty has been our president and chief executive officer and a director since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

      Robert A. Ferchat has served as the chairman of our board of directors since June 2003 and as one of our directors since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director and non-executive chairman of GST Telecommunications and a director of Brookfield Properties Corp., 01 Communique, ATS Automation Tooling Systems, Inc. and CellBucks Payments Networks Inc.

      Stephen R. Stetz has been a director since February 2003. Mr. Stetz also is President and Managing Director of Matterhorn Strategic Partners, LLC, a strategic and financial advisory firm co-founded by Mr. Stetz that specializes in mergers and acquisitions, and has held such position since May 2002. From July 2000 to April 2002, Mr. Stetz consulted on strategic and financial issues with a number of companies. From 1965 until June 2000, Mr. Stetz served in various positions at Monsanto Company. From September 1999 until June 2000, Mr. Stetz served as Vice President, Strategic Initiatives. From November 1998 until August 1999, Mr. Stetz served as Vice President and Chief Financial Officer of Monsanto’s Agriculture Company and from October 1996 until September 1998, Mr. Stetz served as Vice President, Mergers & Acquisitions/ Licensing. During this time, Monsanto announced more than fifty transactions with an aggregate value of over $75 billion. Prior to 1996, Mr. Stetz held various positions at Monsanto Company in Corporate Finance and Budgeting, Treasury, International, Strategic Planning, Research and Development and Manufacturing. He has a Bachelor of Science in Chemical Engineering from the University of Notre Dame and a Masters in Business Administration from the University of West Florida.

      Barbara L. Blackford has been our vice president, general counsel and secretary since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and assistant secretary with Monsanto Company, serving in a variety of roles, including head of the corporate securities and mergers and acquisitions law groups and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm McKenna, Long & Aldridge in Atlanta, Georgia. Ms. Blackford spent twelve years with the law firm Kutak Rock, which is consistently ranked among the top ten public finance firms nationally.

      Charles S. Goldfarb has been our vice president of sales, southeast region, since January 2000. From September 1991 to January 2000, Mr. Goldfarb worked at Paging Network Inc., most recently as its area vice president and general manager for the Virginia, North Carolina and South Carolina region. Mr. Goldfarb has over 10 years of wireless experience and has been successful in numerous start-up markets. Prior to his wireless experience, Mr. Goldfarb worked at ITT Financial Services as its assistant vice president of operations in the Washington, D.C. area.

      Dennis D. Lee has been our vice president of human resources since September 2002. Prior to joining AirGate, from May 2000 to August 2002, Mr. Lee was senior vice president of compensation and executive benefits at SunTrust Banks, Inc., where he was responsible for the design, development and administration of all broad-based employee compensation and executive benefits programs. From May 1978 to May 2000, Mr. Lee served in a number of leadership roles at Wachovia Corporation, including manager of direct compensation, director of compensation and benefits, human resources manager for the Corporate Financial Services Division and senior consultant in the Executive Services Group. From 1973 to 1978 Mr. Lee held various positions at John Harland Company in the Printing Operations Division and the Personnel Department. Mr. Lee has 29 years of diversified human resources experience. SunTrust Banks, Inc. and Wachovia Corporation are both parent companies. Mr. Lee holds a B.B.A. (1973) from the University of Georgia.

      Jonathan M. Pfohl has been our vice president, finance, since December 2002 and was vice president sales and operations from January 2001 to December 2002. Mr. Pfohl joined us in June 1999 as our vice president, financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint PCS. He has over 13 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.

      David C. Roberts has been our vice president of engineering and network operations since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of our predecessor company.

      William H. Seippel joined the Company as its vice president and chief financial officer in October 2002. From 2000 until joining the Company, Mr. Seippel provided merger and acquisition and strategic business and financial planning consulting services to various boards of directors and senior executives. From 1999 to 2000, Mr. Seippel served as chief financial officer and chief operating officer of Digital Commerce Corporation, where he recruited and led a core team of six upper-level management executives in finance, marketing and sales and managed a staff of over 350 individuals in supporting roles. Beginning in 1996, Mr. Seippel was employed with Global Telesystems as executive vice president and director of strategic planning and marketing, moving on to become Global’s executive vice president and chief financial officer from 1997 to 1999. From 1992 to 1996, Mr. Seippel served as vice president of finance and chief financial officer of Landmark Graphics Corporation. Early in his career, Mr. Seippel held a number of senior management positions with Midcon Corporation, Digital Equipment Corporation and Covia Partnerships-United Airlines, respectively.

Directors’ Compensation

      In 2001, our board adopted the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan (the “Director Plan”). Under the Director Plan, non-employee directors receive an annual retainer for each plan year, which may be comprised of cash, restricted stock or options to purchase shares of our common stock. A director may elect to receive 50% or more of such amount in the form of restricted stock or options to purchase shares of our common stock.

      In addition, under the Director Plan, each non-employee director that joins our board of directors receives an initial grant of options to acquire shares of our common stock. The options vest in three equal annual installments beginning on the first day of the plan year following the year of grant. Each participant also receives an annual grant of options to acquire our common stock, which vest on the first day of the plan year following the year of grant. In lieu of this annual grant, the recipient may elect to receive three year’s worth of annual option grants in a single upfront grant of options to acquire our common stock exercisable in three equal annual installments on the first day of each of the three succeeding plan years. All options have an exercise price equal to the fair market value of our common stock on the date of grant. We also reimburse each of our non-employee directors for reasonable travel expenses to board and committee meetings and for approved continuing director education. We do not pay retirement, charitable contributions or other benefits to our directors.

      A combination of factors, including the loss of three independent directors during 2002, led us to engage an outside compensation consulting firm to review the adequacy of the compensation to be paid under our Director Plan. Some of the factors that led to this review are the same as those facing every public company, including the increased demand on directors’ time required to satisfy increasing requirements for process and oversight of management of public companies, and the greater demand for independent directors and directors with financial and accounting expertise. In addition to these general conditions are factors specific to our industry and company, including the turmoil in the telecommunications industry in general and the challenges facing partners or affiliates of wireless carriers in particular.

      The consulting firm reviewed, among other things, director compensation practices of similarly sized companies within and outside our industry and factors specific to us. Based on this review and the recommendations of management and the consulting firm, we amended the Director Plan on January 22, 2003 to increase compensation for non-employee directors. As amended, for each plan year (beginning on the day of an annual meeting of our shareowners and ending on the day before our next annual meeting) each non-employee director that chairs one or more committees of our board of directors will receive an annual retainer of $15,000, up from $12,000, and all other non-employee directors will receive $10,000. The amendment also added meeting fees for board and committee meetings as follows: (i) full-day (more than 4 hours) meetings, $3,000; half-day meetings, $1,500; full-day telephonic meetings, $1,500 and half-day telephonic meetings, $750. In addition, as an inducement for and recognition of board service during this difficult period in our development, current directors who continue to serve will be paid an additional retainer every six months of $12,500 until December 1, 2004. Finally, the initial option grant to non-employee directors has been increased to 10,000 from 5,000 and the annual option grant to 7,500 from 5,000.

Summary Compensation Table

      The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, to the chief executive officer and our four other highest paid executive officers who were serving as such on September 30, 2003 and who received compensation in excess of $100,000. We refer to each of these persons as “Named Executive Officers” and set forth their compensation information for the fiscal years ended September 30, 2003, 2002 and 2001.

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
			Bonus	Compensation	Award(s)	Options/	Compensation
	Year	Salary ($)	($)(1)(2)	($)	($)(3)	SARs(#)	($)(4)

Thomas M. Dougherty	2003	$340,000	$	$—	$—	100,000	$8,527
President and Chief	2002	314,038	785,800	—	70,040	75,000	8,484
Executive Officer	2001	272,789	1,020,000	—	—	41,408	7,218
Barbara L. Blackford	2003	218,000		—	—	36,000	657
Vice President, General	2002	212,808	28,100	—	28,016	27,000	8,329
Counsel and Secretary	2001	201,126	148,500	—	—	46,056	7,110
William H. Seippel	2003	211,538		—	18,600	70,000	252,180
Chief Financial Officer	2002	—	—	—	—	—	—
	2001	—	—	—	—	—	—
David C. Roberts	2003	199,000		—	—	36,000	10,400
Vice President of	2002	196,199	25,500	—	28,016	27,000	9,445
Engineering and	2001	179,231	135,000	—	—	13,521	6,615
Network Operations
Jonathan M. Pfohl	2003	188,000		—	—	36,000	8,808
Vice President, Sales	2002	183,000	24,000	—	38,522	27,000	8,640
Operations	2001	164,769	123,600	—	—	49,225	7,051

(1)	For fiscal year 2003, includes a $ retention bonus award and a $ performance bonus award pursuant to the AirGate PCS, Inc. 2003 Executive Bonus Plan and $720,000 earned under a retention bonus agreement. For fiscal year 2002, includes a $65,800 performance-based annual incentive award and $720,000 earned under the retention bonus agreement. For fiscal year 2001, includes a $300,000 performance-based annual incentive award and $720,000 earned under the retention bonus agreement.

(2)	For fiscal year 2003, the amounts disclosed do not include that portion of each named executive officer’s annual bonus award that has been involuntarily deferred and is subject to a substantial risk of forfeiture if the financial restructuring is not successfully effectuated prior to the end of fiscal year 2004. Such amount for each of the named executive officers is as follows: for Mr. Dougherty $ ; for Ms. Blackford $ ; for Mr. Seippel $ ; for Mr. Roberts $ and for Mr. Pfohl $ .

(3)	With respect to all named executive officers excluding Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock awards on the date they were awarded, January 10, 2002, based on the closing price of our common stock on that date, which was $35.02. 50% of the shares underlying the restricted stock awards vested on November 1, 2002 and the remaining 50% of the shares vested on November 1, 2003. As of September 30, 2003, Mr. Dougherty held 2,000 shares of restricted stock worth $4,840, Ms. Blackford held 800 shares of restricted stock worth $1,936, Mr. Roberts held 800 shares of restricted stock worth $1,936 and Mr. Pfohl held 1,100 shares of restricted stock worth $2,662. These values are based on the closing price of our common stock on September 30, 2003, which was $2.42. With respect to Mr. Seippel, amounts included above represent the fair market value of the shares underlying the restricted stock award on the date they were awarded, October 24, 2002, which was $0.62. 25% of this restricted stock award vested on the first anniversary date of the award and the remaining shares will vest ratably in 25% installments on each anniversary date thereafter. Dividends will not be paid on the restricted stock. As of

September 30, 2003 Mr. Seippel held 30,000 shares of restricted stock worth $72,600. This value is based on the closing price of our common stock on September 30, 2003, which was $2.42.

(4)	Amounts contributed by the Company on behalf of each executive to the AirGate PCS, Inc. 401(k) Retirement Plan and premiums paid on behalf of each executive for group term life insurance. For Mr. Seippel, also includes amounts paid by the Company for expenses incurred for his relocation to Atlanta.

Employment and Severance Agreements

      We have entered into an employment agreement with Thomas M. Dougherty, our chief executive officer. Mr. Dougherty’s employment agreement is for a five-year term ending April 15, 2004. Mr. Dougherty is eligible to receive an annual bonus of at least 50% of his base salary. Mr. Dougherty’s base salary was set at $325,000 by the compensation committee of our board of directors. Under his employment agreement, Mr. Dougherty has a minimum guaranteed annual increase in his base salary of at least $20,000. Mr. Dougherty may participate in any executive benefit/perquisite we establish at a minimum aggregate payment of $15,000 per year. Pursuant to his employment agreement, Mr. Dougherty initially was awarded a stock option exercisable for 300,000 shares of common stock. Under the agreement, the initial stock option vested with respect to 25% of the underlying shares of common stock on the date Mr. Dougherty commenced his employment with us, April 15, 1999, and such vested options became exercisable on April 15, 2000. The remaining 75% of the shares of common stock subject to the initial stock option vest in 15 equal quarterly installments beginning June 30, 2000. The exercise price of the initial stock option granted to Mr. Dougherty is $14.00 per share. As of September 4, 2003, Mr. Dougherty surrendered (returned to AirGate) outstanding and unexercised options for 185,714 shares that were part of the initial April 15, 1999 stock option grant. In addition, Mr. Dougherty is eligible to participate in all employee benefit plans and policies.

      The employment agreement provides that Mr. Dougherty’s employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Mr. Dougherty is terminated without cause, he is entitled to receive (1) six months’ base salary, plus one month’s salary for each year employed, (2) vesting of stock options on the date of termination and (3) six months of health and dental benefits. In the event of Mr. Dougherty’s death, Mr. Dougherty’s legal representative is entitled to twelve months’ base pay, plus a bonus of 20% of base pay. Under the employment agreement, Mr. Dougherty agreed to a restriction on his present and future employment. Mr. Dougherty agreed not to (1) disclose confidential information or trade secrets during employment with us and for two years after termination, (2) compete in the business of wireless telecommunications services either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and (3) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

      On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonuses totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally paid quarterly. In fiscal year 2003, Mr. Dougherty earned $720,000 under this agreement. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

      We have also entered into an employment agreement with Barbara L. Blackford, our vice president, general counsel and secretary. Ms. Blackford is eligible under her employment agreement to receive an annual bonus based upon our incentive plans and policies, but at a target of not less than 35% of her then current base pay. Ms. Blackford may participate in any executive benefit/perquisite program we establish on the same terms as other executives, at a minimum aggregate benefit of $10,000 per year. Ms. Blackford’s base salary pursuant to the agreement is currently $208,500 per year. Such amount is subject to review for an increase at least annually. Pursuant to her employment agreement, Ms. Blackford initially was awarded a stock option exercisable for 90,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock at the end of Ms. Blackford’s first year with us and the remainder of the shares vest in 5% increments for each three month period after the initial year that she remains employed by us. The exercise price of the initial stock option granted to Ms. Blackford is $66.94 per share. As of September 4, 2003, Ms. Blackford surrendered (returned to AirGate) outstanding options for 90,000 shares that were part of the initial August 30, 2000 stock option grant. In addition, Ms. Blackford is eligible to participate in all employee benefit plans and policies.

      The employment agreement provides that Ms. Blackford’s employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Ms. Blackford is terminated without cause, she is entitled to receive six months’ base salary, plus one month’s salary for each year employed by us. Under the employment agreement, Ms. Blackford agreed, during her employment with us and for a period of two years after the termination of her employment, not to (1) disclose confidential information or trade secrets, (2) solicit certain of our employees to terminate their employment with us or (3) solicit certain of our customers to purchase competing products during her employment with us and for a period of two years after the termination of her employment. Ms. Blackford’s agreement further provides that if we enter into an agreement with any member of our senior management other than our chief executive officer which agreement contains change of control provisions more favorable than those given to Ms. Blackford pursuant to her agreement, then such provisions (other than with respect to salary, bonus, and other dollar amounts) will be made available to Ms. Blackford.

      We have also entered into an employment agreement with David C. Roberts, our vice president of engineering and network operations. Mr. Roberts is eligible under his employment agreement to receive an annual bonus based upon our incentive plans and policies but at a target of not less than 35% of his then current base salary. Mr. Roberts may participate in any executive benefit/perquisite program that we establish for a minimum aggregate benefit equal to $10,000 per year. Mr. Roberts’ base salary pursuant to the agreement is currently $189,000 per year. Such amount shall be adjusted annually to increase it by the greater of the consumer price index for all urban consumers, U.S. City Average, All Items or 5%. Pursuant to his employment agreement, Mr. Roberts initially was awarded a stock option exercisable for 75,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock after the first two years Mr. Roberts was employed by us and the remainder of the underlying shares vest in 6 1/4% quarterly increments thereafter. The exercise price of the initial stock option granted to Mr. Roberts is $14.00 per share. As of September 4, 2003, Mr. Roberts surrendered (returned to AirGate) outstanding and unexercised options for 37,500 shares that were part of the initial July 28, 1999 stock option grant. In addition, Mr. Roberts is eligible to participate in all employee benefit plans and policies.

      Mr. Roberts’ employment may be terminated with or without cause at any time by Mr. Roberts or us upon four weeks prior written notice, except that if termination is for cause, no notice by us is required. If we terminate Mr. Roberts’ employment without cause, he is entitled to receive (1) six months base salary and (2) six months of health, disability, life and dental benefits. Any unvested options granted to Mr. Roberts fully vest and become exercisable upon Mr. Roberts’ involuntary termination other than for cause. Cause is limited to breach of the noncompete obligations described below. In the event of Mr. Roberts’ death, Mr. Roberts’ legal representative is entitled to twelve months’ base pay, plus a bonus of 20% of base pay.

      Under the employment agreement, Mr. Roberts agreed to a restriction on his present and future employment. Mr. Roberts agreed not to (1) disclose confidential information or trade secrets during employment with us and for two years after termination, (2) compete in the business of wireless telecommunications either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and (3) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

      Effective October 24, 2002, the Company hired William H. Seippel as vice president and chief financial officer, pursuant to the terms of an offer letter. Mr. Seippel’s initial base salary pursuant to the offer letter is $250,000 per year. Mr. Seippel’s performance will be evaluated during the first six months of his employment and if he has successfully achieved or made satisfactory progress towards the achievement of agreed upon performance objectives and expectations during this period, his annual base salary will be increased to $275,000. Mr. Seippel is eligible under his offer letter to receive an annual bonus based on our incentive plans and policies, but at a target of not less than 50% of his base salary. The offer letter guarantees Mr. Seippel an annual incentive award payment for the 2003 plan year equal to 50% of his base earnings during the 2003 plan year. This award payment is required to be made on or before November 30, 2003. Pursuant to his offer letter, Mr. Seippel initially received a grant of 70,000 non-qualified stock option shares and an award of 30,000 shares of time-based restricted stock. Mr. Seippel’s stock option shares will vest in four equal annual installments with the initial 25% annual installment vesting on October 24, 2003 and each remaining 25% annual installment vesting on each anniversary thereafter. The time restrictions on Mr. Seippel’s restricted stock award will lapse over a four-year period such that 25% of the shares will vest on October 24, 2003 and the remaining shares will vest in 25% annual installments on each anniversary. The exercise price of the initial stock option granted to Mr. Seippel is $0.64 per share. In addition, Mr. Seippel is eligible to participate in all employee benefit plans and policies. Pursuant to the offer letter, the Company paid Mr. Seippel’s relocation expenses to Atlanta, Georgia, and such amounts are disclosed in the summary compensation table.

      The offer letter provides that Mr. Seippel’s employment may be terminated with or without cause. Mr. Seippel is entitled to severance payments if he is terminated without cause in an amount equal to six months’ base salary and a pro-rated bonus at target. It is a condition to the payment of this severance that Mr. Seippel agree not to directly or indirectly (1) engage in a senior management capacity in the business of wireless telecommunications in our territory for a period of six months after his employment is terminated or (2) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products for a period of one year after termination of his employment.

      Mr. Seippel’s offer letter further provides that the Company will enter into an agreement with him entitling him to receive certain payments if his employment is terminated (voluntarily or involuntarily) for specified reasons, other than for cause, as a result of a change of control of the Company. The change of control agreement provided that he would receive his annual base salary and bonus at target and continuation of benefits for one year. Mr. Seippel would also receive unpaid salary and accrued and unpaid bonus for the year in which termination occurs and outplacement services for up to one year.

Option/SAR Grants During the Last Fiscal Year

      The following table sets forth information regarding option grants to the Named Executive Officers during the last fiscal year.

Option/ SAR Grants in Last Fiscal Year(1)

					Potential Realized Value at
					Assumed Annual Rates of
	Number of	% of			Stock Price Appreciation for
	Securities	Total			Option Term (10 Years)(2)
	Underlying	Options	Exercise	Expiration
Name	Options	Granted	Price	Date	5%	10%

Thomas M. Dougherty	100,000	21.2%	$0.82	12/2012	$51,569	$130,687
Barbara L. Blackford	36,000	7.6%	$0.82	12/2012	$18,565	$47,047
William H. Sieppel	70,000	14.8%	$0.64	10/2012	$28,174	$71,400
Jonathan M. Pfohl	36,000	7.6%	$0.82	12/2012	$18,565	$47,047
David C. Roberts	36,000	7.6%	$0.82	12/2012	$18,565	$47,047

	278,000	59.0%

(1)	These options vest in four equal annual installments. Vesting may be accelerated upon the occurrence of both of the following: (i) a change of control, which would include the recapitalization plan and (ii) termination of employment by the Company without cause, or by the executive with “good reason”, within two years of the change of control.

(2)	Assumes stock price appreciation from the value on the date of grant, which is the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

      The following table sets forth information concerning the value as of September 30, 2003 of options held by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options
			Options at Fiscal	at Fiscal Year-End
	Shares Acquired	Value	Year-End (exercisable/	(exercisable/
Name	on Exercise	Realized	unexercisable)	unexercisable)(1)

Thomas M. Dougherty	—	$—	—/100,000	—/$160,000
Barbara L. Blackford	—	$—	—/36,000	—/$57,600
William H. Sieppel	—	$—	—/70,000	—/$112,000
Jonathan M. Pfohl	—	$—	—/36,000	—/$57,600
David C. Roberts	—	$—	—/36,000	—/$57,600

(1)	The value of the unexercised in-the-money option was calculated by multiplying the number of shares of common stock underlying the options by the difference between $2.42, which was the closing market price of our common stock on September 30, 2003, and the exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

      On November 1, 2003, there were approximately 25,961,441 shares of our common stock outstanding. The following table presents certain information regarding the beneficial ownership of our common stock, as of November 1, 2003 with respect to:

•	each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

•	each of our directors and nominees for directors;

•	each of the Named Executive Officers; and

•	all of our executive officers and directors as a group.

	Number of	Percentage of
	Shares	Outstanding
	Beneficially	Common
Name of Beneficial Owner(1)	Owned(2)	Stock

Barbara A. Blackford(3)	23,729	*
Thomas M. Dougherty(4)	122,919	*
Robert A. Ferchat	16,250	*
Charles S. Goldfarb	21,220	*
Jonathan M. Pfohl(5)	26,021	*
Dennis D. Lee	9,564	*
David C. Roberts(6)	117,921	*
William H. Seippel	47,500	*
Stephen R. Stetz	0	*
Geneseo Communications, Inc.(7)	2,115,253	8.15%
Cambridge Telcom, Inc.(8)	1,863,074	7.18%
The Blackstone Group(9)	2,578,379	9.93%
Prudential Financial Group(10)	2,645,435	10.19%
Glenview Capital Management, LLC(11)	1,400,000	5.39%
HMC Investors, L.L.C.(12)	1,481,000	5.70%
All executive officers and directors as a group (9 persons)(13)	359,103	1.38%

*	Less than one percent.

(1)	Except as indicated, the address for each executive officer and director is 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(3)	Includes 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(4)	Includes 4,100 shares of common stock owned by Mr. Dougherty’s wife, 750 shares of common stock owned by Mr. Dougherty’s children and 25,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(5)	Includes 90 shares of common stock owned by Mr. Pfohl’s children and 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(6)	Includes 9,000 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(7)	Information presented is based on a Schedule 13G dated November 30, 2001 by Geneseo Communications, Inc. (“Geneseo”). Geneseo reported that it has sole voting power and sole dispositive power over 2,115,253 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Box 330, Geneseo, Illinois, 61254.

(8)	Information presented is based on a Schedule 13G dated November 30, 2001 by Cambridge Telcom, Inc. (“Cambridge”). Cambridge reported that it has sole voting power and sole dispositive power over 1,863,074 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Box 330, Geneseo, Illinois, 61254.

(9)	Information presented is based on a Schedule 13G dated December 31, 2001 by certain members of The Blackstone Group. Of the 2,578,379 shares, 1,153,648 are held by Blackstone Communications Partners I L.P. (“BCOM”), 992,328 are held by Blackstone iPCS Capital Partners L.P. (“BICP”), 348,398 are held by Blackstone/iPCS L.L.C. (“BLLC”), 4,780 are shares issuable to Blackstone Management Partners III pursuant to currently vested options, 71,302 are shares issuable upon exercise of warrants by Blackstone Mezzanine Partners L.P. (“BMP”) and 7,923 are shares issuable upon exercise of warrants by Blackstone Mezzanine Holdings L.P. (“BMH”). Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III, L.L.C. is the general partner of BICP. Blackstone Media Management Associates III, L.L.C. is the manager of BLLC. Blackstone Mezzanine Associates L.P. is the general partner of BMP and BMH. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities. The address of The Blackstone Group is 345 Park Avenue, New York, New York, 10154.

(10)	Information presented is based on a Schedule 13G dated February 14, 2003 by Prudential Financial, Inc (“Prudential”). Prudential reported that it has sole voting power and sole dispositive power over 417,300 shares of our common stock; and shared voting power and shared dispositive power over 2,203,671 shares of our common stock. The business address of this shareowner is 751 Broad Street Newark, New Jersey, 07102-3777. Prudential disclaims beneficial ownership of these shares of our common stock. Jennison Associates LLC (“Jennison”) a wholly-owned subsidiary of Prudential, also reported that it has sole voting power and shared dispositive power over 2,618,600 of the 2,618,600 shares reported by Prudential. Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have. Jennison does not file jointly with Prudential, as such, shares of our common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. The business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York, 10017. Jennison disclaims beneficial ownership of these shares of our common stock. Information with regard to Jennison is based on a Schedule 13G dated February 14, 2003.

(11)	Information presented is based on a Schedule 13G dated October 10, 2003 by Glenview Capital Management, LLC (“Management”), Glenview Capital GP, LLC (“GP”), Glenview Capital Partners, L.P. (“Partners”), Glenview Institutional Partners, L.P. (“Institutional”) and Glenview Capital Partners (Cayman), Ltd. (“Cayman”, and together with Management, GP, Partners and Institutional, the “Glenview Filing Parties”). The Schedule 13G indicates that Partners, Institutional and Cayman each beneficially owns 163,400, 413,300 and 823,300 shares, respectively. The Schedule 13G also indicates that each of the three beneficial owners has delegated sole voting and dispositive power to Management. In addition, GP serves as the general partner of Partners and Institutional. As a result of these shareholdings, ownership structure and delegation, the Schedule 13G indicates that each of the Glenview Filing Parties has shared voting and dispositive power over the full 1,400,000 shares. The business address for each of Management, GP, Partners and Institutional is 399 Park Avenue, Floor 39, New York, New York 10022. The business address of Cayman is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, British West Indies, Cayman Island exempted company.

(12)	Information presented is based on a Schedule 13G dated October 6, 2003 by HMC Investors, L.L.C. (“Investors”), Harbert Distressed Investment Offshore Manager, L.L.C. (“Offshore”), Harbert Distressed Investment Master Fund, Ltd. (“Master Fund”), Raymond J. Harbert (“Harbert”), Michael D. Luce (“Luce”) and Philip Falcone (“Falcone”, together with Investors, Offshore, Master Fund, Harbert and Luce, the “HMC Filing Parties”). The Schedule 13G indicates that Investors, Harbert, Luce and Falcone each beneficially owns and has shared voting and dispositive power over 1,481,000 shares. It also indicates that, of such shares, Offshore and Master Fund each beneficially owns and has shared voting and dispositive power over 1,429,760 shares. The Schedule 13G indicates that the HMC Filing Parties disclaim beneficial ownership of the shares reported except to the extent of their pecuniary interest therein. The business address of Investors, Offshore, Harbert, Luce and Falcone is 555 Madison Avenue, Suite 2800, New York, New York 10022. The business address of Master Fund is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.

(13)	Includes [79,064] shares of common stock subject to options which are exercisable within 60 days of the date of this table.

THE RESTRUCTURING

Background

      We became a Sprint PCS network partner in 1998 and completed an initial public offering in September 1999. At that time, our business plan projected that historic high rates of growth in the wireless industry would continue through 2009 as wireless penetration rates in the United States grew to above 70%, which would in turn support pricing levels for wireless products and services. As a result, we believed that we would have sufficient cash flow to service our high level of debt. Our growth rates through mid-2002 met or exceeded our expectations, despite slower subscriber growth in the industry in 2001 than in prior years.

      On November 30, 2001, we acquired iPCS in a merger. In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, our board of directors believed that the merger represented a strategic opportunity to significantly expand the size and scope of our operations. Our board of directors believed that, following the merger, we would have had greater financial flexibility, operational efficiencies and growth potential than we would have had on our own. In connection with the iPCS acquisition, we issued 12.4 million shares of our common stock valued at $57.16 per share on November 30, 2001, which totaled $706.6 million. We reserved an additional 1.1 million shares for issuance upon exercise of outstanding iPCS options and warrants valued at $47.7 million using a Black-Scholes option pricing model. The transaction was accounted for under the purchase method of accounting. Subsequently, certain former stockholders of iPCS sold 4.0 million shares of our common stock in an underwritten offering on December 18, 2001. For specific benefits, factors and risks considered by our board of directors in approving our acquisition of iPCS, see “AirGate — Acquisition of iPCS, Inc.”

      Subsequent to our acquisition of iPCS, its results of operations began to decline. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition. For a discussion of the reasons for this decline and the bankruptcy filing, see “AirGate — Bankruptcy of iPCS, Inc.”

      Our results of operations similarly declined in this period due to many of the same factors, but not to the same degree. In particular, since the beginning of 2002, our rate of subscriber growth has slowed significantly, our industry has become more competitive than we expected and our market share has declined.

      Further, our dependence on Sprint has, over time, created additional challenges that have compounded the problems created by these market conditions. Among the most serious problems was Sprint’s introduction of the Clear Pay program targeted at sub-prime credit quality subscribers in early 2001, which resulted in unexpectedly high levels of customer turnover or churn and higher levels of bad debt in 2002 and early 2003. In addition, Sprint has made unilateral decisions over time that have had an adverse impact on our revenue, such as the reduction in the reciprocal roaming rate paid by Sprint and its network partners. Further, we have not realized the benefits of scale that were expected when we agreed to designate Sprint as our principal service provider for various services, including billing, collections and customer care. Finally, we believe Sprint’s failure to provide customer care in a manner consistent with that of our competitors has contributed to higher rates of churn.

      These factors have severely limited our ability to raise new capital and led us to revise our business plans to reflect this less-favorable operating environment. In the quarter ended December 31, 2002, we began a series of cost cutting measures designed to reduce operating expenses in order to improve our financial position. We began implementing these measures in December 2002 and continued to examine and implement changes to reduce operating costs through April 2003. As of the quarter ended December 31, 2002, we had less than $1.0 million in cash and cash equivalents.

      As a result of our current business strategy, for the nine months ended June 30, 2003, AirGate has produced $29.7 million of operating cash flow. As of June 30, 2003, AirGate had working capital of $2.6 million and cash and cash equivalents of approximately $30.8 million, up from $(54.5) million and

$0.9 million, respectively, at December 31, 2002. However, for the same nine month period, AirGate had a net loss of $76.9 million and a stockholders’ deficit of $369 million as of June 30, 2003. After drawing the remaining available $9.0 million credit under our $153.5 million credit facility in August, 2003, we have no outside funding alternatives and are completely dependent on available cash and operating cash flow to operate our business and fund our capital needs. Based on our current business plan and assuming that we meet our debt covenants, we believe that we will have sufficient cash flow to cover our debt service and other capital needs through March 2005. After that time, our ability to generate operating cash flow to pay debt service and meet our other capital needs is much less certain. In addition, based on current assumptions, we anticipate that we will meet our covenant obligations under our credit facility through March 2005. However, if actual results differ significantly from these assumptions and/or if the recapitalization plan is not completed and the credit facility is not further amended, then the costs incurred in connection with the recapitalization plan will make it challenging to meet certain covenants under our credit facility at March 31, 2004. Further, under our current business plan, we believe that we will not be in compliance with certain covenants under our credit facility at April 1, 2005.

      We also have significant cash principal and interest payments under our indebtedness coming due during the period from 2005 through 2009. Unless the financial restructuring occurs, we will be required to make the following approximate principal and interest payments on our credit facility and old notes:

Fiscal Year	Principal	Interest

	(In millions)
2004	$17.8	$8.0
2005	23.7	47.3
2006	30.1	45.8
2007	39.9	43.9
2008	40.0	41.7
2009	300.0	40.5

      This assumes an interest rate on our credit facility of 5.5%. As of September 4, 2003, the interest rate on our credit facility was 5.13%.

      The foregoing factors have led us to examine alternatives for a capital restructuring.

      On February 11, 2003, Messrs. Males, McNamara, Jackman and Topchik, as representatives of Broadview International, LLC, and Mr. Duster, as the representative of Masson & Co. (collectively, the “financial advisors”), investment banking firms, met with our board of directors, which at that time consisted of Messrs. Dougherty, Ferchat, Schiffman and Stetz, and Mr. Seippel, our chief financial officer, and Ms. Blackford, our general counsel, for the purpose of discussing the engagement of financial advisors to assess our business plan and, if needed, to assist us in exploring restructuring alternatives. On March 3, 2003, the board formally retained the services of the financial advisors in connection with the restructuring.

      Beginning in March 2003, with the assistance of the financial advisors, we assessed the operating position and outlook of AirGate from a comparative financial and operational perspective. We initiated an in-depth financial and business analysis to identify the best restructuring alternatives for AirGate based on a review of the wireless industry and our particular competitive dynamics within the industry.

      In the period between February and June 2003, our business began to improve over recent prior quarters. For the quarters ending March 31 and June 30, 2003, AirGate had aggregate EBITDA of $29.4 million. AirGate’s cash position improved from $0.9 million as of December 31, 2002 to $30.8 million as of June 30, 2003. We concluded that our sources of capital would be sufficient to cover our estimated funding needs through the end of 2004 and that we would be in compliance with covenants under our credit facility. Longer term, our board of directors and management were concerned that continued deterioration in the wireless industry and risks in our relationship with Sprint caused greater uncertainty about our ability to meet all of our working capital needs in 2005 and beyond due in part to the cash interest payments required on the old notes beginning in April 2005.

      On April 2, 2003, our board of directors, together with Mr. Seippel and Ms. Blackford, conducted a telephonic meeting, which included Messrs. Males, McNamara, Jackman, Topchik and Duster, as representatives of the financial advisors. At this meeting, the financial advisors discussed potential restructuring alternatives with our directors. This discussion included a review of specific capital structure metrics and various valuation methodologies. Although a discussion of specific alternatives was deferred until the financial advisors could gather and analyze additional information, the financial advisors suggested that we consider a restructuring that would result in a conservative capital structure as compared to a range of industry comparable companies.

      On April 29, 2003, our board of directors met to discuss restructuring alternatives with management and Messrs. McNamara, Jackman, Topchik and Duster, as representatives of the financial advisors. Also in attendance were Mr. Seippel, Ms. Blackford and Mr. Pfohl, our vice president of finance. Messrs. Seippel and Pfohl presented the board of directors with a detailed summary of the analysis that management had conducted over the prior months with the assistance of the financial advisors. Our board of directors concluded, after consulting with the financial advisors, that a restructuring of our debt obligations involving the conversion of our old notes into a new debt instrument with a reduced interest rate and lower face amount combined with newly issued equity of AirGate was likely to provide the best alternative for us to reduce debt and create a stable capital structure to support our business plan. This alternative was selected because of the benefit to us and probability of completion relative to other alternatives.

      On June 10, 2003, our board of directors (other than Mr. Schiffman, who had by that time resigned from the board) held a telephonic meeting with Ms. Blackford and Messrs. Dougherty and Seippel. During this meeting, Messrs. Dougherty and Seippel reviewed the status of the potential restructuring. They also discussed the possibility of borrowing funds to buy old notes in the open market, but noted that the rising market price of the old notes based on AirGate’s improving financial results would make such purchases more expensive and potentially cost prohibitive. The board also considered the need to seek alternative sources of funding for the repurchase of old notes or other possible restructuring transactions and our board of directors also considered raising additional funds from a third party investor through the issuance of additional equity or debt and authorized management, with the assistance of the financial advisors, to simultaneously explore a restructuring of our debt obligations and begin contacting financial and strategic investors regarding their interest in investing in us.

      The financial advisors then contacted approximately 17 potential new investors regarding an investment in AirGate. These investors generally fell into three categories:

•	traditional secured lenders that focus on the quality of collateral;

•	hybrid secured lenders that focus on enterprise value as a basis for recovering their investment; and

•	private equity investors that typically invest in the telecommunications industry.

Investors who expressed an interest signed confidentiality agreements, received material describing our business and were invited to conduct due diligence and participate in management discussions.

      Our board of directors next held a telephonic meeting on July 22, 2003, with Ms. Blackford and Messrs. Seippel, Jackman and Duster to review the discussions with investors that had expressed potential interest in AirGate. We received an initial proposal from one interested party, which would have provided us with up to $35 million to repurchase our old notes. This proposal featured a minimum annual interest rate of 15.5%, plus additional fees for any value captured by purchasing old notes at a discount. The overall annual cost for this proposed funding was estimated to be over 20%, depending on underlying assumptions. Consequently, our board of directors concluded that this proposal was inadequate to meet our objectives for restructuring.

      During this period, we also explored the feasibility of a restructuring by initiating a discussion with the administrative agent for our credit facility. We also began simultaneous discussions with the two largest holders of our old notes. During the month of July 2003, we proposed a term sheet to the administrative agent for our credit facility with modifications to our credit facility that would enable a restructuring of our old notes and provide us greater flexibility to achieve our business plan. We negotiated a term sheet proposal with the administrative agent and after general agreement on the terms, presented the negotiated proposal to our lenders. We reached agreement with over 51% of the lenders under the credit facility on August 29, 2003, regarding an amendment to our credit facility that would become effective upon, among other things, the completion of the exchange offer.

      By mid-July 2003, our discussions with potential new debt investors made it apparent that pursuing a repurchase of the old notes with newly-borrowed funds would be too expensive, both in terms of the cost of borrowed money and the trading price of the old notes. In addition, our lenders expressed concern that we would continue to be over leveraged. Similarly, our discussions with potential new equity investors and their concern with our Sprint-related risks also made it apparent that pursuing a repurchase of old notes with the proceeds from a private equity investment would be too costly, in terms of the dilution to our existing stockholders.

      As a result of these discussions, representatives of the two largest holders of our old notes expressed an interest in pursuing a transaction that would result in our stockholders retaining approximately 50% of our outstanding common stock while reducing our outstanding debt by approximately 50%. Consequently, we began to explore the possibility of exchanging our old notes for new notes and shares of our common stock. This general structure also received a positive response from the administrative agent under our credit facility.

      On August 14, 2003, our board of directors met with Messrs. Jackman and Duster, as representatives of the financial advisors. Also present at this meeting were Ms. Blackford and Messrs. Seippel and Pfohl. Messrs. Jackman and Duster reported their progress on discussions with the holder of old notes.

      In late August 2003, we presented a term sheet proposal for restructuring the old notes to holders who collectively held approximately 40% of the old notes. Both parties indicated willingness to proceed with further discussions and we began an in-depth negotiation process. The group participating in the negotiations expanded in September 2003 to include holders of approximately 16% of additional old notes. The major subject of the negotiations was the face amount of new notes to be issued by us and its associated interest rate and the amount of our common stock to be issued to holders of the old notes in the exchange offer. These negotiations concluded with a proposal to exchange our outstanding old notes for 56% of our common stock and $160 million in aggregate principal amount of new notes.

      On September 3, 2003, our board conducted a telephonic meeting, which included the participation of Ms. Blackford and Mr. Seippel, as well as Messrs. Jackman and Duster, as representatives of the financial advisors. Also participating in the telephonic meeting were Messrs. Wall and Layson, as representatives of Winston & Strawn LLP and McKenna Long & Aldridge LLP, respectively. Messrs. Jackman and Duster reviewed their discussions with the noteholders and provided an update on the status of amending our credit facility. Mr. Layson then presented the board with a review of the terms of the prepackaged plan, and Mr. Wall followed with a discussion of certain securities law matters. The board concluded this meeting with a discussion of potential equity reserve for options and certain board composition matters.

      During the month of September 2003, we contacted additional noteholders to explore their willingness to discuss participating in the exchange offer. On September 16, 2003, the board held a meeting to discuss the terms and status of the restructuring. In attendance were Ms. Blackford and Messrs. Dougherty and Seippel. Also in attendance were Messrs. Jackman and Duster, as representatives of the financial advisors, representatives of KPMG LLP, AirGate’s independent auditors and tax advisors, and Mr. Wall of Winston & Strawn LLP. During this meeting, Messrs. Dougherty, Seippel, Jackman and Duster presented the board with an overview of the restructuring, which was followed by a discussion of certain accounting and tax matters that included representatives of KPMG LLP. Ms. Blackford and Mr. Wall then reviewed the terms of the restructuring documents, and Mr. Jackman reviewed the financial advisor’s fairness opinion and supporting analyses. The meeting concluded with a review of the transaction timeline, followed by the board’s consideration of specific resolutions, option grants and a proposed press release and communications plan.

      On September 22 and 23, 2003, the board reviewed and approved the proposed exchange offer and supporting documentation. Because the board concluded that the recapitalization plan was, in its judgment, the best means for implementing the restructuring, the board also authorized the solicitation of acceptance of the prepackaged plan, which fundamentally effected the same restructuring transactions as the recapitalization plan, except through a bankruptcy court proceeding. We reached agreement with holders of old notes, representing approximately 67% of our noteholders, on September 23, 2003. On September 24, 2003, we entered into the support agreement with the holders of old notes named therein, at which time we also publicly announced the restructuring.

Description of Support Agreement

      We entered into a support agreement, dated as of September 24, 2003, with holders of approximately 67% of the outstanding old notes, pursuant to which we agreed to use our commercially reasonable best efforts to complete, and the noteholders agreed to vote in favor of, subject to the terms and conditions of the support agreement, the restructuring as contemplated by the recapitalization plan. In addition, we and the noteholders agreed that we may seek confirmation of the prepackaged plan if we have received the required acceptances of the plan and any of the conditions to the exchange offer are not satisfied or waived.

      Pursuant to the support agreement, and in connection with and conditioned upon the successful consummation of the restructuring:

•	the holders of approximately 67% in aggregate principal amount at maturity of our old notes each agreed, among other matters, (1) to tender its old notes in the exchange offer; (2) to vote to accept the prepackaged plan; (3) to grant its consent to the proposed amendments to the old notes indenture; and (4) to vote to reject any plan of reorganization of AirGate that does not contain the terms of the restructuring substantially as set forth in the support agreement; and

•	we agreed, among other matters, not to waive the minimum tender condition without the written consent of our board of directors and the holders of a majority of old notes that are a party to the support agreement.

Conditions

      The noteholders’ obligations under the support agreement are subject to satisfaction of the following conditions:

•	the preparation of documentation, in form and substance approved by the noteholders, necessary to implement the exchange offer and the transactions contemplated by the support agreement, including, without limitation, (i) offering materials, (ii) indentures and agreements relating to the common stock and new notes to be issued in the exchange offer, and (iii) the prepackaged plan and any related documents;

•	the amendment to our credit facility has become effective in a form substantially similar to that previously reviewed by counsel to the noteholders, and shall be further amended in a form reasonably acceptable to the holders of a majority of old notes that are a party to the support agreement;

•	the offering documents not containing any misstatement of a material fact or omitting to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading;

•	since June 30, 2003, there has not been any “material adverse change” (as defined in the support agreement, a form of which is included as Annex A to this prospectus and solicitation statement);

•	we have received all material third party consents and approvals contemplated by the support agreement or otherwise required to consummate the contemplated transactions; and

•	there has been no breach of the covenants set forth in the support agreement.

Covenants

      In addition, we have agreed that:

•	we will not, unless otherwise permitted, conduct our business other than in the ordinary course;

•	we will not, except as may be required by our contractual obligations, issue or agree to issue any securities, make any distributions to our stockholders, or incur any indebtedness other than as described in the offering documents; and

•	we will pay all reasonable costs and expenses incurred by the noteholders’ counsel.

Effective Date

      The effective date of our acceptance of any old notes tendered by the noteholders that are a party to the support agreement is subject to (1) the satisfaction of all of the conditions, (2) there being no material breach of the covenants, (3) the tender in the exchange offer of 98% in outstanding principal amount of the old notes, and (4) there being no material adverse change. A majority of the noteholders that are a party to the support agreement may waive any of the foregoing requirements.

      Under the support agreement, the effective date of the prepackaged plan is subject to (1) the satisfaction of all of the conditions, (2) there being no material breach of the covenants, (3) there being no material adverse change, except to the extent such a change results from us filing the prepackaged plan, and (4) court approval of the necessary documents, which have not been materially changed. The noteholders that are a party to the support agreement may waive any of the foregoing requirements.

Termination

      Unless the restructuring has been completed, the support agreement, and the obligations of the parties to the support agreement, will terminate upon the earliest to occur of:

•	the termination or expiration of the exchange offer;

•	an order of a court or other governmental or regulatory authority that makes the exchange offer illegal or otherwise restricts, prevents or prohibits the exchange offer or the prepackaged plan in a way that cannot be reasonably remedied by us;

•	a material breach by us of our obligations under the support agreement;

•	the lenders for the credit facility having accelerated any amounts owed thereunder;

•	December 31, 2003, if by then neither the exchange offer has been completed nor the prepackaged plan has been filed with the bankruptcy court;

•	February 15, 2004;

•	our failure to correct a material misstatement within 10 business days of receiving notice of it;

•	a material alteration by us of the terms of the restructuring that was not permitted under the terms of the support agreement;

•	written notice from us of our intention to terminate the support agreement;

•	the prepackaged plan proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee being appointed in the prepackaged plan proceeding; and

•	the occurrence of specified events that constitute a material adverse change.

      The foregoing is a summary of the material terms of the support agreement. It does not describe all the terms of the support agreement and is qualified by reference to the complete support agreement that is attached as Annex A to this prospectus and solicitation statement. We urge you to read the support agreement in its entirety.

Opinion of Broadview International, LLC

      Broadview rendered its opinion to the AirGate board of directors that, as of September 23, 2003, and based upon and subject to the factors and assumptions discussed in its opinion, the Exchange Offer is fair, from a financial point of view, to the current holders of AirGate common stock.

      The full text of the written opinion of Broadview, dated September 23, 2003, which includes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this prospectus and solicitation statement as Annex B and is incorporated in this prospectus and solicitation statement by reference. AirGate stockholders should read the opinion in its entirety. Broadview provided its opinion for the information and assistances of the AirGate board of directors in connection with its consideration of the transaction contemplated by the support agreement. Broadview’s opinion is not a recommendation of how any holder of AirGate common stock should vote with respect to the exchange offer.

      In connection with rendering the opinion and performing its related financial analyses, Broadview reviewed, among other things:

•	the amendment to AirGate’s credit facility;

•	a draft of the support agreement, dated September 23, 2003;

•	a draft of this prospectus and solicitation statement, dated September 23, 2003;

•	AirGate’s annual report on Form 10-K for the fiscal year ended September 30, 2002;

•	AirGate’s quarterly reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003;

•	unaudited financial statements for the one-month period ended July 31, 2003, prepared and furnished to Broadview by AirGate management; and

•	certain internal financial and operating information for AirGate, including financial projections through September 30, 2008, prepared and furnished to Broadview by AirGate management, which financial projections include two scenarios, one in which the restructuring is not consummated and one in which the restructuring is consummated.

      Broadview also held discussions with members of senior management of AirGate regarding their assessment of the strategic rationale for, and the potential benefits of, the exchange offer and the past and current business operations, financial condition and future prospects of the AirGate on a standalone and an a restructured basis. In addition, Broadview:

•	reviewed the recent reported closing prices and trading activity for AirGate’s common stock;

•	reviewed the recent trading activity for the old notes;

•	reviewed the recent trading activity for AirGate senior secured debt;

•	reviewed and discussed with AirGate management recently announced restructuring transactions, involving other companies Broadview deemed comparable;

•	compared certain aspects of the financial performance of AirGate with public companies Broadview deemed comparable;

•	compared certain terms of the proposed new notes with those terms of debt for other public companies Broadview deemed comparable;

•	reviewed a liquidation analysis prepared by AirGate management; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for the purposes of their opinion.

      In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the amended credit facility and support agreement) that was publicly available or furnished to Broadview by AirGate or its advisors. Broadview assumed that the financial projections that were provided to Broadview by AirGate management were reasonably prepared and reflected the best available estimates and good faith judgments of the management of AirGate as to the future performance of AirGate. Broadview also assumed that the liquidation analysis that was prepared by AirGate management was reasonably prepared and reflected the best available estimate and good faith judgment of AirGate management as to the amount that would be available for distribution to creditors and the amount that would be available for distribution to current stockholders in a liquidation. Broadview neither made nor obtained an independent valuation of AirGate’s assets. In addition, Broadview relied upon the representations of management and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of AirGate and its subsidiaries since the date of the most recent financial statements made available to Broadview.

      In rendering its opinion, Broadview considered that on February 23, 2003 AirGate’s wholly owned subsidiary, iPCS, Inc., and its subsidiaries filed a Chapter 11 bankruptcy petition. For the purpose of rendering its opinion, Broadview, with the permission of management, ascribed no value to the equity of iPCS, Inc. held by AirGate.

      Broadview relied on the advice of counsel to AirGate and AirGate management as to all legal, tax and financial reporting matters with respect to it and the restructuring. In rendering its opinion, Broadview considered the financial and liquidity issues facing AirGate if it does not consummate the restructuring. In this regard, Broadview assumed, based on financial estimates received from AirGate management, that if the restructuring is not consummated, AirGate could cease to be in compliance with its covenants under its existing credit agreement during the fiscal year ended September 30, 2005 and could face significant liquidity issues at such time.

      Broadview’s opinion expresses no opinion as to the price at which the common stock or debt securities of AirGate will trade at any time or as to the effect of the restructuring on the trading price of the common stock. Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      Broadview’s opinion speaks only as of the date rendered. It is understood that the opinion is for the information of the Board of Directors in connection with its consideration of the exchange offer and does not constitute a recommendation to AirGate as to whether it should pursue any component of the restructuring, including the exchange offer, nor does it constitute a recommendation to any holder of the common stock as to how such holder should vote on any component of the restructuring.

      Broadview expressed no opinion as to the merits of any alternative transaction to the restructuring, including without limitation, any potential alternative third party transaction or a liquidation of AirGate, or as to whether any such alternative transaction might produce value to AirGate’s current stockholders in an amount in excess of that contemplated by the restructuring. In addition, Broadview’s opinion addresses only the fairness, from a financial point of view, to the current holders of common stock, of the exchange offer, and Broadview did not express any opinion as to any other component of the restructuring. Broadview’s opinion also does not address or take into account any contemplated issuance of shares or grant of options to AirGate management in connection with or following the restructuring. Broadview’s opinion does not address AirGate’s capital structure, ability to satisfy its obligations, ability to access the capital markets for future financing requirements, or solvency, in each case at any time, including currently and following the consummation of the restructuring. Broadview’s opinion also does not address AirGate’s underlying business decision to enter into the restructuring.

      The following is a summary explanation of the various sources of information, valuation methodologies and transaction analyses employed by Broadview in evaluating the fairness of the exchange offer from a financial point of view to existing holders of AirGate common stock. The analyses performed to evaluate the fairness of the exchange offer are based on, among other things, a Status Quo (“Status Quo”) scenario, in which AirGate does not consummate the restructuring and exchange offer and a Pro Forma (“Pro Forma”) scenario, in which AirGate does consummate the restructuring and exchange offer, assuming a 100% acceptance rate, per the terms and conditions outlined in AirGate’s draft registration statement (of which this prospectus and solicitation statement is a part) provided to Broadview on September 23, 2003.

      Broadview employed analyses based on: (1) historical stock price performance; (2) public company comparables; (3) discounted cash flows; (4) proceeds to be received in a liquidation; (5) financial performance versus required covenants; (6) expected dilution to existing stockholders following the exchange offer; (7) avoided cash interest and principal repayments; (8) public debt comparables; and (9) the implied premium to AirGate’s share price.

Public Market Pricing

      Broadview considered the recent public market price of AirGate’s common stock at various points in time as one indicator to derive the current market value of AirGate. Broadview calculated the aggregate market value of AirGate’s equity by multiplying AirGate’s closing stock price on September 22, 2003 by its shares outstanding on a fully diluted basis as of September 20, 2003, which was 25,939,836 (which Broadview understood not to be materially different than AirGate’s shares outstanding as of the date of its opinion). Based upon a closing stock price of $2.85, the resulting market value of equity, as calculated by Broadview, totaled $73.9 million as of September 22, 2003.

Pre-Transaction Valuation Analyses (the “Status Quo Equity Value”)

      To determine the estimated equity value of AirGate before taking the exchange offer into consideration, Broadview also used the following methodologies: (1) a public company comparables approach; and (2) a discounted cash flow analysis. Broadview also considered the liquidation analysis provided to Broadview by AirGate management that assumes an orderly, yet expedited sale, such as an auction or other similar-type sale, of the assets of AirGate. The analyses required studies of the overall market, economic and industry conditions in which AirGate operates and the historical operating results of AirGate.

      Public Company Comparables Analysis. Ratios of AirGate’s Equity Market Capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. Broadview reviewed five public company comparables in the wireless service provider market with a Debt/ Equity ratio greater than 2.5x (debt-to-equity defined as the book value of debt less cash and cash equivalents divided by the market value of equity) from a financial point of view including each company’s:

•	Trailing Twelve Month (“TTM”) Service Revenues;

•	TTM Service Revenues growth rate versus the prior twelve months; Projected Calendar Year (“CY”) 2003 Service Revenues;

•	Projected CY 2004 Service Revenues; TTM EBITDA (EBITDA meaning Earnings Before Interest Taxes Depreciation and Amortization) divided by TTM Service Revenues (“EBITDA Margin”);

•	TTM EBITDA;

•	Last Quarter Annualized EBITDA (“LQA” defined as the last quarter multiplied by four);

•	Projected CY 2003 EBITDA; Projected CY 2004 EBITDA;

•	Number of Subscribers; Number of Covered POPs (defined as the total population in the markets served);

•	Equity Market Capitalization (“EMC”);

•	Cash and Equivalents (“Cash”);

•	Total Debt;

•	Net Debt (defined as Total Debt minus Cash);

•	Total Market Capitalization (“TMC” defined as EMC plus Net Debt);

•	TMC/ TTM Service Revenues ratio;

•	TMC/ Projected CY 2003 Service Revenues ratio;

•	TMC/ Projected CY 2004 Service Revenues ratio;

•	TMC/ TTM EBITDA ratio;

•	TMC/ LQA EBITDA ratio;

•	TMC/ Projected CY 2003 EBITDA ratio;

•	TMC/ Projected CY 2004 EBITDA ratio;

•	TMC/ Number of Subscribers ratio (“TMC/ Subscribers”); and

•	Debt/ Equity ratio (defined as Net Debt divided by EMC)

      In order of ascending Debt/ Equity, the public company comparables consist of:

•	Sprint PCS;

•	Triton PCS Holdings;

•	Centennial Communications Corp.;

•	US Unwired, Inc.; and

•	Rural Cellular Corporation.

      AirGate exhibits the following multiples on a stand alone basis as of September 22, 2003:

Median
Multiple

TMC/TTM Service Revenues	1.4x
TMC/Projected CY 2003 Service Revenues	1.4x
TMC/Projected CY 2004 Service Revenues	1.3x
TMC/TTM EBITDA	15.2x
TMC/LQA EBITDA	7.7x
TMC/Projected CY 2003 EBITDA	8.3x
TMC/Projected CY 2004 EBITDA	8.0x
TMC/Subscribers	$1,209

      These comparables exhibit the following median multiples and ranges for the applicable multiples:

	Median	Range of
	Multiple	Multiples

TMC/ TTM Service Revenues	2.4x	1.6x - 4.2x
TMC/ Projected CY 2003 Service Revenues	2.1x	1.4x - 2.3x
TMC/ Projected CY 2004 Service Revenues	2.0x	2.0x - 2.1x
TMC/ TTM EBITDA	8.6x	7.2x - NM
TMC/ LQA EBITDA	7.8x	6.5x - 13.0x
TMC/ Projected CY 2003 EBITDA	7.9x	6.9x - NM
TMC/ Projected CY 2004 EBITDA	6.4x	6.3x - 8.0x
TMC/ Subscribers	$1,947	$1,425 - $2,563

      These comparables imply the following values and ranges for implied value:

	Median Implied	Range of Implied
	Equity Value	Equity Value
	per Share	per Share

TMC/TTM Service Revenues	$14.91	$4.98 - $37.05
TMC/Projected CY 2003 Service Revenues	$11.35	$3.47 - $13.46
TMC/Projected CY 2004 Service Revenues	$12.27	$11.53 - $13.00
TMC/TTM EBITDA	NEG (1)	$(6.06) - NM
TMC/LQA EBITDA	$2.96	$0.11 - $14.41
TMC/Projected CY 2003 EBITDA	$2.14	$0.02 - NM
TMC/Projected CY 2004 EBITDA	NEG (1)	$(0.72) - $2.84
TMC/Subscribers	$13.20	$5.87 - $21.86

(1)	NEG indicates negative value.

      The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology (“IT”), communications and media companies maintained by Broadview and broken down by industry segment.

      Discounted Cash Flow Analysis. Broadview examined the Status Quo Equity Value of AirGate based on projected free cash flow estimates for the company derived from projections provided by management. The free cash flow estimates were generated from financial projections from December 31, 2003 through September 30, 2008, which were prepared by management

      Assuming a range of terminal value EBITDA multiples from 6.0x to 10.0x, and a range of discount rates of 10.8% to 19.8%, Broadview calculated implied total Status Quo Equity Values for the Company ranging from ($1.52) to $8.52 price per share with a $1.24 price per share assuming a terminal EBITDA multiple of 7.0x and discount rate of 15.8%. Broadview determined the discount rate based on an analysis of the weighted average cost of capital of selected public companies in the wireless service provider industry, making adjustments they deemed appropriate in light of AirGate’s capital structure, and determined terminal EBITDA multiples based on trading multiples of those companies.

      Liquidation Analysis. AirGate management provided Broadview with a liquidation analysis that assumes an orderly, yet expedited sale, such as an auction or other similar-type sale of the assets of AirGate occurring over a period of six months starting June 30, 2003. The computations were based on AirGate’s estimated balance sheet information as of June 30, 2003. The analysis assumes that all operating entities cease to operate as a going concern and the network is shut down. It is assumed that all leased facilities are closed and surrendered to the landlords and that the machinery and equipment will be removed from these locations and sold by a professional liquidator.

      The liquidation analysis was based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of AirGate. Therefore, there can be no assurance that the assumptions and estimates employed in analyzing the liquidation values of the AirGate’s assets will result in an accurate estimate of the proceeds that would be realized were the company to undergo an actual liquidation. The liquidation analysis does not purport to be a valuation of AirGate’s assets and is not necessarily indicative of the values that may be realized in an actual liquidation that could, therefore, vary materially from the estimates provided above.

      The liquidation analysis yielded estimated liquidation proceeds available for distribution of $64.1 million to $135.3 million. As of June 30, 2003, the Company had liabilities in excess of $641.4 million.

Post-Transaction Valuation Analyses (the “Pro Forma Equity Value”)

      To determine the estimated Pro Forma Equity Value of AirGate after taking the exchange offer into consideration, Broadview primarily used the following methodologies: (1) a public company comparables multiple approach; and (2) a discounted cash flow analysis. The analyses required studies of the overall market, economic and industry conditions in which AirGate operates and the historical operating results of AirGate.

      Public Company Comparables Analysis. Broadview reviewed eight public company comparables in the wireless service provider market with a Debt/ Equity ratio less than 2.5x from a financial point of view including each company’s:

•	TTM Service Revenues;

•	TTM Service Revenues growth rate versus the prior twelve months;

•	Projected CY 2003 Service Revenues;

•	Projected CY 2004 Service Revenues;

•	TTM EBITDA Margin;

•	TTM EBITDA;

•	LQA EBITDA;

•	Projected CY 2003 EBITDA;

•	Projected CY 2004 EBITDA;

•	Number of Subscribers;

•	Number of Covered POPs;

•	EMC;

•	Cash;

•	Total Debt;

•	Net Debt;

•	TMC;

•	TMC/TTM Service Revenues ratio;

•	TMC/ Projected CY 2003 Service Revenues ratio;

•	TMC/ Projected CY 2004 Service Revenues ratio;

•	TMC/ TTM EBITDA ratio;

•	TMC/ LQA EBITDA ratio;

•	TMC/ Projected CY 2003 EBITDA ratio;

•	TMC/ Projected CY 2004 EBITDA ratio;

•	TMC/ Subscribers; and

•	Debt/ Equity ratio.

      In order of ascending Debt/ Equity, the public company comparables consist of:

•	US Cellular Corporation;

•	Nextel Communications, Inc.;

•	AT&T Wireless, Inc.;

•	Nextel Partners;

•	Western Wireless Corp.;

•	Alamosa Holdings, Inc.;

•	Dobson Communications; and

•	UbiquiTel, Inc.

      These comparables exhibit the following median multiples and ranges for the applicable multiples:

	Median	Range of
	Multiple	Multiples

TMC/TTM Service Revenues	3.0x	1.6x - 4.4x
TMC/Projected CY 2003 Service Revenues	2.5x	1.6x - 3.8x
TMC/Projected CY 2004 Service Revenues	2.7x	1.5x - 3.5x
TMC/TTM EBITDA	8.9x	6.2x - NM
TMC/LQA EBITDA	8.1x	5.6x - 25.3x
TMC/Projected CY 2003 EBITDA	8.3x	5.8x - 22.3x
TMC/Projected CY 2004 EBITDA	7.5x	5.2x - 11.4x
TMC/Subscribers	$2,214	$837 - $3,317

      These comparables imply the following values and ranges for implied value:

	Median Implied	Range of Implied
	Equity Value per	Equity Value
	Share	per Share

TMC/TTM Service Revenues	$11.32	$3.90 - $19.24
TMC/Projected CY 2003 Service Revenues	$8.64	$4.24 - $15.80
TMC/Projected CY 2004 Service Revenues	$10.59	$4.19 - $15.10
TMC/TTM EBITDA	NEG (1)	$(1.57) - NM
TMC/LQA EBITDA	$3.25	$0.86 - $19.91
TMC/Projected CY 2003 EBITDA	$2.93	$0.67 - $15.57
TMC/Projected CY 2004 EBITDA	$2.40	$0.23 - $6.02
TMC/Subscribers	$9.09	$0.57 - $15.90

(1)	NEG indicates negative value.

      The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology, communications and media companies maintained by Broadview and broken down by industry segment.

      Discounted Cash Flow Analysis. Broadview examined the Pro Forma Equity Value of AirGate based on projected free cash flow estimates for the company derived from projections provided by management. The free cash flow estimates were generated from financial projections from December 31, 2003 through September 30, 2008, which were prepared by management.

      Assuming a range of terminal value EBITDA multiples from 6.0x to 10.0x, and a range of discount rates of 10.4% to 20.0% Broadview calculated implied total Pro Forma Equity Values for AirGate ranging from $0.55 to $5.13 price per share with a $2.98 price per share assuming a terminal EBITDA multiple of 7.0x and a discount rate of 10.4%. Broadview determined the discount rate based on an analysis of the weighted average cost of capital of selected public companies in the wireless service provider industry and determined terminal EBITDA multiples based on the trading multiples of the companies.

Comparison of Status Quo and Implied Equity Value

      The table below compares the implied equity value in the Status Quo and Pro Forma scenarios based on the median metrics of the Public Company Comparables and the Discounted Cash Flow Analysis in each.

      Implied Equity Value Based on Median Information:

	Status Quo	Pro Forma
	Implied	Implied
	Equity Value	Equity Value
	Per Share	Per Share

TMC/TTM Service Revenues	$14.91	$11.32
TMC/Projected CY 2003 Service Revenues	$11.35	$8.64
TMC/Projected CY 2004 Service Revenues	$12.27	$10.59
TMC/TTM EBITDA	NEG (1)	NEG (1)
TMC/LQA EBITDA	$2.96	$3.25
TMC/Projected CY 2003 EBITDA	$2.14	$2.93
TMC/Projected CY 2004 EBITDA	NEG (1)	$2.40
TMC/Subscribers	$13.20	$9.09
Discounted Cash Flows Analysis	$1.24 (2)	$2.98 (3)

(1)	NEG indicates negative value.

(2)	Assumes a terminal EBITDA multiple of 7.0x and discount rate of 15.8%.

(3)	Assumes a terminal EBITDA multiple of 7.0x and discount rate of 10.4%.

      In arriving at its conclusion that the transaction is fair from a financial point of view to existing AirGate shareholders, Broadview, among other things, compared the results of the Status Quo Equity Value analysis and the Pro Forma Equity Value analysis. The Pro Forma and Status Quo analyses are calculated using median ratios to determine an implied equity value per share and Broadview reviewed the implied equity values per share in the context of the full range of implied equity values per share in each specific analysis. With respect to the Public Company Comparables and Discounted Cash Flow analyses, Broadview noted that the AirGate implied share value for the Pro Forma scenario (i.e., taking the exchange offer into account) was below the range of values implied for the Status Quo scenario (i.e., not taking the exchange offer into account) for some metrics and above the range of values implied for the Status Quo scenario for other metrics. However, in reaching its fairness conclusion, Broadview considered the results of all analyses taken as a whole and did not necessarily place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. In addition, in analyzing an individual analysis, Broadview considered all metrics together and did not place any particular reliance or weight on any individual metric, but instead concluded that all of the analyses, taken as a whole, supported its determination. No company utilized in the Public Company Comparables analysis as a comparison is identical to AirGate. In comparing the Status Quo scenario with the Pro Forma scenario, Broadview made numerous assumptions with respect to the companies comprising the comparables set and general economic conditions, many of which are beyond the control of AirGate.

Covenant Analysis

      Using financial estimates for AirGate as provided by management, Broadview analyzed AirGate’s ability to comply with the financial covenants contained in its existing credit agreement, dated August 16, 1999, and the amended credit agreement, dated August 29, 2003.

      Broadview noted that based on this analysis, AirGate is likely to be in default of its covenants under the existing credit agreement during the fiscal year beginning October 1, 2004 under the Status Quo forecast and would likely be in compliance with its amended credit agreement covenants for the foreseeable future if the proposed restructuring is completed.

Dilution Analysis

      Broadview considered the dilution to existing AirGate stockholders that would result from the exchange offer. Prior to the exchange offer, the existing AirGate stockholders own 100% of the outstanding common stock. Following the exchange offer, assuming 100% acceptance of the offer and excluding any issuance of new equity to management, current stockholders would own 44% of the outstanding common stock and current holders of old notes would own 56% of the outstanding common stock. The dilution from incremental shares issued impacted the Pro Forma scenario analyses Broadview conducted and was considered when Broadview compared Pro Forma Equity Values with Status Quo Equity Values. Because the terms of any incentive compensation package have not been determined as of the date hereof, Broadview excluded the potential future impact of such incentives in conducting its analyses.

Present Value of Avoided Payments of Cash Interest and Principal

      Broadview considered the interest payments and principal repayments that would be avoided, assuming a 100% acceptance rate in the exchange offer, and the present value of such cash interest payments and principal repayments as a result of the exchange offer. For this analysis, Broadview first calculated the cumulative amount of cash interest and principal that will be avoided by AirGate as a result of the exchange offer.

Status Quo Cash Interest Payments and Principal Repayment from April 1, 2005 to Maturity:

Principal Amount of Debt:	$300.0	million
Coupon:	13 1/2%
Total Cumulative Interest on Old Note through Maturity:	$202.5	million

Pro Forma Cash Interest Payments and Principal Payment from August 31, 2004 through Maturity:

Principal Amount of Debt:	$160.0	million
Coupon:	9 3/8%
Total Cumulative Cash Interest through Maturity:	$85.0	million

      The resulting cumulative cash savings is $257.5 million, with $117.5 million in cash interest savings and $140.0 million in principal savings. Broadview then estimated a present value of avoided cash interest and principal of between $103.8 million and $159.0 million, by applying a range of discount rates from 10% to 20% to the cumulative savings. Broadview considered the impact of such savings on AirGate’s ability to comply with the covenants under the amended credit facility, compared with AirGate’s potential future defaults with respect to the covenants under the existing credit facility.

Market Value of New Debt to be Received by Noteholders

      Broadview estimated the range of market value for the new notes to be received by holders of the old notes in the exchange offer based on the high, low and median spread of market yields to the current yield curve for securities issued by the U.S. Government exhibited by the public debt of the companies listed below. The companies used in the analysis have similar credit ratings to AirGate, on a Status Quo basis, and the public debt of these companies have comparable credit terms including maturity date, coupon and call provisions to the new notes to be issued in the proposed exchange offer. For the purpose of this analysis Broadview assumed that AirGate’s credit rating remains the same following consummation of the exchange offer.

      In order of descending Yield-to-Worst ratio, the public company debt comparables consist of:

1) US Unwired, Inc.;

2) Alamosa Holdings, Inc.;

3) Rural Cellular Corporation;

4) Centennial Communications Corp.;

5) Western Wireless Corp.; and

6) Nextel Partners.

      This analysis resulted in an implied market value of the New Notes ranging from $134.0 million to $158.8 million.

      This analysis indicated that the implied market value of the new notes to be received by noteholders in the exchange offer is lower than the value attributed to the debt in the exchange offer. The market value of the new notes to be received impacted the Pro Forma analyses Broadview conducted and was considered when Broadview compared the Pro Forma analyses with the Status Quo analyses. Broadview noted that there can be no assurance as to the market price of the New Notes at any time in the future.

Implied Premium Analysis

      Broadview reviewed both the book value and the market value of the old notes to be exchanged in the exchange offer to derive an implied price per share for the common stock to be issued in the exchange. As of December 31, 2003, the old notes will have a book value of $262.1 million. Holders of the old notes who participate in the exchange offer (which is assumed at 100%) will receive a package of new notes and AirGate common stock in the exchange. The new notes will have a book value of $160.0 million and based on the market value of publicly traded comparable debt a market value ranging from $134.0 million to $158.8 million, with a median value of $143.5 million. The implied value of the equity issued in the transaction, which will represent 56% of the pro forma AirGate equity ownership based on a 100% acceptance rate, is the difference between the value of the old notes and the value of the new notes. Based on the proposed 56% equity ownership by the holders of the old notes, AirGate will issue 33.0 million shares in the transaction, yielding an implied value per share of $3.09. In conducting the analyses, Broadview considered that the market value of the old notes was less than the book value. Using the market value of the old notes and the median value for the new notes, the analysis yielded an implied value per share of $2.43.

      Broadview, among other things, compared the implied value per share with the recent closing share prices for AirGate one day prior to the date of the opinion, twenty trading days prior to the date of the opinion and sixty trading days prior to the date of the opinion. Broadview also compared the implied value per share with AirGate’s twenty trading day average closing share price and AirGate’s sixty trading day average closing share price. Each of the comparisons was performed on both a book value and market value basis. The implied premium analysis yields a range of premiums ranging from (14.6%) to 153.5%.

      Broadview noted that seven of the eight analyses yielded a positive premium over an appropriate range of historical AirGate share prices. Issuing equity at an implied premium suggests the exchange offer would result in AirGate noteholders effectively paying an implied price for AirGate equity greater than the market price for such shares.

Determination of AirGate Implied Share Price and Implied Premium

		Based on
	Based on Book	Estimated Market
	Value of Debt	Value of Debt

Old Notes	$262.1 million	$223.8 million (1)
Old Notes Swapped For New Notes	$160.0 million	$143.5 million (2)
Implied Value of Old Notes Exchanged For AirGate Equity	$102.1 million	$80.3 million
New AirGate Shares Issued in the Exchange Offer (represents 56% of pro forma shares outstanding)	33.0 million	33.0 million
Implied Equity Value per share of Common Stock	$3.09	$2.43
Implied Premium/(Discount) to AirGate Share Price 1 Day Prior to the Date of the Opinion	8.5%	(14.6)%
Implied Premium/(Discount) to AirGate Share Price 20 Trading Days Prior to the Date of the Opinion	99.5%	56.9%
Implied Premium/(Discount) to AirGate Share Price 60 Trading Days Prior to the Date of the Opinion	153.5%	99.4%
Implied Premium/(Discount) to AirGate Share Price 20 Trading Days Average Prior to the Date of the Opinion	28.0%	0.7%
Implied Premium/(Discount) to AirGate Share Price 60 Trading Days Average Prior to the Date of the Opinion	80.0%	41.6%

Notes:

(1)	Market value derived from Bloomberg based on a price of 72% of par.

(2)	Derived using median financial metrics from similar debt issues of wireless service providers with comparable credit ratings, maturity, principal, coupon and call provisions. The analysis yielded a range of market values for the notes of $134.0 million to $158.8 million.

Conclusion

      Taken together, the information and analyses employed by Broadview lead to Broadview’s overall opinion that the exchange offer is fair from a financial point of view to the current holders of common stock.

      No company used in the public comparable valuations described above is identical to AirGate. Accordingly, an examination of the results of the analyses described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other facts that could affect the public trading value of the companies to which they are being compared.

      The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary presented above is not a complete description of the analyses underlying Broadview’s opinion or its presentation to the Board of Directors. Broadview believes that its analyses and the summary presented above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

      In performing its analyses, Broadview made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of AirGate. The analyses that Broadview performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Broadview’s analysis of the fairness, from a financial point of view, of the exchange offer, to stockholders of AirGate as of September 23, 2003. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      Pursuant to the letter agreements dated February 27, 2003 and September 24, AirGate engaged Broadview to act as its financial advisor in connection with a potential financial restructuring. Pursuant to the terms of the engagement letter, Broadview will receive a fee of $4,129,283, $600,000 which was payable upon delivery of its fairness opinion and $3,529,383 which is payable upon completion of the exchange offer. AirGate also paid Broadview a retainer fee of $75,000 per month and agreed to reimburse Broadview for all out-of-pocket expenses and costs incurred in connection with the engagement including, but not limited to, travel, document production and similar costs. Such expenses also included fees from lawyers and other professional advisers that were engaged during the process. Broadview will be paid its retainer fee for a period of 10 months and one half the total amount (or $375,000) will be credited against the fee deliverable upon completion of the exchange offer.

Recommendation of the Board of Directors; Reasons of the Board of Directors

      At a meeting held on September 23, 2003, our board of directors unanimously approved the terms of the restructuring and the transactions contemplated thereby and recommended that our stockholders approve the recapitalization plan and vote to accept the prepackaged plan. In evaluating the proposed restructuring, our board of directors identified and considered, among other things, the following factors:

•	the benefits that would be produced by the recapitalization, including:

•	an improved capital structure and the lower financial risk resulting from the reduction of required debt payments;

•	approximately $257.5 million lower debt-service payments, including an approximate $140 million reduction in principal amount;

•	improved liquidity metrics that are comparable to other wireless industry companies;

•	improved position to seek the best outsourcing alternatives and the optimal financial relationship with Sprint;

•	an exchange of equity for debt that compares favorably to market measures;

•	a debt/ equity ratio that is superior to that of all other Sprint affiliates;

•	that we would be better able to carry out our business plan;

•	the absence of any other viable restructuring alternatives;

•	the fact that, because the transaction results from extensive negotiations with our noteholders, the recapitalization has the greatest chance of being completed and has the most favorable impact on us;

•	potential for defaults on covenants under our credit facility and uncertainty regarding our ability to provide operating cash flow to pay debt service and fund capital needs in 2005 and beyond;

•	the recapitalization plan presents a timely opportunity for us to improve our financial position;

•	that the retention by the existing holders of our common stock of 44% of the outstanding common stock after the recapitalization represents the maximum amount of common stock that holders of old notes would agree to permit such holders to retain in connection with the recapitalization plan;

•	the opinion of Broadview as to the fairness from a financial point of view of the recapitalization plan to our common stockholders;

•	the fact that the support agreement may be terminated by us at any time if our board of directors determines that such termination is in our best interests;

•	the fact that the issuance of options for 10% of our outstanding stock after the completion of the recapitalization was negotiated with holders of 50% of the old notes;

•	the fact that our completion of the restructuring is subject to approval by our stockholders; and

•	the fact that, as a result of the transactions contemplated by the recapitalization plan, our creditors will own 56% of our common stock.

      With respect to the dilutive effect of the restructuring to our existing shareholders, the board considered the fact that, although existing stockholders would retain approximately 44% of our outstanding common stock in the restructuring, they would nevertheless retain majority control of the expanded board of directors. With respect to the economic dilutive effect, the board considered the fact that our existing stockholders would have approximately 44% of the benefit of a $140 million reduction in debt ($100 million on an accreted basis). Based on the issuance of 33,000,000 shares of common stock in the restructuring, the per share “price” to the holders of old notes would be between $3.00 and $4.50. Given that our common stock was then trading well below that range (the 30-day average trading price was less than $2.00 per share), the board also considered the fact that, based on discussions with potential equity investors, no third party would offer as much for our common stock. Consequently, the board viewed dilution to our stockholders as the cost of holding a smaller piece of a less financially risky (from a credit standpoint) enterprise.

      The board of directors did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its evaluation of the restructuring and the transactions contemplated thereby. Furthermore, the board of directors did not undertake to make any specific determination as to whether any particular factor was essential to its decision to approve the terms of the restructuring. Instead, the board of directors conducted an overall analysis of the factors described above, which included a thorough discussion of all of the above-listed factors with its legal and financial advisors. The board of directors relied on the experience and expertise of our financial advisors for quantitative analysis of the financial terms of the restructuring. In considering the factors described above, individual directors may have given different weights to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the restructuring.

THE RECAPITALIZATION PLAN

      The exchange offer and consent solicitation are a part of the recapitalization plan for achieving our financial restructuring goals. Consummation of the recapitalization plan will result in decreased principal and interest payments for our notes. The recapitalization plan consists of the several concurrent transactions described below. Consummation of each of the following transactions is conditioned upon the consummation of the others as set forth below. The percentage ownerships set forth below after giving effect to the financial restructuring assume that all of the old notes are exchanged for common stock and new notes in the exchange offer and, unless otherwise stated, do not give effect to any shares of our common stock that may be issued pursuant to stock options or warrants.

Exchange Offer and Consent Solicitation

      Subject to the terms and conditions set forth in this prospectus and solicitation statement, we are offering to exchange our outstanding old notes for an aggregate of (1) 33,000,000 shares of our common stock, representing 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring, without giving effect to the reverse stock split, and (2) $160,000,000 in aggregate principal amount of our new notes, in each case assuming the exchange of all outstanding old notes. We will issue 110 shares of our pre-reverse split common stock and $533.33 in aggregate principal amount of our new notes in exchange for each $1,000 of principal amount due at maturity of our old notes properly tendered in the exchange offer and not withdrawn.

      In connection with the exchange offer, we are soliciting the consent of each holder of old notes to

•	amend the old notes indenture under which the old notes were issued to eliminate substantially all of the restrictive covenants contained in the old notes indenture and release all collateral securing our obligations under the old notes indenture and

•	the waiver of any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

      The completion of the exchange offer is conditioned upon, among other conditions, the satisfaction or waiver of the minimum tender condition and the completion of each of the other transactions contemplated by the recapitalization plan, including the approval by our existing stockholders of certain aspects of the restructuring transactions pursuant to the proxy solicitation.

Proxy Solicitation

      Concurrently with the exchange offer and consent solicitation we are soliciting proxies from our stockholders by means of a proxy statement which we will file with the SEC.

     Amendment and Restatement of our Certificate of Incorporation to Effect the Reverse Stock Split

      As part of the recapitalization plan, we are proposing to implement a 1 for 5 reverse split of our common stock. The reverse stock split, by itself, will not have any effect on stockholders’ proportionate equity interests in AirGate. The reverse stock split will not have any material impact on the aggregate capital represented by the shares of common stock for financial statement purposes, nor will adoption of the reverse stock split reduce the number of shares of common stock authorized for issuance. As the number of authorized shares of common stock will not be reduced, the proposed reverse stock split will also have the effect of increasing significantly the number of shares of our common stock available for issuance, even after the issuance of common stock pursuant to the exchange offer. The rights and privileges of holders of shares of common stock will remain the same after the reverse stock split. All of our outstanding options and warrants will be proportionately adjusted to reflect the reverse stock split.

      We propose to implement the reverse stock split in connection with the relisting of our common stock on the Nasdaq National Market. We currently intend to consummate the relisting either concurrently with the consummation of the exchange offer, or as promptly as possible thereafter. Pursuant to the Nasdaq

Marketplace Rules, we must comply with requirements regarding, among other things, number of shares outstanding, market value of publicly held shares, total revenue and total assets and a minimum bid price of $5 per share. We currently meet each of these requirements other than the minimum bid price requirement. We believe that the 1 to 5 ratio of the reverse stock split is sufficiently high to increase the bid price of our common stock significantly above the $5 minimum requirement.

      The proxy statement will ask our stockholders to approve an amendment and restatement of our certificate of incorporation to implement the reverse stock split of our common stock. Stockholder approval of the amendment and restatement of our certificate of incorporation requires the affirmative vote of holders of a majority of our outstanding shares of common stock.

     Approval of Recapitalization, Increase in Shares Available Under Our Incentive Plan and Amendment of Incentive Plan

      The proxy statement will also request our stockholders to approve (1) the issuance of shares of our common stock pursuant to the recapitalization plan, (2) an increase in the number of shares available for issuance under our 2002 AirGate PCS, Inc. Incentive Plan to approximately 5,400,000 million (pre-split) shares, and (3) amendments to the Plan to implement the increase in shares available and other changes. Any shares issued under the Plan will proportionately dilute existing AirGate stockholders and tendering old noteholders. The amounts and terms of any equity awards for executives established by the board of directors during the term of the support agreement are subject to approval by the holders of a majority of old notes that are parties to the support agreement.

     Requirements for Stockholder Approval

      The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval with respect to the reverse stock split and the issuance of our common stock. Under our bylaws, holders of at least 50% of the outstanding shares of our common stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, to constitute a quorum. Stockholder approval of the increase in shares available under our incentive plan is not a condition to the consummation of the transactions contemplated by the recapitalization plan.

iPCS Stock Trust

      In connection with the issuance of common stock in the exchange offer described in this prospectus and solicitation statement, we will undergo an ownership change for tax purposes. An ownership change of AirGate would also have caused an ownership change of our former wholly-owned subsidiary, iPCS, Inc. This ownership change could have a detrimental effect on the value of certain net operating losses (“NOLs”) of iPCS and, consequently, could subject the restructuring to the automatic stay protection of the iPCS bankruptcy court. In order to prevent such an effect and after approval of the iPCS bankruptcy court, on October 17, 2003 we transferred all of our shares of iPCS common stock into a trust organized under Delaware law. Our stockholders on the date of transfer to the trust are the trust’s sole beneficiaries. Such stockholders’ interest in the trust is equal to their current percentage ownership of AirGate. Distribution from the trust will only be made if directed by the iPCS board of directors and/or approved by the bankruptcy court overseeing iPCS’s bankruptcy proceeding. It is likely that the iPCS bankruptcy court will ascribe little to no value to the iPCS stock. Under the documentation governing the trust, the trustee will administer the trust and we will have no ability to direct the trustee in its administration of the trust.

Acceptance of Prepackaged Plan

      We are also soliciting acceptances of the prepackaged plan from our common stockholders in conjunction with the proxy solicitation. The effectiveness of the acceptances of the prepackaged plan is not conditioned on the consummation of any transactions under the recapitalization plan. Acceptance of the prepackaged plan by our stockholders and other equity interest holders in Class 7 requires the affirmative vote of the holders of at least two-thirds in amount of the equity interests in such class who cast votes with respect to the prepackaged plan.

      As of September 30, 2003, our officers and directors and their affiliates held 359,103 shares of our common stock, which represents approximately 1.38% of the issued and outstanding common stock as of that date. If we determine to seek confirmation of the prepackaged plan in bankruptcy court and our stockholders and other holders of Class 7 equity interests do not accept the prepackaged plan, we may seek confirmation of the prepackaged plan using the “cram down” provisions of the Bankruptcy Code. In any such case, we would pursue a plan in which our stockholders and noteholders would receive consideration similar to that specified by the recapitalization plan, including the issuance of common stock and new notes in exchange for the old notes.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Terms of the Exchange Offer

      Subject to the terms and conditions set forth in this prospectus and solicitation statement, we are offering to exchange our outstanding old notes for an aggregate of

•	33,000,000 shares of our common stock, representing 56% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring, without giving effect to the reverse stock split, and

•	$160,000,000 in aggregate principal amount of our new notes, in each case assuming the exchange of all outstanding old notes.

      In exchange for each $1,000 of principal amount due at maturity of our old notes properly tendered in the exchange offer and not withdrawn, we will issue 110 shares of our post-reverse split common stock and $533.33 in aggregate principal amount of our new notes The percentages appearing above do not give effect to any shares of our common stock that may be issued pursuant to options currently outstanding.

      In order for the exchange offer to be successful and for us to complete the financial restructuring by means of the recapitalization plan, among other things, notes representing not less than 98% of the old notes outstanding immediately prior to the expiration of the exchange offer must be validly tendered and not withdrawn. We reserve the right to waive the minimum tender condition, which, under the terms of the support agreement, requires the prior approval of our board of directors and a majority of the old notes held by parties to the support agreement. Pursuant to the support agreement, holders of approximately 67% of the old notes have already agreed, subject to the conditions set forth therein, to support and pursue the financial restructuring, and, therefore, to tender in the exchange offer.

      The exchange offer is being conducted concurrently with the consent solicitation. Each holder of old notes that validly tenders old notes in the exchange offer will be deemed to have delivered a consent with respect to such tendered old notes to all of the proposed amendments, release and waivers. A holder may not deliver a consent without tendering such holder’s old notes in the exchange offer and may not, prior to the consent date, revoke a consent without withdrawing from the exchange offer such holder’s previously tendered old notes. Holders may withdraw from the exchange offer, and thereby revoke the consents, at any time before the exchange offer expiration date.

      If we receive the requisite consents to the proposed amendments, release and waivers prior to the expiration of the exchange offer and each of the other conditions to the exchange offer is met or waived, on the effective date of the recapitalization plan we and the trustee under the old notes indenture will execute a supplemental indenture effecting the proposed amendments. If the proposed amendments, release and waivers become operative, each proposed amendment, release and waiver will apply to all of the old notes that remain outstanding, and each holder of old notes not tendered hereunder will be bound by the supplemental indenture regardless of whether such holder consented to the proposed amendments, release and waivers. Pursuant to the support agreement, holders of approximately 67% of our old notes have agreed, subject to the conditions set forth therein, to consent to the proposed amendments, release and waivers.

      If fewer than all of the outstanding old notes are tendered, but the minimum tender condition is met or waived and we complete the financial restructuring under the recapitalization plan, then:

•	old notes that are not tendered and accepted for payment pursuant to the exchange offer will remain outstanding and will be governed by the terms of the supplemental indenture; and

•	in the future, we may acquire any old notes that are not tendered in the exchange offer (through open market purchases, privately negotiated transactions, an exchange offer or otherwise), upon such terms and at such prices as we may determine, which may be more or less than the value of the common stock and new notes being exchanged for the old notes under the exchange offer, and could be for cash or other consideration. We may choose to pursue any (or none) of these alternatives (or combinations thereof) in the future.

Conditions to the Exchange Offer

      Our acceptance of notes for exchange in the exchange offer is conditioned upon the following:

(1)	the satisfaction of the minimum tender condition;

(2)	the approval by our existing stockholders of certain aspects of the recapitalization plan, including (i) an amendment and restatement of our certificate of incorporation to implement the reverse stock split of our common stock, and (ii) the issuance of common stock pursuant to the recapitalization plan, in each case as described in “The Recapitalization Plan — Proxy Solicitation;”

(3)	our transfer of all outstanding shares of iPCS common stock to the trust organized under Delaware law shall have been approved by the bankruptcy court overseeing iPCS’s bankruptcy, as described above in “The Restructuring — iPCS Stock Trust;”

(4)	there shall not have been threatened, instituted or pending any action, proceeding, claim or counterclaim by or before any government or governmental, regulatory or administrative agency or authority or tribunal or any court or any other person, domestic or foreign, that enjoins the consummation of the exchange offer or the acquisition of old notes tendered pursuant to the exchange offer or prohibits, prevents, restricts, limits or delays closing of the exchange offer or that would have a material adverse effect on the exchange offer;

(5)	there shall not have been any action threatened, pending or taken, or approval withheld, or any statue, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, issued, amended, enforced or deemed to be applicable to the exchange offer or us, by any legislative body, court, authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for purchase of, or payment for, some or all of the old notes tendered illegal or otherwise restrict or prohibit completion of the exchange offer, (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the old notes or delay or restrict the ability of any holder of our old notes, or render any such holder unable, to deliver its old notes, (iii) prevent or impair the effectiveness of the supplemental indenture or the proposed amendments, release or waivers in accordance with the provisions of prospectus or (iv) materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

(6)	the conditions to our and the holders of old notes obligations under the support agreement shall have been satisfied, as described in “The Restructuring — Description of Support Agreement;”

(7)	the indenture governing the new notes will be acceptable to us;

(8)	the amendment to our credit facility will have become effective; and

(9)	any consents or approvals from government bodies and authorities which are required in order to complete the exchange offer shall have been obtained.

      As noted above, we may waive the condition described in (1) above prior to the tender expiration date with the approval of our board of directors and a majority of the aggregate principal amount due at maturity of the old notes held by parties to the support agreement. We may not waive the conditions described in (2) and (5) above. However, we may waive the remaining conditions, in whole or in part, at any time prior to the tender expiration date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

      Any waiver of the minimum tender condition or any other material amendment or modification of the terms of the exchange offer will be followed promptly by public announcement of the waiver, amendment or modification. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Business Wire news service or such other means of announcement as we deem appropriate. We would extend the exchange offer upon any material waiver, amendment or modification of the terms or conditions of the exchange offer if required to do so by law.

Procedures for Tendering Old Notes and Delivering Consents

      The following summarizes the procedures to be followed by all holders of old notes in tendering their old notes and delivering consents. Holders who tender old notes in the exchange offer in accordance with the procedures described below will be deemed to have delivered consents to the proposed amendments and waivers to the old notes indenture.

      Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the tender expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive the old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus and solicitation statement prior to the tender expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and solicitation statement and in the letter of transmittal.

      The method of delivery of the old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or old notes to us. Holders may request their brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of the old notes.

      The transfer of registered ownership may take considerable time and might not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer and consent solicitation, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue common stock and new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus and solicitation statement; and any financial institution participating in DTC’s system may make book-entry delivery of notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the tender expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the tender expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three Nasdaq trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three Nasdaq trading days after the tender expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Transfers of Ownership of Tendered Old Notes

      Holders may not transfer record ownership of any old notes validly tendered in the exchange offer and not validly withdrawn. Beneficial ownership in tendered notes may be transferred by the holder by delivering to the exchange agent, at one of its addresses set forth on the back cover of this prospectus and solicitation statement, an executed letter of transmittal identifying the name of the person who deposited the old notes to be transferred, and completing the special payment instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the transferee of such old notes) and the principal amount of the old notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such old notes) to the exchange agent, the name of the holder who deposited the old notes, the name of the transferee and the certificate numbers relating to such old notes should also be provided in the letter of transmittal. A person who succeeds to the beneficial ownership of tendered old notes pursuant to the procedures set forth herein will be entitled to receive the common stock and new notes if the old notes are accepted for exchange, or to receive the tendered old notes if the exchange offer is terminated.

Lost or Missing Certificates

      If a holder desires to tender old notes pursuant to the exchange offer, but the certificates representing such old notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the indenture trustee, at its address or telephone number listed below, about procedures for obtaining replacement certificates for such old notes, arranging for indemnification or about any other matter that requires handling by the indenture trustee:

Deutsche Bank Trust Company Americas

280 Park Avenue, 9th Floor East
New York, New York 10017
Attention: Ms. Yana Kalachikova
Tel: (       )        -

Withdrawal of Tenders of Old Notes; Revocation of Consents

      Holders who tender old notes (and therefore are deemed to deliver consents) pursuant to the exchange offer may withdraw such old notes, and thereby revoke the related consents, at any time prior to the tender expiration date. In the event of a termination of the exchange offer, the old notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth on the back cover of this prospectus and solicitation statement; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

      If certificates for notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes and Delivering Consents” above at any time on or prior to the tender expiration date.

      Any holder of old notes who has delivered a consent, or who succeeds to ownership of old notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the consent date only by withdrawing the old notes to which such consent related pursuant to the procedures outlined above.

      A withdrawal of old notes and a revocation of a consent can only be accomplished in accordance with the foregoing procedures. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered old notes with respect to which the consent was delivered. As a result, a holder of old notes who validly revokes a previously delivered consent will not receive common stock and new notes.

Tender Expiration Date; Extension; Amendment and Termination

      The exchange offer and consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on           , 2003. We reserve the right to extend the tender expiration date, but in no event may such date be extended beyond December 31, 2003 unless extended in accordance with the support agreement to such later date as we and holders of old notes that are a party to the support agreement may agree. During any extension of the exchange offer and consent solicitation, all old notes previously tendered and not accepted for exchange will remain subject to the terms and conditions set forth in this prospectus and solicitation statement and may, subject to the terms and conditions set forth herein, be accepted for exchange by us. During any extension of the exchange offer and consent solicitation, all consents delivered to the exchange agent will remain effective unless validly revoked prior to the tender expiration date.

      We have agreed not to alter the terms of the recapitalization plan and the prepackaged plan, as reflected in the support agreement and the related restructuring term sheet, without the prior written consent of the holders of a majority in aggregate principal amount due at maturity of the old notes who are parties to the support agreement. If we amend the economic terms of the recapitalization plan, holders of the old notes who are parties to the support agreement will be released from their obligations under the support agreement. Notwithstanding the foregoing, we may extend the expiration date of the exchange offer to any date not later than December 31, 2003, if, at the time of any such extension, the conditions to closing set forth in the exchange offer have not been satisfied or waived. Subject to the foregoing, we expressly reserve the absolute right, in our sole discretion, (1) to amend or modify terms of any or all of the exchange offer and consent solicitation, or (2) upon failure of any condition, to terminate the exchange offer and consent solicitation, in each case if such amendment, modification or termination is determined by our board of directors to be in our best interests. Any extension or termination of the exchange offer and consent solicitation or any amendment or modification of the terms of the exchange offer and consent solicitation will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Business Wire news service or such other means of announcement as we deem appropriate. We would extend the exchange offer upon any material waiver, amendment or modification of the terms or conditions of the exchange offer if required to do so by law.

Acceptance of Old Notes and Delivery of Common Stock and New Notes

      Upon the terms and subject to the conditions to the exchange offer, we will accept for exchange, and deliver common stock and new notes as consideration for, old notes validly tendered in the exchange offer (or defectively tendered, if we have waived such defect) and not validly withdrawn. Holders may not tender old notes for exchange subsequent to the tender expiration date.

      We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of old notes tendered in the exchange offer (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the exchange offer and not accept for exchange any old notes, if any of the conditions set forth under “— Conditions to the Exchange Offer and Consent Solicitation” have not been satisfied or waived by us. In all cases, delivery of the common stock and new notes for old notes accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates representing old notes (or confirmation of a book-entry transfer thereof), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, an agent’s message, and any other documents required thereby.

      For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes (or defectively tendered notes with respect to which we have waived the defect) if, as and when we give oral (confirmed in writing) or written notice thereof to the exchange agent. Delivery of common stock and new notes for old notes accepted for exchange in the exchange offer will be made by us by promptly depositing such consideration with the exchange agent, which will act as agent for the tendering holders for the purpose of receiving the common stock and new notes and transmitting the common stock and new notes to such holders.

      If, for any reason, acceptance for exchange of, or delivery of common stock and new notes for, validly tendered old notes pursuant to the exchange offer is delayed or we are unable to accept for exchange, or to deliver common stock and new notes for, validly tendered old notes pursuant to the exchange offer, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “— Conditions to the Exchange Offer and Consent Solicitation,” “— Tender Expiration Date; Extension; Amendment and Termination,” and “— Withdrawal of Tenders of Old Notes; Revocation of Consents,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

      If any tendered old notes are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing untendered old notes will be returned, without expense, to the tendering holder (or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility pursuant to the procedures set forth in “— Procedures for Tendering Old Notes and Delivering Consents” and “— Book Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered), unless otherwise requested by such holder under “Special Delivery Instructions” and “Special Issuance Instructions” in the letter of transmittal, promptly following the expiration or termination of the exchange offer.

      Tendering holders of old notes exchanged in the exchange offer who tender directly to DTC will not be obligated to pay brokerage commissions or fees to us, the dealer manager, the information agent or transfer taxes with respect to the exchange of their old notes unless the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal has been completed, as described in the instructions thereto. Holders who tender old notes through their broker, commercial bank or other nominee may be required to pay commissions, fees or other charges and should consult with such institution to determine if any charges may be applicable. We will pay all other charges and expenses in connection with the exchange offer and consent solicitation.

Proposed Amendments, Release and Waivers

      The proposed amendments to the old notes indenture will delete in full the provisions of the indenture that restrict our ability to:

•	incur additional indebtedness, including senior subordinated debt, and issue preferred stock;

•	make certain dividend, debt and other restricted payments;

•	make loans and investments;

•	permit certain subsidiaries to restrict their ability to make dividend payments;

•	issue capital stock of certain subsidiaries;

•	engage in certain transactions with affiliates;

•	create or incur liens;

•	enter into sale and leaseback transactions;

•	limit our and our subsidiaries’ business activities;

and which require us to:

•	pay taxes and other claims;

•	cause our subsidiaries to become guarantors; and

•	provide a statement by officers as to default.

      The amendments will also release the collateral that secures our obligations under the old notes indenture. Other provisions in the old notes indenture will be amended to eliminate defined terms that are no longer used as a result of the proposed amendments. None of the proposed amendments will affect our obligation to pay interest, premium, if any, or principal on the old notes, when due, to the holders of the old notes that have not delivered consents.

      The proposed amendments to the old notes indenture will also eliminate the following events of default:

•	our breach of any covenant or warranty contained in the old notes or the old notes indenture;

•	our default under any other indebtedness exceeding, individually or in the aggregate, $5.0 million; and

•	certain events of our bankruptcy, insolvency or reorganization.

      In addition, subject to, and effective upon the completion of, the exchange offer, holders who tender their old notes will waive any defaults and events of default under the old notes indenture that may occur in connection with the recapitalization plan.

      The restructuring will not constitute a “change of control” under the old notes indenture.

      The proposed amendments will be effected through a supplement to the old notes indenture to be executed by us and the old notes indenture trustee. The old notes indenture requires that holders of a majority in principal amount of old notes, other than old notes owned by holders that are affiliated with us, consent to the amendments. Pursuant to the support agreement, holders of approximately 67% of our old notes have agreed, subject to the conditions set forth therein, to tender their old notes in the exchange offer and consent to the proposed amendments, release and waivers. Old notes not tendered in connection with the exchange offer will remain outstanding but will not be entitled to the benefits of the existing covenants and other provisions contained in the old notes indenture that holders of old notes of this type typically enjoy.

Dealer Manager

      Subject to the terms and conditions set forth in the dealer manager agreement dated as of                               , 2003, between us and Jefferies & Company, Inc., we have retained Jefferies & Company to act as dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. Jefferies & Company will not be soliciting acceptances to the prepackaged plan. We are not paying Jefferies & Company any additional fees for its services as dealer manager in connection with the exchange offer and consent solicitation. We have agreed to reimburse the dealer manager for certain of its out-of-pocket expenses incurred in connection with the exchange offer and consent solicitation and to indemnify the dealer manager against certain liabilities, including liabilities under federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof.

      The dealer manager and its affiliates may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Jefferies & Company has received customary fees for such services. We will not pay any fees or commissions to any broker, dealer or other person (other than the dealer manager, the information agent and the exchange agent) in connection with the solicitation of tenders of old notes and deliveries of consents.

      None of the dealer manager, the exchange agent, nor information agent assumes any responsibility for the accuracy or completeness of the information contained in this prospectus and solicitation statement or for any failure to disclose events that may affect the significance or accuracy of such information.

      The dealer manager will assist with the mailing of this prospectus and solicitation statement and related materials to holders of old notes, respond to inquiries of and provide information to holders of old notes in connection with the exchange offer and consent solicitation, and provide other similar advisory services as we may request from time to time.

      In addition to the dealer manager, our directors, officers and employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, telex or telegraph regarding the exchange offer and consent solicitation and may request brokers, dealers and other nominees to forward this prospectus and solicitation statement and related materials to beneficial owners of old notes.

      We are not aware of any jurisdiction where the making of the exchange offer or the consent solicitation is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the exchange offer or the consent solicitation would not be in compliance with such laws, the exchange offer and the consent solicitation will not be made to (nor will tenders of old notes or delivery of consents be accepted from or on behalf of) a holder residing in such jurisdiction in which the making or acceptance of the exchange offer and the consent solicitation would not be in compliance with the laws of such jurisdiction.

Exchange Agent

      The Bank of New York has been appointed as exchange agent for the exchange offer and consent solicitation. Questions and requests for assistance, and all correspondence in connection with the exchange offer and consent solicitation, or requests for additional letters of transmittal and any other required documents, may be directed to the exchange agent at its address and telephone number set forth on the back cover of this prospectus and solicitation statement.

Information Agent

      Bondholder Communications Group is serving as information agent in connection with the exchange offer and consent solicitation. The information agent will assist with the mailing of this prospectus and solicitation statement and related materials to holders of old notes, respond to inquiries of and provide information to holders of old notes in connection with the exchange offer, and provide other similar advisory services as we may request from time to time.

      Requests for additional copies of this prospectus and solicitation statement, letters of transmittal and any other required documents should be directed to the dealer manager or to the information agent at one of its addresses and telephone numbers set forth on the back cover of this prospectus and solicitation statement.

Fees and Expenses

      In addition to the reimbursement of the expenses to the dealer manager pursuant to the dealer manager agreement, we will pay the exchange agent and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding copies of this prospectus and solicitation statement and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange. In addition, we will indemnify the dealer manager, the exchange agent and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, any common stock, new notes or tendered old notes not accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes or if common stock or new notes are to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of book-entry transfer, transmitting instructions through DTC’s Automated Tender Offer Program procedures or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

THE PREPACKAGED PLAN

      We have not commenced a case in the bankruptcy court, which we refer to herein as a “Reorganization Case”, under Chapter 11 of the Bankruptcy Code nor have we taken any corporate action authorizing the commencement of such a case. This prospectus and solicitation statement solicits advance acceptance of the prepackaged plan in the event that a reorganization case is commenced and the prepackaged plan is filed, and contains information relevant to a decision to accept or reject the prepackaged plan.

      We do not intend to file a petition for relief under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan if the conditions to the recapitalization plan are satisfied or waived, including the exchange offer minimum tender condition and related consents.

      For a summary of our financial condition, the background of and reasons for the restructuring and the reasons why we are seeking acceptance of the prepackaged plan, see “The Restructuring — Background” on pages 133 through 138 and “AirGate — Business Strategy” on pages 92 through 95.

      In order to enhance the likelihood that AirGate will succeed in its restructuring efforts, AirGate has formulated the prepackaged plan for the reorganization of AirGate under Chapter 11 of the Bankruptcy Code. The prepackaged plan generally provides the same benefits to AirGate and the holders of the old notes as would the consummation of the Exchange Offer. In the event that sufficient tenders and consents have not been received from the holders of the old notes to permit consummation of the recapitalization, but sufficient ballots signifying acceptance of the prepackaged plan, in the judgment of the Boards of Directors of AirGate, are received to confirm the prepackaged plan, AirGate may file a voluntary petition under Chapter 11 of the Bankruptcy Code and use such acceptances to confirm the prepackaged plan.

      We are soliciting acceptances of the prepackaged plan from the holders of our old notes pursuant to this prospectus and solicitation statement. We are soliciting acceptances of the prepackaged plan from our common stockholders pursuant to the proxy statement distributed to them in connection with the proxy solicitation.

      Under the prepackaged plan, the holders of our old notes (as well as the holders of all other claims and interests except holders of “below market” warrants and “below market” options) will receive the same consideration in exchange for their claims and interests as they would receive in the exchange offer in the event the prepackaged plan is confirmed and becomes effective. Moreover, upon confirmation, the prepackaged plan will be binding on all of our creditors regardless of whether such creditors voted to accept the plan.

      Because “below market” warrants and “below market” options will be cancelled and deemed extinguished under the prepackaged plan, the holders of such interests are deemed to have not accepted the plan, and we will nevertheless seek to have the prepackaged plan confirmed under the “cram down” provisions of Section 1129(b) of the Bankruptcy Code described below if we file the prepackaged plan. The “cram down” provisions ensure that holders of junior claims or interests cannot recover or retain any property on account of that claim or interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests. Because there are no interests that are junior to the “below market” warrants and the “below market” options, we believe that Section 1129(b) of the Bankruptcy Code will be met if that class of interests is the only impaired, dissenting class of claims and interests.

      However, in the event that any other impaired class of claims or interests does not accept the prepackaged plan and we seek confirmation of the prepackaged plan under the cram down provisions, we may be required to amend the prepackaged plan.

      The form of the prepackaged plan is attached to this prospectus as Exhibit C. The prepackaged plan and this prospectus and solicitation statement should be read and studied in their entirety prior to voting on the prepackaged plan. See “Risk Factors — Risks Related to the Prepackaged Plan” for a discussion of risks associated with the prepackaged plan and the transactions contemplated thereunder. You are urged to consult your counsel about the prepackaged plan and its effect on your legal rights before voting.

Anticipated Events in a Reorganization Case

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest.

      The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

      The Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity security holders if necessary to assure adequate representation. The Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 case and may also consult with the trustee or debtor in possession concerning the administration of the case and perform such other services as are in the interest of those represented.

      Upon commencement of a Chapter 11 bankruptcy case, all creditors and equity security holders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code.

      The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The prepackaged plan we propose provides for the reorganization of our capital structure, thereby enabling us to continue as a viable business enterprise.

Solicitations of Acceptances of the Prepackaged Plan

      Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from holders of impaired claims and interests in connection with our reorganization case.

      Bankruptcy Rule 3018(b) requires that:

•	the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

•	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•	the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

      Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan, if the bankruptcy court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the Bankruptcy Code.

      We may file a reorganization case seeking approval of the prepackaged plan if all the conditions of the recapitalization plan cannot be satisfied and/or waived on or before                     ,                     (or such earlier or later date as we and the other parties to the support agreement may agree), so long as we have received acceptances from those impaired classes of claims and interests necessary to confirm the plan (unless we decide to rely on the “cram down” provisions of the Bankruptcy Code).

      However, the bankruptcy court may conclude that the requirements of Section 1129 of the Bankruptcy Code for confirmation of the prepackaged plan have not been met. The bankruptcy court may find that the holders of impaired claims and interests have not accepted the prepackaged plan if the bankruptcy court finds that the prepackaged plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the Bankruptcy Code that the prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the prepackaged plan before seeking confirmation of the prepackaged plan, in which case confirmation of the prepackaged plan could be delayed and possibly jeopardized.

      Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 of the Bankruptcy Code or evidence showing compliance with Section 1126(b) of the Bankruptcy Code shall be filed with the prepackaged plan or within the time fixed by the court. This prospectus is presented to holders of our impaired claims to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). Disclosure statements in substantially similar form and content will be distributed to other classes of impaired claims and equity interests, including our common stockholders. We believe that this prospectus and solicitation statement and the solicitation process we undertake will meet these requirements.

      This prepackaged plan solicitation is being conducted at this time to obtain the acceptance of each impaired class of claims and interests entitled to vote. If we seek relief under Chapter 11 of the Bankruptcy Code, we will attempt to use such acceptances to obtain confirmation of the prepackaged plan as promptly as practicable. If we commence a reorganization case, we will promptly seek to obtain an order of the bankruptcy court finding that the prepackaged plan solicitation was in compliance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims and interests can be used for purposes of confirmation of the prepackaged plan under Chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan, provided that we may not make any amendment or modification to the prepackaged plan prohibited by the prepackaged plan or the support agreement or the Bankruptcy Code.

      As more fully described below, we are soliciting acceptances of the prepackaged plan from holders of each class of claims and interests in classes 3 and 7.

SUMMARY OF CLASSIFICATION AND TREATMENT

OF CLAIMS AND EQUITY INTERESTS UNDER THE PREPACKAGED PLAN(1)

			Approximate		Approximate
Class or	Type of Claim or		Allowed		Percentage
Subclass	Equity Interest	Treatment	Amount(2)		Recovery(3)

—	Administrative Claims	Unclassified; paid in full in cash on the distribution date or such later date that the claims become due and owing in the ordinary course of business		$—	100%
—	Priority Tax Claims	Unclassified; paid in full in cash on the distribution date or such later date as the claims become due and owing in the ordinary course of business		$—	100%
1	Other Priority Claims	Unimpaired; paid in full in cash on the distribution date or such later date as the claims become due and owing in the ordinary course of business		$—	100%
2	Senior Credit Facility Claims	Unimpaired; cured and reinstated	$		100%
3	Senior Secured Claims — Senior Secured Discount Note Claims	Impaired; a pro rata share of shares of our common stock, representing approximately 56% of our outstanding common stock as of the effective date of the prepackaged plan, and $160 million in aggregate principal amount of new notes.	$		%
4	Other Secured Claims	Unimpaired; at our option, collateral returned to creditor or claim cured and reinstated.	$		100%
5	Insured Claims	Unimpaired; legal, equitable and contractual rights of Insured Claims are unaffected by the prepackaged plan.	$		100%
6	General Unsecured Claims	Unimpaired; paid in full in cash, on the distribution date or such later date as the claims become due and owing in the ordinary course of business.	$		100%
7	Common Stock Interests	Impaired; interest retained but diluted as a result of the issuance of additional shares of our common stock.		N/A	N/A
8	“Above Market” Warrants and “Above Market” Options	Unimpaired; the legal, equitable and contractual rights of such holders will be unaltered by the prepackaged plan.		N/A	100%
9	Other Interests	Impaired; Other Interests are deemed cancelled and extinguished under the prepackaged plan.		N/A	N/A

(1)	This table is only a summary of the classification and treatment of claims and interests under the prepackaged plan. Reference should be made to this prospectus and the prepackaged plan attached to this prospectus as Exhibit C for a complete description of the classification and treatment of claims and interests.

(2)	The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.

(3)	The approximate percentage recovery for class 3 claims is the aggregate value of all common stock and new notes to be distributed to that class. Solely for purposes of calculating approximate percentage recovery, the value of our common stock has been based on the closing bid price as reported on the Over-The-Counter Bulletin Board on , 2003.

Holders of Claims Entitled to Vote; Voting Record Date

      Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. The Bankruptcy Code requires that each claim or interest be placed in a class with claims or interests that are “substantially similar”. Consents to a plan of reorganization are then solicited and tallied for each class. At a minimum, at least one class of impaired claims (without including any acceptance of the plan by any insider of the debtor) under the plan must vote to accept the plan. An impaired class of claims will be deemed to accept the prepackaged plan if the holders of claims in that class casting votes in favor of acceptance of the prepackaged plan (1) hold at least two-thirds in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the prepackaged plan, and (2) constitute more than one-half in number of holders of allowed claims in such class who cast votes with respect to the prepackaged plan. An impaired class of interests will be deemed to accept the prepackaged plan if the holders of interests in that class casting votes in favor of acceptance of the prepackaged plan hold at least two-thirds in amount of the allowed interests in such class who cast votes with respect to the prepackaged plan.

      Pursuant to section 1126(f) of the Bankruptcy Code, classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, pursuant to section 1126(g) of the Bankruptcy Code, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the prepackaged plan are being solicited only from those persons who hold claims or interests in a class which may be impaired under the prepackaged plan and who are not deemed by the Bankruptcy Code to have accepted or rejected the prepackaged plan as described above. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.

      The following classes of claims and interests are impaired under the prepackaged plan. All holders of claims and interests in such classes as of the voting record date are entitled to vote to accept or reject the prepackaged plan:

      CLASS 3 Senior Secured Claims

      CLASS 7 Common Stock Interests

      Classes 1, 2, 4, 5, 6 and 8 are unimpaired under the prepackaged plan in accordance with Section 1124 of the Bankruptcy Code and, accordingly, holders of claims or interests in such classes are deemed to have accepted the prepackaged plan and are not entitled to vote on the prepackaged plan.

      Class 9 is impaired under the prepackaged plan in accordance with Section 1124 of the Bankruptcy Code. Because Class 9 is deemed to have not accepted the plan, in accordance with Section 1126(g) of the Bankruptcy Code, it is not entitled to vote on the prepackaged plan.

      To be entitled to vote to accept or reject the prepackaged plan, a holder of an allowed claim or interest in any such Class 3 or 7 must have been the beneficial owner of such claim or interest at the close of business on [                    ], 2003, the voting record date, regardless of whether such claim is held of record on the voting record date in such holder’s name or in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee. If a claim is held in the name of a holder’s broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the prepackaged plan by completing the information requested on the ballot, voting and signing the ballot and then providing the ballot to the record holder holding the claim for the beneficial owner’s benefit if the ballot has not already been signed by the beneficial owner’s nominee or agent. If the ballot has already been signed by the beneficial owner’s agent or nominee, the beneficial owner can vote on the prepackaged plan by completing the information requested on the ballot, indicating their vote on the ballot and returning their ballot in the enclosed, pre-addressed postage paid envelope so it is actually received by the voting agent before the solicitation expiration date. No appraisal rights are available to holders of claims or interests in connection with the prepackaged plan.

      Each holder of a claim or interest in an impaired class of claims or interests should refer to the detailed instructions contained in “— The Prepackaged Plan Solicitation” on page 190 which describes the voting procedures for such class and in the other materials delivered with this prospectus.

Vote Required for Class Acceptance of the Prepackaged Plan

      As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “— Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests,” each impaired class of claims and interests must accept the prepackaged plan.

      For a class of impaired claims or interests to accept the prepackaged plan, Section 1126 of the Bankruptcy Code requires acceptance by:

•	in the case of claims, holders of claims that hold at least two-thirds in amount and over one-half in number of holders of the allowed claims of such class, and

•	in the case of interests, holders of interests that hold at least two-thirds in amount of the allowed interests of such class,

in each case counting only those holders who actually vote to accept or reject the prepackaged plan. Holders of claims or interests which fail to vote or abstain from voting are not counted as either accepting or rejecting the prepackaged plan. Accordingly, the prepackaged plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class and any impaired class of interests with the affirmative vote of significantly less than two-thirds in amount of the interests in such class.

      Pursuant to the support agreement, approximately 67% in aggregate principal amount of holders of Class 3 claims have agreed to vote to accept the prepackaged plan.

      If the prepackaged plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the prepackaged plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the prepackaged plan.

Classifications Under the Prepackaged Plan

      The principal provisions of the prepackaged plan are summarized below. This summary is qualified in its entirety by reference to the prepackaged plan. We urge all claim holders and other parties in interest to read and study carefully the prepackaged plan.

Classification and Allowance of Claims and Interests

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under Section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are “substantially similar” to such claims or interests. The prepackaged plan designates six classes of claims and three classes of interests. A plan of reorganization cannot be confirmed if there has been an improper classification of claims and interests.

      We believe that we have classified all claims and interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. However, once our reorganization case has been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the bankruptcy court could determine that a different classification is required for the prepackaged plan to be confirmed. In such event, it is our intention to seek to modify the prepackaged plan to provide for whatever classification might be required by the bankruptcy court and to use the sufficient acceptances received, to the extent permitted by the bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the prepackaged plan by changing the composition of such class and the required vote for acceptance of the prepackaged plan and could potentially require a resolicitation of votes on the prepackaged plan.

      The prepackaged plan provides for the classification and treatment of claims and our interest holders allowed under Section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the prepackaged plan.

      An allowed claim or allowed interest is:

•	any claim or interest that is scheduled as liquidated in an amount and not disputed nor contingent and no objection to the allowance of the claim or interest or request to estimate the claim or interest, has been interposed within any time period provided under the plan or under applicable law; or

•	any disputed claim or disputed interest that has been adjudicated as an allowed claim or interest; or

•	any claim or interest that is specified as an allowed claim or allowed interest under the prepackaged plan or the confirmation order.

      A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest and:

•	the claim or interest is not contained on a schedule to the prepackaged plan;

•	the claim or interest is scheduled as unliquidated, disputed, contingent or unknown;

•	the claim or interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the bankruptcy court, the prepackaged plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or resolved; or

•	the claim or interest is otherwise specified as “disputed” or as a “disputed claim” pursuant to the prepackaged plan.

Summary of Distributions Under the Prepackaged Plan

      The following summary of distributions under the prepackaged plan is subject, and is qualified in its entirety by reference, to the prepackaged plan.

      If the prepackaged plan is confirmed by the bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests, whether or not such holder voted to accept the prepackaged plan. Moreover, upon confirmation, the prepackaged plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the prepackaged plan (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder’s claims against or interests in us, except as otherwise provided in the prepackaged plan.

      Treatment of Unclassified Claims. The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.

      1.     Administrative Claims. An “administrative claim” is any cost or expense of administration of our reorganization case allowed under Section 503(b), and referred to in Section 507(a)(1), of the Bankruptcy Code. These claims include, without limitation:

•	any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with our conduct of our business or for the acquisition or lease of property or for the rendition of services, and any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of claims by or against us and for distributions under the prepackaged plan; and

•	any allowances of compensation or reimbursement of expenses to the extent allowed by final order of the bankruptcy court under Sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code.

      Subject to the bar date provisions contained in the prepackaged plan, each holder of an allowed administrative claim will, in full satisfaction, release, and discharge of such allowed administrative claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between us and such holder, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      If the bankruptcy court confirms the prepackaged plan within the time frame anticipated by us, we expect that the amount of administrative claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the prepackaged plan. In the event the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the prepackaged plan, we estimate that the aggregate allowed amount of administrative claims (other than those discharged or to be satisfied by us in the ordinary course of business) will be approximately $[       ] million as of the date the prepackaged plan becomes effective.

      2.     Priority Tax Claims. A “priority tax claim” is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(7) of the Bankruptcy Code. We are now current and anticipate that we will continue to be current on our tax obligations at the time we commence our reorganization case. Assuming the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, we estimate that the aggregate allowed amount of priority tax claims (other than those discharged by us in the ordinary course of business) will be less than $                    on the date the prepackaged plan becomes effective.

      Pursuant to the prepackaged plan, each holder of a priority tax claim that is an allowed claim will, in full satisfaction, release, and discharge of such allowed priority tax claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Treatment of Classified Claims. The following describes the prepackaged plan’s classification of the claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or interests:

      Class 1 — Other Priority Claims. Class 1 consists of all other priority claims. An other priority claim is any claim against us for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an administrative claim or a priority tax claim. These claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. We estimate that the aggregate allowed amount of other priority claims will be less than $                     million on the date the prepackaged plan becomes effective.

      We intend to seek an order approving the pre-effective date payment of priority claims. To the extent such an order is not entered or such claims are not paid prior to the date the prepackaged plan becomes effective, pursuant to the prepackaged plan, the legal, equitable and contractual rights of the holders of allowed Class 1 claims are unaltered by the plan. Each holder of an allowed Class 1 claim, will, in full satisfaction of and in exchange for such allowed Class 1 claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Class 1 is unimpaired, and the holders of claims in Class 1 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan.

      Class 2 — Senior Credit Facility Claims. Class 2 consists of the senior credit facility claims. As to the senior credit facility claims, our records reflect 22 participating lenders and a total obligation at                     , 2003, which includes principal and accrued interest, of $                    . The allowed claims of the holders of the senior credit facility claims under the credit facility, as amended (see “Description of Our Credit Facility”) will be cured and reinstated on the effective date of the prepackaged plan.

      Class 2 is unimpaired, and the holders of claims in Class 2 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan.

      Class 3 — Senior Secured Claims. Class 3 consists of all senior secured claims. The senior secured claims are comprised of the old notes claims.

      As to the old notes claims, our records reflect approximately      beneficial holders and a total obligation at                     , 2003, which indicates accreted value, of $                    .

      Each holder of an allowed Class 3 claim will receive a pro rata distribution of our common stock and new notes, equal to approximately 110 shares of our pre-reverse split common stock and $533.33 in aggregate principal amount of new notes for each $1,000 of aggregate principal amount due at maturity of old notes as of                     , 2003.

      Class 3 is impaired, and the holders of claims in Class 3 are entitled to vote on the prepackaged plan.

      Class 4 — Other Secured Claims. Class 4 consists of all secured claims other than the claims in Classes 2 and 3. For purposes of the prepackaged plan each such allowed other secured claim will be deemed a separate subclass. We estimate that the amount of such claims will not exceed $     million in the aggregate. At our option, each holder of an allowed Class 4 claim will either (a) have the property that serves as collateral for its claim returned, or (b) have its claim “cured and reinstated”, in accordance with Section 1124(2) of the Bankruptcy Code.

      Class 4 is unimpaired, and the holders of claims in Class 4 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 5 — Insured Claims. Class 5 consists of all claims that are covered by insurance policies maintained by or for our benefit, but only to the extent of insurance coverage under such insurance policies. We are presently unable to determine the amount of such claims (if any) that will be asserted in this class. Under the prepackaged plan, holders of insured claims that become allowed claims will have their legal, equitable and contractual rights unaltered by the plan.

      Class 5 is unimpaired, and the holders of claims in Class 5 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 6 — General Unsecured Claims. Class 6 consists of all unsecured claims, except for administrative claims, priority tax claims or claims in Classes 1 through 5, inclusive. General unsecured claims will include trade and vendor claims. Our records indicate approximately $               million in accounts payable that would be included in Class 6. To the extent any allowed general unsecured claim has not been paid or satisfied by performance in full prior to the date the prepackaged plan becomes effective, the legal, equitable and contractual rights of the holders of allowed Class 6 claims are unaltered by the prepackaged plan. In full satisfaction of and in exchange for each allowed Class 6 claim, the holder will: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the parties.

      Class 6 is unimpaired, and the holders of claims in Class 6 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan and are not entitled to vote.

      Class 7 — Common Stock Interests. Class 7 consists of all interests of holders of our common stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. We estimate that, as of the date of this prospectus and solicitation statement, there are approximately                     beneficial holders of Class 7 interests. Each holder of a Class 7 interest will retain its interest as it existed on the date the petition for relief is filed with the bankruptcy court; however, the issuance of common stock in exchange for the impaired classes of claims and interests under the prepackaged plan will substantially dilute the ownership interest of each holder of a Class 7 interest.

      Class 7 is impaired and the holders of interests in Class 7 are entitled to vote on the prepackaged plan.

      Class 8 — “Above Market” Warrants and “Above Market” Options. Class 8 consists of all interests of holders of our “above market” warrants and “above market” options issued and outstanding on the date the petition for relief is filed with the bankruptcy court. These interests include certain warrants issued in connection with the old notes as well as certain options issued to employees, consultants, and members of our board of directors. We estimate that, as of the date of this prospectus and solicitation statement, there are approximately           beneficial holders of Class 8 interests. Under the prepackaged plan, these interests will be retained by their holders.

      Class 8 is unimpaired and the holders of interests in Class 8 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the prepackaged plan.

      Class 9 — Other Interests. Class 9 consists of all interests except for interests in Classes 7 and 8. Such interests include those of holders of “below market” warrants and “below market” options. We estimate that, as of the date of this prospectus and solicitation statement, there are approximately           beneficial holders of Class 9 interests. Under the prepackaged plan, these interests will be cancelled, and deemed extinguished.

      Class 9 is impaired and the holders of interests in Class 9 are deemed pursuant to Section 1126(g) of the Bankruptcy Code not to have accepted the prepackaged plan.

Confirmation of the Prepackaged Plan

      If we seek to implement the prepackaged plan by commencing a reorganization case, we will promptly request that the bankruptcy court hold a confirmation hearing, including a determination that the prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the prepackaged plan and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan.

      Any objections to confirmation of the prepackaged plan must be filed with the bankruptcy court in accordance with applicable bankruptcy rules and any procedures established by the bankruptcy court.

      In order for the prepackaged plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the prepackaged plan, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

•	except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “— Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests,” the prepackaged plan be accepted by each impaired class of claims and interests by the requisite votes of holders of claims or interests in such impaired classes;

•	the prepackaged plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the prepackaged plan and continue to operate our business without the need for further financial reorganization) (see “— Feasibility of the Prepackaged Plan”); and

•	the prepackaged plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (a) accepts the prepackaged plan or (b) receives at least as much pursuant to the prepackaged plan as such holder would receive in our liquidation under Chapter 7 of the Bankruptcy Code (see “— The Best Interests Test”).

      In addition, we must demonstrate in accordance with Section 1129 of the Bankruptcy Code that:

•	the prepackaged plan is proposed in good faith;

•	the prepackaged plan complies with the Bankruptcy Code;

•	payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan, have been approved by or are subject to the approval of the bankruptcy court;

•	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

•	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the prepackaged plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Prepackaged Plan

      As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram down” requirements of Section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are deemed to have accepted the plan and are not entitled to vote.

Feasibility of the Prepackaged Plan

      The Bankruptcy Code requires that, in order to confirm the prepackaged plan, the bankruptcy court must find that confirmation of the prepackaged plan will not likely be followed by liquidation or the need for further financial reorganization. For the prepackaged plan to meet the “feasibility test,” the bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the prepackaged plan.

      We have analyzed our ability to meet our obligations under the prepackaged plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of our reorganization case contained herein. These projections and the significant assumptions on which they are based are included in this prospectus. See “Unaudited Projected Consolidated Financial Information.” We believe, based on our analysis, that the prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effective date of the prepackaged plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the prepackaged plan.

      In connection with confirmation of the prepackaged plan, the bankruptcy court will have to determine that the prepackaged plan is feasible. The bankruptcy court may not agree with our determination or accept the projections or the assumptions underlying our determination.

The Best Interests Test

      Even if the prepackaged plan is accepted by each impaired class of claims and interests, Section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the prepackaged plan, the bankruptcy court must determine that either:

•	each member of an impaired class of claims or interests has accepted the prepackaged plan; or

•	the prepackaged plan will provide each nonaccepting member of an impaired class of claims or interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under Chapter 7 of the Bankruptcy Code.

      If all members of an impaired class of claims or interests accept the prepackaged plan, the best interests test does not apply with respect to that class.

      The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a Chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of Chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full and can be compared to the value of the property that is proposed to be distributed under the prepackaged plan on the date the prepackaged plan becomes effective.

      After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including:

•	the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case,

and as illustrated in the following liquidation analysis, prepared with the assistance of Masson & Co., we have determined that confirmation of the prepackaged plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under Chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a Chapter 7 case would be less than the value of distributions under the prepackaged plan because such distributions in Chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

Liquidation Analysis

      The following liquidation analysis is an estimate of the proceeds that may be generated as a result of the hypothetical Chapter 7 liquidation of our assets. The analysis is based upon a number of significant assumptions which are described below. The liquidation analysis is not based on appraisals and does not purport to be a valuation of our assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

      The accompanying Unaudited Schedule of Assets and Liquidation Proceeds, which assumes a Chapter 7 liquidation beginning June 30, 2003, has been prepared by our management for the purposes of this prospectus and solicitation statement. The schedule presents a computation of the estimated proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation in which a court-appointed trustee liquidates the business under the assumptions described below.

      The following liquidation analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond our control. Therefore, we can give no assurance that the assumptions and estimates employed in analyzing the liquidation values of our assets will result in an accurate estimate of the proceeds that would be realized were we to undergo an actual liquidation. The liquidation analysis does not purport to be a valuation of our assets and is not necessarily indicative of the values that may be realized in an actual liquidation that could, therefore, vary materially from the estimates provided herein. Moreover, the following liquidation analysis does not reflect or give consideration to the possibility of liquidating our company as a going concern in a Chapter 11 case. The fair value of assets on a going concern basis is significantly higher.

      The liquidation analysis assumes an orderly, yet expedited sale, such as an auction or other similar sale of our assets, occurring over a period of six months starting June 30, 2003. The computations are based on our estimated balance sheet information as of June 30, 2003. Liquidation of our current assets is expected to occur over a period of three months. The analysis assumes that all operating entities cease to operate as a going concern and the network “goes dark.” It is assumed that all leased facilities are closed and surrendered to the landlords and that the machinery and equipment will be removed from these locations and sold by a professional liquidator.

Unaudited Schedule of Assets and Liquidation Proceeds as of June 30, 2003

		Liquidation Analysis
	Book Value	Estimated Recovery		Estimated Liquidation
	as of	Rate		Range
	June 30,
	2003	Low	High	Low	High

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$30,793	100.0%	100.0%	$30,793	$30,793
Trade receivables, net	23,388	70.0%	90.0%	16,372	21,049
Receivable from Sprint PCS	13,709	100.0%	100.0%	13,709	13,709
Inventories	2,043	15.0%	35.0%	306	715
Prepaid expense	4,403	0.0%	0.0%	0	0
Intercompany receivable	22	0.0%	0.0%	0	0
Other current assets	452	0.0%	0.0%	0	0

Total current assets	$74,810			$61,180	$66,266
Property and equipment, net	$184,493	8.0%	15.0%	$14,759	27,674
Intangible Assets(a)	—	0.0%	0.0%	0	52,500
Financing costs	6,985	0.0%	0.0%	0	0
Direct subscriber activation costs	4,600	0.0%	0.0%	0	0
Other assets	1,148	0.0%	0.0%	0	0

Estimated Gross Proceeds from Liquidation of AirGate	$272,036			$79,939	$146,440
Estimated Liquidation Expenses(b)		10.0%	7.0%	(7,126)	(10,184)
Estimated Liquidation Proceeds Available for Distribution				$68,813	$136,256

(a)	Assumes 350,000 subscribers at $150.00 per subscriber.
(b)	Includes fees to Chapter 7 trustee, accountants, other professionals and wind down costs.

      These estimated liquidation values are speculative and could vary dramatically from the amounts that may actually be recovered in an actual liquidation under Chapter 7 of the Bankruptcy Code. In many cases, our assets might not command significant prices if purchased for uses other than wireless PCS.

      We have assumed in this liquidation analysis that in liquidation our agreements with Sprint would have no value separate and apart from the value of our customer base and fixed assets such as towers. We do not believe it likely in a liquidation that a trustee in bankruptcy would sell the Sprint agreements because section 365(d)(1) of the Bankruptcy Code requires that in a Chapter 7 bankruptcy case, if a trustee does not assume or reject an executory contract within the first 60 days of that bankruptcy case (or within such additional period of time as the court for cause within such initial 60 day period fixes), then such contract is deemed rejected. It is because of this short time period allotted by the Bankruptcy Code that many Chapter 7 bankruptcy trustees do not sell assets as a going concern and instead sell them in a more piece meal fashion. As indicated above, the liquidation analysis assumes an orderly, yet expedited sale, such as an auction or other similar sale of our assets, occurring over a period of six months. In liquidation, the Sprint agreements would likely be rejected pursuant to section 365(d)(1) of the Bankruptcy Code. However, even if it were not rejected and instead assumed and assigned (i.e., sold), we believe that the Sprint agreements would be included in a sale of our customer base and fixed assets such as towers and those assets are already included in the liquidation schedule.

      Because this liquidation analysis was prepared for purposes of the prepackaged plan of reorganization, and reflects our estimates of potential recoveries that could be realized in a liquidation, the amounts disclosed are not likely to be meaningful for us as a going concern or indicative of actual returns that may eventually be realized by our stakeholders in a non-liquidation context.

      As described above, to estimate the liquidation proceeds we assumed that our assets are disposed of in a straight liquidation during a six-month wind-down period.

      Our belief that confirmation of the prepackaged plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with our estimate of the value of the distributions to the holders of claims pursuant to the prepackaged plan.

      In preparing this liquidation analysis, Masson & Co. assisted us in valuing certain contracts and reviewed liquidation values of our assets using data and assumptions supplied by us. Masson & Co. did not prepare a valuation report or opinion regarding our company or any of our assets.

Alternatives to Confirmation of the Prepackaged Plan

      If the exchange offer is not consummated and the prepackaged plan is not confirmed, we or, subject to further determination by the bankruptcy court as to extensions of our exclusive period within which to propose a plan of reorganization (which is the first 120 days after the commencement of reorganization case, subject to reduction or extension by the bankruptcy court), any other party in interest in our reorganization case could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of our businesses, a sale of our business as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the bankruptcy court, our reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In that event, the bankruptcy court may grant holders of secured claims relief from the automatic stay to foreclose on their collateral and, accordingly, our valuable assets may be lost.

      In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to our creditors in accordance with the priorities set forth in the Bankruptcy Code.

      Because of the difficulties in estimating what our assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or interests might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price which is significantly less than needed to pay our debts in full. We believe that holders of impaired claims and interests would realize a greater recovery under the prepackaged plan than would be realized under a Chapter 7 liquidation.

Means for Implementing the Prepackaged Plan

     Management

      On the date the prepackaged plan becomes effective, our estate will revest in us as the reorganized debtor and our management, control and operation will continue to be the general responsibility of our board of directors in accordance with Delaware law. Our board of directors on the effective date is described under “Management.” For a description of the directors’ and officers’ backgrounds, affiliations, salary compensation and whether or not such persons are also insiders, see “Management.”

      We will disclose, prior to the hearing on the confirmation of the prepackaged plan, such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider that will be employed or retained by us and said insider’s compensation.

Restated Corporate Documents

      On the date the prepackaged plan becomes effective, our certificate of incorporation will be amended and restated to include (1) the amendments necessary to effect the restructuring and (2) in accordance with Section 1123(a)(6) of the Bankruptcy Code, a prohibition on the issuance of non-voting equity securities.

Cancellation of Existing Securities and Indebtedness

      As a general matter, on the effective date, all notes, indentures, instruments and other documents evidencing the claims or interests classified in Class 3 of the prepackaged plan will be cancelled and any collateral security with respect to such claims will be released. Without limiting the generality of the foregoing, on the effective date of the plan, each of the following will be cancelled:

•	the senior secured discount notes, i.e., the old notes;

•	the old notes indenture; and

•	the collateral agreements relating to our senior secured discount notes.

Stockholder Approval

      We are concurrently seeking the approval of our existing stockholders to the issuance of common stock in accordance with the terms of the prepackaged plan, an amendment and restatement of our certificate of incorporation and an increase in the number of shares available under our 2002 AirGate PCS, Inc. Incentive Plan. If we do not receive the required stockholder approval, then we may seek confirmation of the prepackaged plan under the “cram down” provisions of Section 1129 of the Bankruptcy Code.

Issuance of Common Stock and New Notes

      On the effective date of the prepackaged plan, we will issue, in accordance with the terms of the prepackaged plan, an aggregate of up to 33,000,000 newly issued shares of our common stock, prior to taking into account the effect of the reverse stock split, and $160.0 million in aggregate principal amount of the new notes. All shares to be issued pursuant to the prepackaged plan will be, upon issuance, fully paid and non-assessable. The holders of this common stock will have no preemptive or other rights to subscribe for additional shares. We expect that the confirmation order of the bankruptcy court will provide that the issuance of common stock and new notes will be exempt from the registration requirements of the Securities Act in accordance with Section 1145 of the Bankruptcy Code.

Confirmation of the Prepackaged Plan Without Acceptance by all Classes of Impaired Claims and Interests

      The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These “cram down” provisions are set forth in Section 1129(b) of the Bankruptcy Code. Under the “cram down” provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan is fair and equitable with respect to each non-accepting impaired class.

      These standards ensure that holders of junior interests, such as stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

      As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the prepackaged plan has been structured so as to meet the “unfair discrimination” test of Section 1129(b) of the Bankruptcy Code.

      The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan. In addition, case law surrounding Section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

      With respect to a class of unsecured claims that does not accept the prepackaged plan, we must demonstrate to the bankruptcy court that either:

•	each holder of an unsecured claim in the dissenting class receives or retains under such plan property of a value equal to the allowed amount of its unsecured claim; or

•	the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the prepackaged plan.

      Additionally, we must demonstrate that the holders of claims or interests that are senior to the claims or interests of the dissenting class of unsecured claims or interests receive no more than payment in full on their claims or interests under the prepackaged plan.

      Neither we nor any of our advisors, including Broadview and Masson & Co., have undertaken to value our assets or our business. We also have not engaged any person to conduct a valuation of our assets or business in connection with the prepackaged plan. Our common stock is traded on the Over-The-Counter Bulletin Board, and a valuation for our company can be derived from trading information relating to our common stock.

      We believe that the prepackaged plan satisfies the “cram down” requirements of the Bankruptcy Code. If all classes of impaired claims and interests, other than the interests held by our common stockholders (Class 7) and the holders of Other Interests (Class 9), accept the prepackaged plan, we may pursue confirmation of the prepackaged plan under the “cram down” provisions of the Bankruptcy Code. However, the bankruptcy court may determine that the prepackaged plan does not meet the requirements of Section 1129(b) of the Bankruptcy Code and we may be required to amend the prepackaged plan.

Distributions

      All distributions required under the prepackaged plan to holders of allowed claims and interests shall be made by a disbursing agent pursuant to a disbursing agreement. The disbursing agent may designate, employ or contract with other entities to assist in or perform the distributions. The disbursing agent and such other entities will serve without bond.

      The distribution date will mean the date, occurring on or as soon as practicable after the later of:

•	the effective date; and

•	the date when a claim becomes an allowed claim or an interest becomes an allowed interest.

      Only holders of record of old note claims as of the distribution record date shall be entitled to receive the distributions provided for in the prepackaged plan. As of the close of business on the distribution record date, the respective transfer ledgers in respect of the old notes will be closed, for purposes of making the distributions required in accordance with the provisions of the prepackaged plan. We and the disbursing agent will have no obligation to recognize any transfer of old notes occurring after the distribution record date for purposes of such distributions. We and the disbursing agent will recognize and, for purposes of making such distributions under the prepackaged plan, deal only with those holders of record reflected on the transfer ledgers maintained by the registrars for the old notes as of the close of business on the distribution record date, provided that nothing contained in the prepackaged plan will be deemed to prohibit or otherwise restrict the right of any such holder to transfer such securities at any time.

      Distributions to holders of allowed claims and allowed interests will be made at the address of each such holder as set forth on the schedules filed by us with the bankruptcy court unless superseded by the address as set forth on the proofs of claim or proofs of interest filed by such holder or other writings notifying us of a change of address (or at the last known address of such holder if no proof of claim or proof of interest is filed or if we have not been notified in writing of a change of address), or in the case of holders of old note claims may be made at the addresses of the registered holders contained in the records of the registrar as of the distribution record date, except as provided below. If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until we or the disbursing agent are notified of such holder’s then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions will be made on or before the later of the second anniversary of the date the prepackaged plan becomes effective and the date 90 days after such claim is allowed. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to us and the claim of any holder with respect to such property will be discharged and forever barred.

Conditions to Effective Date of the Prepackaged Plan

      The effective date of the prepackaged plan will not occur until the conditions set forth below have been satisfied or waived:

•	the confirmation order is a final order;

•	any waiting period applicable to the consummation of the prepackaged plan and occurrence of the effective date under the Hart-Scott-Rodino Act shall have expired or be terminated; and

•	the support agreement conditions have been satisfied.

      Only the debtor may waive the “final order” condition in its sole and absolute discretion, by filing a written waiver. The requirement of the support agreement conditions having been satisfied may be waived by the persons having such rights under, and in accordance with, the support agreement, by filing a written waiver.

Modification of Prepackaged Plan

      The proponent of the prepackaged plan reserves the right in accordance with the support agreement and Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the committee(s) and such other entities designated by the bankruptcy court, to amend or modify the prepackaged plan prior to the entry of the confirmation order of the bankruptcy court by amending or modifying or supplementing the prepackaged plan, the indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan or any other documents.

      To the extent the bankruptcy court finds that the proposed modification does not “adversely change” the treatment of a creditor or interest holder, the modification will be deemed accepted by all those who previously accepted the plan. If the proposed modification “adversely changes” the treatment of a creditor or interest holder who has accepted the plan prior to the modification, we will solicit the acceptance of such modification from such creditors or equity holders, unless such holders have:

•	consented in writing to the modification;

•	been deemed to accept pursuant to Section 1126(f) of the Bankruptcy Code; or

•	been deemed to have rejected pursuant to Section 1126(g) of the Bankruptcy Code.

Withdrawal of Prepackaged Plan

      We reserve the right to revoke and withdraw the prepackaged plan at any time prior to the entry of the confirmation order of the bankruptcy court. After withdrawal, or if entry of the confirmation order of the bankruptcy court does not occur, the prepackaged plan, including any settlement or compromise embodied in the prepackaged plan and any assumption or rejection of any executory contract, will be deemed null and void. In that event, nothing contained in the prepackaged plan or in any letter of transmittal or ballot shall be deemed to constitute a waiver or release of any claims by or against or any interests in us, or to prejudice in any manner our rights or the rights of holders of any claim or interest in any further proceedings.

Effects of Prepackaged Plan Confirmation

     Discharge

      The rights afforded in the plan and the treatment of all claims and interests therein shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature, whatsoever, including any interest accrued on such claims from and after the petition date. Except as otherwise provided in the plan or the confirmation order, on or after the effective date: (i) we will be discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all claims and interests, including claims and interests that arose before the effective date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such claim or interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a claim or interest based on such claim or interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the holder of a claim or interest based on such claim or interest has accepted the plan; and (ii) all persons will be precluded from asserting against us, our successors or our assets or properties any other or future claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the effective date.

      Except as otherwise provided in the plan or the confirmation order and in addition to the injunction provided under Sections 524(a) and 1141 of the Bankruptcy Code, on and after the effective date of the prepackaged plan, all persons who have held, currently hold or may hold a debt, claim or interest discharged under the plan are permanently enjoined from taking any of the following actions on account of any such discharged, debt, claim or interest:

•	commencing or continuing in any manner any action or other proceeding against our successors or our respective assets;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us, our successors, or our assets;

•	creating, perfecting or enforcing any lien or encumbrance against us, our successors or our assets;

•	asserting any setoff, right of subrogation or recoupment of any kind against any obligation due us, our successors or our assets; and

•	commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the plan or the confirmation order.

      Any person or entity injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Revesting of Assets and Operations of Property

      As of the effective date, all property of the estate shall revest in us free and clear of all claims, liens, encumbrances and other interests of the holders of claims and interests, except as otherwise provided in the prepackaged plan regarding the holders of Class 2 allowed claims. All rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of our property or business now conducted by us, will be vested in us on the effective date of the prepackaged plan and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the plan and the confirmation order.

Retention of Causes of Action

      Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the plan, or in any settlement agreement approved during our reorganization case:

•	all rights, claims, causes of action, defenses, and counterclaims of or accruing to us will remain our assets, whether or not litigation relating thereto is pending on the effective date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the plan, the schedules, or any other document filed with the bankruptcy court, and

•	we do not waive, relinquish, or abandon (nor will we be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the plan or the schedules, or any other document filed with the bankruptcy court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to us, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim or interest in the reorganization case, filed a notice of appearance or any other pleading or notice in the reorganization case, voted for or against the prepackaged plan, or received or retained any consideration under the prepackaged plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the plan, the schedules, or any other document filed with the bankruptcy court will in no manner waive, eliminate, modify, release, or alter our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that we have or may have, as of the confirmation date. We may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in our sole discretion, in accordance with what is in our best interests.

Objections to Claims and Interests/ Distributions

      The prepackaged plan provides that we may object to the allowance of claims or interests filed with the bankruptcy court and that after the date the prepackaged plan becomes effective only we may object to the allowance of claims and interests. Such objections may be resolved by a final order or by compromise or settlement. We, on the one hand, or the holder of any disputed claim, on the other hand, may seek resolution and/or enforcement of an unimpaired disputed claim (other than a claim arising from the rejection of an unexpired lease or executory contract), if a proof of the claim is timely filed, in the bankruptcy court, or, if no proof of claim is timely filed, in any court of competent jurisdiction, either before or after the date the prepackaged plan becomes effective. Rejection claims may be resolved only in the bankruptcy court pursuant to the provisions of the prepackaged plan.

      At such time as a disputed claim or disputed interest becomes an allowed claim or allowed interest, in whole or in part, the prepackaged plan provides that the holder of such claim or interest will receive on the distribution date the property that would have been distributed to such holder on the date the prepackaged plan becomes effective if such allowed claim or allowed interest was an allowed claim or allowed interest on the date the prepackaged plan becomes effective.

Proofs of Claim and Bar Dates

      Except as otherwise expressly provided in the prepackaged plan of reorganization and except for claims or equity interests in a specific amount as being liquidated, undisputed and not contingent, anyone wishing to assert, or dispute the scheduled amount of, a claim against, or equity interest in, us must file a proof of claim or proof of interest (as appropriate) with the bankruptcy court. Proofs of claim or proofs of interest (as appropriate) must be filed on or before the date which is 10 days before the date of the initially scheduled confirmation hearing. Should a proof of claim or proof of interest (as appropriate) be required to be filed in respect of a claim or interest, but is not filed by the applicable bar date, such claim or interest shall be forever barred and may not thereafter be asserted against us or our property. If for some reason we are unable to obtain the approval of the bankruptcy court to the proposed bar date we reserve the right to seek approval to establish an alternative bar date, possibly after the date of the confirmation hearing, or to dispense with any bar date and simply resolve disputes as they arise in the ordinary course.

Limitation of Liability

      Except as otherwise provided in the plan or the confirmation order, neither we, the committee established by the bankruptcy court, any signatory to the support agreement nor any of their respective officers, directors, members or employees (acting in such capacity), nor any professional persons employed by any of them shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to our reorganization case, the formulation, preparation, dissemination, solicitation, confirmation or consummation of the prepackaged plan, the support agreement, or any other action taken or omitted to be taken in connection with the plan or the prepetition restructuring efforts; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order to have constituted gross negligence or willful misconduct.

      As of the effective date of the prepackaged plan, each holder of a claim or interest that expressly indicates its agreement, in any ballot demonstrating its acceptance of the prepackaged plan, shall have agreed to forever release, waive, and discharge all right, claim, cause of action, defense, or counterclaim (other than to enforce the prepackaged plan and related instruments), regardless of whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the effective date in any way relating to us, the reorganization case, the prepackaged plan or the disclosure statement, against any of our current and former directors, officers, members, employees, agents, and professionals (other than claims unrelated to us), our lenders (acting in such capacity), the holders of old notes (acting in such capacity) who voted in favor of the prepackaged plan, committees, and the respective affiliates, and the current and former directors, officers, members, employees, agents, and professionals, of the foregoing (acting in such capacity), as of the petition date or thereafter.

Retention of Jurisdiction

      The prepackaged plan provides that the bankruptcy court will retain and have jurisdiction of all matters arising in, arising under, and related to our reorganization case and the prepackaged plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code.

Executory Contracts and Unexpired Leases

      On the effective date of the prepackaged plan, and to the extent permitted by applicable law, all of our executory contracts and unexpired leases will be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy Code, excluding:

•	any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to Section 365 of the Bankruptcy Code by us prior to the commencement of the hearing on confirmation of the prepackaged plan; and

•	all executory contracts or unexpired leases rejected prior to the entry of the confirmation order of the bankruptcy court.

      Contracts or leases entered into after the date of commencement of our reorganization case will be performed by us in the ordinary course of business. In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption:

•	cure, or provide adequate assurance that we will cure such default;

•	compensate or provide adequate assurance that we will promptly compensate, a party to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

•	provide adequate assurance of future performance under such contract or lease.

      Any claims arising out of the rejection of contracts or leases must be filed with the bankruptcy court within 30 days after the later of:

•	the entry of a final order authorizing such rejection; and

•	the confirmation date of the prepackaged plan, or be forever barred.

      Each such claim will constitute a Class 6 claim, to the extent such claim is allowed by the bankruptcy court.

      The prepackaged plan provides that we will assume, on the date the prepackaged plan becomes effective, our agreement with Broadview concerning the engagement of Broadview by us to render financial advisory services to us in connection with the recapitalization plan and our agreement with Jefferies & Company concerning the engagement of Jefferies & Company to act as dealer manager in connection with the exchange offer. We believe that we will be able to satisfy the requirements for assumption of these agreements on the date the prepackaged plan becomes effective.

      If the prepackaged plan is confirmed, we will remain responsible to pay Broadview and Jefferies & Company, subject to the approval of the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code, the transaction fee provided for under these agreements. We are also obligated to pay them reasonable out-of-pocket expenses (including counsel fees) and will retain certain indemnity obligations pursuant to these agreements. We have already paid certain fees owing under our agreement with Broadview. For a description of our agreement with Broadview, see “The Exchange Offer and Consent Solicitation — Fees and Expenses.”

      We currently intend to assume substantially all other executory contracts and unexpired leases in accordance with their terms. We have not yet made a decision, however, to assume the Sprint executory contracts. In order to assume the Sprint agreements, we would be required to cure any defaults under any of those agreements that the bankruptcy court requires. While we do not believe that we are in default of any obligation under any agreement with Sprint, Sprint may take a different position.

Miscellaneous Prepackaged Plan Provisions

Unclaimed Distributions

      If any person entitled to receive common stock and new notes directly from the disbursing agent cannot be located on the date the prepackaged plan becomes effective, such common stock and new notes will be set aside and held by us. If such person is located within two years after the date the prepackaged plan becomes effective, such common stock and new notes will be paid or distributed to such person. If such person is not located within two years after the date the prepackaged plan becomes effective all unclaimed property held by the disbursing agent for holders of allowed old note claims will be returned to us, and we will retain such property representing securities allocable to such holders of old note claims (excluding such property as may be reserved by the indenture trustee pursuant to an indenture trustee charging lien). All such property which is so returned to us will be cancelled, and all other unclaimed property will be returned to us, and the claim of any holder with respect to such property will be discharged and forever barred.

Sources and Uses of Funds

      We estimate that approximately $           million will be required to make the cash payments that are to be made pursuant to the provisions of the prepackaged plan, i.e., the cash required to pay administrative claims, trade claims and employee expenses during our reorganization case. We estimate that our existing cash will be sufficient to cover our cash obligations under the prepackaged plan, as well as provide us with sufficient working capital to meet our ongoing obligations and any additional cash needs.

Treatment of Trade Creditors and Employees During our Reorganization Case

      We intend promptly following the commencement of any reorganization case to seek bankruptcy court approval of various measures designed to ensure that our trade creditors and employees are unaffected by the filing.

      We intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to make payments in the ordinary course of business in respect of claims of trade creditors. However, the bankruptcy court may not permit an early payment of the claims of trade creditors. In any event, the prepackaged plan provides that valid claims of trade creditors are to be paid in full.

      We intend that salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the prepackaged plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to pay all accrued prepetition salaries or wages, expense reimbursements and severance benefits, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our reorganization case (so long as they remain our employees) and to continue paying medical benefits under our health plans. However, the bankruptcy court may not permit early payment of employee claims and health benefits.

      In any event, the prepackaged plan provides for all valid employee claims and benefits to be paid or honored no later than the date the prepackaged plan becomes effective or the date when such payment or other obligation becomes due and performable.

      We estimate that payments to trade creditors and employees will total approximately $      million over 45 days.

      In addition to any orders relating to the payment of prepetition claims of trade creditors, customers and employees, before the date the bankruptcy petition is filed, we intend to seek certain orders very shortly after commencement of our reorganization case, including the following (if necessary):

•	an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization case;

•	an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•	an order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	an order to permit us to use our current internal financial records and to be relieved from the filing of certain forms and schedules otherwise required by the “United States Trustee Operating Guidelines and Reporting Requirements” (the “Guidelines”) to the extent the Guidelines are inconsistent with such current internal financial records;

•	an order authorizing us to continue our current investment guidelines and invest our available cash in the customary manner and consistent with past practices;

•	an order fixing the dates for the hearings on approval of this prospectus and the prepackaged plan solicitation and confirmation of the prepackaged plan;

•	an order enjoining the continuation of collection or other enforcement actions against us pending confirmation of the prepackaged plan; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the prepackaged plan.

      This list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the prepackaged plan.

Treatment of Holders of Certain Indemnity Claims

      We believe that our obligations to indemnify our present and former directors, controlling persons, officers, affiliates, employees, advisors or agents against any obligation pursuant to our certificate of incorporation, bylaws, applicable state law or any specific agreement, or any combination of the foregoing, would constitute general unsecured claims in Class 6 under the prepackaged plan, which are unimpaired and which survive the confirmation of the prepackaged plan. The prepackaged plan provides specifically with regard to such indemnity claims that they will survive confirmation of the prepackaged plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring before or after the commencement of our reorganization case. We currently have obligations pursuant to our certificate of incorporation, bylaws and by specific agreement to indemnify such persons against any and all claims that may be made against them as a result of their services to us to the extent permitted by the laws of the State of Delaware. It is our intention that this obligation to indemnify extend to the fullest extent permitted by Sections 1123 and 1141 of the Bankruptcy Code. This indemnification is in addition to, and does not supersede, the “safe harbor” from liability provided by Section 1125(e) of the Bankruptcy Code for violation of applicable laws governing the solicitation of votes on a plan or the offer, issuance, sale or purchase of securities in connection with a plan.

      Pursuant to Section 502(e) of the Bankruptcy Code, the bankruptcy court will disallow any claim for reimbursement or contribution of an entity that is liable with the debtor on or has secured the claim of a creditor, to the extent that such claim is contingent as of the time of allowance or disallowance. Although we are unaware of any indemnification claims discussed above which may be for reimbursement or contribution of an entity that is liable with us on or has secured the claim of a creditor and which are contingent, should any such claims arise before the commencement of our reorganization case, and should the holder of any such claim elect to file proof of their claim pursuant to the prepackaged plan, then such claim should be disallowed if contingent at the time of its consideration by the bankruptcy court. However, should the holder of any such claim elect not to file proof of their claim pursuant to the prepackaged plan, then the holder of such claim will be entitled to enforce their claim outside the bankruptcy court at such time as their claim becomes non-contingent, in which case the provisions of Section 502(e) of the Bankruptcy Code will have no application.

The Prepackaged Plan Solicitation

      Upon the terms and subject to the conditions set forth herein, we are soliciting acceptances of the prepackaged plan from beneficial holders on the voting record date of Classes 3 and 7. Procedures for voting by beneficial owners of securities in these classes and, if a beneficial owner is not also the record holder, procedures for voting in conjunction with such record holder, are discussed below. The term “beneficial owner” includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security or other claim and/or dispose or direct the disposition of a security even though such person may not be the registered holder or holder of record on our books as of the close of business on the “voting record date.” For purposes hereof, “record holder” means a holder in whose name a security is registered or held of record on our books as of the close of business on the voting record date. The voting record date for purposes of voting on the prepackaged plan is the close of business on                     , 2003.

Voting by Holders

      Record holders of the securities in Class 3 will receive with this disclosure statement a form of ballot to be used for voting to accept or reject the prepackaged plan. In addition, record holders who are likely to be brokerage firms, commercial banks, trust companies or other nominees (collectively, “nominees”) will receive a form of master ballot which is to be used by nominees to record the votes of the beneficial owners for whom they hold the notes. Beneficial owners who are not the record holders of notes on the voting record date will vote on the prepackaged plan through their respective record holders by returning to the nominee a completed ballot for inclusion by such nominee in the total amount of notes voted by such nominee on the corresponding master ballot.

      Record holders of the securities who are also beneficial owners should complete the ballot they receive and return it to the voting agent in the envelope provided so that it is received by the voting agent no later than the solicitation expiration date.

      Nominees will receive, in addition to this prospectus, a form of ballot which beneficial owners will use to instruct their nominees to cast their votes for or against the prepackaged plan. Nominees should:

•	promptly provide copies of this prospectus and the ballot to their beneficial owners who are their customers or who are the beneficial owners for whose account they hold; and

•	request such beneficial owners to vote on the prepackaged plan and to forward a properly completed ballot, as instructed by such nominee, to the nominee.

      A nominee collecting the ballots of its customers should instruct its customers to return their ballots to the nominee and should compile the votes of the beneficial owners who return executed ballots. Any such nominee should complete a master ballot indicating the total amount of securities and number of beneficial owners of such securities for which it received ballots, and the total amount of securities and the number of beneficial owners of such securities voted to accept or to reject the prepackaged plan, and return such master ballot to the voting agent, prior to the solicitation expiration date. The nominee should also retain all ballots it receives from its beneficial owners for disclosure to the bankruptcy court if necessary. A nominee who is also the beneficial owner of securities, registered in its own name on the voting record date, should execute a ballot to cast its own vote and then record that vote on the master ballot to be returned.

      The decision to vote on the prepackaged plan is completely independent from the decision of whether or not to tender old notes in the exchange offer or to vote in favor of or against the proposed amendments, release and waivers. Neither tender of old notes in the exchange offer nor consent to the proposed amendments, release and waivers will constitute acceptance or rejection of the prepackaged plan. Therefore, all holders of outstanding old notes are encouraged to vote to accept or reject the prepackaged plan regardless of whether they choose to participate in the exchange offer. In addition, holders of outstanding old notes who are not accepting the exchange offer should not return their outstanding old notes with the letter of transmittal, whether or not they vote to accept or reject the prepackaged plan.

      Please note that a vote by a holder of outstanding securities to accept the prepackaged plan or a failure to object to confirmation of the prepackaged plan does not constitute the acceptance or acknowledgement by the holder of the accuracy of any of the statements, representations, valuations, forecasts or other information contained in this prospectus and solicitation statement and may not be used by us or any other person as an admission of any kind on the part of the holder. A vote by any such holder to accept the prepackaged plan may be used by us solely for purposes of determining and representing to the bankruptcy court the acceptance or rejection of the prepackaged plan by the class into which such holder’s claim has been placed.

      Any beneficial owner of a security who acquired such security after the voting record date and who wishes to vote on the prepackaged plan must arrange to vote with its transferor by delivery to it of the ballot duly executed in blank by (or a duly executed proxy from) the beneficial owner of such security on the voting record date.

      Please see the ballots, master ballots and accompanying instructions for more detailed instructions for completing and executing the ballots and master ballots.

Solicitation Expiration Date; Extensions; Amendments

      The solicitation of votes on the prepackaged plan pursuant to this prospectus will expire on the solicitation expiration date, which is 5:00 p.m., New York City time, on                     ,                     unless such date is extended as set forth below, in which case the date to which it is extended will be the solicitation expiration date. Except to the extent we so determine and as permitted by the bankruptcy court, ballots that are received after 5:00 p.m., New York City time, on the solicitation expiration date will not be accepted or used by us in connection with our request for confirmation of the prepackaged plan.

      We expressly reserve the right, at any time or from time to time, to extend the period of time for which the solicitation of acceptances of the prepackaged plan is to remain open by giving oral or written notice to the voting agent of such extension. Any extension of the expiration of the solicitation period will be followed by a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date. Without limiting the manner in which we may choose to make the public announcement, we will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to the Business Wire. During any extension of the prepackaged plan solicitation, all ballots previously given will remain subject to all the terms and conditions of the prepackaged plan solicitation, including the withdrawal and revocation rights specified herein.

      We expressly reserve the right to amend, at any time and from time to time, the terms of the prepackaged plan solicitation or to terminate the prepackaged plan solicitation and not accept any ballots or master ballots. If we make a material change in the terms of the prepackaged plan solicitation, we will disseminate additional solicitation materials and will extend the solicitation period, in each case to the extent required by law.

Termination

      Notwithstanding any provisions of the prepackaged plan solicitation, we will not be required to accept any ballot or master ballot and we may terminate this prepackaged plan solicitation at our option at any time on or after the date of the commencement of the prepackaged plan solicitation. Any termination of the prepackaged plan solicitation prior to the solicitation expiration date will be followed by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after such termination.

Agreements upon Furnishing Ballots

      The delivery of a ballot by a beneficial owner or record holder in accordance with the procedures set forth herein will constitute an agreement between such person or entity and us to accept all the terms of, and conditions to, this prepackaged plan solicitation.

      In addition, by executing and delivering a ballot to a brokerage firm, commercial bank, trust company or other nominee for the purpose of reflecting a vote in such nominee’s master ballot, a beneficial owner will authorize and consent to the delivery of such beneficial owner’s ballot to the voting agent by such brokerage firm, commercial bank, trust company, or other nominee upon the written request therefor by us or the voting agent.

Miscellaneous

      Any ballot that is executed and returned but does not indicate an acceptance or rejection of the prepackaged plan (or that indicates both an acceptance and a rejection of the prepackaged plan) will be deemed to constitute an abstention with respect to the prepackaged plan. Failure by a beneficial owner or record holder to send a signed ballot will also be deemed to constitute an abstention with respect to the prepackaged plan.

      Any ballot or master ballot that is executed, returned and indicates either an acceptance or rejection of the prepackaged plan but in which the information pertaining to the securities being voted has been misstated or is not stated by the owner will be deemed to constitute a vote of the total amount of the securities of that type held of record or held through a nominee by the owner and which could validly have been voted by said ballot or master ballot, as indicated.

      Unless a ballot or master ballot is completed acceptably and timely submitted to the voting agent on or prior to the solicitation expiration date, together with any other documents required by such ballot, we may, unless the bankruptcy court determines otherwise, in our sole discretion, reject such ballot or master ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the prepackaged plan by the bankruptcy court. For more specific information regarding the address to which the ballot(s) should be returned, refer to the instructions accompanying the ballot(s) or master ballot(s) or contact the voting agent at any of its addresses or phone numbers set forth on the back cover of this prospectus.

      In no case should a ballot be delivered to us or the old notes indenture trustee.

      If you have any questions as to voting on the prepackaged plan, contact the information agent at its address or phone number set forth on the back cover of this prospectus and solicitation statement.

Certifications

      By executing and returning a ballot, a person or entity:

•	will certify that such person or entity is the beneficial owner on the voting record date (or has a duly executed proxy from such beneficial owner) of the claims or interests being voted and that such person or entity has full power and authority to vote to accept or to reject the prepackaged plan;

•	will certify that such person or entity has received and/or has had an opportunity to review a copy of this prospectus and the other applicable solicitation materials and will acknowledge that the prepackaged plan solicitation is being made pursuant to the terms and conditions set forth therein;

•	in the case of a ballot for a class of old note claims, will certify that such person or entity either (a) is not submitting any other ballots with respect to securities of the same class, held in other accounts or other record names, or (b) is providing the names of, aggregate number of accounts with, and principal amount of all old notes held by each record holder on its behalf on the voting record date and the number of ballots submitted on its behalf, and, in each case, that such person or entity has cast the same vote on all ballots to be submitted on its behalf with respect to the securities that it owns within a given class, and acknowledges that its vote with respect to such securities within a given class will be counted once in determining whether the requisite number of beneficial owners of such class voted to accept the prepackaged plan; and

•	will acknowledge that the submission of a ballot will constitute a request of the beneficial owner to be treated as the holder of record of the securities to which such ballot related within the meaning of Bankruptcy Rule 3018(b).

      A broker, dealer, commercial bank, trust company or other nominee which is a record holder of notes will prepare, execute and deliver master ballot(s) to the voting agent to reflect the votes of the beneficial owners for whom it holds securities. By executing and returning a master ballot(s) such nominee:

•	will certify that each such master ballot is an accurate compilation of the information included in the completed and executed ballots received from its beneficial owners;

•	will certify that such nominee will retain in its files for disclosure to the bankruptcy court, if ordered, all ballots submitted to it, or copies thereof, until the earlier to occur of the entry of a final order confirming the prepackaged plan or the entry of a final decree closing our reorganization case;

•	will certify that such nominee has provided a copy of the prospectus and other applicable solicitation materials to each beneficial owner included in such master ballot and will acknowledge that the solicitation is subject to all the terms and conditions set forth in the prospectus;

•	will certify that such nominee has received a duly completed and executed ballot, including all certifications required therein, from each beneficial owner included in such master ballot;

•	will certify that such nominee is the record holder (or holds a written proxy to vote on behalf of such record holder) of the securities included in each such master ballot and/or has full power and authority to vote to accept or to reject the prepackaged plan and will acknowledge that the submission of such master ballot will constitute a request of such nominee to be treated as the holder of record of the securities to which such master ballot relates within the meaning of Bankruptcy Rule 3018(b); and

•	will provide the total amount of old notes in each respective master ballot voted to accept and voted to reject the prepackaged plan.

Waiver of Irregularities

      Unless otherwise directed by the bankruptcy court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of master ballots or ballots will be determined in our sole discretion, which determination will be final and binding. We also expressly reserve the right to reject any and all master ballots or ballots not in proper form the acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We further expressly reserve the right to waive any defects or irregularities or conditions of delivery as to any particular master ballot or ballot. Our interpretation (including of the master ballot or ballot and the respective instructions thereto), unless otherwise directed by the bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of master ballots or ballots must be cured within such time as we (or the bankruptcy court) determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, nor notices of revocation or withdrawal of master ballots or ballots, nor will any of them incur any liabilities for failure to provide such notifications. Unless otherwise directed by the bankruptcy court, delivery of such master ballots or ballots will not be deemed to have been made until such irregularities have been cured or waived. Master ballots or ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

Withdrawal; Revocation Rights

      Acceptances or rejections may be withdrawn or revoked at any time prior to the solicitation expiration date by the beneficial owner on the voting record date who completed the original master ballot or ballot, or by the nominee who completed the master ballot in such beneficial owner’s name, as the case may be. We do not intend to commence a reorganization case prior to the solicitation expiration date, although we reserve the right to do so in our sole discretion. After commencement of our reorganization case, withdrawal or revocation of votes accepting or rejecting the prepackaged plan may be effected only with the approval of the bankruptcy court.

      Acceptances or rejections in regard to the prepackaged plan may be withdrawn or revoked prior to commencement of our reorganization case by complying with the following procedures: (1) a beneficial owner of old notes should deliver a written notice of withdrawal or revocation to such record holder for endorsement and delivery to the voting agent and (2) a record holder of old notes who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the voting agent. To be effective, a notice of revocation and withdrawal must:

•	be timely received by the voting agent at its address specified on the back cover of this prospectus;

•	specify the name and/or customer account number of the beneficial owner whose vote on the prepackaged plan is being withdrawn or revoked;

•	contain the description of the claim as to which a vote on the prepackaged plan is withdrawn or revoked; and

•	be signed by the beneficial owner of the claim who executed the ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the ballot or master ballot, as the case may be.

      After the commencement of our reorganization case, a notice of withdrawal of a previously furnished ballot or master ballot will not be effective without the approval of the bankruptcy court.

Fees and Expenses

      Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the material regarding the prepackaged plan solicitation to beneficial owners.

      We will reimburse such agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

      The voting agent will act as ballot agent with respect to votes by all classes that are voting. The voting agent will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith. All questions regarding the prepackaged plan solicitation should be directed to the information agent. All deliveries to the voting agent relating to the prepackaged plan solicitation should be directed to the address set forth on the back cover of this prospectus and included in the solicitation materials.

      Requests for information or additional copies of this prospectus, voting instructions, master ballots or ballots should be directed to the information agent at its address or phone number set forth on the back cover of this prospectus and solicitation statement.

Restriction on Transfer of Securities

      The securities to be issued pursuant to the prepackaged plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new securities will be exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(1)	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

(2)	persons who offer to sell securities offered under a plan for the holders of such securities;

(3)	persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities or (b) made under a distribution agreement; and

(4)	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

      To the extent that persons deemed to be “underwriters” receive securities pursuant to the prepackaged plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be “underwriters,” however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the prepackaged plan by “underwriters,” subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

      Whether or not any particular person would be deemed to be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan.

      Given the complex, subjective nature of the question of whether a particular person may be an underwriter, we make no representation concerning the right of any person to trade in the common stock and new notes to be distributed pursuant to the prepackaged plan. We recommend that potential recipients of common stock and new notes consult their own counsel concerning whether they may trade such securities freely.

Securities Law Matters

      To the extent that the issuance, transfer or exchange of the securities to be issued under the prepackaged plan are not exempt under Section 1145 of the Bankruptcy Code, the issuance, transfer and exchange of the securities to be issued under the prepackaged plan will be made by us in reliance upon other exemptions from the registration requirements of the Securities Act.

Certain Transactions by Stockbrokers

      Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this prospectus (and supplements hereto, if any, if ordered by the bankruptcy court) at or before the time of delivery of securities issued under the prepackaged plan to their customers for the first 40 days after the date the prepackaged plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

Unaudited Projected Consolidated Financial Information

      Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the restructuring on our results of operations and cash flows for the years ending September 30, 2003, 2004, 2005 and 2006. We do not, as a matter of course, publicly disclose projections as to our future revenues, earnings or cash flow. In connection with our consideration of the restructuring, certain projections of our future financial performance of our operating businesses were prepared. Accordingly, we do not intend to review, update or otherwise revise the projections. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Data.”

      The projections are based upon a number of significant assumptions. Actual operating results will vary.

      We prepared these projections to analyze our ability to meet our obligations under the restructuring and to assist each holder of a claim in determining whether to vote to accept or reject the prepackaged plan. These projections are contained in this prospectus as required in connection with the filing of the prepackaged plan, and, accordingly, should not be taken into account in making your decision to tender your old notes in the exchange offer. The projections were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts and were neither audited, compiled nor reviewed by our independent public auditors. While presented with numerical specificity, these projections are based upon a variety of assumptions (which we believe are reasonable), and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us (or any other person) that the projections will be realized, and actual results will vary materially from those presented below. See “Risk Factors” beginning on page 18. The financial projections are based on assumptions which we believe are reasonable but inherently contain significant uncertainties. Furthermore, such projections do not give effect to any savings or costs that may be associated with a settlement or resolution of our disputes with Sprint. Holders are cautioned not to place undue reliance on these financial projections.

FIVE YEAR PROJECTIONS

AIRGATE PCS, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,

	2003	2004	2005	2006	2007	2008

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$50,255	$35,519	$34,261	$31,211	$23,201	$15,016
Accounts receivable, net	37,907	40,445	42,187	43,455	45,499	47,134
Inventories	2,844	2,585	2,585	2,585	2,585	2,585
Other current assets	4,373	4,373	4,373	4,373	4,373	4,373

Total current assets	95,379	82,922	83,406	81,624	75,658	69,108

Property and equipment, net	177,595	144,130	109,514	74,169	53,793	51,792
Financing costs	6,682	2,562	1,911	1,261	611	—
Other non-current assets	5,475	4,992	4,564	4,184	3,848	3,549

Total assets	$285,131	$234,606	$199,395	$161,238	$133,910	$124,449

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities	$84,518	$88,918	$96,621	$107,804	$111,004	$73,703
Long-term debt, net	386,509	269,310	239,319	199,553	159,693	159,847
Other long-term liabilities	9,209	8,670	8,086	7,510	6,970	6,474
Investment in iPCS	184,115	184,115	184,115	184,115	184,115	184,115

Total liabilities	664,351	551,014	528,141	498,982	461,782	424,139

Stockholders’ equity	(379,220)	(316,408)	(328,746)	(337,744)	(327,872)	(299,690)

Total liabilities & stockholders’ equity	$285,131	$234,606	$199,395	$161,238	$133,910	$124,449

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended September 30,

	2003*	2004	2005	2006	2007	2008

	(Dollars in thousands, except per share amounts)
Revenue
Service revenue	$306,682	$259,277	$267,411	$276,875	$283,070	$285,952
Roaming revenue	86,255	72,589	77,191	80,207	86,437	93,188
Equipment revenue	13,737	10,250	10,073	10,073	10,073	10,072

Total revenue	406,674	342,116	354,675	367,155	379,580	389,212

Operating Expense
Cost of service and roaming	243,068	200,347	208,196	217,068	226,483	234,726
Cost of equipment	28,198	20,500	20,145	20,145	20,145	20,145
Sales and marketing	68,471	46,258	47,541	48,168	48,505	48,850
General and administrative expense	29,195	28,379	19,329	19,659	20,068	20,480
Non cash stock compensation expense	707	346	—	—	—	—
Depreciation and amortization	67,686	48,965	49,616	50,345	35,376	19,501

Total operating expense	437,325	344,795	344,827	355,385	350,577	343,702

Operating income (loss)	(30,651)	(2,679)	9,848	11,770	29,003	45,510
Other Income (Expense):
Interest income	229	393	337	336	292	203
Interest expense	(56,615)	(29,391)	(22,522)	(21,105)	(19,220)	(16,956)

Income (loss) before taxes	(87,037)	(31,677)	(12,337)	(8,999)	10,075	28,757
Income tax	—	(1,700)	—	—	(202)	(575)

Net income (loss)	$(87,037)	$(33,377)	$(12,337)	$(8,999)	$9,873	$28,182

Earnings (loss) per share:
Basic	$(3.36)	$(0.54)	$(0.21)	$(0.15)	$0.17	$0.48
Diluted	(3.36)	(0.54)	(0.21)	(0.15)	0.17	0.48

*	Includes results of iPCS from October 1, 2002 through February 23, 2003, the date that iPCS filed for bankruptcy. Results of iPCS subsequent to February 23, 2003 are no longer consolidated.

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended September 30,

	2003*	2004	2005	2006	2007	2008

	(Dollars in thousands)
Cash Flow from Operations:
Net income (loss)	$(87,037)	$(33,377)	$(12,337)	$(8,999)	$9,873	$28,182
Adjustments to reconcile net income (loss):
Depreciation and amortization	67,686	48,965	49,616	50,345	35,376	19,501
Interest expense associated with accretion of discounts	45,395	9,359	116	127	140	153
Non cash stock compensation	707	346	—	—	—	—
Provision for bad debts	5,503	9,166	9,549	9,838	9,984	10,036
Net changes in assets and liabilities	4,334	(12,236)	(9,502)	(9,254)	(8,489)	(8,558)

Cash flow provided by operations	36,588	22,223	37,442	42,057	46,884	49,314

Cash Flow from Investing:
Capital expenditures, net	(23,808)	(15,500)	(15,000)	(15,000)	(15,000)	(17,500)
Deconsolidation of iPCS	(10,031)	—	—	—	—	—

Cash flow used in investing	(33,839)	(15,500)	(15,000)	(15,000)	(15,000)	(17,500)

Cash Flow from Financing:
Borrowings on credit facility	17,000	—	—	—	—	—
Repayments of credit facility	(2,024)	(17,775)	(23,700)	(30,107)	(39,894)	(39,999)
Equity issuance costs	—	(3,157)	—	—	—	—
Other	55
Deferred financing costs	—	(527)	—	—	—	—

Cash flow provided by (used in) financing	15,031	(21,459)	(23,700)	(30,107)	(39,894)	(39,999)

Net increase (decrease) in cash and cash equivalents	17,780	(14,736)	(1,258)	(3,050)	(8,010)	(8,185)
Cash and cash equivalents at beginning of period	32,475	50,255	35,519	34,261	31,211	23,201

Cash and cash equivalents at end of period	$50,255	$35,519	$34,261	$31,211	$23,201	$15,016

Supplemental disclosure of noncash financing and investing activities:
Cancellation of Old Notes	$—	$(262,088)	$—	$—	$—	$—
Unamortized financing costs of old notes	—	3,858	—	—	—	—
Issuance of New Notes	—	160,000	—	—	—	—
Carrying value difference on new notes	—	(813)	—	—	—	—
Common stock issued in exchange for Old Notes	—	99,043	—	—	—	—

*	Includes results of iPCS from October 1, 2002 through February 23, 2003, the date that iPCS filed for bankruptcy. Results of iPCS subsequent to February 23, 2003 are no longer consolidated.

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

AIRGATE PCS, INC.

SCHEDULE OF SIGNIFICANT ASSUMPTIONS

	For the Years Ended September 30,

	2003	2004	2005	2006	2007	2008

Subscriber Gross Activations	231,411	164,012	164,012	165,280	165,280	165,280
Subscriber Net Additions	34,523	18,446	22,000	16,742	11,892	8,447
Total Subscribers	360,343	378,788	400,788	417,530	429,422	437,869
ARPU	$57.90	$58.46	$57.17	$56.39	$55.70	$54.95
Churn	3.56%	3.10%	2.86%	2.86%	2.86%	2.86%
CCPU	$51	$51	$48	$48	$48	$49
CPGA	$369	$354	$360	$361	$363	$366

See Accompanying Summary of Significant Projection Assumptions.

As the projections are subject to significant estimates, actual results will differ from the projections.

      This financial projection presents, to the best of management’s knowledge and belief, the Company’s financial position, results of operations, and cash flows for the projection period, giving effect to the recapitalization plan and using assumptions described in “— Impact of Recapitalization Plan.” The assumptions described herein are those that management believes are significant to the projections. It is highly likely that there will be differences between projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Events that could cause actual results to differ materially from these projections are described herein under “Risk Factors” and “Management’s Discussion and Analysis — Forward Looking Statements.” These projections may also be significantly impacted if the recapitalization plan does not occur and AirGate seeks to forego the recapitalization plan and instead seeks to accomplish the restructuring by means of the prepackaged plan. Management expressly disclaims a duty to update any of the financial projections.

Non-GAAP Financial Measures and Key Operating Metrics

      We use certain operating and financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or “GAAP.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

      Terms such as subscriber net additions, average revenue per user (“ARPU”), churn, cost per gross addition (“CPGA”) and cash cost per user (“CCPU”) are important operating metrics used in the wireless telecommunications industry. These metrics are important in comparing us to other wireless service providers. ARPU, CCPU and CPGA also assist management in budgeting and CPGA also assists management in quantifying the incremental costs to acquire a new subscriber. Except for churn and net subscriber additions, we have included a reconciliation of these metrics to the most directly comparable GAAP financial measure. Churn and subscriber net additions are operating statistics with no comparable GAAP financial measure. ARPU, CPGA and CCPU are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, revenues, expenses or net loss as determined in accordance with GAAP.

      ARPU, churn, CPGA and CCPU as used by the Company may not be comparable to a similarly titled measure of another company.

      The following terms used herein have the following meanings:

•	“ARPU” summarizes the average monthly service revenue per user, excluding roaming revenue. ARPU is computed by dividing service revenue for the period by the average subscribers for the period.

•	“Churn” is the average monthly rate of subscriber turnover that both voluntarily and involuntarily discontinued service during the period, expressed as a percentage of the average subscriber base. Churn is computed by dividing the number of subscribers that discontinued service during the period, net of 30-day returns, by the average subscribers for the period.

•	“CPGA” summarizes the average cost to acquire new subscribers during the period. CPGA is computed by adding the income statement components of selling and marketing, cost of equipment and activation costs (which are included as a component of cost of service) and reducing that amount by the equipment revenue recorded. That net amount is then divided by the total new subscribers acquired during the period.

•	“CCPU” is a measure of the average monthly cash costs to operate the business on a per user basis consisting of subscriber support, network operations, service delivery, roaming expense, bad debt expense, wireless handset upgrade subsidies (but not commissions) and other general and administrative costs, divided by average subscribers for the period.

      The table below sets forth key projected operating metrics for the Company for each of the years presented.

	2003	2004	2005	2006	2007	2008

Average Revenue Per User (ARPU):
Service Revenues	$306,682	$259,277	$267,411	$276,875	$283,070	$285,952
Average Subscribers	441,381	369,566	389,788	409,159	423,476	433,646
ARPU	$57.90	$58.46	$57.17	$56.39	$55.70	$54.95
Cost Per Gross Addition (CPGA):
Sales & Marketing Expense	$68,471	$46,258	$47,541	$48,168	$48,505	$48,850
Plus: Activation Expense	2,423	1,558	1,502	1,492	1,492	1,492
Plus: Cost of Equipment	28,198	20,500	20,145	20,145	20,145	20,145
Less: Equipment Revenue	(13,737)	(10,250)	(10,073)	(10,073)	(10,073)	(10,072)

Total Acquisition Costs	$85,355	$58,066	$59,115	$59,732	$60,069	$60,415

Gross Additions	231,411	164,012	164,012	165,280	165,280	165,280
CPGA	$369	$354	$360	$361	$363	$366
Cash Cost Per User (CCPU):
Cost of Service Expense	$243,068	$200,347	$208,196	$217,068	$226,483	$234,726
Less: Activation Expense	(2,423)	(1,558)	(1,502)	(1,492)	(1,492)	(1,492)
Plus: General & Administrative Expense	29,195	28,379	19,239	19,659	20,068	20,480

Total Cash Costs	$269,840	$227,168	$225,933	$235,235	$245,059	$253,714

Average Subscribers	441,381	369,566	389,788	409,159	423,476	433,646
CCPU	$51	$51	$48	$48	$48	$49

Summary of Significant Accounting Policies

      The significant accounting policies incorporated into these financial projections are consistent with the significant accounting policies used in the Company’s historical consolidated financial statements for the year ended September 30, 2002 and the unaudited financial statements for the nine months ended June 30,

2003 as described herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies”. Readers should refer to that detailed description of the Company’s significant accounting policies.

Impact of Recapitalization Plan

      The projected consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows for the fiscal year ended September 30, 2004 reflects the impact of the proposed recapitalization plan with an assumed effective transaction date of December 31, 2003. In connection with the recapitalization plan for purposes of these projections, the fair value included for the new notes is assumed to be equal to the stated value and the fair value of the common stock is assumed to be $3.00 per share.

      The exchange of old notes for our common stock and new notes will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”). We have assumed that our outstanding old notes will be exchanged for 33,000,000 shares of our common stock and $160.0 million in aggregate principal amount of new notes. The carrying value of our old notes represents the face value of the debt adjusted for unamortized original issue discount, unamortized debt issuance costs and the unamortized value of warrants issued in connection with the debt. In accordance with SFAS No. 15, a gain will not be recorded when the restructuring is complete, because the adjusted carrying amount of the old notes is less than the maximum future cash payments (including future interest payments) of the new notes. The effects of the restructuring will therefore be accounted for prospectively as an increase in the effective interest rate on the new notes.

      In addition to the accounting treatment of the recapitalization plan, the projections assume that direct cash costs of the transaction are approximately $8.3 million. These estimated costs have been allocated to three components of the transaction as follows. Approximately $0.5 million is allocated to financing costs in the balance sheet because it relates to costs incurred in connection with amending the existing covenants for the credit facility. These costs are amortized to interest expense over the remaining life of our credit facility. Approximately $6.2 million is expensed as incurred. The remaining $1.5 million in costs have been allocated to the common stock issued in the transaction as a reduction to the carrying amount of the common stock.

Income Taxes

      The consummation of the recapitalization plan is expected to result in an ownership change under the provisions of Section 382 of the Internal Revenue Code. Accordingly, AirGate would be subject to an annual limitation on the use of net operating losses generated prior to the ownership change. Based on this limitation, and excluding potential “built-in” gains that may be realized after the consummation of the recapitalization plan, the projections for the year ended September 30, 2004 assumes that approximately $153.0 million in net operating losses would expire unused based on an assumed fair value of the Company’s common stock at the transaction date of $3.00 per share. Additionally, as a result of the recapitalization plan, the Company may not receive a tax deduction for interest that had been accreted on the old notes that would be tendered as part of the recapitalization plan. The non-cash interest that accreted on these notes has been reflected as a deferred tax asset in the Company’s historical financial statements, but has had a full valuation allowance against it.

Statement of Operations

      The projected statements of operations have been prepared based on certain assumptions shown in the Schedule of Significant Assumptions prepared by management. These assumptions are based on and include stable gross subscriber additions and slightly lower average revenue per user. Our assumptions do not take into account declines or improvements of general economic conditions or their impact on our operations.

      Service Revenue is derived from various types of typically recurring services associated with wireless communications services including monthly recurring access and feature charges and monthly non-recurring charges for local, wireless long distance and roaming airtime usage in excess of the subscribed usage plan. Service revenues are calculated based upon the projected number of subscribers in AirGate’s territory and the projected ARPU in the Schedule of Significant Assumptions. Subscriber growth over the projected period is based on AirGate’s current experience and business plans and current trends in the markets in which AirGate operates. Key drivers for this assumption are projected gross subscriber additions and churn. ARPU in the accompanying Schedule of Significant Assumptions represents the average revenue per subscriber generated by AirGate subscribers and excludes inbound travel and roaming revenue. The declining trend in projected ARPU is based on recent trends in the marketplace of increased competition, which has resulted in increasingly higher bundles of minutes being offered at lower prices.

      Roaming Revenue is generated when subscribers from other wireless service providers travel or roam onto AirGate’s PCS network. AirGate receives roaming revenue at a per-minute rate from Sprint and other Sprint PCS network partners when Sprint’s or its network partner’s PCS subscribers from outside of AirGate’s territory use AirGate’s network. AirGate pays the same reciprocal roaming rate when subscribers from our territory use the network of Sprint or its other PCS network partners. AirGate also receives non-Sprint roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint roam on AirGate’s network. The projected travel revenues are based on projected minutes of inbound travel or roaming traffic taking into account the number of expected sites on air, the growth in the number of subscribers for other carriers who would potentially roam onto AirGate’s network and estimates of roaming rates per minute of use. Sprint has the right to modify travel rates, subject to the limitations in our agreements with Sprint.

      Equipment Revenue is generated when we sell wireless personal communications handsets and accessories that are used by our subscribers in connection with our wireless services. Equipment revenue is derived from the sale of handsets and accessories from AirGate owned stores, net of sales incentives, rebates and an allowance for returns. AirGate’s handset return policy allows subscribers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to AirGate, AirGate may be able to reissue the handsets to subscribers at little additional cost. When handsets are returned to Sprint for refurbishing, AirGate receives a credit from Sprint, which is approximately equal to the retail price of the refurbished handset. Equipment revenue is driven primarily by handset sales to new customers and our existing subscriber base.

      Cost of Service and Roaming principally consists of costs to support AirGate’s subscriber base including:

•	roaming expense;

•	network operating costs (including salaries, cell site lease payments, fees related to the connection of AirGate’s switches to the cell sites that they support, inter-connect fees and other expenses related to network operations);

•	back office services provided by Sprint such as customer care, billing and activation;

•	the 8% of collected service revenue retained by Sprint as an affiliation fee;

•	long distance expense relating to inbound roaming revenue and AirGate’s subscriber’s long distance usage and roaming expense when subscribers from our territory place calls on Sprint’s or its network partners’ networks;

•	bad debt related to estimated uncollectible accounts receivable; and

•	wireless handset subsidies on existing subscriber upgrades through national third-party retailers.

      These costs along with general and administrative expenses are used in determining CCPU. The projected CCPU amounts included in the Schedule of Significant Assumptions are based on historical experience as well as the AirGate’s expectation of the increased travel usage for our subscriber base.

      Cost of Equipment includes the costs of handsets and accessories we resell to our subscribers for use in connection with our services. To remain competitive in the marketplace, we subsidize handset sales and therefore the cost of handsets is higher than the resale price to the subscriber. Equipment costs are driven primarily by the number of handset sales to new customers and our existing customer base, as well as the subsidy required to be competitive in the marketplace.

      Sales and Marketing Expense includes retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by national third-party retailers for which AirGate does not record revenue. Under the management agreement with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber from AirGate’s territory, AirGate is obligated to reimburse Sprint for the handset subsidy and commissions that Sprint originally incurred. Sales and Marketing expense is measured against gross subscriber additions in determining CPGA. The projected CPGA set forth in the Schedule of Significant Assumptions is based on AirGate’s historical CPGA and assumes that there is no further consolidation within the wireless industry to mitigate the intense competition that has been experienced to date.

      General and Administrative Expense includes corporate costs and expenses such as administration and finance. Various expenses related to the transaction are included in this expense category. Projected general and administrative expense in 2004, excluding expenses related to the transaction, are expected to decline slightly in 2004 and grow approximately 2% annually thereafter in the projection. Selling, general and administrative expense includes projected costs relating to restructuring the current capitalization of AirGate, estimated costs that may arise out of dispute resolution with Sprint and costs associated with outsourcing customer service functions. The aggregate amount of these costs are projected to be $1.3 million in 2003, $8.9 million in 2004, and $0.7 million in subsequent years.

      Non Cash Stock Compensation Expense is calculated according to the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees” in accounting for its stock option plans. Unearned stock compensation is recorded for the difference between the exercise price and the fair market value of AirGate’s common stock and restricted stock at the date of grant and is recognized as non-cash stock compensation expense in the period for which the related services are rendered. We assume no additional non-cash stock compensation expense during the period.

      Depreciation and Amortization includes the expensing of capitalized network development costs incurred to ready our network for use and costs to build out our retail stores and office space, as well as amortization of intangibles. Depreciation of these costs begins when the equipment is ready for its intended use and is amortized over the estimated useful life of the asset. Depreciation expense in these financial projections is based on projected capital expenditures as discussed below along with the historic depreciable lives of similar assets.

      Interest Income represents amounts earned on the investment of excess cash balances. The trend in interest income over the projection period is consistent with the trend in available cash balances discussed in the assumptions for the Statement of Cash Flows.

      Interest Expense includes interest on the new notes issued in the recapitalization plan as well as interest on our credit facility. Interest expense also reflects the increase related to the amortization of the difference on the transaction as discussed in “— Impact of Recapitalization Plan” above.

      Earnings (Loss) Per Share has been calculated based on the projected number of shares outstanding prior to the effects of a reverse stock split. Basic and diluted earnings per share calculations assume option and warrant exercise prices are at above market prices and outstanding common stock shares remain constant subsequent to the Recapitalization Plan. We have assumed an increase in our weighted average common shares outstanding as a result of the conversion of our old notes into common stock and new notes in the restructuring.

     Balance Sheet

      Accounts receivable balances are based on projected subscriber revenue and represent approximately 40 days of revenue, which is consistent with current and historical levels. Inventory balances are based on projected costs of equipment sold and represent less than 30 days of inventory on hand which is consistent with historic carrying levels. Other current and non-current assets are based on historic levels taking into account generally inflationary increases. Property and equipment balances in the projections have been impacted by the capital expenditure assumptions discussed below as well as the depreciation expense assumptions discussed previously. Financing costs in the fiscal year ended September 30, 2004 reflect the reclassification of approximately $3.9 million in unamortized deferred financing costs to the old notes to be tendered as part of the recapitalization plan. The remaining financing costs relate to our credit facility and $0.5 million being capitalized as part of the transaction are amortized over the remaining term of our credit facility.

      Current liabilities in the projections primarily consist of trade accounts payable, payable to Sprint PCS, other accrued expenses, deferred revenue and the current maturities of long term debt. Accounts payable and accrued expenses in the projections are based on the historical relationship with operating expenses and represent slightly over one month of expenses throughout the projection period. In addition, the payable to Sprint is projected based upon historical trends. The projections assume AirGate does not pay disputed items payable to Sprint, which are described in greater detail in Note 3 to the financial statements for the nine months ended June 30, 2003.

      Long-term liabilities in the projections include the investment in AirGate’s wholly-owned subsidiary iPCS. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition and AirGate no longer consolidates the accounts and results of operations of iPCS and the accounts are recorded as an investment using the cost method of accounting. Accordingly, the projected balance sheets do not include the consolidated accounts of iPCS; it does however include AirGate’s investment in iPCS at cost. The accompanying projected consolidated statement of operations and projected statement of cash flows for the fiscal year ended September 30, 2003 includes the results and activity of iPCS through February 23, 2003. The periods subsequent to February 23, 2003 in the projections do not include the results nor the activity of iPCS. When AirGate no longer has an ownership interest in iPCS, the investment in iPCS will be reduced to zero. The projections assume there is no change in the status of iPCS bankruptcy proceedings.

     Statement of Cash Flows

      Capital expenditures in the projected statement of cash flows are based on assumptions for capital expenditures on a per-POP basis to effectively replenish assets as they depreciate, thereby maintaining current network service and capacity levels. Forecasted capital expenditures do not include funding for next-generation CDMA technology. The impact of the recapitalization plan is reflected in the projected statement of cash flow for the fiscal year ended 2004. The cancellation of the old notes and issuance of new notes as well as the issuance of common stock are reflected as non cash financing activities.

      The repayment of the credit facility is based on the current amortization schedule for our credit facility, which provides that the credit facility will be repaid in full in 2008. The new notes to be issued in an aggregate principal amount of $160 million are due in 2009.

      The prospective financial information included in this prospectus and solicitation statement has been prepared by, and is the responsibility of, AirGate’s management. KPMG LLP has neither examined, reviewed, nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this prospectus and solicitation statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

DESCRIPTION OF OUR CAPITAL STOCK

General

      The following summarizes all of the material terms and provisions of our capital stock. We have 155,000,000 shares of authorized capital stock, including 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2003, we had outstanding 25,939,836 shares of common stock (including 37,000 shares of restricted stock), no shares of preferred stock, options exercisable for 2,191,209 shares of common stock and warrants to acquire 709,280 shares of common stock. Prior to giving effect to the reverse stock split, as of June 30, 2003, there would have been issued and outstanding approximately 58,939,836 shares of our common stock (or approximately 61,840,325 shares, assuming exercise of all options and warrants issued and outstanding as of that date).

Common Stock

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of our common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Preferred Stock

      Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

•	number of shares to be issued;

•	dividend rights;

•	dividend rates;

•	right to convert the preferred shares into a different type of security;

•	voting rights attributable to the preferred shares;

•	right to set aside a certain amount of assets for payment relating to the preferred shares; and

•	prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

      If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes certain merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation’s voting stock.

      Our certificate of incorporation provides that certain business transactions with interested stockholders must be approved by the holders of at least 80% of the voting power of our then-outstanding shares of stock entitled to vote in the election of directors, voting together as a single class. Such business transactions include: mergers or consolidations with an interested stockholder; sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of any of our assets to an interested stockholder; certain sizable issuances or transfers of any of our securities to an interested stockholder; the adoption of any plan or proposal for our liquidation proposed by or on behalf of an interested stockholder; or any reclassification of our securities or recapitalization which increases the proportionate share of any class of securities of an interested stockholder. However, the affirmative vote of a majority of the shares of outstanding stock entitled to vote, or such vote as is required by law or our certificate of incorporation, will suffice with respect to a business combination with an interested stockholder if the consideration received meets certain fair price standards.

      Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

      Our by-laws will also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

      Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

•	comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, the estimated current value of the company in a freely negotiated transaction and the estimated future value of the company as an independent entity; and

•	the impact of a transaction on our employees, suppliers and clients and its effect on the communities in which we operates.

      Our certificate of incorporation also contains a provision which acknowledges that certain of our Sprint PCS agreements establish a process for the sale of our operating assets in the event of a default by us and an acceleration of the obligations under our credit facility. This provision of the certificate of incorporation is intended to permit the sale of such assets without further stockholder approval.

      The provisions described above could make it more difficult for a third party to acquire control of us and, furthermore, could discourage a third party from making any attempt to acquire control of us.

      Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by resolution adopted by a majority of the board of directors, or as otherwise provided in the bylaws. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

      Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. The 80% vote is also required to amend or repeal any of our by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Listing

      AirGate’s common stock is currently traded on the Over-The-Counter Bulletin Board.

COMPARISON OF THE OLD NOTES AND THE NEW NOTES

      The negative covenants contained in the indenture governing the new notes are different in certain aspects than the covenants contained in the indenture governing the old notes. The following is a description of some of these and other differences. You can find the definitions of certain defined terms used in this comparison under the subheading “Definitions” in the section “Description of the New Notes.” This comparison is provided for convenience only, and you should review the full description of the new notes contained in the section “Description of the New Notes.” In addition to the provisions set forth below, the new notes indenture may differ from the old notes indenture with respect to changes consistent with and necessary to carry out the intent of the provisions below.

	Old Notes	New Notes

General

Maturity Date	October 1, 2009	September 1, 2009

Accretion	Accreted Value increases from approximately $156.1 million at issuance at a rate of 13.5%, compounded semi-annually, to a final accreted value equal to the aggregate principal amount of $300 million at October 1, 2004.	None.

Interest	13.5% per annum, payable semi- annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2005.	9 3/8% per annum, payable semi- annually in cash in arrears on [ ] and [ ] of each year, commencing [ ], 2004.

Original Issue Discount	Yes. Interest is not payable on the old notes prior to April 1, 2005. However, holders are required to include original issue discount amounts in gross income for U.S. federal tax purposes over the term of the old notes in advance of the receipt of the actual cash payments.	None.

Guarantees	Guaranteed on a senior subordinated basis by all current and future Restricted Subsidiaries (the “Guarantors”).	Same Guarantors as the old notes. The guarantees will be full and unconditional general secured obligations of the Guarantors and will rank junior to the Guarantors’ guarantees under the Credit Agreement and pari passu with all other existing and future Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to such Guarantees.

	Old Notes	New Notes

Ranking	The old notes are subordinated in right of payment to all of AirGate’s existing and future Senior Debt, equal in right of payment to all of AirGate’s existing and future senior subordinated Indebtedness and senior in right of payment to all of AirGate’s existing and future subordinated Indebtedness.

	The guarantees are unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future Senior Debt of each Guarantor, equal in right of payment to all existing and future senior subordinated Indebtedness of each Guarantor and senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.	The new notes will be AirGate’s senior secured obligations and will be (i) subordinated in right of payment to AirGate’s Indebtedness under the Credit Agreement, including second lien debt secured thereby, (ii) senior in right of payment to the old notes, (iii) equal in right of payment with all of its unsubordinated Indebtedness and (iv) senior in right of payment to all of its future Indebtedness that by its terms is junior or subordinated in right to payment to the new notes.

Collateral	The old notes are secured by a subordinated pledge of the capital stock of all of AirGate’s current and future directly owned subsidiaries. The pledge to secure the old notes is junior to the pledge to secure AirGate’s Senior Debt.	The new notes will be secured by second-priority liens, subject to certain exceptions and Permitted Liens, on substantially all of AirGate’s and its Restricted Subsidiaries’ existing and after-acquired assets for which a first-priority lien is granted to the lenders under the Credit Agreement.

Subordination	The old notes are subordinate to all Senior Debt. In addition, no payments can be made on the old notes if there is a default under certain designated Senior Debt.	Substantially the same.

Optional Redemption	At any time and from time to time on or after October 1, 2004, AirGate may redeem the old notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on October 1 of the following years:	At any time and from time to time on or after January 1, 2006, AirGate may redeem the new notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 1 of the following years:
	Year - Percentage	Year - Percentage

	2004 - 106.750%	2006 - 104.688%
	2005 - 104.500%	2007 - 102.344%
	2006 - 102.250%	2008 and thereafter - 100.000%
2007 and thereafter - 100.000%

	Old Notes	New Notes

Mandatory Redemption	None.	None.
Repurchase Offers upon Change of Control or Asset Sales

Change of Control	Upon (i) certain permitted Assets Sales by AirGate’s Restricted Subsidiaries in which there are excess proceeds that are not applied to pay down debt, for capital expenditures, or to purchase other assets, or (ii) a Change of Control, then AirGate must commence a repurchase offer. Specifically, upon a Change of Control, noteholders may require AirGate to repurchase their old notes at 101% of the Accreted Value (if the purchase is prior to October 1, 2004) or 101% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase (if the purchase is after such date).	Same, except that upon a Change of Control, the noteholders may require AirGate to repurchase all or part of the new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The definition of “Change of Control” will be revised to provide that a merger or consolidation with, or the purchase of all or substantially all the assets of, a Sprint PCS Affiliate will not be deemed a Change of Control as long as, in the case of a merger or consolidation, (i) after announcement of the transaction but before consummation, there are no downgrades (or notice thereof) or credit watch with negative implications that is not removed with respect to the ratings, if any, of the new notes and (ii) the beneficial owners of voting stock of AirGate prior to the merger or consolidation continue to be the beneficial holders of at least 35% of the outstanding voting stock of AirGate or the surviving company after the merger or consolidation; provided, that a majority of the members of the board of directors, chief executive officer, chief financial officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or the surviving company after the merger or consolidation.

	Old Notes	New Notes

Asset Sales	Neither AirGate nor a Restricted Subsidiary may sell assets unless (i) the seller receives consideration at least equal to the fair market value of the item sold, (ii) the fair market value is determined by AirGate’s Board of Directors in a resolution and delivered to the Trustee in an Officer’s Certificate and (iii) at least 85% of the consideration received is in the form of cash or cash equivalents.	Same except only 75% of the consideration received need be cash or cash equivalents and an Officer’s Certificate is delivered to the Trustee stating that. Also, the Officer’s Certificate would be required only if the transaction were valued at over $5 million.
	The Net Proceeds are first used for certain payments, including the repayment of senior debt or to reinvest in the business. If there are excess Net Proceeds over $10 million, AirGate must make an offer to repurchase the old notes at 100% of Accreted Value or principal, as applicable.	Same.

Certain Covenants

Limitation on Restricted Payments	Subject to certain exceptions, AirGate may not and may not permit a Restricted Subsidiary to (i) declare or pay dividends other than dividends payable solely in equity or equity securities convertible into AirGate’s equity (“Equity Interests”) other than Disqualified Stock, (ii) purchase or redeem or permit a Restricted Subsidiary to purchase or redeem any Equity Interests of AirGate (including options, warrants or other rights to acquire Equity Interests), (iii) redeem, repurchase or retire for value or permit any Restricted Subsidiary to redeem, repurchase or retire for value other than value solely of Equity Interests other than Disqualified Stock, any Indebtedness that is subordinate to the Notes, or (iv) permit any Restricted Subsidiary to make any Restricted Investment (each of the foregoing a “Restricted Payment”), unless:	Same restrictions on AirGate and its Restricted Subsidiaries, except that the Operating Cash Flow of AirGate will be measured from June 30, 2003.

Old Notes	New Notes

(i) no Default or Event of Default has occurred and is continuing, (ii) at the time of the payment, and giving pro-forma effect to it, AirGate could have incurred additional debt under the indebtedness covenants below and (iii) the aggregate amount of all Restricted Payments shall not exceed (A) Operating Cash Flow after December 31, 2002 through the quarter prior to the payment less 150% of the cumulative Consolidated Interest Expense after December 31, 2002 through such quarter plus (B) the aggregate Net Proceeds from equity sales and certain dispositions of Investments.
Permits: (i) investments in AirGate or in a wholly-owned Restricted Subsidiary that is a Guarantor; (ii) investments in cash equivalents; (iii) investments by AirGate or any Restricted Subsidiary in a person which results in such person becoming a wholly-owned Restricted Subsidiary of AirGate or such person is merged/consolidated with or conveys its assets to AirGate or a wholly-owned Restricted Subsidiary of AirGate; (iv) investments made after the receipt of non-cash consideration in Asset Sales in compliance with the Indenture; (v) acquisition of assets for Equity Interests; (vi) investments which are paid for in Equity Interests; or (vii) investments in any person which, when added to all other investments under clause (vii) do not exceed $5 million	In addition, provides a (i) basket for investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (A) will engage in a related telecommunications service business, (B) will bid on, own or lease spectrum or (C) will provide management, billing or customer care services; provided that AirGate could have incurred $1.00 of additional debt; provided further, that such amounts will be included in the calculation of subsequent Restricted Payments; and (ii) a general basket of $5 million for investments in entities that will provide management, billing or customer care services.

	Old Notes	New Notes

The definition of “Operating Cash Flow” will be revised to include “add-backs‘ consistent with the “add-backs” contained in the definition of “EBITDA” in the amendment to the Credit Agreement. Such “add-backs‘ are for (i) amounts actually incurred in connection with Sprint litigation in an amount not to exceed $2 million in any one fiscal year period; (ii) amounts not to exceed $5 million in start-up costs actually incurred in connection with providing billing, customer care and similar services that had been provided under the Sprint affiliation agreements; and (iii) any restructuring costs or charges incurred in connection with the transactions contemplated by the Support Agreement.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock	Neither AirGate nor any Restricted Subsidiary may incur any Indebtedness other than Permitted Debt and AirGate may not issue Disqualified Stock unless, immediately thereafter, certain financial covenants are met.	Same.
No additional debt unless, immediately after the incurrence, (i) Consolidated Debt to Annualized Operating Cash Flow Ratio is less than 7.0 to 1.0 (if prior to 9/1/05) and less than 6.0 to 1.0 (if on or after 9/1/05) or (ii) if prior to 9/1/05, the Consolidated Debt equals or is less than 70% of Total Invested Capital.

	Annualized Operating Cash Flow is based on the last 2 full fiscal quarters, times 2.	The new notes will contain a definition of Permitted Debt substantially similar to the old notes, except (1) Annualized Operating Cash Flow will be changed from an annualized concept to reflect the last four actual quarters; (2) the ratios in clause (i) will be “less than 7.0 to 1.0 (if prior to 9/30/05), less than 6.0 to 1.0 (if on or after 9/30/05) and less than 5.0 to 1.0 (if on or after 9/30/06)” and (3) clause (ii), including the concept of Total Invested Capital, will be eliminated.

	Old Notes	New Notes

That restriction is not applicable to, among other things, an aggregate of $175 million outstanding under all credit facilities, capital lease obligations under $5 million, certain refinancing indebtedness, non-recourse debt, additional debt not to exceed $50 million and the incurrence of debt under the promissory note executed in connection with the Consent and Agreement with Sprint and Lucent.

Limitation on Transactions with Affiliates	No transactions with Affiliates unless (i) the terms are no less favorable than those that could be obtained in an arm’s length negotiation, (ii) if the transaction(s) are in excess of $1 million, an Officer’s Certificate is delivered to the Trustee stating that a majority of the disinterested Board members approved the transaction(s) and (iii) if the transactions are in excess of $25 million, an opinion as to the fairness of the transaction(s) to the noteholders. There are certain exceptions.	Same, except the threshold under (ii) would be increased to $5 million for transactions with Affiliates that (A) engage in a related telecommunications service business, (B) bid on, own or lease spectrum or (C) provide management, billing or customer care services.

In addition, the exceptions would be broadened so that securities and cash can be paid under any employment compensation arrangements approved by the Board, payments may be made for indemnities provided for in AirGate’s charter and bylaws or any written agreements with directors and officers and AirGate may issue capital stock and grant registration rights with respect thereto.

Limitation on Liens	Neither AirGate nor any Restricted Subsidiary may incur any Lien securing any Indebtedness that is pari passu with the old notes or the guarantees or is subordinated indebtedness, other than Permitted Liens.	No Liens permitted except Permitted Liens. The definition of Permitted Liens is broadened consistent with current market practice as to secured transactions involving a second lien.
	“Permitted Liens” include:	“Permitted Liens” include:
	(i) liens under the Credit Agreement; (ii) liens in favor of AirGate and the Guarantors; (iii) liens on the property of a person merged into AirGate that existed before the merger or on acquired property and the lien existed prior to the acquisition; (iv) liens to secure statutory obligations and surety bonds; and (v) liens incurred in the ordinary course that do not exceed $5 million at any one time.	(i) first priority liens under the Credit Agreement, provided that a second lien shall be granted to the noteholders; (ii) liens securing purchase money indebtedness; and (iii) liens securing permitted sale and leaseback transactions.

	Old Notes	New Notes

Limitation on Sale and Leaseback Transactions	No sale and leaseback transactions are permitted unless: (i) AirGate or the Restricted Subsidiary could have incurred Indebtedness in an amount equal to the debt relating to such sale under the Incurrence of Indebtedness financial covenant tests above and could have incurred a lien on such Indebtedness under the restrictions on Liens above, (ii) the gross cash proceeds of the transaction are at least equal to the FMV of the property as determined by the Board and set forth in an Officer’s Certificate to the Trustee and (iii) the transfer of assets complies with the requirements of the asset sales covenant.	Same, except an Officer’s Certificate will be delivered only if the transaction is in excess of $1 million.

	Old Notes	New Notes

Events of Default	The following are Events of Default: (i) a default on the payment of interest on the old notes and it continues for 30 days; (ii) a default on the payment of principal on the old notes when due; (iii) a failure by AirGate or a Restricted Subsidiary to comply with the requirements in the indenture with respect to asset sales and the use of proceeds therefrom or a failure of AirGate to repurchase the old notes upon a Change of Control; (iv) a violation of certain other prohibitions and such violation continues for 60 days; (v) a default under any Indebtedness of AirGate or any Restricted Subsidiary which default is caused by a failure to pay principal or interest on any Indebtedness of AirGate or the Restricted Subsidiaries within the applicable grace period after the final maturity date of such indebtedness or such payment is accelerated because of default, and the total amount unpaid or accelerated exceeds $5 million; (vi) a failure by AirGate or any Restricted Subsidiary to pay, have stayed or discharged for 60 days final judgments aggregating $5 million; (vii) a material impairment to AirGate’s pledge securing its payment obligations; (viii) any guarantee of any subsidiary is deemed invalid; or (ix) AirGate or any of its Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, among other things, commences a voluntary bankruptcy case.	Same, but for minor differences resulting from the second lien structure of the new notes. In addition, the cross- default amounts would be increased from $5 million to $10 million.

DESCRIPTION OF THE NEW NOTES

      This description of the 9 3/8% Senior Subordinated Secured Notes due September 1, 2009 generally describes the terms of these securities, which are referred to in this section of the prospectus and solicitation statement (the “prospectus”) as the “Notes.” The Notes will be issued under an indenture (the “Indenture”) among AirGate, the Guarantors and The Bank of New York as trustee (the “Trustee”). In this description, the word “AirGate” refers only to AirGate PCS, Inc. and not to any of its Subsidiaries. Capitalized terms used in this section and not otherwise defined below under the heading “Definitions” have the respective meanings assigned to them in the Indenture.

      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Notes are subject to all such terms, and reference is made to the Indenture and the Trust Indenture Act for a statement of those terms. The Indenture will be qualified as an indenture under the Trust Indenture Act.

      The following summary of specific provisions of the Indenture, the Intercreditor Agreement and each of the Security Documents is not intended to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act, the Intercreditor Agreement and each of the Security Documents. We urge you to read the Indenture, the Intercreditor Agreement and each of the Security Documents because they define your rights as a holder of the Notes. We have filed a copy of the Indenture, the Intercreditor Agreement and each of the Security Documents as exhibits to the registration statement that includes this prospectus.

General

      AirGate will issue the Notes in an aggregate principal amount of $160.0 million. The Notes will mature on September 1, 2009. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. Except in limited circumstances, the Notes will be issued as a global note. See “— Book Entry Form” below. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

      The payment of principal, premium, if any, and interest on the Notes is unconditionally guaranteed on a senior subordinated secured basis by the Guarantors (the “Guarantees”). The Guarantors are collectively referred to as the “Guarantors” and are individually referred to as a “Guarantor.” See “— Guarantees.”

      The Notes will be secured, on a second-priority basis, by Liens on substantially all of AirGate’s and its Restricted Subsidiaries’ existing and after-acquired assets for which a first-priority lien has been granted to the lenders under AirGate’s Credit Facilities. See “— Security.”

Ranking

      The payment of principal of and premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt. The Notes will be:

•	senior subordinated secured obligations of AirGate;

•	secured by a second-priority lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under “— Security”;

•	unconditionally guaranteed on a senior subordinated secured basis by the Guarantors;

•	subordinated in right of payment to all existing and future Senior Debt (which consists of Indebtedness under the Credit Facilities and Hedging Obligations with respect thereto) of AirGate;

•	equal in right of payment to all existing and future senior subordinated indebtedness of AirGate;

•	senior in right of payment to all existing and future subordinated indebtedness of AirGate;

•	junior in right of payment to all existing and future obligations of AirGate and the Guarantors under Credit Facilities; and

•	effectively junior in right of payment to all existing and future debt and other liabilities of AirGate’s Subsidiaries that are not Guarantors.

      As of June 30, 2003, after giving effect to the restructuring, AirGate and its Restricted Subsidiaries would have had approximately $343.5 million of total outstanding Indebtedness, of which approximately $142.8 million would have been senior to the Notes.

      As of the date of the Indenture, all of AirGate’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “Selected Covenants — Designation of Restricted and Unrestricted Subsidiaries,” AirGate will be permitted to designate Subsidiaries meeting particular requirements as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not Guarantee the Notes and will not be subject to many of the restrictive covenants in the Indenture.

      If AirGate fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to below, such failure would constitute an Event of Default under the Indenture and would enable the holders to accelerate the maturity thereof. The rights of the holders of Notes to receive payment upon an acceleration of the maturity will be subordinated in right of payment to the rights of the holders of the Senior Debt. See “Events of Default and Remedies.”

      The obligations of each Guarantor under its Guarantee are senior subordinated secured obligations. As such, the rights of holders of Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of the Senior Debt. The terms of the subordination provisions described below with respect to AirGate’s obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

      The terms of the subordination provisions described below will not apply to payments from money or the proceeds of U.S. Government obligations deposited in trust prior to the occurrence of an event prohibiting payment of or on the Notes and held in trust by the Trustee for the payment of principal of or interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance.”

      Upon any distribution to creditors of AirGate in a liquidation or dissolution of AirGate or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to AirGate or its property, an assignment for the benefit of creditors or any marshaling of AirGate’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, before the holders of Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Debt, except that holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “Legal Defeasance and Covenant Defeasance.”

      AirGate also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under “Legal Defeasance and Covenant Defeasance,” if (a) a default in the payment of the principal of, or premium, if any, or interest on, or commitment fees relating to, Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from AirGate or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed, including the payment of any amounts previously blocked by such Payment Blockage Notice (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

      The Indenture will further require that AirGate promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of AirGate who are holders of Senior Debt.

Principal, Maturity and Interest

      AirGate will issue the Notes in an aggregate principal amount of $160.0 million. The Notes will mature on September 1, 2009.

      Interest will be payable at a rate of 9 3/8% per annum, semi-annually in arrears on [          ] 1 and [          ] 1 of each year, commencing [          ] 1, 2004 to holders of record of such Notes at the close of business on the [          ] 15 and [          ] 15 next preceding the Interest Payment Date (each a “Regular Record Date”). Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from [          ] 1, 2003, the date of issuance. Cash interest will be computed on a basis of a 360-day year of twelve 30-day months. Certain of AirGate’s existing debt agreements restrict the ability of AirGate’s Subsidiaries to pay dividends to enable AirGate to pay interest on the Notes.

      The principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of AirGate in the City of New York maintained for such purposes, which initially will be the office of the Trustee located at [          ].

Mandatory Sinking Fund

      The Notes are not subject to any sinking fund.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder of Notes may transfer or exchange such Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

Guarantees

      The Guarantors, jointly and severally, will fully and unconditionally guarantee our obligations on a senior subordinated secured basis under the Notes. Each Guarantee will be:

•	subordinated in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	equal in right of payment to all other existing and future senior subordinated Indebtedness of each Guarantor; and

•	senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

      The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the New Notes — Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person, whether or not such Guarantor is the surviving Person, unless:

•	immediately after giving effect to that transaction, no Default or Event of Default exists; and

      either:

•	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

•	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

      The Guarantee of a Guarantor will be released:

•	if we designate the Guarantor as an Unrestricted Subsidiary;

•	in connection with any sale of all of the capital stock of a Guarantor, if we apply the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if we apply the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture.

      See “— Repurchase at the Option of Holders — Asset Sales.”

Security

      Pursuant to certain security agreements and pledge agreements, as amended from time to time, among AirGate, the Guarantors and the Trustee (collectively, the “Second-Priority Security Documents”), subject to Permitted Liens, the Notes will be secured by a second-priority security interest in the assets of AirGate and the Guarantors (collectively, the “Collateral”) that secure the Indebtedness outstanding under Credit Facilities and obligations under interest rate and foreign currency hedging obligations provided by lenders under Credit Facilities (collectively, the “First-Priority Debt Obligations”). The First-Priority Debt Obligations are secured on a first-priority basis pursuant to the First-Priority Security Documents. The Collateral consists of substantially all of the personal property of AirGate and the Guarantors. In addition, AirGate and the Guarantors have pledged all the capital stock of their directly-owned subsidiaries. Subject to the foregoing limitation on stock pledges, the Indenture and the Second-Priority Security Documents require that the Trustee be granted a second-priority lien on any additional assets that secure the First-Priority Debt Obligations after the date hereof.

      In addition to borrowings under the Credit Facilities, AirGate and its Restricted Subsidiaries finance a portion of their business and operations with other First Lien Indebtedness. As of September 30, 2003,

AirGate and its Restricted Subsidiaries had approximately $[          ] million of such other First Lien Indebtedness, including outstanding capital leases and other purchase money indebtedness. These obligations are generally secured by a first-priority lien on the underlying assets relating to such obligations and in some instances, a second-priority lien has been granted for the benefit of the lenders under the Credit Facilities. As a result, the Notes will be secured by a third-priority security interest in such assets.

      AirGate is permitted to issue certain additional debt or other obligations secured by the Collateral, subject to the covenants described below under “— Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” and subject to compliance with the terms of the Credit Facilities and other debt that may be secured by the Collateral. The second-priority liens securing the Notes are junior to the first-priority liens securing the First Lien Indebtedness and to certain Permitted Liens. The persons holding liens under the First-Priority Security Documents and the holders of certain Permitted Liens are entitled to control the remedies and other actions relating to the Collateral, including the sale or other disposition thereof to the extent permitted or not otherwise prohibited by the Indenture, and such persons and holders of Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee on behalf of the Holders of the Notes to realize or foreclose on the Collateral. See “Risk Factors — Risks Related to the New Notes — The lenders under our credit facility have the sole right to exercise remedies against the collateral for so long as the credit facility is outstanding, including releasing the collateral securing the new notes.”

      Upon any foreclosure or related sale of the assets constituting the Collateral, the proceeds will first be applied to repay First Lien Indebtedness and Indebtedness securing Permitted Liens. Any remaining proceeds will be used to repay obligations, including the Notes, secured on a second-priority basis. If such remaining proceeds are insufficient, the Holders of the Notes would only have an unsecured claim against AirGate and the Guarantors. See “Risk Factors — Risks Related to the New Notes — The value of the collateral securing the new notes may not be sufficient to satisfy obligations under the new notes and the collateral securing the new notes may be reduced or diluted under certain circumstances.”

      No appraisals of any Collateral have been prepared by us or on our behalf in connection with the exchange offer. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral.

      Liens on portions of the Collateral may be released under certain circumstances, as described below in “— Intercreditor Agreement.”

      Subject to certain terms and conditions in the Indenture and the Second-Priority Security Documents, AirGate and the Guarantors have the right to remain in possession and retain control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Intercreditor Agreement

      All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement among AirGate, the Guarantors, the Senior Collateral Agent and the Trustee, as collateral agent for the Holders of the Notes. Pursuant to the Indenture, the Trustee has the authority to act as the exclusive agent for each of the Holders of the Notes with respect to the Collateral, including the enforcement of any remedy against the Collateral.

      For so long as the Credit Facilities (including any refinancing, substitution or replacement facilities) are in effect, the decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the Senior Collateral Agent and the required lenders under the Credit Facilities. Following the date on which

•	all obligations under the Credit Facilities have been paid in full in cash,

•	there are no outstanding letters of credit under the Credit Facilities, and

•	the Credit Facilities have been terminated and not replaced,

the Trustee will, subject to Permitted Liens, have the exclusive right to exercise any right or remedy with respect to the Collateral in accordance with the Indenture and the Second-Priority Security Documents.

      The Trustee and the Holders of the Notes will not have any right to initiate or direct the exercise of remedies against the Collateral until such date. As a result, even during a bankruptcy proceeding, neither the Trustee nor the Holders of the Notes will have any right or ability to exercise or cause the exercise of remedies against the Collateral until such date. The Trustee is permitted to file a claim of interest in a bankruptcy proceeding with respect to the second-priority liens in order to preserve its rights in the Collateral.

      If the Trustee or any Holder of the Notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when such proceeds or monies are required to be delivered to the Senior Collateral Agent under the Intercreditor Agreement, such proceeds will be applied in accordance with the terms of the Intercreditor Agreement.

      The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated under “— Security.”

      The Intercreditor Agreement provides that the second-priority liens will automatically be released on the applicable portion of the Collateral if (1) the Senior Collateral Agent exercises any remedies in respect of such Collateral; or (2) such Collateral is sold or otherwise disposed of as permitted or not prohibited by the Credit Facilities (unless prohibited under the Indenture).

Certain Bankruptcy Limitations

      The right of the Trustee to foreclose upon and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against AirGate prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could foreclose upon or dispose of the Collateral or whether or to what extent Holders of the Notes would be adequately compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

      Except as set forth in the following paragraph, the Notes will not be redeemable at the option of AirGate prior to January 1, 2006. Starting on that date, AirGate may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 1, of the years indicated below:

Percentage of
Principal Amount
Year	at Maturity

2006	104.688%
2007	102.344%
2008 and thereafter	100.000%

      Notwithstanding the foregoing, AirGate’s outstanding Senior Debt currently prohibits AirGate from redeeming any Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require AirGate to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that Holder’s Notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, AirGate will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, AirGate will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes (a “Change of Control Offer”) on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

      To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, AirGate will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by AirGate.

      The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, AirGate will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. AirGate will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require AirGate to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that AirGate repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      AirGate’s outstanding Senior Debt currently prohibits AirGate from purchasing any Notes, and also provides that certain change of control events with respect to AirGate would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which AirGate becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when AirGate is prohibited from purchasing Notes, AirGate could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If AirGate does not obtain such a consent or repay such borrowings, AirGate will remain prohibited from purchasing Notes. In such case, AirGate’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

      AirGate will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by AirGate and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of AirGate and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting, the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require AirGate to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AirGate and its Subsidiaries taken as a whole to another Person or group is uncertain.

Asset Sales

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) AirGate, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by AirGate’s Board of Directors and, if such fair market value exceeds $5.0 million, is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by AirGate or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities, as shown on AirGate’s or such Restricted Subsidiary’s most recent balance sheet, of AirGate or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases AirGate or such Restricted Subsidiary from further liability; and

(b) any securities, Notes or other obligations received by AirGate or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by AirGate or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) if such Asset Sale involves the transfer of Collateral, (a) such Asset Sale complies with the applicable provisions of the Security Documents and (b) all consideration (other than cash) received in such Asset Sale shall be expressly made subject to the Lien under the Security Documents, which Lien shall be junior in priority to a similar Lien granted for the benefit of the lenders under the Credit Agreement.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, AirGate may apply such Net Proceeds at its option:

(1) to repay Senior Debt;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

(3) to make a capital expenditure in assets that are used or useful in a Permitted Business; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

      Pending the final application of any such Net Proceeds, AirGate may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, AirGate will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is equal in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness that is equal in right of payment that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AirGate may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness that is equal in right of payment to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Selected Covenants

Limitation on Restricted Payments

      AirGate shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to the holders of, any shares of its Equity Interests, other than dividends or distributions payable solely in its Equity Interests, other than Disqualified Stock, or in options, warrants or other rights to purchase any such Equity Interests, other than Disqualified Stock;

(2) purchase, redeem or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, any Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests;

(3) redeem, repurchase, defease or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate, whether pursuant to its terms or by operation of law, in right of payment to the Notes; or

(4) make any Investment that is not a Permitted Investment;

(each of the foregoing actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment, being referred to as a “Restricted Payment”), unless, at the time thereof, and after giving effect thereto,

(a) no Default or Event of Default shall have occurred and be continuing;

(b) AirGate would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the Closing Date shall not exceed

(i) the amount of (x) the Operating Cash Flow of AirGate after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of AirGate after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment treated as a single accounting period, plus

(ii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance and sale, other than to a Restricted Subsidiary, on or after the Closing Date of shares of its Equity Interests other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, plus

(iii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance or sale, other than to a Restricted Subsidiary, after the Closing Date of any Equity Interests of AirGate, other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, upon the conversion of, or exchange for, Indebtedness of AirGate or a Restricted Subsidiary, plus

(iv) the aggregate Net Proceeds received by AirGate or any Restricted Subsidiary from the sale, disposition or repayment, other than to AirGate or a Restricted Subsidiary, of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment previously made (and treated as a Restricted Payment), in either case, less the cost of disposition of such Investment.

      The foregoing limitations in this “Limitation on Restricted Payments” covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (c) above, except that a Permitted Investment made pursuant to clause (7) of the definition of Permitted Investments shall be counted as a Restricted Payment for the purposes of clause (c) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent AirGate from:

(1) the payment of a dividend on Equity Interests of AirGate within 60 days after the declaration thereof if, on the date when the dividend was declared, AirGate could have paid such dividend in accordance with the provisions of the Indenture;

(2) the repurchase of Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests, from former employees or directors of AirGate or any Subsidiary thereof for consideration not to exceed $2.0 million in the aggregate in any fiscal year; provided that any unused amount in any 12-month period may be carried forward to one or more future periods; provided, further, that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $10.0 million in the aggregate;

(3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

(a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Equity Interests, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests, or

(b) Indebtedness that (i) is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased, and (ii) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repurchased, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above;

(4) the repurchase, redemption or other acquisition of Equity Interests of AirGate, or options, warrants or other rights to acquire such Equity Interests, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of our common stock, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests;

(5) the repurchase, redemption, defeasance, acquisition or retirement for value of Senior Subordinated Discount Notes using no more than $25 million;

(6) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of AirGate to the holders of its Equity Interests on a pro rata basis; or

(7) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above.

      Restricted Payments made pursuant to clause (1) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

      For purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests either upon the conversion of, or exchange for, Indebtedness of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or accreted value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by AirGate upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by AirGate upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

      For purposes of this “Limitation on Restricted Payments” covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution. Not later than the date of making any Restricted Payment, AirGate shall deliver to the

Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

      The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

      AirGate shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, other than Permitted Debt, and AirGate shall not issue any Disqualified Stock unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment, the Consolidated Debt to Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to September 30, 2005, (2) less than 6.0 to 1.0, if on or after September 30, 2005 and (3) less than 5.0 to 1.0, if on or after September 30, 2006.

      So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by AirGate and its Subsidiaries of Existing Indebtedness;

(2) the incurrence by AirGate and the Guarantors of Indebtedness represented by the Notes and the Guarantees;

(3) the incurrence by AirGate and any Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of AirGate and the Guarantors outstanding under all Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed an amount equal to $175.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by AirGate or any of its Subsidiaries since the date of the Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” accompanied by a corresponding reduction in commitment thereunder;

(4) the incurrence by AirGate or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of AirGate or such Restricted Subsidiary, including telephone and computer systems and operating facilities, in an aggregate principal amount not to exceed $5.0 million at any time outstanding and the aggregate principal amount of such Indebtedness does not exceed the fair market value (on the date of incurrence thereof) of the property so leased or financed;

(5) the incurrence by AirGate or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (12) of this paragraph;

(6) the incurrence by AirGate or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AirGate and any of its Wholly Owned Restricted Subsidiaries that are Guarantors; provided, however, that:

(a) if AirGate or any Guarantor is the obligor on such Indebtedness, such Indebtedness, other than intercompany obligations owed by AirGate to AGW Leasing Company, Inc. relating to tower leases or licenses and leases of real property, must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of AirGate, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AirGate or a Wholly Owned Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either AirGate or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AirGate or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by AirGate or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8) the guarantee by AirGate or any of the Guarantors of Indebtedness of AirGate or a Restricted Subsidiary of AirGate that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by AirGate’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of AirGate that was not permitted by this clause (9);

(10) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(11) Indebtedness (A) in respect of performance, surety or appeal bonds or bankers’ acceptances provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of AirGate or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by AirGate or any Restricted Subsidiary in connection with such disposition;

(12) the incurrence by AirGate or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $50.0 million; and

(13) the incurrence by AirGate of any Indebtedness under the promissory note executed by AirGate pursuant to the Lucent Consent.

      For purposes of determining compliance with this “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, AirGate will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Limitation on Senior Subordinated Debt

      The Indenture will provide that AirGate and the Guarantors will not incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Senior Debt or any Permitted

Debt described in clause (4) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” and senior in any respect in right of payment to the Notes or the Guarantees; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Debt of AirGate or a Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Debt.

Limitation on Liens

      AirGate will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

      AirGate will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to AirGate or any of AirGate’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to AirGate or any of its Restricted Subsidiaries;

(2) make loans or advances to AirGate or any of AirGate’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to AirGate or any of AirGate’s Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness or Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Security Documents;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by AirGate or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens relating to Indebtedness otherwise permitted to be incurred and secured pursuant to the provisions of the covenants described above under the captions “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limit the right of AirGate or any of its Restricted Subsidiaries to dispose of the assets securing such Indebtedness;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers or vendors under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      AirGate shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of AirGate and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

(1) either: (A) if the transaction or series of transactions is a consolidation of AirGate with or a merger of AirGate with or into any other Person, AirGate shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into AirGate, or to which the properties and assets of AirGate or AirGate and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the “Surviving Entity”), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of AirGate under the Notes and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(3) AirGate or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AirGate immediately preceding the transaction and (B) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary or AirGate to any other Restricted Subsidiary or AirGate, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary or AirGate.

      The Indenture will also provide that AirGate may not, directly or indirectly, lease all or substantially all of its properties or asset, in one or more related transactions, to any other Person.

      In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, AirGate shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the Indenture and an opinion of counsel. Each such Officers’ Certificate shall set forth the manner of determination of AirGate’s compliance with clause (3) of the preceding paragraph.

      For all purposes of the Indenture and the Notes, including the provisions described in the two immediately preceding paragraphs and the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “Designation of Restricted and Unrestricted Subsidiaries” covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the “Designation of Restricted and Unrestricted Subsidiaries” covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of AirGate and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

      The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of AirGate under the Indenture, and the predecessor company shall be released from all its obligations and covenants under the Indenture and the Notes.

Limitation on Transactions with Affiliates

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

(2) AirGate delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, AirGate need not deliver such Officers’ Certificate to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions that involve (i) aggregate consideration not in excess of $5.0 million and (ii) an Affiliate that (x) engages in a related telecommunication services business, (y) bids on, owns or leases spectrum or (z) provides management, billing or customer care services; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

(2) transactions between or among AirGate and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees, expenses and indemnification (whether such payment is made pursuant to AirGate’s charter or by-laws or a written agreement with any director or officer) to Persons who are not otherwise Affiliates of AirGate;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Limitation on Restricted Payments”; and

(5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

Additional Guarantees

      If AirGate or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and (1) execute a supplemental indenture satisfactory to the Trustee making the Restricted Subsidiary a party to the Indenture, (2) execute an endorsement of Guarantee and (3) deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by AirGate and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of the covenant described above under the caption “— Limitation on Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Sale and Leaseback Transactions

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that AirGate or any Restricted Subsidiary of AirGate that is a Guarantor may enter into a sale and leaseback transaction if:

(1) AirGate or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the first paragraph of the covenant described above under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Limitation on Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction, as determined in good faith by the Board of Directors and, if the aggregate consideration received in the sale and leaseback transaction exceeds $1.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and AirGate applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of AirGate to any Person, other than AirGate or a Wholly Owned Restricted Subsidiary of AirGate, unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) such transfer, conveyance, sale, lease or other disposition is effected in accordance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

      In addition, AirGate will not permit any Wholly Owned Restricted Subsidiary of AirGate to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares, to any Person other than to AirGate or a Wholly Owned Restricted Subsidiary of AirGate.

Business Activities

      AirGate will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

      AirGate will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, so long as any Notes are outstanding, AirGate will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if AirGate were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AirGate’s independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if AirGate were required to file such reports.

      If AirGate has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of AirGate and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of AirGate.

      In addition, whether or not required by the Commission, AirGate will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by AirGate or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”

(4) failure by AirGate or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AirGate or any of its Restricted Subsidiaries, or the payment of which is guaranteed by AirGate or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by AirGate or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) any Second-Priority Security Document or the Intercreditor Agreement is held to be unenforceable or invalid for any reason, the security interests purported to be created by the Second-Priority Security Documents are held to be unenforceable, invalid or impaired with respect to a material portion of the Collateral, AirGate or any Guarantor defaults in the performance of the terms of any of the Second-Priority Security Documents or the Intercreditor Agreement in a manner which adversely affects the enforceability or validity of the security interest on a material portion of the Collateral or in a manner which adversely affects the condition or value of a material portion of the Collateral, or AirGate or any Guarantor repudiates or disaffirms any of its obligations under any of the Second-Priority Security Documents or the Intercreditor Agreement;

(8) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) certain events of bankruptcy or insolvency with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(10) any event occurs that causes, subject to any applicable grace period, an Event of Termination under any of the Sprint Agreements.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted

Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

      The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding payment of the premium that AirGate would have had to pay if AirGate then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to January 1, 2006, by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding the prohibition on redemption of the Notes prior to January 1, 2006, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      AirGate is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, AirGate is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of AirGate or any Guarantor, as such, shall have any liability for any obligations of AirGate or the Guarantors under the Notes, the Indenture, the Guarantees, the Intercreditor Agreement or any Second-Priority Security Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      AirGate may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) AirGate’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and AirGate’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, AirGate may, at its option and at any time, elect to have the obligations of AirGate and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) AirGate must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and AirGate must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) AirGate has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which AirGate or any of its Restricted Subsidiaries is a party or by which AirGate or any of its Restricted Subsidiaries is bound;

(6) AirGate must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of AirGate between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of AirGate under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) AirGate must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by AirGate with the intent of preferring the holders of Notes over the other creditors of AirGate with the intent of defeating, hindering, delaying or defrauding creditors of AirGate or others; and

(8) AirGate must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or any Second-Priority Security Document may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes (it being understood that the provisions of the Intercreditor Agreement and the Second-Priority Security Documents that may by their terms be amended or supplemented without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing default or compliance with any provision of the Indenture, the Notes, the Intercreditor Agreement or any Second-Priority Security Document may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (it being understood that the provisions of the Intercreditor Agreement and the Second Priority Security Documents that may by their terms be waived without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes.

      Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting holder:

(1) reduce the aggregate of the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than provisions relating to the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note, other than a payment required by one of the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”; or

(8) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of Notes, AirGate and the Trustee may amend or supplement the Indenture, the Notes, the Intercreditor Agreement or any Second-Priority Security Document:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of AirGate’s obligations to Holders under the Indenture, the Intercreditor Agreement or any Second-Priority Security Document, in the case of a merger or consolidation or sale of all or substantially all of AirGate’s assets in accordance with the applicable provisions of the Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5) to secure the Notes under the Indenture, to add Guarantees with respect to the Notes, or to confirm and evidence the release, termination or discharge of any such security or Guarantee when such release, termination or discharge is permitted by the Indenture and the Security Documents;

(6) to add or release Collateral as permitted under the terms of the Indenture, the Intercreditor Agreement or the Second-Priority Security Documents;

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise in obtaining an exemption from, or interpretation of, or in elaborating on, the requirements of the Trust Indenture Act or to enable AirGate to rely on existing interpretations of the Commission regarding the requirements of the Trust Indenture Act; or

(8) to conform the automatic amendment or waiver of the Second-Priority Security Documents pursuant to the terms of the Intercreditor Agreement.

Concerning the Trustee

      If the Trustee becomes a creditor of AirGate or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

      Set forth below are many of the defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Selected Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of AirGate’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

(2) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments”; and

(5) any transfer by AirGate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), AirGate shall deliver to the Trustee an officer’s certificate certifying that such exchange complies with this clause (5).

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of AirGate to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing prior to one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of AirGate and its Subsidiaries taken as a whole to any “person,” as such term is used in Section 13(d)(3) of the Exchange Act;

(2) the adoption of a plan relating to the liquidation or dissolution of AirGate;

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AirGate, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of AirGate are not Continuing Directors; or

(5) AirGate consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, AirGate, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AirGate is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of AirGate outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

      Notwithstanding the foregoing, a “Change of Control” shall not occur under clause (5) above in the event AirGate merges or consolidates with a Sprint PCS Affiliate, if

(a) after announcement of the merger or consolidation but before consummation thereof,

(i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (each a “Rating Organization”) or their successors, that is not subsequently removed prior to such consummation;

(ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Notes (including, without limitation, the placing of any of the Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

(iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

(iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, that is not subsequently removed prior to such consummation; and

(b) the Beneficial Owners of Voting Stock of AirGate prior to the merger or consolidation continue to be the Beneficial Owners of at least 35% of the outstanding Voting Stock of AirGate or the surviving Person after the merger or consolidation; and

(c) a majority of the members of the Board of Directors and the Chief Executive Officer, Chief Financial Officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or the surviving Person after the merger or consolidation.

      “Closing Date” means the date on which the Notes are originally issued under the Indenture.

      “Collateral” means, collectively, all of the property and assets that are from time to time subject to or required to be subject to the Liens created under the Second-Priority Security Documents.

      “Collateral Agent” means the agent for the holders of the Notes under the Second-Priority Security Documents.

      “Consolidated Debt” means the aggregate amount of Indebtedness of AirGate and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

      “Consolidated Debt to Operating Cash Flow Ratio” means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Operating Cash Flow of AirGate for the latest four full fiscal quarters for which consolidated financial statements of AirGate are available, determined as of the most recently completed fiscal quarter of AirGate for which financial statements are available.

      “Consolidated Interest Expense” of any Person means, for any period, (1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals), (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of AirGate (other than Disqualified Stock) or to AirGate or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the Net Income, but not loss, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5) the cumulative effect of a change in accounting principles shall be excluded.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

      “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of AirGate, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of AirGate in accordance with generally accepted accounting principles; provided, however, that “Consolidation” shall not include consolidation of the accounts of any Unrestricted

Subsidiary, but the interest of AirGate or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AirGate who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means the Credit Agreement, dated as of August 16, 1999, among AirGate, as borrower, the lenders party thereto, State Street Bank and Trust Company, as collateral agent, and Lucent Technologies Inc., as administrative agent, as amended by (1) the First Amendment to Credit Agreement, dated as of October 16, 1999, among AirGate, as borrower, State Street Bank and Trust Company, as collateral agent, and Lehman Commercial Paper Inc., as administrative agent, and (2) Amendment No. 2 to the Credit Agreement, dated as of October [                    ], 2003, among AirGate, as borrower, the lenders party thereto, State Street Bank and Trust Company, as collateral agent, and Lehman Commercial Paper Inc., as administrative agent, as such may be further amended, restated, modified, renewed, refunded, replaced or refinanced in any manner in whole or in part from time to time.

      “Credit Facilities” means, with respect to AirGate or any Guarantor, one or more debt facilities or agreements or commercial paper facilities (including, without limitation, any senior secured notes), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, and shall include the Credit Agreement, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in any manner in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means (a) Indebtedness under the Credit Agreement and (b) any other Senior Debt that has been designated by AirGate in writing to the Trustee as “Designated Senior Debt.”

      “Disqualified Stock” means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require AirGate to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to AirGate’s repurchase of the Notes as are required pursuant to such covenants.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

      “Event of Termination” means any of the events described in (1) Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement or (3) Section 13.2 of the Spectrum Trademark Agreement.

      “Existing Indebtedness” means the $[          ] million in aggregate principal amount of Indebtedness of AirGate and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

      “First Lien Indebtedness” means Indebtedness that is not by its terms junior or subordinated in right of payment to the Notes and is secured by a Lien that has priority over the Lien securing the Notes and is permitted under “— Covenants — Limitation on Liens” as a “Permitted Lien.”

      “First-Priority Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral to secure Indebtedness under the Credit Facilities and any interest rate and currency hedging obligations provided by lenders under the Credit Facilities.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Government Securities” means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

      “Guarantee” means any guarantee of the Notes by any Guarantor pursuant to the Indenture.

      “Guarantors” means each of AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. and any future subsidiary that guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed, and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Capital Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation begin deemed to be the lesser of the value of such property or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (7) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

      “Intercreditor Agreement” means the intercreditor agreement, dated as of [                    ], 2003, among the Trustee, Lehman Commercial Paper Inc., in its capacity as administrative agent, and State Street Bank and Trust Company, in its capacity as collateral agent, in each case for the financial institutions party to the Credit Agreement, AirGate and the Guarantors, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time (whether with the original agent or agents or lenders or other agents or lenders under the Credit Facilities).

      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AirGate or any Restricted Subsidiary of AirGate sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of AirGate such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of AirGate, AirGate shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

      “Lucent Consent” means [          ].

      “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

      “Net Proceeds” means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by AirGate or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by AirGate or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither AirGate nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the Notes, of AirGate or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AirGate or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of AirGate, and delivered to the Trustee.

      “Operating Cash Flow” means, for any fiscal quarter, AirGate’s Consolidated Net Income (Loss) plus, to the extent deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter (i) depreciation, amortization and other non-cash charges, (ii) all amounts in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with generally accepted accounting principles,

(iii) amounts actually incurred in pursuit of claims against, or disputing claims by, Sprint PCS or any of its Affiliates, in an aggregate amount not to exceed $2 million in any one fiscal year period, provided that any portion of such amount not expended in any such one-year period may be carried forward into the succeeding one-year period but not in any subsequent year, (iv) amounts not in excess of $5 million in start-up costs actually incurred in connection with the provision of billing and customer care services and any similar services by AirGate or an Affiliate that had been provided to AirGate pursuant to the Sprint Agreements, (v) any restructuring costs or charges incurred in connection with the restructuring transactions described in this prospectus and solicitation statement. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Operating Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and (3) if AirGate or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

      “Paying Agent” means any Person authorized by AirGate to pay the principal of, and premium, if any, or interest on any Notes on behalf of AirGate.

      “Permitted Business” means the business primarily involved in (a) the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of communications systems, (b) the delivery or distribution of communications, voice, data or video services, (c) the provision of management, billing or customer care services or (d) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by AirGate or any Restricted Subsidiary on the Closing Date.

      “Permitted Investments” means:

(1) any Investment in AirGate or in a Wholly Owned Restricted Subsidiary of AirGate that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by AirGate or any Restricted Subsidiary of AirGate in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of AirGate; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AirGate or a Wholly Owned Restricted Subsidiary of AirGate;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of AirGate;

(6) Investments, the payment of which consists only of Equity Interests, other than Disqualified Stock;

(7) Investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (i) will engage in a related telecommunications service business, (ii) will bid on, own or lease spectrum or (iii) will provide management, billing or customer care services; provided that, at the time of such Investment, AirGate could have incurred $1.00 of additional debt pursuant to the first paragraph of the covenant described in “Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided further, that such amounts will be included in the calculation of subsequent Restricted Payments under the covenant described in “Selected Covenants — Limitation on Restricted Payments.”

(8) Investments in one or more transactions, not to exceed an aggregate of $5 million, in one or more entities that will provide management, billing or customer care services; and

(9) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $5.0 million.

      “Permitted Junior Securities” means Equity Interests in AirGate or its Subsidiaries or debt securities of AirGate or its Subsidiaries that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt.

      “Permitted Liens” means:

(1) Liens securing Indebtedness under Credit Facilities on any tangible or intangible asset or property of AirGate or any Restricted Subsidiary, whether such asset or property is real, personal or mixed; provided, that a similar Lien on such asset or property shall also be granted for the benefit of the Holders of the Notes and such Lien granted for the benefit of the Holders of the Notes shall be junior only to the Liens securing Indebtedness under Credit Facilities and certain other Permitted Liens, and any intercreditor agreement or other agreement pertaining to relative rights in such Collateral shall not be any less favorable than the Intercreditor Agreement as in effect at such time or as last in effect;

(2) Liens in favor of AirGate or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with AirGate or any Restricted Subsidiary of AirGate; provided that such Liens (a) were in existence prior to the contemplation of such merger or consolidation, (b) are not incurred in anticipation of or in connection with such merger or consolidation, and (c) do not extend to any assets other than those of the Person merged into or consolidated with AirGate or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by AirGate or any Restricted Subsidiary of AirGate, provided that such Liens (a) were in existence prior to the contemplation of such acquisition, (b) are not incurred in anticipation of or in connection with the acquisition of such property and (c) do not extend to any assets other than those of the property acquired;

(5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the Indenture to be incurred;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens incurred in the ordinary course of business of AirGate or any Restricted Subsidiary of AirGate with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(11) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by AirGate or any Restricted Subsidiary; provided further that such Liens are not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(12) Liens securing the Notes and the Guarantees outstanding on the Closing Date;

(13) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (3), (4), (7) and (8);

(14) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment or award shall have been finally determined, or the period within which such proceeding may be initiated shall not have expired; and

(15) Liens on assets of AirGate or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      “Permitted Refinancing Indebtedness” means any Indebtedness of AirGate or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AirGate or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

(1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by AirGate as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by AirGate or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Capital Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Second-Priority Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, among AirGate, certain other grantors and the Trustee, that evidence or create a security interest in any or all of the Collateral in favor of the Trustee and any Holders of the Notes.

      “Security Documents” mean, collectively:

(1) the First-Priority Security Documents;

(2) the Second-Priority Security Documents; and

(3) the Intercreditor Agreement.

      “Senior Debt” means:

(1) all Indebtedness outstanding under Credit Facilities and any guarantees thereof and all Hedging Obligations with respect thereto; and

(2) all Obligations with respect to the items listed in the preceding clause (1).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by AirGate;

(2) any Indebtedness of AirGate to any of its Subsidiaries or other Affiliates;

(3) any trade payables; or

(4) any Indebtedness that is incurred in violation of the Indenture.

      “Senior Subordinated Discount Notes” means the 13.5% Senior Subordinated Discount Notes due October 1, 2009 of AirGate.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

      “Sprint Agreements” means the (1) Management Agreement between SprintCom, Inc. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the “Management Agreement”); (2) Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time; (3) Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the “Trademark Agreement”); and (4) Sprint Trademark and Service mark License Agreement between Sprint Spectrum L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the “Spectrum Trademark Agreement”).

      “Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Note Obligations” means all Obligations with respect to the Notes, including without limitation, principal of, premium, if any, and interest, if any, payable pursuant to the terms of the Notes (including upon the acceleration of redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

      “Trustee” means the trustee under the Indenture.

      “Unrestricted Subsidiary” means any Subsidiary of AirGate that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with AirGate or any Restricted Subsidiary of AirGate unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AirGate or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AirGate;

(3) is a Person with respect to which neither AirGate nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of AirGate or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of AirGate as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Selected Covenants — Limitation on

Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of AirGate as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” AirGate shall be in default of such covenant. The Board of Directors of AirGate may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AirGate of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors’ qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book Entry Form

Global Notes

      We will issue the Notes in fully registered form without coupons and each Note will be represented by a global Note (a “Global Note”) registered in the name of a nominee of the depositary. Except as set forth in this prospectus, Notes will be issuable only in global form. Upon issuance, all Notes will be represented by one or more fully registered Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee. Your beneficial interest in a Note will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on, Notes represented by a Global Note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company (“DTC”) will be the initial depositary.

The Depositary

      DTC will be the initial depositary with respect to the Notes. DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities and Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

      DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Ownership of Global Notes

      When we issue the Notes represented by a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the principal amounts of the Notes represented by the Global Note beneficially owned by the participants. Ownership of beneficial interests in a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note or Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants. The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a Global Note.

      So long as the depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by a Global Note for all purposes under the Indenture. Except as provided below, you, as the owner of beneficial interests in Notes represented by a Global Note or Global Notes (a) will not be entitled to register the Notes represented by a Global Note in your name, (b) will not receive or be entitled to receive physical delivery of Notes in definitive form and (c) will not be considered the owner or holder of the Notes under the Indenture.

      Accordingly, you must rely on the procedures of the depositary or on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture or a Global Note. We understand that under existing policy of the depositary and industry practices, if (a) we request any action of holders, or (b) you desire to give notice or take action which a holder is entitled to under the Indenture or a Global Note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action.

      If you are a beneficial owner that is not a participant, you must rely on the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to give notice or take action.

      To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Neither DTC nor Cede & Co. will consent or vote with respect to book-entry Notes. Under its usual procedures, DTC will mail an “Omnibus Proxy” to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      A beneficial owner shall give notice to elect to have its book-entry Notes purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry Notes by causing the direct participant to transfer the participant’s interest in the book-entry Notes, on the depositary’s records, to the paying agent. The requirement for physical delivery of book-entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry Notes are transferred by a direct participant on the depositary’s records.

Payments

      We will make payments of principal of, premium, if any, and interest, if any, on, the Notes represented by a Global Note through the trustee to the depositary or its nominee, as the registered owner of a Global Note. Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the Global Note. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants.

Certificated Notes

      If DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days, we will issue certificated Notes in exchange for all the Global Notes. Also, we may at any time and in our sole discretion determine not to have the Notes represented by the Global Note and, in that event, will issue certificated Notes in exchange for all the Global Notes. In either instance, you, as an owner of a beneficial interest in a Global Note, will be entitled to have certificated Notes equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated Notes. The certificated Notes will be registered in the name or names as the depositary shall instruct the Trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the Global Notes. The certificated Notes will be issued in denominations of $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

DESCRIPTION OF OUR CREDIT FACILITY

The Credit Facility

      We are amending our credit facility in connection with the restructuring. The terms of such amendment are more fully described below in “— The Amendment of our Credit Facility.”

     General

      We entered into the credit facility on August 16, 1999 with certain lenders pursuant to which they agreed to provide a credit facility in the amount of up to $153.5 million. We have drawn the entire amount available under the credit facility. Our debt under the credit facility is senior debt that ranks senior in right of payment to the old notes and is secured by a first priority security interest in substantially all of our assets. In connection with our acquisition of iPCS, the credit facility was amended on October 12, 2001 so that, among other things, iPCS would not be considered a subsidiary of AirGate for purposes of the credit facility. The credit facility is guaranteed by our subsidiaries, other than iPCS, and will be guaranteed by our future subsidiaries.

      The credit facility provides for (1) $13.5 million in senior secured debt (“Tranche 1”) which matures June 6, 2007 and (2) $140.0 million in senior secured debt (“Tranche 2”) which matures September 30, 2008.

      The principal amount of each tranche amortizes in 19 quarterly installments according to a graduated schedule. Amortization of Tranche 1 began in December 2002, with final maturity occurring June 6, 2007. Amortization of Tranche 2 will begin in March 2004, and final maturity will occur September 30, 2008.

      The credit facility is secured by the following:

•	a first priority lien on substantially all of our assets and the assets of our present and future subsidiaries, other than iPCS;

•	collateral assignment of our Sprint agreements; and

•	a pledge of all of the capital stock of our present and future subsidiaries, other than iPCS.

     Interest

      At the time we request a borrowing under the credit facility, we may select one of two types of interest rates:

•	we may choose a Eurodollar borrowing, on which interest accrues at a rate determined by reference to an adjusted LIBOR plus 3.75%, only so long as no event of default exists. Adjusted LIBOR is a LIBOR rate adjusted by a multiple determined by a reserve requirement published by the Board of Governors of the Federal Reserve System.

•	alternatively, we may choose an alternative base rate borrowing on which interest accrues at a rate determined by reference to the greater of:

•	the Federal Funds effective rate, as defined in the credit agreement, plus 0.50%; or

•	the prime rate of either the Chase Manhattan Bank, or, if the administrative agent is a commercial bank, the administrative agent, plus 2.75%.

      Subject to certain exceptions, we may elect to convert a borrowing of one type to another.

      Interest on any overdue amounts will accrue at a rate per annum equal to, in the case of overdue principal, 2.50% plus the rate otherwise applicable, or, in the case of all other amounts overdue, 2.50% plus the rate then applicable to alternative base rate borrowings.

     Fees

      The terms of the credit facility required us to pay quarterly commitment fees on undrawn amounts. We have drawn the entire amount available under the credit facility.

     Prepayment

      The Tranche 1 and Tranche 2 loans must be prepaid, and the outstanding commitments must be reduced, in an aggregate amount equal to:

•	following the end of each fiscal year commencing with the fiscal year ending December 31, 2002, 60% of excess cash flow, or 50% of excess cash flow if we meet specified financial tests of each fiscal year;

•	100% of the net proceeds of asset sales outside of the ordinary course of business, subject to exceptions, or insurance proceeds, to the extent not reinvested in property or assets within a required period of time; and

•	upon prepayment of any indebtedness incurred under a vendor financing arrangement or other bank or credit facility, other than those facilities outstanding at the date of the closing of the credit facility, and several other exceptions, the product of the aggregate principal amount of loans outstanding under the credit facility and a fraction, the numerator of which is the amount of indebtedness prepaid and the denominator of which is the aggregate principal amount of such indebtedness outstanding excluding the credit and the old notes then outstanding.

     Covenants

      The credit facility contains various covenants that restrict the ability of us and our subsidiaries to, among other things:

•	incur additional indebtedness except for the old notes and certain other limited indebtedness;

•	grant liens;

•	make guarantees;

•	enter into hedging agreements;

•	engage in mergers, acquisitions, investments, consolidations, liquidations, dissolutions and asset sales;

•	pay dividends and redeem equity; and

•	prepay certain indebtedness, including the old notes.

      The credit facility contains financing and operating covenants including, among other things:

•	ratio of total debt to total capitalization;

•	ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA;

•	ratio of senior secured debt to total capitalization;

•	ratio of senior secured debt to annualized EBITDA;

•	ratio of EBITDA to fixed charges;

•	minimum population coverage by our PCS network in order to incur additional indebtedness;

•	minimum subscribers in order to incur additional indebtedness;

•	minimum revenue; and

•	maximum capital expenditures.

     Events of Default

      We would default on the credit facility if among other things:

•	we fail to make the payments due under the credit facility;

•	we fail to comply with a covenant under the credit facility or related documents;

•	there is an event of termination or the occurrence of an event that, if not cured, would constitute an event of termination, under the Sprint management agreement;

•	our loan documents cease to be, or are asserted by us not to be, in full force and effect;

•	any representation or warranty under the credit facility is determined to be materially incorrect in any material respect when made;

•	an involuntary proceeding is commenced or an involuntary petition is filed under bankruptcy or similar laws;

•	we voluntarily commence a proceeding or file a petition under bankruptcy or similar laws;

•	we become unable, admit in writing our inability or fail generally to pay a certain amount of our debts as they become due;

•	one or more judgments for the payment of money in an aggregate amount in excess of $5.0 million is rendered against us or any subsidiary and remains undischarged for a certain period of time;

•	we become liable under ERISA in an aggregate amount exceeding $5.0 million in any year or $10.0 million for all periods;

•	any lien on a material portion of collateral created under the loan documents ceases to be a valid and perfected lien on that collateral;

•	there is any termination or other condition that causes the loan documents to not be in full force and effect;

•	we fail to perform any term under the guaranty of our credit facility and such failure adversely affects the lenders;

•	we default on certain other indebtedness, including the old notes; or

•	we change control of our ownership.

The Amendment of Our Credit Facility

      In connection with the restructuring, we have negotiated and continue to negotiate an amendment to the credit facility with the lenders thereunder. The effectiveness of the amendment is conditioned, among other things, upon at least 90% of the face value of the old notes having been exchanged in accordance with the restructuring. The amendment to the credit facility will delete in full the provisions of the credit facility that require us to maintain minimum subscribers. In addition, the amendment revised our minimum revenue requirements and the following ratios that we are required to maintain:

•	total debt to total capitalization,

•	total debt to EBITDA,

•	senior secured debt to total capitalization,

•	senior secured debt to annualized EBITDA, and

•	EBITDA to fixed charges.

      The amendment will permit us to incur certain other limited indebtedness and related liens, make certain limited investments and form subsidiaries under limited circumstances that are not subject to certain restrictive covenants contained in the credit facility or required to guarantee the credit facility. The amendment will also permit us to repurchase, at a discount, the old notes or the new notes from our cash on hand in an aggregate amount not to exceed $25 million in value of those notes, provided that we shall have at the same time incurred an equal amount of permitted subordinated indebtedness. Further, the amendment will revise certain defined terms in the credit facility; including, among others, the definition of “EBITDA.” The amendment provides that, in determining EBITDA, certain additional items will be added back to our consolidated net income or loss (to the extent deducted in determining such income or loss), including amounts actually incurred by us in pursuit of claims against, or disputing claims by, Sprint in an aggregate amount not to exceed $2.0 million in any one fiscal year period; amounts up to $5.0 million in start-up costs actually incurred in connection with outsourcing billing and customer care services that had been provided pursuant to the Sprint agreements; any charges incurred in connection with the restructuring; and, at our option, credits received under the Sprint agreements for the fiscal quarter actually received rather than when applied.

      The amendment will not affect any of the other provisions of the credit facility, including those which restrict our ability to merge, consolidate or sell all or substantially all of our assets. The amendment will not affect our obligation to pay interest, premium, if any, or principal on the credit facility, when due.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following describes the material United States federal income tax consequences to old noteholders of the exchange of common stock and new notes for our old notes and of the ownership and disposition of the common stock and new notes by U.S. and non-U.S. Holders, each as defined below, who acquire the common stock and new notes in the exchange offer and, where indicated, represents the opinion of KPMG LLP. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the exchange offer or to the holding or disposition of common stock and new notes, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Except where noted, this summary deals only with old notes and new notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and does NOT deal with special situations, such as those of:

•	dealers in securities or currencies;

•	financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons holding old notes or new notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	corporations that accumulate earnings to avoid federal income tax;

•	persons whose functional currency is not the United States dollar;

•	persons subject to the alternative minimum tax; and

•	investors in pass-through entities.

      Furthermore, this discussion is based on the Code and Treasury Regulations (the “Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING EXCHANGING THEIR OLD NOTES FOR COMMON STOCK AND NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      Except where noted, the following discussion addresses only U.S. Holders of the old notes. As used herein, a “U.S. Holder” of old notes or new notes means a holder that is for United States federal income tax purposes:

•	a citizen or resident of the United States, including, an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, if its income is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election to be treated as a United States person.

A non-U.S. Holder is an individual, corporation, entity, estate or trust (that is a beneficial owner of the old notes, new notes or common stock) other than a U.S. Holder.

      If an entity that is treated as a partnership for federal income tax purposes holds old notes or new notes, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for federal income tax purposes and that entity is holding old notes or will hold new notes, you should consult your tax advisor.

      We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the United States federal income tax consequences discussed below. Although the discussion below represents our best judgment as to the matters discussed herein, it does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.

Federal Income Tax Consequences to Tendering Holders

Consequences of the Exchange to U.S. Holders

      As discussed below, a tendering holder generally will not recognize gain or loss on the exchange of old notes for new notes and common stock for purposes of United States federal income taxation if both the old notes and the new notes qualify as securities for United States federal income tax purposes. See also the discussion below under the heading “Accrued Interest.” None of the Code, the applicable Treasury Regulations, or judicial decisions define clearly the term “securities.” The determination of whether a debt instrument is a security for United States federal income tax purposes depends upon an overall evaluation of the facts and circumstances surrounding the debt instrument, including the nature of the debt instrument, the holder’s degree of participation and the extent of proprietary interest compared with the similarity of the debt instrument to a cash payment.

      One important factor is the length to maturity of the debt instrument. Generally, a debt instrument with an original maturity of ten years or more constitutes a security, while a debt instrument with an original maturity of less than five years or arising out of the extension of trade credit does not. It is not certain whether the old notes and the new notes (with original maturities of approximately ten years and six years, respectively) qualify as securities. Because the terms of the new notes are less than 10 years and the new notes are secured, KPMG LLP cannot opine with certainty on the issue of whether or not the exchange will be treated as a tax-free “recapitalization” under the Code. Nevertheless, based upon all of the facts and circumstances surrounding these instruments, including the financial condition of our corporation at the time each of these instruments was issued, and the instruments’ subordination, KPMG LLP believes it is more likely than not that the old notes and the new notes will be treated as securities for U.S. Federal income tax purposes even though the new notes have an initial term of less than ten years. However, there can be no assurance that the IRS or a court of competent jurisdiction would not reach a different or contrary conclusion.

      Accordingly, subject to the discussion below under “Accrued Interest,” assuming that both the old notes and the new notes qualify as securities and the exchange is treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a tendering holder that exchanges old notes for new notes and common stock should not recognize taxable gain or loss as a result of the exchange, should have an aggregate tax basis in the new notes and common stock equal to its adjusted tax basis in the old notes surrendered in the exchange (which aggregate tax basis should be allocated between the new notes and common stock based on the relative fair market values of these instruments on the date of the exchange) and should include its holding period for the old notes in its holding period for the new notes and common stock. As described below under the heading “Determination of Issue Price”, we will provide tendering holders with information regarding the relative fair market values of the new notes and common stock.

      Due to the facts and circumstances nature of the determination regarding whether a debt instrument is a security, a court could determine that either or both of the old notes or the new notes do not constitute securities. In the event of a successful challenge by the IRS that the old notes do not qualify as securities, the exchange will not qualify as a tax-free recapitalization under the Code. In that case, a tendering holder would recognize capital gain or loss on the exchange equal to the difference between the aggregate issue price of the new notes and fair market value of the common stock received, and the holder’s adjusted tax basis in its old notes, subject to the discussion under “Accrued Interest” and “Market Discount” below. In the event that the new notes do not qualify as securities but the old notes do qualify as securities, the exchange still should qualify as a partially tax-free recapitalization. However, the new notes in that case would constitute “boot” in a reorganization. Accordingly, a tendering holder generally would recognize capital gain (but not loss) in an amount equal to the lesser of (i) the difference between the aggregate issue price of the new notes and the fair market value of the common stock received, and the holder’s adjusted tax basis in its old notes and (ii) the fair market value on the date of the exchange of the new notes received, subject to the discussion under “Accrued Interest,” and “Market Discount” below.

      Unless clearly stated to the contrary, the remainder of this discussion of “Material United States Federal Income Tax Consequences” assumes that the exchange will be a recapitalization under the Code and that both the old notes and new notes are securities for United States federal income tax purposes.

Consent Solicitation

      It is possible that the IRS may take the position that some portion of the total consideration paid under the recapitalization plan or the prepackaged plan should not be treated as part of the exchange, but should instead be treated as a separate payment in the nature of compensation for the U.S. Holders’ consent to the financial restructuring. To the extent that any portion of the consideration is so treated, that portion will not be taken into account in determining the consequences to U.S. Holders of the exchange, as described above, but instead will be taxable to such U.S. Holders as ordinary income.

Determination of Issue Price

      The determination of the issue price of the new notes will depend on whether the new notes or the old notes are publicly traded within the meaning of applicable Regulations. The new notes or the old notes will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the new notes, the new notes or the old notes were traded on an established market. We believe that the old notes may be considered to be traded on an established market for these purposes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. Nevertheless, a market for the new notes could be established. Accordingly, it is not clear whether the new notes will be considered to be publicly traded for purposes of determining their issue price. If the new notes are considered to be publicly traded, the issue price of the new notes will equal their fair market value on the date of the exchange. If the new notes are not considered to be publicly traded, but the old notes are considered to be publicly traded, the fair market value of the old notes on the date of the exchange will be allocated between the new notes and the common stock based on their relative fair market values, and the issue price of the new notes will equal the portion of such fair market value allocated to the new notes. We will provide each tendering holder with an allocation schedule reflecting the allocation of the issue price between the new notes and the common stock held by the tendering holder. If neither the old notes nor the new notes are considered to be publicly traded, the issue price of the new notes will equal their stated principal amounts.

Accrued Interest

      To the extent that any amount of the consideration received by a tendering holder in the exchange is attributable to accrued and unpaid interest not previously included in income by the holder, the amount received would be treated as ordinary interest income, even if the holder otherwise does not recognize gain or loss in the exchange. In addition, a loss may be recognized by the holder to the extent that the consideration received for accrued and unpaid interest is less than the amount of accrued and unpaid interest that the holder has included previously in income. The extent to which the consideration received in the exchange will be attributable to accrued but unpaid interest is unclear under the tax laws. Treasury Regulations generally treat payments under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal; however, it is not clear whether such Regulations apply to payments made in satisfaction of a distressed debt instrument. We intend to take the position for tax reporting purposes that the issue price of the new notes and the fair market value of the common stock will be allocated first to the payment of accrued and unpaid interest and then to the principal.

Market Discount

      Any accrued market discount on the old notes at the time of the exchange will carry over to the new notes and common stock and will be allocated among these items in proportion to their relative fair market values. The holder must subsequently recognize ordinary income for amounts allocable to such accrued market discount upon any partial principal payment on the new notes, gain realized on the sale, exchange, retirement or other disposition of the new notes or common stock and unrealized appreciation on some nontaxable dispositions of the new notes or common stock unless the holder of the old notes included the accrued market discount in income in accordance with an election to do so under the Code. An old note generally will be considered to have been acquired with market discount if the issue price of the old notes at the time of acquisition exceeded the initial tax basis of the old notes in the hands of the U.S. Holder by more than a specified de minimis amount. Market discount accrues in equal amounts during each complete accrual period, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

Ownership, Sale, Exchange or Retirement of the New Notes

Interest and OID

      Stated interest paid on the new notes will be included in a U.S. Holder’s income as ordinary income in accordance with such U.S. Holder’s method of tax accounting. In addition, the new notes may have original issue discount (“OID”) in the event that the issue price of the new notes (which, as discussed above, likely is their fair market value if they are publicly traded) is less than their stated redemption price at maturity by more than a specified de minimis amount. If OID is associated with the new notes, a U.S. Holder of such new notes will be required to include in income an amount equal to the sum of the daily portions of the OID for each day during the taxable year on which the holder held the new notes regardless of its method of accounting. In compliance with applicable Regulations, we will furnish certain information to the IRS and holders of the new notes with respect to any OID accruing while the new notes are held.

Sale, Exchange or Retirement of the New Notes

      A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of new notes equal to the difference between (i) the amount realized on the sale, exchange or retirement of the new notes and (ii) the U.S. Holder’s tax basis in the new notes. Such gain or loss will be a capital gain or loss, except that any gain will be ordinary income to the extent:

•	that a U.S. Holder claimed a bad debt deduction with respect to the old notes; or

•	of any accrued market discount on the old notes, as of the time of the exchange, not previously included in income that is allocable to the new notes received in the exchange.

      Any gain or loss recognized on the sale, exchange or retirement of new notes will generally be long-term capital gain or loss if the U.S. Holder has held the new notes as a capital asset for more than one year (which includes the holding period of the old notes). In addition, any payments attributable to accrued but unpaid interest on new notes may be taxable as ordinary income in accordance with such U.S. Holder’s method of tax accounting.

      The capital gain or loss recognized by a U.S. Holder will constitute long-term capital gain or loss if his or her holding period for the note exceeds one year at the time of disposition. Under current law, some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation on long-term capital gain, while the deductibility of capital losses is subject to limitation. Holders should consult their tax advisors as to the particular tax consequences to them upon sale, exchange or retirement of a new note.

Ownership, Sale, Exchange or Retirement of the Common Stock

Dividends

      Distributions to U.S. Holders of common stock (including redemption or sale proceeds that are treated under Section 302 or Section 304 of the Code as dividend distributions rather than payment in exchange for the common stock) will be treated as dividend income to such holders to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. If the U.S. Holder is a corporation, a dividends received deduction may be available to such U.S. Holder with respect to any such dividends paid on the common stock, subject to applicable limitations under the Code. We do not intend to pay dividends on the common stock.

      To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital. Such treatment will cause a reduction in the adjusted basis of the common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the common stock). The balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Recently Enacted Legislation

      The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”) reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). Subject to certain holding requirements, this provision generally applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008). Holders should consult their tax advisors regarding the specific tax consequences to them that may result from the Act.

Sale, Exchange and Retirement of Common Stock

      For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a share of common stock in an amount equal to the difference between the amount realized for the share and the U.S. Holder’s basis in the share. Such gain or loss will be a capital gain or loss, except that any gain will be ordinary income to the extent:

•	that a U.S. Holder claimed a bad debt deduction with respect to the old notes; or

•	of any accrued market discount on the old notes, as of the time of the exchange, not previously included in income that is allocable to the common stock received in the exchange.

Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, while the deductibility of capital losses is subject to limitations. In certain circumstances, a redemption of stock or purchase of stock by a related party can constitute a dividend which will be taxed as described above.

Consequences of the Exchange to non-U.S. Holders

      The following discussion is limited to certain United States federal income tax consequences to non-U.S. Holders. For purposes of the discussion below, stated interest, OID, dividends and gain on the sale, exchange or other disposition of a note or share of common stock will be considered to be “United States trade or business income” if such income or gain is:

•	effectively connected with the conduct of a United States trade or business; or

•	in the case of a treaty resident, attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) in the United States.

      Similar to the treatment for U.S. Holders described above under the heading “Federal Income Tax Consequences to Tendering Holders — Consequences of the Exchange to U.S. Holders,” a non-U.S. Holder that exchanges old notes for new notes and common stock should not recognize taxable gain or loss as a result of the exchange.

     Stated Interest and OID

      Generally, stated interest and OID paid to a non-U.S. Holder will not be subject to United States federal income or withholding tax, if such stated interest or OID is not United States trade or business income and is “portfolio interest.” Generally, stated interest and OID will qualify as portfolio interest and eligible for the portfolio interest exception if the non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code;

•	is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

•	certifies, under penalties of perjury, that such holder is not a United States person and provides such holder’s name and address.

      The amount of payments of stated interest and OID on the new notes or dividends on the common stock, or gain realized on the disposition of the new notes or common stock, that are United States trade or business income will not be subject to United States withholding tax at a 30% gross rate but generally will be taxed at regular graduated United States rates. In the case of a non-U.S. Holder that is a corporation, such United States trade or business income also may be subject to the branch profits tax. The gross amount of payments of stated interest and OID that does not qualify for the portfolio interest exception (and is not United States trade or business income) generally will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

      To claim an exemption from withholding in the case of United States trade or business income, or to claim the benefits of a treaty, a non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of United States trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of stated interest or OID. These forms must be periodically updated. A non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Regulations for payments through qualified intermediaries.

     Dividends

      Generally, the gross amount of any distributions with respect to the common stock (including redemption proceeds that are treated under Section 302 of the Code as dividend distributions rather than payment in exchange for the common stock) that are not United States trade or business income (as described above under the heading “Stated Interest and OID”) will be subject to United States withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

     Sale, Exchange or Redemption of New Notes and Common Stock

      Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a non-U.S. Holder on the sale, exchange or redemption of a new note or common stock generally will not be subject to United States federal income tax, unless:

•	such gain is United States trade or business income or constitutes gain realized on the sale of an interest in a “United States real property holding corporation” which is treated as income effectively connected with the conduct of a United States trade or business under Section 897 of the Code;

•	subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition; or

•	the non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

Upon a sale, exchange or redemption of a new note, no United States tax withholding will apply to accrued and unpaid OID to the extent that such OID qualifies for an exemption as described above under the heading “Consequences of the Exchange to non-U.S. Holders — Stated Interest and OID.” If the accrued and unpaid OID does not so qualify, United States tax withholding will apply in the manner described above under the heading “Consequences of the Exchange to non-U.S. Holders — Stated Interest and OID” upon redemption of a new note, and in certain circumstances, upon a sale or exchange of a new note.

      We do not believe that we are a United States real property holding corporation within the meaning of Section 897 of the Code. If our belief were incorrect, United States withholding tax could apply with respect to the amount realized by a non-U.S. Holder on the sale, exchange or redemption of shares of common stock.

Information Reporting and Backup Withholding

     U.S. Holders

      In general, information reporting requirements will apply to payments of dividends on the common stock and interest on the new notes (including accruals of OID), and to the proceeds of a sale or other disposition of the common stock and new notes made to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

     Non-U.S. Holders

      We must report annually to the IRS and to each non-U.S. Holder the amount of dividends and interest payments paid to such holder and the tax withheld with respect to such dividends and interest income, regardless of whether withholding was required. Copies of the information returns reporting such dividends, interest payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

      Backup withholding may apply to dividends and interest payments paid to a non-U.S. Holder unless the beneficial owner provides his name and address. In some cases, a taxpayer identification number may be required to be provided (i.e., where treaty benefits are claimed). Please consult your tax advisor regarding this requirement. The beneficial owner must also certify, under penalty of perjury, that he or she is not a United States person (which certification may be made on Form W-8BEN). If a financial institution holds the common stock and new notes on behalf of the beneficial owner, such institution must certify, under penalty of perjury, that such statement has been received by it and furnish a paying agent with a copy thereof.

      Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of common stock and new notes within the United States or conducted through United States-related financial intermediaries unless:

•	the beneficial owner certifies under penalty of perjury that he or she is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person); or

•	the holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Consequences of Not Participating in the Exchange Offer

      If the restructuring is implemented pursuant to the recapitalization plan, then a holder of the old notes that does not participate in the exchange offer could potentially have a taxable event if the proposed amendments are adopted. Under general principles of tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss may be realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Regulations, the modification of a debt instrument is a “significant” modification, which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.”

      The Regulations provide that a modification of a debt instrument that changes the priority of a debt instrument relative to other debt instruments, or that releases collateral for a debt instrument is a significant modification if it results in a change in payment expectations. We believe that the subordination of the remaining old notes to the new notes and the release of collateral for the old notes likely would result in a change in payment expectations, and thus that there likely is a significant modification. If the adoption of the proposed amendments is found to result in a deemed exchange of the old notes for different notes, and both the old notes and the different notes constitute “securities,” as discussed above under “Consequences of the Exchange to U.S. Holders,” the deemed exchange of the old notes would constitute a tax-free recapitalization for United States federal income tax purposes and no gain or loss would be recognized by U.S. Holders of the old notes (except with respect to accrued interest, as discussed above), the tax basis in the different notes would equal the basis of the old notes, and the holding period for the different notes would include the holding period for the old notes.

      If the adoption of the proposed amendments is found to result in a deemed exchange but the deemed exchange does not qualify as a tax-free recapitalization, a U.S. Holder of the old notes would recognize gain or loss in an amount equal to the difference between the issue price of the different notes (the fair market value of the different notes, if the different notes are publicly traded for purposes of the original issue discount provisions of the Code, the fair market value of the old notes, if the old notes, but not the different notes, are publicly traded, or the stated principal amount of the different notes, if neither the old notes nor the different notes are so publicly traded) and the U.S. Holder’s adjusted tax basis in the old notes. Gain recognized would generally be long-term capital gain if the U.S. Holders have held the old notes for more than one year. However, any gain attributable to accrued but unrecognized market discount and any portion of the different notes attributable to accrued but unpaid interest would be subject to tax as ordinary income.

      If, as a result of the deemed exchange, the old notes are treated as issued at an original issue discount (i.e., if the stated redemption price at maturity of the different notes is greater than the issue price of the different notes by more than 0.25% of the different notes’ stated redemption price at maturity times the number of complete years to maturity of the different notes), U.S. Holders will be required to include such discount in income as it accrues, before they have received the cash attributable to such income.

      If the adoption of the proposed amendments is found to result in a deemed exchange but the deemed exchange does not qualify as a tax-free recapitalization, a U.S. Holder’s initial tax basis in the different notes would be the issue price of the different notes on the date of the deemed exchange, and the holding period of the different notes would begin on the day after the deemed exchange.

Tax Consequences to Us

     Limitations on use of losses under the recapitalization plan

      Under Section 382 of the Code, if a corporation undergoes an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. Such limitation may also apply to subsequently recognized “built-in” losses, e.g., losses economically accrued but unrecognized as of the date of the ownership change. In general, the annual limitation would be equal to the product of (i) the value of the loss corporation’s outstanding stock immediately before the ownership change (with certain adjustments) and (ii) the “long-term tax-exempt rate” in effect (currently, approximately 4.6%) for the month in which the ownership change occurs. Any unused portion of the annual limitation would be available in subsequent years. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

      In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect 5% stockholders (as specially defined for purposes of Section 382 of the Code) has increased by more than 50 percentage points over the lowest percentage of that value owned by such 5% stockholders at any time during a three-year testing period. We underwent an ownership change on November 30, 2001. Nevertheless, we believe that the amount of our NOLs and NOL carryovers available for use is sufficient (for regular tax purposes) to offset amounts of COD income expected to arise from the exchange of the new notes and common stock for the old notes under the recapitalization plan because (i) unused portions of the limitation from the 2001 ownership change may be carried forward to increase the limitation in future years, and (ii) NOLs and NOL carryovers arising after the 2001 ownership change currently are not limited by Section 382 of the Code. See “— Alternative Minimum Tax” below.

      If the exchange of the new notes and common stock for the old notes under the recapitalization plan, alone or in combination with prior and subsequent ownership shifts, results in a greater than 50 percent change in ownership, our NOL carryovers will be subject to an annual limitation as described above. We believe that we will undergo another ownership change as a result of the exchange of the new notes and common stock for the old notes under the recapitalization plan or the prepackaged plan unless the Bankruptcy Exception, as described below, applies. Any Section 382 limitation resulting from such ownership change under the recapitalization plan would apply to all NOLs from periods (or portions thereof) ending on or before the change date (and certain built-in losses recognized thereafter).

     Limitations on use of losses under the prepackaged plan

      If an ownership change occurs while a corporation is the subject of a bankruptcy proceeding, a special bankruptcy exception (the “Bankruptcy Exception”) may apply which renders the annual limitation inapplicable. The Bankruptcy Exception may apply to us if our stockholders and certain of our creditors (determined immediately before the ownership change) own in the aggregate (after such ownership change and as a result of being stockholders or creditors immediately before such change) stock representing 50 percent or more of both the value and voting power of our total outstanding stock after the prepackaged plan is consummated. Although our NOLs arising prior to the effective date of the prepackaged plan and, potentially, certain built-in losses recognized after the effective date of the prepackaged plan would not be subject to the annual limitation if the Bankruptcy Exception applies to us, our pre-change NOLs, nevertheless, would be reduced by any interest deductions taken by us with respect to the portion of the old notes exchanged for common stock during the taxable year in which the consummation of the prepackaged plan occurs and in the three preceding taxable years. If a second ownership change occurs during the two-year period immediately following the consummation of the prepackaged plan, the Bankruptcy Exception would effectively eliminate our ability to use any NOLs incurred prior to such second ownership change to offset income earned in any period following the second ownership change.

      Section 382 provides that a corporation under the jurisdiction of a bankruptcy court may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. Although we believe that the prepackaged plan should qualify for the Bankruptcy Exception, we have not yet determined whether it would be advantageous to elect out of the Bankruptcy Exception. We will continue to evaluate the merits of making such election and may do so at our discretion.

      If we do not qualify for the Bankruptcy Exception or elect out of the Bankruptcy Exception, a special rule under Section 382 applicable to corporations under the jurisdiction of a bankruptcy court that are not subject to the Bankruptcy Exception will apply in calculating our annual limitation in connection with the prepackaged plan. Under this special rule, the annual limitation generally will be calculated by reference to the lesser of (i) the value of our stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or (ii) the value of our assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may increase the annual limitation, our use of any NOLs and built-in losses (if any) remaining after the consummation of the prepackaged plan would still be limited after the ownership change.

     Cancellation of Debt Income

      Although the governing law is ambiguous, we believe that we will realize income from cancellation of indebtedness (“COD”) as a result of the exchange to the extent the fair market value of the common stock and the issue price of the new notes issued in exchange for the old notes is less than the “adjusted issue price” of the old notes (generally including any accrued but unpaid interest). Thus, the precise amount of COD income that we will realize cannot be determined until the date of the exchange.

      We will not recognize such COD income to the extent we are considered insolvent from a tax perspective immediately prior to the debt exchange. Taxable income will result to the extent COD income exceeds the amount by which we are considered to be insolvent immediately prior to the completion of the restructuring. If this exception applies, we will be required to reduce certain of our tax attributes, including our net operating losses and loss carryforwards, to the extent such income is excluded from taxable income. To the extent that we are considered solvent and realize COD income, our available losses may offset all or a portion of the COD income.

      To the extent the discharge of our old notes occurs in a Chapter 11 bankruptcy case pursuant to the prepackaged plan, COD income will be excluded with a corresponding tax attribute reduction. However, the limitation on use of our remaining tax attributes may not apply or may apply with different effect.

     Alternative minimum tax

      COD income realized in excess of available and non-limited losses will result in a tax liability. Additionally, we may incur an alternative minimum tax (“AMT”) liability regardless of whether our COD income exceeds available and non-limited losses. In general, an AMT is imposed to the extent that 20 percent of a corporation’s alternative minimum taxable income exceeds the corporation’s regular Federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular income tax purposes by available NOL carryovers, only 90% of the corporation’s taxable income for AMT purposes generally may be offset by available NOL carryovers (as recomputed for AMT purposes). Therefore, in any year in which we are subject to AMT, we may not fully eliminate a tax liability by offsetting our alternative minimum taxable income (“AMTI”) with available AMT NOL carryovers. In such a case, our AMTI (before reduction by any AMT NOL carryovers) will be taxed at a 2 percent effective federal tax rate (10 percent of the 20 percent AMT rate).

      Under the recapitalization plan, we will not be required to include COD income in our gross income to the extent of our insolvency. To the extent we have AMTI under the recapitalization plan, including as a result of any COD income we recognize in excess of the amount of our insolvency, we may not use our NOLs to offset more than 90% of such income and thus may have AMTI liability. Because COD income is excluded from AMTI in cases where a debtor corporation is in bankruptcy, we do not expect to be subject to the AMT as a result of income realized under the prepackaged plan.

     Applicable High Yield Discount Obligation

      The new notes may constitute “applicable high yield discount obligations.” An “applicable high yield discount obligation” is any debt instrument that (1) has a maturity date that is more than five years from the date of issue, (2) has a yield to maturity that equals or exceeds the applicable federal rate (“AFR”) released by the IRS for the calendar month in which the obligation was issued plus five percentage points and (3) has “significant original issue discount.” A debt instrument generally has “significant original issue discount” if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereon exceeds the product of the issue price of the instrument and its yield to maturity.

      Provided that the new notes are applicable high yield discount obligations, the OID on the new notes would not be deductible by us until we pay it in cash. Moreover, if the new notes’ yield to maturity exceeds the AFR plus six percentage points, a ratable portion of our deduction for OID (the “Disqualified OID”) (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) would be permanently non-deductible to us. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID should be treated as a dividend to corporate note holders to the extent it would have been so treated had such amount been distributed by us with respect to our stock. A corporate holder should consult with its tax advisor regarding the treatment to it of holding an applicable high yield discount obligation.

Tax Return Disclosure and Investor List Requirements

      Recently promulgated Treasury Regulations require taxpayers that participate in “reportable transactions” to disclose such transactions on their tax returns by attaching IRS Form 8886 and to retain information related to such transactions. In addition, organizers and sellers of a “reportable transaction” are required to maintain records including lists identifying investors in the transaction and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to this transaction. As a result, we may have to disclose this transaction on our tax return. You should consult your own tax advisors concerning any possible disclosure obligation with respect to your investment and should be aware that we and other participants in the transaction may be required to report this transaction and/or maintain an investor list.

LEGAL MATTERS

      The validity of the common stock and new notes to be issued in the exchange offer will be passed upon by Winston & Strawn LLP, counsel to AirGate.

TAX MATTERS

      Certain of the tax consequences of the exchange offer will be passed upon at the effective time of the exchange offer by KPMG LLP.

EXPERTS

      The consolidated financial statements and schedule of AirGate PCS, Inc. and subsidiaries as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2002 consolidated financial statements contains an explanatory paragraph that describes an event of default under provisions of the credit agreements of the Company’s wholly-owned, unrestricted subsidiary, iPCS, Inc. and the intent of iPCS, Inc. to file for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code in early 2003 either as part of a consensual restructuring or in an effort to effect a court administered reorganization.

DELIVERY OF LETTERS OF TRANSMITTAL AND CONSENTS

      Manually signed facsimile copies of the letters of transmittal and consents will be accepted. The letters of transmittal and consents, old notes, and any other required documents should be sent or delivered by holders of old notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to The Bank of New York, the exchange agent, at its address set forth below.

The Bank of New York

By Registered or Certified Mail:

101 Barclay Street
Reorganization Unit — Floor 7E
New York, NY 10286

By Hand or Overnight Delivery:

101 Barclay Street
Reorganization Unit — Floor 7E
New York, NY 10286

By Facsimile Transmission:

[                    ]

To Confirm by Telephone or

For Information Call:
[                    ]

DELIVERY OF BALLOTS

      Manually signed facsimile copies of ballots relating to the prepackaged plan should be sent or delivered by holders of old notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to Bondholder Communications Group, the voting agent, at its address set forth below.

      Questions and requests for assistance or for additional copies of this prospectus and solicitation statement, the letter of transmittal and consent, the notice of guaranteed delivery or ballots on the prepackaged plan may be directed to Bondholder Communications Group, which is the information agent.

      The information agent and voting agent for this exchange offer and solicitation is:

Bondholder Communications Group

30 Broad Street — 46th Floor
New York, NY 10004
Telephone: (212) 809-2663
Attention: Audrey Griswald

      The dealer manager for this exchange offer and consent solicitation is:

Jefferies & Company, Inc.

520 Madison Avenue
New York, NY 10022
Telephone: (212) 284-2300
Attention: Hyonwoo Shin

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF AIRGATE PCS, INC. AND ITS SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AirGate PCS, Inc.:

      We have audited the accompanying consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AirGate PCS, Inc. and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in notes 1 and 6 to the consolidated financial statements, the Company’s wholly-owned, unrestricted subsidiary, iPCS, Inc., is in default under provisions of its credit agreements, and substantially all of its debt is classified as a current liability. iPCS, Inc. has been unable to restructure its debt and secure additional financing necessary to fund its operations and, accordingly, iPCS, Inc. intends to file for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code in early 2003 either as a part of a consensual restructuring or in an effort to effect a court administered reorganization. iPCS, Inc. represents approximately 32% of total consolidated revenues for the year ended September 30, 2002 and 50% of the total consolidated assets at September 30, 2002. AirGate PCS, Inc. and its restricted subsidiaries are generally precluded by its credit agreements from providing financial support to iPCS, Inc. Although the ultimate impact of the planned iPCS, Inc. bankruptcy filing is not presently determinable, management believes that the bankruptcy proceedings will not have a significant adverse effect on the liquidity of AirGate PCS, Inc. and its restricted subsidiaries through fiscal 2003.

/s/ KPMG LLP

Atlanta, Georgia

January 10, 2003

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2002	2001

	(Dollars in thousands, except
	share and per share amounts)
ASSETS:
Current assets:
Cash and cash equivalents	$32,475	$14,290
Accounts receivable, net of allowance for doubtful accounts of $11,256 and $2,759, respectively	38,127	23,798
Receivable from Sprint (note 4)	44,953	10,200
Inventories	6,733	4,639
Prepaid expenses	7,159	3,428
Other current assets	326	91

Total current assets	129,773	56,446
Property and equipment, net of accumulated depreciation and amortization of $112,913 and $43,621, respectively (note 5)	399,155	209,326
Financing costs	8,118	9,088
Direct subscriber activation costs	8,409	3,693
Intangible assets, net of accumulated amortization of $39,378 and $46, respectively (note 10)	28,327	113
Other assets	512	2,344

	$574,294	$281,010

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$18,152	$10,210
Accrued expenses	20,950	13,840
Payable to Sprint (note 4)	88,360	32,564
Deferred revenue	11,775	5,384
Current maturities of long-term debt and capital lease obligations (note 6)	354,936	—

Total current liabilities	494,173	61,998
Deferred subscriber activation fee revenue	14,973	5,101
Other long-term liabilities	3,267	309
Long-term debt and capital lease obligations, excluding current maturities (note 6)	354,828	266,326

Total liabilities	867,241	333,734

Commitments and contingencies (notes 1, 6, and 12)	—	—
Stockholders’ equity (deficit) (notes 6 and 8):
Preferred stock, par value, $.01 per share;
5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value, $.01 per share; 150,000,000 shares authorized; 25,806,520 and 13,364,980 shares issued and outstanding at September 30, 2002 and 2001, respectively	258	134
Additional paid-in-capital	924,008	168,255
Accumulated deficit	(1,216,184)	(219,567)
Unearned stock compensation	(1,029)	(1,546)

Total stockholders’ equity (deficit)	(292,947)	(52,724)

	$574,294	$281,010

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,

	2002	2001	2000

	(Dollars in thousands, except share and
	per share amounts)
Revenues (note 4):
Service revenue	$327,365	$105,976	$9,746
Roaming revenue	111,162	55,329	12,338
Equipment revenue	18,030	10,782	2,981

Total revenues	456,557	172,087	25,065

Operating expenses (note 4):
Cost of service and roaming (exclusive of depreciation and amortization, as shown separately below)	(311,135)	(116,732)	(27,770)
Cost of equipment	(43,592)	(20,218)	(5,685)
Selling and marketing	(116,521)	(71,617)	(28,357)
General and administrative	(25,339)	(15,742)	(14,078)
Non-cash stock compensation (In 2002, $512 related to general and administrative, $168 related to cost of service and roaming, and $89 related to selling and marketing. In 2001, $1,399 related to general and administrative, $177 related to cost of service and roaming, and $89 related to selling and marketing. In 2000, $1,260 related to general and administrative, $223 related to cost of service and roaming, and $182 related to selling and marketing.)	(769)	(1,665)	(1,665)
Depreciation and amortization of property and equipment (note 5)	(70,197)	(30,621)	(12,034)
Amortization of intangible assets (note 10)	(39,332)	(46)	—
Loss on disposal of property and equipment	(1,074)	—	—
Impairment of goodwill (note 2)	(460,920)	—	—
Impairment of property and equipment (note 2)	(44,450)	—	—
Impairment of intangible assets (note 2)	(312,043)	—	—

Total operating expenses	(1,425,372)	(256,641)	(89,589)

Operating loss	(968,815)	(84,554)	(64,524)
Interest income	590	2,463	9,321
Interest expense	(57,153)	(28,899)	(26,120)

Loss before income tax benefit	(1,025,378)	(110,990)	(81,323)
Income tax benefit	28,761	—	—

Net loss	$(996,617)	$(110,990)	$(81,323)

Basic and diluted net loss per share of common stock	$(41.96)	$(8.48)	$(6.60)

Basic and diluted weighted-average outstanding common shares	23,751,507	13,089,285	12,329,149

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Years ended September 30, 2002, 2001, and 2000

	Common Stock		Additional		Unearned	Total
			paid-in	Accumulated	stock	stockholders’
	Shares	Amount	capital	deficit	compensation	equity (deficit)

	(Dollars in thousands, except share amounts)
Balance at September 30, 1999	11,957,201	$120	$157,880	$(27,254)	$(2,900)	$127,846
Conversion of notes payable to stockholders to common stock including beneficial conversion feature (note 8)	12,533	—	213	—	—	213
Exercise of common stock purchase warrants (note 8)	762,444	8	(3)	—	—	5
Unearned compensation related to grant of compensatory stock options (note 8)	—	—	2,231	—	(2,231)	—
Issuance of stock purchase warrants in connection with senior credit facility (note 8)	—	—	282	—	—	282
Exercise of stock options (note 8)	84,605	—	1,185	—	—	1,185
Forfeiture of compensatory stock options (note 8)	—	—	(213)	—	213	—
Stock option compensation (note 8)	—		—	—	1,665	1,665
Net loss	—	—	—	(81,323)	—	(81,323)

Balance at September 30, 2000	12,816,783	128	161,575	(108,577)	(3,253)	49,873

Exercise of common stock purchase warrants (note 8)	80,641	1	—	—	—	1
Exercise of stock options (note 8)	467,556	5	6,722	—	—	6,727
Forfeiture of compensatory stock options (note 8)	—	—	(81)	—	81	—
Stock compensation expense (note 8)	—	—	39	—	1,626	1,665
Net loss	—	—	—	(110,990)	—	(110,990)

Balance at September 30, 2001	13,364,980	134	168,255	(219,567)	(1,546)	(52,724)

Issuance of common stock in merger with iPCS, Inc. (note 11)	12,362,571	124	706,521	—	—	706,645
Stock options and warrants assumed in merger with iPCS, Inc. (notes 8 and 11)	—	—	47,727	—	—	47,727
Exercise of stock options (note 8)	33,558	—	685	—	—	685
Issuance of restricted common stock (note 8)	12,067	—	252	—	(252)	—
Exercise of common stock purchase warrants (note 8)	15,001	—	—	—	—	—
Issuance of common stock to employee stock purchase plan (note 8)	18,343	—	568	—	—	568
Stock compensation expense (note 8)	—	—	—	—	769	769
Net loss	—	—	—	(996,617)	—	(996,617)

Balance at September 30, 2002	25,806,520	$258	$924,008	$(1,216,184)	$(1,029)	$(292,947)

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30

	2002	2001	2000

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(996,617)	$(110,990)	$(81,323)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	460,920	—	—
Impairment of property and equipment	44,450	—	—
Impairment of intangible assets	312,043	—	—
Loss on disposal of property and equipment	1,074	—	—
Depreciation and amortization of property and equipment	70,197	30,621	12,034
Amortization of intangible assets	39,332	46	—
Amortization of financing costs into interest expense	1,211	1,210	1,192
Provision for doubtful accounts	26,933	8,125	563
Interest expense associated with accretion of discounts	50,670	23,799	23,043
Non-cash stock compensation	769	1,665	1,665
Deferred income tax benefit	(28,761)	—	—
Changes in assets and liabilities:
Accounts receivable	(29,669)	(26,995)	(5,491)
Receivable from Sprint	(36,008)	(6,432)	(3,768)
Inventories	2,985	(1,737)	(2,902)
Prepaid expenses, other current and non-current assets	(2,708)	(4,470)	(2,473)
Accounts payable, accrued expenses and other long-term liabilities	(15,777)	8,741	8,060
Payable to Sprint	45,397	27,272	5,292
Deferred revenue	8,317	8,295	2,499

Net cash used in operating activities	(45,242)	(40,850)	(41,609)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(97,060)	(71,270)	(152,397)
Cash acquired from iPCS, Inc.	24,402	—	—
Acquisition of iPCS, Inc.	(6,058)	—	—
Purchase of business assets	—	(502)	—

Net cash used in investing activities	(78,716)	(71,772)	(152,397)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under senior credit facilities	141,200	61,800	—
Payments made under capital lease obligations	(4)	—	—
Proceeds from stock issued to employee stock purchase plan	568	—	—
Payments of note payable to Sprint PCS	—	—	(7,700)
Payments for iPCS credit facility amendment	(306)	—	—
Proceeds from exercise of common stock purchase warrants	—	1	5
Proceeds from exercise of employee stock options	685	6,727	1,185

Net cash provided by (used in) financing activities	142,143	68,528	(6,510)

Net increase (decrease) in cash and cash equivalents	18,185	(44,094)	(200,516)
Cash and cash equivalents at beginning of period	14,290	58,384	258,900

Cash and cash equivalents at end of period	$32,475	$14,290	$58,384

Supplemental disclosure of cash flow information — cash paid for interest	$10,176	$3,846	$2,609

Supplemental disclosure of non-cash investing and financing activities:
Capitalized interest	$7,118	$2,917	$5,938
Grant of common stock purchase warrants related to senior credit facility	—	—	282
Convertible notes payable to stockholders and accrued interest converted to equity	—	—	102
Beneficial conversion feature of convertible notes payable to stockholders	—	—	111
Grant of restricted common stock and compensatory stock options	252	—	2,231
Forfeiture of compensatory stock options	—	(81)	(213)
Modification of stock options	—	39	—
Purchases of property and equipment under capital leases	191	—	—
iPCS acquisition (note 11):
Fair value of stock issued	$706,645	$—	$—
Fair value of common stock options and warrants assumed	47,727	—	—
Liabilities assumed	394,165	—	—
Fair value of tangible assets acquired	313,843	—	—

See accompanying notes to the consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business, Basis of Presentation and Liquidity

(a) Business and Basis of Presentation

      AirGate PCS, Inc. and its restricted and unrestricted subsidiaries (the “Company”) were created for the purpose of providing wireless Personal Communication Services (“PCS”). AirGate PCS, Inc. and its restricted subsidiaries (“AirGate”) collectively are a network partner of Sprint with the exclusive right to market and provide Sprint PCS products and services in a defined network territory. AirGate is licensed to use the Sprint brand names in its original 21 markets located in the southeastern United States.

      On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”), a network partner of Sprint with 37 markets in the midwestern United States. The accompanying consolidated financial statements include the accounts of AirGate PCS, Inc. and its wholly-owned restricted subsidiaries, AGW Leasing Company, Inc., AirGate Service Company, Inc., and AirGate Network Services, LLC for all periods presented. The accounts of iPCS are included as of September 30, 2002, and for the period from November 30, 2001 through September 30, 2002. These consolidated financial statements and related footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The PCS market is characterized by significant risks as a result of rapid changes in technology, intense competition and the costs associated with the build-out of a PCS network. The Company’s operations are dependent upon Sprint’s ability to perform its obligations under the agreements between the Company and Sprint (see note 4) under which the Company has agreed to construct and manage its Sprint PCS networks (the “Sprint Agreements”). Additionally, the Company’s ability to attract and maintain a subscriber base of sufficient size and credit quality is critical to achieving sufficient positive cash flow to meet its financial covenants under its credit agreements. Changes in technology, increased competition, economic conditions or inability to achieve sufficient positive cash flow to meet its financial covenants under its credit agreements, among other factors, could have an adverse effect on the Company’s financial position, results of operations, and liquidity.

(b) Liquidity

      The Company has generated significant net losses since inception. For the year ended September 30, 2002, the Company’s net loss amounted to $996.6 million, including goodwill and asset impairment charges of $817.4 million. As of September 30, 2002, the Company had a working capital deficit of $366.4 million. As of December 31, 2002, AirGate has available credit amounting to approximately $12.0 million under its senior credit facility.

      As described in Note 6, iPCS is not in compliance with certain provisions of its debt agreements and has no remaining credit availability under its senior credit facility. As a result of these covenant defaults, substantially all of iPCS’ debt is classified as a current liability.

      iPCS also has incurred significant net losses during the year ended September 30, 2002, which are included in the accompanying consolidated financial statements (see note 16 for condensed consolidating financial information of the Company’s restricted and unrestricted subsidiaries, which does not reflect push-down accounting with respect to the iPCS financial information). Because current conditions in the capital markets make additional financing unlikely, iPCS has undertaken efforts to restructure its relationship with its secured lenders, its public noteholders and Sprint, and we have begun restructuring discussions with informal committees of these creditors. While the lenders and noteholders have expressed willingness to work with iPCS, Sprint has informed us it is unwilling to restructure its agreements with iPCS. iPCS, Inc. has been unable to restructure its debt and secure additional financing necessary to fund its operations and, accordingly, iPCS, Inc. intends to file for reorganization and protection from its

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

creditors under Chapter 11 of the United States Bankruptcy Code in early 2003 either as part of a consensual restructuring or in an effort to effect a court administered reorganization.

      Because iPCS is an unrestricted subsidiary, AirGate is generally unable to provide capital or other financial support to iPCS. Further, iPCS lenders, noteholders and creditors do not have a lien on or encumbrance on assets of AirGate. We believe AirGate operations will continue independent of the outcome of the iPCS restructuring. However, it is likely that AirGate’s ownership interest in iPCS will have no value after the restructuring is complete.

      The carrying value of iPCS’ long-lived assets in these consolidated financial statements (principally property and equipment, goodwill and intangible assets) has been written down to reflect impairment charges as required by SFAS No. 144 and SFAS No. 142. See note 2 for a discussion of these impairment charges.

      While the ultimate and long-term affect on AirGate of iPCS’ proposed bankruptcy proceedings cannot be determined, management believes that AirGate and its restricted subsidiaries will continue to operate and that iPCS’ bankruptcy proceedings, and related outcomes, will not have a material adverse effect on the liquidity of AirGate.

      In addition to its capital needs to fund operating losses, the Company has invested large amounts to build-out its networks and for other capital assets. For the three years ended September 30, 2002, the Company invested $320.7 million to purchase property and equipment. While much of the Company’s networks are now complete, and capital expenditures are expected to decrease significantly in the future, such expenditures will continue to be necessary.

      AirGate has initiated a number of action steps to lower its operating costs and capital needs. The following are some of the more significant steps:

•	a plan to improve the credit quality of new subscribers and its subscriber base by restricting availability of programs for sub-prime subscribers;

•	a plan to reduce subscriber churn;

•	the elimination of certain personnel positions;

•	a significant reduction in capital expenditures; and

•	a reduction in spending for advertising and promotions.

      In addition to these steps, AirGate is initiating or investigating a number of other actions that could further reduce operating expenses and capital needs. These include additional reductions in staff; the outsourcing of certain functions now performed by AirGate; further deferrals or reductions in capital spending and seeking ways to lower fees and charges from services now provided by Sprint. AirGate management believes that existing cash, fiscal 2003 results of operations and cash flows, and credit available under its senior credit facility will provide sufficient resources to fund its activities through fiscal 2003.

      The following reflects condensed balance sheet information and statement of operations information of AirGate and its unrestricted subsidiary, separately identifying the investment in iPCS including the effects

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of purchase accounting as of September 30, 2002 and the historical equity basis loss of iPCS, the related effects of purchase accounting, and income tax benefit for the year ended September 30, 2002.

Condensed Balance Sheet Information:
Cash and cash equivalents	$4,887
Other current assets	62,819

Total current assets	67,706
Property and equipment, net	213,777
Investment in iPCS	(141,543)
Other noncurrent assets	13,732

$153,672

Current liabilities	$82,175
Long-term debt	354,264
Other long-term liabilities	10,180

Total liabilities	446,619
Stockholders’ deficit	(292,947)

$153,672

Condensed Statement of Operations Information:
Revenues	$313,544
Costs of revenues	(231,763)
Selling and marketing expenses	(79,010)
General and administrative expenses	(17,631)
Depreciation and amortization	(40,758)
Other expense, net	(37,162)

Total expenses	(406,324)

Loss before equity in loss of iPCS and effects of purchase accounting, and income tax benefit	(92,780)
Historical equity basis loss of iPCS	(133,192)
Effects of purchase accounting	(799,406)
Income tax benefit	28,761

Net loss	$(996,617)

(2)     Goodwill and Asset Impairments

      On November 30 2001, the Company completed the acquisition of iPCS. Significant amounts of goodwill and other intangible assets were recorded as part of this acquisition (note 11). The original purchase price allocation of this acquisition was made in the quarter ended December 31, 2001. In the quarter ended March 31, 2002, the original purchase price allocation was adjusted, which resulted in a reclassification of amounts between goodwill, deferred income tax liabilities, the amount assigned to the right to provide service under the Sprint Agreements and other assets and liabilities. The Company recorded a goodwill impairment charge of $261.2 million during the quarter ended March 31, 2002, and $199.7 million during the quarter ended September 30, 2002. During the quarter ended September 30, 2002, the Company recorded an impairment of property and equipment totaling $44.5 million and intangible assets totaling $312.0 million. The purchase of iPCS and the accounting that resulted from this acquisition are described below and in notes 10 and 11.

      The wireless telecommunications industry has experienced significant declines in market capitalization throughout most of 2002. These significant declines in market capitalization resulted from concerns surrounding anticipated weakness in future subscriber growth, increased subscriber churn, anticipated future lower average revenue per unit (ARPU) and liquidity concerns. As a result of these industry trends,

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company experienced significant declines in its market capitalization subsequent to its acquisition of iPCS. Additionally, there have been significant adverse changes to the business plan for iPCS. These changes include lower new subscribers, lower ARPU, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the Company’s acquisition of iPCS have been valued substantially lower on a price per population and price per subscriber basis. As a result of these transactions and industry trends, the Company believed that the fair value of iPCS and its assets had been reduced. Accordingly, the Company on two occasions during 2002 performed fair value assessments of iPCS and its assets. The Company recorded goodwill impairments of approximately $261.2 million and $199.7 million during the quarter ended March 31, 2002 and the quarter ended September 30, 2002, respectively, as a result of these fair value assessments.

      During the quarter ended September 30, 2002, the Company recorded an intangible asset impairment of $312.0 million associated with iPCS’ right to provide service under the Sprint Agreements and the acquired subscriber base. The right to provide service under iPCS’ Sprint Agreements and the acquired subscriber base were recorded by the Company as a result of the purchase price allocation for the acquisition of iPCS. The values and lives assigned to these intangibles were $323.3 million and 205 months and $52.4 million and 30 months, respectively. As discussed above, these impairments arose from significant adverse changes to the business plan for iPCS. As a result, the Company adjusted the carrying value of the right to provide service under the Sprint Agreements and the acquired subscriber base to their fair values at September 30, 2002.

      During the quarter ended September 30, 2002, the Company recorded an asset impairment of $44.5 million associated with property and equipment (principally network assets) of iPCS. As discussed above, this impairment arose from significant adverse changes to the business plan for iPCS as well as a generally weak secondary market for telecommunications equipment.

(3)     Summary of Significant Accounting Policies

(a) Revenue Recognition

      The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. The Company’s revenue recognition polices are consistent with the guidance in Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” promulgated by the Securities and Exchange Commission.

      The Company records equipment revenue from the sale of handsets and accessories to subscribers in its retail stores and to local distributors in its territories upon delivery. The Company does not record equipment revenue on handsets and accessories purchased from national third-party retailers such as Radio Shack, Best Buy and Circuit City, or directly from Sprint by subscribers in our territories. The Company believes the equipment revenue and related cost of equipment associated with the sale of wireless handsets and accessories is a separate earnings process from the sale of wireless services to subscribers. For industry competitive reasons, the Company sells wireless handsets at a loss. Because such arrangements do not require a customer to subscribe to the Company’s wireless services and because the Company sells wireless handsets to existing customers at a loss, the Company accounts for these transactions separately from agreements to provide customers wireless service.

      The Company’s subscribers pay an activation fee to the Company when they initiate service. The Company defers activation fee revenue over the average life of its subscribers, which is estimated to be 30 months. The Company recognizes service revenue from its subscribers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments, first payment default customers, late payment fees, and early cancellation fees. The Company also reduces recorded revenue for rebates and

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discounts given to subscribers on wireless handset sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).” The Company participates in the Sprint national and regional distribution programs in which national retailers such as Radio Shack, Best Buy and Circuit City sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company’s Sprint Agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company’s territories, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenues from the sale of handsets and accessories by national retailers. The Company classifies these handset subsidy charges as a selling and marketing expense for a new subscriber handset sale and classifies these subsidies as a cost of service and roaming for a handset upgrade to an existing subscriber. Handset subsidy charges included in selling and marketing for the years ended September 30, 2002, 2001, and 2000 were $19.1 million, $12.8 million, and $3.7 million, respectively. Excluding sales commissions, handset subsidy upgrade charges in cost of service and roaming for the year ended September 30, 2002 were $4.8 million. The Company did not incur handset subsidy upgrade charges for the years ended September 30, 2001 and 2000.

      Sprint retains 8% of collected service revenues from subscribers based in the Company’s markets and from non-Sprint subscribers who roam onto the Company’s network. The amount of affiliation fees retained by Sprint is recorded as cost of service and roaming. Revenues derived from the sale of handsets and accessories by the Company and from certain roaming services (outbound roaming and roaming revenues from Sprint PCS and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint.

      The Company defers direct subscriber activation costs when incurred and amortizes these costs using the straight-line method over 30 months, which is the estimated average life of a subscriber. Direct subscriber activation costs also include credit check fees and loyalty welcome call fees charged to the Company by Sprint and costs incurred by the Company to operate a subscriber activation center.

      For the years ended September 30, 2002, 2001 and 2000 the Company recognized approximately $6.3, $3.4 and $0.1 million, respectively, of activation fee revenue. For the years ended September 30, 2002, 2001 and 2000 the Company recognized approximately $3.7, $2.8 and $0.1 million, respectively, of direct subscriber activation costs. As of September 30, 2002, the Company has deferred approximately $15.0 million of subscriber activation fee revenue and $8.4 million of direct subscriber activation costs to future periods.

(b) Allowance for Doubtful Accounts

      Estimates are used in determining the allowance for doubtful accounts and are based on historical collection and write-off experience, current trends, credit policies and accounts receivable by aging category. In determining these estimates, the Company compares historical write-offs in relation to the estimated period in which the subscriber was originally billed. The Company also looks at the average length of time that elapses between the original billing date and the date of write-off in determining the adequacy of the allowance for doubtful accounts by aging category. From this information, the Company provides specific amounts to the aging categories. The Company provides an allowance for substantially all receivables over 90 days old.

      The allowance for doubtful accounts as of September 30, 2002 and September 30, 2001 was $11.3 million and $2.8 million, respectively. At September 30, 2002, $6.8 million and $4.5 million was attributable to AirGate and iPCS, respectively.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company also reviews current trends in the credit quality of its subscriber base and periodically changes its credit policies. As of September 30, 2002, 35% of the combined Company’s, 36% of AirGate’s and 35% of iPCS’ subscriber base consisted of sub-prime credit quality subscribers. From May 2001 to February 2002, Sprint required AirGate and iPCS to remove the deposit requirement for most sub-prime credit quality subscribers under certain Sprint PCS programs. On February 24, 2002, Sprint allowed the Company to re-institute the deposit requirement across all new sub-prime credit quality subscribers. The Company removed the deposit requirement in iPCS’ territory from all but the lowest sub-prime credit quality subscribers at certain times during the period between June 2002 and November 2002. During November 2002, the Company re-instituted the deposit requirement in iPCS’ territory across all new sub-prime credit quality subscribers. The deposit requirement is currently in effect for most of AirGate’s and iPCS’ markets.

(c) Reserve for First Payment Default Subscribers

      The Company reserves a portion of its new subscribers and provides a reduction in revenues from those subscribers that it anticipates will never pay a bill. Using historical information of the percentage of subscribers whose service was cancelled for non-payment without ever making a payment, the Company estimates the number of subscribers activated in the current period that will never pay a bill. For these subscribers, the Company provides a reduction of revenue and removes them from subscriber additions and churn. At September 30, 2002 and September 30, 2001, the Company had approximately 7,126 and 7,811 such subscribers, respectively.

(d) Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, demand deposits and money market accounts with original maturities of three months or less.

(e) Inventories

      Inventories consist of wireless handsets and related accessories held for resale. Inventories are carried at the lower of cost or market determined using replacement costs.

(f) Property and Equipment

      Property and equipment are stated at original cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives used by the Company are as follows:

Estimated
Useful Life

Network assets	7 years
Computer equipment	3 years
Furniture, fixtures, and office equipment	5 years
Towers (included within network assets)	15 years

      Assets held under capital lease obligations are amortized over their estimated useful life or the lease term, whichever is shorter. Amortization of assets held under capital lease obligations is included in depreciation and amortization of property and equipment.

      Construction in progress includes expenditures for the purchase of network assets. The Company capitalizes interest on its construction in progress activities. Interest capitalized for the years ended September 30, 2002, 2001 and 2000 totaled $7.1 million, $2.9 million and $5.9 million, respectively.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      When network assets are placed in service, the Company transfers the related assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

(g) Financing Costs

      Costs incurred in connection with both the AirGate and iPCS credit facilities and AirGate notes were deferred and are amortized into interest expense over the term of the respective financing using the straight-line method.

(h) Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred income tax assets based upon the Company’s assessment of whether it is more likely than not that the deferred income tax assets will be realized.

(i) Basic and Diluted Net Loss Per Share

      Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. All potentially dilutive securities have been excluded from the computation of dilutive net loss per share for all periods presented because their effect would have been antidilutive. The effect of potentially dilutive common stock equivalents computed using the treasury stock method excluded from the dilutive net loss per share computations because they were antidilutive are as follows:

	Years ended September 30,

	2002	2001	2000

Common stock options	222,671	510,620	777,758
Stock purchase warrants	50,345	65,346	145,987

Total	273,016	575,966	923,745

(j) Impairment of Long-Lived Assets and Goodwill

      The Company accounts for long-lived assets and goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Purchase price accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair market value of the assets acquired and liabilities assumed. In recording the purchase of iPCS, the Company determined the fair value of these assets and liabilities. Included in the asset valuation for this purchase was the valuation of three intangible assets: the iPCS subscriber base, non-compete agreements for certain former iPCS employees, and the right to be the exclusive provider of Sprint PCS products and services in the 37 markets in which iPCS operates. For the subscriber base, the non-compete agreements, and the right to provide Sprint PCS products and services in the iPCS territory, finite useful lives of 30 months, six months and 205 months, respectively, have been assigned. The Company evaluates its intangible assets for potential impairment indicators whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

(k) New Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS No. 123. The Company currently does not anticipate adopting the provisions of SFAS No. 148.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The adoption of SFAS No. 146 by the Company on October 1, 2002 is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows as the Company has not recorded any significant restructurings in past periods, but the adoption may impact the timing of charges in future periods.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other things, this statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. The adoption of SFAS No. 145 by the Company on October 1, 2002 is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

      In November 2001, the EITF of the FASB issued EITF 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).” EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements for interim or annual periods beginning after December 15, 2001. The Company occasionally offers rebates to subscribers that purchase wireless handsets in its retail stores. The Company’s historical policy regarding the recognition of these rebates in the consolidated statement of operations is a reduction in the revenue recognized on the sale of the wireless handset by an estimate of the amount of rebates expected to be redeemed. The Company’s policy is in accordance with the guidance set forth in EITF 01-9. Therefore, the adoption of EITF 01-9 by the Company on January 1, 2002 did not have a material impact on the Company’s financial statements.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets with definite lives to be held and used or to be disposed of and also issued the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company elected early adoption of SFAS No. 144 as of the beginning of its fiscal year on October 1, 2001. The Company’s adoption of SFAS No. 144 did not have a material impact on the Company’s financial position, results of operations, or cash flows. However, as discussed in note 2, the application of the provisions of SFAS No. 144 resulted in a $356.5 million impairment during the quarter ended September 30, 2002.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 on October 1, 2002 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which provides for non-amortization of goodwill and intangible assets that have indefinite useful lives, annual tests of impairments of those assets and interim tests of impairment when an event occurs that more likely than not has reduced the fair value of such assets. The statement also provides specific guidance about how to determine and measure goodwill impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001, and applied to all goodwill and other intangible assets recognized in the financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the non-amortization provisions of the statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements had not been issued previously. The Company met the criteria for early application and adopted SFAS No. 142 on October 1, 2001. The Company’s adoption of the provisions of SFAS No. 142 did not have a material impact on the Company’s financial position, results of operations or cash flows. However, as discussed in note 2, the application of the provisions of SFAS No. 142 resulted in an impairment charge of $460.9 million during the fiscal year ended September 30, 2002.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” which is effective for all business combinations initiated after June 30, 2001. SFAS No. 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. The Company adopted SFAS No. 141 as of July 1, 2001, prior to AirGate recording any significant business acquisitions and such adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(l) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(m) Concentration of Risk

      The Company’s cell sites are located on towers which are leased from a limited number of tower companies, with one company owning approximately 20% of the Company’s leased towers. Additionally, the Company derives substantial revenues and expenses from Sprint and Sprint PCS (see note 4).

      The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts. Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

      A significant amount of the Company’s financial transactions result from the Company’s relationship with Sprint. Additionally, Sprint holds approximately four to eleven days of the Company’s subscriber lockbox receipts prior to remitting those receipts to the Company weekly. Refer to note 4 for information on the Company’s transactions with Sprint.

      Concentrations of credit risk with respect to accounts receivables are limited due to a large subscriber base. Initial credit evaluations of subscribers’ financial condition are performed and security deposits are generally obtained for subscribers with a high credit risk profile. The Company maintains an allowance for doubtful accounts for potential credit losses.

(n) Comprehensive Income (Loss)

      No statements of comprehensive income (loss) have been included in the accompanying consolidated financial statements since the Company does not have any elements of other comprehensive income (loss) to report.

(o) Advertising Expenses
      The Company expenses advertising costs when the advertisement occurs. Total advertising expenses amounted to approximately $30.9 million in 2002, $13.0 million in 2001 and $7.5 million in 2000 and are included in selling and marketing expenses in the accompanying consolidated statements of operations.

(p) Segments

      AirGate and its unrestricted subsidiary, iPCS, provide wireless PCS services as network partners of Sprint. Both AirGate and iPCS offer similar products and services through similar retail channels to a broad range of wireless customers in their respective markets. Consequently, these entities have been aggregated into a single operating segment in accordance with the provisions of SFAS No. 131 — “Disclosures about Segments of an Enterprise and Related Information.”

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(q) Stock Compensation

      The Company applies the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25” issued in March 2000, to account for its fixed stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(r) Reclassifications

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

(4)     Sprint Agreements

      Under the Sprint Agreements, Sprint provides the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand names, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint’s and Sprint’s network partners’ PCS wireless subscribers incur minutes of use in the Company’s territories and when the Company’s subscribers incur minutes of use in Sprint and other Sprint network partners’ PCS territories. These transactions are recorded in roaming revenue, cost of service and roaming, cost of equipment and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include the 8% affiliation fee, long distance charges, roaming expense and the costs of services such as billing, collections, and customer service and other pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint Agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint’s national distribution program. Amounts

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded relating to the Sprint Agreements for the years ended September 30, 2002, 2001 and 2000, are as follows (dollars in thousands):

	Years Ended September 30,

	2002	2001	2000

Amounts included in the Consolidated Statement of Operations:
AirGate roaming revenue	$70,002	$53,863	$11,798

AirGate cost of service and roaming:
Roaming	$52,746	$40,472	$3,171
Customer service	40,454	15,526	1,542
Affiliation fees	15,815	7,603	757
Long distance	13,846	6,556	1,119
Other	2,115	1,252	145

Total cost of service and roaming	$124,976	$71,409	$6,734

AirGate purchased inventory	$23,662	$19,405	$7,571

AirGate selling and marketing	$21,728	$20,827	$5,716

iPCS roaming revenue	$33,137	$—	$—

iPCS cost of service and roaming:
Roaming	$25,723	$—	$—
Customer service	19,367	—	—
Affiliation fees	8,011	—	—
Long distance	7,686	—	—
Other	781	—	—

Total cost of service and roaming	$61,568	$—	$—

iPCS purchased inventory	$17,097	$—	$—

iPCS selling and marketing	$9,970	$—	$—

      Amounts included in the Consolidated Balance Sheet

	As of September 30,

	2002	2001

Receivable from Sprint	$44,953	$10,200
Payable to Sprint	(88,360)	(32,564)

      The Sprint Agreements require the Company to maintain certain minimum network performance standards and to meet other performance requirements. The Company was in compliance in all material respects with these requirements at September 30, 2002.

      The Company has reclassified approximately $10.0 million of subscriber accounts receivable for the fiscal year ended September 30, 2002 to a receivable from Sprint. The Company believes at least $10.0 million is payable from Sprint, but Sprint has acknowledged only $5.8 million is owed to AirGate. The Company is in discussions with Sprint regarding these differences and has provided for these discussions in our consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)     Property and Equipment

Property and equipment consists of the following at September 30 (dollars in thousands):

	2002	2001

Network assets	$461,806	$217,788
Computer equipment	10,723	3,684
Furniture, fixtures, and office equipment	14,985	11,592
Vehicles	891	—
Construction in progress	23,663	19,883

Total property and equipment	512,068	252,947
Less accumulated depreciation and amortization	(112,913)	(43,621)
Total property and equipment, net	$399,155	$209,326

      Depreciation and amortization of property and equipment for the years ended September 30, 2002, 2001, and 2000 was $70,197, $30,621, and $12,034, respectively.

      Costs and accumulated amortization associated with assets held under capital lease obligations as of September 30, 2002 are as follows:

Cost	$571
Accumulated amortization	(28)

$543

(6)     Long Term Debt and Capital Lease Obligations

Long-term debt includes the assumption of the iPCS long term debt on November 30, 2001 and consists of the following at September 30 (dollars in thousands):

	2002	2001

AirGate credit facility, net of unaccreted original issue discounts of $376 and $574, respectively	$136,124	$74,726
AirGate notes, $300,000 due at maturity:
Accreted carrying value	228,813	201,124
Unaccreted original issue discount	(8,649)	(9,524)

Net AirGate notes	220,164	191,600
iPCS credit facility	130,000	—
iPCS notes, $300,000 due at maturity, at accreted carrying value, net of unamortized premium of $38,060	222,908	—
iPCS capital lease obligations	568	—

Total long-term debt and capital lease obligations	709,764	266,326
Current maturities of long-term debt and capital lease obligations	354,936	—
Long-term debt and capital lease obligations, excluding current maturities	$354,828	$266,326

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of September 30, 2002, future scheduled principal payments under indebtedness and future minimum capital lease payments for the next five years and thereafter are as follows (in thousands):

	AirGate		iPCS
	credit	AirGate	credit	iPCS	Capital
Years Ending September 30,	facility	notes	facility	notes	leases	Total

2003	$2,024	$—	$—	$—	$4	$2,028
2004	15,863	—	9,750	—	74	25,687
2005	21,150	—	17,875	—	77	39,102
2006	26,920	—	29,250	—	81	56,251
2007	35,400	—	32,500	—	84	67,984
Thereafter	35,143	300,000	40,625	300,000	965	676,733

Total future principal payments on long-term debt and future minimum lease payments on capital leases	$136,500	$300,000	$130,000	$300,000	$1,285	$867,785
Less amount representing interest and unaccreted discounts	(376)	(79,836)	—	(77,092)	(717)	(158,021)

Total future principal payments on long-term debt, net of unaccreted discounts, and present value of future lease payments on capital leases	136,124	220,164	130,000	222,908	568	709,764
Less current maturities*	(2,024)	—	(130,000)	(222,908)	(4)	(354,936)

Long-term debt and capital lease obligations, excluding current maturities	$134,100	$220,164	$—	$—	$564	$354,828

*	Amounts in this table do not reflect the current classification of the iPCS credit facility and iPCS notes as discussed below, except in the classification of current maturities.

AirGate Credit Facility

      On August 16, 1999, AirGate entered into a $153.5 million senior credit facility. The AirGate credit facility provides for (i) a $13.5 million senior secured term loan (the “Tranche I Term Loan”) which matures on June 6, 2007, and (ii) a $140.0 million senior secured term loan (the “Tranche II Term Loan”) which matures on September 30, 2008. Mandatory quarterly payments of principal are required beginning December 31, 2002 for the Tranche I Term Loan and March 31, 2004 for the Tranche II Term Loan initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. A commitment fee of 1.50% on unused borrowings under the AirGate credit facility is payable quarterly and included in interest expense. For the years ended September 30, 2002, 2001 and 2000, commitment fees totaled $0.6 million, $1.5 million and $6.0 million, respectively. $17.0 million remained available for borrowing under the AirGate credit facility as of September 30, 2002 and $12.0 million as of

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002. December 31, 2002. The AirGate credit facility is secured by all the assets of AirGate, other than assets of its unrestricted subsidiary, iPCS. In connection with this financing, AirGate issued to Lucent Technologies, in its capacity as administrative agent and arranger, warrants to purchase 139,035 shares of common stock that were exercisable upon issuance. Additionally, AirGate incurred origination fees and expenses of $5.0 million, which have been recorded as financing costs and are amortized to interest expense using the straight-line method, over the life of the agreement. The interest rate for the AirGate credit facility is determined on a margin above either the prime lending rate in the United States or the London Interbank Offer Rate. At September 30, 2002 and 2001, the weighted average interest rate on outstanding borrowings was 5.6% and 7.3%, respectively.

      The AirGate credit facility contains ongoing financial covenants, including reaching defined subscriber growth and covered population targets, maximum annual spending on capital expenditures, attaining minimum subscriber revenues, and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA and EBITDA to fixed charges. The AirGate credit facility restricts the ability of AirGate and its subsidiaries, other than iPCS to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2002, AirGate was in compliance with all operational and financial covenants governing the AirGate credit facility. As discussed in Note 15, however, AirGate was in default as of December 30, 2002, which is cured with the filing of these consolidated financial statements.

AirGate Notes

      On September 30, 1999, the Company received proceeds of $156.1 million from the issuance of 300,000 units, each unit consisting of $1,000 principal amount at maturity of 13.5% senior subordinated discount notes due 2009 (the “AirGate notes”) and one warrant to purchase 2.148 shares of common stock at a price of $0.01 per share (see Note 8). The accreted value outstanding as of September 30, 2002 of the AirGate notes was $220.2 million. The Company incurred expenses, underwriting discounts and commissions of $6.6 million related to the notes, which have been recorded as financing costs and are amortized to interest expense using the straight-line method, over the life of the agreement. The notes contain certain covenants relating to limitations on AirGate’s ability to, among other acts, sell assets, incur additional indebtedness, and make certain payments. The AirGate notes restrict the ability of AirGate and its subsidiaries, other than iPCS to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2002, AirGate was in compliance with all covenants governing the AirGate notes. As discussed in Note 15, however, AirGate was in default as of December 30, 2002, which is cured with the filing of these consolidated financial statements.

iPCS Credit Facility

      The iPCS credit facility provides for a $80.0 million senior secured term loan which matures on December 31, 2008, which is the first installment of the loan, or tranche A. The second installment, or tranche B, under the iPCS credit facility is for a $50.0 million senior secured term loan, which also matures on December 31, 2008. The iPCS credit facility requires quarterly payments of principal beginning March 31, 2004 for tranche A and tranche B, initially in the amount of 2.5% of the loan balance then outstanding and increasing thereafter. The commitment fee on unused borrowing ranges from 1.00% to 1.50%, payable quarterly and is included in interest expense. For the ten months ended September 30, 2002 commitment fees totaled $0.5 million. iPCS’ obligations under the iPCS credit facility are secured by all of iPCS’ operating assets, but not any assets of AirGate. The interest rate for the iPCS credit facility is determined on a margin above either the prime lending rate in the United States or the London Interbank

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Offer Rate. At September 30, 2002 and 2001, the weighted average interest rate on outstanding borrowings was 5.7% and 6.8%, respectively.

      Following the merger with iPCS, the Company proposed a new business plan for iPCS for fiscal year 2002 which would have violated the EBITDA loss covenants of the iPCS credit facility in the second half of the fiscal year 2002. On February 14, 2002, iPCS entered into an amendment, which provided relief under the EBITDA covenant and modified certain other requirements. The iPCS credit facility was also amended during November 2002, reducing the availability of the iPCS credit facility by $10.0 million to $130.0 million. In exchange, iPCS’ liquidity covenant was waived, as well as the minimum subscriber covenant at December 31, 2002.

      The iPCS credit facility contains ongoing financial covenants, including reaching defined subscriber levels, maximum annual spending on capital expenditures, attaining minimum subscriber revenues and certain levels of EBITDA, and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA and EBITDA to fixed charges. The iPCS credit facility restricts the ability of iPCS and its subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2002, iPCS was in compliance in all material respects with all operational and financial covenants governing the iPCS credit facility. As discussed in Note 15, however, as of December 30, 2002, iPCS was in default of certain of these covenants. Because of iPCS’ inability to cure such default, all amounts under the iPCS credit facility have been classified as current liabilities in the accompanying consolidated balance sheet.

iPCS Notes

      On July 12, 2000, iPCS received proceeds of $152.3 million from the issuance of 300,000 units, each unit consisting of $1,000 principal amount at maturity of 14.0% senior subordinated discount notes due 2010 (the “iPCS notes”) and warrants to purchase 2,982,699 shares of common stock at $5.50 per share. These warrants were subsequently exchanged for warrants on approximately 475,351 shares of the Company’s common stock (see note 8(b)). The accreted value outstanding as of September 30, 2002 of the iPCS notes was $222.9 million. The iPCS notes contain certain covenants relating to limitations on iPCS’s ability to, among other acts, sell assets, incur additional indebtedness, and make certain payments.

      The iPCS notes restrict the ability of iPCS and its subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business. As of September 30, 2002, iPCS was in compliance in all material respects with all covenants governing the iPCS notes. As discussed in Note 15, however, as of December 30, 2002, iPCS was in default of certain of these covenants. Because of iPCS’ inability to cure such default, all amounts under the iPCS notes have been classified as a current liability in the accompanying consolidated balance sheet.

(7)     Fair Value of Financial Instruments

      Fair value estimates and assumptions and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts (dollars in thousands).

	September 30, 2002		September 30, 2001

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

Cash and cash equivalents	$32,475	$32,475	$14,290	$14,290
Accounts receivable, net	38,127	38,127	23,798	23,798
Receivable from Sprint PCS	44,953	44,953	10,200	10,200
Accounts payable	18,152	18,152	10,210	10,210
Accrued expenses	20,950	20,950	13,840	13,840
Payable to Sprint PCS	88,360	88,360	32,564	32,564
AirGate credit facility	136,124	112,302	74,726	74,726
iPCS credit facility	130,000	81,250	—	—
AirGate notes	220,164	25,125	191,600	192,574
iPCS notes	222,908	13,500	—	—

(a) Cash and cash equivalents, accounts receivable net, receivable from Sprint PCS, accounts payable, accrued expenses and payable to Sprint PCS.

      Management believes that the carrying amounts of these items are a reasonable estimate of their fair value due to the short-term nature of the instruments.

(b) Long-term debt

      Long-term debt is comprised of the AirGate credit facility, AirGate notes, iPCS credit facility and iPCS notes. The fair value of the AirGate notes and the iPCS notes are stated at quoted market prices as of September 30, 2002 and 2001. As there is no active market for the AirGate and iPCS credit facilities, management has estimated the fair values of the AirGate and iPCS credit facilities based upon the Company’s analysis and discussions with individuals knowledgeable about such matters.

(8) Stockholders’ Equity (Deficit)

(a) Common stock

      On May 26, 2000, at a Special Meeting of the stockholders of AirGate, the stockholders voted to amend AirGate’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of its common stock, par value $0.01 per share, from 25,000,000 to 150,000,000 shares.

      In October 1999, the Company’s Board of Directors authorized the issuance of 12,533 additional shares of common stock to the affiliates of Weiss, Peck & Greer Venture Partners and the affiliates of JAFCO America Ventures, Inc. pursuant to a previously authorized promissory note issued by the Company. The shares were authorized for issuance in consideration of $0.1 million of interest that accrued from the period June 30, 1999 to September 28, 1999 on promissory notes issued to the affiliates of Weiss, Peck & Greer Venture Partners and the affiliates of JAFCO America Ventures, Inc. The promissory notes and related accrued interest were converted into shares of common stock at a price 48% less than the price of a share of common stock sold in the Company’s initial public offering of common stock in accordance with their original terms. The amount related to the fair value of the beneficial conversion feature of $0.1 million has been recorded as additional paid-in-capital and recognized as interest expense in the year ended September 30, 2000.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Common Stock Purchase Warrants

      In August 1998, the Company issued stock purchase warrants to stockholders in consideration for: (1) loans made by the stockholders to the Company which have been converted to common stock, (2) guarantees of certain bank loans provided by the stockholders, and (3) in connection with $4.8 million in convertible notes provided by the stockholders.

      In connection with a refinancing of the convertible notes payable to stockholders in May 1999, the Company cancelled the August 1998 warrants and issued new warrants to Weiss, Peck & Greer Venture Partners Affiliated Funds to purchase shares of common stock for an aggregate amount up to $2.7 million at an exercise price 25% less than the price of a share of common stock sold in the initial public offering, or $12.75 per share. The warrants for 214,413 shares were exercisable upon issuance. The Company allocated $1.7 million of the proceeds (calculated using the Black-Scholes option pricing model) from this refinancing to the fair value of the warrants and recorded a discount on the related debt, which was recognized as interest expense from the date of issuance (May 1999) to the expected date of conversion (August 1999). In July 2000, all of such warrants were exercised.

      On August 16, 1999, AirGate issued stock purchase warrants to Lucent Technologies in consideration of the AirGate credit facility. The exercise price of the warrants equals 120% of the price of one share of common stock at the closing of the initial public offering, or $20.40 per share, and the warrants were exercisable for an aggregate of 128,860 shares of AirGate’s common stock. AirGate allocated $0.7 million of the proceeds from the AirGate credit facility to the fair value of the warrants calculated using the Black-Scholes option pricing model and recorded an original issue discount on the AirGate credit facility, which is recognized as interest expense over the period from the date of issuance to the maturity date using the effective interest method. In September 2000, all of such warrants were exercised.

      In June 2000, AirGate issued stock purchase warrants to Lucent Technologies to acquire 10,175 shares of common stock on terms identical to those discussed in the previous paragraph, all of which were outstanding as of September 30, 2002. These warrants expire on August 15, 2004. The Company recorded a discount on the AirGate credit facility of $0.3 million, which represents the fair value of the warrants on the date of grant using a Black-Scholes option pricing model. The discount is recognized as interest expense over the period from the date of issuance to maturity using the effective interest method.

      Interest expense relating to both grants of Lucent Technologies warrants for the year ended September 30, 2002 was $0.2 million and for each of the years ended September 30, 2001 and 2000 was $0.2 million.

      On September 30, 1999, as part of offering the AirGate notes, the Company issued warrants to purchase 2.148 shares of common stock for each unit at a price of $0.01 per share. In January 2000, the Company’s registration statement on Form S-1 relating to warrants to purchase 644,400 shares of common stock issued together, as units, with AirGate’s $300 million of 13.5% senior subordinated discount notes due 2009, was declared effective by the Securities and Exchange Commission. The Company allocated $10.9 million of the proceeds from the units offering to the fair value of the warrants and recorded an original issue discount on the notes, which is recognized as interest expense over the period from issuance to the maturity date using the effective interest method. For the years ended September 30, 2002, 2001 and 2000, accretion of the discount from the warrants totaling $0.9 million, $0.8 million and $0.7 million, respectively, was recorded as interest expense. The warrants became exercisable beginning upon the effective date of the registration statement registering such warrants, for an aggregate of 644,400 shares of common stock. The warrants expire October 1, 2009. As of September 30, 2002, warrants representing 604,230 shares of common stock had been exercised (15,001 in 2002, 80,641 in 2001 and 508,588 in 2000), and warrants representing 40,170 shares of common stock remain outstanding.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As part of the acquisition of iPCS by AirGate, AirGate assumed warrants previously issued by iPCS in connection with the iPCS notes in exchange for warrants on 475,351 shares of Company common stock with an exercise price of $34.51 per share, all of which were outstanding on September 30, 2002. Additionally, the Company assumed warrants on 183,584 shares of the Company’s common stock previously issued by iPCS in connection with iPCS’ amendment of its management agreement with Sprint with an exercise price of $31.06 per share. The warrants related to the iPCS notes became exercisable on July 15, 2001 for a period of ten years after the date of issuance. The warrants related to the Sprint Agreements were issued as part of an amendment to the management agreement iPCS had with Sprint in connection with iPCS’ purchase of Sprint owned PCS territories in Michigan, Iowa and Nebraska and became exercisable by Sprint on July 15, 2001 and expire on July 15, 2007. Certain of the warrants outstanding at September 30, 2002 require liability classification measured at fair value. The fair value at September 30, 2002 was approximately $0.1 million.

      The following is a summary of activity in the Company’s warrants from date of issuance through September 30, 2002:

Warrants as of September 30, 2002

			Outstanding as of
	Issued	Exercised	September 30

AirGate Weiss, Peck & Greer — May 1999	214,413	(214,413)	—
AirGate Lucent Warrants — August 1999	128,860	(128,860)	—
AirGate Lucent Warrants — June 2000	10,175	—	10,175
AirGate note warrants — September 1999	644,400	(604,230)	40,170
iPCS note warrants — July 2000	475,351	—	475,351
iPCS Sprint Warrants — July 2000	183,584	—	183,584

Total warrants outstanding	1,656,783	(947,503)	709,280

(c) Stock Compensation Plans

      In July 1999, the Board of Directors approved the 1999 Stock Option Plan, an incentive stock option plan whereby 2,000,000 shares of common stock were reserved for issuance to current and future employees. Options issued under the plan vest at various terms up to a five-year period beginning at the grant date and expire ten years from the date of grant. During the year ended September 30, 2000, unearned stock compensation of $2.2 million was recorded for grants of common stock options made during that period representing the difference between the exercise price at the date of grant and the fair value at the date of grant. Non-cash stock compensation is recognized over the period in which the related services are rendered.

      The Company issued 12,067 shares of restricted stock to employees of the Company during fiscal year 2002. The shares vest at various rates over a 5-year period. The Company has recorded the fair value of the shares issued of $252,000 as unearned stock compensation and is amortizing such amount to non-cash stock compensation over the vesting period.

      On January 31, 2001, the Board of Directors approved the 2001 Non-Executive Stock Option Plan, whereby 150,000 shares of common stock were reserved for issuance to current and future employees who were not eligible for grants under the 1999 Stock Option Plan. Options issued under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant.

      On July 31, 2001, the Board of Directors approved the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan. Pursuant to the plan, non-employee directors receive an annual retainer,

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which may be comprised of cash, restricted stock or options to purchase shares of Company common stock. For each plan year, each non-employee director of the Company that chairs one or more committees of the board of directors receives an annual retainer of $12,000 and all other non-employee directors receive an annual retainer of $10,000. The recipient may elect to receive up to 50% of such amount in the form of restricted stock or options to purchase shares of Company common stock.

      Each non-employee director that joins the Company’s Board of Directors also receives an initial grant of options to acquire 5,000 shares of Company common stock. The options vest in three equal annual installments beginning on the first day of the plan year following the year of grant. In addition, each participant receives an annual grant of options to acquire 5,000 shares of Company common stock. In lieu of this annual grant, the recipient may elect to receive three year’s worth of annual option grants in a single upfront grant of options to acquire 15,000 shares of Company common stock that vest in three equal annual installments. All options are issued at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Company also reimburses each of the non-employee directors for reasonable travel expenses to board and committee meetings.

      On December 18, 2001, the Board of Directors approved the AirGate PCS, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”), whereby 1,500,000 shares of Company common stock were reserved for issuance as incentive awards to select employees and officers, directors and consultants of the Company, on such vesting terms as the Company’s compensation committee determines. The 2002 Plan was approved by shareholders and became effective on February 26, 2002. Upon approval of the 2002 Plan by the Company’s shareholders, no future issuances of options under the 1999 Stock Option Plan or 2001 Non-Executive Stock Option Plan were permitted, and shares issued under the Non-Employee Director Plan are reserved under the authority of the 2002 Plan.

      On January 31, 2001, the Board of Directors approved the 2001 Employee Stock Purchase Plan, which made available for issuance 200,000 shares of common stock. The 2001 Employee Stock Purchase Plan allows employees to make voluntary payroll contributions towards the purchase of Company common stock. At the end of the offering period, initially the calendar year, the employee will be able to purchase common stock at a 15% discount to the market price of the Company’s common stock at the beginning or end of the offering period, whichever is lower. For the year ended September 30, 2002, 18,343 shares of common stock were issued to the 2001 Employee Stock Purchase Plan in exchange for $568,000 in cash, and 181,657 shares remain reserved for future issuance.

      The Company applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation costs for the Company’s stock option plans been determined in accordance with SFAS No. 123, the Company’s net loss and basic and diluted net loss per share of common stock for the year ended September 30, 2002, 2001 and 2000 would have increased to the pro forma amounts indicated below (dollars in thousands, except for per share amounts):

	Years Ended September 30,

	2002	2001	2000

Net loss:
As reported	$(996,617)	$(110,990)	$(81,323)
Pro forma	$(1,005,755)	$(117,017)	$(84,521)
Basic and diluted net loss per share of common stock:
As reported	$(41.96)	$(8.48)	$(6.60)
Pro forma	$(42.34)	$(8.94)	$(6.86)

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of stock option grants for the years ended September 30, 2002, 2001, and 2000 was $26.29, $31.10, and $20.02, respectively. The fair value of stock options granted was estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Years Ended September 30,

	2002	2001	2000

Risk-free interest return	2.3%	3.5%	6.5%
Volatility	180.0%	100.0%	120.0%
Dividend yield	0%	0%	0%
Expected life in years	4	4	5

      The following table summarizes activity under the Company’s stock option plans:

	Number of	Weighted-average
	options	exercise price

Options outstanding as of September 30, 1999	1,075,000	$14.00
Granted	600,500	51.63
Exercised	(84,605)	14.00
Forfeited	(86,250)	19.15

Options outstanding as of September 30, 2000	1,504,645	28.72
Granted	502,587	41.35
Exercised	(467,556)	14.39
Forfeited	(82,741)	36.66

Options outstanding as of September 30, 2001	1,456,935	37.23
Options assumed in acquisition of iPCS	478,069	31.99
Granted	637,689	27.45
Exercised	(33,558)	26.86
Forfeited	(279,372)	35.30

Options outstanding as of September 30, 2002	2,259,763	$33.95

      As previously discussed, the Company maintains several stock option plans with total reserved shares of approximately 3,500,000. Shares of the Company’s common stock available for future grant under the Company’s stock option plans were 1,268,961 at September 30, 2002.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information for stock options outstanding and exercisable at September 30, 2002:

	Options outstanding			Options exercisable

		Weighted
		average remaining	Weighted		Weighted
	Number	contractual life	average	Number	average
Range of exercise prices	outstanding	(in years)	exercise price	exercisable	exercise price

$0.88 – 14.00	734,937	7.91	$11.48	239,320	$14.00
15.95 – 34.52	379,249	6.99	31.57	266,617	32.02
35.63 – 36.75	231,266	8.12	36.65	62,527	36.61
39.22 – 46.62	230,912	7.83	42.86	102,788	42.94
46.66 – 46.88	256,577	9.01	46.71	16,275	46.88
47.50 – 65.13	266,822	8.09	55.94	94,069	54.20
66.94	150,000	7.92	66.94	67,499	66.94
98.50	10,000	7.44	98.50	5,750	98.50

$0.88 – $98.50	2,259,763	7.91	$33.95	854,845	$34.59

      At September 30, 2001, 406,445 options were exercisable and the weighted average exercise price was $30.05. At September 30, 2000, 285,395 options were exercisable and the weighted average exercise price was $14.00.

(d) Preferred Stock

      The Company’s articles of incorporation authorize the Company’s Board of Directors to issue up to 5 million shares of preferred stock without stockholder approval. The Company has not issued any preferred stock as of September 30, 2002.

(9)     Income Taxes

      The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future and any increase or decrease in the valuation allowance for deferred income tax assets.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax benefit for the years ended September 30, 2002, 2001 and 2000, differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 34% to loss before income tax benefit as a result of the following (dollars in thousands):

	Years ended September 30,

	2002	2001	2000

Computed “expected” income tax benefit	$(348,629)	$(37,737)	$(27,650)
(Increase) decrease in income tax benefit resulting from:
Stock option deductions	(1,585)	(2,224)	—
State income tax benefits, net of Federal effect	(23,466)	(6,120)	(5,116)
Increase in the valuation allowance for deferred income tax assets	184,197	44,697	31,000
Nondeductible interest expense	4,244	1,308	1,224
Asset impairments	154,015	—	—
Other, net	2,463	76	542

Total income tax benefit	$(28,761)	$—	$—

      Differences between financial accounting and tax bases of assets and liabilities giving rise to deferred income tax assets and liabilities are as follows at September 30 (in thousands):

	2002	2001

Deferred income tax assets:
Net operating loss carryforwards	$156,544	$67,818
Capitalized start-up costs	2,576	3,942
Accrued expenses	14,145	409
Deferred interest expense	36,133	15,735

Gross deferred income tax assets	209,398	87,904
Less valuation allowance for deferred income tax assets	(184,197)	(81,459)

Net deferred income tax assets	25,201	6,445
Deferred income tax liabilities, principally due to differences in depreciation and amortization	(25,201)	(6,445)

Net deferred income tax assets	$—	$—

      Deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax basis of assets and liabilities which result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance against all of its deferred income tax assets because the realization of those deferred tax assets is uncertain.

      The valuation allowance for deferred income tax assets as of September 30, 2002 and 2001 was $184.2 million and $81.5 million, respectively. The net change in the total valuation allowance for the years ended September 30, 2002, 2001 and 2000 was an increase of $184.2 million, $44.7 million and $31.0 million, respectively. The increase in valuation allowance is offset by $81.5 million of valuation allowance associated with the acquisition of iPCS.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At September 30, 2002, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $445 million, which will expire in various amounts beginning in the year 2019. The net operating loss carryforwards that the Company may use to offset taxable income in future years is limited as a result of an ownership change, as defined under Internal Revenue Code Section 382, which occurred effective with the Company’s acquisition of iPCS on November 30, 2001. The amount of this annual limitation is approximately $74.3 million per year. At September 30, 2002, the Company also has a South Carolina general business credit carryforward of approximately $0.5 million available to offset income tax expense from this state that will expire in the year 2009.

      The net operating loss carryforward of $445 million includes deductions of approximately $8.6 million related to the exercise of stock options, which will be credited to additional paid in capital if recognized.

(10)     Goodwill and intangible assets

      The changes in the carrying amount of goodwill between September 30, 2001 and September 30, 2002 are as follows (dollars in thousands):

Balance of goodwill as of September 30, 2001	$—
Goodwill acquired on November 30, 2001 (preliminary purchase price allocation)	387,392
Adjustments to preliminary purchase price allocation during period ended March 31, 2002	73,528
Goodwill impairments	(460,920)

Balance as of September 30, 2002	$—

      The amortization of intangible assets for the years ended September 30, 2002 and 2001 was $39,332 and $46 (dollars in thousands), respectively.

      The adjustment to the preliminary purchase price reduced the intangible assigned to the right to provide service under the Sprint Agreements by $94 million, increased goodwill by $73.5 million, adjusted other assets and liabilities by $6.9 million, and reduced the deferred income tax liability by $27.4 million.

      The amortization period, gross carrying amount, impairments, accumulated amortization, and net carrying amount of intangible assets at September 30, 2002, are as follows (dollars in thousands):

		Gross			Net
	Amortization	carrying		Accumulated	carrying
	period	amount	Impairments	amortization	amount

Non-competition agreements — iPCS acquisition	6 months	$3,900	$—	$(3,900)	$—
Non-competition agreements — AirGate store acquisitions	24 months	159	—	(127)	32
Acquired subscriber base — iPCS acquisition	30 months	52,400	(6,640)	(17,465)	28,295
Right to provide service under the Sprint agreements — iPCS acquisition	205 months	323,289	(305,403)	(17,886)	—

Total		$379,748	$(312,043)	$(39,378)	$28,327

      The weighted average estimated useful lives of intangibles assets was approximately 178.7 months or 14.9 years for the year ended September 30, 2002 with remaining useful lives of 20 months or 1.7 years for future periods as a result of the impairments described in note 2.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Estimated future amortization expense on intangible assets for the fiscal years ended September 30,

2003	$17,009

2004	$11,318

(11)     Merger with iPCS, Inc.

      On November 30, 2001, the Company completed the acquisition of iPCS. In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, the Company’s Board of Directors believed that the merger represented a strategic opportunity to significantly expand the size and scope of the Company’s operations. The Company’s Board of Directors believed that, following the merger, the Company would have greater financial flexibility, operational efficiencies and growth potential than the Company would have on its own. In connection with the iPCS acquisition, the Company issued 12.4 million shares of Company common stock valued at $57.16 per share on November 30, 2001, which totaled $706.6 million. The Company reserved an additional 1.1 million shares for issuance upon exercise of outstanding iPCS options and warrants valued at $47.7 million using a Black-Scholes option pricing model. The transaction was accounted for under the purchase method of accounting. Accordingly, the Company determined the allocation of purchase price to the fair value of identifiable assets and liabilities. Subsequently, certain former shareholders of iPCS sold 4.0 million shares of Company common stock in an underwritten offering on December 18, 2001. The accounts of iPCS are included in the Company’s consolidated financial statements as of September 30, 2002 and the results of operations subsequent to November 30, 2001.

      The Company considers itself the acquiring entity for the following reasons. The Company was the issuer of the equity shares in the merger, Company stockholders, subsequent to the merger, held 53 percent of the combined entity, senior management of the combined entity subsequent to the merger is comprised of former senior management of the Company, Company stockholders, subsequent to the merger, have the majority voting rights to elect the governing body of the combined company, and the Company was the larger of the two entities prior to the merger.

      The total purchase price and the fair values of identifiable assets and liabilities as of November 30, 2001 are summarized below (dollars in thousands).

Stock issued	$706,645
Value of options and warrants converted	47,727
Costs associated with acquisition	7,730
Liabilities assumed	394,165

Total purchase price	$1,156,267

Tangible assets	$313,843
Intangible assets	379,589
Goodwill	462,835

Total	$1,156,267

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a result of the acquisition of iPCS, the Company recorded goodwill of $462,835 and intangible assets of $379,589 (dollars in thousands):

	Value	Amortization
	Assigned	Period

Acquired subscriber base	$52,400	30 months
Non-competition agreements	3,900	6 months
Right to provide service under the Sprint Agreements	323,289	205 months

	$379,589

      The weighted average estimated useful lives of intangibles assets was approximately 178.7 months or 14.9 years for the year ended September 30, 2002 and approximately 20 months or 1.6 years for future periods as a result of the impairments described in note 2.

      All of the goodwill and the majority of the intangibles were subsequently impaired (see Note 2).

      The unaudited pro forma condensed consolidated statements of operations for the years ended September 30, 2002 and 2001, set forth below, present the results of operations as if the acquisition had occurred at the beginning of each period and are not necessarily indicative of future results or actual results that would have been achieved had the acquisition occurred as of the beginning of each period (dollars in thousands).

	Years Ended September 30,

	2002	2001

Total revenues	$483,612	$259,214

Net loss	$(1,045,361)	$(246,032)

Basic and diluted net loss per share	$(40.57)	$(9.67)

(12)     Commitments and Contingencies

(a) Operating Leases

      The Company is obligated under non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum annual lease payments under non-cancelable operating lease agreements with remaining terms greater than one year for the next five years and in the aggregate at September 30, 2002, are as follows (dollars in thousands):

Years ending September 30,

2003	$32,310
2004	30,906
2005	25,374
2006	17,462
2007	11,860
Thereafter	28,401

Total future minimum annual lease payments	$146,313

      Rental expense for all operating leases was $30.0 million, $15.2 million and $9.8 million for the years ended September 30, 2002, 2001 and 2000, respectively.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Employment Agreements

      The Company has entered into employment agreements with certain employees that define employment terms including salary, bonus and benefits to be provided to the respective employees.

      In May 2000, the Company entered into a retention bonus agreement with Thomas M. Dougherty, its Chief Executive Officer. So long as Mr. Dougherty is not terminated for cause or does not voluntarily terminate employment, the Company must make on specified payment dates, generally quarterly, extending to January 15, 2004, periodic retention bonuses totaling $3.6 million. For the years ended September 30, 2002, 2001 and 2000, the Company has recorded compensation expense of $0.7 million, $0.7 million and $1.2 million, respectively, related to amounts earned under the retention bonus agreement. Under the terms of the agreement, partial acceleration of the future payments would occur upon a change in control of the Company. The Company’s commitment with respect to future payments at September 30, 2002 was $1 million.

(c) Litigation

      On July 3, 2002 the Federal Communications Commission (the “FCC”) issued an order in Sprint PCS v. AT&T for declaratory judgment holding that PCS wireless carriers could not unilaterally impose terminating long distance access charges pursuant to FCC rules. This FCC order did not preclude a finding of a contractual basis for these charges, nor did it rule whether or not Sprint PCS had such a contract with carriers such as AT&T. AirGate and iPCS have previously received $3.9 and $1.0 million, respectively. This is comprised of $4.3 and $1.1 million, respectively, of terminating long distance access revenues, less $0.4 and $0.1 million, respectively, of associated affiliation fees held by Sprint PCS and Sprint PCS has asserted its right to recover these revenues net of the affiliation fees. As a result of this ruling, and our assessment of this contingency under SFAS No. 5, “Accounting for Contingencies”, the Company recorded a charge to revenues during the quarter ended June 30, 2002 to fully accrue for these amounts. However, we will continue to assess the ability of Sprint, Sprint PCS or other carriers to recover these charges and the Company is continuing to review the availability of defenses it may have against Sprint PCS’ claim to recover these revenues.

      In May 2002, putative class action complaints were filed in the United States District Court for the Northern District of Georgia against AirGate PCS, Inc., Thomas M. Dougherty, Barbara L. Blackford, Alan B. Catherall, Credit Suisse First Boston, Lehman Brothers, UBS Warburg LLC, William Blair & Company, Thomas Wiesel Partners LLC and TD Securities. The complaints do not specify an amount or range of damages that the plaintiffs are seeking. The complaints seek class certification and allege that the prospectus used in connection with the secondary offering of Company stock by certain former iPCS shareholders on December 18, 2001 contained materially false and misleading statements and omitted material information necessary to make the statements in the prospectus not false and misleading. The alleged omissions included (i) failure to disclose that in order to complete an effective integration of iPCS, drastic changes would have to be made to the Company’s distribution channels, (ii) failure to disclose that the sales force in the acquired iPCS markets would require extensive restructuring and (iii) failure to disclose that the “churn” or “turnover” rate for subscribers would increase as a result of an increase in the amount of sub-prime credit quality subscribers the Company added from its merger with iPCS. On July 15, 2002, certain plaintiffs and their counsel filed a motion seeking appointment as lead plaintiffs and lead counsel. On November 26, 2002, the Court entered an Order requiring the Plaintiffs to provide additional information in connection with their Motion for Appointment as Lead Plaintiff and in December 2002, Plaintiffs submitted Declarations in Support of Motion for Appointment of Lead Plaintiff. The Company believes the plaintiffs’ claims are without merit and intends to vigorously defend against these claims. However, no assurance can be given as to the outcome of the litigation.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d) 401(k) Plan

      Employer contributions under the Company’s 401(k) plans for the years ended September 30, 2002, 2001 and 2000 were $0.7, $0.6, and $0.2 million, respectively.

(e) Other

      The Company is committed to make expenditures for certain outdoor advertising and marketing sponsorships subsequent to September 30, 2002 totaling $1.1 million and $250,000, respectively. Additionally, the Company is committed to making a future payment under a consulting contract of $580,000.

(13) Related Party Transactions and Transactions between AirGate and iPCS

      See Note 4 for a discussion of transactions with Sprint.

Transactions between AirGate and iPCS

      The Company formed AirGate Service Company, Inc. (“ServiceCo”) to provide management services to both AirGate and iPCS. ServiceCo is a wholly-owned restricted subsidiary of AirGate. Personnel who provide general management services to AirGate and iPCS have been leased to ServiceCo, which includes 190 employees at September 30, 2002. Generally, the management personnel include the corporate staff in the Company’s principal corporate offices in Atlanta and the accounting staff in Geneseo, Illinois. ServiceCo expenses are allocated between AirGate and iPCS based on the percentage of subscribers they contribute to the total number of Company subscribers (the “ServiceCo Allocation”), which is currently 60% AirGate and 40% iPCS. Expenses that are related to one company are allocated to that company. Expenses that are related to ServiceCo or both companies are allocated in accordance with the ServiceCo Allocation. For the year ended September 30, 2002, iPCS paid ServiceCo a net total of $1.7 million for ServiceCo expenses.

      AirGate has completed transactions at arms-length in the normal course of business with its unrestricted subsidiary iPCS. These transactions are comprised of roaming revenue and expenses, inventory sales and purchases and sales of network operating equipment as further described below.

      In the normal course of business under AirGate’s and iPCS’ Sprint agreements, AirGate’s subscribers incur minutes of use in iPCS’ territory causing AirGate to incur roaming expense. In addition, iPCS’ subscribers incur minutes of use in AirGate’s territory for which AirGate receives roaming revenue. AirGate received $0.4 million of roaming revenue from iPCS and incurred $0.4 million of roaming expense to iPCS during the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established under AirGate’s and iPCS’ Sprint agreements.

      In order to optimize the most efficient use of certain models of handset inventories in relation to regional demand, AirGate sold approximately $0.1 million of wireless handset inventories to iPCS. Additionally AirGate purchased approximately $0.2 million of wireless handset inventories from iPCS. These transactions were completed at fair value. At September 30, 2002, neither AirGate nor iPCS were carrying any wireless handset inventory purchased from each other.

      AirGate sold approximately $0.2 million of network operating equipment to iPCS in fiscal 2002 at fair value. Additionally, iPCS sold to AirGate approximately $0.7 million of network operating equipment at fair value.

      All of these transactions are eliminated in consolidation.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unaffiliated entities.

Transactions Involving Board Members

      AirGate purchases certain telecommunication services for its network from New South Communications. James Akerhielm, a member of AirGate’s board of directors during the year ended September 30, 2002, is the president and chief executive officer and a member of the board of directors of New South Communications, Inc. Mr. Akerhielm was elected to the board of directors of AirGate during May 2002. For the year ended September 30, 2002, AirGate purchased $0.7 million of telecommunication services from New South Communications, less than 1% of AirGate’s revenues. The terms and conditions of such transactions are comparable to those that could have been obtained in transactions with unaffiliated entities.

      Pursuant to his employment agreement, iPCS purchases consulting services from Tim Yager who served on AirGate’s Board of Directors during the year ended September 30, 2002. For the year ended September 30, 2002, iPCS purchased $0.3 million of consulting services from Tim Yager.

      Messrs. Akerhielm and Yager have both recently resigned from the Company’s Board of Directors.

(14) Selected Quarterly Financial Data (Unaudited):

	First	Second	Third	Fourth
	Quarter(a)	Quarter(b)	Quarter	Quarter(c)	Total

Year ended September 30, 2002:
Total revenue	$81,699	$114,897	$122,809	$137,152	$456,557
Operating loss	(36,724)	(298,856)	(34,592)	(598,643)	(968,815)
Net loss	(29,644)	(301,910)	(50,079)	(614,984)	(996,617)
Net loss per share — basic and diluted	(1.68)	(11.71)	(1.94)	(23.83)	(41.96)
Year ended September 30, 2001:
Total revenue	$23,019	$37,078	$49,738	$62,252	$172,087
Operating loss	(27,404)	(21,338)	(16,295)	(19,517)	(84,554)
Net loss	(33,863)	(28,372)	(23,743)	(25,012)	(110,990)
Net loss per share — basic and diluted	(2.64)	(2.18)	(1.80)	(1.88)	(8.48)

(a)	Includes the acquisition of iPCS (see note 11)

(b)	Includes a $261.2 million goodwill impairment charge (see note 2)

(c)	Includes impairment charges of $312.0 million related to intangible assets, $199.7 million related to goodwill and $44.5 million related to property and equipment (see notes 2 and 11)

(15) Subsequent Events

      During November 2002, the Company completed an amendment to the iPCS credit facility that waived the minimum subscriber covenant for December 31, 2002 and eliminated the $10.0 million liquidity requirement. The amount of the credit facility was reduced by the same amount to $130.0 million and eliminated any further availability under the iPCS credit facility.

      On October 8, 2002 iPCS retained Houlihan Lokey Howard & Zukin Capital to review iPCS’ revised long range business plan, the strategic alternatives available to iPCS and to assist iPCS in developing and implementing a plan to improve its capital structure. Because current conditions in the capital markets

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

make additional financing unlikely, iPCS has undertaken efforts to restructure its relationship with its secured lenders, its public noteholders and Sprint, and we have begun restructuring discussions with informal committees of these creditors. While the lenders and noteholders have expressed willingness to work with iPCS, Sprint has informed us it is unwilling to restructure its agreements with iPCS. Because of its deteriorating financial condition, iPCS expects to seek protection under the federal bankruptcy laws in an effort to effect a court-administered reorganization.

      iPCS failed to deliver on December 30, 2002 the audited financial statements and audit opinion required by the iPCS credit facility and the indenture under which its notes are issued. Because of these events of default, the senior lenders will have the ability to accelerate iPCS’ payment obligations under the iPCS credit facility and the holders of the iPCS notes will have the ability to accelerate iPCS’ payment obligations under iPCS’ indenture, after giving notice and the expiration of applicable cure periods. iPCS is working with its lenders and noteholders on a forbearance agreement, however there is no assurance that these negotiations will be successful. In any event, we anticipate that iPCS will default on certain financial covenants as of March 31, 2003 and it is probable that iPCS will file for bankruptcy in the near term. Such events are also events of default under the iPCS credit facility.

      On November 4, 2002, the Company was notified by Sprint that it intends to reduce the reciprocal roaming rate from its current $0.10 per minute to $0.058 per minute in 2003. Currently the roaming revenue that the Company receives from Sprint for Sprint and its network partners PCS subscribers using the Company’s network exceed those that the Company pays to Sprint and its PCS network partners for the Company’s subscribers using their networks. The change in the roaming rate will decrease the Company’s revenues, expenses and the Company’s net roaming margin, which is the difference between roaming revenue and roaming expense, increase the Company’s net loss and decrease cash flow from operations.

      AirGate’s credit facility requires that AirGate deliver audited financial statements accompanied by an unqualified opinion of its independent auditors by December 30, 2002, along with certain related documents. Similarly, AirGate’s notes require that AirGate deliver an audit opinion of its independent auditors, along with certain related documents, by December 30, 2002. Because AirGate did not deliver the required information on December 30, 2002, AirGate was in default under its credit facility and the indenture governing its notes. Under the AirGate credit facility and indenture, the default did not constitute an event of default until the giving of notice and expiration of the applicable cure period. AirGate is curing any defaults under the AirGate credit facility and indenture with the filing of these consolidated financial statements.

      On December 31, 2002, Standard & Poor’s (“S&P”) downgraded AirGate’s corporate rating from CCC+ to CCC- and its rating of the AirGate notes from CCC-to CC. In addition, S&P downgraded iPCS’ corporate rating from CCC- to CC and has placed AirGate on credit watch with negative implications pending the cure of a default under its credit facility and its notes.

      In October 2002, the Company entered into a separation agreement and release with its former Chief Financial Officer, who resigned as an officer of the Company effective October 21, 2002, and as an employee of the Company effective October 31, 2002. Pursuant to the separation agreement, the Company will pay to the former Chief Financial Officer a severance payment in the amount equal to $300,000, half of which will be paid bi-weekly for the first six months of fiscal 2003. The remainder will be paid in a lump sum payment at the end of the six-month period.

      In addition, in connection with a reduction in workforce in October and December 2002, the Company became obligated in the three month period ended December 31, 2002 to pay a total of $1.1 million in severance payments.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(16) Condensed Consolidating Financial Information

      AGW Leasing Company, Inc. (“AGW”) is a wholly-owned restricted subsidiary of AirGate. AGW has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. AGW was formed to hold the real estate interests for the Company’s PCS network and retail operations. AGW also was a registrant under the Company’s registration statement declared effective by the Securities and Exchange Commission on September 27, 1999. AGW jointly and severally guarantees the Company’s long-term debt.

      AirGate Network Services LLC (“ANS”) was created as a wholly-owned restricted subsidiary of AirGate. ANS has fully and unconditionally guaranteed the AirGate notes and AirGate credit facility. ANS was formed to provide construction management services for the Company’s PCS network. ANS jointly and severally guarantees AirGate’s long-term debt.

      AirGate Service Company, Inc. (“Service Co”) is a wholly-owned restricted subsidiary of AirGate. Service Co has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. Service Co was formed to provide management services to AirGate and iPCS. Service Co jointly and severally guarantees AirGate’s long-term debt.

      iPCS is a wholly-owned unrestricted subsidiary of AirGate and operates as a separate business. As an unrestricted subsidiary, iPCS provides no guarantee to either the AirGate notes or the AirGate credit facility and AirGate and its restricted subsidiaries provide no guarantee to the iPCS notes or the iPCS credit facility.

      AGW, ANS, Service Co and iPCS are 100% owned by AirGate and no other persons have equity interests in such entities.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidating financial information for AirGate, AGW, ANS, Service Co and iPCS as of September 30, 2002 and for the year ended September 30, 2002 is as follows (dollars in thousands):

		AGW	AirGate	AirGate
		Leasing	Network	Service			iPCS Non-		Combined
	AirGate	Company,	Services,	Company,		AirGate	Guarantor		Company
	PCS, Inc.	Inc.	LLC	Inc.	Eliminations	Consolidated(1)	Subsidiary	Eliminations	Consolidated

Cash and cash equivalents	$4,769	$—	$118	$—	$—	$4,887	$27,588	$—	$32,475
Other current assets	122,869	—	529	—	(60,579)	62,819	35,593	(1,114)	97,298

Total current assets	127,638	—	647	—	(60,579)	67,706	63,181	(1,114)	129,773
Property and equipment, net	168,163	—	45,614	—	—	213,777	185,378	—	399,155
Intangible assets, net	1,428	—	—	—	—	1,428	26,899	—	28,327
Investment in subsidiaries	(183,718)	—	—		84,506	(99,212)	—	99,212	—
Other noncurrent assets	4,924	—	—	—	—	4,924	12,115	—	17,039

Total assets	$118,435	$—	$46,261	$—	$23,927	$188,623	$287,573	$98,098	$574,294

Current liabilities	$55,535	$44,859	$60,579	$25,329	$(60,579)	$125,723	369,564	$(1,114)	$494,173
Long-term debt	354,264	—	—	—	—	354,264	$564	—	354,828
Other long-term liabilities	1,583	—	—	—	—	1,583	16,657	—	18,240

Total liabilities	411,382	44,859	60,579	25,329	(60,579)	481,570	386,785	(1,114)	867,241

Stockholders’ equity	(292,947)	(44,859)	(14,318)	(25,329)	84,506	(292,947)	(99,212)	99,212	(292,947)

Total liabilities and stockholders’ equity (deficit)	$118,435	$—	$46,261	$—	$23,927	$188,623	$287,573	$98,098	$574,294

Total revenues	$313,544	$—	$—	$—	$—	$313,544	$144,080	$(1,067)	$456,557
Cost of revenues	(214,546)	(15,219)	—	(3,140)	1,142	(231,763)	(124,031)	1,067	(354,727)
Selling and marketing	(73,603)	(2,754)	—	(4,169)	1,516	(79,010)	(37,511)	—	(116,521)
General and administrative	(5,580)	(585)	—	(18,020)	6,554	(17,631)	(7,708)	—	(25,339)
Depreciation and amortization	(68,124)	—	(8,357)	—	—	(76,481)	(33,048)	—	(109,529)
Other, net	(36,759)	—	1,891	—	—	(34,868)	(22,464)	—	(57,332)
Loss on disposal of property and equipment	(717)	—	(357)	—	—	(1,074)	—	—	(1,074)
Impairment of goodwill	(452,860)	—	—	—	—	(452,860)	(8,060)	—	(460,920)
Impairment of property and equipment	—	—	—	—	—	—	(44,450)	—	(44,450)
Impairment of intangible assets	(312,043)	—	—	—	—	(312,043)	—	—	(312,043)

Total expenses	(1,164,232)	(18,558)	(6,823)	(25,329)	9,212	(1,205,730)	(277,272)	1,067	(1,481,935)

Loss in subsidiaries	(174,690)	—	—	—	41,498	(133,192)	—	133,192	—
Loss before income tax benefit	(1,025,378)	(18,558)	(6,823)	(25,329)	50,710	(1,025,378)	(133,192)	133,192	(1,025,378)
Income tax benefit	28,761	—	—	—	—	28,761	—	—	28,761

Net loss	$(996,617)	$(18,558)	$(6,823)	$(25,329)	$50,710	$(996,617)	$(133,192)	$133,192	$(996,617)

Operating activities	(24,735)	—	275	—	—	(24,460)	(20,782)	—	(45,242)
Investing activities	(22,993)	—	—	—	—	(22,993)	(55,723)	—	(78,716)
Financing activities	62,452	—	—	—	—	62,452	79,691	—	142,143

Increase in cash or cash equivalents	14,724	—	275	—	—	14,999	3,186	—	18,185
Cash and cash equivalents at beginning of year	(9,955)	$—	(157)	—	—	(10,112)	24,402	—	14,290

Cash and cash equivalents at end of year	$4,769	$—	$118	$—	$—	$4,887	$27,588	$—	$32,475

(1)	Amounts in the column for AirGate consolidated include the effects of purchase accounting related to the iPCS acquisition.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidating financial information for the Company as of September 30, 2001 and for the year ended September 30, 2001 is as follows (dollars in thousands):

		AGW	AirGate
		Leasing	Network
	AirGate	Company,	Services,
	PCS, Inc.	Inc.	LLC	Eliminations	Consolidation

Cash and cash equivalents	$14,447	$—	$(157)	$—	$14,290
Other current assets Property and equipment, net	160,203	—	49,123	—	209,326
Investment in subsidiaries	37,540	—	—	(37,540)	—
Other assets	142,738	—	501	(85,845)	57,394

Total assets	$354,928	$—	$49,467	$(123,385)	$281,010

Current liabilities	$64,580	$26,301	$56,962	$(85,845)	$61,998
Long-term debt	266,326	—	—	—	266,326
Other long-term liabilities	5,410	—	—	—	5,410

Total liabilities	336,316	26,301	56,962	(85,845)	333,734

Stockholders’ equity (deficit)	18,612	(26,301)	(7,495)	(37,540)	(52,724)

Total liabilities and stockholders’ equity (deficit)	$354,928	$—	$49,467	$(123,385)	$281,010

		AGW	AirGate
		Leasing	Network
	AirGate	Company,	Services,
	PCS, Inc.	Inc.	LLC	Eliminations	Consolidation

Total revenues	$172,087	$—	$—	$—	$172,087
Cost of revenues	(124,022)	(12,928)	—	—	(136,950)
Selling and marketing	(69,833)	(1,784)	—	—	(71,617)
General and administrative	(14,563)	(866)	(313)	—	(15,742)
Depreciation and amortization	(23,354)	—	(7,313)	—	(30,667)
Other, net	(30,092)	—	1,991	—	(28,101)

Total expenses	(261,864)	(15,578)	(5,635)	—	(283,077)

Loss in subsidiaries	(21,213)	—	—	21,213	—

Net loss	$(110,990)	$(15,578)	$(5,635)	$—	$(110,990)

Operating activities	$(53,024)	—	$12,174	—	$(40,850)
Investing activities	(59,693)	—	(12,079)	—	(71,772)
Financing activities	68,528	—	—	—	68,528

Decrease in cash or cash equivalents	(44,189)	—	95	—	(44,094)
Cash and cash equivalents at beginning of year	58,636	—	(252)	—	58,384

Cash and cash equivalents at end of year	$14,447	$—	$(157)	$—	$14,290

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The condensed consolidating financial information for the Company for the year ended September 30, 2000 is as follows (dollars in thousands):

		AGW	AirGate
		Leasing	Network
	AirGate	Company,	Services,
	PCS, Inc.	Inc.	LLC	Eliminations	Consolidation

Total revenues	$25,065	$—	$—	$—	$25,065
Cost of revenues	(24,598)	(8,857)	—	—	(33,455)
Selling and marketing	(27,832)	(525)	—	—	(28,357)
General and administrative	(12,108)	(1,440)	(530)	—	(14,078)
Depreciation and amortization	(8,583)	—	(3,451)	—	(12,034)
Other, net	(18,464)	—	—	—	(18,464)

Total expenses	(91,585)	(10,822)	(3,981)	—	(106,388)

Loss in subsidiaries	(14,803)	—	—	14,803	—

Net loss	$(81,323)	$(10,822)	$(3,981)	$14,803	$(81,323)

Operating activities	$(89,165)	—	$47,556	—	$(41,609)
Investing activities	(104,589)	—	(47,808)	—	(152,397)
Financing activities	(6,510)	—	—	—	(6,510)

Decrease in cash or cash equivalents	(200,264)	—	(252)	—	(200,516)
Cash and cash equivalents at beginning of year	258,900	—	—	—	258,900

Cash and cash equivalents at end of year	$58,636	$—	$(252)	—	$58,384

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(17) Subsequent events (unaudited)

      On February 23, 2003, iPCS, Inc. filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. In accordance with accounting literature, subsequent to February 23, 2003, AirGate no longer consolidates the accounts and results of operations of iPCS, Inc. and its subsidiaries and the accounts of iPCS, Inc. and its subsidiaries are recorded as an investment using the cost method of accounting. In addition, AirGate no longer controls the management of iPCS, Inc.

      In an effort to proactively manage its capital structure and align it with recent operating trends in the wireless telecommunications sector, the Company is pursuing the following financial restructuring (the “Recapitalization Plan”), which includes, among other matters, the following:

•	an offer to exchange all of the outstanding 13.5% senior subordinated discount notes due 2009 (the “Old Notes”), for newly issued shares of common stock, representing 56% of the shares of common stock to be issued and outstanding immediately after the Recapitalization Plan, and $160.0 million aggregate principal amount of newly issued 9 3/8 senior subordinated secured notes due 2009 (the “New Notes”);

•	a consent solicitation to remove substantially all of the restrictive covenants in the indenture governing the Old Notes, release collateral that secures the Company’s obligations thereunder and obtain waivers of certain defaults and any defaults that occur in connection with the restructuring;

•	an amendment to the AirGate credit facility;

•	a 1 for 5 reverse stock split of shares of common stock; and

•	an increase in the number of shares reserved for issuance under the 2002 AirGatePCS, Inc. Incentive Plan.

      Among the conditions to complete the Recapitalization Plan, the Company must receive the valid tender of the Old Notes, which have not been withdrawn, constituting at least 98% (unless otherwise amended by the Company’s Board of Directors and 66 2/3 of the supporting noteholders) in aggregate principal amount due at maturity of the Old Notes outstanding immediately prior to the expiration of the exchange offer, the approval of stockholders required under the Recapitalization Plan, and certain other conditions.

      If the Company is not able to complete the Recapitalization Plan for any reason, including if the minimum tender condition to the exchange offer is not met, but the Company receives sufficient acceptances of a prepackaged plan of reorganization (the “Prepackaged Plan”), the Company may determine to seek confirmation of the Prepackaged Plan in a Chapter 11 proceeding upon the approval of the Board of Directors. If the Prepackaged Plan is confirmed by the bankruptcy court, it will bind all of the Company’s claim and equity interest holders, including all holders of the Old Notes.

      In the event the Company is not able to adjust its capital structure through a financial restructuring, it is likely that the Company’s capital structure cannot continue to support the Company’s operations and financial performance. The Company’s funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to subscriber growth, ARPU, churn and CPGA. Should actual results differ significantly from these assumptions, the Company’s liquidity position and compliance with applicable debt covenants could be adversely affected and the Company could be in a position that would require it to raise additional capital which may or may not be available on terms acceptable to the Company, if at all; seek debt covenant waivers which may not be available in which case the credit facility and the Old Notes could be accelerated and could have a material adverse effect on the Company’s financial condition and ability to achieve its intended business objectives.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the Recapitalization Plan, the Company would issue up to 33 million shares of its common stock. As a result of this issuance, the Company would undergo an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change of the Company would also cause an ownership change of its wholly-owned subsidiary, iPCS. This ownership change could have a detrimental effect on the use of certain net operating losses (“NOLs”) of iPCS and, consequently, could subject the Company’s restructuring to the automatic stay protection of the iPCS bankruptcy court.

      In order to prevent such an effect, on October 17, 2003, the Company irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. On the date of the transfer, the disposition will be accounted for as a discontinued operation.

      The Company’s shareholders on the date of transfer to the trust are the trust’s sole beneficiaries (the “Beneficiaries”). Such Beneficiaries’ interest in the trust is equal to their percentage ownership of the Company on October 17, 2003. The Company received no cash consideration from its shareholders or the trust in connection with the transfer. The bankruptcy court overseeing iPCS’s bankruptcy approved (i) the transfer of the iPCS shares to the trust, (ii) the Trust Agreement (the “Agreement”) by and between AirGate and Wilmington Trust Company, as trustee, and (iii) upon confirmation of iPCS’s plan of reorganization by the bankruptcy court, the distribution to the Beneficiaries of iPCS stock if the approved iPCS plan of reorganization provides for such distribution. It is likely that the iPCS bankruptcy court will ascribe little to no value to the iPCS stock held in the trust.

      Under the trust agreement, the trustee will administer the trust and the Company will have no ability to direct the trustee in its administration of the trust. The Company will pay all expenses of the trust and the trustee.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AirGate PCS, Inc.:

      Under date of January 10, 2003, we reported on the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule included in the annual report on Form 10-K/A, as listed in the index under Item 15(b). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in notes 1 and 6 to the consolidated financial statements, the Company’s wholly-owned, unrestricted subsidiary, iPCS, Inc., is in default under provisions of its credit agreements, and substantially all of its debt is classified as a current liability. iPCS, Inc. has been unable to restructure its debt and secure additional financing necessary to fund its operations and, accordingly, iPCS, Inc. intends to file for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code in early 2003 either as a part of a consensual restructuring or in an effort to effect a court administered reorganization. iPCS, Inc. represents approximately 32% of total consolidated revenues for the year ended September 30, 2002 and 50% of the total consolidated assets at September 30, 2002. AirGate PCS, Inc. and its restricted subsidiaries are generally precluded by its credit agreements from providing financial support to iPCS, Inc. Although the ultimate impact of the planned iPCS, Inc. bankruptcy filing is not presently determinable, management believes that the bankruptcy proceedings will not have a significant adverse effect on the liquidity of AirGate PCS, Inc. and its restricted subsidiaries through fiscal 2003.

/s/ KPMG LLP

Atlanta, Georgia

January 10, 2003

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended September 30, 2002, 2001 and 2000

		Additions

	Balance at	Charges to					Balance at
	Beginning of	Costs and					End of
Classification	Period	Expenses	Other		Deductions		Period

	(in thousands)
September 30, 2002
Allowance for Doubtful Accounts	$2,759	26,933(1)	23,406	(2)	(45,888	)(3)	$11,256
			4,046	(4)
Income Tax Valuation Allowance	$81,459	184,197(6)	—		(81,459	)(5)	$184,197
September 30, 2001
Allowance for Doubtful Accounts	$563	8,125(1)	2,874	(2)	(8,803	)(3)	$2,759
Income Tax Valuation Allowance	$36,762	44,697(6)	—		—		$81,459
September 30, 2000
Allowance for Doubtful Accounts	$—	563(1)	—		—		$563
Income Tax Valuation Allowance	$5,762	31,000(6)	—		—		$36,762

(1)	Amounts represent provisions for doubtful accounts charged to cost of service and roaming.

(2)	Amounts represent provisions for late payment fees, early cancellation fees, first payment default customers, and other billing adjustments charged to subscriber revenues.

(3)	Amounts represent write-offs of uncollectible customer accounts.

(4)	Amount represents the allowance for doubtful accounts of iPCS, Inc. as of November 30, 2001, the date of acquisition.

(5)	Amount represents a decrease in the valuation allowance associated with acquisition of iPCS, Inc. on November 30, 2001.

(6)	Amounts represent increases in the valuation allowance for deferred income tax assets to reduce them to the amount believed to be realizable.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2003	2002

	(Unaudited)

	(Dollars in thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$30,793	$32,475
Accounts receivable, net of allowance for doubtful accounts of $4,601 and $11,256, respectively	23,388	38,127
Receivable from Sprint	13,709	44,953
Inventories	2,043	6,733
Prepaid expense	4,403	7,159
Other current assets	474	326

Total current assets	74,810	129,773
Property and equipment, net of accumulated depreciation of $118,334 and $112,913, respectively	184,493	399,155
Financing costs	6,985	8,118
Intangible assets, net of accumulated amortization of $0 and $39,378, respectively	—	28,327
Direct subscriber activation costs	4,600	8,409
Other assets	1,148	512

Total assets	$272,036	$574,294

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,879	$18,152
Accrued expense	9,784	20,950
Payable to Sprint	40,005	88,360
Deferred revenue	7,739	11,775
Current maturities of long-term debt and capital lease obligations	11,850	354,936

Total current liabilities	72,257	494,173
Deferred subscriber activation fee revenue	7,910	14,973
Other long-term liabilities	1,656	3,267
Long-term debt and capital lease obligations, excluding current maturities	375,400	354,828
Investment in iPCS	184,115	—

Total liabilities	641,338	867,241

Stockholders’ deficit:
Preferred stock, par value, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value, $.01 per share; 150,000,000 shares authorized; 25,939,836 and 25,806,520 shares issued and outstanding at June 30, 2003 and September 30, 2002, respectively	260	258
Additional paid-in-capital	924,086	924,008
Unearned stock compensation	(522)	(1,029)
Accumulated deficit	(1,293,126)	(1,216,184)

Total stockholders’ deficit	(369,302)	(292,947)

Total liabilities and stockholders’ deficit	$272,036	$574,294

See accompanying notes to the unaudited consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended June 30,

	2003	2002

	(Dollars in thousands, except
	share and per share amounts)
Revenue:
Service revenue	$242,928	$230,422
Roaming revenue	67,019	75,458
Equipment revenue	10,773	13,523

Total revenue	320,720	319,403

Operating Expense:
Cost of services and roaming (exclusive of depreciation and Amortization as shown separately below)	(193,956)	(216,698)
Cost of equipment	(22,400)	(29,982)
Selling and marketing expense	(57,280)	(85,568)
General and administrative expense	(21,910)	(18,277)
Non-cash stock compensation expense	(530)	(597)
Depreciation and amortization of property and equipment	(48,967)	(47,864)
Amortization of intangible assets	(6,855)	(29,377)
Goodwill impairment	—	(261,212)

Total operating expense	(351,898)	(689,575)

Operating income (loss)	(31,178)	(370,172)
Interest income	94	530
Interest expense	(45,869)	(40,732)
Other	11	(20)

Loss before income tax benefit	(76,942)	(410,394)
Income tax benefit	—	28,761

Net loss	$(76,942)	$(381,633)

Basic and diluted net loss per share of common stock	$(2.97)	$(16.55)
Basic and diluted weighted-average outstanding common shares	25,897,415	23,059,151

See accompanying notes to the unaudited consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	June 30,

	2003	2002

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(76,942)	$(381,633)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment	—	261,212
Depreciation and amortization of property and equipment	48,967	47,864
Amortization of intangible assets	6,855	29,377
Amortization of financing costs into interest expense	907	1,397
Provision for doubtful accounts	5,417	22,342
Interest expense associated with accretion of discounts	35,747	36,441
Non-cash stock compensation	530	597
Deferred income tax benefit	—	(28,761)
Changes in assets and liabilities:
Accounts receivable	(3,076)	(28,821)
Receivable from Sprint	16,777	(4,274)
Inventories	3,457	3,945
Prepaid expenses, other current and non-current assets	(1,328)	(3,978)
Accounts payable, accrued expenses and other long-term liabilities	(4,133)	(23,031)
Payable to Sprint	(12,911)	10,780
Deferred revenue	383	7,746

Net cash provided by (used in) operating activities	20,650	(48,797)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,838)	(77,405)
Cash acquired from iPCS	—	24,402
Deconsolidation of iPCS	(10,031)	—
Acquisition of iPCS	—	(6,058)

Net cash used in investing activities	(28,869)	(59,061)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under senior credit facilities	8,000	116,200
Payments for credit facility borrowings	(1,518)	—
Payments for capital lease borrowings	(2)	(4)
Stock issued to employee stock purchase plan	—	567
Proceeds from exercise of employee stock options	57	685

Net cash provided by financing activities	6,537	117,448

Net (decrease) increase in cash and cash equivalents	(1,682)	9,590
Cash and cash equivalents at beginning of period	32,475	14,290

Cash and cash equivalents at end of period	$30,793	$23,880

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$8,661	$7,544
Supplemental disclosure for non-cash investing activities:
Capitalized interest	381	6,160
iPCS acquisition:
Stock issued	—	(706,645)
Value of common stock options and warrants assumed	—	(47,727)
Liabilities assumed	—	(394,165)
Assets acquired	—	315,029
Capital lease obligation	—	191

See accompanying notes to the unaudited consolidated financial statements.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003
(Unaudited)

(1)	Business, Basis of Presentation and Liquidity

(a) Business and Basis of Presentation

      The accompanying unaudited financial statements of AirGate PCS, Inc. (the “Company”) are presented in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and do not include all of the disclosures normally required by accounting principles generally accepted in the United States of America. In the opinion of management, these statements reflect all adjustments, including recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements for the interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2002, which is filed with the SEC and may be accessed via EDGAR on the SEC’s website at http://www.sec.gov. The results of operations for the nine months ended June 30, 2003 are not necessarily indicative of the results that can be expected for the entire fiscal year ending September 30, 2003. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates.

      AirGate PCS, Inc. and its restricted and unrestricted subsidiaries were created for the purpose of providing wireless Personal Communication Services (“PCS”). AirGate PCS, Inc. and its restricted subsidiaries (“AirGate”) collectively are a network partner of Sprint with the exclusive right to market and provide Sprint PCS products and services in a defined network territory. AirGate is licensed to use the Sprint brand names in its original 21 markets located in the southeastern United States.

      On November 30, 2001, AirGate acquired iPCS, Inc. (together with its subsidiaries, “iPCS”), a network partner of Sprint with 37 markets in the midwestern United States. The accompanying consolidated financial statements include the accounts of AirGate PCS, Inc. and its wholly-owned restricted subsidiaries, AGW Leasing Company, Inc., AirGate Service Company, Inc., and AirGate Network Services, LLC, and its unrestricted subsidiary iPCS since its acquisition through the date it filed for bankruptcy. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. In accordance with Statement of Financial Accounting Standards (SFAS) No. 94 “Consolidation of All Majority-Owned Subsidiaries” and Accounting Research Bulletin (ARB) No. 51 “Consolidated Financial Statements,” when control of a majority-owned subsidiary does not rest with the majority owners (as, for instance, where the subsidiary is in legal reorganization or in bankruptcy), ARB No. 51 precludes consolidation of the majority-owned subsidiary. As a result, subsequent to February 23, 2003, AirGate no longer consolidates the accounts and results of operations of iPCS and the accounts of iPCS are recorded as an investment using the cost method of accounting. Accordingly, the accompanying consolidated balance sheet as of June 30, 2003 does not include the consolidated accounts of iPCS; it does however, include the Company’s investment in iPCS at cost. The accompanying consolidated statement of operations for the nine months ended June 30, 2003 includes the consolidated results of operations of iPCS through February 23, 2003. When AirGate no longer has an ownership interest in iPCS, which may occur upon emergence of iPCS from bankruptcy, the investment in iPCS will be reduced proportionately to the remaining ownership percentage, if any, retained by AirGate.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The PCS market is characterized by significant risks as a result of rapid changes in technology, intense competition and the costs associated with the build-out of a PCS network. The Company’s operations are dependent upon Sprint’s ability to perform its obligations under the agreements between the Company and Sprint (see Note 3) under which the Company has agreed to construct and manage its Sprint PCS networks. Additionally, the Company’s ability to attract and maintain a subscriber base of sufficient size and credit quality is critical to achieving sufficient positive cash flow to meet its financial covenants with respect to its indebtedness. Changes in technology, increased competition, economic conditions or inability to achieve sufficient positive cash flow to meet its financial covenants with respect to its indebtedness, among other factors, could have an adverse effect on the Company’s financial position, results of operations, and liquidity.

     (b) Liquidity

      The Company has generated significant net losses since inception. For the nine months ended June 30, 2003 and the year ended September 30, 2002, the Company’s net loss amounted to $76.9 million and $996.6 million (including goodwill and asset impairment charges of $817.4 million), respectively. As of June 30, 2003, AirGate had working capital of $2.6 million and available credit of $9.0 million under its $153.5 million senior secured credit facility (the “AirGate credit facility”).

      Immediately prior to iPCS’ bankruptcy filing, the lenders under the iPCS credit facility accelerated iPCS’ payment obligations as a result of existing defaults under that facility. Concurrent with its bankruptcy filing, iPCS brought a lawsuit against Sprint alleging, among other things, that Sprint had failed to remit certain amounts owed to iPCS under its agreements with Sprint and is seeking to exercise its put rights under its agreements with Sprint. As an unrestricted subsidiary, iPCS is a separate corporate entity from AirGate with its own independent financing sources, debt obligations and sources of revenue. Furthermore, iPCS lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate, and AirGate cannot provide capital or other financial support to iPCS. The Company believes AirGate operations will continue independent of the outcome of the iPCS bankruptcy. However, it is likely that AirGate’s ownership interest in iPCS will have no value after the restructuring is complete.

      While the ultimate and long-term effect on AirGate of iPCS’ bankruptcy proceedings cannot be determined, management believes that AirGate and its restricted subsidiaries will continue to operate and that iPCS’ bankruptcy proceedings, and related outcomes, will not have a material adverse effect on the liquidity of AirGate.

      In addition to its capital needs to fund operating losses, AirGate has historically invested large amounts to build-out its networks and for other capital assets. For the nine months ended June 30, 2003 and since inception, AirGate stand alone invested $10.4 million and $286.0 million respectively to purchase property and equipment. While much of AirGate’s network is now complete, capital expenditures will continue to be necessary to increase capacity and improve network operations.

      On August 8, 2003, AirGate drew the $9.0 million remaining available under the AirGate credit facility. AirGate currently has no additional sources of working capital other than cash on hand and operating cash flow. If AirGate’s actual revenues are less than expected or operating or capital costs are more than expected, AirGate’s financial condition and liquidity may be materially adversely affected. In such event, there is substantial risk that the Company could not access the credit or capital markets for additional capital.

      AirGate’s payment obligations may be accelerated if it is unable to maintain or comply with the financial and operating covenants contained in the AirGate credit facility. The AirGate credit facility contains covenants specifying the maintenance of certain financial ratios, reaching defined subscriber growth and network covered population goals, minimum service revenues, maximum capital expenditures,

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the maintenance of a ratio of total debt and senior debt to annualized EBITDA, as defined in the AirGate credit facility.

      If the Company is unable to operate the AirGate business within the covenants specified in the AirGate credit facility and is unable to obtain future amendments to such covenants, AirGate’s ability to use its cash could be restricted or terminated and its payment obligations could be accelerated. Any such restriction, termination or acceleration could have a material adverse affect on AirGate’s liquidity and capital resources.

      AirGate has initiated a number of actions to lower its operating costs and capital needs and improve operating cash flow. The following are some of the more significant steps:

•	a plan to improve the credit quality of new subscribers and its subscriber base by re-imposing and increasing deposits for sub-prime customers;

•	the elimination of certain personnel positions;

•	a significant reduction in capital expenditures; and

•	a reduction in spending for advertising and promotions.

      In addition to these steps, AirGate continues to review potential actions that could further reduce AirGate operating expenses such as exploring ways to lower fees and charges from services now provided by Sprint, including a potential outsourcing of certain services provided by Sprint and increased examination of Sprint fees and charges and cash receipts from Sprint. Although there can be no assurances, AirGate management believes that existing cash, expected results of operations and cash flow from operations will provide sufficient resources to fund AirGate’s activities through at least June 30, 2004.

      The following reflects the condensed balance sheet information as of June 30, 2003 and September 30, 2002 for AirGate separately identifying iPCS as an investment, and the AirGate statement of operations information for the nine months ended June 30, 2003 and 2002 separately identifying the investment in iPCS and showing the effects of purchase accounting and the historical equity basis loss of iPCS through February 23, 2003 (dollar amounts in thousands):

	As of

	June 30,	September 30,
	2003	2002

Condensed Balance Sheet Information:
Cash and cash equivalents	$30,793	$4,887
Other current assets	44,017	62,819

Total current assets	74,810	67,706
Property and equipment, net	184,493	213,777
Other noncurrent assets	12,733	13,732

	$272,036	$295,215

Current liabilities	$72,257	$82,175
Long-term debt	375,400	354,264
Other long-term liabilities	9,566	10,180
Investment in iPCS	184,115	141,543

Total liabilities	641,338	588,162
Stockholders’ deficit	(369,302)	(292,947)

	$272,036	$295,215

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Nine Months Ended

	June 30,	June 30,
	2003	2002

Condensed Statement of Operations Information:
Revenue	$241,799	$226,111

Cost of revenue	(153,402)	(166,006)
Selling and marketing expense	(40,863)	(59,925)
General and administrative expense	(15,029)	(9,057)
Depreciation and amortization	(34,832)	(28,482)
Non-cash stock compensation expense	(530)	(597)

Total operating expense	(244,656)	(264,067)

Operating loss	(2,857)	(37,956)
Other, net (principally interest)	(31,514)	(25,683)

Loss before equity in loss of iPCS and effects of purchase accounting, and income tax benefit	(34,371)	(63,639)
Historical equity basis loss of iPCS	(36,984)	(60,172)
Effects of purchase accounting	(5,587)	(286,583)
Income tax benefit	—	28,761

Net loss	$(76,942)	$(381,633)

(c)	Basic and Diluted Net Loss Per Share

      Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Potentially dilutive securities of 39,588 and 40,155 for the nine months ended June 30, 2003 and 2002, respectively have been excluded from the computation of dilutive net loss per share for the periods presented because the Company had a net loss and their effect would have been antidilutive.

(d)	Stock-based Compensation Plans

      We have elected to continue to account for our stock-based compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and disclose pro forma effects of the plans on a net loss and loss per share basis as provided by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, as the fair market value on the date of grant was equal to the exercise price, we did not recognize any compensation cost. Had compensation cost for these plans been determined based on the fair value at the grant dates during the nine months ended June 30, 2003 and 2002 under the plans consistent with the method of SFAS No. 123, the pro forma net loss and loss per share would have been as follows (in thousands, except per share data):

	Nine Months Ended
	June 30,

	2003	2002

Net loss, as reported	$(76,942)	$(381,633)
Add: stock based compensation expense included in determination of net loss	530	597
Less: stock-based compensation expense determined under the fair value based method	(7,278)	(6,853)

Pro forma net loss	$(83,690)	$(387,889)

Basic and diluted loss per share:
As reported	$(2.97)	$(16.55)
Pro forma	$(3.23)	$(16.82)

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)     New Accounting Pronouncements

      In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The application of SFAS No. 150 is not expected to have a material adverse effect on the Company’s financial statements.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. This interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation is effective for interim periods beginning after June 15, 2003 for all variable interests in variable interest entities created prior to January 31, 2003. The application of Interpretation No. 46 is not expected to have a material adverse effect on the Company’s financial statements.

      In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS No. 123 and 148.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company guarantees certain lease commitments of its restricted subsidiaries. The maximum amount of these guarantees is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2002. Also, the handsets sold by the Company are under a one-year warranty from Sprint. If a customer returns a handset for warranty, the Company generally provides the customer with a refurbished handset and sends the warranty handset to Sprint for repair. Sprint provides a credit to the Company equal to the retail price of the refurbished handset. Therefore, the warranty expense for the Company is not deemed material. The Company will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

      In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The EITF guidance addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for quarters beginning after June 15, 2003. The Company is currently evaluating the impact of this change.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The Company adopted SFAS No. 146 on October 1, 2002. There was no impact on adoption of this statement.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other things, this statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. The adoption of SFAS No. 145 by the Company on October 1, 2002 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 by the Company on October 1, 2002 did not have a material impact on the Company’s financial position, results of operations or cash flows.

(3)     Sprint Agreements

      Under the Sprint Agreements, Sprint is obligated to provide the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of Sprint brand names, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint’s and Sprint’s network partners’ wireless subscribers incur minutes of use in the Company’s territories and when the Company’s subscribers incur minutes of use in Sprint and other Sprint network partners’ PCS territories. These transactions are recorded in roaming revenue, cost of service and roaming, cost of equipment, and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include the 8% affiliation fee, long distance charges, roaming expense and costs of services such as billing, collections, customer service and pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint’s national distribution programs. Amounts recorded relating to the

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sprint agreements for the nine months ended June 30, 2003 and 2002 are as follows (dollar amounts in thousands):

	For the Nine Months
	Ended June 30,

	2003*	2002

Amounts included in the Consolidated Statement of Operations:
AirGate roaming revenue	$45,397	$50,228
AirGate cost of service and roaming:
Roaming	37,010	38,352
Customer service	31,040	26,921
Affiliation fee	13,748	11,490
Long distance	9,353	10,943
Other	1,536	1,555

AirGate cost of service and roaming	92,687	89,261
AirGate purchased inventory	12,192	16,969
AirGate selling and marketing	9,784	18,172
iPCS roaming revenue	$14,724	$21,074
iPCS cost of service and roaming:
Roaming	12,158	16,604
Customer service	11,760	11,255
Affiliation fee	4,911	5,292
Long distance	3,281	6,259
Other	461	487

iPCS cost of service and roaming:	32,571	39,897
iPCS purchased inventory	6,124	15,294
iPCS selling and marketing	3,138	8,930

*	For iPCS, subsequent to February 23, 2003 the results of iPCS are no longer consolidated with the results of AirGate.

      Amounts included in the Consolidated Balance Sheets:

	As of

	June 30,	September 30,
	2003	2002

Receivable from Sprint	$13,709	$44,953
Payable to Sprint	(40,005)	(88,360)

      Because approximately 95% of our revenue is collected by Sprint and 65% of cost of service and roaming in our financial statements are derived from fees and charges, including pass-through charges from Sprint, we have a variety of settlement issues and other contract disputes open and outstanding from time to time. The amount Sprint has asserted we owe is approximately $7.0 million. This includes, but is not limited to, the following items, all of which for accounting purposes have been reserved or otherwise provided for:

•	In fiscal year 2002, Sprint PCS asserted it has the right to recoup up to $3.9 million in long-distance access revenues previously paid by Sprint PCS to AirGate, for which Sprint PCS has invoiced $1.2 million. We have disputed these amounts.

•	Sprint invoiced AirGate approximately $0.5 million with respect to calendar year 2002 to reimburse Sprint for certain 3G related development expenses. We are disputing Sprint’s right to charge 3G fees in 2002 and beyond, and we estimate such fees will be $1.4 million in fiscal year 2003.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	We continue to discuss with Sprint whether AirGate owes software maintenance fees to Sprint of approximately $1.7 million for calendar 2002 and $1.7 million for calendar year 2003. Our position is that Sprint is not authorized to charge these fees to AirGate under the terms of our agreements.

•	During the nine months ended June 30, 2003, Sprint billed AirGate $1.6 million for information technology (IT) expenses including the reimbursement of amortization of IT projects completed by Sprint. The Company has disputed Sprint’s right to collect these fees.

      Sprint has invoiced approximately $7.0 million. This invoiced amount does not include certain long distance access revenue charges, or future fees relating to 3G, software maintenance and information technology.

      We intend to vigorously contest these charges and to closely examine all fees and charges imposed by Sprint. In addition to these disputes, we have other outstanding issues with Sprint which could result in set-offs to the items described above or in payments due from Sprint. For example, we believe Sprint has failed to calculate, pay and report on collected revenues in accordance with our agreements with Sprint, which, together with other cash remittance issues, has resulted in a shortfall in cash payments to AirGate. As a result of these and other issues and in connection with our review of accounts receivable at September 30, 2002, we reclassified approximately $10.0 million of AirGate subscriber accounts receivable for the fiscal year ended September 30, 2002 to a receivable from Sprint. We continue to explore the causes for this discrepancy.

      During this fiscal year, Sprint has paid $10.5 million for amounts that were previously not properly remitted to AirGate. The $10.5 million paid by Sprint included $4.1 million of previously unapplied customer deposits, $4.0 million of revenue for AirGate subscribers whose bills are paid through national accounts, $0.6 million of subscriber payments resulting from a change in the method of calculating collected revenues and $1.8 million for E911 and other items. During the nine months ended June 30, 2003, AirGate recorded $3.6 million in credits from Sprint as a reduction in cost of services and $1.8 million as an increase in revenues. We are reviewing whether additional amounts are due to AirGate and we continue to discuss with Sprint the proper method for calculating, paying and reporting on collected revenues and other matters.

      Monthly Sprint service charges are set by Sprint at the beginning of each calendar year. Sprint takes the position that at the end of each year, it can determine its actual costs to provide these services to its network partners and require a final settlement against the charges actually paid. If the cost to provide these services are less than the amounts paid by Sprint’s network partners, Sprint issues a credit for these amounts. If the costs to provide the services are more that the amounts paid by Sprint’s network partners, Sprint charges the network partners for these amounts. Sprint credited to AirGate $1.3 million, which was recorded as a reduction of cost of service in the quarter ended December 31, 2002.

      The Sprint Agreements require the Company to maintain certain minimum network performance standards and to meet other performance requirements. AirGate was in compliance in all material respects with these requirements at June 30, 2003.

(4)     Litigation

      In May, 2002, putative class action complaints were filed in the United States District Court for the Northern District of Georgia against AirGate PCS, Inc., Thomas M. Dougherty, Barbara L. Blackford, Alan B. Catherall, Credit Suisse First Boston, Lehman Brothers, UBS Warburg LLC, William Blair & Company, Thomas Wiesel Partners LLC and TD Securities. The complaints do not specify an amount or range of damages that the plaintiffs are seeking. The complaints seek class certification and allege that the prospectus used in connection with the secondary offering of Company stock by certain former iPCS shareholders on December 18, 2001 contained materially false and misleading statements and omitted

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

material information necessary to make the statements in the prospectus not false and misleading. The alleged omissions included (i) failure to disclose that in order to complete an effective integration of iPCS, drastic changes would have to be made to the Company’s distribution channels, (ii) failure to disclose that the sales force in the acquired iPCS markets would require extensive restructuring and (iii) failure to disclose that the “churn” or “turnover” rate for subscribers would increase as a result of an increase in the amount of sub-prime credit quality subscribers the Company added from its merger with iPCS. On July 15, 2002, certain plaintiffs and their counsel filed a motion seeking appointment as lead plaintiffs and lead counsel. Subsequently, the Court denied that motion without prejudice and two of the plaintiffs have filed a renewed motion. The Defendants responded to the renewed motion, but the Court has not yet entered a ruling. The Company believes the plaintiffs’ claims are without merit and intends to vigorously defend against these claims. However, no assurance can be given as to the outcome of the litigation.

(5)     Staff Reduction and Retail Store Closings

      As discussed in Note 1, AirGate has identified additional opportunities to reduce its cost structure and streamline its operations. The Company adopted a restructuring plan to reduce its workforce and to close a number of retail locations which resulted in restructuring charges of $0.8 million, $0.8 million and $0.4 million during the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003, respectively.

      During the quarter ended December 31, 2002, the restructuring charge included provisions for severance of approximately 65 management and operating staff ($0.6 million) as well as 3 retail locations ($0.2 million). During the quarter ended March 31, 2003, the restructuring charge included provisions for severance of approximately 154 management and operating staff ($0.6 million) as well as 16 retail locations and 10 administrative offices ($0.2 million), primarily for iPCS. During the quarter ended June 30, 2003, the restructuring charge included provisions for severance of approximately 76 management and operating staff ($0.2 million), as well as 3 retail locations ($0.2 million). Further charges may be necessary as AirGate services are terminated under the services agreement with iPCS as described in Note 7.

      The following summarizes the activity and balances as of June 30, 2003 (dollar amounts in thousands):

		Facilities
	Severance	Closure	Total

Balance — October 1, 2002	$0	$0	$0
Restructuring charges	1,312	589	1,901
Payments	(1,276)	(23)	(1,299)

Balance — June 30, 2003	$36	$566	$602

(6)     Income Taxes

      The Company realized an income tax benefit of $28.8 million during the nine months ended June 30, 2002. No such amounts were realized during the nine months ended June 30, 2003, nor will amounts be realized in the future unless management believes the recoverability of deferred tax assets is more likely than not.

(7)     Transactions Between AirGate and iPCS

      The Company formed AirGate Service Company, Inc. (“ServiceCo”) to provide management services to both AirGate and iPCS. ServiceCo is a wholly-owned restricted subsidiary of AirGate. Personnel who provide general management services to AirGate and iPCS are leased to ServiceCo.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Historically, the management personnel included AirGate staff in the Company’s principal corporate offices in Atlanta and the iPCS accounting staff in Geneseo, Illinois. ServiceCo expenses are allocated between AirGate and iPCS based on the percentage of subscribers they contribute as compared to the total number of Company subscribers (the “ServiceCo Allocation”), which is currently 60% AirGate and 40% iPCS. Expenses that relate to one company are allocated to that company. Expenses that relate to ServiceCo or both companies are allocated in accordance with the ServiceCo Allocation. For the nine months ended June 30, 2003, ServiceCo charged iPCS for net expenses of $2.7 million.

      On January 27, 2003, iPCS retained Timothy M. Yager, former CEO of iPCS prior to the merger of AirGate and a former director of AirGate following the merger, as chief restructuring officer to oversee the restructuring of iPCS and manage the day-to-day operations of iPCS. To facilitate the orderly transition of management services to Mr. Yager, AirGate and iPCS have executed an amendment to the Services Agreement that would allow individual services to be terminated by either party upon 30 days prior notice, subject to exceptions for certain services for which longer notice is required.

      Subsequent to the amendment, certain services have been terminated by AirGate and iPCS. We anticipate that prior to September 30, 2003, substantially all management services provided by ServiceCo to iPCS will be terminated.

      AirGate has completed transactions at arms-length in the normal course of business with its unrestricted subsidiary iPCS. These transactions are comprised of roaming revenue and expenses, inventory sales and purchases and sales of network equipment.

(8)     Condensed Consolidating Financial Statements

      AGW Leasing Company, Inc. (“AGW”) is a wholly-owned restricted subsidiary of AirGate. AGW has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. AGW was formed to hold the real estate interests for the Company’s PCS network and retail operations. AGW also was a registrant under the Company’s registration statement declared effective by the Securities and Exchange Commission on September 27, 1999.

      AirGate Network Services LLC (“ANS”) is a wholly-owned restricted subsidiary of AirGate. ANS has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. ANS was formed to provide construction management services for AirGate’s PCS network.

      AirGate Service Company, Inc. is a wholly-owned restricted subsidiary of AirGate. ServiceCo has fully and unconditionally guaranteed the AirGate notes and the AirGate credit facility. ServiceCo was formed to provide management services to AirGate and iPCS.

      iPCS is a wholly-owned unrestricted subsidiary of AirGate and operates as a separate business. As an unrestricted subsidiary, iPCS provides no guarantee to either the AirGate notes or the AirGate credit facility and AirGate and its restricted subsidiaries provide no guarantee with respect to iPCS debt obligations. On February 23, 2003, iPCS filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. The results of iPCS have been included in the consolidated results of AirGate through February 23, 2003. Subsequent to February 23, 2003, AirGate PCS no longer consolidates the accounts and results of operations of its unrestricted subsidiary iPCS. The accounts of iPCS are recorded as an investment using the cost method of accounting.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following shows the unaudited condensed consolidated financial statements for AirGate and its subsidiaries as of June 30, 2003 and September 30, 2002 and for the nine months ended June 30, 2003 and 2002 (dollar amounts in thousands):

Unaudited Condensed Consolidating Balance Sheets

As of June 30, 2003

		AirGate
	AirGate PCS,	Guarantor
	Inc.	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$30,796	$(3)	$—	$30,793
Other current assets	104,848	529	(61,360)	44,017

Total current assets	135,644	526	(61,360)	74,810
Property and equipment, net	145,303	39,190	—	184,493
Other noncurrent assets	12,733	—	—	12,733

Total assets	$293,680	$39,716	$(61,360)	$272,036

Current liabilities	$(15,061)	$148,678	$(61,360)	$72,257
Long-term debt	375,400	—	—	375,400
Other long-term liabilities	9,566	—	—	9,566
Investment in subsidiaries	293,077	—	(108,962)	184,115

Total liabilities	662,982	148,678	(170,322)	641,338

Stockholders’ equity (deficit)	(369,302)	(108,962)	108,962	(369,302)

Total liabilities and stockholders’ equity (deficit)	$293,680	$39,716	$(61,360)	$272,036

Condensed Consolidating Balance Sheets

As of September 30, 2002

					iPCS
		AirGate			Non-
	AirGate	Guarantor		AirGate	Guarantor
	PCS, Inc.	Subsidiaries	Eliminations	Consolidated(1)	Subsidiary	Eliminations	Consolidated

Cash and cash equivalents	$4,769	$118	$—	$4,887	$27,588	$—	$32,475
Other current assets	122,869	529	(60,579)	62,819	35,593	(1,114)	97,298

Total current assets	127,638	647	(60,579)	67,706	63,181	(1,114)	129,773
Property and equipment, net	168,163	45,614	—	213,777	185,378	—	399,155
Intangible assets, net	1,428	—	—	1,428	26,899	—	28,327
Other noncurrent assets	4,924	—	—	4,924	12,115	—	17,039

Total assets	$302,153	$46,261	$(60,579)	$287,835	$287,573	$(1,114)	$574,294

Current liabilities	$55,535	$130,767	$(60,579)	$125,723	$369,564	$(1,114)	$494,173
Long-term debt	354,264	—	—	354,264	564	—	354,828
Other long-term liabilities	1,583	—	—	1,583	16,657	—	18,240
Investment in subsidiaries	183,718	—	(84,506)	99,212	—	(99,212)	—

Total liabilities	595,100	130,767	(145,085)	580,782	386,785	(100,326)	867,241

Stockholders’ equity (deficit)	(292,947)	(84,506)	84,506	(292,947)	(99,212)	99,212	(292,947)

Total liabilities and stockholders’ equity (deficit)	$302,153	$46,261	$(60,579)	$287,835	$287,573	$(1,114)	$574,294

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Amounts in AirGate consolidated include the effects of purchase accounting related to the iPCS acquisition. Balance sheet information includes $44 million of debt and $1 million of net assets as of September 30, 2002. The net loss of AirGate includes expenses related to the effects of purchase accounting for iPCS of $5.6 million and $283.7 million for the nine months ended June 30, 2003 and 2002, respectively. The nine months ended June 30, 2002 includes a tax benefit related to the iPCS acquisition of $28.8 million. Subsequent to February 23, 2003, AirGate no longer consolidates the accounts and results of operations of its unrestricted subsidiary iPCS. The accounts of iPCS are recorded as an investment using the cost method of accounting.

Unaudited Condensed Consolidating Statement of Operations

For the Nine Months Ended June 30, 2003

		AirGate			iPCS
	AirGate	Guarantor		AirGate	Non-Guarantor
	PCS, Inc.	Subsidiaries	Eliminations	Consolidated(1)	Subsidiary	Eliminations	Consolidated

Total revenue	$241,799	$—	$—	$241,799	$79,364	$(443)	$320,720
Cost of revenue	(140,675)	(12,803)	—	(153,478)	(63,321)	443	(216,356)
Selling and marketing	(37,867)	(2,996)	—	(40,863)	(16,417)	—	(57,280)
General and administrative	(13,416)	(1,613)	—	(15,029)	(6,881)	—	(21,910)
Depreciation and amortization	(33,984)	(7,161)	—	(41,145)	(14,677)	—	(55,822)
Non-cash stock compensation expense	(530)	—	—	(530)	—	—	(530)

Total operating expense	(226,472)	(24,573)	—	(251,045)	(101,296)	443	(351,898)

Operating income (loss)	15,327	(24,573)	—	(9,246)	(21,932)		(31,178)
Other, net (principally interest)	(30,829)	117	—	(30,712)	(15,052)	—	(45,764)
Loss in subsidiaries	(61,440)	—	24,456	(36,984)	—	36,984	—

Loss before income tax	(76,942)	(24,456)	24,456	(76,942)	(36,984)	36,984	(76,942)
Income tax	—	—	—	—	—	—	—

Net loss	$(76,942)	$(24,456)	$24,456	$(76,942)	$(36,984)	$36,984	$(76,942)

Unaudited Condensed Consolidating Statement of Operations

For the Nine Months Ended June 30, 2002

		AirGate			iPCS
	AirGate	Guarantor		AirGate	Non-Guarantor
	PCS, Inc.	Subsidiaries	Eliminations	Consolidated(1)	Subsidiary	Eliminations	Consolidated

Total revenue	$226,111	$—	$—	$226,111	$93,975	$(683)	$319,403
Cost of revenue	(152,964)	(11,347)	—	(164,311)	(83,052)	683	(246,680)
Selling and marketing	(57,868)	(2,057)	—	(59,925)	(25,643)	—	(85,568)
General and administrative	(8,605)	(452)	—	(9,057)	(9,220)	—	(18,277)
Depreciation and amortization	(49,301)	(6,344)	—	(55,645)	(21,596)	—	(77,241)
Non-cash stock compensation expense	(597)	—	—	(597)	—	—	(597)
Goodwill impairment	(261,212)	—	—	(261,212)	—	—	(261,212)

Total operating expense	(530,547)	(20,200)	—	(550,747)	(139,511)	683	(689,575)

Operating loss	(304,436)	(20,200)	—	(324,636)	(45,536)	—	(370,172)
Other, net (principally interest)	(27,618)	2,032	—	(25,586)	(14,636)	—	(40,222)
Loss in subsidiaries	(78,340)	—	18,168	(60,172)	—	60,172	—

Loss before income tax benefit	(410,394)	(18,168)	18,168	(410,394)	(60,172)	60,172	(410,394)
Income tax benefit	28,761	—	—	28,761	—	—	28,761

Net loss	$(381,633)	$(18,168)	$18,168	$(381,633)	$(60,172)	$60,172	$(381,633)

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended June 30, 2003

		AirGate			iPCS
	AirGate	Guarantor		AirGate	Non-Guarantor
	PCS, Inc.	Subsidiaries	Eliminations	Consolidated	Subsidiary	Eliminations	Consolidated

Operating activities, net	$29,857	$(121)	$—	$29,736	$(9,086)	$—	$20,650
Investing activities, net	(10,369)	—	—	(10,369)	(18,500)	—	(28,869)
Financing activities, net	6,539	—	—	6,539	(2)	—	6,537

Increase (decrease) in cash and cash equivalent	26,027	(121)	—	25,906	(27,588)	—	(1,682)
Cash at beginning of period	4,769	118	—	4,887	27,588	—	32,475

Cash at end of period	$30,796	$(3)	$—	$30,793	$—	$—	$30,793

Unaudited Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended June 30, 2002

		AirGate			iPCS
	AirGate	Guarantor		AirGate	Non-Guarantor
	PCS, Inc.	Subsidiaries	Eliminations	Consolidated	Subsidiary	Eliminations	Consolidated

Operating activities, net	$(33,348)	$4,193	$—	$(29,155)	$(19,642)	$—	$(48,797)
Investing activities, net	(9,881)	(4,055)	—	(13,936)	(45,125)	—	(59,061)
Financing activities, net	57,452	—	—	57,452	59,996	—	117,448

Increase (decrease) in cash and cash equivalent	14,223	138	—	14,361	(4,771)	—	9,590
Cash at beginning of period	(9,955)	(157)	—	(10,112)	24,402	—	14,290

Cash at end of period	$4,268	$(19)	$—	$4,249	$19,631	$—	$23,880

(9) Subsequent event

      In an effort to proactively manage its capital structure and align it with recent operating trends in the wireless telecommunications sector, the Company is pursuing the following financial restructuring (the “Recapitalization Plan”), which includes, among other matters, the following:

•	an offer to exchange all of the outstanding 13.5% senior subordinated discount notes due 2009 (the “Old Notes”), for newly issued shares of common stock, representing 56% of the shares of common stock to be issued and outstanding immediately after the Recapitalization Plan, and $160.0 million aggregate principal amount of newly issued 9 3/8 senior subordinated secured notes due 2009 (the “New Notes”);

•	a consent solicitation to remove substantially all of the restrictive covenants in the indenture governing the Old Notes, release collateral that secures the Company’s obligations thereunder and obtain waivers of certain defaults and any defaults that occur in connection with the restructuring;

•	an amendment to the AirGate credit facility;

•	a 1 for 5 reverse stock split of shares of common stock; and

•	an increase in the number of shares reserved for issuance under the 2002 AirGate PCS, Inc. Incentive Plan and amendments to such Plan.

      Among the conditions to complete the Recapitalization Plan, the Company must receive the valid tender of the Old Notes, which have not been withdrawn, constituting at least 98% (unless otherwise amended by the Company’s Board of Directors and a majority of the supporting noteholders) in aggregate principal amount due at maturity of the Old Notes outstanding immediately prior to the expiration of the exchange offer, the approval of stockholders required under the Recapitalization Plan, and certain other conditions.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If the Company is not able to complete the Recapitalization Plan for any reason, including if the minimum tender condition to the exchange offer is not met, but the Company receives sufficient acceptances of a prepackaged plan of reorganization (the “Prepackaged Plan”), the Company may determine to seek confirmation of the Prepackaged Plan in a Chapter 11 proceeding upon the approval of the Board of Directors. If the Prepackaged Plan is confirmed by the bankruptcy court, it will bind all of the Company’s claim and equity interest holders, including all holders of the Old Notes.

      In the event the Company is not able to adjust its capital structure through a financial restructuring, it is likely that the Company’s capital structure cannot continue to support the Company’s operations and financial performance. The Company’s funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to subscriber growth, ARPU, churn and CPGA. Should actual results differ significantly from these assumptions, the Company’s liquidity position and compliance with applicable debt covenants could be adversely affected and the Company could be in a position that would require it to raise additional capital which may or may not be available on terms acceptable to the Company, if at all; seek debt covenant waivers which may not be available in which case the credit facility and the Old Notes could be accelerated and could have a material adverse effect on the Company’s financial condition and ability to achieve its intended business objectives.

      In connection with the Recapitalization Plan, the Company would issue up to 33 million shares of its common stock. As a result of this issuance, the Company would undergo an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change of the Company would also cause an ownership change of its wholly-owned subsidiary, iPCS. This ownership change could have a detrimental effect on the use of certain net operating losses (“NOLs”) of iPCS and, consequently, could subject the Company’s restructuring to the automatic stay protection of the iPCS bankruptcy court.

      In order to prevent such an effect, on October 17, 2003, the Company irrevocably transferred all of its shares of iPCS common stock into a trust organized under Delaware law. On the date of the transfer, the disposition will be accounted for as a discontinued operation.

      The Company’s shareholders on the date of transfer to the trust are the trust’s sole beneficiaries (the “Beneficiaries”). Such Beneficiaries’ interest in the trust is equal to their percentage ownership of the Company on October 17, 2003. The Company received no cash consideration from its shareholders or the trust in connection with the transfer. The bankruptcy court overseeing iPCS’s bankruptcy approved (i) the transfer of the iPCS shares to the trust, (ii) the Trust Agreement (the “Agreement”) by and between AirGate and Wilmington Trust Company, as trustee, and (iii) upon confirmation of iPCS’s plan of reorganization by the bankruptcy court, the distribution to the Beneficiaries of iPCS stock if the approved iPCS plan of reorganization provides for such distribution. It is likely that the iPCS bankruptcy court will ascribe little to no value to the iPCS stock held in the trust.

      Under the trust agreement, the trustee will administer the trust and the Company will have no ability to direct the trustee in its administration of the trust. The Company will pay all expenses of the trust and the trustee.

AIRGATE PCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ANNEX A

SUPPORT AGREEMENT

      This SUPPORT AGREEMENT, dated as of September 24, 2003, by and among AirGate PCS, Inc., a Delaware corporation (the “Company”), and the undersigned beneficial owners, or investment managers or advisors for the beneficial owners, of the Old Notes (as defined below) identified on the related Schedule A and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Old Notes that executes a counterpart signature page to this Agreement on or after the date hereof, as provided in Section 22 (such parties on Schedule A, as it may be supplemented from time to time, collectively, the “Noteholders,” and each, individually, a “Noteholder”). After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be deemed supplemented to include the Old Notes held by such Noteholder and subject to this Agreement.

      WHEREAS, the Company and the Noteholders, through their representatives, have engaged in good faith negotiations with respect to the Restructuring; and

      WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) to accomplish the Restructuring through the confirmation of the hereinafter defined Prepackaged Plan (the “Prepackaged Proceeding”).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each of the parties signatory to this Agreement agrees as follows:

      1.     Definitions. Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Support Agreement, including the Schedule, Exhibit and Annex hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein, as the same may be amended or supplemented in accordance with the terms hereof.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Commission” means the Securities and Exchange Commission.

“Consent Solicitation” means a solicitation of consents to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all covenants contained therein (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes) which Consent Solicitation will occur simultaneously with the Exchange Offer.

“Exchange Offer” means the offer by the Company to holders of the Old Notes to exchange Old Notes for Common Stock and New Notes, upon the terms set forth in the Restructuring Term Sheet.

“Indenture Amendments” means an amendment to the Senior Subordinated Notes Indenture which, among other things, deletes substantially all of the covenants contained in the Senior Subordinated Notes Indenture (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes).

“Material Adverse Change” means a change which has a material adverse effect in the properties, assets, business operations or financial condition of the Company and its subsidiaries, taken as a whole, after June 30, 2003, but not including any material adverse change that arises out of or is the result of (A) the filing of the Prepackaged Proceeding; (B) actions required to be taken by the Company pursuant to this Agreement or the Restructuring Term Sheet; (C) any action, claim or proceeding taken by the Company against Sprint PCS (the personal communications services group of Sprint Corporation); (D) outsourcing efforts by the Company; (E) the condition of the United States economy or financial markets generally or (F) a condition generally affecting participants in the industry in which the Company competes.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 98% in aggregate principal amount due at maturity of the Old Notes outstanding on the date of the expiration of the Exchange Offer.

“New Notes” means the 9 3/8% Senior Subordinated Secured Notes due September 1, 2009 to be issued by the Company pursuant to the New Notes Indenture on the terms set forth in the Restructuring Term Sheet, in an aggregate principal amount of approximately $160 million.

“New Notes Indenture” means the Indenture to be entered into among the Company and the trustee named therein pursuant to which the Company will issue the New Notes in the Exchange Offer or Prepackaged Plan.

“Old Notes” means the 13 1/2% Senior Subordinated Discount Notes due October 1, 2009, with an aggregate principal amount due at maturity of $300,000,000, issued by the Company pursuant to the Senior Subordinated Notes Indenture.

“Outstanding Indebtedness” means all indebtedness outstanding under the Old Notes and all other claims, as defined in Section 101(5) of the Bankruptcy Code, under the Old Notes as of the date of the commencement of a Prepackaged Proceeding.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Prepackaged Plan” means such plan of reorganization under Chapter 11 of the Bankruptcy Code, consistent in all respects with the Restructuring Term Sheet, as may be filed by the Company in the Prepackaged Proceeding to effectuate the Restructuring under the circumstances set forth herein.

“Proxy Solicitation” means the solicitation of the Company’s stockholders for the approval of the Restructuring under the Restructuring Term Sheet.

“Required Noteholders” means a majority in outstanding principal amount of Old Notes held by the Noteholders.

“Restructuring” means the restructuring of the Company’s debt and equity capital, substantially as reflected in the Restructuring Term Sheet.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A, which sets forth material terms and conditions of the Restructuring, including the Exchange Offer, the Consent Solicitation and the Proxy Solicitation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Senior Subordinated Notes Indenture” means the Indenture dated as of September 30, 1999, by and among the Company, AGW Leasing Company, a Delaware corporation, and Deutsche Bank Trust Company (formerly known as Bankers Trust Company), as the Trustee, as supplemented by the Supplemental Indenture dated as of September 30, 2000 among the Company, AirGate Network Services, LLC, a Delaware limited liability company, and the Trustee.

“Transfer” means to, directly or indirectly, (i) sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or (ii) enter into an agreement, commitment or other arrangement to sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or the act thereof.

      2.     The Company’s Obligations to Support the Restructuring. (a) The Company agrees to use its commercially reasonable best efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation and the Proxy Solicitation, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Commission, and to use its commercially reasonable best efforts to complete the same within the period set forth in the Restructuring Term Sheet.

(b) The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors and the Required Noteholders.

(c) If all of the conditions to the Exchange Offer are not satisfied or waived by December 31, 2003, but by that date acceptances of the Prepackaged Plan are received from holders of Old Notes in numbers and holding amounts that are sufficient to confirm the Prepackaged Plan under applicable provisions of Chapter 11 of the Bankruptcy Code, then on such date (or such earlier or later date as the Company may determine), the Company may commence the Prepackaged Proceeding and file and seek to confirm the Prepackaged Plan.

(d) Notwithstanding any provisions of this Agreement, nothing shall be deemed to prevent the Company and/or its Board of Directors from taking, or failing to take, any action that the Company and/or its Board of Directors is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Company and/or its Board of Directors owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 9 or (ii) the Company giving written notice of its intention to terminate this Agreement pursuant to Section 10(ix), then this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire.

      3.     Noteholders’ Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

(a) Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet: (i) to tender its Old Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer; (ii) to vote to accept the Prepackaged Plan; (iii) not to withdraw, revoke or modify or propose to publicly withdraw, revoke or modify any of the foregoing unless and until this Agreement is terminated in accordance with its terms; (iv) to grant its consent pursuant to the Consent Solicitation and to agree to the Indenture Amendments; and (v) to vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet.

(b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Old Notes held by it (as set forth on Schedule A hereto), in whole or in part, unless (i) the Noteholder gives the transferee notice that the Old Notes are subject to the terms of this Agreement and (ii) the transferee agrees in writing, with respect to such Old Notes only, to be bound by the terms of this Agreement as though it had been an original signatory hereto and executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit A. Any Transfer of the Old Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendments or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

(c) Each Noteholder agrees that it will not vote for, consent to, formulate, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Old Notes other than the Exchange Offer.

(d) Each Noteholder also agrees that it will permit public disclosure, including in a press release and in filings with the Commission, of the contents of this Agreement, including, but not limited to,

the commitments contained in this Section 3 and the Restructuring Term Sheet; provided, however, that unless required by applicable law or regulation, the Company shall not disclose the Noteholder’s identity or its individual holdings of Old Notes without the prior written consent of the Noteholder; and if such announcement or disclosure is so required by law or regulation, the Company shall use its reasonable best efforts to afford the Noteholder a reasonable opportunity to review, comment upon, object to or seek a consent order preventing any such announcement or disclosure prior to the Company’s making such announcement or disclosure. The foregoing shall not prohibit the Company from (i) disclosing the approximate aggregate holdings of Old Notes held by Noteholders as a group or (ii) disclosing the Noteholder’s identity to other holders of Old Notes.

(e) Each Noteholder further agrees that, so long as this Agreement is effective and has not been terminated in accordance with Section 10 hereof, it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring, and will not take any action that is materially inconsistent with, nor that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that, within the purposes of this Agreement, describes the Prepackaged Plan (except as such disclosure statement may contain information regarding the terms of this Agreement and the negotiation of such terms, such Noteholder or such Noteholder’s holdings of the Notes or the terms of the Prepackaged Plan that is inaccurate, and the Company fails upon notice promptly to correct such inaccuracy); (iii) vote to accept, consent to, support, formulate or participate in the formulation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company has the exclusive right to propose and/or to seek confirmation of a plan of reorganization for the Company; (v) solicit or support any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to a case under Chapter 7, or otherwise to commence an involuntary bankruptcy case against the Company.

(f) Notwithstanding any provisions of this Agreement, if the Noteholder is appointed to and serves on an official committee in the Company’s bankruptcy case (if one is commenced to effectuate the Prepackaged Plan), the terms of this Agreement shall not be construed to limit such Noteholder’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Noteholder of its obligations to vote its claim in the Company’s bankruptcy case in favor of the Prepackaged Plan.

(g) Each Noteholder (including Noteholders who become parties to this Agreement as a result of a Transfer) further agrees that any additional Old Notes subsequently acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Old Notes held by such Noteholder as of the date hereof.

      4.     Additional Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect, each of the Noteholders agrees to forebear from exercising its respective rights and remedies under the Senior Subordinated Notes Indenture and related documents or applicable law in respect of or arising out of any existing “Default” (as defined in such documents) or existing “Event of Default” (as defined in such documents) arising under the Senior Subordinated Notes Indenture, in each case until this Agreement is terminated as provided in Section 10. If this Agreement is terminated as provided in Section 10, the agreement of the Noteholders to so forebear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided, however, that nothing herein shall be construed as a waiver by the Company of any right it may have as a “debtor” under the Prepackaged Proceeding or other bankruptcy proceeding or by any creditor to exercise its rights retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

      5.     Conditions. The Noteholder’s obligation to tender, consent and vote is subject to the following conditions (each a “Condition” and collectively, the “Conditions”): (a) the preparation and, as appropriate, the dissemination or execution of definitive documentation, in form and substance reasonably satisfactory to the Required Noteholders, necessary to implement the Exchange Offer and the transactions contemplated by the Restructuring Term Sheet in accordance with the terms of such Restructuring Term Sheet, including, without limitation, (i) offering materials, (ii) indentures and agreements relating to the securities to be issued in the Exchange Offer and (iii) the Prepackaged Plan and any documents ancillary thereto (the foregoing documents and amendments, the “Documents”); (b) the Credit Agreement Amendment (as defined in Annex A hereto) shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders, and shall be further amended in a form reasonably acceptable to the Required Noteholders; (c) the offering documents not containing any misstatement of a material fact or omitting to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading (a “Material Misstatement”); (d) there shall not have been any Material Adverse Change; (e) the Company receiving all material third party consents and approvals contemplated by the Restructuring Term Sheet or otherwise required to consummate the transactions contemplated hereby; and (f) no breach of the Covenants set forth below.

      6.     Covenants. The Company covenants and agrees that (each a “Covenant” and collectively, the “Covenants”): (a) except as contemplated by this Agreement and the offering documents for the Exchange Offer, between the date hereof and this Agreement terminates, the Company shall (i) conduct business only in the ordinary course in accordance with past practice and (ii) not, except as may be required by the Company’s contractual obligations, issue or agree to issue any securities of the Company, make any distributions to existing equityholders or incur any material indebtedness other than as described in the offering documents; and (b) the Company shall pay, if the Exchange Offer is consummated then on the closing date, and otherwise on the date this Agreement terminates, all reasonable costs and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul Weiss”) in connection with this Agreement and any transactions contemplated hereby in accordance with the terms of Paul Weiss’ engagement letter with the Company and shall otherwise comply with the terms of such engagement letter.

      7.     Effective Date. Subject to waiver by the Required Noteholders, the effective date of the Company’s acceptance of any Notes tendered by a Noteholder shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of the Covenants; (c) 98% in outstanding principal amount of the Old Notes being tendered into the Exchange Offer; and (d) no Material Adverse Change.

      Subject to waiver by the Required Noteholders, the effective date of the Prepackaged Plan shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of Covenants; (c) no Material Adverse Change; and (d) court approval of the Documents without material modification (unless such modification is consented to by the Required Noteholders).

      8.     Effectiveness of this Agreement. Subject to waiver by the Company and the Required Noteholders, the effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company and of Noteholders holding at least 66 2/3% of the aggregate principal amount due at maturity of the Old Notes.
      9.     Amendments. The terms of this Agreement shall not be amended, modified or altered without the prior written consent of the Company and the Required Noteholders. Any Noteholder that does not provide such prior written consent to an amendment, waiver, modification or alteration of a material economic term of this Agreement as set forth in the Restructuring Term Sheet, or to this Section 9, Section 10(v) and (vi), or the definition of “Required Noteholders” herein, which amendment, waiver, modification or alteration otherwise satisfies the requirements of this Section 9 and becomes effective, shall be relieved of all obligations under this Agreement.

      10.     Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, unless the Restructuring, consistent in all respects with the Restructuring Term Sheet, has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire upon the earliest to occur of:

(i) the termination or expiration of the Exchange Offer (which, if the Exchange Offer is effected by means of the Prepackaged Plan, shall be the date on which the Prepackaged Plan is confirmed by the bankruptcy court);

(ii) any court of competent jurisdiction or other competent governmental or regulatory authority issuing a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offer or the Prepackaged Plan in a way that cannot be reasonably remedied by the Company;

(iii) material breach by the Company of any of the Covenants including, without limitation, ceasing to use reasonable efforts to obtain approval and/or confirmation of the Prepackaged Plan, if commenced;

(iv) the lenders of the Company’s senior secured credit facility having accelerated any amounts owed thereunder;

(v) December 31, 2003, if neither the Exchange Offer has been consummated by such date nor the Prepackaged Proceeding has been commenced;

(vi) February 15, 2004;

(vii) a Material Misstatement if not corrected by the Company within ten (10) business days after receiving notice of such Material Misstatement;

(viii) a material alteration by the Company of the terms of the Restructuring, including, without limitation, the filing by the Company with a bankruptcy court of a Chapter 11 plan of reorganization or the filing by the Company of exchange documentation, in each case that is inconsistent in any material respect with the Restructuring Term Sheet and not otherwise permitted under Section 9;

(ix) receipt of written notice from the Company of its intention to terminate this Agreement;

(x) the Prepackaged Proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee being appointed in the Prepackaged Proceeding; and

(xi) a Material Adverse Change.

      11.     Representations and Warranties. (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the Common Stock and the New Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, (B) the filing with the Commission of a proxy statement and/or registration statement in connection with the Proxy Solicitation, (C) such other filings as may be necessary or required by the Commission, and (D) any filing, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

(vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

      (b) Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the aggregate principal amount due at maturity of the Old Notes, set forth opposite such Noteholder’s name on Schedule A hereto, with the power and authority to vote and dispose of such Old Notes;

(ii) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(iii) such Noteholder is an institutional accredited investor, and will remain so during the term of this Agreement, as such term is used under the Securities Act.

      12.     Good Faith. Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

      13.     Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

      14.     Complete Agreement. This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

      15.     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy with confirmation and follow-up copy delivered in the manner set forth in any of (a), (b) or (c) above, and in each case, if to the Company, at the address set forth below:

AirGate PCS, Inc.
Harris Tower
233 Peachtree Street, Suite 1700
Atlanta, Georgia 30303
Telephone: (404) 525-7272
Fax: (404) 832-2237
Attention: Barbara L. Blackford

      with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Robert F. Wall

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders’ counsel:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3158
Fax: (212) 492-0158
Attention: Andrew N. Rosenberg

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

      16.     Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York (without reference to the conflict of laws provisions thereof), except to the extent such law is preempted by the Bankruptcy Code.

      17.     Jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement shall be brought in the United States Bankruptcy Court in Georgia if the Company has commenced a case under Chapter 11 of the Bankruptcy Code in such jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in Georgia, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

      18.     Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

      19.     Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

      20.     Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      21.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

      22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

      23.     No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

      24.     Obligations Several, Not Joint. The obligations of the parties hereunder are several and not joint, and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

[Signatures begin on next page]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

AIRGATE PCS, INC.

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty
President and Chief Executive Officer

ANNEX A

AIRGATE PCS, INC.

RESTRUCTURING TERM SHEET

      This Restructuring Term Sheet is a part of and made subject to that certain Support Agreement (the “Support Agreement”), dated as of September 24, 2003, by and between AirGate PCS, Inc. (the “Company”) and the “Noteholders” (as defined in the Support Agreement). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Support Agreement.

Issuer:	AirGate PCS, Inc.

Issue:	Common Stock of the Company 9 3/8% Senior Subordinated Secured Notes due 2009

Exchange Offer:	If 98% or more of the Company’s then outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”) are accepted in the exchange offer, holders of Old Notes validly tendered in the exchange offer will receive, for each $1,000 of principal amount due at maturity of Old Notes held (i) approximately 110 shares of the Company’s Common Stock and (ii) $533.33 in principal amount of 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”).

After the exchange, assuming 100% of the Old Notes are tendered in the exchange, the holders of Old Notes will hold (i) 56% of the outstanding Common Stock (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered) and (ii) $160 million of New Notes (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered).

As of June 30, 2003, the Company had outstanding (i) 25,939,836 shares of Common Stock, (ii) no shares of preferred stock, (iii) 37,000 shares of restricted stock, (iv) 2,191,209 options exercisable for shares of Common Stock (449,400 of which were “in-the-money” and 1,741,809 of which were “underwater”), (v) 709,280 warrants to acquire shares of Common Stock (40,170 of which were “in-the-money” and 669,110 of which were “underwater”), and (vi) 897,311 shares of Common Stock available for future issuance under the Stock Incentive Plans. On September 3, 2003, an aggregate of 751,256 “underwater” options were surrendered to the Company by five (5) executive officers of the Company without receiving, or the Company giving, any consideration for such surrender.

It is agreed that the Company will incorporate as part of this transaction a reverse stock split in an amount to be determined by the Company and its financial advisors.

The Exchange Offer will include a simultaneous (1) solicitation of consents (each a “Consent”) to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all restrictive covenants contained therein, other than those covenants that cannot be eliminated without the consent of each holder of Old Notes (the “Consent

Solicitation”) and (2) solicitation of acceptances of a Prepackaged Plan in the event that the Minimum Tender Condition is not satisfied and the Company chooses to file the Prepackaged Plan. All tendering holders of Old Notes will be deemed to have delivered a Consent with respect to any Old Notes tendered. All tendering Noteholders will also irrevocably agree to vote to accept the Prepackaged Plan.

Consent Solicitation:	The Consent Solicitation will solicit consents to (1) amend the Senior Subordinated Notes Indenture to eliminate all restrictive covenants that may be eliminated without the consent of each holder of Old Notes and (2) release the collateral that secures the Company’s obligations under the Senior Subordinated Notes Indenture.

Duration of Exchange Offer:	The Exchange Offer will remain open for an initial term of 20 business days. The Company may extend the expiration date of the Exchange Offer to any date not later than December 31, 2003, if at the time of any such extension the conditions to the Company’s acceptance of Old Notes tendered in the Exchange Offer as set forth below shall not have been satisfied or waived.

Senior Credit Facility:	Concurrently with the exchange offer, the Company will amend its Credit Agreement, dated as of August 16, 1999, on terms negotiated with the administrative agent thereunder (the “Credit Agreement Amendment”).

Conditions to the Company’s Obligations to accept Old Notes Tendered in the Exchange Offer:	The Company’s acceptance of Old Notes tendered in the Exchange Offer will be conditioned on the following:

(i) the Minimum Condition as defined below shall have been satisfied;

(ii) approval of the Restructuring by the Company’s stockholders (including approval of (A) the issuance of the Common Stock and New Notes in the Exchange Offer, (B) an amendment and restatement of the Company’s certificate of incorporation to implement the reverse stock split of its Common Stock and (C) certain changes to the provisions of the Stock Incentive Plan (as defined below), as described below under “Employee Equity Reserve”);

(iii) there shall be no pending or threatened action, proceeding or claim that enjoins the consummation of the Restructuring, including the Exchange Offer, Consent Solicitation and the Proxy Solicitation;

(iv) all required consents from governmental bodies shall have been obtained;

(v) no action is threatened, pending or taken or approval withheld or statute or injunction imposed or threatened which would materially impair the consummation of the Exchange Offer;

(vi) the New Notes Indenture shall be acceptable to the Company;

(vii) the Credit Agreement Amendment shall become effective; and

(viii) approval by the bankruptcy court overseeing the bankruptcy proceeding of iPCS, Inc. (“iPCS”) of the Company’s transfer of all its outstanding shares of common stock of iPCS to a trust organized under Delaware law for the benefit of the Company’s stockholders.

Waiver of Company’s Conditions:	The Company may waive the Minimum Condition with the approval of its Board of Directors and the Required Noteholders. It may waive the remaining conditions in its sole and absolute discretion.

Conditions to the Noteholders’ Obligations to Comply with Section 3 of the Support Agreement:	Subject to Sections 5 and 9 of the Support Agreement, the Noteholders’ obligations to comply with the requirements of Section 3 of the Support Agreement are conditioned upon the following:

(i) the Support Agreement shall not have been terminated pursuant to its terms;

(ii) there shall not have been a Material Adverse Change as defined in the Support Agreement;

(iii) the Credit Agreement Amendment shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders;

(iv) the terms of the New Notes Indenture shall be consistent with this Term Sheet and contain such other reasonable and customary terms approved by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Noteholders (the “Noteholders’ Counsel”);

(v) the reasonable fees and expenses of Noteholders’ Counsel shall have been paid in full;

(vi) the terms of any grants to the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) under, and the amendments to, the Stock Incentive Plan (as defined below) shall be reasonably acceptable to the Required Noteholders; and

(vii) the Minimum Condition shall have been satisfied.

Minimum Condition:	The exchange offer shall be conditioned upon the valid tender of a minimum of 98% of the aggregate principal amount due at maturity of outstanding Old Notes.

Prepackaged Plan:	Contemporaneously with the exchange offer, the Company will solicit from relevant classes of claims and interests acceptances of a “prepackaged” plan of reorganization (the “Plan”) that would be consistent with this Restructuring Term Sheet and would implement in a Chapter 11 case for the Company (a “Case”) the restructuring contemplated hereunder. If by December 31, 2003, the Company either (i) is not able to satisfy the Minimum Condition or obtain Stockholder Approval, as described above, or (ii) otherwise determines that it is in its interest to commence a Chapter 11 case, then the Company may commence a Case to seek confirmation of the Plan in such Case within the timeframe contemplated in the “Conditions to Noteholder Support,” below. The Plan would be consistent in all respects with this Restructuring Term Sheet and in form and substance reasonably acceptable to the Required Noteholders.

Board Composition:	Within 90 days of completion of the Restructuring, the Company’s Board of Directors shall consist of seven (7) members (nine (9) members if iPCS exercises its nomination right under Section 7.14(a) of the Agreement and Plan of Merger, dated as of August 28, 2001, by and between the Company and iPCS (the “iPCS Nomination Right”)), three (3) (four (4) if the iPCS Nomination Right is exercised) of whom shall be approved by the Required Noteholders from a proposed list of candidates jointly developed by the Company and the Required Noteholders. Thereafter, the Noteholders shall have no further or ongoing designation or approval rights with respect to the composition of the Company’s Board of Directors.

Employee Equity Reserve:	As part of the restructuring, the Company’s stockholders shall be asked to approve a reservation of shares of Common Stock of the post-restructuring Issuer, representing approximately 10% of the Common Stock of the Company to be outstanding immediately following the restructuring (which 10% employee equity reserve shall include options outstanding as of the date hereof that have an exercise price of $5 or less per share, but shall exclude options outstanding as of the date hereof that have an exercise price of more than $5 per share). These shares of Common Stock may be granted in the discretion of the Company’s Board of Directors to officers and employees as compensation and/or incentives in the form of restricted stock grants, options, or other equity securities (the “Stock Incentive Plan”).

Terms of New Notes:	Attached hereto.

AIRGATE PCS, INC. (“AirGate”)

TERM SHEET FOR PROPOSED

9 3/8% SENIOR SUBORDINATED SECURED NOTES DUE 2009

      The terms and conditions set out in this Term Sheet do not constitute a commitment by AirGate to issue new equity securities as described below or 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”) under a new Senior Subordinated Secured Note Indenture (the “New Indenture”) related thereto in connection with a proposed exchange offer (the “Exchange Offer”) of AirGate’s currently outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”). This Term Sheet outlines the basic terms of the New Notes and compares such terms to the corresponding terms of the Old Notes. The issuance of the New Notes is subject to customary and appropriate conditions for transactions of this type, including, without limitation, (i) execution and delivery of satisfactory definitive documentation customary for such transactions, (ii) obtaining any necessary third party approvals and (iii) satisfactory terms and conditions in connection with the execution of the amendment to AirGate’s Credit Agreement dated as of August 16, 1999, as amended (the “Credit Agreement”) and the consummation of the Exchange Offer of the Old Notes for the equity securities described below and the New Notes.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

Issuer	AirGate PCS, Inc.	Same

Securities Offered	$300 million aggregate principal amount at maturity of 13.5% Senior Subordinated Discount Notes due 2009	$160 million aggregate principal amount of 9 3/8% Second Priority Senior Notes due 2009

Trustee under Governing Indenture	Bankers Trust Company	To be determined by the Company.

Maturity Date	October 1, 2009	September 1, 2009

Accretion	Accreted Value increases from approximately $156.1 million at issuance at a rate of 13.5%, compounded semi-annually, to a final accreted value equal to the aggregate principal amount of $300 million at October 1, 2004.	None.

Interest	13.5% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2005.	9 3/8% per annum, payable semi- annually in cash in arrears on [ ] 1 and [ ] 1 of each year, commencing [ ] 1, 2004.

Guarantors	Guaranteed on a senior subordinated basis by AGW Leasing Company, Inc. and all other current and future Restricted Subsidiaries (the “Guarantors”).	Same Guarantors as the Old Notes. The guarantees will be general secured obligations of the Guarantors and will rank junior to the Guarantors’ guarantees under the Credit Agreement and pari passu with all other existing and future indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to such guarantees.

Ranking	The Old Notes are subordinated in right of payment to all of AirGate’s existing and future senior indebtedness, equal in right of payment to all of	The New Notes will be AirGate’s senior secured obligations and will be (i) subordinated in right of payment to AirGate’s indebtedness under the Credit

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

AirGate’s existing and future senior subordinated indebtedness and senior in right of payment to all of AirGate’s existing and future subordinated indebtedness.

	The guarantees are unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future senior indebtedness of each Guarantor, equal in right of payment to all existing and future senior subordinated indebtedness of each Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each Guarantor.	Agreement, including second lien debt secured thereby, (ii) senior in right of payment to the Old Notes, (iii) equal in right of payment with all of its unsubordinated indebtedness and (iv) senior in right of payment to all of its future indebtedness that by its terms is junior or subordinated in right to payment to the New Notes.

Collateral/Security	The Old Notes are secured by a subordinated pledge of the capital stock of all of AirGate’s current and future directly owned subsidiaries. The pledge to secure the Old Notes is junior to the pledge to secure AirGate’s senior debt.	The New Notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of AirGate’s and its restricted subsidiaries’ existing and after-acquired assets for which a first priority lien is granted to the lenders under the Credit Agreement (the “Collateral”).
The holders of the New Notes and the lenders under the Credit Agreement shall agree on reasonable and customary terms concerning the control of the exercise of remedies with respect to the Collateral that are reasonably acceptable to Noteholders’ Counsel.

Subordination and Intercreditor Agreement	None	The holders of the New Notes, the lenders under the Credit Agreement and certain others shall enter into a subordination and intercreditor agreement on reasonable and customary terms for second lien notes that are reasonably acceptable to Noteholders’ Counsel.

Optional Redemption	At any time and from time to time on or after October 1, 2004, AirGate may redeem the Old Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on October 1 of the following years:	At any time and from time to time, AirGate may redeem the New Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 1 of the following years:
	Year — Percentage	Year — Percentage
	2004 — 106.750% 2005 — 104.500%	2006 — 104.688% 2007 — 102.344%

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

	2006 — 102.250% 2007 and thereafter — 100.000%	2008 and thereafter — 100.000%

Optional Redemption Upon Public Equity Offerings	At any time and from time to time before September 30, 2002, AirGate could have redeemed on one or more occasions up to 35% of the Accreted Value of the Old Notes at a redemption price of 113.500% of the Accreted Value with net cash proceeds of equity offerings provided such redemption occurred within 60 days of such offering and that at least 65% of the Accreted Value of the Old Notes originally issued remained outstanding immediately after the redemption.	None.

Repurchase Offers/ Change of Control	Upon (i) certain permitted assets sales by AirGate’s Restricted Subsidiaries in which there are excess proceeds that are not applied to pay down debt, for capital expenditures, or to purchase other assets, or (ii) a Change of Control, then AirGate must commence a repurchase offer. Specifically, upon a Change of Control, noteholders may require AirGate to repurchase their notes at 101% of the Accreted Value (if the purchase is prior to October 1, 2004) or 101% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase (if the purchase is after such date).	Same, except that upon a Change of Control, the noteholders may require AirGate to repurchase all or part of the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The definition of Change of Control will be revised to provide that a merger or consolidation with, or the purchase of all or substantially all the assets of, a Sprint PCS Affiliate will not be deemed a Change of Control as long as, in the case of a merger or consolidation, (i) after announcement of the transaction but before consummation, there are no downgrades (or notice thereof) or credit watch with negative implications that is not removed with respect to the ratings, if any, of the New Notes and (ii) the beneficial owners of voting stock of AirGate prior to the merger or consolidation continue to be the beneficial holders of at least 35% of the outstanding voting stock of AirGate or the surviving company after the merger or consolidation; provided, that a majority of the members of the board of directors, chief executive officer, chief financial officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

or the surviving company after the merger or consolidation.

Mandatory Redemption	None.	None.

Certain Covenants

1. Restricted Payments	A. Prior to December 31, 2002:

AirGate may not (i) declare or pay dividends other than dividends payable solely in equity or equity securities convertible into AirGate’s equity (“Equity Interests”) other than Disqualified Stock, (ii) purchase or redeem or permit a Restricted Subsidiary to purchase or redeem any Equity Interests of AirGate (including options, warrants or other rights to acquire Equity Interests), (iii) redeem, repurchase or retire for value or permit any Restricted Subsidiary to redeem, repurchase or retire for value other than value solely of Equity Interests other than Disqualified Stock, any Indebtedness that is subordinate to the Notes, or (iv) permit any Restricted Subsidiary to make any Restricted Investment. The payments in (i) — (iv) are “Restricted Payments”.

B.  After December 31, 2002:

AirGate may not and may not permit a Restricted Subsidiary to make any Restricted Payment unless:

(i) no Default or Event of Default has occurred and is continuing, (ii) at the time of the payment, and giving pro-forma effect to it, AirGate could have incurred additional debt under the indebtedness covenants below and (iii) the aggregate amount of all Restricted Payments shall not exceed (A) Operating Cash Flow after December 31, 2002 through the quarter prior to the payment less 150% of the cumulative Consolidated Interest Expense after December 31, 2002 through such quarter plus (B) the aggregate Net Proceeds from equity sales and certain dispositions of Investments.	Same restrictions on AirGate and its Restricted Subsidiaries that existed after December 31, 2002, except that the Operating Cash Flow of AirGate will be measured from June 30, 2003.

Certain customary exceptions are permitted.

2. Permitted Investments	Includes: (i) investments in AirGate or in a	There will be the standard list of permitted investments for High-Yield transactions consistent with the

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

wholly-owned Restricted Subsidiary that is a Guarantor;
(ii) investments in cash equivalents;
(iii) investments by AirGate or any Restricted Subsidiary in a person which results in such person becoming a wholly-owned Restricted Subsidiary of AirGate or such person is merged/consolidated with or conveys its assets to AirGate or a wholly-owned Restricted Subsidiary of AirGate;
(iv) investments made after the receipt of non-cash consideration in Asset Sales in compliance with the Indenture;
(v) acquisition of assets for Equity Interests;
(vi) investments which are paid for in Equity Interests; or
(vii) investments in any person which, when added to all other investments under clause (vii) do not exceed $5 million.	Indenture governing the Old Notes and current market practice. In addition, there will be a (i) basket for investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (A) will engage in a related telecommunications service business, (B) will bid on, own or lease spectrum or (C) will provide management, billing or customer care services; provided that AirGate could have incurred $1.00 of additional debt; provided further, that such amounts will be included in the calculation of subsequent Restricted Payments; and (ii) a general basket of $5 million for investments in entities that will provide management, billing or customer care services.

The definition of “Operating Cash Flow” will be revised to include “add-backs” consistent with the “add-backs” contained in the definition of “EBITDA” in the amendment to the Credit Agreement. Such “add-backs‘ are for (i) amounts actually incurred in connection with Sprint litigation in an amount not to exceed $2 million in any one fiscal year period; (ii) amounts not to exceed $5 million in start-up costs actually incurred in connection with providing billing, customer care and similar services that had been provided under the Sprint affiliation agreements; and (iii) any restructuring costs or charges incurred in connection with the transactions contemplated by the Support Agreement.

3. Incurrence of Indebtedness and Issuance of Preferred Stock	Neither AirGate nor any Restricted Subsidiary may incur any Indebtedness other than Permitted Debt and AirGate may not issue Disqualified Stock unless, immediately thereafter, certain financial covenants are met.	The New Notes will contain a definition of Permitted Debt substantially similar to the Old Notes except as set forth below under Permitted Debt.

4. Permitted Debt	No additional debt unless, immediately after the incurrence, (i) Consolidated Debt to Annualized Operating Cash Flow Ratio is less than 7.0 to 1.0 (if prior to 9/1/05) and less than 6.0 to 1.0 (if on or after 9/1/05) or (ii) if prior to 9/1/05, the Consolidated Debt	Same as the Old Notes, except (1) Annualized Operating Cash Flow will be changed from an annualized concept to reflect the last four actual quarters; (2) the ratios in clause (i) will be “less than 7.0 to 1.0 (if prior to 9/30/05), less than 6.0 to 1.0 (if on or

New 9 3/8% Senior Subordinated
Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

equals or is less than 70% of Total Invested Capital.

Annualized Operating Cash Flow is based on the last 2 full fiscal quarters, times 2.

That restriction is not applicable to, among other things, an aggregate of $175 million outstanding under all credit facilities, capital lease obligations under $5 million, certain refinancing indebtedness, non-recourse debt, additional debt not to exceed $50 million and the incurrence of debt under the promissory note executed in connection with the Consent and Agreement with Sprint and Lucent.	after 9/30/05) and less than 5.0 to 1.0 (if on or after 9/30/06)” and (3) clause (ii), including the concept of Total Invested Capital, will be eliminated.

5. Asset Sales	Neither AirGate nor a Restricted Subsidiary may sell assets unless (i) the seller receives consideration at least equal to the FMV of the item sold, (ii) the FMV is determined by AirGate’s Board in a resolution and delivered to the Trustee in an Officer’s Certificate and (iii) at least 85% of the consideration received is in the form of cash or cash equivalents.

The Net Proceeds are first used for certain payments, including the repayment of senior debt or to reinvest in the business. If there are excess Net Proceeds over $10 million, AirGate must make an offer to repurchase the Old Notes at 100% of Accreted Value or principal, as applicable.	Same except only 75% of the consideration received need be cash or cash equivalents and an Officer’s Certificate is delivered to the Trustee stating that. Also, the Officer’s Certificate would be required only if the transaction were valued at over $5 million.

Same.

6. Transactions with Affiliates	No transactions with Affiliates unless (i) the terms are no less favorable than those that could be obtained in an arm’s length negotiation, (ii) if the transaction(s) are in excess of $1 million, an Officer’s Certificate is delivered to the Trustee stating that a majority of the disinterested Board members approved the transaction(s) and (iii) if the transactions are in excess of $25 million, an opinion as to the fairness of the transaction(s) to the noteholders. There are certain exceptions.	Same, except the threshold under (ii) would be increased to $5 million for transactions with Affiliates that (A) engage in a related telecommunications service business, (B) bid on, own or lease spectrum or (C) provide management, billing or customer care services.

In addition, the exceptions would be broadened so that securities and cash can be paid under any employment compensation arrangements approved by the Board, payments may be made for indemnities provided for in AirGate’s charter and bylaws or any written agreements with directors and officers and AirGate may issue capital stock

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

and grant registration rights with respect thereto.

7. Liens	Neither AirGate nor any Restricted Subsidiary may incur any Lien securing any Indebtedness that is pari passu with the Old Notes or the guarantees or is subordinated indebtedness, other than Permitted Liens.	No Liens permitted except Permitted Liens. The definition of Permitted Liens is broadened consistent with current market practice as to secured transactions involving a second lien.

8. Permitted Liens	Includes:

(i) liens under the Credit Agreement;
(ii) liens in favor of AirGate and the Guarantors;
(iii) liens on the property of a person merged into AirGate that existed before the merger or on acquired property and the lien existed prior to the acquisition; (iv) liens to secure statutory obligations and surety bonds; and (v) liens incurred in the ordinary course that do not exceed $5 million at any one time.	There will be customary High-Yield Permitted Liens as well as the following:

(i) first priority liens under the Credit Agreement, provided that a second lien shall be granted to the noteholders;
(ii) liens securing purchase money indebtedness; and
(iii) liens securing permitted sale and leaseback transactions.

9. Sale and Leaseback Transactions	No sale and leaseback transactions are permitted unless:

	(i) AirGate or the Restricted Subsidiary could have incurred Indebtedness in an amount equal to the debt relating to such sale under the Incurrence of Indebtedness financial covenant tests above and could have incurred a lien on such Indebtedness under the restrictions on Liens above, (ii) the gross cash proceeds of the transaction are at least equal to the FMV of the property as determined by the Board and set forth in an Officer’s Certificate to the Trustee and (iii) the transfer of assets complies with the requirements of the asset sales covenant.	Same, except an Officer’s Certificate will be delivered only if the transaction is in excess of $1 million.

Original Issue Discount	Yes. Interest is not payable on the Old Notes prior to April 1, 2005. However, holders are required to include original issue discount amounts in gross income for U.S. federal tax purposes over the term of the Old Notes in advance of the receipt of the actual cash payments.	None.

Events of Default	The following are Events of Default: (i) a default on the payment of interest on the Old Notes and it continues for 30 days; (ii) a default on the payment of principal on the Old Notes when due;	Same but subject to minor adjustments for the second lien structure of the New Notes. In addition, the cross-default amounts would be increased from $5 million to $10 million.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

(iii) a failure by AirGate or a Restricted Subsidiary to comply with the requirements in the indenture with respect to asset sales and the use of proceeds therefrom or a failure of AirGate to repurchase the Old Notes upon a Change of Control;
(iv) a violation of certain other prohibitions and such violation continues for 60 days;
(v) a default under any Indebtedness of AirGate or any Restricted Subsidiary which default is caused by a failure to pay principal or interest on any Indebtedness of AirGate or the Restricted Subsidiaries within the applicable grace period after the final maturity date of such indebtedness or such payment is accelerated because of default, and the total amount unpaid or accelerated exceeds $5 million;
(vi) a failure by AirGate or any Restricted Subsidiary to pay, have stayed or discharged for 60 days final judgments aggregating $5 million;
(vii) a material impairment to AirGate’s pledge securing its payment obligations;
(viii) any guarantee of any subsidiary is deemed invalid; or
(ix) AirGate or any of its Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, among other things, commences a voluntary bankruptcy case.

Other Structural Changes to the Indenture	Section 4.19 has restrictions on the incurrence of senior subordinated debt (i.e., layered debt) [NOTE: This covenant will be eliminated from the Indenture governing the Old Notes pursuant to an exit consent.]	The layered debt restriction would remain in the New Indenture and would prevent new debt that is senior to the New Notes (except permitted second lien debt secured by the Credit Agreement), and would allow new debt that is pari passu or junior to the New Notes.

In addition, a section describing the collateral/security would be added.

Subordination	The Old Notes are subordinate to all Senior Debt. In addition, no payments can be made on the Old Notes if there is a default under certain designated Senior Debt.	Substantially the same.

EXHIBIT A

FORM OF JOINDER AGREEMENT

      Upon consummation of the transfer of $               in aggregate principal amount due at maturity of the 13.5% Senior Subordinated Discount Notes due 2009 issued by AirGate PCS, Inc. (the “Company”) previously beneficially owned by                     to the undersigned on                     , 2003 (the “Transfer”), the undersigned hereby agrees, for the benefit of the Company, to be bound by and to comply with all applicable provisions of the that certain Support Agreement dated as of September 24, 2003 (the “Agreement”) by and among the Company and the Noteholders (as defined therein) as if the undersigned had been a party to the Agreement as of the date thereof for so long as the Agreement shall remain in effect. By signing below, the Company consents to and acknowledges the Transfer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature page follows]

      IN WITNESS WHEREOF, this Joinder Agreement has been duly executed as of                     , 2003.

[NAME]

By:

Name:

Title:

Agreed to and acknowledged by:

AIRGATE PCS, INC.

By:

Name:

Title:

ANNEX B

OPINION OF FINANCIAL ADVISOR

September 23, 2003

CONFIDENTIAL

Board of Directors

AirGate PCS, Inc.
230 Peachtree St. NW, Suite 1700
Atlanta, GA 30303

Dear Members of the Board of Directors:

      We understand that AirGate PCS, Inc., (“AirGate” or the “Company”) has proposed to exchange (the “Exchange Offer”) all $300,000,000 aggregate principal amount of its outstanding 13 1/2% Senior Subordinated Discount Notes due October 1, 2009 (the “Old Notes”) for (1) newly issued shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (2) up to $160,000,000 aggregate principal amount of the Company’s newly issued 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”). We understand that, assuming all outstanding Old Notes are tendered in the Exchange Offer, the shares of Common Stock to be issued to the noteholders in the Exchange Offer will constitute 56% of the shares of Common Stock outstanding following the Exchange Offer and related transactions (collectively with the Exchange Offer, the “Restructuring”) contemplated in the Company’s Registration Statement on Form S-4 (the “Registration Statement”). The terms and conditions of the Restructuring are more fully set forth in the Registration Statement.

      You have requested our opinion as to the fairness of the Exchange Offer, from a financial point of view, to the current holders of Common Stock.

      Broadview International LLC (“Broadview”) focuses on providing financial advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses. We are currently acting as financial advisor to the Board of Directors of the Company and will receive a fee from AirGate upon delivery of this opinion and upon the successful conclusion of the Restructuring. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      In rendering our opinion, we have, among other things:

(1) examined the draft Registration Statement provided to Broadview on September 23, 2003, the Amended Credit Agreement document dated August 29, 2003, and the draft Support Agreement dated September 23, 2003 to be entered into by the Company and certain existing holders of Old Notes which, for the purposes of this opinion, we have assumed, with your permission, to be substantially in the form of the documents to be executed or filed, as applicable;

(2) reviewed AirGate’s annual report on Form 10-K for the fiscal year ended September 30, 2002, including the audited financial statements contained therein, AirGate’s quarterly reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003, including the unaudited financial statements contained therein and the unaudited financial statements for the one-month period ended July 31, 2003, prepared and furnished to us by AirGate management;

(3) reviewed certain internal financial and operating information for AirGate, including financial projections through September 30, 2008, prepared and furnished to us by AirGate management, which financial projections include two scenarios, one in which the Restructuring is not consummated and one in which the Restructuring is consummated;

(4) discussed with AirGate management their view of the strategic and financial rationales for the Exchange Offer and the Restructuring;

(5) reviewed the recent reported closing prices and trading activity for the Common Stock;

(6) reviewed the recent trading activity for the Old Notes;

(7) reviewed the recent trading activity for AirGate Senior Secured Notes;

(8) compared certain aspects of the financial performance of AirGate with public companies we deemed comparable;

(9) compared certain terms of the proposed New Notes with those terms of debt for other public companies we deemed comparable;

(10) reviewed the current yield curve for certain securities issued by the U.S. Government;

(11) reviewed a liquidation analysis prepared by AirGate management;

(12) reviewed and discussed with AirGate management and Board of Directors recently announced restructuring transactions involving other companies we deemed comparable;

(13) reviewed recent equity and fixed income research reports covering AirGate; and

(14) conducted other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Amended Credit Agreement and Support Agreement) that was publicly available or furnished to us by the Company or its advisors. With respect to financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company, as to the future performance of the Company. With respect to the liquidation analysis examined by us, we have assumed that it was reasonably prepared and reflected the best available estimate and good faith judgment of Company management as to the amount that would be available for distribution to creditors and the amount that would be available for distribution to current shareholders in a liquidation. We have neither made nor obtained an independent valuation of the Company’s assets. In addition, we have relied upon the representations of management and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company and its subsidiaries since the date of the most recent financial statements made available to us. We understand that on February 23, 2003 the Company’s wholly-owned subsidiary, iPCS, Inc., and its subsidiaries filed a Chapter 11 bankruptcy petition. In rendering our opinion we have, with your permission, ascribed no value to the equity of iPCS, Inc. held by the Company.

      We have assumed that the other components of the Restructuring in addition to the Exchange Offer will be timely consummated in accordance with the terms described in the Registration Statement, without any material amendment or modification thereto or any deviation therefrom, and without any waiver by the parties thereto of any conditions to their respective obligations thereunder.

      We have relied on the advice of counsel to the Company and management as to all legal, tax and financial reporting matters with respect to the Company and the Restructuring. In rendering our opinion, we have taken into account the financial and liquidity issues facing the Company if it does not consummate the Restructuring. In this regard, we have assumed, based on financial estimates received from Company management, that if the Restructuring is not consummated, the Company could cease to be in compliance with its covenants under its existing Credit Agreement during the fiscal year ended September 30, 2005 and could face significant liquidity issues at such time.

      We express no opinion as to the merits of any alternative transaction to the Restructuring, including without limitation, any potential alternative third party transaction or a liquidation of the Company, or as to whether any such alternative transaction might produce value to the Company’s current shareholders in an amount in excess of that contemplated by the Restructuring. In addition, our opinion addresses only the fairness, from a financial point of view, to the current holders of Common Stock, of the Exchange Offer, and we do not express any opinion as to any other component of the Restructuring. Our opinion also does not address or take into account any contemplated issuance of shares or grant of options to Company management in connection with or following the Restructuring. Our opinion does not address the Company’s ability to access the capital markets for future financing requirements, or solvency, in each case at any time, including currently and following the consummation of the Restructuring. In addition, we express no opinion as to the Company’s capital structure or ability to satisfy its obligations. Our opinion also does not address the Company’s underlying business decision to enter into the Restructuring.

      Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Exchange Offer is fair, from a financial point of view, to the current holders of Common Stock.

      For purposes of this opinion, we have assumed that the Company is not involved in any material transaction other than the Restructuring, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its businesses. We express no opinion as to the price at which the Common Stock or debt securities of the Company will trade at any time or as to the effect of the Restructuring on the trading price of the Common Stock. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Exchange Offer and does not constitute a recommendation to the Company as to whether it should pursue any component of the Restructuring, including the Exchange Offer, nor does it constitute a recommendation to any holder of the Common Stock as to how such holder should vote on any component of the Restructuring. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to delivery of this opinion to the full Board of the Company and references to and the inclusion of this opinion in its entirety in the Registration Statement and in the Proxy Statement to be distributed to holders of Common Stock in connection with the Restructuring.

Sincerely,

BROADVIEW INTERNATIONAL LLC

ANNEX C

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re: AirGate PCS, Inc.,	Chapter 11
Debtor.	Case No.

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION

(                    , 2003)

MCKENNA LONG & ALDRIDGE LLP
J. Michael Levengood
Georgia Bar No. 447934
David N. Stern
Georgia Bar No. 680301
303 Peachtree Street N.E., Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

-and-

WINSTON & STRAWN LLP
Robert F. Wall
35 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
(312) 558-5600

Attorneys for AirGate PCS, Inc.

Atlanta, Georgia

                    , 2003

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING ANY COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF A BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

      AirGate PCS, Inc., a Delaware corporation (the “Debtor”), hereby submits the following “Debtor’s Prepackaged Plan of Reorganization (                    , 2003)” (the “Plan”) and requests confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.     Definitions

      As used in the Plan, the following terms shall have the following meanings:

      1.1     “ABOVE MARKET WARRANTS AND ABOVE MARKET OPTIONS” means all Interests in the Debtor as of the Petition Date that are the Interests of Holders of warrants to purchase Old Common Stock issued and outstanding on the Petition Date and options to purchase Old Common Stock issued and outstanding on the Petition Date that have an exercise price that is less than or equal to the market price of the Debtor’s common stock as of the Voting Record Date.

      1.2     “ADMINISTRATIVE CLAIM” means an Unsecured Claim: (a) for costs and expenses of administration of the Reorganization Case incurred prior to the Effective Date and allowable under section 503(b), and referred to in section 507(a)(1), of the Bankruptcy Code; and (b) Professional Fee Claims.

      1.3     “ALLOWED CLAIM” means:

(a) any Claim that is Scheduled by the Debtor as liquidated in amount and not disputed or contingent, and no objection to the allowance of the Claim, or request to estimate the Claim, has been interposed within any time period provided under the Plan or under applicable law;

(b) any Disputed Claim, the amount of which Claim has been determined by a Final Order; or

(c) any Claim that is specified as an Allowed Claim under the Plan or the Confirmation Order.

      1.4     “ALLOWED INTEREST” means:

(a) any Interest that is Scheduled by the Debtor as liquidated in amount and not disputed or contingent and no objection to the allowance of the Interest, or request to estimate the Interest, has been interposed within any time period provided under the Plan or under applicable law; or

(b) any Disputed Interest, the amount of which Disputed Interest has been determined by a Final Order; or

(c) any Interest that is specified as an Allowed Interest under the Plan or the Confirmation Order.

      1.5     “ALLOWED CLAIM” or “ALLOWED INTEREST” means an Allowed Claim or Allowed Interest: (a) in the specified Class (as described in the Plan); or (b) of the type of unclassified Claim that is specified.

      1.6     “ANNEX” means an Annex to the Plan.

      1.7     “ANNEX FILING DATE” means a Business Day selected by the Debtor for Filing all Annexes to the Plan, which day shall not be less than seven (7) days prior to the Confirmation Hearing.

      1.8     “BALLOT RECORD DATE” means                     ,           .

      1.9     “BANKRUPTCY CODE” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. § 101 et seq., as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

      1.10     “BANKRUPTCY COURT” means the United States Bankruptcy Court for the Northern District of Georgia, or any other court with jurisdiction over this Reorganization Case.

      1.11     “BANKRUPTCY RULES” means, collectively, the (a) Federal Rules of Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

      1.12     “BELOW MARKET WARRANTS AND BELOW MARKET OPTIONS” means all Interests in the Debtor as of the Petition Date that are the Interests of Holders of warrants to purchase Old Common Stock issued and outstanding on the Petition Date and options to purchase Old Common Stock issued and outstanding on the Petition Date that have an exercise price that is less than the market price of the Debtor’s common stock as of the Voting Record Date.

      1.13     “BUSINESS DAY” means any day, excluding Saturdays, Sundays or “legal holidays” as defined in Bankruptcy Rule 9006(a).

      1.14     “CASH” means legal tender of the United States of America.

      1.15     “CLAIM” means a “claim”, as defined in Bankruptcy Code section 101(5), against the Debtor.

      1.16     “CLASS” means one of the classes of Claims or Interests listed in Article II.

      1.17     “COMMITTEE” means the official committee or committees, if any, appointed in the Reorganization Case pursuant to Bankruptcy Code section 1102 as such committee or committees may be reconstituted from time to time.

      1.18     “COMMON STOCK” means the common stock, par value $0.01 per share, of the Debtor.

      1.19     “CONFIRMATION” means the Bankruptcy Court’s confirmation of the Plan pursuant to Bankruptcy Code section 1129.

      1.20     “CONFIRMATION DATE” means the day on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

      1.21     “CONFIRMATION HEARING” means the hearing held pursuant to Bankruptcy Rule 3020(b)(2), including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

      1.22     “CONFIRMATION ORDER” means the Order of the Bankruptcy Court approving Confirmation of the Plan.

      1.23     “CORPORATE DOCUMENTS” means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtor in effect as of the Petition Date.

      1.24     “CREDIT FACILITY” means that certain existing $153,500,000 senior secured credit facility evidenced by the Credit Agreement (as amended, modified or supplemented from time to time), dated as of August 16, 1999, among the Debtor, the lenders parties thereto, State Street Bank and Trust Company and Lehman Commercial Paper Inc., as successor to Lucent Technologies, Inc.

      1.25     “CREDIT FACILITY CLAIMS” means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Credit Facility.

      1.26     “CURED AND REINSTATED” means that a Claim shall be satisfied as follows: (a) any default other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured; (b) the maturity of the Claim shall be reinstated as the maturity existed before any default; (c) the Holder of the Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any provision that entitled the Holder to accelerate maturity of the Claim; and (d) the other legal, equitable and contractual rights to which the Claim entitles the Holder are not otherwise altered.

      1.27     “DEBTOR” means AirGate PCS, Inc., including, when appropriate, in its capacity as Debtor In Possession or Reorganized Debtor.

      1.28     “DEBTOR IN POSSESSION” means the Debtor when acting in the capacity of representative of its Estate in the Reorganization Case.

      1.29     “DISALLOWED CLAIM” or “DISALLOWED INTEREST” means any Claim against, or Interest in, the Debtor that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.

      1.30     “DISBURSING AGENT” means the Reorganized Debtor and/or one or more parties designated by the Debtor or Reorganized Debtor, in its sole discretion, to serve as a disbursing agent under the Plan.

      1.31     “DISPUTED CLAIM” means a Claim as to which any one or more of the following applies:

(a) the Claim is not Scheduled;

(b) the Claim is Scheduled as unliquidated, disputed, contingent or unknown;

(c) the Claim is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(d) the Claim is otherwise treated as a “Disputed Claim” pursuant to the Plan.

      1.32     “DISPUTED INTEREST” means an Interest as to which any one or more of the following applies:

(a) the Interest is not Scheduled;

(b) the Interest is Scheduled as unliquidated, disputed, contingent or unknown;

(c) the Interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(d) the Interest is otherwise treated as a “Disputed Interest” pursuant to the Plan.

      1.33     “DISPUTED RESERVE” means the reserve established pursuant to section VI.N.2 hereof to hold the Cash, New Common Stock or New Notes that would be distributed to the Holder of a Disputed Claim or Disputed Interest upon becoming an Allowed Claim or Allowed Interest.

      1.34     “DISTRIBUTION DATE” means, with respect to distributions under the Plan to Holders of Allowed Claims or Allowed Interests, the date occurring on or as soon as practicable after the later of:

(a) the Effective Date;

(b) the date when a Claim becomes an Allowed Claim or an Interest becomes an Allowed Interest, as applicable; and

(c) the date when the Disbursing Agent can make distributions to a Holders of Allowed Claims and Allowed Interests as provided in Article VI hereof.

      1.35     “DISTRIBUTION RECORD DATE” means the record date for purposes of making distributions under the Plan on account of Allowed Claims or Allowed Interests, which date shall be the Confirmation Date.

      1.36     “CONFIRMATION DATE” has the meaning ascribed to it in Article VIII hereof.

      1.37     “ESTATE” means the estate of the Debtor in the Reorganization Case as created under Bankruptcy Code section 541.

      1.38     “FILE” or “FILED” means file or filed with the Clerk of the Bankruptcy Court, as applicable.

      1.39     “FINAL ORDER” means an Order of the Bankruptcy Court or other applicable court of competent jurisdiction, as entered on its docket, which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which:

(a) the time to seek a rehearing, to appeal or seek certiorari has expired and no request for rehearing, appeal or petition for certiorari has been timely filed; or

(b) any rehearing or appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was reheard, appealed or from which certiorari was sought.

      1.40     “GENERAL UNSECURED CLAIM” means any Unsecured Claim against the Debtor that is not (a) included in Classes 1 through 5, inclusive; (b) an Administrative Claim; or (c) a Priority Tax Claim.

      1.41     “HOLDER” means a Person holding a Claim or Interest.

      1.42     “IMPAIRED” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

      1.44     “INSTRUMENT” means any share of stock, security, promissory note, bond, or any other “Instrument,” as that term is defined in section 9-102(47) of the Uniform Commercial Code in effect in the State of Georgia on the Petition Date.

      1.45     “INSURED CLAIMS” means any Claims that are covered by insurance policies maintained by or for the benefit of the Debtor, but only to the extent of insurance coverage under such insurance policies.

      1.46     “INTEREST” means an “equity security”, as defined in Bankruptcy Code section 101(16), of the Debtor.

      1.47     “NEW COMMON STOCK” means the Common Stock of the Reorganized Debtor to be issued on the Effective Date pursuant to Article VI.H. hereof.

      1.48     “NEW NOTES” means the 9 3/8% Second Priority Senior Notes due 2009, in the aggregate principal amount of $160,000,000, to be issued by the Debtor pursuant to the restructuring.

      1.49     “NEW NOTES INDENTURE” means the Indenture to be entered into between Debtor, as issuer, and                     , as trustee.

      1.50     “OLD COMMON STOCK” means the Common Stock of the Debtor issued and outstanding as of the Petition Date.

      1.51     “ORDER” means an order or judgment of the Bankruptcy Court as entered on the docket.

      1.52     “OTHER INTERESTS” means all Interests in the Debtor as of the Petition Date that are not included in Classes 7 and 8, inclusive. Other Interests shall include Below Market Warrants and Below Market Options.

      1.53     “OTHER PRIORITY CLAIM” means a Claim entitled to priority under Bankruptcy Code sections 507(a)(2),(3),(4),(5),(6),(7) and/or (9).

      1.54     “OTHER SECURED CLAIM” means any Secured Claim against the Debtor, other than Claims in Classes 2 and 3. Each Other Secured Claim shall be classified in its own Subclass and be subject to treatment as set forth in Article III.C.3.

      1.55     “PERSON” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership joint venture, association, joint stock company, estate, trust, trustee, unincorporated organization, government, governmental entity, agency or political subdivision thereof.

      1.56     “PETITION DATE” means the date on which the Debtor files its voluntary petition commencing the Reorganization Case.

      1.57     “PLAN” means this plan of reorganization, as it may be amended, modified, or supplemented from time to time.

      1.58     “PLAN DOCUMENTS” means the documents contemplated by or executed in connection with the Plan.

      1.59     “PREPETITION COLLATERAL AGREEMENTS” means, collectively, the Pledge Agreement, dated September 30, 1999, between the Debtor and Bankers Trust Company, the Guarantee, dated September 30, 1999, by AGW Leasing Company, Inc., the Guarantee, dated September 29, 2000, by AirGate Network Services, LLC, the Supplemental Indenture, dated April 1, 2002, between AirGate Service Company, Inc., the Debtor and Bankers Trust Company, and the Indenture Guarantee, dated April 1, 2002, by AirGate Service Company, Inc.

      1.60     “PREPETITION RESTRUCTURING EFFORTS” means the exchange offer, consent solicitation, proxy solicitation, or any other act the Debtor undertook to restructure its outstanding indebtedness after the date of the Support Agreement but prior to the Petition Date.

      1.61     “PRIORITY TAX CLAIM” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

      1.62     “PROFESSIONAL FEE CLAIMS” means the Claims of Professional Persons for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and to and including the Effective Date.

      1.63     “PROFESSIONAL PERSON” means a professional person, as that term is used in sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code, who is employed by the Debtor or the Committee directly in connection with the Reorganization Case.

      1.64     “PRO RATA” means proportionately so that the ratio of

(a) the amount of consideration (such as New Common Stock and New Notes) distributed on account of a particular Allowed Claim or Allowed Interest to

(b) the amount of such Allowed Claim or Allowed Interest, is the same as the ratio of:

(i) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of that Class to

(ii) the amount of all Allowed Claims or Allowed Interests of that Class.

      1.65     “REORGANIZATION CASE” means the bankruptcy case of the Debtor commenced under chapter 11 of the Bankruptcy Code, captioned In re AirGate PCS, Inc. (Case No.           ).

      1.66     “REORGANIZED DEBTOR” means the Debtor as revested with the property of the Estate on and after the Effective Date.

      1.67     “RESTATED CORPORATE DOCUMENTS” means, as applicable, the amended and restated certificate of incorporation and by-laws (or any other applicable organizational documents) of the Reorganized Debtor in effect on the Effective Date, which will include a provision prohibiting the issuance of non-voting equity securities, a copy of which will be filed as an Annex to the Plan on or before the Annex Filing Date.

      1.68     “SCHEDULED” means set forth on the Schedules.

      1.69     “SCHEDULES” means the Schedules of Assets and Liabilities that have been filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b), as the same may be amended from time to time.

      1.70     “SECURED CLAIM” means any Claim that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

      1.71     “SENIOR SECURED CLAIMS” means the Senior Subordinated Discount Notes Claims. All of the Senior Secured Claims are secured by the Prepetition Collateral Agreements.

      1.72     “SENIOR SUBORDINATED DISCOUNT NOTES CLAIMS” means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Senior Subordinated Discount Notes or the Senior Subordinated Discount Notes Indenture.

      1.73     “SENIOR SUBORDINATED DISCOUNT NOTES” means the 13.5% Senior Subordinated Discount Notes due 2009, in the aggregate principal amount at maturity of $300,000,000, issued by the Debtor pursuant to the Senior Subordinated Discount Notes Indenture.

      1.74     “SENIOR SUBORDINATED DISCOUNT NOTES INDENTURE” means the Indenture (as amended, modified or supplemented from time to time), dated as of September 30, 1999, between the Debtor, as issuer, and Deutsche Bank Trust Company (as successor to Bankers Trust Company), as trustee.

      1.75     “SENIOR SUBORDINATED DISCOUNT NOTES INDENTURE TRUSTEE” means Deutsche Bank Trust Company or any successor trustee under the Senior Subordinated Discount Notes Indenture.

      1.76     “STIPULATED DISTRIBUTION BASIS” means, in relation to any Class or Subclass of Claims, the sum of: (a) the aggregate face amount of all outstanding debt classified therein; and (b) the aggregate amount of regular Cash interest payments that are accrued but unpaid as of                     ,           , which amounts were agreed to by the Debtor.

      1.77     “SUBCLASS” means a subdivision of any Class described herein.

      1.78     “SUPPORT AGREEMENT” means the Support Agreement, dated as of September      , 2003, as amended from time to time, including the schedules, annexes and exhibits thereto, among the Debtor and the beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Subordinated Discount Notes identified on Schedule A to such agreement on the date thereof and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Senior Subordinated Discount Notes that executes a counterpart signature page to such agreement, or enters into a joinder agreement, after the date of such agreement.

      1.79     “SUPPORT SIGNATORY” means all Persons that have or will execute the Support Agreement, or a joinder agreement relating to the Support Agreement, prior to the Confirmation Date, other than the Debtor.

      1.80     “UNSECURED CLAIM” means any Claim against the Debtor that is not an Other Priority Claim, Priority Tax Claim or Secured Claim.

      1.81     “U.S. TRUSTEE” means the Office of the United States Trustee.

      1.82     “VOTING RECORD DATE” means                     .

B.     Defined Terms, Rules of Interpretation, Computation of Time, and Governing Law

1. Defined Terms

      Any term used in the Plan that is not defined in the Plan, either in section I.A or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

2. Rules of Interpretation

      For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (c) any reference in the Plan to an existing document or Annex Filed or to be Filed means such document or Annex, as it may have been or may subsequently be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to “section,” “article” and “Annex” are references to a section, article and Annex of or to the Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in Bankruptcy Code section 102 shall apply.

3.	Computation of Time

      In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

4.	Governing Law

      Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, Instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

ARTICLE II

DESIGNATION OF CLAIMS AND INTERESTS

      The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date.

A.	Class 1 (Other Priority Claims)

      Class 1 consists of all Other Priority Claims.

B.	Secured Claims

1.	Class 2 (Credit Facility Claims)

      Class 2 consists of all Credit Facility Claims.

2.	Class 3 (Senior Secured Claims)

      Class 3 consists of all Senior Secured Claims.

3.	Class 4 (Other Secured Claims)

      Class 4 consists of all Other Secured Claims. Each Other Secured Claim shall be classified in its own Subclass.

C.     Unsecured Claims

1.	Class 5 (Insured Claims)

      Class 5 consists of all Insured Claims.

2.	Class 6 (General Unsecured Claims)

      Class 6 consists of all General Unsecured Claims.

D.	Interests

1.	Class 7 (Old Common Stock)

      Class 7 consists of all Interests that are Old Common Stock.

2.	Class 8 (Above Market Warrants and Above Market Options)

      Class 8 consists of all Interests that are Above Market Warrants and Above-Market Options.

3.	Class 9 (Other Interests)

      Class 9 consists of all Other Interests.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

      In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

1.	Administrative Claims

A.	Generally

      Subject to the bar date provisions contained herein, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, and discharge of such Allowed Administrative Claim: (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (iii) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B. Bar Date for Administrative Claims

(1) General Provisions

      Except for (a) non-tax liabilities incurred in the ordinary course of business by the Debtor in Possession, (b) claims by governmental units for payment of taxes (and interest and/or penalties related to such taxes) and (c) claims for U.S. Trustee fees under 28 U.S.C. § 1930, all requests for payment of Administrative Claims must be Filed and served on counsel for the Reorganized Debtor and any other party specifically requesting a copy in writing, no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to File a request for payment of such claims and that do not File and serve such requests by the applicable bar date set forth herein or in the following subsections shall be forever barred from asserting such claims against the Debtor, the Reorganized Debtor or its property.

(2) Professional Fee Claims and Requests for “Substantial Contribution”

      All Professional Persons asserting Professional Fee Claims and any Person requesting a claim for making a “substantial contribution” in the Reorganization Case shall File and serve on counsel for the Reorganized Debtor, the U.S. Trustee and any other party specifically requesting a copy in writing an application for a Professional Fee Claim no later than thirty (30) days after the Effective Date. Any interested party desiring to object to the Professional Fee Claim must File and serve its objection on the Reorganized Debtor, the U.S. Trustee, and the Professional Person to whose application the objections is addressed no later than forty-five (45) days after the Effective Date.

(3) Administrative Ordinary Course Liabilities

      Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the Debtor in Possession’s business (other than claims of governmental units for taxes (and for interest and/or penalties related to such taxes)) shall not be required to File any request for payment of such claims. Such Administrative Claims, unless objected to by the Debtor, shall be assumed and paid by the Debtor in Possession, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

(4) Administrative Tax Claims

      All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date (“Postpetition Tax Claims”), and for which no bar date has otherwise been previously established, must be Filed and served on the Reorganized Debtor and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, the Reorganized Debtor or its property, regardless of whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must File and serve its objection on counsel to the Debtor and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

2. Priority Tax Claims

      Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B.     Other Priority Claims (Class 1)

1. Non-Impairment

      Class 1 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 1 Claims are not entitled to vote on the Plan.

2. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 1 Claim, shall, in full satisfaction of and in exchange for such Allowed Class 1 Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date, (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business, or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

C.	Secured Claims

1. Class 2 (Senior Credit Facility Claims)

A. Non-Impairment

      Class 2 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 2 Claims are not entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be an Allowed Class 2 Claim in the aggregate amount of $               , which amount is the Stipulated Distribution Basis for Class 2.

C. Treatment

      Upon the Effective Date, the legal, equitable and contractual rights of the Holders of Allowed Class 2 Claims will be Cured and Reinstated.

2.	Class 3 (Senior Secured Claims)

A. Impairment

      Class 3 is Impaired under the Plan and, consequently, the Holders of Allowed Class 3 Claims are entitled to vote on the Plan.

B. Allowance and Treatment

      Upon the Effective Date, there shall be deemed to be Allowed Senior Secured Claims in the aggregate amount of $               , which amount is the aggregate principal amount due at maturity of the Senior Subordinated Discount Notes. On the Distribution Date, each Holder of an Allowed Class 3 Claim

shall receive a Pro Rata distribution of            shares of New Common Stock and $               in aggregate principal amount of New Notes.

3.	Class 4 (Other Secured Claims)

A. Non-Impairment

      Class 4 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 4 Claims are not entitled to vote on the Plan.

B. Treatment

      Each Allowed Class 4 Claim shall be treated under Option A or Option B described below, at the election of the Reorganized Debtor:

      OPTION A: Upon the Effective Date, the Reorganized Debtor will transfer the property securing the Allowed Class 4 Claim to the Holder of such Claim in sole satisfaction of such Holder’s Other Secured Claim.

      OPTION B: Upon the Effective Date, the Allowed Class 4 Claim will be Cured and Reinstated.

      The Debtor shall be deemed to have elected Option B, except with respect to any Secured Claim as to which the Debtor elects Option A in writing prior to the Effective Date.

D.     Treatment of Unsecured Claims

1.	Class 5 (Insured Claims)

A.	Non-Impairment

      Class 5 is not Impaired under the Plan and, consequently, Holders of Allowed Class 5 Claims are not entitled to vote on the Plan.

B. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 5 Claims are unaltered by the Plan.

2. Class 6 (General Unsecured Claims)

A. Non-Impairment

      Class 6 is not Impaired under the Plan and, consequently, Holders of Allowed Class 6 Claims are not entitled to vote on the Plan.

B. Treatment

      The legal, equitable and contractual rights of the Holders of Allowed Class 6 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 6 Claim shall, in full satisfaction of and in exchange for such Allowed Class 6 Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

E.     Treatment of Interests

1. Class 7 (Common Stock)

A. Impairment

      Class 7 is Impaired under the Plan and, consequently, Holders of Allowed Class 7 Interests are entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be Allowed Class 7 Interests in the aggregate of                     shares of Old Common Stock.

C. Treatment

      Each Holder of an Allowed Class 7 Interest shall retain the Old Common Stock, but the Corporate Documents will be superceded by the Restated Corporate Documents and the Old Common Stock will be diluted by the issuance of the New Common Stock.

2. Class 8 (Above Market Warrants and Above Market Options)

A. Non-Impairment

      Class 8 is not Impaired under the Plan, and consequently, Holders of Allowed Class 8 Interests are not entitled to vote on the Plan.

B. Allowance

      Upon the Effective Date, there shall be deemed to be Allowed Class 8 Interests in the aggregate amount of                     Above Market Warrants and Above Market Options.

C. Treatment

      The legal, equitable and contractual rights of Allowed Class 8 Interests are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 8 Interest shall retain the Above Market Warrants and Above Market Options.

3. Class 9 (Other Interests)

A. Impairment

      Class 9 is Impaired under the Plan. Because the Other Interests are deemed cancelled and extinguished under the Plan, Holders of Allowed Class 9 Interests are deemed to reject the Plan.

B. Treatment

      The Other Interests will be deemed cancelled and extinguished as of the Effective Date.

ARTICLE IV

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.     Assumption

      Each executory contract or unexpired lease of the Debtor that has not expired by its own terms before the Effective Date or previously been rejected by the Debtor in Possession, that is either: (1) listed on the “Schedule of Executory Contracts and Unexpired Leases to be Assumed” (to be Filed on or before the Annex Filing Date), or (2) is not rejected, is assumed as of the Effective Date, pursuant to Bankruptcy

Code section 365. Nothing in the Plan, any Annex to the Plan, or any document executed or delivered in connection with the Plan or any such Annex creates any obligation or liability on the part of the Debtor, the Reorganized Debtor or any other Person that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the Plan.

B.     Cure Payments

      Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Reorganized Debtor, under section 365(b)(1) of the Bankruptcy Code, either by (i) payment of the cure amount (if any), in Cash, on the Effective Date, (ii) such other terms as agreed to by the Reorganized Debtor and the non-debtor party to the executory contract or unexpired lease, or (iii) as ordered by the Court. Unless the non-debtor party to any executory contract or unexpired lease to be assumed Filed and served on the Debtor and its counsel an objection to the “cure amount” specified on the Schedule of Executory Contracts and Unexpired Leases to be Assumed on or before the last date established by the Bankruptcy Court to File and serve objections to Confirmation of the Plan, such “cure amount” shall be forever binding on such non-debtor party to said executory contract or unexpired lease. In the event of a timely Filed and served objection regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, any cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.     Rejection

      Effective immediately prior to the Effective Date, each executory contract or unexpired lease of the Debtor listed on the “Schedule of Executory Contracts and Unexpired Leases to be Rejected” (to be Filed on or before the Annex Filing Date), is rejected to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that the Debtor has any liability under each. Listing a contract or lease on the Schedule of Executory Contracts and Unexpired Leases to be Rejected is not deemed an admission by the Debtor or the Reorganized Debtor that such contract is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend the Schedule of Executory Contracts and Unexpired Leases to be Rejected, including to (a) delete any executory contract or unexpired lease listed on such Schedule and provide for its assumption or (b) add any executory contract or unexpired lease to such Schedule, thus providing for its rejection. The Debtor shall provide notice of any amendment of such Schedule to the party to the affected executory contract or unexpired lease, counsel for the Committee and the U.S. Trustee.

      The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections as of the Effective Date. Any proofs of claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed within thirty (30) days after the mailing of notice of Confirmation or be forever barred and unenforceable against the Debtor, the Reorganized Debtor and its assets and barred from receiving any distribution under the Plan. Any such Claims that become Allowed Claims shall be classified in Class 6 of the Plan.

ARTICLE V

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.     Revesting of Assets and Operations of Property

      Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all property of the Estate shall revest in the Reorganized Debtor free and clear of all claims, liens, encumbrances and other interests of the Holders of Claims or Interests. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate or the business of providing wireless personal communications services now conducted by the Debtor shall be vested in the Reorganized Debtor on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtor to the same and fullest extent they would have been exercisable and usable by the Debtor before the Petition Date or the Estate or Debtor in Possession during the Reorganization Case in the absence of the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B.     Causes of Action

1. Debtor’s Releases

      As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor and the Reorganized Debtor shall be deemed to forever release, waive, and discharge all rights, claims, causes of action, defenses, and counterclaims (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and related instruments), regardless of whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that the Debtor or Reorganized Debtor could have asserted against (a) the current and former directors, officers, members, employees, agents, and professionals of the Debtor (acting in such capacity) other than for money borrowed from or owed to the Debtor by any such directors, officers, members, employees, agents and professionals as set forth in the Debtor’s books and records, (b) the Holders of Credit Facility Claims (acting in such capacity), (c) the Holders of the Senior Secured Claims (acting in such capacity) who voted in favor of the Plan, and (d) the respective affiliates, and the current and former directors, officers, members, employees, agents, and professionals, of the foregoing (acting in such capacity).

2. Debtor’s Retention of Remaining Causes of Action

      Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the Plan, or in any settlement agreement approved during the Reorganization Case: (1) any and all rights, claims, causes of action, defenses, and counterclaims of or accruing to the Debtor or its Estate shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court, and (2) neither the Debtor nor the Reorganized Debtor waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estate: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document Filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim Filed a proof of claim in the Reorganization Case, Filed a notice of appearance or any other pleading or notice in the Reorganization Case, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtor’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that the Debtor or the

Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

C.     Corporate Matters Regarding the Reorganized Debtor

      The Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity in accordance with applicable nonbankruptcy law. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall (to the extent necessary) file with the Secretary of State of the State of Delaware in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Restated Corporate Documents. The form of the Restated Corporate Documents shall be Filed as an Annex to the Plan on or before the Annex Filing Date. The Restated Corporate Documents are authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. On and after the Effective Date, the Restated Corporate Documents shall govern the Reorganized Debtor’s operation, unless amended or modified.

D.     Management of the Reorganized Debtor

1. Board of Directors

      On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor in accordance with Delaware law. The initial Board of Directors of the Reorganized Debtor shall consist of 7 members, 3 of whom are to be approved by Holders of Allowed Class 3 Claims that vote to accept the Plan. On or before the Annex Filing Date, the Debtor shall File with the Bankruptcy Court a schedule setting forth the names of the Persons to be appointed to the Board of Directors of the Reorganized Debtor pursuant to this section.

2. Management

      On or before the Annex Filing Date, the Debtor will File an Annex disclosing such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganized Debtor; (2) the identity of any other insider who will be employed or retained by the Reorganized Debtor; and (3) the compensation for each such individual. As of the Effective Date, the Reorganized Debtor will reserve shares of New Common Stock representing approximately 10% of the New Common Stock to be outstanding immediately following the Effective Date (which 10% employee equity reserve shall include options outstanding as of the date of the Support Agreement that have an exercise price of $5 or less per share, but shall exclude options outstanding as of the date of the Support Agreement that have an exercise price of more than $5 per share). These shares of New Common Stock may be granted in the discretion of the board of directors to officers and employees as compensation and/or incentives in the form of restricted stock grants, options, and other equity securities (the “Stock Incentive Plan”), provided that the terms of any grants to the Reorganized Debtor’s “named executive officers” (as defined in Item 403(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) under, and the amendments to, the Stock Incentive Plan shall be reasonably acceptable to the Holders of a majority of Allowed Class 3 Claims.

E.     Authorization and Issuance of New Stock and New Notes

      On the Effective Date, the Reorganized Debtor will issue an aggregate of                      shares of New Common Stock and $160,000,000 in aggregate principal amount of New Notes. All shares of New Common Stock issued pursuant to the Plan will be, upon issuance, fully paid and non-assessable, and the Holders thereof will have no preemptive or other rights to subscribe for additional shares. The Confirmation Order shall provide that the issuance of New Common Stock and New Notes shall be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with section 1145 of the Bankruptcy Code. As of the Effective Date, the Old Common Stock shall remain outstanding and shall continue to be fully paid and non-assessable.

      The issuance and distribution of the New Common Stock and the New Notes by the Reorganized Debtor in accordance with the Plan is hereby authorized and directed without the need for any further corporate action or authorization under applicable law, regulation, rule, order or otherwise.

F.     Cancellation of Existing Securities and Indebtedness

      Except for the purposes of evidencing a right to distribution under the Plan and except as expressly provided in the Plan or the Confirmation Order, on the Effective Date, the Senior Subordinated Discount Notes, Senior Subordinated Discount Notes Indentures, Instruments and other documents evidencing the Claims classified in Class 3 hereof shall be deemed cancelled and of no further force and effect and any collateral security with respect to such Claims shall be deemed released. Without limiting the generality of the foregoing, on the Effective Date, each of the following shall be deemed cancelled and of no further force and effect:

1. Senior Subordinated Discount Notes;

2. Senior Subordinated Discount Notes Indenture; and

3. Prepetition Collateral Agreements.

provided, however, that the Senior Subordinated Discount Notes Indenture and each Instrument or other agreement that governs the rights of a Holder of a Claim and that is administered by the Senior Subordinated Discount Notes Indenture Trustee shall continue in effect for the purposes of allowing the Senior Subordinated Discount Notes Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the Plan, distributions on account of the Senior Subordinated Discount Notes shall not be reduced by the amount of the reasonable fees and out-of-pocket expenses incurred by the Indenture Trustee or any undisputed claim for payment by the Senior Subordinated Discount Notes Indenture Trustee (which includes the reasonable fees and out-of-pocket expenses of any professionals retained by the Senior Subordinated Discount Notes Indenture Trustee). In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Senior Subordinated Discount Notes Indenture Trustee shall be released and its sole claims shall be for its reasonable fees and out-of-pocket expenses.

G.     HSR Filings

      To the extent required, on or before the Confirmation Date, the Debtor shall file a notification and report form (the “HSR Filing”) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”). Pursuant to Bankruptcy Code section 363(b)(2)(B), the required waiting period shall end on the 15th day after receipt of the HSR Filing by the specified parties.

H.     Discharge of Debtor and Injunction

      The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature, whatsoever, including any interest accrued on such Claims from and after the Petition Date against the Debtor, the Debtor in Possession, or any of its assets. Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date: (i) the Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such Claim or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest is allowed pursuant to section 502 of the Bankruptcy

Code, or (c) the Holder of a Claim or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against the Reorganized Debtor, its successors or their assets any other or future Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

      Except as otherwise provided in the Plan or the Confirmation Order, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged under the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, its successors or their respective assets; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor, its successors, or their respective assets; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, its successors or their respective assets; (4) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Debtor, the Reorganized Debtor, its successors or their respective assets; and (5) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

I.     Limitation of Liability

      Except as otherwise provided in the Plan or the Confirmation Order, neither the Debtor, the Committee, any Support Signatory nor any of their respective officers, directors, members or employees (acting in such capacity), nor any attorney, accountant, financial advisor or other professional person employed by any of them shall have or incur any liability to any Person for any action taken or omitted to be taken in connection with or related to the Reorganization Case, the formulation, preparation, dissemination, solicitation, Confirmation or consummation of the Plan, the Support Agreement, or any other action taken or omitted to be taken in connection with the Plan or the Prepetition Restructuring Efforts; provided that the foregoing provisions of this section I shall have no effect on the liability of any Person that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

      As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a Claim or Interest that expressly indicates its agreement, in any ballot demonstrating its acceptance of the Plan, shall have agreed to forever release, waive, and discharge any right, claim, cause of action, defense, or counterclaim (other than to enforce the Plan and related instruments), regardless of whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Debtor In Possession, the Reorganization Case, the Plan or the Disclosure Statement, against any of the Debtor’s current and former directors, officers, members, employees, agents, and professionals of the Debtor (other than claims unrelated to the Debtor), the Holders of Credit Facility Claims (acting in such capacity), the Holders of the Senior Secured Claims (acting in such capacity) who voted in favor of the Plan, Committees, and the respective affiliates, and the current and former directors, officers, members, employees, agents, and professionals, of the foregoing (acting in such capacity), as of the Petition Date or thereafter.

J.     Survival of Indemnification and Corporation Contribution

      Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Petition Date, pursuant to the Corporate Documents, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtor shall not be discharged or impaired by Confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan.

K.     Effectuating Documents; Further Transactions

      The Debtor or the Reorganized Debtor (as the case may be) shall be authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtor or the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

L.     Exemption from Certain Transfer Taxes

      Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

M.     Objections to Claims and Interests

      Except as otherwise provided in this Plan and except for Claims and Interests Scheduled in a specific amount as being unliquidated, undisputed and not contingent, any Person wishing to assert, or dispute the Scheduled amount of, a Claim or Interest must file a proof of claim or proof of interest (as appropriate) with the Bankruptcy Court. Proofs of claims and proofs of interest (as appropriate) must be filed on or before the date which is ten (10) days before the date of the initially scheduled confirmation hearing. Should a proof of claim or proof of interest (as appropriate) be required to be filed in respect of a Claim or Interest, but is not filed by the applicable bar date, such Claim or Interest shall be forever barred and may not thereafter be asserted against the Debtor, the Reorganized Debtor, or their assets. If the Bankruptcy Court does not approve the proposed bar date, the Debtor reserves the right to seek approval to establish an alternative bar date, possibly after the date of the Confirmation Hearing, or to dispense with any bar date and resolve disputes as they arise in the ordinary course.

      Except as otherwise provided for Professional Fee Claims and Administrative Claims under Article III.A.1.B.2 hereof, and as otherwise ordered by the Bankruptcy Court, objections to Claims and Interests shall be Filed by the Debtor or Reorganized Debtor and served upon the Holder of such Claim or Interest, as applicable, on or before the later of (1) ninety (90) days after the Effective Date, and (2) sixty (60) days after a proof of claim or interest is Filed. Nothing in this section shall be construed to extend the applicable bar date or dates for the Filing of proofs of claims or interests, or requests for payment in these cases, or to make timely any proof of claim or interest, or request for payment Filed after the applicable bar date.

N.     Payment of Statutory Fees

      On or before the Effective Date, all fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid to the U.S. Trustee, in Cash.

O.     Support Agreement Fees

      Pursuant to the Support Agreement, on the Effective Date, the Reorganized Debtor shall reimburse each Support Signatory for reasonable out-of-pocket fees and expenses incurred prior to the Effective Date, including fees and disbursements of counsel.

ARTICLE VI

DISTRIBUTIONS

A.     Distribution Record Date

      As of the close of business on the Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtor, its respective agents, or the Senior Subordinated Discount Notes Indenture Trustee shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtor shall have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Distribution Record Date. The Debtor and the Senior Subordinated Discount Notes Indenture Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers and claims register as of the close of business on the Distribution Record Date, to the extent applicable.

B.     Satisfaction of Claims or Interests

      Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims or Allowed Interests shall be in complete settlement, satisfaction and discharge of such Allowed Claims or Allowed Interests.

C.     Waiver of Subordination

      The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the Holders of Claims and Interests shall not be subject to levy, garnishment, attachment, or other legal or equity process by any Holder of Claims or Interests purportedly senior to the Claims or Interests of the Holder of other Claims and Interests, by reason of contractual subordination rights. On the Effective Date, all Holders of Claims shall be deemed to have waived any and all contractual subordination rights they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.

D.     Disbursing Agent

      The Reorganized Debtor, or such other Person as the Reorganized Debtor may employ, shall act as the Disbursing Agent under the Plan and make all distributions required under the Plan. Unless otherwise required, the Disbursing Agent shall serve without bond. In the event the Reorganized Debtor serves as the Disbursing Agent, it shall do so without charging fees, but shall be entitled to be reimbursed for reasonable expenses. Any other Person serving as the Disbursing Agent shall be entitled to customary and reasonable fees and expenses for performing such services.

E.     Rights and Powers of Disbursing Agent

1. Powers of the Disbursing Agent

      The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred on or After the Effective Date

      Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

F.     Surrender of Instruments

      Unless otherwise provided herein, as a condition to receiving any distribution under the Plan, each Holder of a Claim or Interest represented by an Instrument, including Senior Subordinated Discount Notes and stock certificates, may be required to surrender such Instrument held by it to the Disbursing Agent or its designee accompanied by a letter of transmittal. Any Holder that fails to (i) surrender such Instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claim or Interest. Any distribution so forfeited shall become the sole and exclusive property of the Reorganized Debtor.

G.     Delivery of Distributions

      Unless otherwise provided herein, all distributions to any Holder of an Allowed Claim or Allowed Interest, shall be made at the address of such Holder as set forth on the Schedules Filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, unless the Debtor has been notified, in advance, in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such Holder that contains an address for such Holder different from the address reflected on such Schedules for such Holder. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of two years from the later of (i) the Effective Date and (ii) the date such Holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim or Interest of any other Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records (including any proofs of claim Filed against the Debtor).

H.     Distribution of New Common Stock and New Notes

      All distributions of New Common Stock and New Notes made under the Plan in respect to the Senior Subordinated Discount Notes will be made to the Senior Subordinated Discount Notes Indenture Trustee, which, in turn, will distribute such property pursuant to the Senior Subordinated Discount Notes Indenture. As a condition of receiving any distribution as provided herein, each Holder of the Senior Subordinated Discount Notes must surrender any Instruments or certificates representing or evidencing such Senior Subordinated Discount Notes held by each such Holder to the Senior Subordinated Discount Notes Indenture Trustee accompanied by a letter of transmittal in a form to be designated by the Debtor. The Senior Subordinated Discount Notes Indenture Trustee will cancel and destroy each such Instrument or certificate, and then promptly certify to the Reorganized Debtor the destruction of each such Instrument or certificate in accordance with the terms of the Senior Subordinated Discount Notes Indenture. Any Holder that fails to (a) surrender such Instrument or certificate, or (b) execute and deliver an affidavit of loss and/ or indemnity reasonably satisfactory to the respective Indenture Trustee before the first anniversary of the Effective Date will be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of the Reorganized Debtor.

      Following distribution by the Senior Subordinated Discount Notes Indenture Trustee of the New Common Stock and New Notes received in accordance with the Plan pursuant to the Senior Subordinated Discount Notes Indenture, and following the cancellation and certification of the destruction of the Instruments or certificates as provided above, the Senior Subordinated Discount Notes Indenture Trustee and its agents will be relieved of, and released from, all obligations associated with the Senior Subordinated Discount Notes arising under the Senior Subordinated Discount Notes Indenture or under other applicable agreements or law and the Indentures will be deemed to be discharged.

      On the Effective Date, or as soon thereafter as is practicable, the Debtor will pay, in Cash, the amounts incurred, pursuant to the Senior Subordinated Discount Notes Indenture, to the Senior Subordinated Discount Notes Indenture Trustee, together with its agents and attorneys, including reasonable fees and expenses and costs and expenses of collection, including, but not limited to, reasonable attorneys’ fees.

I.	Manner of Payment Under Plan of Reorganization

      Except as specifically provided herein, at the option of the Debtor or the Reorganized Debtor, as the case may be, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

J.     Fractional Shares

      No fractional shares of New Common Stock will be issued. For purposes of Plan distributions, fractional shares of New Common Stock shall be rounded down to the next whole number or zero, as applicable. Neither the Debtor, the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.

K.     Compromise of Controversies

      Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan of Reorganization, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

L.     Exemption from Securities Laws

      The issuance of the New Common Stock and New Notes pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

M.     General Unsecured Claims

      Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtor prior to the Distribution Record Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules are hereby amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

N.     Disputed Claims and Disputed Interests

1. No Distributions

      No payment or distribution will be made with respect to all or a portion of any Disputed Claim or Disputed Interest until such Claim or Interest is an Allowed Claim or Allowed Interest.

2. Disputed Reserve

      Notwithstanding any other provision of this Plan, the Disbursing Agent shall withhold from the property to be distributed under this Plan on account of any Disputed Claim or Disputed Interest and shall place in the Disputed Reserve the amount of Cash or New Common Stock or New Notes that would be distributed on account of the “face amount” of such Disputed Claims or Disputed Interests as of the Distribution Date. For purposes of this provision, the “face amount” of a Claim or Interest is the liquidated amount set forth on the proof of the claim or interest, or if no proof of the claim or interest has been Filed, the amount of the Claim or Interest Scheduled as not being disputed, contingent, or unliquidated. In the case of any Disputed Claim or Disputed Interest that is filed in an unliquidated or undetermined amount, the Bankruptcy Court shall, upon motion by the Reorganized Debtor, or such other party or parties as might have standing therefor, determine an amount sufficient to withhold and reserve with respect to such Claim or Interest and may estimate the likely maximum amount of the Claim or Interest in order to make such determination. Any Holder whose Claim or Interest is so estimated shall not have recourse to the Reorganized Debtor, any assets theretofore distributed on account of any Allowed Claim or Allowed Interest, any other Disputed Reserve, or any other Person or property if the finally allowed Claim or Interest of such Holder exceeds that maximum. Instead, such Holder shall have recourse only to undistributed assets in the Disputed Reserve that were allocated in such Disputed Reserve for the Claim of that Holder.

      To the extent practicable, the Disbursing Agent shall invest any Cash in the Disputed Reserve in any manner permitted by section 345 of the Bankruptcy Code or any order of the Bankruptcy Court that has established investment guidelines for funds of the Estate, or any further order of the Bankruptcy Court.

3. Distribution on Disputed Claims or Disputed Interests

      The property in the Disputed Reserve shall be distributed on account of the Disputed Claims or Disputed Interests as those claims become Allowed Claims or Allowed Interests by a Final Order. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Claims and Disputed Interests are resolved, the Disbursing Agent shall make a distribution to each Holder of a Disputed Claim or Disputed Interest whose claim became an Allowed Claim or Allowed Interest in the preceding sixty (60) days; provided that the Holder of a Disputed Claim or Disputed Interest whose Claim or Interest has been individually estimated and reserved as provided for in section N.2, above, shall have its distribution limited to the amount reserved in its specific Disputed Reserve for that Disputed Claim or Disputed Interest. As part of the distribution described in the preceding sentence, the Disbursing Agent shall deliver to the Reorganized Debtor all property that was held in the Disputed Reserve on account of the Disputed Claims or Disputed Interests that were resolved in the preceding sixty (60) days to the extent that the amounts reserved on account of such Claims or Interests exceed the eventually allowed amounts of such Claims or Interests.

      Any property in the Disputed Reserve remaining after the resolution of all disputes over the allowance of Claims or Interests in such Class, including the remaining net return yielded from the investment of any Cash in the Disputed Reserve, shall be returned to the Reorganized Debtor.

      Any and all retiree benefits, as that term is defined in 11 U.S.C. § 1114, shall continue to be paid after the Effective Date, at the level established pursuant to subsection (e)(1)(B) or (g) of 11 U.S.C. § 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

ARTICLE VII

MISCELLANEOUS PROVISIONS

A.     Retention of Jurisdiction

      Following Confirmation of the Plan, the Bankruptcy Court shall retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

1. To determine the allowability, amount, classification, or priority of Claims upon objection by the Debtor or the Reorganized Debtor, as the case may be;

2. To construe and to take any action to execute and enforce the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Case on or before the Effective Date;

3. To rule on any and all Professional Fee Claims for periods before the Effective Date;

4. To rule on any other request for payment of any Administrative Claim;

5. To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of the Plan;

6. To resolve all applications, adversary proceedings, contested matters, and other litigated matters instituted on or before the Effective Date;

7. To determine such other matters and to perform other functions as may be provided in the Confirmation Order;

8. To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

9. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person; and

10. To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code.

B.     Successors and Assigns

      The rights, benefits and obligations of any Person named or referred to in the Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such Person.

C.     Amendment, Modification and Severability

      1. The Plan may be amended or modified before the Effective Date by the Debtor to the extent provided by section 1127 of the Bankruptcy Code, and in accordance with the Support Agreement.

      2. The Debtor reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, as it is currently drafted, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code without the need to resolicit acceptances, the Debtor reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

D.     Revocation of the Plan

      The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan, including any settlement or compromise embodied in the Plan and any assumption or rejection of any executory contract or unexpired lease, will be null and void. In that event, nothing contained in the Plan or in any letter of transmittal or ballot shall be deemed to: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; or (2) prejudice in any manner the rights of the Debtor in any further proceedings.

E.     Dissolution of Committee

      On the Effective Date, the Committee shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Case, except with respect to any appeal of any Order.

F.     No Admissions

      Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any claim.

ARTICLE VIII

CONDITIONS TO THE EFFECTIVE DATE

A.     Conditions

      The Effective Date of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived:

1. The Confirmation Order is a Final Order;

2. Any waiting period applicable to the consummation of the Plan and occurrence of the effective date under the HSR Act shall have expired or be terminated; and

3. The Support Agreement conditions have been satisfied.

B.     Waiver of Conditions

      Only the Debtor may waive condition VIII.A.1. in its sole and absolute discretion, by filing a written waiver. Condition VIII.A.3. may be waived by the persons having such rights under, and in accordance with, the Support Agreement, by filing a written waiver.

C.     Failure to Satisfy Conditions

      The Effective Date must occur on or before the later of: (1)                     ,                     ; or (2) such other date as is agreed to by the Debtor and the Committee, and if it does not occur, the Confirmation Order shall automatically be vacated. If the Confirmation Order is automatically vacated, the Plan and the

Confirmation Order shall be deemed null and void, of no force or effect and shall not be used by any party for any purpose and nothing in the Plan or the Confirmation Order shall prejudice or constitute a waiver or release of any right, claim or remedy by or against the Debtor or any other party.

ARTICLE IX

CONFIRMATION REQUEST

      The Debtor requests Confirmation of the Plan under Bankruptcy Code section 1129. If any Impaired Class does not accept the Plan pursuant to Bankruptcy Code section 1126, the Debtor requests Confirmation pursuant to Bankruptcy Code section 1129(b). In that event, the Debtor reserves the right to modify the Plan to the extent (if any) that Confirmation of the Plan under Bankruptcy Code section 1129(b) requires modification.

      Respectfully submitted this                 day of                     , 2003.

AIRGATE PCS, INC.

By:

Name:

Title:

MCKENNA LONG & ALDRIDGE LLP

J. Michael Levengood
Georgia Bar No. 447934
David N. Stern
Georgia Bar No. 680301
303 Peachtree Street N.E., Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

-and-

WINSTON & STRAWN LLP

Robert F. Wall
35 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
(312) 558-5600

Counsel for AirGate PCS, Inc.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Officers and Directors

      In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the registrant’s Certificate of Incorporation provides as follows:

      The registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the registrant The registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The registrant’s Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by bringing suit against the registrant to recover any unpaid amount of a claim.

      The right to indemnification includes the right of the indemnitee to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

      The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation is not exclusive of any other right to which the indemnitee may have or hereinafter acquire. Moreover, the registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the registrant against any liability asserted against him or her in any such capacity, or arising out of such person’s status as such, whether or not the registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

      In addition to indemnification provided to the registrant’s officers and directors in the Certificate of Incorporation and under the laws of Delaware, the registrant has entered into indemnification agreements with certain officers and directors to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the registrant and its stockholders. The registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the registrant’s request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnitees are required to give notice in writing to the registrant of any claim for which indemnification may be sought under such agreement.

      The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney’s fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the registrant.

      Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee’s determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

      Under the indemnification agreement, an indemnitee is entitled to contribution from the registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the registrant will be in proportion, as appropriate, to reflect the relative benefits received by the registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of AirGate PCS, Inc.’s securities, the relative benefits received by the registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the registrant and the indemnified person. The relative fault of the registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

      Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the registrant securities, an indemnified person will not be required to contribute any amount in excess of the lesser of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

      In the event that the registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee’s approval, the registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number		Description

3.1		Restated Certificate of Incorporation of AirGate PCS, Inc. (“AirGate”), dated December 17, 2002 (incorporated by reference to Exhibit 3.1 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
3.2		Amended and Restated Bylaws of AirGate, dated December 17, 2002 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
4.1		Specimen of common stock certificate of AirGate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on June 15, 1999 (File Nos. 333-79189-02 and 333-79189-01)).
4.2		Form of Warrant Agreement for warrants issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/ A filed by AirGate with the SEC on September 23, 1999 (File Nos. 333-79189-02 and 333-79189-01)).
4.3		Form of Warrant issued in units offering (included in Exhibit 4.2).
4.4		Form of unit (included in Exhibit 4.2).
4.5		Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
4.6		Form of Indenture for senior subordinated discount notes (including form of pledge agreement) (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/ A filed by AirGate with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
4.7		Form of 13.5% senior subordinated discount note due 2009 (included in Exhibit 4.6).
4.8*		Form of Indenture for 9 3/8% senior subordinated secured notes due 2009.
4.9*		Form of 9 3/8% senior subordinated secured notes due 2009 (included in Exhibit 4.8).
4.10	*	Form of Intercreditor Agreement.
4.11	*	Form of Security Agreement.
5.1†		Opinion of Winston & Strawn LLP regarding the validity of the common stock and the 9 3/8% senior subordinated secured notes due 2009.
8.1†		Opinion of KPMG LLP regarding the federal income tax consequences of the exchange offer.
10.1		Support Agreement, dated as of September 24, 2003, by and among AirGate and each of the noteholders signatory thereto, which is attached to the prospectus and solicitation statement that forms a part of this registration statement as Annex A.
10.2		Form of Registration Rights Agreement, dated as of November 30, 2001, by and among AirGate and Blackstone/iPCS, L.L.C., Blackstone iPCS Capital Partners L.P., Blackstone Communications Partners I L.P. TCW/ Crescent Mezzanine Partners II, L.P., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust., L.P., TCW Leveraged Income Trust II, L.P., TWC Leveraged Income Trust IV, TCW Shared Opportunity Fund II, Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity Fund III, L.P., Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass Communications, Inc., Technology Group, LLC, Montrose Mutual PCS, Inc., Gridley Enterprises, Inc., Timothy M. Yager and Kelly M. Yager (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455)).
10.3		Sprint PCS Management Agreement and Addenda I-III thereto between SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

Exhibit
Number	Description

10.4	Assignment of Sprint PCS Management Agreement, Sprint Spectrum Services Agreement and Trademark and Service Mark Agreement from AirGate Wireless, L.L.C. to AirGate Wireless, Inc. dated November 20, 1998 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.5	Addendum IV to Sprint PCS Management Agreement dated August 26, 1999 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.6	Addendum V to Sprint PCS Management Agreement dated May 12, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P. and AirGate (incorporated by reference to Exhibit 10.1.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.7	Addendum VI to Sprint PCS Management Agreement dated December 8, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.4 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.8	Schedule of Definitions to Sprint PCS Management Agreement by and among SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.33 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
10.9	Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.10	Sprint Spectrum Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.11	Sprint Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.12	Sales Agency Agreement made as of May 1, 2001 between Sprint Communications Company L.P. and AirGate (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
10.13	Consent and Agreement (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.14	Master Site Agreement dated August 6, 1998 between AirGate and BellSouth Carolinas PCS, L.P. and BellSouth Personal Communications, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.15	Notice to AirGate of an assignment of sublease dated September 20, 1999 between BellSouth Cellular Corp. and Crown Castle South Inc., given pursuant to Section 16(b) of the Master Site Agreement (incorporated by reference to Exhibit 10.5.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).

Exhibit
Number	Description

10.16	Master Tower Space Reservation and License Agreement dated February 19, 1999 between AGW Leasing Company, Inc. and American Tower, L.P. (incorporated by reference to Exhibit 10.5.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.17	Master Antenna Site Lease No. J50 dated July 20, 1999 between Pinnacle Towers Inc. and AGW Leasing Company (incorporated by reference to Exhibit 10.5.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.18	Commercial Real Estate Lease dated August 7, 1998 between AirGate and Perry Company of Columbia, Inc. to lease a warehouse facility (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.19	Lease Agreement dated August 25, 1999 between Robert W. Bruce, Camperdown Company, Inc. and AGW Leasing Company, Inc. to lease office/warehouse space in Greenville, South Carolina (incorporated by reference to Exhibit 10.7.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.20	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.21	Credit Agreement with Lucent, including form of pledge agreement and form of intercreditor agreement (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.22	Employment Agreement dated April 9, 1999 by and between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.23	First Amendment to Employment Agreement dated December 20, 1999 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455)).
10.24	Retention Bonus Agreement dated May 4, 2000 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455)).
10.25	Employment Agreement dated as of September 27, 1999 by and between AirGate and David C. Roberts (incorporated by reference to Exhibit 10.22 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.26	Employment Agreement dated as of August 30, 2000 by and between AirGate and Barbara L. Blackford (incorporated by reference to Exhibit 10.23 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.27	Separation Agreement and Release dated October 31, 2002, by and between AirGate and Alan Catherall (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
10.28	Offer Letter, effective October 24, 2002, by and between AirGate and William H. Seippel (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).

Exhibit
Number	Description

10.29	AirGate PCS, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on April 10, 2000 (SEC File No. 333-34416)).
10.30	Form of AirGate PCS, Inc. Option Agreement (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.31	AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.11.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.32	AirGate PCS, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11.3 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.33	2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on March 29, 2002 (SEC File No. 333-85250).
10.34	AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan dated January 22, 2003 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455)).
10.35	Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate and iPCS, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455)).
10.36	Services Agreement dated as of January 1, 2002 by and among AirGate, AirGate Service Company, Inc., iPCS, Inc. and iPCS Wireless, Inc. (incorporated by reference to Exhibit 10.34 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
10.37	First Amendment to Services Agreement dated February 21, 2003 by and among AirGate Service Company, Inc., AirGate, iPCS Wireless, Inc. and iPCS, Inc (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455)).
10.38	Technology License Agreement dated as of January 1, 2002 by and among AirGate, AGW Leasing Company, Inc., AirGate Service Company, Inc., AirGate Network Services, Inc., iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
12.1†	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of AirGate PCS, Inc (incorporated by reference to Exhibit 21 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
23.1†	Consent of Winston & Strawn LLP (included in exhibit 5.1).
23.2	Consent of KPMG LLP
24.1†	Powers of Attorney.
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of AirGate’s 9 3/8% senior subordinated secured notes due 2009.
99.1†	Form of Letter of Transmittal and Consent

Exhibit
Number	Description

99.2†	Form of Notice of Guaranteed Delivery
99.3†	Form of Instructions to Holders
99.4†	Form of Ballot
99.5†	Form of Master Ballot
99.6†	Consent of Broadview International, LLC (included in Annex B to the prospectus and solicitation statement that forms a part of this registration statement).

*	To be filed by amendment.

†	Previously filed.

      (b) Financial Statement Schedules

      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.     Undertakings

      The registrant hereby undertakes:

      1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      4. The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November, 2003.

AIRGATE PCS, INC.

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ THOMAS M. DOUGHERTY* Thomas M. Dougherty		President, Chief Executive Officer and Director (principal executive officer)	November 5, 2003

/s/ ROBERT A. FERCHAT* Robert A. Ferchat		Chairman and Director	November 5, 2003

/s/ WILLIAM H. SEIPPEL William H. Seippel		Vice President and Chief Financial Officer (principal financial and accounting officer)	November 5, 2003

/s/ STEPHEN R. STETZ* Stephen R. Stetz		Director	November 5, 2003

*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November, 2003.

AGW LEASING COMPANY, INC.

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty

President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS M. DOUGHERTY Thomas M. Dougherty	President, Chief Executive Officer and Director (principal executive officer)	November 5, 2003

/s/ WILLIAM H. SEIPPEL William H. Seippel	Vice President and Chief Financial Officer (principal financial and accounting officer)	November 5, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November, 2003.

AIRGATE NETWORK SERVICES, LLC

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty

President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS M. DOUGHERTY Thomas M. Dougherty	President, Chief Executive Officer and Director (principal executive officer)	November 5, 2003

/s/ WILLIAM H. SEIPPEL William H. Seippel	Vice President and Chief Financial Officer (principal financial and accounting officer)	November 5, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November, 2003.

AIRGATE SERVICE COMPANY, INC.

By:	/s/ THOMAS M. DOUGHERTY

Thomas M. Dougherty

President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS M. DOUGHERTY Thomas M. Dougherty	President, Chief Executive Officer and Director (principal executive officer)	November 5, 2003

/s/ WILLIAM H. SEIPPEL William H. Seippel	Vice President and Chief Financial Officer (principal financial and accounting officer)	November 5, 2003

INDEX TO EXHIBITS

Exhibit
Number		Description

3.1		Restated Certificate of Incorporation of AirGate PCS, Inc. (“AirGate”), dated December 17, 2002 (incorporated by reference to Exhibit 3.1 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
3.2		Amended and Restated Bylaws of AirGate, dated December 17, 2002 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
4.1		Specimen of common stock certificate of AirGate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on June 15, 1999 (File Nos. 333-79189-02 and 333-79189-01)).
4.2		Form of Warrant Agreement for warrants issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/ A filed by AirGate with the SEC on September 23, 1999 (File Nos. 333-79189-02 and 333-79189-01)).
4.3		Form of Warrant issued in units offering (included in Exhibit 4.2).
4.4		Form of unit (included in Exhibit 4.2).
4.5		Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
4.6		Form of Indenture for senior subordinated discount notes (including form of pledge agreement) (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/ A filed by AirGate with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
4.7		Form of 13.5% senior subordinated discount note due 2009 (included in Exhibit 4.6).
4.8*		Form of Indenture for 9 3/8% senior subordinated secured notes due 2009.
4.9*		Form of 9 3/8% senior subordinated secured notes due 2009 (included in Exhibit 4.8).
4.10	*	Form of Intercreditor Agreement.
4.11	*	Form of Security Agreement.
5.1†		Opinion of Winston & Strawn LLP regarding the validity of the common stock and the 9 3/8% senior subordinated secured notes due 2009.
8.1†		Opinion of KPMG LLP regarding the federal income tax consequences of the exchange offer.
10.1		Support Agreement, dated as of September 24, 2003, by and among AirGate and each of the noteholders signatory thereto, which is attached to the prospectus and solicitation statement that forms a part of this registration statement as Annex A.
10.2		Form of Registration Rights Agreement, dated as of November 30, 2001, by and among AirGate and Blackstone/iPCS, L.L.C., Blackstone iPCS Capital Partners L.P., Blackstone Communications Partners I L.P. TCW/ Crescent Mezzanine Partners II, L.P., TCW/ Crescent Mezzanine Trust II, TCW Leveraged Income Trust., L.P., TCW Leveraged Income Trust II, L.P., TWC Leveraged Income Trust IV, TCW Shared Opportunity Fund II, Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity Fund III, L.P., Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass Communications, Inc., Technology Group, LLC, Montrose Mutual PCS, Inc., Gridley Enterprises, Inc., Timothy M. Yager and Kelly M. Yager (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455)).
10.3		Sprint PCS Management Agreement and Addenda I-III thereto between SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

Exhibit
Number	Description

10.4	Assignment of Sprint PCS Management Agreement, Sprint Spectrum Services Agreement and Trademark and Service Mark Agreement from AirGate Wireless, L.L.C. to AirGate Wireless, Inc. dated November 20, 1998 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.5	Addendum IV to Sprint PCS Management Agreement dated August 26, 1999 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.6	Addendum V to Sprint PCS Management Agreement dated May 12, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P. and AirGate (incorporated by reference to Exhibit 10.1.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.7	Addendum VI to Sprint PCS Management Agreement dated December 8, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.4 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.8	Schedule of Definitions to Sprint PCS Management Agreement by and among SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.33 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
10.9	Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.10	Sprint Spectrum Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.11	Sprint Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.12	Sales Agency Agreement made as of May 1, 2001 between Sprint Communications Company L.P. and AirGate (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
10.13	Consent and Agreement (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.14	Master Site Agreement dated August 6, 1998 between AirGate and BellSouth Carolinas PCS, L.P. and BellSouth Personal Communications, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.15	Notice to AirGate of an assignment of sublease dated September 20, 1999 between BellSouth Cellular Corp. and Crown Castle South Inc., given pursuant to Section 16(b) of the Master Site Agreement (incorporated by reference to Exhibit 10.5.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).

Exhibit
Number	Description

10.16	Master Tower Space Reservation and License Agreement dated February 19, 1999 between AGW Leasing Company, Inc. and American Tower, L.P. (incorporated by reference to Exhibit 10.5.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.17	Master Antenna Site Lease No. J50 dated July 20, 1999 between Pinnacle Towers Inc. and AGW Leasing Company (incorporated by reference to Exhibit 10.5.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.18	Commercial Real Estate Lease dated August 7, 1998 between AirGate and Perry Company of Columbia, Inc. to lease a warehouse facility (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.19	Lease Agreement dated August 25, 1999 between Robert W. Bruce, Camperdown Company, Inc. and AGW Leasing Company, Inc. to lease office/warehouse space in Greenville, South Carolina (incorporated by reference to Exhibit 10.7.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455)).
10.20	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.21	Credit Agreement with Lucent, including form of pledge agreement and form of intercreditor agreement (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.22	Employment Agreement dated April 9, 1999 by and between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
10.23	First Amendment to Employment Agreement dated December 20, 1999 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455)).
10.24	Retention Bonus Agreement dated May 4, 2000 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455)).
10.25	Employment Agreement dated as of September 27, 1999 by and between AirGate and David C. Roberts (incorporated by reference to Exhibit 10.22 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.26	Employment Agreement dated as of August 30, 2000 by and between AirGate and Barbara L. Blackford (incorporated by reference to Exhibit 10.23 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.27	Separation Agreement and Release dated October 31, 2002, by and between AirGate and Alan Catherall (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
10.28	Offer Letter, effective October 24, 2002, by and between AirGate and William H. Seippel (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).

Exhibit
Number	Description

10.29	AirGate PCS, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on April 10, 2000 (SEC File No. 333-34416)).
10.30	Form of AirGate PCS, Inc. Option Agreement (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455)).
10.31	AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.11.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.32	AirGate PCS, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11.3 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455)).
10.33	2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on March 29, 2002 (SEC File No. 333-85250).
10.34	AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan dated January 22, 2003 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455)).
10.35	Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate and iPCS, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455)).
10.36	Services Agreement dated as of January 1, 2002 by and among AirGate, AirGate Service Company, Inc., iPCS, Inc. and iPCS Wireless, Inc. (incorporated by reference to Exhibit 10.34 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
10.37	First Amendment to Services Agreement dated February 21, 2003 by and among AirGate Service Company, Inc., AirGate, iPCS Wireless, Inc. and iPCS, Inc (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455)).
10.38	Technology License Agreement dated as of January 1, 2002 by and among AirGate, AGW Leasing Company, Inc., AirGate Service Company, Inc., AirGate Network Services, Inc., iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455)).
12.1†	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of AirGate PCS, Inc (incorporated by reference to Exhibit 21 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455)).
23.1†	Consent of Winston & Strawn LLP (included in exhibit 5.1).
23.2	Consent of KPMG LLP
24.1†	Powers of Attorney.
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of AirGate’s 9 3/8% senior subordinated secured notes due 2001.
99.1†	Form of Letter of Transmittal and Consent

Exhibit
Number	Description

99.2†	Form of Notice of Guaranteed Delivery
99.3†	Form of Instructions to Holders
99.4†	Form of Ballot
99.5†	Form of Master Ballot
99.6†	Consent of Broadview International, LLC (included in Annex B to the prospectus and solicitation statement that forms a part of this registration statement)

*	To be filed by amendment.

†	Previously filed.